Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ALTIMAR ACQUISITION CORPORATION,

OWL ROCK CAPITAL GROUP LLC,

OWL ROCK CAPITAL FEEDER LLC,

OWL ROCK CAPITAL PARTNERS LP,

and

NEUBERGER BERMAN GROUP LLC

DATED AS OF DECEMBER 23, 2020

i

v

EXHIBITS

Exhibit A – Buyer Certificate of Incorporation

Exhibit B – Buyer Bylaws

Exhibit C – Tax Receivable Agreement

Exhibit D – Investor Rights Agreement

Exhibit E – Blue Owl GP LLCA

Exhibit F – Forfeiture and Support Agreement

Exhibit G – Amended & Restated LPA of Blue Owl Holdings

Exhibit H – Amended & Restated LPA of Blue Owl Carry

Exhibit I – Omnibus Incentive Equity Plan

Exhibit J – Exchange Agreement

Exhibit K – Opal Group Blocker Merger Agreement

Exhibit L – Opal Group Surviving LLC Agreement

Exhibit M – Opal Carry Surviving LP Agreement

Annex A – Executed Employment Agreements

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (as may be further amended, restated or amended and restated from time to time, this “Agreement”) is made and entered into as of December 23, 2020, by and among (i) Altimar Acquisition Corporation, a Cayman Islands exempted company (the “Buyer”), (ii) Owl Rock Capital Group LLC, a Delaware limited liability company (“Opal Group”), (iii) Owl Rock Capital Feeder LLC, a Delaware limited liability company (“Opal Feeder”), (iv) Owl Rock Capital Partners LP, a Delaware limited partnership (“Opal Partners”), and (v) Neuberger Berman Group LLC, a Delaware limited liability company (“Nephrite”). The Buyer, Opal Group, Opal Feeder, Opal Partners and Nephrite are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

(A)

WHEREAS, the Buyer is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

(B)

WHEREAS, in connection with the Closing, Nephrite and Opal Group will effect reorganization transactions, following which, at the Closing, each of Nephrite and Opal Group will contribute (including, in the case of the Opal Business, through merger) the Diamond Business (which after giving effect to such reorganization transactions will be held by the Diamond Transferred Companies) and the Opal Business (which after giving effect to such reorganization transactions will be held by the Opal Transferred Companies), respectively, to one or more newly formed subsidiaries of the Buyer;

(C)

WHEREAS, the transaction as among the Buyer, Nephrite, Opal Group, Blue Owl Capital GP LLC, a to-be-formed Delaware limited liability company as a wholly owned subsidiary of the Buyer (“Blue Owl GP”), Blue Owl Capital Holdings LP, a Delaware limited partnership and to-be-formed subsidiary of the Buyer whose general partner will be Blue Owl GP (“Blue Owl Holdings”), Blue Owl Capital Carry LP, a Delaware limited partnership and to-be-formed subsidiary of the Buyer whose general partner will be Blue Owl GP (“Blue Owl Carry”), will be structured as an umbrella partnership C corporation transaction and each Seller (with respect to the Opal Family, including each Electing Opal Seller and Non-Electing Opal Seller) will also be entitled to the benefits of the Tax Receivable Agreement;

(D)

WHEREAS, in connection with the Closing, 100,000,000 Seller Earnout Securities in the aggregate will be issued to the Sellers, subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets as further set forth in this Agreement;

(E)

WHEREAS, immediately prior to the Closing and subject to the conditions set forth in this Agreement, the Buyer shall domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), and the Companies Law (2020 Revision) of the Cayman Islands (“Cayman Law”), and in connection with the Domestication, the Buyer will (i) amend and restate the Buyer

Amended and Restated Memorandum and Articles of Association by adopting the Certificate of Incorporation of the Buyer substantially in the form attached to this Agreement as Exhibit A (the “Buyer Certificate of Incorporation”) and (ii) adopt the Bylaws of the Buyer substantially in the form attached to this Agreement as Exhibit B (the “Buyer Bylaws”);

(F)

WHEREAS, as a result of the Domestication, each share of Existing Buyer Class A Common Stock outstanding at the effective time of the Domestication will become a share of Buyer Class A Common Stock, and each share of Existing Buyer Class B Common Stock outstanding at the effective time of the Domestication will become a share of Buyer Class F Common Stock;

(G)

WHEREAS, pursuant to the terms and conditions of the Buyer Certificate of Incorporation, in connection with the Closing, all then outstanding shares of Buyer Class F Common Stock will be converted into shares of Buyer Class A Common Stock on a one-for-one basis subject to certain anti-dilution adjustments if additional shares of Buyer Class A Common Stock or any other Equity-linked Securities (as defined in the Buyer Certificate of Incorporation) are issued or deemed issued in excess of the amounts offered in Buyer’s initial public offering and related to the closing of a Business Combination (as defined in the Buyer Certificate of Incorporation), which anti-dilution adjustments (the “Anti-Dilution Adjustments”) may be waived by the holders of a majority of the outstanding shares of Buyer Class F Common Stock, consenting as a separate class;

(H)

WHEREAS, the Anti-Dilution Adjustments applicable to the Buyer Class F Common Stock mirror the anti-dilution adjustments applicable to the Existing Buyer Class B Common Stock set forth in the Buyer Amended and Restated Memorandum and Articles of Association;

(I)

WHEREAS, the Sponsor is the holder of a majority of the outstanding shares of Existing Buyer Class B Common Stock and as a result of the Domestication will be holder of a majority of the outstanding shares of Buyer Class F Common Stock;

(J)

WHEREAS, the Sponsor has agreed (a) at and conditioned upon the Closing, (x) as holder of a majority of the outstanding shares of Existing Buyer Class B Common Stock (and as prospective holder of a majority of the shares of Buyer Class F Common Stock effective upon the Domestication), to irrevocably waive all of the Anti-Dilution Adjustments in connection with the transactions contemplated by the this Agreement, and (y) to forfeit a portion of the shares of Buyer Class A Common Stock that would otherwise be received upon automatic conversion of its shares of Buyer Class F Common Stock as a result of the consummation of the transactions contemplated by this Agreement, and (b) to vote all Existing Buyer Class A Common Stock and Existing Buyer Class B Common Stock held by it in favor of the transactions contemplated by this Agreement and not redeem any Existing Buyer Class A Common Stock held by it, as more fully set forth in, and subject to the terms and conditions of, the Forfeiture and Support Agreement, in the form attached to this Agreement as Exhibit F (the “Forfeiture and Support Agreement”);

(K)

WHEREAS, in connection with the Domestication and adoption of the Buyer Certificate of Incorporation and the Buyer Bylaws, the Buyer will change its name (the “Name Change”) from “Altimar Acquisition Corporation” to “Blue Owl Capital Inc.” (“PubCo”);

(L)

WHEREAS, the Buyer Class A Common Stock, the Buyer Class B Common Stock, the Buyer Class E Common Stock and the Buyer Class F Common Stock will carry such economic and voting rights as set forth in the Buyer Certificate of Incorporation and the Buyer Bylaws, and the Buyer Class C Common Stock and the Buyer Class D Common Stock will carry only de minimis economic rights and such voting rights as set forth in the Buyer Certificate of Incorporation and the Buyer Bylaws;

(M)

WHEREAS, simultaneously with the Closing, the Buyer, Blue Owl Holdings, Blue Owl Carry, Blue Owl GP, Diamond Sellers, Opal Feeder, each Electing Opal Seller, each Non-Electing Opal Seller and holders of Equity Securities in Opal Group Blockers that are subject to an Opal Group Blocker Merger hereunder will enter into a Tax Receivable Agreement in the form attached to this Agreement as Exhibit C (the “Tax Receivable Agreement”);

(N)

WHEREAS, simultaneously with the Closing, the Buyer, Nephrite, Opal Feeder, each Electing Opal Seller and the other parties thereto will enter into an Investor Rights Agreement in the form attached to this Agreement as Exhibit D (the “Investor Rights Agreement”);

(O)

WHEREAS, simultaneously with the Closing, (i) the Buyer, in its capacity as sole member of Blue Owl GP, will enter into the amended and restated limited liability company agreement of Blue Owl GP, in the form attached to this Agreement as Exhibit E (the “A&R Blue Owl GP LLC Agreement”), and (ii) Blue Owl GP, in its capacity as the general partner of Blue Owl Holdings and Blue Owl Carry, Nephrite, Opal Feeder, each Electing Opal Seller and the other parties thereto will enter into (x) the Amended and Restated Limited Partnership Agreement of Blue Owl Holdings in the form attached to this Agreement as Exhibit G (the “A&R Blue Owl Holdings LP Agreement”) and (y) the Amended and Restated Limited Partnership Agreement of Blue Owl Carry in the form attached to this Agreement as Exhibit H (the “A&R Blue Owl Carry LP Agreement”);

(P)

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Nephrite and the Buyer to enter into this Agreement, the Key Professionals have entered into employment agreements with the Buyer with respect to the provision of services after and, subject in all respects to consummation of, the Closing (the “Executed Employment Agreements”);

(Q)

WHEREAS, on or prior to the date of this Agreement, the Buyer, Nephrite and Opal Group have obtained commitments from certain Equity Financing Sources for a private placement of shares of the Buyer Class A Common Stock in accordance with the terms of one or more Subscription Agreements, such private placements to be consummated prior to or upon the consummation of the transactions contemplated by this Agreement; and

(R)

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements, the Buyer shall provide an opportunity to the Buyer Stockholders to exercise their rights to participate in the Buyer Share Redemption, on the terms and subject to the conditions and limitations set forth in this Agreement and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the Buyer Stockholders for the transactions contemplated by this Agreement and by the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth below.

“40 Act Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is (i) registered or required to be registered with the SEC as an investment company under the Investment Company Act or (ii) a business development company regulated as such under the Investment Company Act, and (b) for which the applicable Party or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor or sub-advisor, or in a similar capacity.

“A&R Blue Owl Carry LP Agreement” has the meaning set forth in the Recitals.

“A&R Blue Owl GP LLC Agreement” has the meaning set forth in the Recitals.

“A&R Blue Owl Holdings LP Agreement” has the meaning set forth in the Recitals.

“A&R Blue Owl Operating Agreements” means the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement.

“Accounting Firm” has the meaning set forth in Section 2.16(b).

“Additional Buyer Filings” has the meaning set forth in Section 10.12(g).

“Affected Party” has the meaning set forth in Section 12.3(c).

“Affiliate” means, with respect to any Person, any other Person which is Controlling, Controlled by, or under common Control with (directly or indirectly through any Person) the Person referred to, and, if the Person referred to is a natural person, a Family Member of such Person. Notwithstanding the foregoing, (x) none of the Diamond Funds or any accounts, funds, vehicles or other client advised or sub-advised by the Nephrite Group (or any portfolio company or other investment of any of the foregoing) shall be an Affiliate of any member of the Nephrite Group for purposes of this Agreement and (y) none of the Opal Funds or any accounts, funds, vehicles or other client advised or sub-advised by the Opal Family (or any portfolio company or other investment of any of the foregoing) shall be an Affiliate of any member of the Opal Family for purposes of this Agreement.

“Allocation” has the meaning set forth in Section 12.6.

“Alternative Target” has the meaning set forth in Section 10.21(b).

“Ancillary Agreements” means the A&R Blue Owl Operating Agreements, the A&R Blue Owl GP LLC Agreement, the Tax Receivable Agreement, the Investor Rights Agreement, the Subscription Agreements, the Executed Employment Agreements, the Exchange Agreement, the Forfeiture and Support Agreement, the Escrow Agreement, each Opal Group Blocker Merger Agreement, the Opal Group Surviving LLC Agreement, the Opal Carry Surviving LP Agreement, and each other agreement, instrument and certificate required by this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Anti-Dilution Adjustments” has the meaning set forth in the Recitals.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986 and any other applicable Law related to money laundering of any jurisdictions in which the applicable Person conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 10.11(c).

“Applicable Organization Law” means, as applicable, Cayman Law together with the DGCL.

“Applicable Representative” means (a) with respect to Tax Returns, Tax Proceedings, or other Tax matters of the Diamond Business and the Diamond Transferred Companies or with respect to any Taxes or Tax matters which are the subject of Indemnification under Section 14.3, Nephrite, and (b) with respect to Tax Returns, Tax Proceedings, or other Tax matters of the Opal Business and the Opal Transferred Companies or with respect to any Taxes or Tax matters which are the subject of Indemnification under Section 14.4, Opal Partners.

“Applicable Tax Proceeding” has the meaning set forth in Section 12.3.

“Applicable Vote Only Shares” means (a) in respect of each Opal Group Class A Unit held by a holder making a Valid Opal Group Partnership Election, a number of the Buyer Class C Shares equal to the number of Blue Owl Holdings Common Units issued in respect of such Opal Group Class A Unit and (b) in respect of any Opal Group Sponsor B Units held by a holder making a Valid Opal Group Partnership Election, (i) a number of the Buyer Class C Shares equal to 40% multiplied by the number of Blue Owl Holdings Common Units issued to the holder of such Opal Group Sponsor B Units plus (ii) a number of the Buyer Class D Shares equal to 60% multiplied by the number of Blue Owl Holdings Common Units issued to the holder of such Opal Group Sponsor B Units; provided that if, as a result of the issuances in accordance with clause (b) of this definition, less than a majority of voting power of all shares of stock of the Buyer are owned by the holder of Opal Group Sponsor B Units, the number of Buyer Class D Shares shall be increased, and the number of Buyer Class C Shares shall be decreased, on a one-for-one basis so as to cause a majority of the voting power of all shares of stock of the Buyer to be held by the holder of Opal Group Sponsor B Units (with it being acknowledged that such Buyer Class D Shares convert to Buyer Class C Shares as provided in the Buyer Certificate of Incorporation).

“Audited Diamond Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Audited Opal Financial Statements” has the meaning set forth in Section 5.4(a)(i).

“Automatic Transfer Employee” means each Diamond Business Employee who will, as a result of this Agreement, become employed by the Buyer or one of its Subsidiaries by operation of the Transfer Regulations.

“Available Cash Shared Shortfall Amount” means (a) if the Available Unearmarked Cash Shortfall Amount is less than or equal to the Balance Sheet Shortfall Responsibility, $0.00, or (b) if the Available Unearmarked Cash Shortfall Amount is greater than the Balance Sheet Shortfall Responsibility, the result of (i) the Available Unearmarked Cash Shortfall Amount minus (ii) the Balance Sheet Shortfall Responsibility.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, minus (b) the Buyer Share Redemption Amount, plus (c) the aggregate net proceeds received by the Buyer from the PIPE Financing to the extent consummated at, or prior to, the Closing.

“Available Unearmarked Cash Shortfall Amount” means the greater of (a) $0.00 and (b) the result equal to (i) $1,775,000,000 minus (ii) the amount of Available Closing Date Cash, minus (iii) the Buyer Share Redemption Amount.

“Balance Sheet Shortfall Responsibility” means the result (whether positive or negative) equal to (a) $50,000,000 minus (b) the Transaction Expenses Overage (if any).

“BDC Board” means the board of directors of the BDCs.

“BDC Core” means Owl Rock Core Income Corp., a Maryland corporation.

“BDC Documents” means the forms, statements, reports and documents required to be filed by any BDC with, or required to be furnished by any BDC to, the SEC or any other Governmental Entity pursuant to the Investment Company Act, the Securities Act, the Securities Exchange Act or other applicable Laws (including any exhibits or amendments thereto).

“BDC I” means Owl Rock Capital Corporation, a Maryland corporation.

“BDC II” means Owl Rock Capital Corporation II, a Maryland corporation.

“BDC III” means Owl Rock Capital Corporation III, a Maryland corporation.

“BDC Tech” means Owl Rock Technology Finance Corp., a Maryland corporation.

“BDCs” means BDC I, BDC II, BDC III, BDC Tech, BDC Core and their respective Subsidiaries.

“Blue Owl Carry” has the meaning set forth in the Recitals.

“Blue Owl Carry Common Units” means Common Units (including Seller Earnout Units) of Blue Owl Carry, having the rights and preferences set forth in the A&R Blue Owl Carry LP Agreement.

“Blue Owl Carry GP Units” means GP Units of Blue Owl Carry, having the rights and preferences set forth in the A&R Blue Owl Carry LP Agreement.

“Blue Owl Carry Percentage” means a percentage agreed by Nephrite and Opal Partners in good faith prior to Closing, which percentage is intended to represent the percentage of the fair market value of the equity of the Blue Owl Companies represented by the equity of Blue Owl Carry (provided that such percentage shall in any event be less than 0.10%, unless agreed by the Buyer, Nephrite, and Opal Partners).

“Blue Owl Carry Series E-1 Seller Earnout Units” means Blue Owl Carry Common Units designated as “Series E-1 Seller Earnout Units” in accordance with the A&R Blue Owl Carry LP Agreement.

“Blue Owl Carry Series E-2 Seller Earnout Units” means Blue Owl Carry Common Units designated as “Series E-2 Seller Earnout Units” in accordance with the A&R Blue Owl Carry LP Agreement.

“Blue Owl Companies” means Blue Owl Holdings, Blue Owl Carry and their respective Subsidiaries (including, from and after the Closing, the Transferred Companies).

“Blue Owl Flow-Thru Company” means any of Blue Owl Holdings, Blue Owl Carry and their Subsidiaries (including any Diamond Transferred Companies or Opal Transferred Companies that will be Subsidiaries of Blue Owl Holdings or Blue Owl Carry as a result of the transactions contemplated by this Agreement) and that is treated for applicable Income Tax purposes as a partnership, disregarded entity, or other “flow-through entity” and whose results directly or indirectly are reflected on the Tax Returns of, or otherwise affect the Income Tax Liability of, the Nephrite Group (or its direct or indirect owners) or the Opal Family (or its direct or indirect owners).

“Blue Owl GP” has the meaning set forth in the Recitals.

“Blue Owl GP Unit” means one Blue Owl Holdings GP Unit and one Blue Owl Carry GP Unit, collectively.

“Blue Owl Holdings” has the meaning set forth in the Recitals.

“Blue Owl Holdings Common Units” means Common Units (including Seller Earnout Units) of Blue Owl Holdings, having the rights and preferences set forth in the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Holdings GP Units” means GP Units of Blue Owl Holdings, having the rights and preferences set forth in the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Holdings Percentage” means 100% minus the Blue Owl Carry Percentage.

“Blue Owl Holdings Series E-1 Seller Earnout Units” means Blue Owl Holdings Common Units designated as “Series E-1 Seller Earnout Units” in accordance with the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Holdings Series E-2 Seller Earnout Units” means Blue Owl Holdings Common Units designated as “Series E-2 Seller Earnout Units” in accordance with the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Unit” means one Blue Owl Holdings Common Unit and one Blue Owl Carry Common Unit, collectively.

“Business Combination” has the meaning ascribed to such term in the Buyer Amended and Restated Memorandum and Articles of Association.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Business Services Platform” means the Diamond Business group that provides strategic services to current and future Partner Managers and other portfolio investments.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of the Buyer, effective as of October 22, 2020, as in effect on the date of this Agreement.

“Buyer Balance Sheet” has the meaning set forth in Section 7.11(c).

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Board Recommendation” has the meaning set forth in Section 7.1.

“Buyer Bylaws” has the meaning set forth in the Recitals.

“Buyer Capital Stock” means (a) prior to the Closing, the Existing Buyer Class A Common Stock and the Existing Buyer Class B Common Stock and (b) following the Closing, the Buyer Class A Common Stock, the Buyer Class B Common Stock, the Buyer Class C Common Stock, the Buyer Class D Common Stock, the Buyer Class E Common Stock, and the Buyer Class F Common Stock.

“Buyer Certificate of Incorporation” has the meaning set forth in the Recitals.

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class A Shares” means shares of the Buyer Class A Common Stock.

“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B Shares” means shares of the Buyer Class B Common Stock.

“Buyer Class C Common Stock” means the Class C common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class C Shares” means shares of the Buyer Class C Common Stock.

“Buyer Class D Common Stock” means the Class D common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class D Shares” means shares of the Buyer Class D Common Stock.

“Buyer Class E Common Stock” means the Class E common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation, including the Series E-1 Common Stock of the Buyer (the “Buyer Series E-1 Common Stock”) and the Series E-2 Common Stock of the Buyer (the “Buyer Series E-2 Common Stock”).

“Buyer Class E Shares” means shares of the Buyer Class E Common Stock, including shares of the Buyer Series E-1 Common Stock (“Buyer Series E-1 Shares”) and shares of the Buyer Series E-2 Common Stock (“Buyer Series E-2 Shares”).

“Buyer Class F Common Stock” means the Class F common stock of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or a material amount of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer and a third party, other than the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, “Buyer Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than the Buyer) that is the Sponsor or an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve the Buyer or any assets (including, for this purpose, the Trust Account and the PIPE Financing) or Equity Securities or debt securities of the Buyer or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated by this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 7.1 (Organization; Authorization; Enforceability), Section 7.2 (Capitalization), Section 7.3 (Brokerage), Section 7.4 (Trust Account), Section 7.11(d) (Certain Subsidiaries) and Section 7.12 (Acquisition Intent).

“Buyer Governing Documents” means, at any time prior to the Closing, the Buyer Amended and Restated Memorandum and Articles of Association, and, at any time following the Closing, the Buyer Certificate of Incorporation and the Buyer Bylaws, as in effect at such time.

“Buyer Indemnified Parties” has the meaning set forth in Section 14.3.

“Buyer Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that has had or would be reasonably expected to have a material and adverse effect upon the ability of the Buyer to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case excluding the consummation of any Buyer Share Redemptions, which shall not be deemed to constitute a Buyer Material Adverse Effect; provided that none of the following shall constitute a “Buyer Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which Buyer operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Buyer conducts business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) actions taken or omitted at the written request of Nephrite and Opal or with the prior written consent of Nephrite and Opal or any action expressly required by this Agreement; or (i) any failure of the Buyer to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Buyer’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Buyer, taken as a whole, relative to other businesses in the industries in which the Buyer operates or participates.

“Buyer Name” has the meaning set forth in Section 11.3.

“Buyer Parties” has the meaning set forth in Section 15.2(a).

“Buyer Prepared Returns” has the meaning set forth in Section 12.1(a).

“Buyer Record Date” has the meaning set forth in Section 10.12(c).

“Buyer Restricted Personnel” means all (a) Opal Group Employees as of the Closing and (b) former Diamond Business Employees, in each case, who commence or continue employment with the Buyer or any of its Subsidiaries upon the Closing of the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer Restricted Personnel does not include any employees hired after the Closing.

“Buyer SEC Documents” has the meaning set forth in Section 7.5(a).

“Buyer SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by the Buyer with the SEC, including the Registration Statement, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Share Redemption” means the valid election of an eligible holder of Existing Buyer Class A Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Existing Buyer Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement), by tendering such holder’s Existing Buyer Class A Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Buyer Stockholder Meeting.

“Buyer Share Redemption Amount” means the aggregate amount in cash necessary to effect any Buyer Share Redemptions.

“Buyer Stockholder Meeting” means a special meeting of the Buyer Stockholders to vote on the Buyer Stockholder Voting Matters.

“Buyer Stockholder Voting Matters” means, collectively, (i) the adoption and approval of this Agreement and the business combination contemplated hereby (which will constitute approval of a Business Combination (as defined in the Buyer Amended and Restated Memorandum and Articles of Association and the Buyer Certificate of Incorporation)) (the “Business Combination Proposal”), (ii) approval of the Domestication (the “Domestication Proposal”); (iii) approval of the proposals required to adopt the Buyer Certificate of Incorporation (including each change to the Buyer Certificate of Incorporation that is required to be separately approved) and the Buyer Bylaws (the “Organizational Documents Proposals”), (iv) to the extent required by the NYSE listing rules, approval of the issuance of the Buyer Class A Common Stock required to consummate the PIPE Financing (the “Stock Issuance Proposal”), (v) to the extent required by NYSE listing rules, approval of the issuance of shares of Buyer Capital Stock to the Sellers pursuant to the terms of this Agreement (the “Merger Issuance Proposal”), (vi) the approval and adoption of the LTIP (the “Equity Incentive Plan Proposal”), (vii) adjournment of the Buyer Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (viii) approval of any other proposals reasonably agreed by Buyer and the Sellers to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Business Combination Proposal, the Domestication Proposal, Organizational Documents Proposals, the Stock Issuance Proposal, the Merger Issuance Proposal and the Equity Incentive Plan Proposal, the “Proposals”).

“Buyer Stockholders” means the holders of the Buyer Capital Stock as of any time of determination.

“Buyer’s Disclosure Letter” means the Disclosure Letter delivered by the Buyer concurrently with the execution and delivery of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Cayman Law” has the meaning set forth in the Recitals.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Claim Notice” has the meaning set forth in Section 14.5(a).

“Clayton Act” means the Clayton Act of 1914.

“Client” means a Diamond Fund or an Opal Fund, as applicable.

“Client Contract” means (a) with respect to the Diamond Business, an investment advisory agreement entered into by the Diamond RIA Subsidiary with a Client for the purpose of providing Investment Advisory Services to such Client (solely to the extent entered into on behalf of or otherwise related to services of the Diamond Business) and (b) with respect to the Opal Business, an investment advisory agreement entered into by an Opal RIA Subsidiary with a Client for the purpose of providing Investment Advisory Services to such Client.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Form 8-K” has the meaning set forth in Section 10.12(h).

“Closing Press Release” has the meaning set forth in Section 10.12(h).

“Code” means the Internal Revenue Code of 1986.

“Competing Buyer” has the meaning set forth in Section 10.21(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, the Diamond Business or the Opal Business, which upon consummation thereof, would (x) result in the Diamond Business or the Opal Business, directly or indirectly, becoming a public company or (y) impede, materially interfere with or prevent the transactions contemplated by this Agreement, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Owned Intellectual Property) or business of the Diamond Business or the Opal Business, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate would not reasonably be expected to impede, interfere with, prevent, or would reasonably be expected to materially delay the transactions contemplated by this Agreement) or (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Diamond Transferred Company or Opal Transferred Company (excluding any such sale between or among either the Nephrite Group or the Opal Family, as applicable, solely to the extent the purpose of such sale is not to frustrate the consummation of the transactions contemplated by this Agreement) (except, in each case, as contemplated by this Agreement), in all cases of clauses (a) through (c), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer. Notwithstanding anything in this Agreement to the contrary, any transaction, arrangement, Contract or understanding not involving the Diamond Business or the Opal Business, directly or indirectly, shall not be a “Competing Transaction” for purposes of this Agreement.

“Confidentiality Agreements” means, collectively, (i) the Non-Disclosure Agreement, dated as of September 29, 2020, by and between Nephrite and Opal Group, (ii) the Non-Disclosure Agreement, dated as of November 16, 2020, between Nephrite and the Buyer and (iii) the Non-Disclosure Agreement, dated as of November 16, 2020, between Opal Group and the Buyer.

“Consent” means any consent, approval or authorization required in connection with the execution, delivery or performance of this Agreement or any other Ancillary Agreement, or the consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement.

“Contract” means any written or oral contract, agreement, license or Lease, commitment, or other instrument, arrangement or understanding of any kind to which a Person or any of its assets or properties is bound, in each case, which is legally binding.

“Control,” “Controlled” or “Controlling” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (other than an individual), whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, subject to the second sentence of the definition of Affiliate, a general partner or managing member of a Person shall always be considered to Control such Person.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guideline or recommendation by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott laws or regulations administered, enacted or enforced by any Governmental Entity, including: (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable laws, regulations, or programs.

“D&O Provisions” has the meaning set forth in Section 10.14(a).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to the Processing of personally identifiable information or personal data, including, as applicable, the California Consumer Privacy Act, the New York Department of Financial Services Cybersecurity Regulation (23 NYCRR 500), Regulation P (12 CFR Part 1016 – Privacy of Consumer Financial Information) and the General Data Protection Regulation 2016/679 and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Data Room” has the meaning set forth in Section 15.6.

“Delaware Courts” has the meaning set forth in Section 15.9.

“DGCL” has the meaning set forth in the Recitals.

“Diamond 401(k) Plan” has the meaning set forth in Section 10.15(f).

“Diamond Acquired Business Records” means all books, records, ledgers, financial statements, electronic mail archives, Client information (including in respect of investors in any Client) and files and other information (whether in written or electronic form) to the extent relating exclusively to the Diamond Assets and the Diamond Funds, including the employment file and other records that relate to each Diamond Principal and each Diamond Business Employee and documents supporting or otherwise related to the Diamond Track Record and its calculation.

“Diamond Affiliate Arrangement” has the meaning set forth in Section 3.10(a)(i).

“Diamond Affiliate Employee Benefit Plan” means each Diamond Employee Benefit Plan that is not sponsored or maintained by a Diamond Transferred Company.

“Diamond Assets” means each of the assets, properties, rights and interests of the Nephrite Group, whether tangible or intangible, real, personal or mixed, to the extent primarily used or held for use in connection with the ownership and operation of the Diamond Business, which shall include, for the avoidance of doubt, the following, in each case, solely to the extent primarily used or held for use in connection with the ownership and operation of the Diamond Business or reflected as an asset (other than a current asset and assets disposed of in the Ordinary Course of Business since the date of the Diamond Financial Statements) on the Diamond Financial Statements (but in all cases, other than an Excluded Diamond Asset):

(a) each Client Contract with any Diamond Funds or otherwise with respect to the Diamond Business, as well as any other Contract providing for the payment of fees in respect of the Diamond Business (for the avoidance of doubt, the Client Contracts with respect to the Diamond Finance Fund shall include the right to receive Promote Distributions with respect to such Diamond Finance Fund);

(b) each Diamond Material Contract;

(c) the Diamond Track Record;

(d) the Diamond Acquired Business Records (excluding, subject to Section 11.1(d), the Diamond Related Business Records);

(e) the Diamond Transferred Companies (for the avoidance of doubt, Diamond Assets shall not include any Diamond Seller);

(f) all Intellectual Property Rights of the Nephrite Group primarily or exclusively used or held for use by the Diamond Business, including the Diamond Marks;

(g) rights to all management fees and other fees earned by the Diamond Business (including in respect of all lines of the Diamond Business, whether in respect of successor flagship Diamond Funds or other investment products of the Diamond Business);

(h) the Business Services Platform;

(i) other than in respect of the Existing Diamond Flagship Funds, rights to 15% of the Promote Distributions generated by each Diamond Fund;

(j) all claims, judgments or causes of action to the extent related to any of the Diamond Assets; and

(k) all counterclaims, set-offs, recoupment rights or defenses with respect to the Diamond Liabilities.

“Diamond Business” means (a) the entirety of the business currently known as the Dyal Capital Partners division of Nephrite, which includes the business and operations related to sponsoring, offering and management of the Diamond Funds and any successor fund thereof, (b) the Diamond Transferred Companies and their respective business, operations and services and (c) the Business Services Platform. For the avoidance of doubt, the Diamond Business excludes (w) the Diamond Funds, in and of themselves, (x) any Subsidiary of the Diamond Funds, (y) the Excluded Diamond Assets and (z) any Specified Equity issued in connection with the Diamond Business.

“Diamond Business Employee” means each employee of the Nephrite Group or its Affiliates listed on Section 3.15(a) of the Diamond Disclosure Letter, as will be updated by Nephrite and delivered to Opal Partners at least 20 days prior to the Closing Date, to (subject to the other terms and conditions of this Agreement) (a) remove any employee listed on Section 3.15(a) of the Diamond Disclosure Letter as of the date of this Agreement whose employment with the Nephrite Group has terminated following the date of this Agreement but prior to the date of such delivery and (b) add any employee who (i) is the replacement of an employee contemplated by the preceding clause (a) whose employment commenced after the date of this Agreement, (ii) is the functional equivalent of an employee set forth listed on Section 3.15(a) of the Diamond Disclosure Letter as of the date of this Agreement whose employment commenced after the date of this Agreement or (iii) whose employment commenced after the date of this Agreement and who primarily devotes their business time to the Diamond Business.

“Diamond Business Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2 (Capitalization and Related Matters), and Section 3.14 (Brokerage).

“Diamond Capital Holdings” means Dyal Capital Holdings LLC.

“Diamond Cash Consideration” means the result equal to (a) $1,100,000,000 minus (b) the Buyer Share Redemption Amount minus (c) 50% of the Available Cash Shared Shortfall Amount minus (d) the absolute value of the Diamond Closing Deficit (if any).

“Diamond Closing Adjustment Amount” means the result, whether positive or negative, equal to (a) the Diamond Estimated Closing Net Working Capital minus (b) the Diamond Estimated Indebtedness Amount. A positive Diamond Closing Adjustment Amount is a “Diamond Closing Excess,” and a negative Diamond Closing Adjustment Amount is a “Diamond Closing Deficit.”

“Diamond Closing Estimate Statement” has the meaning set forth in Section 2.5(d).

“Diamond Closing Net Working Capital” means the Diamond Net Working Capital as of immediately following the Diamond Reorganization.

“Diamond Disclosure Letter” means the Disclosure Letter delivered by Nephrite concurrently with the execution and delivery of this Agreement.

“Diamond Earnout Consideration” means $550,000,000.

“Diamond Employee Benefit Plan” means each Employee Benefit Plan (a) that is maintained, sponsored or contributed to (or required to be contributed to) by any Diamond Transferred Company or (b) under or with respect to which the Nephrite Group (solely to the extent related to the Diamond Business) has any Liability in respect of any current or former Diamond Business Employee or consultant of the Diamond Business, in such capacity.

“Diamond Estimated Closing Net Working Capital” means the estimated Diamond Closing Net Working Capital as set forth in the Diamond Closing Estimate Statement.

“Diamond Estimated Indebtedness Amount” means the estimated Diamond Indebtedness Amount as set forth in the Diamond Closing Estimate Statement.

“Diamond Final Adjustment Amount” means the result, whether positive or negative, equal to (a) the Diamond Closing Net Working Capital minus (b) the Diamond Indebtedness Amount plus (c) the absolute value of the Diamond Closing Deficit (if any). A positive Diamond Final Adjustment Amount is a “Diamond Final Excess,” and a negative Diamond Final Adjustment Amount is a “Diamond Final Deficit.”

“Diamond Finance Fund” means the following entities taken as a whole: Dyal Finance Investors (US) LP; DFF (US Unlevered) Holdings LP; DFF (US Levered) Holdings LP; Dyal Finance Investors (US Unlevered) LP; Dyal Finance Investors (US Levered) LP; Dyal Finance Investors (US Unlevered CA) LP; and Dyal Finance Investors (US Levered CA) LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Financial Statements” has the meaning set forth in Section 3.4(a).

“Diamond Fund Documentation” means, with respect to each Diamond Fund, all organizing documents, including its memorandum and articles of incorporation, limited partnership agreement or other constitutional documents and form of subscription documents (including investor side letters), in each case, that as of the date of this Agreement, are in effect and material to such Diamond Fund.

“Diamond Fund I” means the following entities taken as a whole: Diamond Capital Partners (A) LP; Diamond Capital Partners (B) LP; Diamond Investment Partners LP; Diamond US Investors LP; Diamond NJ Investors LP; Diamond Offshore Investors LP; and Diamond Offshore Investors II LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Fund II” means the following entities taken as a whole: Diamond Capital Partners II (A) LP; Diamond Capital Partners II (B) LP; Diamond II Investment Partners LP; Diamond II US Investors LP; Diamond II NJ Investors LP; Diamond II Offshore Investors LP; and Diamond II Pension Investors LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Fund III” means the following entities taken as a whole: Diamond Capital Partners III (A) LP; Diamond Capital Partners III (B) LP; Diamond III US Investors LP; Diamond III Offshore Investors LP; and Diamond III Pension Investors LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Fund IV” means the following entities taken as a whole: Dyal Capital Partners IV (A) LP; Dyal Capital Partners IV (B) LP; Dyal IV US Investors LP; Dyal IV Offshore Investors LP; Dyal IV Pension Investors LP; Dyal IV Cayman Aggregator LP; Dyal Cayman Offshore IV LP; and Dyal U.S. IV LLC, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Fund V” means the following entities taken as a whole: Diamond Capital Partners V (A) LP; Diamond Capital Partners V (B) LP; Diamond V Offshore Investors LP; Diamond V Pension Investors LP; and Diamond V US Investors LP, in each case, together with any alternative investment vehicles, master or feeder funds and blockers formed by the Diamond Business in connection therewith.

“Diamond Funds” means those entities listed on Section 1.1(a) of the Diamond Disclosure Letter.

“Diamond Indebtedness” means the aggregate principal amount of any indebtedness for borrowed money of the Diamond Transferred Companies, and guarantees by the Diamond Transferred Companies of any indebtedness for borrowed money of any other Person other than the Diamond Transferred Companies, excluding any Intercompany Indebtedness.

“Diamond Indebtedness Amount” means, without duplication of any amounts included in the Diamond Closing Net Working Capital, the amount of Diamond Indebtedness as of immediately following the Diamond Reorganization.

“Diamond Insurance Plans” has the meaning set forth in Section 3.24.

“Diamond Liability” means all Liabilities to the extent relating to or arising from the Diamond Business or any Diamond Assets (but excluding any Excluded Diamond Assets), including all Liabilities relating to the conduct or ownership of the Diamond Business or any Diamond Assets prior to, on or following the Closing and regardless of whether such Liability existed or arises prior to, on or following the Closing, other than Retained Diamond Liabilities, Income Taxes and Nephrite Indemnified Taxes.

“Diamond Marks” means (a) Dyal, Dyal Capital Partners and Dyal Homecourt Partners, (b) any other Trademarks owned by the Nephrite Group and used primarily or exclusively in the Diamond Business as set forth on Section 3.11(a) of the Diamond Disclosure Letter, and (c) any name, mark or design incorporating, referencing, combining, or confusingly similar to, any of the foregoing terms or designs.

“Diamond Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that would reasonably be expected to (x) be materially adverse to the business, assets, properties, financial condition or results of operation of the Diamond Business, taken as a whole, or (y) prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement; provided that none of the following shall constitute a “Diamond Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Diamond Business operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Diamond Business conduct business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) actions taken or omitted at the written request of Opal Group and the Buyer, with the prior written consent of Opal Group and the Buyer or any action expressly required by this Agreement or any action omitted as a result of requesting a consent required under this Agreement from Opal Group and the Buyer if Opal Group or the Buyer denies such consent; or (i) any failure of the Diamond Business to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Diamond Business’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f) above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Diamond Business, taken as a whole, relative to other businesses in the industries in which the Diamond Business operates or participates.

“Diamond Material Contracts” has the meaning set forth in Section 3.10(a).

“Diamond Net Working Capital” means the difference (which may be positive or negative) between (a) the sum of cash and current receivables (including for payments on behalf of or due from Diamond Funds) of Diamond Transferred Companies on a consolidated basis minus (b) current operating expenses of Diamond Transferred Companies reasonably expected to arise in the period after the Closing, and accrued anticipated bonuses and other expenses of Diamond Transferred Companies (including for this purpose all such liabilities in respect of Transferred Employees) in respect of the periods ending on or prior to the Closing (including the portion of any period that includes the Closing Date), in each case calculated consistent with the Unaudited Diamond Financial Statements and in a manner consistent with the sample working capital statement attached hereto as Section 1.1(f) of the Opal Disclosure Letter.

“Diamond Pre-Closing Income Taxes” means (a) all Income Taxes (or the non-payment thereof) of any Diamond Transferred Company or with respect to the Diamond Business for any Pre-Closing Tax Period, (b) all Income Taxes of any member (other than a Diamond Transferred Company) of an affiliated, consolidated, combined or unitary group of which any Diamond Transferred Company (or any predecessor of any Diamond Transferred Company) is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (c) all Income Taxes of any Person (other than a Diamond Transferred Company) imposed on any Diamond Transferred Company as a transferee or successor, by Contract (other than Ordinary Course Tax Sharing Agreements), or pursuant to any Law, which Income Taxes relate to an event or transaction occurring before the Closing.

“Diamond Principals” means Michael Rees, Sean Ward and Andrew Laurino.

“Diamond Privacy and Security Policies” has the meaning set forth in Section 3.12(a).

“Diamond Prohibited Affiliate Transactions” means any Diamond Affiliate Arrangement, other than (a) any Permitted Affiliate Transaction and (b) the transactions contemplated by this Agreement or the Ancillary Agreements.

“Diamond Related Business Records” means all books, records, ledgers, financial statements, electronic mail archives, Client information (including in respect of investors in any Client) and files and other information (whether in written or electronic form) that do not exclusively relate to the Diamond Assets and the Diamond Funds, in each case to the extent relating to the Diamond Assets and the Diamond Funds

“Diamond Reorganization” has the meaning set forth in Section 2.1(a).

“Diamond RIA Subsidiary” means NB Alternatives Advisers LLC, a Delaware limited liability company, NB Dyal Advisors LLC and NB Dyal Advisors IV LLC, as applicable.

“Diamond Seller Cash Allocation Percentage” means the percentage for each of the Diamond Sellers identified by Nephrite in writing as its respective “Diamond Seller Cash Allocation Percentage” at least two Business Days prior to the Closing Date; provided, that the aggregate Diamond Seller Cash Allocation Percentage for all Diamond Sellers shall not exceed 100%. Notwithstanding the foregoing, the Diamond Seller Cash Allocation Percentage shall be 0% for the Diamond Principals and for Diamond SLP.

“Diamond Seller Equity Allocation Percentage” means the percentage for each of the Diamond Sellers identified by Nephrite in writing as its respective “Diamond Seller Equity Allocation Percentage” at least two Business Days prior to the Closing Date; provided, that the aggregate Diamond Seller Equity Allocation Percentage for all Diamond Sellers shall not exceed 100%.

“Diamond Sellers” means Nephrite and one or more subsidiaries of Nephrite, including the entities named on Section 1.1(b) of the Diamond Disclosure Letter (including, for the avoidance of doubt, Diamond SLP).

“Diamond SLP” means Dyal Capital SLP LP.

“Diamond Total Pre-Earnout Consideration” means $6,682,500,000.

“Diamond Track Record” means the investment history and performance record of the Diamond Business and any subcomponent thereof, along with all relevant supporting materials.

“Diamond Transferred Company” means Diamond Capital Holdings, NB Dyal GP Holdings LLC, Dyal UK Limited, each of their respective successors and each of their direct and indirect Subsidiaries. For the avoidance of doubt, no Diamond Fund nor any of their respective Subsidiaries shall be considered a Diamond Transferred Company.

“Disclosure Letters” means Buyer’s Disclosure Letter, Diamond Disclosure Letter and Opal Disclosure Letter.

“Disqualification Event” has the meaning set forth in Section 3.17(e).

“Domestication” has the meaning set forth in the Recitals.

“DPA” means the Defense Production Act of 1950.

“Earnout Termination Date” has the meaning set forth in Section 2.17(a).

“Electing Opal Units” means Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units, as applicable, (a) which are owned by any Opal Group Blocker that has made a Valid Opal Group Blocker Election or (b) with respect to which the holder thereof has made a Valid Opal Group Partnership Election. Notwithstanding the foregoing, no Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units shall be Electing Opal Units for purposes of Section 2.3(b) to the extent the holder thereof (or any holder of any Opal Group Blocker that is the holder thereof) is in material breach at the Closing of any representation, warranty, covenant or agreement set forth in the Opal Group Holder Election Form or any document or agreement executed in connection with the making of a Valid Opal Group Blocker Election or Valid Opal Group Partnership Election (including covenants and agreements to be performed at the Closing).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract.

“Environmental Laws” means all Laws concerning public or worker health and safety with respect to exposure to Hazardous Substances, pollution, or protection of the environment.

“Equity Financing Sources” means Persons that have entered into Subscription Agreements to purchase for cash the Buyer Class A Common Stock from the Buyer pursuant to a PIPE Financing on or prior to the date of this Agreement.

“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests, or other equity interests (including classes, groups, or series thereof having such relative rights, powers, or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers, or duties different from, senior to or more favorable than existing classes, groups, and series of units, stock, and other equity interests and including any so-called “profits interests”), or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity, or similar rights to participate in profits or revenues, (b) warrants, options, or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition, and (c) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means a nationally-recognized escrow agent reasonably agreed upon by the Buyer, Opal Group and Nephrite prior to the Closing Date.

“Escrow Agreement” means an escrow agreement, in form to be reasonably agreed upon by the Buyer, Opal Feeder, Nephrite and the Escrow Agent prior to the Closing Date.

“Escrow Amount” means $10,000,000.

“Escrow Fund” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining interest or other amounts actually earned thereon (if any).

“Exchange” has the meaning given to such term in the Exchange Agreement.

“Exchange Agreement” means the Exchange Agreement in the form attached to this Agreement as Exhibit J.

“Excluded Diamond Assets” means the assets set forth on Section 1.1(c) of the Diamond Disclosure Letter.

“Executed Employment Agreement” has the meaning set forth in the Recitals.

“Existing Buyer Class A Common Stock” means the Class A ordinary shares of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Amended and Restated Memorandum and Articles of Association.

“Existing Buyer Class B Common Stock” means the Class B ordinary shares of the Buyer, par value $0.0001 per share, authorized pursuant to the Buyer Amended and Restated Memorandum and Articles of Association.

“Existing Buyer Preferred Shares” has the meaning set forth in Section 7.2(a).

“Existing Buyer Public Securities” means the Existing Buyer Public Units, the Existing Buyer Class B Common Stock and the Existing Buyer Public Warrants.

“Existing Buyer Public Units” means the units issued in the Buyer’s initial public offering (including overallotment units acquired by the Buyer’s underwriter) consisting of one share of Existing Buyer Class A Common Stock and one-third of one Existing Buyer Public Warrant.

“Existing Buyer Public Warrant” means one whole warrant that was included as part of the Existing Buyer Public Units, entitling the holder thereof to purchase one share of the Existing Buyer Class A Common Stock at an exercise price of $11.50.

“Existing Diamond Flagship Funds” means Diamond Fund I, Diamond Fund II, Diamond Fund III, Diamond Fund IV and Diamond Fund V.

“Existing Opal Carry LP Agreement” means the Amended and Restated Agreement of Limited Partnership of Opal Carry, dated as of September 3, 2020.

“Existing Opal Feeder LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Opal Feeder, dated as of September 30, 2019.

“Existing Opal Group LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Opal Group, dated as of September 3, 2020.

“Existing Opal Opportunistic Carry LPA” means the Amended and Restated Agreement of Limited Partnership of Opal Opportunistic Carry, dated as of July 28, 2020.

“Extended Outside Date” has the meaning set forth in Section 13.1(c).

“Fall-Away Rights” has the meaning set forth in Section 10.31.

“Family Members” means, with respect to any natural person, (a) (i) the spouse and lineal descendants (whether natural or adopted) of such person, (ii) any spouse of any of the individuals described in clause (i), and (iii) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (ii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (ii); provided that, with respect to any representation or warranty related to a Family Member, clause (b) shall be limited to the Knowledge of Nephrite or Opal (as applicable).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FIC Assets” means the Opal Group FIC Assets and Opal Feeder FIC Assets, collectively.

“FIC Subsidiaries” means Opal Feeder FIC, Opal Group FIC Holdings and their respective Subsidiaries.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Final Allocation” has the meaning set forth in Section 12.6.

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to such dispute, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Final Tax Basis Balance Sheet” has the meaning set forth in Section 12.6.

“Financing Indemnified Persons” has the meaning set forth in Section 10.17(b).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Foreign Person” means a “foreign person” as such term is defined in Section 721 of the DPA.

“Forfeiture and Support Agreement” has the meaning set forth in the Recitals.

“Form BD” has the meaning set forth in Section 5.23(c).

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made, and (c) such Party had the specific intent to deceive another Party and induce such other Party to enter into this Agreement or consummate the transactions contemplated by this Agreement, as applicable. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (y) only the Party to this Agreement who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.

“Future Diamond Funds” means, excluding Diamond Fund V and Diamond Finance Fund, any investment fund, limited partnership, limited liability company, corporation or other similar collective investment vehicle, separately managed account, fund of one, co-investment vehicle, acquisition vehicle (including special purposes acquisition vehicles) or similar contractual arrangement commencing investment activities after the date hereof, in each case that is managed by the Diamond Business.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; (c) in the case of a limited partnership, its certificate of limited partnership (or analogous document) and limited partnership agreement; or (d) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or arbitral panel (in each case public or private), or other body or administrative, regulatory, Self-Regulatory Organization or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“GP Minority Equity Investments Strategy” means the investment strategy of the Existing Diamond Flagship Funds of acquiring minority stakes of Equity Securities in investment management businesses or fund sponsors.

“Hazardous Substance” means any waste, substance, or material defined or regulated as “hazardous,” “toxic,” a “pollutant,” or a “contaminant,” or with words of similar meaning and regulatory effect, under, or for which liability may be imposed pursuant to, Environmental Laws.

“HK Diamond Business Employees” has the meaning set forth on Section 1.1(d) of the Diamond Disclosure Letter.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inactive Employee” has the meaning given to such term in Section 10.15(d).

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, the net income or gross receipts of the person on whom such Tax is imposed (or its direct or indirect owners), or (b) imposed on, or with reference to, multiple bases including the net income or gross receipts of the person on whom such Tax imposed (or its direct or indirect owners). For the avoidance of doubt, “Income Taxes” includes net-basis U.S. federal, state, local, and non-U.S. income taxes (including the New York City Unincorporated Business Tax) and net or gross-basis withholding tax imposed on any partnership or other pass-through entity in respect of allocations or distributions to its direct or indirect owners (including under Code Sections 1441, 1442, 1445, 1446 or any similar provision of state, local or non-U.S. law) but does not include payroll, employment, withholding to lessors, employees or other service providers, sales, use, commercial rent, value added, property or similar Taxes.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, in each case excluding any Intercompany Indebtedness.

“Indemnified Party” has the meaning set forth in Section 14.5(a).

“Indemnifying Party” has the meaning set forth in Section 14.5(a).

“Intellectual Property Rights” means all intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered, including the following: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights, and industrial property rights), patent and industrial design applications and registrations, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (b) trademarks, service marks, trade dress, logos, slogans, trade names, business names, Internet domain names, social media identifiers, and all other indicia of origin, all applications and registrations in connection therewith, and all goodwill associated with any of the foregoing (“Trademarks”); (c) copyrights, mask works and designs, database rights, and moral rights, and all applications, registrations, and renewals in connection therewith; (d) trade secrets and know-how, processes, procedures, confidential business information and other proprietary information and rights; (e) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures, and biographical information of real persons; and (f) rights in Software.

“Intended Tax Treatment” has the meaning set forth in Section 12.5.

“Intercompany Indebtedness” means (a) in the case of the Diamond Transferred Companies, any Liabilities solely between or among Diamond Transferred Companies and (b) in the case of the Opal Transferred Companies, any Liabilities solely between or among Opal Transferred Companies.

“Investment Adviser” has the meaning set forth in Section 5.26(c).

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, or any other services that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing ancillary services and activities related or incidental thereto.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“Key Professionals” means, collectively, Marc Lipschultz, Doug Ostrover and Michael Rees.

“Knowledge” (a) as used in the phrase “to the Knowledge of Nephrite” or phrases of similar import means the actual knowledge of any of the individuals listed in Section 1.1(e) of the Diamond Disclosure Letter, (b) as used in the phrase “to the Knowledge of Opal Group,” “to the Knowledge of Opal Feeder,” or “to the Knowledge of Opal Partners” or phrases of similar import, in each case, means the actual knowledge of any of the individuals listed in Section 1.1(e) of the Opal Disclosure Letter, and (c) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the individuals listed in Section 1.1(e) of the Buyer’s Disclosure Letter.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a)(ii).

“Latest Diamond Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Latest Opal Balance Sheet” has the meaning set forth in Section 5.4(a)(ii).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, Orders and regulations of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Nephrite Group (solely to the extent related to the Diamond Business) or the Opal Family (solely to the extent related to the Opal Business) (as applicable).

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral) pursuant to which the Nephrite Group (solely to the extent related to the Diamond Business) or the Opal Family (solely to the extent related to the Opal Business) holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon and any transfer restrictions including rights of first refusal, rights of first offer and preemptive rights.

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, fines, penalties and costs and expenses (including expenses of investigation and reasonable and documented out-of-pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party).

“LTIP” has the meaning set forth in Section 10.7.

“Material Leases” means all Leases for each Leased Real Property which provides for a current monthly base rent allocable to the Diamond Business or Opal Business, as applicable, in the case of shared leased real property of more than $150,000.

“Merger Sub 1” means a Delaware limited liability company that is to be formed as a wholly owned subsidiary of Blue Owl Holdings and held prior to Closing exclusively for the purposes of consummating the transactions contemplated by this Agreement.

“Merger Sub 2” means a Delaware limited liability company that is to be formed as a wholly owned subsidiary of Blue Owl Carry and held prior to Closing exclusively for the purposes of consummating the transactions contemplated by this Agreement.

“Misplaced Diamond Assets” has the meaning set forth in Section 10.23(a).

“Misplaced Opal Assets” has the meaning set forth in Section 10.23(b).

“Name Change” has the meaning set forth in the Recitals.

“Nephrite” has the meaning set forth in the Preamble.

“Nephrite Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability); Section 4.2 (Capitalization); Section 4.5 (Brokerage) and Section 4.6 (Investment Intent).

“Nephrite Group” means Nephrite and its Subsidiaries. Notwithstanding the foregoing, none of the Diamond Funds or any accounts, funds, vehicles or other client advised or sub-advised by the Nephrite Group (or any portfolio company or other investment thereof) shall be a member of the Nephrite Group for purposes of this Agreement. For the avoidance of doubt, following the Closing, the Diamond Transferred Companies shall cease to be part of the Nephrite Group.

“Nephrite Indemnified Parties” has the meaning set forth in Section 14.1.

“Nephrite Indemnified Persons” has the meaning set forth in Section 10.17(b).

“Nephrite Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) arising out of or resulting from the Diamond Reorganization, (b) all Taxes (or the non-payment thereof) of any member of the Nephrite Group with respect to the conduct of any business of the Nephrite Group other than the Diamond Business or the ownership of assets of the Nephrite Group other than the Diamond Assets for any taxable period or portion thereof, (c) any Taxes imposed on or with respect to the Excluded Diamond Assets for any taxable period or portion thereof, and (d) all Diamond Pre-Closing Income Taxes. For the avoidance of doubt, for purposes of clause (b) above, the Diamond Transferred Companies shall not be treated as members of the Nephrite Group to the extent relating to periods after the Closing.

“Nephrite Indemnity Cap” has the meaning set forth in Section 14.7(b).

“Nephrite Marks” means (a) Neuberger Berman and NB (b) any other Trademarks owned by the Nephrite Group, and (c) any name, mark or design incorporating, referencing, combining or confusingly similar to any of the foregoing terms or designs. Notwithstanding the foregoing, Nephrite Marks shall not include the Diamond Marks.

“Nephrite Parties” has the meaning set forth in Section 15.2(a).

“Nephrite Restricted Personnel” means all employees of Nephrite or its controlled Affiliates, other than the Diamond Business Employees, hired prior to Closing (including for the avoidance of doubt prior to the date of this Agreement).

“Non-Electing Opal Sellers” means any holder of Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units with respect to any such units that are not Electing Opal Units.

“Non-Party Affiliate” has the meaning set forth in Section 15.14.

“NYSE” has the meaning set forth in Section 7.8.

“Offer Transferred Employees” has the meaning given to such term in Section 10.15(d).

“Opal Acquired Business Records” means all books, records, ledgers, financial statements, electronic mail archives, Client information (including in respect of investors in any Client) and files and other information (whether in written or electronic form) relating to the Opal Assets and the Opal Funds, including the employment file and other records that relate to each Opal Principal and each Opal Group Employee and documents supporting or otherwise related to the Opal Track Record.

“Opal Affiliate Arrangement” has the meaning set forth in Section 5.10(a)(i).

“Opal Assets” means each of the assets, properties, rights and interests of the Opal Family, whether tangible or intangible, real, personal or mixed, to the extent primarily used or held for use in connection with the ownership and operation of the Opal Business, which shall include, for the avoidance of doubt, the following, in each case, solely to the extent primarily used or held for use in connection with the ownership and operation of the Opal Business:

(a) each Client Contract with respect to the Opal Business;

(b) each Opal Material Contract;

(c) the Opal Track Record;

(d) the Opal Acquired Business Records;

(e) the Opal Transferred Companies;

(f) all Intellectual Property Rights of the Opal Family primarily or exclusively used or held for use by the Opal Business;

(g) rights to all management fees and other fees earned by the Opal Business (including in respect of all lines of the Opal Business, whether in respect of successor flagship Opal Funds or other investment products of the Opal Business);

(h) rights to the Promote Distributions generated by the Opal Funds;

(i) all claims, judgments or causes of action to the extent related to any of the Opal Assets; and

(j) all counterclaims, set-offs, recoupment rights or defenses with respect to the Opal Liabilities.

Notwithstanding the foregoing or anything to the contrary herein, “Opal Assets” shall not include, in each case other than (and “Opal Assets” shall include) the Opal Transferred Companies: (i) the FIC Assets or (ii) the assets, properties, rights and interests of (A) Opal Feeder (other than its interests in Opal Group), (B) Opal Partners or (C) ORCP AH LLC, a Delaware limited liability company or its subsidiaries.

“Opal Blocker Seller Representative” means for each Opal Group Blocker making a Valid Opal Group Blocker Election, the person identified as such in the Opal Group Blocker Merger Agreement for such Opal Group Blocker.

“Opal Broker-Dealer FINRA Approval” has the meaning set forth in Section 10.11(e).

“Opal Broker-Dealer Subsidiary” means Owl Rock Capital Securities LLC, a Delaware limited liability company.

“Opal Business” means the business and operations related to sponsoring, offering and management of the Opal Funds and any successor funds thereof, including the Opal Transferred Companies and their respective business, operations and service. For the avoidance of doubt, the Opal Business excludes (v) the right to 85% of Promote Distributions generated by the Opal Funds (other than the the BDCs) (subject to dilution in the event of Specified Equity issuances), (w) the Opal Funds, in and of themselves (as opposed to control of the Opal Funds (which, other than with respect to the BDCs (which are each controlled by a board of directors), the Opal Business does include)), (x) any Subsidiary of any Opal Funds, (y) the FIC Assets (other than cash) and (z) any Specified Equity issued in connection with the Opal Business.

“Opal Business Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability); Section 5.2 (Capitalization and Related Matters); and Section 5.14 (Brokerage).

“Opal Carry” means Owl Rock Capital Group Carry AIV, L.P., a Delaware limited partnership.

“Opal Carry Aggregator” means Owl Rock Carry Aggregator, L.P., a Delaware limited partnership to be formed in connection with the Opal Reorganization for the purpose of holding unallocated employee carried interest and performance fees in respect of existing or future Opal Funds and any other parallel entity formed with a substantially similar purpose of the Opal Carry Aggregator.

“Opal Carry Equity Consideration” means a portion of the Opal Equity Consideration equal to the Blue Owl Carry Percentage thereof.

“Opal Carry Reorganization” means (a) with respect to carried interest (but not performance fees or incentive allocation), (i) the formation of Opal Carry Aggregator, 15% of the limited partnership interests of which shall be owned by Opal Carry and the remainder of which shall be owned by Opal Employee Carry, with Opal Carry GP, LLC as the general partner of Opal Carry Aggregator, (ii) the contribution by Opal Carry and Opal Employee Carry of all of their respective limited partnership interests of Opal Opportunistic Carry to Opal Carry Aggregator, and (iii) the assignment by Opal Group of all right, title and interest of it and its Subsidiaries (if any) in and to the carried interest (but not performance fees or incentive allocation) arising in respect of all of the existing and future Opal Funds to Opal Carry Aggregator (including that, as a result of such assignment, any such carried interest currently payable to Opal Group by Opal Funds are instead payable directly to Opal Carry Aggregator), with the resulting ownership of Opal Carry Aggregator being 85% by Opal Employee Carry (or its designees) and 15% directly or indirectly by Blue Owl Carry and (b) with respect to performance fees or incentive allocation (except with respect to the BDCs and, for the avoidance of doubt, not carried interest), the assignment, directly or indirectly, by Opal Group of all right, title and interest of it and its Subsidiaries (if any) in and to 85% of all performance fees or incentive allocation (except with respect to the BDCs and, for the avoidance of doubt, not carried interest) arising in respect of all of the existing and future Opal Funds to an entity controlled by an Affiliate of PubCo.

“Opal Carry Surviving LP Agreement” has the meaning set forth in Section 2.3(b)(ii).

“Opal Cash Consideration” means the result equal to (a) $350,000,000 minus (b) 50% of the Available Cash Shared Shortfall Amount minus (c) the Escrow Amount minus (d) the absolute value of the Opal Closing Deficit (if any). Notwithstanding the foregoing sentence, in no event shall the Opal Cash Consideration be less than $0.00 for purposes of this Agreement.

“Opal Closing Adjustment Amount” means the result, whether positive or negative, equal to (a) $355,900,000 plus (b) the Opal Estimated Closing Net Working Capital minus (c) the Opal Estimated Indebtedness Amount. A positive Opal Closing Adjustment Amount is an “Opal Closing Excess,” and a negative Opal Closing Adjustment Amount is an “Opal Closing Deficit.”

“Opal Closing Estimate Statement” has the meaning set forth in Section 2.5(c).

“Opal Closing Net Working Capital” means the Opal Net Working Capital as of immediately following the Opal Reorganization.

“Opal Common Unit Consideration” means a number of each of (a) Blue Owl Holdings Common Units, (b) Blue Owl Carry Common Units and (c) Applicable Vote Only Shares equal to (and in lieu of) the number of the Buyer Class A Shares and the Buyer Class E Shares to which a holder of Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units is entitled in respect of each Opal Group Class A Unit, Opal Group Sponsor B Unit or Opal Carry Unit held by such holder pursuant to Section 2.3(b) pursuant to a Valid Opal Group Partnership Election. The portion of the Blue Owl Holdings Common Units and Blue Owl Carry Common Units received in lieu of the Buyer Class E Shares shall be Seller Earnout Units.

“Opal Company” has the meaning set forth in Section 5.2(a).

“Opal Disclosure Letter” means the Disclosure Letter delivered by Opal Group concurrently with the execution and delivery of this Agreement.

“Opal Employee Benefit Plan” means each Employee Benefit Plan (a) that is maintained, sponsored or contributed to (or required to be contributed to) by any Opal Transferred Company or (b) under or with respect to which the Opal Family (solely to the extent related to the Opal Business) has any Liability in respect of any current or former Opal Group Employee or consultant of the Opal Business, but excluding any Opal PEO Plan.

“Opal Employee Carry” means Opal Employee Carry, L.P., a Delaware limited partnership.

“Opal Equity Consideration” means the result equal to (a) $5,117,500,000, minus (b) the amount of any Opal Special Liabilities, plus (c) 50% of the Available Cash Shared Shortfall Amount. Notwithstanding the foregoing sentence, if the Opal Cash Consideration is $0.00, then the Parties shall adjust the Opal Equity Consideration in good faith such that the Opal Sellers bear the Escrow Amount and any Opal Closing Deficit.

“Opal Estimated Closing Net Working Capital” means the estimated Opal Closing Net Working Capital as set forth in the Opal Closing Estimate Statement.

“Opal Estimated Indebtedness Amount” means the estimated Opal Indebtedness Amount as set forth in the Opal Closing Estimate Statement.

“Opal Family” means Opal Partners and its Subsidiaries. Notwithstanding the foregoing, none of the Opal Funds (or any portfolio company or other investment thereof) shall be a member of the Opal Family for purposes of this Agreement. For the avoidance of doubt, following the Closing, the Opal Transferred Companies shall cease to be part of the Opal Family.

“Opal Feeder” has the meaning set forth in the Preamble.

“Opal Feeder FIC” means Owl Rock Feeder FIC LLC, a Delaware limited liability company.

“Opal Feeder FIC Assets” means “FIC Assets” as defined in the Existing Opal Feeder LLC Agreement. The membership interests of Opal Feeder FIC are Opal Feeder FIC Assets.

“Opal Final Adjustment Amount” means the result, whether positive or negative, equal to (a) $355,900,000 plus (b) the Opal Closing Net Working Capital minus (c) the Opal Indebtedness Amount plus (d) the absolute value of the Opal Closing Deficit (if any). A positive Opal Final Adjustment Amount is an “Opal Final Excess,” and a negative Opal Final Adjustment Amount is an “Opal Final Deficit.”

“Opal Financial Statements” has the meaning set forth in Section 5.4(a).

“Opal Fund” means each Opal SMA Client, BDC and Opal Private Fund.

“Opal Fund Documentation” means, with respect to each Opal Fund, all organizing documents, including its memorandum and articles of incorporation, limited partnership agreement or other constitutional documents and form of subscription documents (including investor side letters), in each case, that as of the date of this Agreement, are in effect and material to such Opal Fund.

“Opal Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability); Section 6.2 (Capitalization); Section 6.5 (Brokerage); Section 6.6 (Investment Intent); Section 8.1 (Organization; Authority; Enforceability); and Section 8.4 (Brokerage).

“Opal Group” has the meaning set forth in the Preamble.

“Opal Group Additional Equity Consideration” means $450,000,000.

“Opal Group Blocker” means a “Blocker” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Blocker Merger” means a merger of a wholly owned merger subsidiary of Blue Owl GP that is taxed as a corporation for U.S. federal income Tax purposes with and into an Opal Group Blocker.

“Opal Group Blocker Merger Agreement” means an agreement in substantially the form attached to this Agreement as Exhibit K, as such form may be amended with respect to any Opal Group Blocker as consented to in writing by Opal Group, Nephrite and the Buyer (in each case, such consent not to be unreasonably withheld, delayed or conditioned).

“Opal Group Class A Member” means a “Class A Member” (as defined in the Existing Opal Group LLC Agreement) of Opal Group.

“Opal Group Class A Offset Amount” has the meaning set forth in Section 2.3(d).

“Opal Group Class A Unit Pro Rata Share” means the percentage determined by dividing (a) the number of Opal Group Class A Units issued and outstanding immediately prior to the Opal Group Merger by (b) the number of Opal Group Class A Units and Opal Group Sponsor B Units issued and outstanding immediately prior to the Opal Group Merger.

“Opal Group Class A Units” means “Class A Units” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Earnout Capital Contributions” means “Earnout Capital Contributions” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Earnout Notice” means the “Earnout Notice” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Employee” means each employee of Opal Group or its Subsidiaries.

“Opal Group Equity Consideration” means the result equal to (a) the Opal Equity Consideration minus (b) the Opal Carry Equity Consideration.

“Opal Group FIC Assets” means “FIC Assets” as defined in the Existing Opal Group LLC Agreement. The membership interests of Opal Group FIC Holdings are Opal Group FIC Assets.

“Opal Group FIC Holdings” means Owl Rock Capital FIC Holdings, LLC, a Delaware limited liability company.

“Opal Group FIC Holdings Amount” means the sum of (a) the amount of cash held by Opal Group FIC Holdings immediately prior to the Opal Group Merger, plus (b) without duplication, the amount of any cash contributed to Opal Group prior to the Opal Group Merger as Opal Group Earnout Capital Contributions, plus (c) the Opal Group Class A Offset Amount.

“Opal Group FIC Units” means “FIC Units” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Holder Election Deadline” means the date set forth in the information statement provided to the holders of Opal Group Class A Units in connection with providing the Opal Group Holder Election Form, as the same may be extended by Opal Partners as provided therein.

“Opal Group Holder Election Form” means an Opal Group Holder Election Form distributed by Opal after the date of this Agreement in order to allow each holder of Opal Group Class A Units, Opal Group Sponsor B Units and Opal Carry Units to make, if such holder determines, a Valid Opal Group Blocker Election or Valid Opal Group Partnership Election.

“Opal Group Merger” has the meaning set forth in Section 2.3(a).

“Opal Group Pre-Additional Consideration” means the sum of (a) the Opal Group Equity Consideration plus (b) the Opal Cash Consideration.

“Opal Group Sponsor B Unit Pro Rata Share” means 100% minus the Opal Group Class A Unit Pro Rata Share.

“Opal Group Sponsor B Units” means “Sponsor B Units” as defined in the Existing Opal Group LLC Agreement.

“Opal Group Surviving LLC Agreement” has the meaning set forth in Section 2.3(a)(ii).

“Opal Indebtedness” means the aggregate principal amount of any indebtedness for borrowed money of the Opal Transferred Companies, and guarantees by the Opal Transferred Companies of any indebtedness for borrowed money of any other Person other than the Opal Transferred Companies, excluding any Intercompany Indebtedness and any Opal Special Liabilities.

“Opal Indebtedness Amount” means, without duplication of any amounts included in the Opal Closing Net Working Capital, the amount of Opal Indebtedness as of immediately following the Opal Reorganization.

“Opal Indemnified Party” has the meaning set forth in Section 14.2.

“Opal Indemnified Persons” has the meaning set forth in Section 10.17(b).

“Opal Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) arising out of or resulting from the Opal Reorganization and (b) all Opal Pre-Closing Income Taxes.

“Opal Insurance Plans” has the meaning set forth in Section 5.25.

“Opal Liability” means all Liabilities to the extent relating to or arising from the Opal Business or any Opal Assets, including all Liabilities relating to the conduct or ownership of the Opal Business or any Opal Assets prior to, on or following the Closing and regardless of whether such Liability existed or arises prior to, on or following the Closing, other than Retained Opal Liabilities, Income Taxes and Opal Indemnified Taxes. Without limiting the reduction to the Opal Equity Consideration with respect thereto, Opal Special Liabilities shall be excluded from “Opal Liabilities” for all purposes of this Agreement.

“Opal Material Adverse Effect” means an event, change, circumstance, occurrence, fact, development or effect, individually or in the aggregate, that would reasonably be expected to (x) be materially adverse to the business, assets, properties, financial condition or results of operation of the Opal Business, taken as a whole, or (y) prevent or materially delay the ability of Opal Group to consummate the transactions contemplated by this Agreement; provided that none of the following shall constitute an “Opal Material Adverse Effect”: (a) events, changes, circumstances, occurrences, facts, developments or effects that are the result of factors generally affecting the industries or jurisdictions in which the Opal Business operates or participates; (b) changes in general economic conditions affecting the national, regional or world economy; (c) any national or international political conditions in or affecting any jurisdiction in which the Opal Business conduct business (including the outcome of the 2020 United States presidential election or the 2020 special elections for the United States Senators from the State of Georgia); (d) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (e) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (f) changes in GAAP or in applicable Law or in interpretations thereof by courts or other Governmental Entities, in each case, after the date of this Agreement; (g) any adverse event, change, circumstance, occurrence, fact, development or effect caused by any announcement, pendency or consummation of the transactions contemplated by this Agreement (except this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement); (h) actions taken or omitted at the written request of Nephrite and the Buyer, with the prior written consent of Nephrite and the Buyer or any action expressly required by this Agreement or any action omitted as a result of requesting a consent required under this Agreement from Nephrite and the Buyer if Nephrite or the Buyer denies such consent; or (i) any failure of the Opal Business to meet any forecasts or revenue, earnings, or fundraising or other projections; provided that the underlying cause of the Opal Business’s failure to meet such forecasts or revenue, earnings, or fundraising or other projections shall be taken into account to the extent not otherwise excluded under this Agreement; provided that, with respect to clause (a), clause (b), clause (c), clause (d), clause (e) or clause (f)

above, such events, changes, circumstances, occurrences, facts, developments or effects may be taken into account to the extent they disproportionately adversely affect the Opal Business, taken as a whole, relative to other businesses in the industries in which the Opal Business operates or participates.

“Opal Material Contracts” has the meaning set forth in Section 5.10(a).

“Opal Net Working Capital” means the difference (which may be positive or negative) between (a) the sum of cash and current receivables (including for payments on behalf of or due from Opal Funds) of Opal Group on a consolidated basis minus (b) current operating expenses of Opal Group reasonably expected to arise in the period after the Closing, and accrued anticipated bonuses and other expenses of Opal Group in respect of the periods ending on or prior to the Closing (including the portion of any period that includes the Closing Date), in each case calculated consistent with the Unaudited Opal Financial Statements and in a manner consistent with the sample working capital statement attached hereto as Section 1.1(f) of the Opal Disclosure Letter.

“Opal Opportunistic Carry” means Owl Rock Opportunistic Carry, L.P., a Delaware limited partnership.

“Opal Parties” has the meaning set forth in Section 15.2(a).

“Opal Partners” has the meaning set forth in the Preamble.

“Opal PEO Plan” means Employee Benefit Plan maintained solely by a PEO for the benefit of any current or former Opal Group Employee and under which no member of the Opal Family is a participating employer.

“Opal Pre-Closing Income Taxes” means (a) all Income Taxes (or the non-payment thereof) of any Opal Transferred Company or with respect to the Opal Business for any Pre-Closing Tax Period, (b) all Income Taxes of any member (other than an Opal Transferred Company) of an affiliated, consolidated, combined or unitary group of which any Opal Transferred Company (or any predecessor of any Opal Transferred Company) is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (c) all Income Taxes of any Person (other than an Opal Transferred Company) imposed on any Opal Transferred Company as a transferee or successor, by Contract (other than Ordinary Course Tax Sharing Agreements), or pursuant to any Law, which Income Taxes relate to an event or transaction occurring before the Closing.

“Opal Principals” means Doug Ostrover, Marc Lipschultz, Craig Packer and Alan Kirshenbaum.

“Opal Privacy and Security Policies” has the meaning set forth in Section 5.12(a).

“Opal Private Funds” means those entities listed on Section 1.1(a)(i) of the Opal Disclosure Letter.

“Opal Pro Rata Portion” means, (a) with respect to Opal Feeder, the Opal Group Sponsor B Unit Pro Rata Share, and (b) with respect to the Opal Group Class A Members (collectively), the Opal Group Class A Unit Pro Rata Share.

“Opal Prohibited Affiliate Transactions” means any Opal Affiliate Arrangement, other than (a) any Permitted Affiliate Transaction and (b) the transactions contemplated by this Agreement or the Ancillary Agreements, any Opal Affiliate Arrangements.

“Opal Reorganization” has the meaning set forth in Section 2.1(b).

“Opal RIA Subsidiaries” means each of Owl Rock Capital Advisors LLC, a Delaware limited liability company, Owl Rock Capital Private Fund Advisors LLC, a Delaware limited liability company, Owl Rock Diversified Advisors LLC, a Delaware limited liability company, and Owl Rock Technology Advisors LLC, a Delaware limited liability company.

“Opal Sellers” means Opal Feeder and each Opal Group Class A Member.

“Opal SMA Clients” means those entities listed on Section 1.1(a)(ii) of the Opal Disclosure Letter.

“Opal Special Liabilities” means any Liabilities of any Opal Transferred Company under the Contract set forth on Section 1.1(h) of the Opal Disclosure Letter, as such Contract may be amended or modified prior to Closing in accordance with this Agreement. For the avoidance of doubt, Opal Special Liabilities will be determined without duplication of any amounts included in the Opal Indebtedness Amount or the Opal Net Working Capital.

“Opal Track Record” means the investment history and performance record of the Opal Business and any subcomponent thereof, along with all relevant supporting materials.

“Opal Transferred Company” means (a) Opal Group and its successors and its and their direct and indirect Subsidiaries, (b) Opal Broker-Dealer Subsidiary and its successors and (c) Opal Carry (as constituted following the Opal Reorganization) and its direct and indirect Subsidiaries. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, none of the following shall be considered an Opal Transferred Company for purpose of this Agreement: (x) any Opal Fund or any of their respective Subsidiaries, (y) Opal Partners and its Subsidiaries other than those expressly listed in clause (a) and clause (b) and (z) the FIC Assets.

“Order” means any order, writ, judgment, injunction, decree, ruling or award entered by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax gross-up or Tax indemnification provisions, including any credit agreement, employment agreement, employee award agreement, or other similar agreement containing such provisions.

“Other Diamond Assets” has the meaning set forth in Section 10.23(a).

“Other Opal Assets” has the meaning set forth in Section 10.23(b).

“Other Representative” means (a) with respect to Tax Returns, Tax Proceedings, or other Tax matters of the Diamond Business and the Diamond Transferred Companies or with respect to any Taxes or Tax matters which are the subject of indemnification under Section 14.3, Opal Partners, and (b) with respect to Tax Returns, Tax Proceedings, or other Tax matters of the Opal Business and the Opal Transferred Companies or with respect to any Taxes or Tax matters which are the subject of indemnification under Section 14.4, Nephrite.

“Outside Date” has the meaning set forth in Section 13.1(c).

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Nephrite Group (solely to the extent related to the Diamond Business), the Opal Family (solely to the extent related to the Opal Business) or the Buyer, as applicable.

“Partner Manager” means, with respect to the Diamond Business, the investment management businesses or fund sponsors in which an Existing Diamond Flagship Fund owns Equity Securities.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“PEO” means any professional employer organization or manpower agency designated by Opal.

“Per Opal Carry Unit Equity Consideration” means the amount determined by dividing (a) the Opal Carry Equity Consideration by (b) the number of Opal Carry Units issued and outstanding immediately prior to the Opal Carry Merger.

“Per Opal Group Class A Unit Cash Consideration” means the amount determined by dividing (a) the Opal Cash Consideration by (b) the number of Opal Group Class A Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Class A Unit Equity Consideration” means the amount determined by dividing (a) the excess of (i) the product of the Opal Group Class A Unit Pro Rata Share multiplied by the Opal Group Pre-Additional Consideration minus (ii) the Opal Cash Consideration by (b) the number of Opal Group Class A Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Class A Unit Additional Consideration” means the amount determined by dividing (a) the product of (i) the Opal Group Class A Unit Pro Rata Share multiplied by (ii) Opal Group Additional Consideration by (b) the number of Opal Group Class A Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Sponsor B Unit Equity Consideration” means the amount determined by dividing (a) the excess of (i) the product of the Opal Group Sponsor B Unit Pro Rata Share multiplied by the Opal Group Pre-Additional Consideration by (b) the number of Opal Group Sponsor B Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Sponsor B Unit Additional Consideration” means the amount determined by dividing (a) the product of (i) the Opal Group Sponsor B Unit Pro Rata Share multiplied by (ii) Opal Group Additional Consideration by (b) the number of Opal Group Sponsor B Units issued and outstanding immediately prior to the Opal Group Merger.

“Per Opal Group Unit Cash Consideration” means, without limiting or amending the payment of the Opal Group Earnout Capital Contributions to Opal Group, the quotient determined by dividing the Opal Cash Consideration by the number of Opal Group Class A Units issued and outstanding as of immediately prior to the effective time of the Opal Group Merger.

“Per Share Price” means $10.00 per share.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents, or orders of, notifications to or filings with any Governmental Entity.

“Permitted Affiliate Transactions” means Tax Distributions and any item set forth on Section 3.22 of the Diamond Disclosure Letter and Section 5.22 of the Opal Disclosure Letter.

“Permitted Liens” means with respect to the assets and property of the Nephrite Group (solely to the extent related to the Diamond Business) or Opal Group (solely to the extent related to the Opal Business), as applicable: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in either case, for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP); (b) mechanics’, materialmens’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP) and which shall be paid in full and released at the Closing; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (d) covenants, conditions, restrictions, easements, permits, rights of way, encroachments, minor defects and other similar matters of record affecting title to the Leased Real Property that do not or would not materially impair the occupancy or use of such Leased Real Property in the operation of the Diamond Business or Opal Business, as applicable; (e) Liens securing obligations under capital leases; (f) Securities Liens; (g) Liens securing payment, or any other obligations, of the applicable Person (including with respect to Indebtedness of such Person existing as of the date of this Agreement or entered into after the date of this Agreement in accordance with the terms of this Agreement), that shall be extinguished at or prior to the Closing; (h) any other Liens that are not, individually or in the aggregate, material to the applicable Person; and (i) those items set forth on

Section 1.1(d) of the Diamond Disclosure Letter or Section 1.1(d) of the Opal Disclosure Letter and items that are not material to the Diamond Business, taken as a whole; or the Opal Business, taken as a whole, as applicable. With respect to any other Person, “Permitted Liens” means any Liens of the type described in clauses (e), (f) and (g) of the preceding sentence.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information that identifies or, alone or in combination with other information, would reasonably be capable of identifying an individual, and any other personal information that is subject to any Data Protection Law.

“PIPE Financing” means purchases of Buyer Class A Shares for an aggregate amount up to the PIPE Investment Amount at a price per share of $10, consummated on or before the Closing Date, in accordance with Section 7.16.

“PIPE Investment Amount” has the meaning set forth in Section 7.16(a).

“Pre-Closing Period” has the meaning set forth in Section 9.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date (determined on the basis of an interim closing of the books immediately prior to the Closing).

“Proceeding” means any action (by any private right of action of any Person or by or before any Governmental Entity), suit, litigation, claim, charge, complaint, audit, investigation, inquiry, arbitration, mediation, administrative or other proceeding (including any administrative, criminal, arbitration, or mediation proceeding) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Promote Distributions” means any direct or indirect distributions, payments, allocations or accruals in respect of any carried interest, incentive fees, promoted interest, performance fee or similar rights of participation or profit-sharing (net of any applicable expenses, deductions or withholdings borne pro rata by all recipients of such Promote Distributions, as determined by PubCo and its applicable subsidiaries) with respect to the earnings, increases in net asset value, profits or gains generated in respect of (i) any Opal Funds or Diamond Funds or their respective Subsidiaries or (ii) to the extent not constituting management, advisory, closing fees, investment banking fees, placement fees, commitment fees, breakup fees, litigation proceeds from transactions not consummated, monitoring fees, consulting fees, directors’ fees or similar fees to any of the foregoing or proceeds in respect of capital invested by and on behalf of Persons other than the Diamond Transferred Companies or the Opal Transferred Companies, any other existing and future advisory clients of the Diamond Transferred Companies or the Opal Transferred Companies, whether private credit strategies, technology strategy and business development companies and excluding, for these purposes, performance-based fees on business development companies (i.e., Part I/A)).

“Proxy Statement/Prospectus” has the meaning set forth in Section 10.12(c).

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC, including any post-effective amendments and supplements thereto, and all exhibits to and all material incorporated by reference in, such Registration Statement, by the Buyer under the Securities Act with respect to the shares of the Buyer Capital Stock to be issued under this Agreement.

“Regulatory Documents” means, with respect to a Person, all Filings (including the current Form ADV of the Diamond RIA Subsidiary, the Opal RIA Subsidiaries, as applicable, and the current Form BD(s) of the Opal Broker-Dealer Subsidiary), together with any amendments required to be made with respect thereto, filed, or required to be filed, by such Person with any applicable Governmental Entity pursuant to applicable Law, including the Securities Laws and the applicable rules and regulations of any Governmental Entity.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person that beneficially owns at least 10% of the outstanding Equity Securities of such Person, or (c) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (a) and (b) above.

“Required Vote” means the vote of the Buyer Stockholders as set forth in the Registration Statement to the extent required to approve the Buyer Stockholder Voting Matters, as determined in accordance with applicable Law and the Buyer Certificate of Incorporation.

“Requisite Diamond Fund Approval” has the meaning set forth in Section 10.1(b).

“Requisite Opal Fund Approval” has the meaning set forth in Section 10.2(a).

“Requisite Opal SMA Approval” has the meaning set forth in Section 10.2(d).

“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions List.

“Retained Diamond Liability” means the Liabilities set forth on Section 1.1(g) of the Diamond Disclosure Letter.

“Retained Opal Business” means the FIC Assets and the business of ORCP AH LLC, a Delaware limited liability company, and its subsidiaries.

“Retained Opal Liability” means any and all Liabilities to the extent arising out of or relating to (i) the FIC Assets or (ii) ORCP AH LLC, a Delaware limited liability company or its subsidiaries..

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of any Sanctions, including (a) any Person listed on any Sanctions-related list of designated or Restricted Persons maintained by a Governmental Entity of the United States (including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant jurisdiction; (b) organized, resident or located in a Sanctioned Country; or (c) in the aggregate, 50% or more owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) or (b).

“Sanctions” means all Laws and Orders relating to economic, financial, or trade sanctions administered or enforced by the United States (including by OFAC and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Section 6226 Election” has the meaning set forth in Section 12.8.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws and, in each case, the rules of each applicable Self-Regulatory Organization relating to securities.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Seller” or “Sellers” means the Diamond Sellers and the Opal Sellers.

“Seller Earnout Securities” means, (a) with respect to each Opal Seller that has made a Valid Opal Group Partnership Election and each Diamond Seller, Seller Earnout Units and (b) with respect to each Opal Seller that has not made a Valid Opal Group Partnership Election, Seller Earnout Shares, as further detailed in Section 2.17. For the avoidance of doubt, a “Seller Earnout Security” shall refer to either (x) one Seller Earnout Share or (y) one Seller Earnout Unit.

“Seller Earnout Shares” means Buyer Series E-1 Shares and Buyer Series E-2 Shares, as applicable, issued as “Seller Earnout Shares” pursuant to Section 2.17.

“Seller Earnout Units” means Blue Owl Carry Series E-1 Seller Earnout Units, Blue Owl Carry Series E-2 Seller Earnout Units, Blue Owl Holdings Series E-1 Seller Earnout Units and Blue Owl Holdings Series E-2 Seller Earnout Units, in each case issued in lieu of Buyer Class E Shares as provided therein and subject to the terms applicable to “Seller Earnout Units” pursuant to Section 2.17. For the avoidance of doubt, a “Seller Earnout Unit” shall collectively refer to either (x) one Blue Owl Holdings Series E-1 Seller Earnout Unit and one Blue Owl Carry Series E-1 Seller Earnout Unit (collectively, a “Series E-1 Seller Earnout Unit”) or (y) one Blue Owl Holdings Series E-2 Seller Earnout Unit and one Blue Owl Carry Series E-2 Seller Earnout Unit (collectively, a “Series E-2 Seller Earnout Unit”), each issued in lieu of Buyer Class E Shares as provided therein and subject to the terms applicable to “Seller Earnout Units” pursuant to Section 2.17.

“Shared Diamond Reorganization Contract” has the meaning set forth in Section 10.25(a).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 10.12(b).

“Signing Press Release” has the meaning set forth in Section 10.12(b).

“Skadden” has the meaning set forth in Section 15.15.

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Specified Equity” means any Equity Securities issued by (i) any Subsidiary of the Buyer, (ii) any PubCo Fund (as defined in the Investor Rights Agreement) or (iii) any Subsidiary of any Opal Carry Aggregator (or any successors thereto) or any Opal Performance Fee Aggregator (as defined in the Investor Rights Agreement) (or any successors thereto) to any Person (other than, directly or indirectly, to a Key Professional or his Affiliates or (solely in the case of the immediately following clauses (a) and (c)) any employee, manager or officer of the Buyer or any of its Subsidiaries or his or her Affiliates) (a) as a rebate or incentive to a third party investor that is not a Related Party (as defined in the Investor Rights Agreement) making a capital commitment in any fund, business development company or account sponsored or managed by the Buyer or any of its Subsidiaries, including a seed or foundation investor, (b) to new hires or reassigned employees who are primarily dedicated to a new business line not previously engaged in by PubCo or its Subsidiaries (and, with respect to any reassigned employees, for which a replacement hire is made for such Person’s former position within a reasonable period of time), or (c) to a third party that is not a Related Party in connection with a bona fide arm’s length joint venture or bona fide arm’s length arrangement with a third party service provider.

“Sponsor” means Altimar Sponsor, LLC, a Delaware limited liability company.

“Sponsor Related Party Transaction” has the meaning set forth in Section 7.19.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by an Equity Financing Source on or before the date of this Agreement with respect to the PIPE Financing.

“Subsidiaries” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs. Notwithstanding the foregoing, none of the Diamond Funds, the Opal Funds, any FIC Subsidiary, or the Excluded Diamond Assets, or any accounts, funds, vehicles or other client advised or sub-advised by the Nephrite Group or the Opal Family (as applicable) (or any portfolio company or other investment of any of the foregoing) shall be a Subsidiary of any member of the Nephrite Group or Opal Family, respectively, for purposes of this Agreement.

“Tax” or “Taxes” means all United States federal, state and local, non-U.S., and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, commercial rent, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Accounting Firm” has the meaning set forth in Section 12.6.

“Tax Basis Balance Sheet” has the meaning set forth in Section 12.6.

“Tax Distributions” means customary distributions by any Diamond Transferred Company or Opal Transferred Company that are intended to enable the direct or indirect owners of any such entity to pay applicable Income Taxes with respect to income or gains allocated in respect of their ownership interests in such entity, including distributions intended to permit the payment of quarterly estimated Taxes and distributions in respect of the actual or reasonably estimated income or gains of each such entity that are attributable the Pre-Closing Tax Period.

“Tax Positions” has the meaning set forth in Section 12.7.

“Tax Proceeding” means any audit, examination, claim or similar Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means all United States federal, state or local and all non-U.S. returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Person is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 14.5(b).

“Transaction Expenses” means all costs, fees and expenses incurred by the Parties or their Affiliates in connection with or as a result of the agreements and transactions contemplated by this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated by this Agreement, including (i) all brokers’ or finders’ fees, (ii) deferred financing fees, (iii) fees and expenses of legal counsel, advisors, investment bankers, accountants, auditors, experts and other representatives and consultants, and (iv) all obligations of the Diamond Transferred Companies, the Opal Transferred Companies or the Buyer that arise, or are triggered or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by this Agreement, in the case of this clause (iv) to the extent payable to any person other than the Parties or any employees of or consultants to the Diamond Business or the Opal Business. For the avoidance of doubt, Opal Special Liabilities are not Transaction Expenses.

“Transaction Expenses Overage” means the amount, if any, by which (a) the amount of incurred but unpaid or unreimbursed Transaction Expenses as of the Closing exceeds (b) $150,000,000.

“Transfer Regulations” means any applicable Law which provides for the automatic transfer of employment in the event of a transfer of a business or services. For the avoidance of doubt, the Transfer Regulations include the Transfer of Undertakings Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the member states relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as the “Transfer of Undertakings Directive”) and the laws of any European Union Member State and the United Kingdom implementing such Transfer of Undertakings Directive, such as the United Kingdom’s Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Transferred Companies” means the Diamond Transferred Companies and the Opal Transferred Companies.

“Transferred Companies Indemnified Persons” has the meaning set forth in Section 10.14(a).

“Transferred Employees” has the meaning given to such term in Section 10.15(d).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trust Account” means the account established by the Buyer holding the Trust Amount for the benefit of its public shareholders.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 22, 2020, by and between the Buyer and the Trustee.

“Trust Amount” has the meaning set forth in Section 7.4.

“Trust Distributions” has the meaning set forth in Section 15.10.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unaudited Diamond Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Opal Financial Statements” has the meaning set forth in Section 5.4(a)(ii).

“Valid Opal Group Blocker Election” means a written Opal Group Holder Election Form executed and delivered by a holder of Opal Group Class A Units and Opal Carry Units that is an Opal Group Blocker electing, effective immediately prior to consummation of the Opal Group Merger, to consummate an Opal Group Blocker Merger and, as consideration therefor, have an authorized representative (on behalf of the equityholders of such Opal Group Blocker) receive the portion of the Opal Cash Consideration and the number of the Buyer Class A Shares and the Buyer Class E Shares which such Opal Group Blocker would otherwise receive in respect of each Opal Group Class A Unit and Opal Carry Unit owned by such Opal Group Blocker in accordance with Section 2.3(b) and satisfying all requirements in the Opal Group Holder Election Form with respect to the making of such election, including execution and delivery effective as of the Closing of counterparts to each of the Investor Rights Agreement, the Tax Receivables Agreement, and the Opal Group Blocker Merger Agreement, providing for the consent of (and waiver of appraisal or similar rights) shareholders of the Opal Group Blocker (in each case if required), consenting to the transactions contemplated by this Agreement (including for all purposes of the Existing Opal Group LLC Agreement and the Existing Opal Carry LP Agreement), and acknowledging and agreeing to the payment of the Opal Group Earnout Capital Contributions in accordance with the terms of this Agreement or otherwise in form and substance reasonably satisfactory to Opal Partners.

“Valid Opal Group Partnership Election” means a written Opal Group Holder Election Form executed and delivered by a holder of Opal Group Class A Units, Opal Group Sponsor B Units or Opal Carry Units electing to receive as part of the Opal Group Merger a portion of the Opal Cash Consideration and Opal Common Unit Consideration in respect of each Opal Group Class A Unit or Opal Group Sponsor B Unit and, in each case, Opal Carry Unit in accordance with Section 2.3(b) and satisfying all requirements in the Opal Group Holder Election Form with respect to the making of such election, including execution and delivery effective as of the Closing of a counterpart to each of the Investor Rights Agreement, the Exchange Agreement, the Tax Receivables Agreement, the A&R Blue Owl Holdings LP Agreement, and the A&R Blue Owl Carry LP Agreement, consenting to the transactions contemplated by this Agreement (including for all purposes of the Existing Opal Group LLC Agreement and the Existing Opal Carry LP Agreement), acknowledging and agreeing to the payment of the Opal Group Earnout Capital Contributions in accordance with the terms of this Agreement and designating a Person to serve as such Opal Group Blocker’s “Opal Group Blocker Representative” for purposes of this Agreement, or otherwise in form and substance reasonably satisfactory to Opal Partners.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Buyer Class A Shares as displayed on the Buyer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable Law, collectively.

Article II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Diamond and Opal Reorganizations. Subject to the terms and conditions set forth in this Agreement:

(a) Diamond Reorganization. Subject to Section 2.15, in connection with the Closing, Nephrite shall take, or cause to be taken, the actions set forth on Section 2.1 of the Diamond Disclosure Letter (the “Diamond Reorganization”), including by executing and delivering any documents, certificates, instruments and other papers that are reasonably necessary for the consummation of the transactions contemplated by the Diamond Reorganization (it being agreed that pursuant to the Diamond Reorganization, all Diamond Assets shall be transferred to (or continue to be held by), and all Diamond Liabilities shall be assumed by (or otherwise continue to be the obligations of), the Diamond Transferred Companies or Owl Rock Capital Advisors LLC), in all cases, on the terms and subject to the conditions of this Agreement. Subject to Section 10.1, the Diamond Reorganization (taken together with the transactions contemplated by Section 2.4), will include the contribution, assignment or other transfer of direct or indirect ownership of 100% of the non-economic general partner interests in the Diamond Funds or 100% of the interests in the non-economic general partners of the Diamond Funds, such that, following the Diamond Reorganization, Buyer shall control the Diamond Funds.

(b) Opal Reorganization. Subject to the terms and conditions of this Agreement, Opal Group, Opal Feeder, Opal Partners and the other Persons specified below shall take, or cause to be taken, the following actions (the “Opal Reorganization”) (including by executing and delivering any documents, certificates, instruments and other papers) that are reasonably necessary for the consummation of the transactions contemplated by the Opal Reorganization (it being agreed that pursuant to the Opal Reorganization, all Opal Assets shall be transferred to (or continue to be held by), and all Opal Liabilities shall be assumed by (or otherwise continue to be the obligations of), the Opal Transferred Companies), in all cases, on the terms and subject to the conditions of this Agreement:

(i) At any time after the date of this Agreement and at least 20 Business Days prior to Closing, Opal Group shall, in accordance with Section 3.3(c) of the Existing Opal Group LLC Agreement, deliver an Opal Group Earnout Notice to each Opal Group Class A Member providing that, subject to consummation of the Closing, each Opal Group Class A Member will be obligated to pay to Opal Group the aggregate Opal Group Earnout Capital Contributions committed to be contributed by each such Opal Group Class A Member. Opal Group shall also deliver to each Opal Group Class A Member an Opal Group Holder Election Form, together with an information statement, informing it that it may, prior to the Opal Group Holder Election Deadline, elect to make a Valid Opal Group Blocker Election or Valid Opal Group Partnership Election. In connection with the Opal Group Earnout Notice and prior to the Closing, Opal Group shall issue to Opal Partners 1,500,000 FIC Units in accordance with the Existing Opal Group LLC Agreement.

(ii) At any time prior to (but effective as of immediately prior to) the Closing, Opal Group and Opal Carry shall consummate the Opal Carry Reorganization.

(iii) Prior to the Closing, Opal Carry shall take actions consistent with the Existing Opal Carry LPA such that each economic interest of each partner of Opal Carry is represented by “units” (the “Opal Carry Units”) in the same aggregate proportion as the interests of Opal Carry are held immediately prior to such action.

(iv) Subject to Section 10.11(e), at or prior to (but effective as of immediately prior to) the Closing, Opal Partners shall, for no additional consideration, cause all of the issued and outstanding Equity Securities of Opal Broker-Dealer Subsidiary to be contributed to Opal Group.

(v) At any time prior to the Closing, Opal Partners may, in its capacity as managing member of Opal Feeder, cause Opal Feeder FIC to use Opal Feeder FIC Assets to purchase all or a portion of the Opal Group FIC Assets from Opal Group FIC Holdings for an amount in cash determined by Opal Partners.

(c) Notwithstanding the foregoing, each of Nephrite, on the one hand, and Opal Group, Opal Feeder and Opal Partners, on the other hand, may make, or cause to be made, modifications to the contemplated actions under the Diamond Reorganization or the Opal Reorganization, as applicable, with the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed), respectively, in each case so long as such modifications, individually or in the aggregate, would not reasonably be expected to impede, impair or delay in any material respect the consummation of the transactions contemplated by this Agreement.

(d) For the avoidance of doubt, the obligations of Nephrite Group in respect of the transfer of the Diamond Assets (whether as part of the Diamond Reorganization or otherwise) and the Opal Family in respect of the transfer of the Opal Assets (whether as part of the Opal Reorganization or otherwise) shall be limited by and subject to the specific terms and conditions of this Agreement (including Sections 10.1, 10.2 and 10.4) and, for the avoidance of doubt, (i) except where the receipt of any third party consent is an express condition to Closing under Section 2.9, the transfer of any Diamond Asset or Opal Asset that is subject to the consent or approval of a third party shall not constitute a condition to Closing and (ii) without limiting Section 10.25 but subject to (and without limiting) Section 10.23, no member of the Nephrite Group or Opal Family shall be obligated to transfer any Diamond Asset or Opal Asset in the absence of any required consent.

Section 2.2 Buyer Domestication. Subject to receipt of the Required Vote, immediately prior to the Closing, Buyer shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Buyer, Nephrite and Opal Group, together with the Buyer Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under Cayman Law in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. Immediately prior to the Closing, Buyer shall cause the Buyer Bylaws to be adopted until thereafter amended in accordance with the provisions thereof, the Buyer Certificate of Incorporation and the DGCL. In accordance with the Applicable Organization Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Buyer Stockholder, (i) each Class A ordinary share of Buyer outstanding at the effective time of the Domestication shall as a result of the Domestication be one share of Buyer Class A Common Stock, (ii) each Class B ordinary share of Buyer outstanding at the effective time of the Domestication shall as a result of the Domestication be one share of Buyer Class F Common Stock and (iii) each warrant to purchase Class A ordinary shares of Buyer outstanding immediately at the effective time of the Domestication shall from and following the effective time of the Domestication continue to have, and be subject to, the same terms and conditions as were applicable to such warrant immediately prior to the effective time of the Domestication; provided that following the effective time of the Domestication such warrant shall be exercisable for a number shares of Buyer Class A Common Stock equal to the number of Class A ordinary shares for which it would have been exercisable immediately prior to the effective time of the Domestication, subject to any further adjustment required by the terms of the warrant which may result from events occurring subsequent to the effective time of the Domestication. For the avoidance of doubt, the Parties acknowledge that (A) pursuant to Section 4.3(h) of the Buyer Certificate of Incorporation, shares of Buyer Class F Common Stock automatically convert into shares of Buyer Class A Common Stock upon the closing of a Business Combination, (B) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will constitute a Business Combination within the meaning of the Buyer Certificate of Incorporation, and (C) the number of shares of Buyer Class A Common Stock issued upon conversion of shares of Buyer Class F Common Stock outstanding at the time of the Closing shall be subject to the limitation and agreement set forth in the Forfeiture and Support Agreement.

Section 2.3 Contribution of Opal Business. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 (other than those that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing, but prior to the transactions contemplated by Section 2.4, the following steps shall occur in the following sequence, in each case contingent upon the other steps occurring:

(a) Blue Owl Holdings and Opal Group shall cause to be executed and filed with the Secretary of State for the State of Delaware a certificate of merger, to be effective as of the time of filing (the “Opal Group Merger Effective Time”), to cause Merger Sub 1 to merge with and into Opal Group (the “Opal Group Merger”), with the effects as of the Opal Group Merger Effective Time that:

(i) the separate existence of Merger Sub 1 shall cease and the Opal Group Merger shall have the effects set forth in Section 18-209 of the Delaware Limited Liability Company Act;

(ii) the limited liability company agreement in substantially the form attached to this Agreement as Exhibit L, shall be adopted as the limited liability company agreement of the surviving company (the “Opal Group Surviving LLC Agreement”);

(iii) each officer or manager of Opal Group as of immediately prior to the Opal Group Merger Effective Time shall be an officer or manager, as applicable, of the surviving company;

(iv) each Opal Group FIC Unit (including each Opal Group FIC Unit issued in accordance with Section 2.1(b) but excluding any Opal Group FIC Unit owned by Blue Owl GP as a result of the Opal Group Blocker Mergers in accordance with Section 2.3(c)(i)) shall convert into the right to receive from Blue Owl GP (which amount shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Opal Group Merger (x) an amount in cash determined by dividing (i) an amount equal to the Opal Group FIC Holdings Amount by (ii) the total number of Opal Group FIC Units issued and outstanding immediately prior to the Opal Group Merger and (y) the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement and, as of the Opal Group Merger Effective Time, all Opal Group FIC Units (including any Opal Group FIC Units owned by Blue Owl GP as a result of the Opal Group Blocker Mergers in accordance with Section 2.3(c)(i)) shall be cancelled; provided, that for avoidance of doubt, the Opal Group FIC Assets shall remain the property of Opal Group;

(v) each Opal Group Class A Unit (other than any Opal Group Class A Unit that is an Electing Opal Unit) shall convert into the right to receive from Blue Owl GP (which consideration shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Opal Group Merger, as applicable), (w) an amount of cash equal to the Per Opal Group Unit Cash Consideration, (x) a number of the Buyer Class A Shares determined by dividing the Per Opal Group Class A Unit Equity Consideration by the Per Share Price, (y) a number of the Buyer Class E Shares equal to the Per Opal Group Class A Unit Additional Consideration divided by the Per Share Price, and (z) the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement;

(vi) each Opal Group Sponsor B Unit (other than any Opal Group Sponsor B Unit that is an Electing Opal Unit) shall convert into the right to receive from Blue Owl GP (which consideration shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Opal Group Merger, as applicable) (x) a number of the Buyer Class B Shares determined by dividing the Per Opal Group Sponsor B Unit Equity Consideration by the Per Share Price, (y) a number of the Buyer Class E Shares equal to the Per Opal Group Sponsor B Unit Additional Consideration divided by the Per Share Price, and (z) the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement;

(vii) each Electing Opal Unit shall convert into the right to receive the consideration specified for such Electing Opal Unit in Section 2.3(c); and

(viii) the managing member interest of Blue Owl Holdings in Merger Sub 1 shall be the sole Equity Securities in the surviving company.

(b) Blue Owl Carry and Opal Carry shall cause to be executed and filed with the Secretary of State for the State of Delaware a certificate of merger, to be effective as of the time of filing (the “Opal Carry Merger Effective Time”), to cause Merger Sub 2 to merge with and into Opal Carry (the “Opal Carry Merger”), with the effects as of the Opal Carry Merger Effective Time that:

(i) the separate existence of Merger Sub 2 shall cease and the Opal Carry Merger has the effects set forth in Section 17-211 of the Delaware Limited Partnership Act;

(ii) the limited partnership agreement in substantially the form attached to this Agreement as Exhibit M, shall be adopted as the limited partnership agreement of the surviving entity (the “Opal Carry Surviving LP Agreement”);

(iii) each officer or manager of Opal Carry as of immediately prior to the effective time of the Opal Carry Merger shall be an officer or manager, as applicable, of the surviving company;

(iv) each Opal Carry Unit (other than any Opal Carry Unit that is an Electing Opal Carry Unit) shall convert into the right to receive from Blue Owl GP (which consideration shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Opal Carry Merger, as applicable) (x) a number of the Buyer Class A Shares determined by dividing the Per Opal Carry Unit Equity Consideration by the Per Share Price and (y) the right to receive certain payments to be made by the Buyer under the Tax Receivable Agreement; and

(v) the general partner interest of Blue Owl GP and limited partner interest of Blue Owl Carry in Merger Sub 2 shall be the sole Equity Securities in the surviving company.

(c) Notwithstanding Section 2.3(a) and Section 2.3(b), to the extent that a Valid Opal Group Blocker Election or Valid Opal Group Partnership Election is made, then:

(i) with respect to the Electing Opal Units held by Opal Group Blockers that are subject to a Valid Opal Group Blocker Election:

(1) as of immediately prior to the Opal Group Merger Effective Time and Opal Carry Merger Effective Time, a Subsidiary of the Blue Owl GP shall merge with and into such Opal Group Blocker in an Opal Group Blocker Merger and, to the extent that such Opal Group Blocker Merger has been effective, the holders of Equity Securities of such Opal Group Blocker shall be entitled to receive from Blue Owl GP in such Opal Group Blocker Merger (subject to the Opal Group Holder Election Form delivered in connection with the Valid Opal Group Blocker Election and Section 2.1(b)) (x) the aggregate portion of the Opal Cash Consideration, the aggregate number of the Buyer Class A Shares and the aggregate number of the Buyer Class E Shares that the Opal Group Blocker would have received in respect of its Opal Group Class A Units and Opal Carry Units in accordance with Section 2.3(a) and Section 2.3(b) in the absence of such Valid Opal Group Blocker Election and (y) the right to receive certain payments to be made by the Buyer under the Tax Receivable Agreement; provided that to the extent agreed by Opal Group and provided in the Opal Group Blocker Merger Agreement, to the extent Opal Group Blocker also owns Opal Group FIC Units, the holders of such Opal Group Blocker shall also be entitled to receive from Blue Owl GP the aggregate consideration payable in respect of such Opal Group FIC Units owned by such Opal Group Blocker in accordance with Section 2.3(a)(iv); and

(2) as of the Opal Group Merger Effective Time and Opal Carry Merger Effective Time, the Opal Group FIC Units, Opal Group Class A Units, and Opal Carry Units owned by Blue Owl GP either directly or indirectly (through any Opal Group Blockers that are acquired by Blue Owl GP as a result of any Opal Group Blocker Mergers) shall convert into an aggregate number of Blue Owl GP Units and an aggregate number Blue Owl Carry GP Units determined equal to the sum of (1) the quotient determined by dividing (A) the aggregate portion of the Opal Cash Consideration paid as a result of all Opal Group Blocker Mergers by (B) the Per Share Price plus (2) the aggregate number of Buyer Class A Shares issued as a result of all Opal Group Blocker Mergers.

(ii) with respect to the Electing Opal Units of holders of Opal Group Class A Units that are subject to a Valid Opal Group Partnership Election, as a result of the Opal Group Merger and Opal Carry Merger, each holder thereof shall be entitled to receive (subject to the Opal Group Holder Election Form delivered in connection with the Valid Opal Group Partnership Election and Section 2.1(b)) (x) in respect of each Opal Group Class A Unit held by such holder an amount of cash from Blue Owl GP (which amount shall be contributed by the Buyer to Blue Owl GP immediately prior to the effectiveness of the Merger) equal to the Per Opal Group Unit Cash Consideration and the right to receive certain payments to be made by the Blue Owl GP under the Tax Receivable Agreement and (y) from Blue Owl Holdings and Blue Owl Carry, as applicable, in respect of each Opal Group Class A Unit or Opal Carry Unit held by such holder, the Opal Common Unit Consideration (which shall include Seller Earnout Units) in respect of such Opal Group Class A Unit or Opal Carry Unit, as applicable; and

(iii) with respect to the Electing Opal Units of the holders of Opal Group Sponsor B Units that are subject to a Valid Opal Group Partnership Election, as a result of the Opal Group Merger, each holder thereof shall receive from Buyer, Blue Owl Holdings and Blue Owl Carry, as applicable, in respect of each Opal Group Sponsor B Unit and Opal Carry Unit held by such holder the Opal Common Unit Consideration (which shall include Seller Earnout Units) in respect of such Opal Group Sponsor B Unit or Opal Carry Unit, as applicable. By its execution and delivery of this Agreement, Opal Feeder agrees that it shall timely make a Valid Opal Group Partnership Election in respect of its Opal Group Sponsor B Units and Opal Carry Units and shall not take (or, as applicable, refrain from taking) actions that would cause such Opal Group Sponsor B Units and Opal Carry Units to cease to be Electing Opal Units as of the Closing.

(d) Notwithstanding the foregoing provisions of this Section 2.3, unless the Opal Group Earnout Capital Contributions are contributed prior to Closing in accordance with the Opal Group Earnout Notice, any portion of the Opal Cash Consideration to which a holder of Opal Group Class A Units is entitled in respect thereof shall be reduced by an aggregate amount equal to the Opal Group Earnout Capital Contributions that otherwise would have been required to be paid directly by such holder (the “Opal Group Class A Offset Amount”). For purposes of applying Sections 3.3, 3.4 and 5.1 of the Existing Opal Group LLC Agreement (but not for Tax purposes), any Opal Group Class A Offset Amount that reduces the Opal Cash Consideration shall be treated for purposes of such Sections of the Existing Opal Group LLC Agreement in the same manner as a distribution by Opal Group. For the avoidance of doubt, from and after the Closing, any amount of cash held by Opal Group FIC Holdings shall no longer be a FIC Asset hereunder and shall be distributable by Opal Group FIC Holdings to Opal Group (as a wholly owned Subsidiary of Blue Owl Holdings) to be used by Opal Group or Blue Owl Holdings, as applicable, from and after the Closing as it determines, including to pay Transaction Expenses.

(e) Notwithstanding Section 2.1 and the foregoing provisions of this Section 2.3, as Opal Group shall include with the Opal Group Holder Election Form to each Opal Seller a letter of transmittal in customary form and providing for execution and delivery by such Opal Seller of such letter of transmittal (together with an IRS Form W-9 or other similar tax documentation required for such Opal Seller) a condition precedent to such Opal Seller (but solely with respect to such Opal Seller, and not any other Opal Seller) receiving its payments under this Agreement at the Closing. To the extent that any Opal Seller has not returned such letter of transmittal and any necessary tax form on or prior to the Closing Date , the Buyer and Blue Owl GP may retain such payment until such letter of transmittal and tax form are returned, at which point such Opal Seller shall be paid by the Buyer and Blue Owl GP the consideration to which such Opal Seller is entitled as determined in accordance with this Agreement without interest.

Section 2.4 Contribution of Diamond Business. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 (other than those that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and immediately following the consummation of the transactions contemplated by Section 2.3:

(a) Nephrite shall, and shall cause the Diamond Sellers to, contribute, assign, transfer and convey to Blue Owl Holdings, and Buyer shall cause Blue Owl Holdings to accept, the Equity Securities in Diamond Capital Holdings held by such Diamond Seller immediately following the consummation of the Diamond Reorganization, which, in the aggregate, shall constitute all of the Equity Securities of Diamond Capital Holdings.

(b) Each of Nephrite and Buyer shall cause the transactions contemplated by Section 2.4(b) of the Diamond Disclosure Letter to be consummated.

(c) Each of Nephrite and Buyer shall cause the transactions contemplated by Section 2.4(c) of the Diamond Disclosure Letter to be consummated.

(d) Nephrite shall, and shall cause the Diamond Sellers set forth on Section 2.4(d) of the Diamond Disclosure Letter to, contribute, assign, transfer and convey to Blue Owl Carry, and Buyer shall cause Blue Owl Carry or its applicable Subsidiary to accept, the rights of Diamond Sellers to Promote Distributions generated by Future Diamond Funds; provided that Promote Distributions comprised of incentive fees or other amounts not constituting “carried interest”, along with, subject to Section 10.29, Promote Distributions in respect of Diamond Financing Fund, shall instead be included in the rights or assets transferred to Blue Owl Holdings or a Subsidiary thereof in accordance with Section 2.4(b).

Section 2.5 Closing Statements.

(a) Available Closing Date Cash. At least two Business Days prior to the Closing, the Buyer shall prepare and deliver to the other Parties a certificate, duly executed by an executive officer of the Buyer, setting forth in reasonable detail the Buyer’s good faith calculation (and attaching reasonable supporting details to enable a review of such statement by the other Parties) of Available Closing Date Cash.

(b) Opal Group Capitalization. At least two Business Days prior to the Closing, Opal Group shall prepare and deliver to Nephrite and the Buyer a certificate, duly executed by an executive officer of Opal Group (the “Opal Consideration Statement”), setting forth (i) the identity of each Opal Group Blocker that has made a Valid Opal Group Blocker Election (the “Electing Opal Group Blocker”), together for each such Electing Opal Group Blocker with (A) the number of Opal Group Class A Units, Opal Group Sponsor B Units, Opal Group FIC Units, Opal Carry Units and held by such Electing Opal Group Blocker, (B) the identity of such Electing Opal Group Blocker’s Opal Blocker Seller Representative and (C) the accounts designated by such Opal Blocker Seller Representative for payment to the holders of Equity Securities in such Electing Opal Group Blocker, (ii) the identity of each Opal Seller that has delivered a Valid Opal Group Partnership Election (the “Electing Opal Group Continuing Sellers” and, together with the Electing Opal Group Blocker, the “Electing Opal Sellers”) and the number of Opal Group Class A Units or Opal Group Sponsor B Units, the number of Opal Group FIC Units and the number of Opal Carry Units held by such Electing Opal Group Continuing Seller, and (iii) the identity of each Opal Seller that is not an Electing Opal Seller (the “Non-Electing Opal Sellers”) and the number of Opal Group Class A Units or Opal Group Sponsor B Units, the number of Opal Group FIC Units and the number of Opal Carry Units held by each such Non-Electing Opal Seller. The Parties acknowledge and agree that the Buyer, Nephrite and their respective Affiliates shall have no liability whatsoever with respect to the information or calculations set forth in (or any inaccuracies in) the Opal Consideration Statement.

(c) Opal Closing Adjustment Amount. At least two Business Days prior to the Closing, Opal Feeder shall prepare and deliver to Nephrite and Buyer a certificate (the “Opal Closing Estimate Statement”), duly executed by an executive officer of Opal Group, setting forth in reasonable detail Opal Feeder’s good faith estimates (and attaching reasonable supporting details to enable a review of such statement by the other Parties) of the Opal Estimated Closing Net Working Capital, the Opal Estimated Indebtedness Amount and the resulting calculation of the Opal Closing Adjustment Amount. Absent fraud or manifest error, the Opal Closing Adjustment Amount as set forth in the Opal Closing Estimate Statement shall be used to calculate the issuances and payments to the Opal Sellers at Closing, subject to the Opal Sellers’ indemnification obligations under Section 14.4(b) with respect to any Opal Final Deficit.

(d) Diamond Closing Adjustment Amount. At least two Business Days prior to the Closing, Nephrite shall prepare and deliver to Opal Feeder and Buyer a certificate (the “Diamond Closing Estimate Statement”), duly executed by an executive officer of Nephrite, setting forth in reasonable detail Nephrite’s good faith estimates (and attaching reasonable supporting details to enable a review of such statement by the other Parties) of the Diamond Estimated Closing Net Working Capital, the Diamond Estimated Indebtedness Amount and the resulting calculation of the Diamond Closing Adjustment Amount. Absent fraud or manifest error, the Diamond Closing Adjustment Amount as set forth in the Diamond Closing Estimate Statement shall be used to calculate the issuances and payments to the Diamond Sellers at Closing, subject to the Diamond Sellers’ indemnification obligations under Section 14.3 with respect to any Diamond Final Deficit.

(e) Third Party Invoices. At least two Business Days prior to the Closing Date, each of Opal Group, Nephrite and the Buyer shall deliver to the other copies of all invoices for their respective Transaction Expenses (whether payable on, prior to, or after the Closing, including any invoices with respect to Transaction Expenses previously paid by such Parties or their respective Affiliates), in each case together with any IRS Form W-9 or other Tax forms reasonably requested by the Buyer in connection with the payment of such Transaction Expenses.

Section 2.6 Closing Issuances. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 (other than those that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions):

(a) Diamond Sellers. In each case subject to Section 2.6(d):

(i) in consideration for the contribution contemplated by Section 2.4(a), (A) Blue Owl Holdings shall (x) issue to each Diamond Seller a number of Blue Owl Holdings Common Units (excluding Seller Earnout Units) determined by multiplying (I) the applicable Diamond Seller Equity Allocation Percentage by (II) the quotient determined by dividing the Diamond Total Pre-Earnout Consideration minus the absolute value of the Diamond Closing Deficit (if any), by the Per Share Price (the “Nephrite Issued Blue Owl Holdings Units”) (and in addition shall issue to each Diamond Seller a number of Seller Earnout Units equal to the Diamond Seller Equity Allocation Percentage for such Diamond Seller, multiplied by the Diamond Earnout Consideration, divided by the Per Share Price, with such Seller Earnout Units divided equally between Blue Owl Holdings Series E-1 Seller Earnout Units and Blue Owl Holdings Series E-2 Seller Earnout Units) and (y) make appropriate book entries evidencing the issuance to such Person of such Blue Owl Holdings Common Units, and (B) the Buyer shall (x) issue to each Diamond Seller a number of

Buyer Class C Shares and Buyer Class D Shares equal in the aggregate to the number of Blue Owl Holdings Common Units (excluding Seller Earnout Units) issued in clause (A)(x) above (net of the number of Blue Owl Holdings Common Units transferred pursuant to Section 2.6(a)(iii)) to such Diamond Seller (it being agreed that Diamond SLP shall receive Buyer Class D Shares and the other Diamond Sellers shall receive Buyer Class C Shares on account of the Blue Owl Holdings Common Units issued to it clause (A)(x) above), and (y) make appropriate book entries evidencing the issuance to such Persons of such Buyer Class C Shares and Buyer Class D Shares.

(ii) in consideration for the contribution contemplated by Section 2.4(d), Blue Owl Carry shall (x) issue to each Diamond Seller a number of Blue Owl Carry Common Units (excluding Seller Earnout Units) equal in the aggregate to the number of Blue Owl Holdings Common Units issued in Section 2.6(a)(i) (the “Nephrite Issued Blue Owl Carry Units”) (and in addition shall issue Blue Owl Carry Series E-1 Seller Earnout Units and Blue Owl Carry Series E-2 Seller Earnout Units to each Diamond Seller equal to the number of Seller Earnout Units of each series issued by Blue Owl Holdings in Section 2.6(a)(i)) and (y) make appropriate book entries evidencing the issuance to each such Person of such Blue Owl Carry Common Units.

(iii) Immediately following the consummation of the transactions contemplated by Section 2.6(a)(i) and Section 2.6(a)(ii), Blue Owl GP shall pay each Diamond Seller (x) cash in an amount equal to the Diamond Cash Consideration, multiplied by the Blue Owl Holdings Percentage, multiplied by the Diamond Seller Cash Allocation Percentage for such Diamond Seller, in exchange for a number of Blue Owl Holdings Common Units (excluding Seller Earnout Units) determined by multiplying (A) the applicable Diamond Seller Cash Allocation Percentage by (B) the quotient determined by dividing the Diamond Cash Consideration by the Per Share Price, and (y) cash in an amount equal to the Diamond Cash Consideration, multiplied by the Blue Owl Carry Percentage, multiplied by the Diamond Seller Cash Allocation Percentage for such Diamond Seller, in exchange for a number of Blue Owl Carry Common Units (excluding Seller Earnout Units) equal to the number of Blue Owl Holdings Common Units exchanged in clause (x) above. In addition, as additional consideration for the units transferred to Blue Owl GP as described in the preceding sentence, the applicable Diamond Seller(s) shall receive the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement.

(b) Opal Sellers. In each case subject to Section 2.6(d):

(i) In respect of each Electing Opal Group Blocker’s Electing Opal Units, the Buyer shall (1) issue to the Persons designated by the applicable Opal Blocker Seller Representative in the proportions designated by the applicable Opal Blocker Seller Representative (x) the aggregate number of Buyer Class A Shares to which such Electing Opal Group Blocker would otherwise be entitled in the absence of the applicable Valid Opal Group Blocker Election, as determined under Section 2.3, and (y) the number of Seller Earnout Shares to which each holder of Equity Securities of such Electing Opal Group Blocker is entitled as determined under Section 2.3, in each case based on the Opal Consideration Statement, and (2) make appropriate book entries evidencing the issuance to such Persons of such Buyer Class A Shares and Seller Earnout Shares.

(ii) In respect of each Electing Opal Seller’s Opal Group Class A Units or Opal Group Sponsor B Units and, in either case, Opal Carry Units, (1) each of Blue Owl Holdings and Blue Owl Carry shall (x) issue to such Electing Opal Seller the number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units, as applicable, to which such Electing Opal Seller is entitled under Section 2.3 based on the Opal Consideration Statement (which Blue Owl Holdings Common Units and Blue Owl Carry Common Units shall include Seller Earnout Units) and (y) make appropriate book entries evidencing the issuance to such Electing Opal Seller of such Blue Owl Holdings Common Units and Blue Owl Carry Common Units, as applicable, and (2) the Buyer shall (x) issue to such Electing Opal Seller its Applicable Vote Only Shares and (y) make appropriate book entries evidencing the issuance to such Persons of such Applicable Vote Only Shares.

(iii) In respect of each Non-Electing Opal Seller’s Opal Group Class A Units or Opal Group Sponsor B Units and, in either case, Opal Carry Units, the Buyer shall (1) issue to such Non-Electing Opal Seller (x) the number of Buyer Class A Shares to which such Opal Seller is entitled under Section 2.3 and (y) the number of Seller Earnout Shares to which such Non-Electing Opal Seller is entitled under Section 2.3, in each case based on the Opal Consideration Statement, and (2) make appropriate book entries evidencing the issuance to such Non-Electing Opal Seller of such Buyer Class A Shares and Seller Earnout Shares.

(c) GP. Each of Blue Owl Holdings and Blue Owl Carry shall issue, and the Buyer and Blue Owl GP shall cause to be issued, such number of Blue Owl Holdings GP Units and Blue Owl Carry GP Units, respectively, such that (after taking into account the transactions described in Section 2.6(a)(iii) and the Opal Group Blocker Mergers) the total number of Blue Owl GP Units owned by the Blue Owl GP (including indirectly through any Opal Group Blockers acquired by Blue Owl GP pursuant to any Opal Group Blocker Merger) following the issuances under Section 2.6(a) and Section 2.6(b) is equal to the aggregate sum of the number of the Buyer Class A Shares, the Buyer Class B Shares and the Buyer Class E Shares outstanding as of such time (and after giving effect to the Buyer Stockholder Redemption, the PIPE Financing, the transactions contemplated by the Forfeiture and Support Agreement and the issuance of Buyer Class A Shares to Opal Sellers pursuant to Section 2.3; provided, that any Blue Owl Holdings GP Units and Blue Owl Carry GP Units issued in respect of Buyer Class E Shares shall be Seller Earnout Units).

(d) Notwithstanding the foregoing provisions of this Section 2.6, no fractional shares of Buyer Capital Stock or fractional Blue Owl Holdings Common Units or Blue Owl Carry Common Units shall be issued under this Section 2.6, and no certificates or scrip for any such fractional Equity Securities shall be issued, and such fractional Equity Securities shall not entitle the owner thereof to vote or to any rights as a holder of the Buyer Capital Stock or Blue Owl Holdings Common Units or Blue Owl Carry Common Units, as applicable. Any Person who would otherwise be entitled to receive a fraction of a share of Buyer Capital Stock or a fraction of a Blue Owl Holdings Common Unit and a fraction of a Blue Owl Carry Common Unit under this Section 2.6 (after taking into account all Equity Securities held immediately prior to the Closing by such holder) shall, in lieu of such fraction of a share or unit and upon surrender of such holder’s Stock Certificate(s) or Book-Entry Common Shares, be paid in cash an amount equal to the amount of such fraction multiplied by the Per Share Price. Notwithstanding the foregoing, no amount shall be payable under this Section 2.6 in respect of a fraction of a share of the Buyer Class C Common Stock or the Buyer Class D Common Stock.

(e) The Parties acknowledge and agree that the Diamond Sellers in the aggregate are intended to receive 55%, and the Opal Sellers in the aggregate are intended to receive 45%, respectively, of the aggregate consideration to be received by all Sellers under this Agreement (whether in the form of cash, economic shares of the Buyer, or Blue Owl Units), in each case prior to any adjustment as provided in this Agreement for, in the case of the Diamond Sellers, the Diamond Closing Adjustment Amount, the Opal Special Liabilities, and in the case of the Opal Sellers, the Opal Closing Adjustment Amount, the Escrow Amount, and any consideration payable in respect of FIC Units. Accordingly, the provisions of Sections 2.3, 2.4, 2.5 and this Section 2.6 (and the defined terms used in such provisions) are intended to determine the form and allocation of, on the one hand, such 55% as between the various Diamond Sellers, and, on the other hand, such 45% as between the various Opal Sellers. In addition, the Parties acknowledge and agree that, immediately following the Closing, Blue Owl Holdings and Blue Owl Carry shall be held in identical proportions (such that each partner in Blue Owl Holdings and Blue Owl Carry holds the same number of units in each such entity), and that the number of Blue Owl Units held directly or indirectly by the Buyer (including through Blue Owl GP or any Opal Group Blocker acquired by Blue Owl GP pursuant to any Opal Group Blocker Merger) shall equal the number of economic shares of Buyer that are outstanding. Notwithstanding anything to the contrary in Sections 2.3, 2.4, 2.5 or this Section 2.6, this Agreement shall be interpreted consistently with the intent described in this Section 2.6(e).

Section 2.7 Closing Payments. Subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 (other than those that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), the Buyer shall, subject to the other terms and conditions of this Agreement, contribute all Available Closing Date Cash to Blue Owl GP and Blue Owl GP shall (i) pay the Escrow Amount to the Escrow Agent to be held in accordance with the Escrow Agreement and pay amounts at Closing in accordance with this Agreement and (ii) contribute such amounts to Blue Owl Holdings and Blue Owl Carry to pay Transaction Expenses (and, to the extent settled in cash, Opal Special Liabilities) and to provide for working capital for general corporate purposes.

Section 2.8 Closing Transactions.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email, fax or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the third (3rd) Business Day) after the conditions set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 have been satisfied, or, if permissible, waived in writing by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b) Closing Deliverables.

(i) Buyer. At or prior to the Closing, the Buyer shall deliver, or cause to be delivered, to the other Parties, the following:

(1) evidence reasonably satisfactory to Nephrite and Opal of the adoption by the Company of the LTIP;

(2) counterparts to the Tax Receivable Agreement, duly executed by the Buyer, Blue Owl Holdings and Blue Owl Carry;

(3) counterparts to the Investor Rights Agreement, duly executed by the Buyer, Blue Owl Holdings and Blue Owl Carry;

(4) a duly executed A&R Blue Owl GP LLC Agreement;

(5) a counterpart to the A&R Blue Owl Holdings LP Agreement, duly executed by Blue Owl GP;

(6) a counterpart to the A&R Blue Owl Carry LP Agreement, duly executed by Blue Owl GP.

(ii) Nephrite. At or prior to the Closing, Nephrite shall deliver, or cause to be delivered, to the other Parties, the following:

(1) a counterpart to the Tax Receivable Agreement, duly executed by the applicable Diamond Sellers;

(2) a counterpart to the Investor Rights Agreement, duly executed by the applicable Diamond Sellers;

(3) a counterpart to the A&R Blue Owl Holdings LP Agreement, duly executed by the applicable Diamond Sellers;

(4) a counterpart to the A&R Blue Owl Carry LP Agreement, duly executed by the applicable Diamond Sellers;

(5) a counterpart to the Exchange Agreement, duly executed by the applicable Diamond Sellers;

(6) a duly completed and executed IRS Form W-9, dated as of the Closing Date, with respect to each Diamond Seller.

(iii) Opal. At or prior to the Closing, Opal Group, Opal Feeder and Opal Partners shall deliver, or cause to be delivered, to the other Parties, the following:

(1) counterparts to the Tax Receivable Agreement, duly executed by Opal Feeder and each other applicable Electing Opal Seller (or in the case of any Electing Opal Group Blocker, its Opal Group Blocker Representative);

(2) counterparts to the Investor Rights Agreement, duly executed by Opal Feeder, each other Electing Opal Seller, Opal Partners and each Opal Principal;

(3) counterparts to the A&R Blue Owl Holdings LP Agreement, duly executed by Opal Feeder and each other applicable Electing Opal Seller;

(4) counterparts to the A&R Blue Owl Carry LP Agreement, duly executed by Opal Feeder and each other applicable Electing Opal Seller;

(5) counterparts to the Exchange Agreement, duly executed by Opal Feeder and each other applicable Electing Opal Seller; and

(6) a duly completed and executed certificate from each of Opal Group and Opal Carry, in each case dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-11T(d)(2) certifying that (x) fifty percent (50%) or more of the value of the gross assets of Opal Group or Opal Carry (as applicable) do not consist of U.S. real property interests (within the meaning of Code Section 897) or (y) ninety percent (90%) or more of the value of the gross assets of Opal Group or Opal Carry (as applicable) do not consist of U.S. real property interests (within the meaning of Code Section 897), plus any cash or cash equivalents.

Section 2.9 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a) Hart-Scott-Rodino Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b) Governmental Consents. The consents required from Governmental Entities set forth on Section 2.9(b) of the Opal Disclosure Letter and Section 2.9(b) of the Diamond Disclosure Letter shall have been obtained or, to the extent permitted by Law, waived in writing by each of the Parties.

(c) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(d) Required Vote. The Required Vote shall have been obtained.

(e) Diamond Reorganization. The Diamond Reorganization shall have been effectuated on the terms described in Section 2.1.

(f) Opal Reorganization. The Opal Reorganization shall have been effectuated on the terms described in Section 2.1.

(g) Key Professionals. (i) Each Key Professional shall have not repudiated his or her Executed Employment Agreement, and such Executed Employment Agreement shall remain in full force and effect and (ii) each Key Professional shall be a full-time employee in good standing of the Buyer or one of its Subsidiaries (for this purpose, assuming the Closing occurs) and shall not have given notice that such Key Professional intends to terminate his or her employment following the Closing.

(h) Opal Client Consents. (i) The consent of each BDC set forth on Section 2.9(h) of the Opal Disclosure Letter shall have been obtained in accordance with Section 9.2 and shall remain in full force and effect and (ii) the Requisite Opal Fund Approval from each Opal Private Fund set forth on Section 2.9(h) of the Opal Disclosure Letter shall have been obtained and shall remain in full force and effect.

(i) Diamond Fund Consents. The Requisite Diamond Fund Approval from each Diamond Fund set forth on Section 2.9(i) of the Diamond Disclosure Letter shall have been obtained and shall remain in full force and effect.

(j) Listing. The Buyer Class A Common Stock being issued in connection with the transactions contemplated by this Agreement, including the PIPE Financing, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Section 2.10 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Nephrite and Opal Feeder set forth in Article III and Article V of this Agreement (other than the Diamond Business Fundamental Representations and the Opal Business Fundamental Representations) and of Nephrite, Opal Feeder and Opal Partners set forth in Article IV and Article VI and Article VIII of this Agreement (other than the Nephrite Fundamental Representations and Opal Fundamental Representations), in each case, without giving effect to any materiality or Diamond Material Adverse Effect or Opal Material Adverse Effect (as applicable) qualifiers contained therein (other than in respect of any defined term containing ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have either a Diamond Material Adverse Effect or an Opal Material Adverse Effect; and

(ii) (A) each Diamond Business Fundamental Representation, Opal Business Fundamental Representation, Nephrite Fundamental Representation and Opal Fundamental Representation that is qualified by materiality, Diamond Material Adverse Effect (in the case of the Diamond Business Fundamental Representations and the Nephrite

Fundamental Representations) or Opal Material Adverse Effect (in the case of the Opal Business Fundamental Representations and the Opal Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Diamond Business Fundamental Representation, Opal Business Fundamental Representation, Nephrite Fundamental Representation and Opal Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(b) Performance and Obligations of Nephrite, Opal Group, Opal Feeder and Opal Partners. None of Nephrite, Opal Group, Opal Feeder and Opal Partners shall be in material breach of any covenant or agreement contained in this Agreement that Nephrite, Opal Group, Opal Feeder and Opal Partners, as applicable, was required to perform or comply with prior to the Closing.

(c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Diamond Material Adverse Effect or Opal Material Adverse Effect.

(d) Officers Certificates. (A) Nephrite shall deliver to the Buyer a duly executed certificate on behalf of Nephrite, dated as of the Closing Date, certifying that the conditions set forth in Section 2.10(a) and Section 2.10(b) (in each case, solely in respect of Nephrite and the Diamond Business) have each been satisfied and (B) Opal Group shall deliver to the Buyer a duly executed certificate on behalf of itself, Opal Feeder and Opal Partners, dated as of the Closing Date, certifying that the conditions set forth in Section 2.10(a) and Section 2.10(b) (in each case, solely in respect of Opal Group, Opal Feeder and Opal Partners and the Opal Business) have each been satisfied.

(e) PIPE Investment. The PIPE Financing providing equity financing to the Buyer in an amount not less than $750,000,000 solely for purposes of consummating the transactions contemplated by this Agreement shall have been consummated or will be consummated concurrently with the Closing.

Section 2.11 Conditions to Obligations of Nephrite. The obligation of Nephrite to consummate, or cause the consummation of, the transactions to be performed by Nephrite or its Subsidiaries, as applicable, in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Buyer Domestication. The Domestication shall have been completed.

(b) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Article VII of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the

Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect;

(ii) (A) each Buyer Fundamental Representation that is qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Buyer Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

(iii) The representations and warranties of Opal Feeder (on behalf of the Opal Business) set forth in Article V of this Agreement (other than the Opal Business Fundamental Representations) and the representations and warranties of Opal Feeder and Opal Partners set forth in Article VI and Article VIII of this Agreement (other than the Opal Fundamental Representations), in each case, without giving effect to any materiality or Opal Material Adverse Effect (as applicable) qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Opal Material Adverse Effect; and

(iv) (A) each Opal Business Fundamental Representation and Opal Fundamental Representation that is qualified by materiality or Opal Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Opal Business Fundamental Representation and Opal Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(c) Performance and Obligations of the Buyer. The Buyer shall not be in material breach of any covenant or agreement contained in this Agreement that the Buyer was required to perform or comply with prior to the Closing.

(d) Performance and Obligations of Opal Group, Opal Feeder and Opal Partners. None of Opal Group, Opal Feeder and Opal Partners shall be in material breach of any covenant or agreement contained in this Agreement that Opal Group, Opal Feeder and Opal Partners, as applicable, was required to perform or comply with prior to the Closing.

(e) Material Adverse Effect. Since the date of this Agreement, there shall have been no Buyer Material Adverse Effect or Opal Material Adverse Effect.

(f) Buyer Officers Certificate. The Buyer shall deliver to Nephrite a duly executed certificate from an officer of the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 2.11(b)(i), Section 2.11(b)(ii) and Section 2.11(c), and the condition set forth in Section 2.11(e) with respect to Buyer Material Adverse Effect, have been satisfied.

(g) Opal Officers Certificate. Opal Group shall deliver to Nephrite a duly executed certificate on behalf of itself, Opal Feeder and Opal Partners, dated as of the Closing Date, certifying that the conditions set forth in Section 2.11(b)(iii), Section 2.11(b)(iv) and Section 2.11(d), as applicable, and the condition set forth in Section 2.11(e) with respect to an Opal Material Adverse Effect, have each been satisfied.

(h) Available Closing Date Cash. Available Closing Date Cash shall not be less than $1,300,000,000.

(i) Buyer Governing Documents. The Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer Bylaws.

Section 2.12 Conditions to Obligations of Opal. The obligations of Opal Group, Opal Feeder and Opal Partners to consummate the transactions to be performed by Opal Group, Opal Feeder and Opal Partners in connection with the Closing are subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Buyer Domestication. The Domestication shall have been completed.

(b) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Article VII of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect;

(ii) (A) each Buyer Fundamental Representation that is qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Buyer

Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

(iii) The representations and warranties of Nephrite (on behalf of the Diamond Business) set forth in Article III of this Agreement (other than the Diamond Business Fundamental Representations) and the representations and warranties of Nephrite set forth in Article IV of this Agreement (other than the Nephrite Fundamental Representations), in each case, without giving effect to any materiality or Diamond Material Adverse Effect (as applicable) qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Diamond Material Adverse Effect; and

(iv) (A) each Diamond Business Fundamental Representation and Nephrite Fundamental Representation that is qualified by materiality or Diamond Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and (B) each other Diamond Business Fundamental Representation and Nephrite Fundamental Representation shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(c) Performance and Obligations of the Buyer. The Buyer shall not be in material breach of any covenant or agreement contained in this Agreement that the Buyer was required to perform or comply with prior to the Closing.

(d) Performance and Obligations of Nephrite. Nephrite shall not be in material breach of any covenant or agreement contained in this Agreement that Nephrite was required to perform or comply with prior to the Closing.

(e) Material Adverse Effect. Since the date of this Agreement, there shall have been no Buyer Material Adverse Effect or Diamond Material Adverse Effect.

(f) Buyer Officers Certificate. The Buyer shall deliver to Opal a duly executed certificate from an officer of the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 2.12(b)(i), Section 2.12(b)(ii) and Section 2.12(c), and the condition set forth in Section 2.12(e) with respect to Buyer Material Adverse Effect, have each been satisfied.

(g) Nephrite Officers Certificate. Nephrite shall deliver to Opal a duly executed certificate on behalf of Nephrite, dated as of the Closing Date, certifying that the conditions set forth in Section 2.12(b)(iii), Section 2.12(b)(iv) and Section 2.12(d), and the condition set forth in Section 2.12(e) with respect to Diamond Material Adverse Effect, have each been satisfied.

(h) Available Closing Date Cash. Available Closing Date Cash shall not be less than $1,300,000,000.

(i) Buyer Governing Documents. The Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer Bylaws.

Section 2.13 Frustration of Closing Conditions. None of Nephrite, Opal Group, Opal Feeder, Opal Partners or the Buyer may rely on the failure of any condition set forth in Section 2.9, Section 2.10, Section 2.11 or Section 2.12 to be satisfied if such failure was caused by such Party’s failure (or in the case of Opal Group, Opal Feeder or Opal Partners, any of Opal Group, Opal Feeder or Opal Partners’ respective failure) to act as required by this Agreement to cause such closing conditions to be satisfied.

Section 2.14 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.14 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.15 Delayed Transfer. Conditioned on the transactions listed in Section 2.8 having occurred and immediately following the Closing, Nephrite and the Buyer shall procure that the applicable member of the Nephrite Group and the relevant Subsidiary of the Buyer enter into, and duly execute, such agreements and supplemental documents thereto as are required for the applicable member of the Nephrite Group to (i) sell and transfer the legal and beneficial title to (x) 99% of the entire issued share capital of Diamond Limited UK to Diamond Capital Holdings and (y) 1% of the entire issued share capital of Diamond Limited UK to Opal UK Holdings Limited; and (ii) for the HK Diamond Business Employees to be transferred to such Subsidiary of the Buyer as nominated by the Buyer with the prior written consent of Nephrite (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 2.16 Post-Closing True-Ups.

(a) Within 90 days following the Closing Date, the Buyer shall prepare and deliver to Nephrite and Opal Feeder (i) an unaudited consolidated balance sheet of Diamond Transferred Companies as of immediately following the Diamond Reorganization (the “Diamond Closing Balance Sheet”), (ii) an unaudited consolidated balance sheet of the Opal Transferred Companies as of immediately following the Opal Reorganization (the “Opal Closing Balance Sheet”) and (iii) a statement (the “Post-Closing Statement”) setting forth the Buyers’ calculations of the Diamond Final Adjustment Amount (and its constituent components) and the Opal Final Adjustment Amount (and its constituent components), respectively. The Diamond Closing Balance Sheet shall be prepared on a consolidated basis for the Diamond Transferred Companies in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Diamond

Financial Statements and Opal Closing Balance Sheet shall be prepared on a consolidated basis for the Opal Transferred Companies in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Opal Financial Statements and, in each case of the Diamond Closing Balance Sheet and the Opal Closing Balance Sheet, in a manner consistent with the sample working capital statement attached hereto as Section 1.1(f) of the Opal Disclosure Letter. During the 20 days immediately following Nephrite’s and Opal Feeder’s respective receipt of the Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement, subject to execution and delivery of a customary hold harmless letter in favor of the Person(s) preparing such work papers, Nephrite and Opal Feeder shall be permitted to review such working papers relating to the Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement. The Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement shall become final and binding upon the parties 20 days following Nephrite and Opal Feeder’s receipt thereof unless either of the same gives written notice of its disagreement (each a “Notice of Disagreement”) to the other and the Buyer prior to such date. Any Notice of Disagreement shall (x) specify in reasonable detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the Diamond Closing Balance Sheet, Opal Closing Balance Sheet or Closing Statement not being prepared in accordance with this Agreement.

(b) If a timely Notice of Disagreement is received by the Buyer, as applicable, then the Diamond Closing Balance Sheet, the Opal Closing Balance Sheet and the Post-Closing Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date Nephrite, Opal Feeder and the Buyer resolve in writing any and all differences they have with respect to any matter specified in any Notice of Disagreement and (ii) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, Nephrite, Opal Feeder and the Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in any Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Nephrite, Opal Feeder and the Buyer) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30-day period, Nephrite, Opal Feeder and the Buyer shall submit to an accounting firm mutually agreed upon by Nephrite, Opal Feeder and the Buyer (the “Accounting Firm”), who shall act as an expert and not as an arbitrator, for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in any Notice of Disagreement. Nephrite, Opal Feeder and the Buyer shall instruct the Accounting Firm to make a final determination of the items included in the Diamond Closing Balance Sheet, the Opal Closing Balance Sheet and the Post-Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Nephrite, Opal Feeder and the Buyer will cooperate with the Accounting Firm during the term of its engagement. Nephrite, Opal Feeder and the Buyer shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer in the Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement or by Nephrite or Opal Feeder in an applicable Notice of Disagreement, or less than the smallest value for such item assigned by the Buyer in the Diamond Closing Balance Sheet, Opal Closing Balance Sheet and the Post-Closing Statement or by Nephrite or Opal Feeder in an applicable Notice of Disagreement. Opal

Feeder, Nephrite and the Buyer shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on written submissions (which written submissions shall be limited to the remaining items in dispute set forth in the Notice of Disagreement) submitted by each of Opal Feeder, Nephrite and the Buyer (which the Accounting Firm shall forward to Opal Feeder, Nephrite and/or the Buyer, as applicable), and such written submissions shall be in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Diamond Closing Balance Sheet, the Opal Closing Balance Sheet, the Post-Closing Statement and the resulting Diamond Final Adjustment Amount and Opal Final Adjustment Amount shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to Opal Feeder, Nephrite and the Buyer (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be appealable. The fees and expenses of the Accounting Firm pursuant to this Section 2.16 shall be borne by the Buyer.

(c) Following the Final Determination of the Diamond Final Adjustment Amount, (i) if there is any Diamond Final Excess, the Diamond Final Excess shall be distributed in immediately available funds to such account(s) as may be designated in writing by Nephrite, and (ii) if there is any Diamond Final Deficit, Nephrite shall indemnify the Buyer Indemnified Parties against such Diamond Final Deficit in accordance with Section 14.3.

(d) Following the Final Determination of the Opal Final Adjustment Amount, (i) if there is any Opal Final Excess, the Opal Final Excess shall be available to satisfy any indemnification claims against the Opal Group Class A Members in accordance with Section 14.7(c), and (ii) if there is any Opal Final Deficit, Opal Feeder and the Opal Group Class A Members shall indemnify the Buyer Indemnified Parties against such Opal Final Deficit in accordance with Section 14.4(b).

Section 2.17 Earnout.

(a) Seller Earnout Securities. Upon the Closing (for the avoidance of doubt, following the transactions contemplated by the Forfeiture and Support Agreement), on the Closing Date, the Seller Earnout Securities will be subject to (x) restrictions on transfer, as more fully described in Section 2.17(b)(iv), the Buyer Certificate of Incorporation, the Investor Rights Agreement and the A&R Blue Owl Operating Agreements, as applicable, and (y) forfeiture in the event such Seller Earnout Securities are not earned in accordance with Section 2.17(c) on or prior to the fifth anniversary of the Closing Date (the “Earnout Termination Date”).

(b) Procedures Applicable to the Seller Earnout Securities.

(i) At the Closing, (x) the Buyer shall place the restrictive legends, in substantially the form set forth in Section 2.17(b)(i)(1), on the certificates or book entries representing the Seller Earnout Shares, and (y) the Blue Owl Companies shall place the restrictive legends, in substantially the form set forth in Section 2.17(b)(i)(2), on their respective certificates or book entries representing the Seller Earnout Units (as applicable):

(1) “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED DECEMBER 23, 2020 (THE “COMBINATION AGREEMENT”), BY AND AMONG BLUE OWL CAPITAL INC., A DELAWARE CORPORATION FORMERLY KNOWN AS ALTIMAR ACQUISITION CORPORATION (THE “CORPORATION”), OWL ROCK CAPITAL GROUP LLC, OWL ROCK CAPITAL FEEDER LLC, OWL ROCK CAPITAL PARTNERS LP, AND NEUBERGER BERMAN GROUP LLC, AS THE SAME MAY BE AMENDED, RESTATED OR AMENDED & RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(2) “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED DECEMBER 23, 2020 (THE “COMBINATION AGREEMENT”), BY AND AMONG BLUE OWL CAPITAL INC., A DELAWARE CORPORATION FORMERLY KNOWN AS ALTIMAR ACQUISITION CORPORATION (THE “CORPORATION”), OWL ROCK CAPITAL GROUP LLC, OWL ROCK CAPITAL FEEDER LLC, OWL ROCK CAPITAL PARTNERS LP, AND NEUBERGER BERMAN GROUP LLC, AS THE SAME MAY BE AMENDED, RESTATED OR AMENDED & RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii) Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Sponsor, the Buyer, Blue Owl Holdings or Blue Owl Carry becomes aware of the occurrence of such Triggering Event or receives written notice of a Triggering Event from Opal Partners or Nephrite, the Buyer shall prepare and deliver, or cause to be prepared and delivered, in consultation with Opal Partners and Nephrite, a mutually agreeable written notice to the Sellers (each, a “Blue Owl Earnout Notice”), which Blue Owl Earnout Notice shall set forth in reasonable detail the Triggering Event giving rise to the Seller Earnout Securities becoming earned, and the number of Seller Earnout Securities that are so earned.

(iii) Promptly following the later of (x) the date of delivery of an Earnout Notice and (y) the date on which the Lock Up Period (as defined in the Buyer Certificate of Incorporation or the A&R Blue Owl Operating Agreements, as applicable) expires with respect to the applicable Seller Earnout Security, the Buyer (with respect to the Seller Earnout Shares that have been earned) and the Blue Owl Companies (with respect to the Seller Earnout Units that have been earned) shall cause the restrictive legends set forth in Section 2.17(b)(i) to be removed from certificates or book entries representing such Seller Earnout Shares or Seller Earnout Units, as applicable.

(iv) Subject to, and without limitation of, the terms of the Buyer Certificate of Incorporation, the Buyer Bylaws, the Investor Rights Agreement, the A&R Blue Owl Operating Agreements and the Exchange Agreement, as applicable, the holders of the Seller Earnout Securities shall not (A) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Seller Earnout Shares or Seller Earnout Units or (B) Exchange any Seller Earnout Units pursuant to the Exchange Agreement (the restrictions in clauses (A) and (B), the “Earnout Restrictions”), in each case, until the date on which the relevant Triggering Event(s) has been satisfied as described in Section 2.17(c) below, and thereafter, such Seller Earnout Shares and Seller Earnout Units shall continue to be subject to the terms and restrictions of the Buyer Certificate of Incorporation, the Buyer Bylaws, the Investor Rights Agreement, the A&R Blue Owl Operating Agreements and the Exchange Agreement, as applicable, including any applicable Lock Up Period thereunder; provided, that, notwithstanding the foregoing, the holders of the Seller Earnout Securities may transfer such Seller Earnout Securities to their Permitted Transferees pursuant to a Permitted Transfer (in each case, as defined in the Investor Rights Agreement).

(v) For the avoidance of doubt, no additional shares of the Buyer Capital Stock, Blue Owl Holdings Common Units or Blue Owl Carry Common Units will subject to the Earnout Restrictions in this Section 2.17, and upon the earlier of (i) all of the Seller Earnout Securities becoming earned in accordance with this Section 2.17, and (ii) the Earnout Termination Date, the provisions of this Section 2.17 shall no longer have any force or effect. Notwithstanding the foregoing, any Seller Earnout Securities that are not earned in accordance with the terms of Section 2.17 as of the end of the day on the Earnout Termination Date shall be automatically forfeited to the Buyer, with respect to the Seller Earnout Shares, and Blue Owl Holdings or Blue Owl Carry (as applicable), with respect to the Seller Earnout Units, in each case without any further action by any Person, and cancelled and retired and the Sellers shall not have any rights with respect thereto.

(c) Triggering Events. The Seller Earnout Securities shall be earned, and as a result no longer subject to the Earnout Restrictions, as follows (each such event, a “Triggering Event”):

(i) with respect to any Buyer Series E-1 Share or Series E-1 Seller Earnout Unit, the earlier to occur of the following:

(1) the Volume Weighted Average Share Price equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing; and

(2) if PubCo or the Blue Owl Companies are consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially all of its assets and (x) the consideration payable per Buyer Class A Share or (y) the aggregate consideration payable per Blue Owl Holdings Common Unit and Blue Owl Carry Common Unit (taken as a whole), as applicable, exceeds $12.50 per share or per unit; and

(ii) with respect to any Buyer Series E-2 Share or Series E-2 Seller Earnout Unit, the earlier to occur of the following:

(1) the Volume Weighted Average Share Price equals or exceeds $15.00 per share for any 20 consecutive trading days following the Closing; and

(2) if PubCo or the Blue Owl Companies are consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially all of its assets and (x) the consideration payable per Buyer Class A Share or (y) the aggregate consideration payable per Blue Owl Holdings Common Unit and Blue Owl Carry Common Unit (taken as a whole), as applicable, exceeds $15.00 per share or per unit.

(d) Achievement of Multiple of Triggering Events. For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.17(c), (i) the Seller Earnout Securities earned in connection with each such Triggering Event shall be earned and no longer subject to the Earnout Restrictions accordance with this Section 2.17, and shall be cumulative with the Seller Earnout Securities earned prior to such time in connection with the satisfaction of any other Triggering Event (if any) and (ii) in no event shall the Sellers or any other Person be entitled to a number of Seller Earnout Securities, as applicable, which is greater than the number of Seller Earnout Securities, as applicable, issued upon the Closing in accordance with this Agreement.

(e) Adjustments. If the Buyer, Blue Owl Holdings or Blue Owl Carry at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the Certificate of Incorporation, amendment of the A&R Blue Owl Holdings LP Agreement, amendment of the A&R Blue Owl Carry LP Agreement, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), each of the applicable per share prices in Section 2.17(c) shall be equitably adjusted by the Buyer in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the Certificate of Incorporation, amendment of the A&R Blue Owl Holdings LP Agreement, amendment of the A&R Blue Owl Carry LP Agreement, scheme, arrangement or extraordinary dividend or other applicable transaction.

Section 2.18 Withholding. Each of the Parties and the Blue Owl Companies shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided, however, that such Person shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deduction or withholding and shall reasonably cooperate with such payee to determine whether any such deduction or withholding (other than any deduction or withholding required by reason of such payee’s failure to comply with the last sentence of this Section 2.18) are required under applicable Law and to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Without limiting Section 2.8(b)(ii)(6) and Section 2.8(b)(iii)(6), each payee shall promptly provide any applicable Party or the Blue Owl Companies (or other applicable withholding agent) with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE DIAMOND BUSINESS

As an inducement to Opal Group, Opal Feeder, Opal Partners and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Diamond Disclosure Letter, Nephrite represents and warrants to Opal Group, Opal Feeder, Opal Partners and the Buyer, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 3.1 Organization; Authority; Enforceability. Each Diamond Transferred Company and each Diamond Fund, as applicable: (a) is duly organized or formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Diamond Material Adverse Effect and (c) has the requisite organizational power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Correct and complete copies of the Governing Documents of each Diamond Transferred Company and each Diamond Fund, as in effect on the date of this Agreement, have been made available to Opal Group and the Buyer. Except as set forth on Section 3.1 of the Diamond Disclosure Letter, none of the Diamond Transferred Companies nor any Diamond Fund is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2 Capitalization and Related Matters.

(a) (i) Section 3.2(a)(i) of the Diamond Disclosure Letter sets forth each legal entity that comprises the Diamond Business as of the date of this Agreement (and that shall comprise the Diamond Business until the completion of the Diamond Reorganization), the beneficial owners of such legal entities and a description of the function of each such legal entity and noting whether such legal entity is a Diamond Transferred Company, (ii) Section 3.2(a)(ii) of the Diamond Disclosure Letter sets forth the entire authorized, issued, and outstanding Equity Securities of each Diamond Transferred Company (identifying each beneficial owner thereof, as of the date of this Agreement and as of immediately prior to the Closing), (iii) except as set forth in Section 3.2(a)(iii) of the Diamond Disclosure Letter, no Person is entitled to receive any management fees, Promote Distributions or other fees payable or other economics related to the Diamond Business other than a Diamond Transferred Company and (iv) except as set forth in Section 3.2(a)(iv) of the Diamond Disclosure Letter, all of the outstanding Equity Securities of each Diamond Transferred Company are duly authorized and validly issued and, to the extent such concepts are applicable, fully paid and non-assessable and have not been issued in violation of applicable Law or the Governing Documents of such Diamond Transferred Company. All Equity Securities of any Diamond Transferred Company held by the Nephrite Group are held free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Section 3.2(b) of the Diamond Disclosure Letter, no Diamond Transferred Company has any outstanding Equity Securities not held by the Nephrite Group or another Diamond Transferred Company.

(c) None of the Diamond Transferred Companies owns beneficially or of record any Equity Securities in any Person (other than one or more other Diamond Transferred Companies or Diamond Funds).

(d) There are no bonds, debentures, notes or other Indebtedness of any Diamond Transferred Company that grant to a third party the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) with the equity holders of the Diamond Transferred Companies on any matters. Except as set forth on Section 3.2(d) of the Diamond Disclosure Letter, there are no voting trusts, irrevocable proxies or other Contracts to which any Diamond Transferred Company is a party or is bound with respect to the voting or consent of any ownership interests of any Diamond Transferred Company. There are no outstanding stock appreciation or phantom stock rights with respect to any Diamond Transferred Company.

Section 3.3 No Breach.

(a) Except as set forth on Section 3.3 of the Diamond Disclosure Letter and except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to the Diamond Transferred Companies or any of the Diamond Funds in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, (x) be material to the Diamond Business, taken as a whole, or (y) reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Nephrite with respect to the Diamond Business do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default (or give rise to any material right of cancellation, redemption, payment or acceleration) under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the Diamond Assets pursuant to, or (iv) create any right to material payment or any other material right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under any of the following:

(i) the Governing Documents of any Diamond Transferred Company;

(ii) subject to the receipt of consents described in Section 3.3(a) or Section 10.1 of this Agreement, any Law to which any Diamond Transferred Company, any of the Diamond Funds or the Nephrite Group (solely to the extent related to the Diamond Business) is subject; or

(iii) any Diamond Material Contract (including, for the avoidance of doubt, any Diamond Fund Documentation and Client Contracts of any Diamond Fund).

Section 3.4 Financial Statements and Related Matters.

(a) Section 3.4(a) of the Diamond Disclosure Letter sets forth true, correct, and complete copies of the following financial statements (collectively, the “Diamond Financial Statements”):

(i) the audited combined financial statements of the Diamond Business as of December 31, 2019 and December 31, 2018, including the combined statements of assets, liabilities and members’ equity as of, and the related audited combined statements of revenue, expenses and members’ equity (deficit) and statements of operations and cash flows for, the fiscal year then ended (the “Audited Diamond Financial Statements”); and

(ii) the unaudited combined statement of financial position of the Diamond Business as of September 30, 2020 (such date, the “Latest Balance Sheet Date” and such statement, the “Latest Diamond Balance Sheet”), including the statements of assets, liabilities and members’ equity as of, and the related statements of revenue, expenses and members’ equity and cash flows for, the nine (9) month period then ended (the “Unaudited Diamond Financial Statements”).

(b) Each of the Diamond Financial Statements (including the notes thereto, if any) presents fairly in all material respects the financial position, results of operations and (in the case of the Audited Diamond Financial Statements) cash flows of the Diamond Business included and specified therein on a combined basis as of the dates thereof and for the periods covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the Unaudited Diamond Financial Statements described in Section 3.4(a)(ii), to the absence of footnote disclosures and, in the case of the Latest Diamond Balance Sheet, normal year-end adjustments for recurring accruals that are not expected to be material).

(c) The Diamond Business has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Diamond Business maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 3.5 Absence of Undisclosed Liabilities. Except as set forth on Section 3.5 of the Diamond Disclosure Letter, the Diamond Business and Diamond Transferred Companies do not have any Liabilities of any kind or nature whatsoever (including Liabilities to reimburse Nephrite), whether known or unknown, accrued, contingent, absolute, determined, or determinable, whether otherwise due or to become due, and whether or not required to be included on a balance sheet prepared in accordance with GAAP, other than: (i) Liabilities to the extent set forth or reflected on the Latest Diamond Balance Sheet or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of Section 3.4; (ii) Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which is a material Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, claim, or lawsuit); (iii) Liabilities to the extent incurred in connection with the transactions contemplated by this Agreement; (iv) Indebtedness that will be accounted for in the Diamond Indebtedness Amount; and (v) other Liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Diamond Material Adverse Effect.

Section 3.6 No Diamond Material Adverse Effect. Since the Latest Balance Sheet Date through the date of this Agreement, there has been no Diamond Material Adverse Effect.

Section 3.7 Absence of Certain Developments. Except as set forth on Section 3.7 of the Diamond Disclosure Letter or as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, (a) the Diamond Business has operated in all material respects in the Ordinary Course of Business and (b) Nephrite has not taken (or has caused or permitted to be taken on its behalf) any action solely to the extent relating to the Diamond Business that would, if taken after the date of this Agreement, require the Buyer’s Consent under Section 9.1(a).

Section 3.8 Diamond Assets. As of the date of this Agreement, except as set forth on Section 3.8 of the Diamond Disclosure Letter, the Nephrite Group (including through leases, licenses, Contracts or other arrangements) has good and valid title to, a valid leasehold interest in or a valid license to use the Diamond Assets, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Diamond Balance Sheet (other than Diamond Assets acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens). Subject to Section 2.15 and except as contemplated by Section 10.1, as of the completion of the Diamond Reorganization, a Diamond Transferred Company, including through leases, licenses, Contracts or other arrangements, shall have good and valid title to, a valid leasehold interest in or a valid license to use the Diamond Assets, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Diamond Balance Sheet (other than Diamond Assets acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens).

Section 3.9 Tax Matters. Except as set forth on Section 3.9 of the Diamond Disclosure Letter:

(a) Each Diamond Transferred Company has filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by each of the Diamond Transferred Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by each of the Diamond Transferred Companies (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) Each Diamond Transferred Company has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where a Diamond Transferred Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Diamond Transferred Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.

(d) No Diamond Transferred Company is currently or has been within the past five (5) years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Diamond Transferred Company, no such Tax Proceeding is pending, and, to the Knowledge of Nephrite, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No Diamond Transferred Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Diamond Transferred Company have been fully paid, settled or withdrawn, and, to the Knowledge of Nephrite, no such deficiency has been threatened or proposed in writing against any Diamond Transferred Company.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Diamond Transferred Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any Diamond Transferred Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Diamond Transferred Company is the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity.

(f) No Diamond Transferred Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Each Diamond Transferred Company is and at all times since its formation has been classified as a partnership or disregarded entity for U.S. federal income tax purposes.

(h) No Diamond Transferred Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(i) No Diamond Transferred Company has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Diamond Transferred Companies have properly complied with all requirements for obtaining for all material credits that the Diamond Transferred Companies have claimed under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(j) There is no Lien for Taxes on any of the assets of any Diamond Transferred Company, other than Permitted Liens.

(k) No Diamond Transferred Company has any Liability for Taxes of any other Person (other than any Diamond Transferred Company or Diamond Fund) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Diamond Transferred Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement or any agreement by any Blue Owl Flow-Thru Companies to make customary tax distributions to its owners.

(l) The unpaid Taxes of the Diamond Transferred Companies do not materially exceed reserves for Tax Liabilities as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Diamond Transferred Companies in filing their Tax Returns.

(m) Each owner of Diamond Capital Holdings immediately prior to Closing is not a foreign person within the meaning of Code Section 1445 or Code Section 1446(f).

(n) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Diamond Transferred Company. No Diamond Transferred Company has been subject to any Tax Proceeding for which it was eligible to make but did not make an election under Code Section 6226.

(o) To the Knowledge of Nephrite, no Diamond Transferred Company has taken or agreed to take any action not contemplated by this Agreement and/or any related Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 3.10 Diamond Material Contracts.

(a) Section 3.10 of the Diamond Disclosure Letter lists all of the following Contracts (other than Diamond Employee Benefit Plans) (such Contracts, together with the Client Contracts related to the Diamond Business and the Diamond Fund Documentation, the “Diamond Material Contracts”), to which any entity in the Nephrite Group is a party (solely to the extent such Contract relates to the Diamond Business), as of the date of this Agreement:

(i) other than Governing Documents of the Nephrite Group, any Contract between the Nephrite Group (other than the Diamond Transferred Companies), on the one hand, and any of the Diamond Transferred Companies, on the other hand, and any Contract between the Nephrite Group, on the one hand, and one or more of the Diamond Principals or one or more of the directors, officers or senior management employees of the Nephrite Group (solely to the extent entered into on behalf of or otherwise related to the Diamond Business), on the other hand (each such Contract, a “Diamond Affiliate Arrangement”);

(ii) each Material Lease;

(iii) any agreement with a deferred purchase price payment and any funding agreement, indenture, credit agreement, loan agreement, note mortgage, guarantee security agreement, or other Contract for financing or funding currently outstanding or available for draw after the date of this Agreement relating to the securing or borrowing of money, in each case, solely to the extent the Nephrite Group (solely to the extent relating to the Diamond Business) is an obligor or has material outstanding liabilities under the respective agreement;

(iv) any placement, agency, dealer, sales representative, distribution, investor referral (for which a fee is charged), solicitation, marketing, transfer agent, or similar Contract, in each case, with respect to the Diamond Funds;

(v) other than Governing Documents of the Nephrite Group, any joint venture, strategic alliance, distribution, partnership, or similar Contract, and any Contract involving a sharing of profits, expenses, or payments, in each case of the Diamond Business;

(vi) any Contract that is primarily a Contract of guarantee, support, indemnification (for the avoidance of doubt, excluding ordinary course indemnification obligations or indemnification related to breach of Contract and insurance policies), assumption, or endorsement of or any similar commitment with respect to Liabilities of any Person (other than such contracts of any Diamond Transferred Company related to obligations of any other Diamond Transferred Company);

(vii) any material Contract with any Governmental Entity solely to the extent relating to the Diamond Business (other than a Contract relating to an investment by a Governmental Entity in a Diamond Fund);

(viii) other than Governing Documents of the Nephrite Group, any Contract that contains any restriction that has not expired on the Diamond Business’s or any Diamond Principal’s ability to invest in industry or engage in any business or in any geographic area or in competitors of specified Persons or binds the Diamond Business or any Diamond Principal to any non-competition, exclusive dealing or material non-solicitation obligations (other than (x) customary employee non-solicitation provisions, (y) nondisclosure and confidentiality obligations and agreements, in each case with respect to prospective or actual portfolio investments (z) any Contract with Diamond Funds, including acquisition agreements, equity or subscription agreements, registration rights agreements or shareholder agreements) or that obligates the Diamond Business or any Diamond Principal to conduct business with a third party on an exclusive basis;

(ix) other than this Agreement or any Ancillary Agreement, any Contract relating to the acquisition or disposition of any business or operations of the Diamond Business (whether by merger, sale of stock, sale of assets, or otherwise) as to which there are any ongoing material obligations;

(x) other than Governing Documents of the Nephrite Group, any Contract pursuant to which a third party would reasonably be expected to have a valid right to prevent, materially impair, or materially delay the consummation of the Closing;

(xi) any Contract that requires the Diamond Business to pay consideration or payments to unaffiliated third parties for goods or services in excess of $2,000,000 per year or $5,000,000 in the aggregate;

(xii) any Contract that requires the Diamond Business to pay any commission, finder’s fee, royalty or similar payment of more than $2,000,000 annually, other than in the Ordinary Course of Business (including relating to employee recruitment), in each case other than any placement agent or similar agreement;

(xiii) any Contract that obligates the Diamond Business to pay any earn-out or other similar deferred consideration in connection with an acquisition in excess of $5,000,000;

(xiv) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”); and

(xv) any fee or engagement letter or other similar Contract as it relates to the provision of services by a financial advisor that would result in any payments being due to a financial advisor in connection with this Agreement and the transactions contemplated by this Agreement or as to which there are any ongoing material obligations.

Notwithstanding the foregoing provisions of this Section 3.10(a), “Diamond Material Contracts” shall not include (x) Contracts of Diamond Funds, or entities formed to hold portfolio investments, with respect to the acquisition, ownership, servicing or disposition of portfolio investments by Diamond Funds and/or such entities, (y) any Contracts with respect to any portfolio investment, including any Governing Documents of any portfolio investment, or (z) Contracts that solely relate to Excluded Diamond Assets or direct or indirect investments held, made, advised or managed by Excluded Diamond Assets.

(b) All of the Diamond Material Contracts are valid, binding, and enforceable, and in full force and effect in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity, except as will not result in a material loss to the Diamond Transferred Companies, taken as a whole. The Nephrite Group, solely to the extent related to the Diamond Business, has performed all material obligations required to be performed by it and is not in material default under or material breach of, nor in receipt of any claim of such default under or breach of, any Diamond Material Contract. To the Knowledge of Nephrite, no event has occurred that (with the passage of time or the giving of notice or both) would result in a material default under or material breach of, or permit the termination, modification, or acceleration of any material obligation under, any Diamond Material Contract. To the Knowledge of Nephrite, there are no oral Diamond Material Contracts. Nephrite has made available or delivered to Opal Group and the Buyer true and correct copies of all Diamond Material Contracts.

Section 3.11 Intellectual Property Rights. As of the date of this Agreement, except as set forth on Section 3.11 of the Diamond Disclosure Letter:

(a) Section 3.11(a) of the Diamond Disclosure Letter sets forth a true, correct and complete list of all Owned Intellectual Property that is registered, issued or subject of a pending application, in each case, solely to the extent related to the Diamond Business. All of the material registrations, issuances and applications set forth on Section 3.11(a) of the Diamond Disclosure Letter are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) As of the date of this Agreement, the Nephrite Group (x) exclusively owns and possesses (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or has a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Diamond Business as presently conducted, (y) has the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Diamond Track Record, and (z) has not granted any Person the right to use, and no other Person has the right to use the Diamond Track Record. As of immediately following the completion of the Diamond Reorganization, the Diamond Transferred Companies (x) shall exclusively own and possess (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or shall have a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Diamond Business as presently conducted, (y) shall have the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Diamond Track Record, and (z) shall not have granted any Person the right to use, and no other Person has the right to use, the Diamond Track Record.

(c) As of the date of this Agreement, except as set forth on Section 3.11(c) of the Diamond Disclosure Letter, as of the date of this Agreement, (i) there are no (and, since January 1, 2018, there have not been any) Proceedings pending or threatened in writing against the Nephrite Group (solely to the extent related to the Diamond Business) asserting (A) any invalidity or unenforceability of, or challenging the ownership or scope of, any material Intellectual Property Rights included in the Diamond Assets or (B) any infringement, dilution, or misappropriation by the Nephrite Group (solely to the extent related to the Diamond Business) of the Intellectual Property Rights of any Person in the conduct of the Diamond Business, (ii) except as would not reasonably be expected to result in material Liability to the Diamond Business, taken as a whole, since January 1, 2018, the conduct of the Diamond Business has not infringed, misappropriated or diluted any Intellectual Property Rights of any other Person, and (iii) to the Knowledge of Nephrite, the Intellectual Property Rights included in the Diamond Assets have not been infringed, misappropriated or diluted by any other Person in any material respect.

(d) As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Diamond Business, taken as a whole, the Nephrite Group (solely to the extent related to the Diamond Business) has implemented policies and procedures reasonably designed to protect the confidentiality and value of any trade secrets that are included in the Diamond Assets or in the possession of the Diamond Transferred Companies, and to the Knowledge of Nephrite, such trade secrets have not been disclosed to any Person except pursuant to appropriate non-disclosure obligations.

(e) As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Diamond Business, taken as a whole, the Nephrite Group (solely to the extent related to the Diamond Business) has obtained from Diamond Business Employees and other employees of the Nephrite Group who have in the past been part of the Diamond Business who have contributed to the creation or development of any material Intellectual Property Rights for the Diamond Business, written agreements containing assignment to the Nephrite Group of all such Intellectual Property Rights.

Section 3.12 Data Security; Data Privacy.

(a) The Nephrite Group has established and implemented written policies, notices, records, logs and procedures and organizational, physical, administrative, and technical measures regarding privacy, cybersecurity, and data security covering the Diamond Business (collectively, the “Diamond Privacy and Security Policies”) that (i) are consistent in all material respects with all applicable Data Protection Laws and (ii) are appropriate to protect Personal Information and other data relating to the Diamond Business against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access.

(b) The Nephrite Group has, where required by Data Protection Laws, entered into Contracts with its service providers and other material business relationships that meet the requirements of Data Protection Laws applicable to the Diamond Business.

(c) The Nephrite Group (solely to the extent related to the Diamond Business) has materially aligned its cybersecurity practices applicable to the Diamond Business with relevant generally-applicable industry standards and carries out regular external and/or internal penetration tests and vulnerability assessments of its information technology systems and business environment designed to identify any cybersecurity threats and has remediated any and all material identified vulnerabilities.

(d) The Nephrite Group (solely to the extent related to the Diamond Business) has at all times complied with all of the Diamond Privacy and Security Policies in all material respects.

(e) In the past three (3) years, the Diamond Business has not: (i) suffered any actual or suspected material unauthorized access to Personal Information or cybersecurity incident; (ii) received any notices or requests from, or to the Knowledge of Nephrite, been subject to any investigations by, any Governmental Entity or other regulatory authority in relation to its Processing activities and compliance with Data Protection Laws; or (iii) received notice from individuals alleging non-compliance with Data Protection Laws.

Section 3.13 Litigation. Except as set forth on Section 3.13 of the Diamond Disclosure Letter or in respect of the Diamond Funds, there are no (and since January 1, 2018, there have not been any) Proceedings (i) seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare invalid any of the Permits necessary for the operation of the Diamond Business, (ii) pending or, to the Knowledge of Nephrite, threatened against any Diamond Transferred Company or the Nephrite Group (solely to the extent relating to the Diamond Business), at law or in equity, or before or by any Governmental Entity, including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements or (iii) any material Orders from any Governmental Entity with respect to the Diamond Business and the Nephrite Group has not been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material Order with respect to the Diamond Business, in each case, except as has not had or would not reasonably be expected to result in a Diamond Material Adverse Effect.

Section 3.14 Brokerage. Except as set forth on Section 3.14 of the Diamond Disclosure Letter, the Diamond Business does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated by this Agreement or thereby, that would result in the obligation of the Diamond Business, any Diamond Transferred Company or any Party to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15 Labor Matters.

(a) To the extent permitted by applicable Law, Section 3.15(a) of the Diamond Disclosure Letter contains a complete and accurate list, setting forth the employee identification number of each Diamond Business Employee as of the date of this Agreement, including the following information: (i) job title; (ii) date of hire; (iii) full-time or part-time status; (iv) exempt or non-exempt classification; (v) work location; (vi) leave status (including type of leave, start date and anticipated return date (if known)); (vii) work authorization or permit details (including type of work authorization or permit, dates of validity, and sponsoring entity); (viii) accrued, but unused, paid-time-off; and (ix) employing entity), which list Nephrite shall update on the Closing Date. In addition, Nephrite has previously provided to the Opal Family’s senior management team, with regard to each Diamond Business Employee, (x) base annual salary or hourly wage rate (as applicable) and (y) any estimated or target annual incentive compensation, including bonus or commission opportunity. The Diamond Business Employees set forth on Section 3.15(a) of the Diamond Disclosure Letter have primarily or exclusively provided services to the Diamond Business during the past 12 months (or such shorter period of time in which the individual was employed by the Nephrite Group) and are sufficient in number and skill to operate the Diamond Business immediately after the Closing in substantially the same manner as it was conducted immediately prior to the Closing.

(b) None of the Diamond Transferred Companies or the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees) is party to or bound by any CBA or bargaining relationship with any labor union, works council, labor organization or employee representative and no Diamond Business Employees are represented by a labor union, works council, labor organization or employee representative with respect to their employment with the Diamond Business. To the Knowledge of Nephrite, no union organizing activities are underway or threatened with respect to Diamond Business Employees and no such activities have occurred since January 1, 2018 with respect to any employees providing services to the Diamond Business. There are no strikes, walkouts, work stoppages or slowdowns, lockouts, picketing, or other material labor disputes pending or, to the Knowledge of Nephrite, threatened against or affecting any Diamond Transferred Company or the Nephrite Group (solely with respect to the Diamond Business or the Diamond Business Employees), and no such disputes have occurred since January 1, 2018.

(c) The Diamond Transferred Companies and the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees) are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, including all applicable Laws respecting wages and hours, collective bargaining and other protected concerted activity, labor relations, employment discrimination, equal opportunity, safety and health, COVID-19, harassment and retaliation, paid time off, employee leave, disability rights and benefits, whistleblowers, immigration status, layoffs and reductions in force, workers’ compensation, and the payment and withholding of employment-related Taxes. Except as would not result in a material Liability for any Diamond Transferred Company or the Diamond Business, each of the Diamond Transferred Companies and the Nephrite Group (solely with respect to Diamond Business Employees, former employees who provided services to the Diamond Business, and individual service providers currently providing or who previously provided services to the Diamond Business) has fully and timely paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursements, severance, and other compensation that have come due and payable to past and current employees and independent contractors providing services to the Diamond Business pursuant to any Law, Contract, or policy of the Nephrite Group.

(d) As of the date of this Agreement, except as has not been, and would not reasonably be expected to be, material to the Diamond Transferred Companies, taken as a whole, (i) since January 1, 2018 there have been no charges, complaints, audits or investigations pending before any Governmental Entity pertaining to the employment practices or actions of the Diamond Transferred Companies or the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees), to the Knowledge of Nephrite, threatened against the Diamond Transferred Companies or the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees); and (ii) none of the Diamond Transferred Companies has any material liability with respect to misclassification of any employee as an independent contractor or contingent worker rather than as an “employee.”

(e) Neither the Diamond Transferred Companies nor the Nephrite Group (solely with respect to the Diamond Business and the Diamond Business Employees) have, in the past three (3) years, implemented any office closing or mass layoff triggering notice under the WARN Act.

(f) No individual who is currently providing services to the Diamond Business through a third-party service provider is an employee of the Diamond Business. The Diamond Transferred Companies do not have a single employer, joint employer, alter ego or similar relationship with any independent, third-party company.

(g) To the Knowledge of Nephrite, no Diamond Business Employee or current or former employee of the Nephrite Group (solely with respect to the Diamond Business) or the Diamond Transferred Companies is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Nephrite Group or any Diamond Transferred Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Nephrite Group or any Diamond Transferred Company or (B) to the Knowledge or use of trade secrets or proprietary information.

(h) To the Knowledge of Nephrite, since January 1, 2018, no Diamond Business Employee has been the subject of any formal claim of sexual harassment, sexual misconduct or sexual assault during his or her tenure at the Diamond Transferred Companies or the Nephrite Group, and neither the Diamond Transferred Companies nor the Nephrite Group (solely with respect to any Diamond Business Employee) has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct or sexual assault.

(i) To the Knowledge of Nephrite, as of the date of this Agreement, no Diamond Business Employee intends to terminate his or her employment with the Nephrite Group (other than in connection with the consummation of the transactions contemplated by this Agreement as a result of becoming an employee of the Buyer or its designated Subsidiary upon the Closing) nor has any present intention of declining such Diamond Business Employee’s offer to become an employee of the Buyer or its designated Subsidiary upon the Closing.

Section 3.16 Employee Benefits.

(a) Section 3.16(a) of the Diamond Disclosure Letter sets forth an accurate and complete list of each material Diamond Employee Benefit Plan (and denotes whether such plan is a Diamond Affiliate Employee Benefit Plan). Nephrite has made available to Opal Group and the Buyer, to the extent applicable, with respect to each material Diamond Employee Benefit Plan (other than any Diamond Affiliate Employee Benefit Plan) complete and correct copies of (i) the written document and, if applicable, the summary plan description (and summaries of material modifications thereto) evidencing such plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last plan year, and the most recently received IRS determination or opinion letter, (iii) any material correspondence in the last year to or from the IRS, the U.S. Department of Labor, the U.S. Pension Benefit Guaranty Corporation or any other Governmental Entity and (iv) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to such plan. With respect to each material Diamond Affiliate Benefit Plan, Nephrite has made available to Opal Group and the Buyer complete and correct copies of: (i) the most recent summary plan description and all summaries of material modifications thereto or, if such plan is not written, a written summary of the plan’s material terms and (ii) a copy of the most recently received IRS determination or opinion letter. Each Diamond Employee Benefit Plan (and each related trust, insurance contract, or fund) has been established, maintained, in form and operation, funded and administered, in all material respects, in accordance with its terms and in compliance with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Diamond Employee Benefit Plan, all premiums, contributions, reimbursements, accruals, or other payments (including all employer contributions and employee salary reduction contributions) that are due have been made on a timely basis and amounts not yet due have been accrued to the extent required under GAAP.

(b) Each Diamond Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to such Employee Benefit Plan’s qualified status, and to the Knowledge of Nephrite nothing has occurred that could reasonably be expected to adversely affect such Diamond Employee Benefit Plan’s qualification. There are no Proceedings pending or to the Knowledge of Nephrite threatened, (other than routine claims for benefits) with respect to any Diamond Employee Benefit Plan. The Diamond Business has not incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980H, 4980D, 6721 or 6722 of the Code.

(c) None of the Diamond Transferred Companies maintain, sponsor, contribute to, have not contributed in the last six (6) years to, have not had any obligation to contribute to or have not had and do not have any Liability, including on account of any other Person that is or (at a relevant time) was treated as a single employer with any Diamond Transferred Company under Code Section 414 under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Code Sections 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or “multiple employer plan” to which Code Section 413(c) applies, or (iv) any benefit plan, program, or arrangement that provides for post-retirement or post-termination medical, life insurance, or other welfare-type benefits (except as required by Code Section 4980B or any similar applicable state Law for which the recipient pays the full premium cost).

(d) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (either alone or in combination with any termination of employment or status as employee, officer, director or independent contractor) could (i) entitle any current or former Diamond Business Employee or any director or independent contractor of the Diamond Business to severance pay or any material increase in severance pay or any other material compensation or benefits, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any current or former Diamond Business Employee or any director or independent contractor of the Diamond Business, (iii) directly or indirectly cause the Nephrite Group to transfer or set aside any assets to fund any material benefits under any Diamond Employee Benefit Plan, or (iv) otherwise give rise to any material Liability under any Diamond Employee Benefit Plan, in each such case which would not have occurred absent execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably likely, either alone or in combination with another event, result in the payment of any amount that would reasonably be expected, individually or in combination with any other payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Diamond Transferred Company is party to any Contract or otherwise has any obligation to provide, and no Diamond Employee Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement, or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. With respect to any Diamond Employee Benefit Plan, no Diamond Transferred Company has engaged in a transaction in connection with which any Diamond Transferred Company reasonably would be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Without limiting the generality of the other provisions of this Section 3.16, with respect to each Diamond Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Diamond Plan”): (i) all employer and employee contributions to each Foreign Diamond Plan required by Law or by the terms of such Foreign Diamond Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Diamond Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no Foreign Diamond Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no unfunded or underfunded Liabilities exist with respect to any Foreign Diamond Plan.

Section 3.17 Compliance with Laws; Permits. Except as set forth on Section 3.17 of the Diamond Disclosure Letter:

(a) Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, (i) the Nephrite Group (solely to the extent related to the Diamond Business) and the Diamond Business and each Diamond Transferred Company are (and since January 1, 2016, have been) in compliance with all applicable Laws, and (ii) as of the date of this Agreement, no written notices have been received by, and, to the Knowledge of Nephrite, no oral notices have been received by and no Proceedings have been filed against the Nephrite Group (solely to the extent related to the Diamond Business) or any Diamond Transferred Company alleging a violation of any such Laws.

(b) Neither the Nephrite Group (solely to the extent related to the Diamond Business), any Diamond Transferred Company nor any Diamond Business Employee or former employee who provided services to the Diamond Business, is, or at any time since January 1, 2016, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Entity, and none of them is threatened with the imposition or receipt of any of the foregoing.

(c) To the extent required by applicable Law, the Nephrite Group has adopted, and maintained, customary “know-your-customer” and anti-money laundering programs and reporting procedures covering the Diamond Business, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering with respect to the Diamond Business. To the extent applicable, the subscription agreement that an investor executes prior to being admitted to any Diamond Fund contains customary representations and warranties (which representations and warranties are customary as of the date of execution) that such investor is not a Sanctioned Person.

(d) No member of the Nephrite Group (solely to the extent related to the Diamond Business) nor, to the Knowledge of Nephrite, any Diamond Business Employee: (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) (A) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of the Diamond Business as currently conducted, or (B) has any reasonable basis to believe that such Persons are the subject of any ongoing investigation by any Governmental Entity.

(e) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to any Diamond Transferred Company or Diamond Fund or, with respect to any Diamond Transferred Company or Diamond Fund as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(f) As of the Closing, the Nephrite Group (solely to the extent related to the Diamond Business) or the applicable Diamond Fund, as applicable, owns or possesses all right, title, and interest in and to each of its respective Permits issued or granted by any Governmental Entity and has complied and is in compliance in all material respects with all Permits required for ownership of the properties and assets and the conduct and operation of the Diamond Business as presently conducted, and no notices have been received by the Diamond Business alleging the failure to hold any of the foregoing. The Diamond Business has obtained all Permits required for the conduct and operation of such Diamond Business in the jurisdictions in which it operates, except as would not reasonably be expected to materially impair the operation of the Diamond

Business. Except as set forth on Section 3.17(f) of the Diamond Disclosure Letter, all of such Permits will be held by a Diamond Transferred Company or a Diamond Fund as of immediately following the Diamond Reorganization. To the Knowledge of Nephrite, except as would not reasonably be expected to materially impair the operation of the Diamond Business, taken as a whole, or result in material Liability to the Diamond Business, taken as a whole, each Diamond Business Employee who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson, broker-dealer, or an equivalent person with any Governmental Entity in connection with activities conducted in their employment in respect of the Diamond Business is duly registered or licensed as such and such registration or license is in full force and effect.

(g) Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, all Permits required for each Diamond Fund to conduct its business as currently conducted, for the ownership and use of its properties or assets or that are required for its employees, if any, to perform the services, duties, and responsibilities performed by or on behalf of such Diamond Fund in connection with its business have been obtained by it. Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, all such Permits are valid and in full force and effect, no material default or violation exists thereunder.

(h) Since January 1, 2016, each Diamond Fund has filed (after giving effect to any extensions) with the SEC all material forms, documents, and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC. Each such form or report, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Securities Exchange Act applicable to such form or report, and no such form or report when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Diamond Fund has issued its outstanding equity interests pursuant to an effective registration statement under the Securities Act (or an applicable exemption therefrom).

(i) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, to the Knowledge of Nephrite, there are no unresolved issues with the SEC with respect to the Diamond Business or any Diamond Transferred Company.

(j) As of the date hereof, neither the Diamond RIA Subsidiary (solely to the extent related to the Diamond Business) nor any Diamond Transferred Company is subject to, and has not received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Entity, and, to the Knowledge of Nephrite, no such examination, inspection, investigation or inquiry has been started or completed for which no examination report is available.

(k) Neither the Diamond RIA Subsidiary (solely to the extent related to the Diamond Business) nor any Diamond Transferred Company is prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole.

Section 3.18 Anti-Bribery; Anti-Corruption. The Diamond Business is, and has been at all times since January 1, 2016, in material compliance with all applicable Anti-Corruption Laws. Since January 1, 2016, the Nephrite Group has instituted policies and procedures covering the Diamond Business reasonably designed to ensure the Diamond Business’ compliance with all applicable Anti-Corruption Laws with respect to the Diamond Business and maintains such policies and procedures in effect. Since January 1, 2016, neither the Nephrite Group, the Diamond Funds, nor, to the Knowledge of Nephrite, any of their respective agents (in each case, solely to the extent related to the Diamond Business) has, directly or indirectly, in furtherance of or in connection with the business of such entity: (i) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative of any foreign, federal, state, or local Governmental Entity, including any representative of a state-owned entity or a public organization, in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her, or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful; (ii) requested, agreed to receive, or accepted any financial or other advantage or inducement where such request, agreement to receive, or acceptance would be unlawful; (iii) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; or (v) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. Since January 1, 2016, no member of the Nephrite Group (solely to the extent related to the Diamond Business) has received from any Governmental Entity or any other Person any written notice, inquiry, or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Corruption Laws or policies and procedures designed to ensure compliance therewith.

Section 3.19 Anti-Money Laundering; Sanctions; Customs & Trade Laws.

(a) Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, since January 1, 2016, neither the Nephrite Group, the Diamond Funds, nor, to the Knowledge of Nephrite, any other Person acting for or on behalf of any of the foregoing (in each case, solely to the extent related to the Diamond Business) (i) has been or is currently a Sanctioned Person or Restricted Person; (ii) has engaged or is currently engaging in any business or other dealings with or involving (A) any Sanctioned Country or (B) any Sanctioned Person or Restricted Person, in each case in violation of applicable Sanctions or Customs & Trade Laws; (iii) has failed to conduct its import, export, and reexport transactions and any other transfers in accordance with all applicable Customs & Trade Laws; or (iv) has otherwise been in violation of applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

(b) Since January 1, 2016, and prior to the date of this Agreement, neither the Nephrite Group nor the Diamond Funds has received from any Governmental Entity or any other Person (in each case, solely to the extent related to the Diamond Business) any written or oral notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

(c) Since January 1, 2016, the Nephrite Group and the Diamond Funds have each had in place controls and systems reasonably designed to ensure compliance by the Diamond Business with applicable Anti-Money Laundering Laws, Sanctions, and Customs & Trade Laws.

Section 3.20 Real Property.

(a) The Diamond Transferred Companies neither own nor have ever owned any real property.

(b) Section 3.20(b)(i) of the Diamond Disclosure Letter sets forth a true and complete list of all Leases for each Leased Real Property and the address of each Leased Real Property that is used by the Diamond Business. Except as set forth on Section 3.20(b)(ii) of the Diamond Disclosure Letter, except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; and (ii) the Nephrite Group (solely to the extent related to the Diamond Business) is not in breach or default under such Lease, and to the Knowledge of Nephrite, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Lease.

Section 3.21 Environmental. Except as set forth on Section 3.21 of the Diamond Disclosure Letter: (a) the Diamond Business is, and since January 1, 2018, has been, in compliance in all material respects with all Environmental Laws, including with respect to all Permits required pursuant to Environmental Laws for their occupancy of their owned, leased, or operated real property (including the Leased Real Property) or their operation of their business; (b) the Nephrite Group (solely to the extent related to the Diamond Business) has not received any written notice, which remains unresolved, regarding any material Liabilities, any material violation, or any material corrective, investigatory, or remedial obligations, of any Diamond Transferred Company relating to Environmental Laws; (c) the Diamond Business has not treated, stored, disposed or arranged for the disposal of, handled, transported, released, or exposed any Person to any Hazardous Substances, and no real property currently or formerly owned, leased, or operated by any Diamond Transferred Company (including the Leased Real Property) is or has been contaminated by any Hazardous Substances, in each case in such concentrations or manner as has given or would give rise to any unresolved material violation by, or unresolved material Liabilities or unresolved material corrective, investigatory, or remedial obligations of, the Nephrite Group

(solely to the extent related to the Diamond Business) under Environmental Laws; and (d) the Diamond Business is not subject to any Orders or has by contract or operation of law assumed, undertaken, or provided an indemnity with respect to the material Liabilities of any other Person relating to any Environmental Laws or Hazardous Substances.

Section 3.22 Affiliate Transactions. Except as set forth on Section 3.22 of the Diamond Disclosure Letter, none of the Nephrite Group nor any of the Diamond Principals, nor any director, officer or employee of the Nephrite Group, nor any individual related by blood, marriage, or adoption to any such individual nor any Affiliates of any such Person (other than a Diamond Transferred Company or a Diamond Fund), is or has been a party to any material agreement, contract, commitment, or transaction with any Diamond Transferred Company or any other entity in the Nephrite Group (solely to the extent related to the Diamond Business) or has any right, title, or interest in any property owned or used by any Diamond Transferred Company (including any Intellectual Property Rights).

Section 3.23 Investment Advisory Services. Except on behalf of the Diamond RIA Subsidiary or any relying advisers in respect thereof, no Diamond Principal provides, and no Diamond Principal has, since January 1, 2018, provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person. Other than to the Diamond Funds and any co-investment vehicles with respect thereto, none of the Diamond Transferred Companies provide, and have not since January 1, 2018, provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person.

Section 3.24 Insurance. As of the date of this Agreement, the Nephrite Group maintains property, casualty, workers compensation, professional lines, fidelity, cyber and other insurance with insurance carriers against operational risks and risks to the assets, properties, and employees of the Diamond Business with respect to the policy year that includes the date of this Agreement (collectively, “Diamond Insurance Plans”). Except as would not reasonably be expected to materially impair the operations of the Diamond Business, taken as a whole, or result in a Liability that is material to the Diamond Business, taken as a whole, all such Diamond Insurance Plans and arrangements are, as of the date of this Agreement, in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of Nephrite, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.

Section 3.25 Regulatory Compliance.

(a) None of the Nephrite Group (solely to the extent related to the Diamond Business) nor, to the Knowledge of Nephrite, any officer, director, or employee thereof, nor any other “affiliated person” (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company; and none of the Nephrite Group (solely to the extent related to the Diamond Business) nor, to the Knowledge of Nephrite, any person “associated” (as defined in the Investment Advisers Act) therewith who is required to be qualified, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; in each case, except for any such disqualification with respect to which the Diamond Business or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Entity; nor is there any proceeding or investigation pending or, to the Knowledge of Nephrite, threatened by any Governmental Entity that would result in any such disqualification.

(b) Except as set forth on Section 3.25(b) of the Diamond Disclosure Letter, as of the date of this Agreement, (i) no exemptive Orders, “no-action” letters, or similar exemptions or regulatory relief have been obtained and (ii) except as are not material to the Diamond Business, taken as a whole, no requests are pending therefor by the Diamond Business or, to the Knowledge of Nephrite, any Diamond Fund, excluding in each case ordinary course correspondence with the SEC or correspondence otherwise publicly filed within the SEC.

(c) The Diamond RIA Subsidiary (solely to the extent related to the Diamond Business) and each Diamond Transferred Company has been and is in material compliance with the Investment Advisers Act and the rules and regulations promulgated thereunder, and to the extent required to be registered as an investment adviser under the Investment Advisers Act, such registration has been and is in full force and effect and, to the Knowledge of Nephrite, there is no basis for any disqualification, denial, suspension, or revocation thereof. No Diamond Transferred Company (i) is or has been an “investment adviser” required to register under the Investment Advisers Act or any other applicable Laws to be licensed or qualified as an investment adviser or (ii) is subject to any material Liability by reason of any failure to be so registered, licensed, or qualified.

(d) The Diamond RIA Subsidiary has adopted (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act and (iii) insider trading policies, personal trading policies, and such other policies and procedures as are reasonably required in order to comply with Rule 206(4)-7 under the Investment Advisers Act, and have designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. Such code of ethics and insider trading, personal trading and other policies and procedures are reasonably designed to prevent violation, by the Diamond Business and their “supervised persons” (as defined in the Investment Advisers Act), of the Investment Advisers Act and the rules promulgated thereunder. To the Knowledge of Nephrite, since January 1, 2018, there have been no material violations of the code of ethics, insider trading policies, personal trading policies and other material policies of the Nephrite Group (solely to the extent related to the Diamond Business).

(e) Other than as would not result in a breach of applicable Law, neither the Diamond Business nor any Diamond Business Employee (i) is a broker, dealer, broker-dealer, bank, trust company, commodity broker-dealer, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent or similar type of entity within the meaning of any applicable Law, or, since January 1, 2018, has acted as such in connection with any offers, sales, or distributions of securities in connection with the Diamond Business, nor (ii) is required to be registered, licensed, or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person, or sales person (or in a similar capacity) under the Exchange Act or other applicable Law. No Diamond Transferred Company is, or has ever been, (x) registered as or required to register as a broker-dealer under the Exchange Act or any similar state securities law, or is a member of FINRA or (y) required to be licensed or registered in any jurisdiction outside of the United States of America, or to be registered with the Commodity Futures Trading Commission and/or a member of the National Futures Association.

(f) Since January 1, 2018, Diamond RIA Subsidiary and each Diamond Transferred Company has (i) performed its investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the Diamond Fund Documentation and Client Contracts applicable to such Clients and (ii) not received any written communication from any Person regarding any actual or alleged failure to perform investment management, advisory, and related duties and responsibilities in compliance with such agreements.

(g) Neither the Diamond Business nor any Diamond Business Employee is subject to a disqualification that would be a basis, following the Business Combination, for any limitations on the activities, functions, or operations of, or suspension or termination of the Investment Advisory Services provided by an Opal Transferred Company to any BDCs.

Section 3.26 Diamond 40 Act Funds. No Diamond Transferred Company provides Investment Advisory Services to any 40 Act Funds.

Section 3.27 Information Supplied. The information supplied or to be supplied, in each case, in writing, by Nephrite with respect to Nephrite and the Diamond Business expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available and (b) (i) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or at the time of the Buyer Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by Nephrite or that are included in such filings and/or mailings), except that, in each case, no warranty or representation is made by Nephrite with respect to: (A) statements made or incorporated by reference therein based on information supplied by the Buyer or Opal Group or their respective Affiliates for inclusion in such materials or (B) any projections or forecasts included in such materials.

Section 3.28 Sufficiency of Assets. The Diamond Assets, together with services that would reasonably be provided under a customary transition services agreement, the rights and benefits provided pursuant to this Agreement and such services and other resources that are generally available, include substantially all the assets and properties used or employed in the business presently conducted by the Diamond Business, as of the date hereof, except as would not reasonably be expected to have a Diamond Material Adverse Effect. Subject to Section 2.15 and except as contemplated by Section 10.1, immediately after the consummation of the transactions contemplated by this Agreement to be effected at the Closing, after giving effect to the Diamond Reorganization and assuming receipt of all consents necessary for the transfer of the Diamond Assets and non-termination of any contract or advisory relationship, the Diamond Transferred Companies will continue to (a) have all right, title, and interest in and to, or will have a valid right to use such Diamond Assets; and (b) have the assets and rights, of the Diamond Business (other than the Excluded Diamond Assets) immediately after the Closing Date in substantially the same manner as presently conducted by the Nephrite Group, in each case except as would not reasonably be expected to have a Diamond Material Adverse Effect.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING NEPHRITE

As an inducement to Opal Group, Opal Feeder, Opal Partners and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Diamond Disclosure Letter, Nephrite represents and warrants to Opal Group, Opal Feeder, Opal Partners and the Buyer as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date) as follows:

Section 4.1 Organization; Authority; Enforceability. Nephrite (a) is an entity validly existing, and in good standing under the Laws of the jurisdiction in which it is formed and (b) is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Nephrite’s ability to consummate the transactions contemplated by this Agreement. Nephrite has the requisite legal entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Nephrite is a party and to consummate the transactions contemplated by this Agreement and thereby. No other limited liability company or other proceedings on the part of Nephrite are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Nephrite is a party and the consummation of the transactions contemplated by this Agreement and thereby. This Agreement has been duly executed and delivered by Nephrite and constitutes the valid and binding agreement of Nephrite, enforceable against Nephrite in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Nephrite is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Capitalization. Nephrite directly or indirectly has good and valid title to all of the issued and outstanding Equity Securities of each of the Diamond Transferred Companies, free and clear of all Liens (other than Permitted Liens).

Section 4.3 No Breach.

(a) Except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to Nephrite in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Nephrite do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Nephrite or any other material assets pursuant to, (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under, or (v) result in any material change in the rights or obligations of any party under any of the following:

(i) the Governing Documents of Nephrite;

(ii) any Law to which Nephrite is subject; or

(iii) any Contract to which Nephrite is subject;

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

Section 4.4 Litigation. There are no (and there have not been any) Proceedings pending or, to the Knowledge of Nephrite, threatened against Nephrite, at law or in equity, or before or by any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

Section 4.5 Brokerage. Except as set forth on Section 4.5 of the Diamond Disclosure Letter, Nephrite will not be liable for payment of brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Nephrite is a party or by which Nephrite is bound.

Section 4.6 Investment Intent.

(a) Nephrite understands and acknowledges that the acquisition of Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock involves substantial risk. Nephrite can bear the economic risk of its investment (which Nephrite acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Nephrite is capable of evaluating the merits and risks of its investment in Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock.

(b) Nephrite is acquiring the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock for its own account and on behalf of its Affiliates, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Blue Owl Holdings Common Units, Blue Owl Carry Common Units or Buyer Capital Stock, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Nephrite qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Nephrite understands and acknowledges that the issuance, sale or resale of the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Nephrite acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Nephrite acknowledges that there is no public market for the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock and that there can be no assurance that a public market will develop.

Section 4.7 Compliance with Laws. Nephrite is, and has been since January 1, 2018, in compliance in all material respects with Laws applicable to its ownership of Equity Securities of the Diamond Transferred Companies, and no uncured written notices have been received by Nephrite from any Governmental Entity or any other Person alleging a material violation of any such Laws as relates to such Equity Securities.

Section 4.8 No Undisclosed Agreements or Arrangements. Other than as set forth in this Agreement and the Ancillary Agreements or as otherwise described in Section 4.8 of the Diamond Disclosure Letter, as of the date of this Agreement, there are no material agreements between or among the Opal Family, the Opal Principals or the Opal Business, on the one hand, and the Nephrite Group, the Diamond Principals or the Diamond Business, on the other hand, with respect to the combination of the Diamond Business and the Opal Business or the operation of the combined businesses following the Closing.

Section 4.9 Inspections; the Buyer’s Representations. Nephrite is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Opal Business and the Buyer. Nephrite has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Nephrite agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Opal Business and the Buyer and on the accuracy of the representations and warranties set forth in Article V, Article VI, Article VII, Article VIII and any Ancillary Agreement

or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by Opal Group, Opal Feeder, Opal Partners, the Buyer or their respective Affiliates or representatives, except for those set forth in Article V, Article VI, Article VII, Article VIII and in any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement. Nephrite specifically acknowledges and agrees to Opal Group’s, Opal Feeder’s, Opal Partners’ and the Buyer’s disclaimer of any representations or warranties other than those set forth in Article V, Article VI, Article VII, Article VIII and in any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement, whether made by either Opal Group, Opal Feeder, Opal Partners, the Buyer or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nephrite and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nephrite and its Affiliates or representatives by Opal Group, Opal Feeder, Opal Partners, the Buyer or any of their respective Affiliates or representatives), other than those set forth in Article V, Article VI, Article VII, Article VIII and in any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement. Nephrite specifically acknowledges and agrees that, without limiting the generality of this Section 4.9, neither Opal Group, Opal Feeder, Opal Partners, the Buyer nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Nephrite specifically acknowledges and agrees that except for the representations and warranties set forth in Article V, Article VI, Article VII, Article VIII and in any Ancillary Agreement or certificate delivered by Opal Group, Opal Feeder, Opal Partners or the Buyer pursuant to this Agreement, Opal Group, Opal Feeder, Opal Partners and the Buyer have not made any other express or implied representation or warranty with respect to Opal Group, Opal Feeder, Opal Partners, the Buyer, their respective assets or Liabilities, the Opal Business, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article V

REPRESENTATIONS AND WARRANTIES REGARDING THE OPAL BUSINESS

As an inducement to Nephrite and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (x) as set forth in the applicable section of the Opal Disclosure Letter and (y) that Opal Feeder makes no representations or warranties under this Article V with respect to the FIC Assets, Opal Feeder represents and warrants to Nephrite and the Buyer, as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 5.1 Organization; Authority; Enforceability. Each Opal Transferred Company and each Opal Fund, as applicable: (a) is duly organized or formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have an Opal Material Adverse Effect and (c) has the requisite organizational power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Correct and complete copies of the Governing Documents of each Opal Transferred Company and each Opal Fund, as in effect on the date of this Agreement, have been made available to Nephrite and the Buyer. Except as set forth on Section 5.1 of the Opal Disclosure Letter, none of the Opal Transferred Companies nor any Opal Fund is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 5.2 Capitalization and Related Matters.

(a) (i) Section 5.2(a)(i) of the Opal Disclosure Letter sets forth the entire authorized, issued, and outstanding Equity Securities of Opal Group and each of its Subsidiaries (each, an “Opal Company”), along with a description of the function of each such Opal Company; (ii) Section 5.2(a)(ii) of the Opal Disclosure Letter sets forth the entire authorized, issued, and outstanding Equity Securities of each Opal Company (identifying each beneficial owner thereof, as of the date of this Agreement), (iii) except as set forth in Section 5.2(a)(iii) of the Opal Disclosure Letter, no Person is entitled to receive any management fees, Promote Distributions or other fees payable or other economics related to the Opal Business other than an Opal Transferred Company and (iv) except as set forth in Section 5.2(a)(iv) of the Opal Disclosure Letter, all of the outstanding Equity Securities of each Opal Transferred Company are duly authorized and validly issued and, to the extent such concepts are applicable, fully paid and non-assessable and have not been issued in violation of applicable Law or the Governing Documents of such Opal Transferred Company. All Equity Securities of any Opal Transferred Company held by the Opal Family are held free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Section 5.2(b) of the Opal Disclosure Letter, no Opal Transferred Company has any outstanding Equity Securities not held by the Opal Family or another Opal Transferred Company.

(c) None of the Opal Transferred Companies owns beneficially or of record any Equity Securities in any Person (other than one or more other Opal Transferred Companies or Opal Funds).

(d) There are no bonds, debentures, notes or other Indebtedness of any Opal Transferred Company that grant to a third party the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) with the equity holders of the Opal Transferred Companies on any matters. Except as set forth on Section 5.2(d) of the Opal Disclosure Letter, there are no voting trusts, irrevocable proxies or other Contracts to which any Opal Transferred Company is a party or is bound with respect to the voting or consent of any ownership interests of any Opal Transferred Company. There are no outstanding stock appreciation or phantom stock rights with respect to any Opal Transferred Company.

Section 5.3 No Breach.

(a) Except as set forth in Section 5.3(a) of the Opal Disclosure Letter and as contemplated by Section 10.11(e) and except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to Opal Group, the Opal Business or any of the Opal Funds in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, (x) be material to the Opal Business, taken as a whole, or (y) reasonably be expected to prevent or materially delay the ability of Opal Group to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Opal Group, Opal Feeder and Opal Partners with respect to the Opal Transferred Companies do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default (or give rise to any material right of cancellation, redemption, payment or acceleration) under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the Opal Assets pursuant to, or (iv) create any right to material payment or any other material right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under any of the following:

(i) the Governing Documents of any Opal Transferred Company;

(ii) subject to the receipt of consents described in Section 5.3(a) or Section 10.2 of this Agreement, any Law to which any Opal Transferred Company, any of the Opal Funds or the Opal Family (solely to the extent related to the Opal Business) is subject; or

(iii) any Opal Material Contract (including, for the avoidance of doubt, any Opal Fund Documentation and Client Contracts of any Opal Fund).

Section 5.4 Financial Statements and Related Matters.

(a) Section 5.4(a) of the Opal Disclosure Letter sets forth true, correct, and complete copies of the following financial statements (collectively, the “Opal Financial Statements”):

(i) the audited consolidated and combined financial statements of the Opal Business as of December 31, 2019, and December 31, 2018, including the consolidated statements of assets, liabilities and members’ equity as of, and the related audited consolidated and combined statements of revenue, expenses and members’ equity (deficit) and statements of operations and cash flows for, the fiscal year then ended (the “Audited Opal Financial Statements”); and

(ii) the unaudited consolidated and combined statement of financial position of the Opal Business as of the Latest Balance Sheet Date (the “Latest Opal Balance Sheet”), including the statements of assets, liabilities and members’ equity as of, and the related statements of revenue, expenses and members’ equity and cash flows for, the nine (9) month period then ended (the “Unaudited Opal Financial Statements”).

(b) Each of the Opal Financial Statements (including the notes thereto, if any) presents fairly in all material respects the financial position, results of operations and (in the case of the Audited Opal Financial Statements) cash flows of the Opal Business included and specified therein on a consolidated and combined basis as of the dates thereof and for the periods covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the Unaudited Opal Financial Statements described in Section 2.17, to the absence of footnote disclosures and, in the case of the Latest Opal Balance Sheet, normal year-end adjustments for recurring accruals that are not expected to be material). Each of the audited consolidated financial statements as of and for the year ended December 31, 2019 and the unaudited consolidated financial statements as of and for the nine (9) months ended September 30, 2020 (including the notes thereto, if any) of each of the Opal Funds (in the case of the BDCs, filed with the SEC prior to the date of this Agreement) present fairly in all material respects the financial position, results of operations and cash flows of such Opal Fund on a consolidated basis as of the dates thereof and for the periods covered thereby in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the unaudited financial statements for the period ended September 30, 2020, to the absence of footnote disclosures and, in the case of the balance sheet included therewith, normal year-end adjustments for recurring accruals that are not expected to be material). Each such financial statement has been made available to Nephrite and the Buyer.

(c) The Opal Business has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Opal Business maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 5.5 Absence of Undisclosed Liabilities. Except as set forth on Section 5.5 of the Opal Disclosure Letter, the Opal Business and Opal Transferred Companies do not have any Liabilities of any kind or nature whatsoever (including Liabilities to reimburse Opal Feeder or Opal Partners), whether known or unknown, accrued, contingent, absolute, determined, or determinable, whether otherwise due or to become due, and whether or not required to be included on a balance sheet prepared in accordance with GAAP, other than: (i) Liabilities to the extent set forth or reflected on the Latest Opal Balance Sheet or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of or disclosed in the notes thereto or in the notes to the other financial statements that are the subject of Section 2.13; (ii) Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which is a material Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, claim, or lawsuit); (iii) Liabilities to the extent incurred in connection with the transactions contemplated by this Agreement; (iv) Indebtedness that will be accounted for in the Opal Indebtedness Amount; and (v) other Liabilities that would not, individually or in the aggregate, reasonably be expected to result in an Opal Material Adverse Effect.

Section 5.6 No Opal Material Adverse Effect. Since the Latest Balance Sheet Date through the date of this Agreement, there has been no Opal Material Adverse Effect.

Section 5.7 Absence of Certain Developments. Except as set forth on Section 5.7 of the Opal Disclosure Letter or as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, (a) the Opal Business has operated in all material respects in the Ordinary Course of Business and (b) Opal Group has not taken (or has caused or permitted to be taken on its behalf) any action solely to the extent relating to the Opal Business that would, if taken after the date of this Agreement, require the Buyer’s Consent under Section 9.2(a).

Section 5.8 Opal Assets. As of the date of this Agreement, except as set forth on Section 5.8 of the Opal Disclosure Letter, the Opal Family (including through leases, licenses, Contracts or other arrangements) has good and valid title to, a valid leasehold interest in or a valid license to use the Opal Assets, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Opal Balance Sheet (other than Opal Assets acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens). As of the completion of the Opal Reorganization and except as contemplated by Section 10.2, an Opal Transferred Company, including through leases, licenses, Contracts or other arrangements, shall have good and valid title to, a valid leasehold interest in or a valid license to use the Opal Assets, whether tangible or intangible, used or held for use by it, located on its premises, shown on the Latest Opal Balance Sheet (other than Opal Assets acquired or disposed of thereafter in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens).

Section 5.9 Tax Matters. Except as set forth on Section 5.9 of the Opal Disclosure Letter:

(a) Each Opal Transferred Company has filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by each of the Opal Transferred Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by each of the Opal Transferred Companies (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) Each Opal Transferred Company has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where an Opal Transferred Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Opal Transferred Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.

(d) No Opal Transferred Company is currently or has been within the past five (5) years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Opal Transferred Company, no such Tax Proceeding is pending, and, to the Knowledge of Opal Group, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No Opal Transferred Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Opal Transferred Company have been fully paid, settled or withdrawn, and, to the Knowledge of Opal Group, no such deficiency has been threatened or proposed in writing against any Opal Transferred Company.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Opal Transferred Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any Opal Transferred Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Opal Transferred Company is the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity.

(f) No Opal Transferred Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Each Opal Transferred Company is and at all times since its formation has been classified as a partnership or disregarded entity for U.S. federal income tax purposes.

(h) No Opal Transferred Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(i) No Opal Transferred Company has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Opal Transferred Companies have properly complied with all requirements for obtaining for all material credits received under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(j) There is no Lien for Taxes on any of the assets of any Opal Transferred Company, other than Permitted Liens.

(k) No Opal Transferred Company has any Liability for Taxes of any other Person (other than any Opal Transferred Company or Opal Fund) as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Opal Transferred Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement or any agreement by any Blue Owl Flow-Thru Companies to make customary tax distributions to its owners.

(l) The unpaid Taxes of the Opal Transferred Companies do not materially exceed reserves for Tax Liabilities as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Opal Transferred Companies in filing their Tax Returns.

(m) Opal Feeder is not a foreign person within the meaning of Code Section 1445 or Code Section 1446(f).

(n) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Opal Transferred Company. No Opal Transferred Company has been subject to any Tax Proceeding for which it was eligible to make but did not make an election under Code Section 6226.

(o) To the Knowledge of Opal Group, no Opal Transferred Company has taken or agreed to take any action not contemplated by this Agreement and/or any related Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.10 Opal Material Contracts.

(a) Section 5.10 of the Opal Disclosure Letter lists all of the following Contracts (other than Opal Employee Benefit Plans) (such Contracts, together with the Client Contracts related to the Opal Business and the Opal Fund Documentation, the “Opal Material Contracts”), to which any entity in the Opal Family is a party (solely to the extent such Contract relates to the Opal Business), as of the date of this Agreement:

(i) other than Governing Documents of the Opal Family, any Contract between the Opal Family (other than the Opal Transferred Companies), on the one hand, and any of the Opal Transferred Companies, on the other hand, and any Contract between any Opal Transferred Company, on the one hand, and one or more of the Opal Principals or one or more of the directors, officers or senior management employees of the Opal Family (solely to the extent entered into on behalf of or otherwise related to the Opal Business), on the other hand (each such Contract, an “Opal Affiliate Arrangement”);

(ii) each Material Lease;

(iii) any agreement with a deferred purchase price payment and any funding agreement, indenture, credit agreement, loan agreement, note mortgage, guarantee security agreement, or other Contract for financing or funding currently outstanding or available for draw after the date of this Agreement relating to the securing or borrowing of money, in each case, solely to the extent the Opal Group (solely to the extent relating to the Opal Business) is an obligor or has material outstanding liabilities under the respective agreement;

(iv) any placement, agency, dealer, sales representative, distribution, investor referral (for which a fee is charged), solicitation, marketing, transfer agent, or similar Contract, in each case, with respect to the Opal Funds;

(v) other than Governing Documents of the Opal Family, any joint venture, strategic alliance, distribution, partnership, or similar Contract, and any Contract involving a sharing of profits, expenses, or payments, in each case of the Opal Business;

(vi) any Contract that is primarily a Contract of guarantee, support, indemnification (for the avoidance of doubt, excluding ordinary course indemnification obligations or indemnification related to breach of Contract and insurance policies), assumption, or endorsement of or any similar commitment with respect to Liabilities of any Person (other than such contracts of any Opal Transferred Company related to obligations of any other Opal Transferred Company);

(vii) any material Contract with any Governmental Entity solely to the extent relating to the Opal Business (other than a Contract relating to an investment by a Governmental Entity in an Opal Fund);

(viii) other than Governing Documents of the Opal Family, any Contract that contains any restriction that has not expired on the Opal Business’s or any Opal Principal’s ability to invest in industry or engage in any business or in any geographic area or in competitors of specified Persons or binds the Opal Business or any Opal Principal to any non-competition, exclusive dealing or material non-solicitation obligations (other than (x) customary employee non-solicitation provisions, (y) nondisclosure and confidentiality obligations and agreements, in each case with respect to prospective or actual portfolio investments (z) any Contract with Opal Funds, including acquisition agreements, equity or subscription agreements, registration rights agreements or shareholder agreements) or that obligates the Opal Business or any Opal Principal to conduct business with a third party on an exclusive basis;

(ix) other than this Agreement or any Ancillary Agreement, any Contract relating to the acquisition or disposition of any business or operations of the Opal Business (whether by merger, sale of stock, sale of assets, or otherwise) as to which there are any ongoing material obligations;

(x) other than Governing Documents of the Opal Family, any Contract pursuant to which a third party would reasonably be expected to have a valid right to prevent, materially impair, or materially delay the consummation of the Closing;

(xi) any Contract that requires the Opal Business to pay consideration or payments to unaffiliated third parties for goods or services in excess of $2,000,000 per year or $5,000,000 in the aggregate;

(xii) any Contract that requires the Opal Business to pay any commission, finder’s fee, royalty or similar payment of more than $2,000,000 annually, other than in the Ordinary Course of Business (including relating to employee recruitment), in each case other than any placement agent or similar agreement;

(xiii) any Contract that obligates the Opal Business to pay any earn-out or other similar deferred consideration in connection with an acquisition in excess of $5,000,000;

(xiv) any CBA; and

(xv) any fee or engagement letter or other similar Contract as it relates to the provision of services by a financial advisor that would result in any payments being due to a financial advisor in connection with this Agreement and the transactions contemplated by this Agreement or as to which there are any ongoing material obligations.

Notwithstanding the foregoing provisions of this Section 5.10(a) “Opal Material Contracts” shall not include (i) Contracts of Opal Funds, or entities formed to hold portfolio investments, with respect to the acquisition, ownership, servicing or disposition of portfolio investments by Opal Funds and/or such entities, (ii) any Contracts with respect to any portfolio investment, including any Governing Documents of any portfolio investment, or (iii) Contracts that relate solely to the FIC Assets.

(b) All of the Opal Material Contracts are valid, binding, and enforceable, and in full force and effect in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity, except as will not result in a material loss to the Opal Transferred Companies, taken as a whole. The Opal Family, solely to the extent related to the Opal Business, has performed all material obligations required to be performed by it and is not in material default under or material breach of, nor in receipt of any claim of such default under or breach of, any Opal Material Contract. To the Knowledge of Opal Group, no event has occurred that (with the passage of time or the giving of notice or both) would result in a material default under or material breach of, or permit the termination, modification, or acceleration of any material obligation under, any Opal Material Contract. To the Knowledge of Opal Group, there are no oral Opal Material Contracts. Opal Group has made available or delivered to Nephrite and the Buyer true and correct copies of all Opal Material Contracts.

Section 5.11 Intellectual Property Rights. Except as set forth on Section 5.11 of the Opal Disclosure Letter:

(a) Section 5.11(a) of the Opal Disclosure Letter sets forth a true, correct and complete list of all Owned Intellectual Property that is registered, issued or the subject of a pending application, in each case, solely to the extent related to the Opal Business. All of the material registrations, issuances and applications set forth in Section 5.11(a) of the Opal Disclosure Letter are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) As of the date of this Agreement, the Opal Family (x) exclusively owns and possesses (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or has a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Opal Business as presently conducted, (y) has the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Opal Track Record, and (z) has not granted any Person the right to use, and no other Person has the right to use, the Opal Track Record. As of immediately following the completion of the Opal Reorganization, the Opal Transferred Companies (x) shall exclusively own and possess (free and clear of all Liens, except for Permitted Liens) the entire right, title and interest in and to, or shall have a valid, enforceable, and sufficient license to use, all Intellectual Property Rights used in or necessary for the conduct of the Opal Business as presently conducted, (y) shall have the exclusive right (to the extent afforded by applicable Intellectual Property Rights Laws) to use the Opal Track Record, and (z) shall not have granted any Person the right to use, and no other Person has the right to use, the Opal Track Record.

(c) As of the date of this Agreement, except as set forth on Section 5.11(c) of the Opal Disclosure Letter, as of the date of this Agreement (i) there are no (and, since January 1, 2018, there have not been any) Proceedings pending or threatened in writing against the Opal Family (solely to the extent related to the Opal Business) asserting (A) any invalidity or unenforceability of, or challenging the ownership or scope of, any material Intellectual Property Rights included in the Opal Assets or (B) any infringement, dilution, or misappropriation by the Opal Family (solely to the extent related to the Opal Business) of the Intellectual Property Rights of any Person in the conduct of the Opal Business, (ii) except as would not reasonably be expected to result in material Liability to the Opal Business, taken as a whole, since January 1, 2018, the conduct of the Opal Business has not infringed, misappropriated or diluted any Intellectual Property Rights of any other Person, and (iii) to the Knowledge of Opal Group, the Intellectual Property Rights included in the Opal Assets have not been infringed, misappropriated or diluted by any other Person in any material respect.

(d) As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Opal Business, taken as a whole, the Opal Family (solely to the extent related to the Opal Business) has implemented policies and procedures reasonably designed to protect the confidentiality and value of any trade secrets that are included in the Opal Assets or in the possession of the Opal Transferred Companies, and to the Knowledge of Opal Group, such trade secrets have not been disclosed to any Person except pursuant to appropriate non-disclosure obligations.

(e) As of the date of this Agreement, except as would not reasonably be expected to materially impair the operation of the Opal Business, taken as a whole, the Opal Family (solely to the extent related to the Opal Business) has obtained from Opal Group Employees and other employees of the Opal Family who have in the past been part of the Opal Business who have contributed to the creation or development of any material Intellectual Property Rights for the Opal Business, written agreements containing assignment to the Opal Family of all such Intellectual Property Rights.

Section 5.12 Data Security; Data Privacy.

(a) The Opal Family has established and implemented written policies, notices, records, logs and procedures and organizational, physical, administrative, and technical measures regarding privacy, cybersecurity, and data security covering the Opal Business (collectively, the “Opal Privacy and Security Policies”) that (i) are consistent in all material respects with all applicable Data Protection Laws and (ii) are appropriate to protect Personal Information and other data relating to the Opal Business against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access.

(b) The Opal Family has where required by Data Protection Laws, entered into Contracts with its service providers and other material business relationships that meet the requirements of Data Protection Laws applicable to the Opal Business.

(c) The Opal Family has materially aligned its cybersecurity practices applicable to the Opal Business with relevant generally-applicable industry standards and carries out regular external and/or internal penetration tests and vulnerability assessments of its information technology systems and business environment designed to identify any cybersecurity threats and has remediated any and all material identified vulnerabilities.

(d) The Opal Family (solely to the extent related to the Opal Business) has at all times complied with all of the Opal Privacy and Security Policies in all material respects.

(e) In the past three (3) years, the Opal Business has not: (i) suffered any actual or suspected material unauthorized access to Personal Information or cybersecurity incident; (ii) received any notices or requests from, or to the Knowledge of Opal Group, been subject to any investigations by any Governmental Entity or other regulatory authority in relation to its Processing activities and compliance with Data Protection Laws; or (iii) received notice from individuals alleging non-compliance with Data Protection Laws.

Section 5.13 Litigation. Except as set forth on Section 5.13 of the Opal Disclosure Letter or in respect of the Opal Funds, there are no (and since January 1, 2018, there have not been any) Proceedings (i) seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare invalid any of the Permits necessary for the operation of the Opal Business, (ii) pending or, to the

Knowledge of Opal Group, threatened against any Opal Transferred Company or the Opal Family (solely to the extent relating to the Opal Business), at law or in equity, or before or by any Governmental Entity, including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements or (iii) any material Orders from any Governmental Entity with respect to the Opal Business and the Opal Family has not been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material Order with respect to the Opal Business, in each case, except as has not had or would not reasonably be expected to result in an Opal Material Adverse Effect.

Section 5.14 Brokerage. Except as set forth on Section 5.14 of the Opal Disclosure Letter, the Opal Business does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated by this Agreement or thereby, that would result in the obligation of the Opal Business or any Party to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.15 Labor Matters.

(a) The Opal Family (solely with respect to the Opal Business and the Opal Group Employees) is not party to or bound by any CBA or bargaining relationship with any labor union, works council, labor organization or employee representative and no Opal Group Employee is represented by a labor union, works council, labor organization or employee representative with respect to the Opal Group Employees. To the Knowledge of Opal Group, no union organizing activities are underway or threatened with respect to any Opal Group Employees and no such activities have occurred since January 1, 2018. There are no strikes, walkouts, work stoppages or slowdowns, lockouts, picketing, or other material labor disputes pending or, to the Knowledge of Opal Group, threatened against or affecting the Opal Family (with respect to the Opal Business or the Opal Group Employees), and no such disputes have occurred since January 1, 2018.

(b) The Opal Transferred Companies and the Opal Family (solely with respect to the Opal Business and the Opal Group Employees) are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, including all applicable Laws respecting wages and hours, collective bargaining and other protected concerted activity, labor relations, employment discrimination, equal opportunity, safety and health, COVID-19, harassment and retaliation, paid time off, employee leave, disability rights and benefits, whistleblowers, immigration status, layoffs and reductions in force, workers’ compensation, and the payment and withholding of employment-related Taxes. Except as would not result in a material Liability for any Opal Transferred Company or the Opal Business, the Opal Family has fully and timely paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursements, severance, and other compensation that have come due and payable to past and current Opal Group Employees and independent contractors providing services to the Opal Business pursuant to any Law, Contract, or policy of the Opal Family.

(c) As of the date of this Agreement, except as has not been, and would not reasonably be expected to be, material to the Opal Transferred Companies, taken as a whole, (i) since January 1, 2018 there are no charges, complaints, audits or investigations pending before any Governmental Entity pertaining to the employment practices or actions of the Opal Transferred Companies or, to the Knowledge of Opal Group, threatened against the Opal Transferred Companies; and (ii) none of the Opal Transferred Companies has any material liability with respect to misclassification of any employee as an independent contractor or contingent worker rather than as an “employee.”

(d) Neither the Opal Transferred Companies nor the Opal Family (solely with respect to the Opal Business) have in the past three (3) years, implemented any office closing or mass layoff triggering notice under the WARN Act.

(e) No individual who is currently providing services to the Opal Business through a third-party service provider is an employee of the Opal Business. The Opal Transferred Companies do not have a single employer, joint employer, alter ego or similar relationship with any independent, third-party company.

(f) To the Knowledge of Opal Group, no current or former Opal Group Employee is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Opal Family or (ii) to a former employer of any such employee relating (A) to the right of any such Opal Group Employee to be employed by the Opal Family or (B) to the Knowledge or use of trade secrets or proprietary information.

(g) To the Knowledge of Opal Group, since January 1, 2018, no Opal Group Employee has been the subject of any formal claim of sexual harassment, sexual misconduct or sexual assault during his or her tenure at the Opal Transferred Companies or the Opal Family, and neither the Opal Transferred Companies nor the Opal Family (solely with respect to any Opal Group Employee) has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct or sexual assault.

(h) To the Knowledge of Opal Group, as of the date of this Agreement, no Opal Group Employee intends to terminate his or her employment with Opal Group or its Subsidiaries.

Section 5.16 Employee Benefits.

(a) Section 5.16(a) of the Opal Disclosure Letter sets forth an accurate and complete list of each material Opal Employee Benefit Plan. Opal Group has made available to Nephrite and the Buyer, to the extent applicable, with respect to each material Opal Employee Benefit Plan, complete and correct copies of (i) the written document and, if applicable, the summary plan description (and summaries of material modifications thereto) evidencing such plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or material supplements to any such plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last plan year, and the most recently received IRS determination or opinion letter, (iii) any material correspondence in the last year to or from the IRS, the U.S. Department of Labor, the U.S. Pension Benefit Guaranty Corporation or any other Governmental Entity and (iv) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to such plan. As applicable with respect to each Opal PEO Plan, Opal Group has made available to Nephrite and to the Buyer summaries of each Opal

PEO Plan and the Contract or agreement pursuant to which the PEO provides services to Opal or the availability of such Opal PEO Plans to Opal Group Employees. Each Opal Employee Benefit Plan (and each related trust, insurance contract, or fund) and, to the Knowledge of Opal Group, each Opal PEO Plan has been established, maintained, in form and operation, funded and administered, in all material respects, in accordance with its terms and in compliance with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Opal Employee Benefit Plan, and as it relates to Opal Group’s participation under each Opal PEO Plan, all premiums, contributions, reimbursements, accruals, or other payments (including all employer contributions and employee salary reduction contributions) that are due have been made on a timely basis and amounts not yet due have been accrued to the extent required under GAAP.

(b) Each Opal Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to such Employee Benefit Plan’s qualified status, and to the Knowledge of Opal Group nothing has occurred that could reasonably be expected to adversely affect such Opal Employee Benefit Plan’s qualification. There are no Proceedings pending or, to the Knowledge of Opal Group, threatened (other than routine claims for benefits) with respect to any Opal Employee Benefit Plan or, to the Knowledge of Opal Group, any Opal PEO Plan. The Opal Business has not incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980H, 4980D, 6721 or 6722 of the Code.

(c) None of the Opal Transferred Companies maintain, sponsor, contribute to, have not contributed in the last six (6) years to, have not had any obligation to contribute to or have not had and do not have any Liability, including on account of any other Person that is or (at a relevant time) was treated as a single employer with any Opal Transferred Company under Code Section 414 under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Code Sections 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or “multiple employer plan” to which Code Section 413(c) applies, or (iv) any benefit plan, program, or arrangement that provides for post-retirement or post-termination medical, life insurance, or other welfare-type benefits (except as required by Code Section 4980B or any similar applicable state Law for which the recipient pays the full premium cost).

(d) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (either alone or in combination with any termination of employment or status as employee, officer, director or independent contractor) could (i) entitle any current or former Opal Group Employee or any director or independent contractor of the Opal Business to severance pay or any material increase in severance pay or any other material compensation or benefits, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any current or former Opal Group Employee or any director or independent contractor of the Opal Business, (iii) directly or indirectly cause the Opal Family to transfer or set aside any assets to fund any material benefits under any Opal Employee Benefit Plan, or (iv) otherwise give rise to any material Liability under any Opal Employee Benefit Plan, in each such case which would not have occurred absent execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably likely either alone or in combination with another event, result in the payment of any amount that would reasonably be expected, individually or in combination with any other payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Opal Transferred Company is party to any Contract or otherwise has any obligation to provide, and no Opal Employee Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement, or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. With respect to any Opal Employee Benefit Plan, no Opal Transferred Company has engaged in a transaction in connection with which any Opal Transferred Company reasonably would be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

Section 5.17 Compliance with Laws; Permits. Except as set forth on Section 5.17 of the Opal Disclosure Letter:

(a) Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, (i) the Opal Family (solely to the extent related to the Opal Business), the Opal Business and each Opal Transferred Company are (and since January 1, 2016, have been) in compliance with all applicable Laws, and (ii) no written notices have been received by and, to the Knowledge of Opal Group, no oral notices have been received by and no Proceedings have been filed against the Opal Family (solely to the extent related to the Opal Business) alleging a violation of any such Laws.

(b) Neither the Opal Family (solely to the extent related to the Opal Business), any Opal Transferred Company nor any Opal Group Employee, is, or at any time since January 1, 2016, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Entity, and none of them is threatened with the imposition or receipt of any of the foregoing.

(c) To the extent required by applicable Law, the Opal Family has adopted, and maintained, customary “know-your-customer” and anti-money laundering programs and reporting procedures covering the Opal Business, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering with respect to the Opal Business. To the extent applicable, the subscription agreement that an investor executes prior to being admitted to any Opal Fund contains customary representations and warranties (which representations and warranties are customary as of the date of execution) that such investor is not a Sanctioned Person.

(d) No member of the Opal Family (solely to the extent related to the Opal Business) nor, to the Knowledge of Opal Group, any Opal Group Employee: (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) (A) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of the Opal Business as currently conducted, or (B) has any reasonable basis to believe that such Persons are the subject of any ongoing investigation by any Governmental Entity.

(e) No Disqualification Event is applicable to any Opal Transferred Company or Opal Fund or, with respect to any Opal Transferred Company or Opal Fund as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) is applicable.

(f) The Opal Family (solely to the extent related to the Opal Business) or the Opal Funds, as applicable, owns or possesses all right, title, and interest in and to each of its respective Permits issued or granted by any Governmental Entity and has complied and is in compliance in all material respects with all Permits required for ownership of the properties and assets and the conduct and operation of the Opal Business as presently conducted, and no notices have been received by the Opal Business alleging the failure to hold any of the foregoing. The Opal Business has obtained all Permits required for the conduct and operation of such Opal Business in the jurisdictions in which it operates, except as would not reasonably be expected to materially impair the operation of the Opal Business. To the Knowledge of Opal Group, except as would not reasonably be expected to materially impair the operation of the Opal Business, taken as a whole, or result in material Liability to the Opal Business, taken as a whole, each employee of the Opal Family (solely to the extent related to the Opal Business) who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson, broker-dealer, or an equivalent person with any Governmental Entity in connection with activities conducted in their employment in respect of the Opal Business is duly registered or licensed as such and such registration or license is in full force and effect.

(g) Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, all Permits required for each Opal Fund to conduct its business as currently conducted, for the ownership and use of its properties or assets or that are required for its employees, if any, to perform the services, duties, and responsibilities performed by or on behalf of such Opal Fund in connection with its business have been obtained by it. Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, all such Permits are valid and in full force and effect, no material default or violation exists thereunder.

(h) Since January 1, 2016, each Opal Fund has filed (after giving effect to any extensions) with the SEC all material forms, documents, and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC. Each such form or report, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act, the Securities Exchange Act and the Investment Company Act applicable to such form or report, and no such form or report when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Opal Fund has issued its outstanding equity interests pursuant to an effective registration statement under the Securities Act (or an applicable exemption therefrom).

(i) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Opal Material Adverse Effect, to the Knowledge of Opal Group, there are no unresolved issues with the SEC with respect to the Opal Business or any Opal Transferred Company.

(j) As of the date hereof, none of the Opal RIA Subsidiaries (solely to the extent related to the Opal Business) is subject to, and has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Entity, and no such examination, inspection, investigation or inquiry has been started or completed for which no examination report is available.

(k) None of the Opal RIA Subsidiaries (solely to the extent related to the Opal Business) nor any Opal Transferred Company is prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole.

Section 5.18 Anti-Bribery; Anti-Corruption. The Opal Business is, and has been at all times since January 1, 2016, in material compliance with all applicable Anti-Corruption Laws. Since January 1, 2016, the Opal Family has instituted policies and procedures covering the Opal Business reasonably designed to ensure compliance with all applicable Anti-Corruption Laws with respect to the Opal Business and maintains such policies and procedures in effect. Since January 1, 2016, none of the Opal Family, the Opal Funds or, to the Knowledge of Opal Group, any of their respective agents (in each case, solely to the extent related to the Opal Business) has, directly or indirectly, in furtherance of or in connection with the business of such entity: (i) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative of any foreign, federal, state, or local Governmental Entity, including any representative of a state-owned entity or a public organization, in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her, or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful; (ii) requested, agreed to receive, or accepted any financial or other advantage or inducement where such request, agreement to receive, or acceptance would be unlawful; (iii) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (iv) made any unlawful bribe, rebate, payoff, influence payment kickback, or other unlawful payment to any foreign or domestic government official or employee; or (v) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. Since January 1, 2016, no member of the Opal Family (solely to the extent related to the Opal Business) has received from any Governmental Entity or any other Person any written notice, inquiry, or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Corruption Laws or policies and procedures designed to ensure compliance therewith.

Section 5.19 Anti-Money Laundering; Sanctions; Customs & Trade Laws.

(a) Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, since January 1, 2016, none of the Opal Family, the Opal Funds or, to the Knowledge of Opal Group, any other Person acting for or on behalf of any of the foregoing (in each case, solely to the extent related to the Opal Business) (i) has been or is currently a Sanctioned Person or Restricted Person; (ii) has engaged or is currently engaging in any business or other dealings with or involving (A) any Sanctioned Country or (B) any Sanctioned Person or Restricted Person, in each case in violation of applicable Sanctions or Customs & Trade Laws; (iii) has failed to conduct its import, export, and reexport transactions and any other transfers in accordance with all applicable Customs & Trade Laws; or (iv) has otherwise been in violation of applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

(b) Since January 1, 2016, and prior to the date of this Agreement, none of the Opal Family or the Opal Funds has received from any Governmental Entity or any other Person (in each case, solely to the extent related to the Opal Business) any written or oral notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Money Laundering Laws, Sanctions, or Customs & Trade Laws.

(c) Since January 1, 2016, the Opal Family and the Opal Funds have each had in place controls and systems reasonably designed to ensure compliance by the Opal Business with applicable Anti-Money Laundering Laws, Sanctions, and Customs & Trade Laws.

Section 5.20 Real Property.

(a) The Opal Transferred Companies neither own nor have ever owned any real property.

(b) Section 5.20(b)(i) of the Opal Disclosure Letter sets forth a true and complete list of all Leases for each Leased Real Property and the address of each Leased Real Property that is used by the Opal Business. Except as set forth on Section 5.20(b)(ii) of the Opal Disclosure Letter, except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; and (ii) the Opal Family (solely to the extent related to the Opal Business) is not in breach or default under such Lease, and to the Knowledge of Opal Group, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Lease.

Section 5.21 Environmental. Except as set forth on Section 5.21 of the Opal Disclosure Letter: (a) the Opal Business is, and since January 1, 2018, has been, in compliance in all material respects with all Environmental Laws, including with respect to all Permits required pursuant to Environmental Laws for their occupancy of their owned, leased, or operated real property (including the Leased Real Property) or their operation of their business; (b) the Opal Family (solely to the extent related to the Opal Business) has not received any written notice, which remains unresolved, regarding any material Liabilities, any material violation, or any material corrective, investigatory, or remedial obligations, of any Opal Transferred Company relating to Environmental Laws; (c) the Opal Business has not treated, stored, disposed or arranged for the disposal of, handled, transported, released, or exposed any Person to any Hazardous Substances, and no real property currently or formerly owned, leased, or operated by any Opal Transferred Company (including the Leased Real Property) is or has been contaminated by any Hazardous Substances, in each case in such concentrations or manner as has given or would give rise to any unresolved material violation by, or unresolved material Liabilities or unresolved material corrective, investigatory, or remedial obligations of, the Opal Family (solely to the extent related to the Opal Business) under Environmental Laws; and (d) the Opal Business is not subject to any Orders or has by contract or operation of law assumed, undertaken, or provided an indemnity with respect to the material Liabilities of any other Person relating to any Environmental Laws or Hazardous Substances.

Section 5.22 Affiliate Transactions. Except as set forth on Section 5.22 of the Opal Disclosure Letter, none of the Opal Family nor any of the Opal Principals, nor any director, officer or employee of the Opal Family, nor any individual related by blood, marriage, or adoption to any such individual nor any Affiliates of any such Person (other than in an Opal Transferred Company or an Opal Fund), is or has been a party to any material agreement, contract, commitment, or transaction with any Opal Transferred Company, Opal Fund or any other entity in the Opal Family (solely to the extent related to the Opal Business) or has any right, title, or interest in any property owned or used by any Opal Transferred Company or Opal Fund (including any Intellectual Property Rights).

Section 5.23 Broker-Dealer.

(a) Other than the Opal Broker-Dealer Subsidiary, no Opal Transferred Company is, or has ever been, registered as or required to register as a broker-dealer under the Exchange Act or any similar state securities law, or is a member of FINRA.

(b) The Opal Broker-Dealer Subsidiary is duly registered under the Securities Exchange Act as a broker-dealer with the SEC and with all states and other jurisdictions in which it is required to be registered and has operated since its registration date and is currently operating in compliance in all material respects with all Laws applicable to it or its business, has made all required regulatory filings, and has all registrations, permits, licenses, exemptions, orders, and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to result in a material Liability to the Opal Transferred Companies, taken as a whole. The Opal Broker-Dealer Subsidiary is a member in good standing of FINRA and all other Self-Regulatory Organizations of which it is required to be a member and in compliance with all applicable rules of FINRA and any such Self-Regulatory Organization of which it is a member or which otherwise has authority over it, except for any such non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Opal Business, taken as a whole. The Opal Broker-Dealer Subsidiary is not required to be licensed or registered in any jurisdiction outside of the United States of America, or to be registered with the Commodity Futures Trading Commission and/or a member of the National Futures Association.

(c) Opal Group has made available to Nephrite and the Buyer true, correct, and complete copies of each Uniform Application for Broker-Dealer Registration on Form BD filed by the Opal Broker-Dealer Subsidiary since January 1, 2018, reflecting all amendments thereto to the date of this Agreement (each, a “Form BD”). The Forms BD of the Opal Broker-Dealer Subsidiary are in compliance in all material respects with the applicable requirements of the Securities Exchange Act, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Opal Business, taken as a whole.

(d) Neither the Opal Broker-Dealer Subsidiary nor any “associated person” thereof (i) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Securities Exchange Act, (ii) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act, or (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions, or operations of, or suspension or revocation of the registration of the Opal Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker, or government securities dealer under Section 15, Section 15B or Section 15C of the Securities Exchange Act, and there is no Proceeding pending or, to the Knowledge of Opal Group, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a “statutory disqualification” as described in clause (ii) or subject to a disqualification as described in clause (iii) or (iv) is subject to any undertaking as a result of any Order by any Governmental Entity.

(e) The Opal Broker-Dealer Subsidiary currently maintains and, at all times since its registration date, has maintained “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Securities Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Securities Exchange Act.

Section 5.24 Investment Advisory Services. Except on behalf of the Opal RIA Subsidiary or any relying advisers in respect thereof, no Opal Transferred Company provides, and no Opal Transferred Company has, since January 1, 2018, provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person. Other than to the Opal Funds and any co-investment vehicles with respect thereto, none of the Opal Transferred Companies provide, and have not since January 1, 2018 provided, Investment Advisory Services to any investment vehicle, company, fund or account, or other Person.

Section 5.25 Insurance. As of the date of this Agreement, the Opal Family maintains property, casualty, workers compensation, professional lines, fidelity, cyber and other insurance with insurance carriers against operational risks and risks to the assets, properties, and employees of the Opal Business with respect to the policy year that includes the date of this Agreement (collectively, “Opal Insurance Plans”). Except as would not reasonably be expected to materially impair the operations of the Opal Business, taken as a whole, or result in a Liability that is material to the Opal Business, taken as a whole, all such Opal Insurance Plans and arrangements are, as of the date of this Agreement, in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of Opal Group, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies.

Section 5.26 Regulatory Compliance.

(a) None of the Opal Family (solely to the extent related to the Opal Business) nor, to the Knowledge of Opal Group, any officer, director, or employee thereof, nor any other “affiliated person” (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company or a business development company; and none of the members of the Opal Family (solely to the extent related to the Opal Business) nor, to the Knowledge of Opal Group, any person “associated” (as defined in the Investment Advisers Act) therewith who is required to be qualified, is subject to potential disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act; in each case, except for any such disqualification with respect to which the Opal Business or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Entity; nor is there any proceeding or investigation pending or, to the Knowledge of Opal Group, threatened by any Governmental Entity that would result in any such disqualification.

(b) Except as set forth on Section 5.26(b) of the Opal Disclosure Letter, as of the date of this Agreement, (i) no exemptive Orders, “no-action” letters, or similar exemptions or regulatory relief have been obtained and (ii) except as are not material to the Opal Business, taken as a whole, no requests are pending therefor by the Opal Business or, to the Knowledge of Opal Group, any Opal Fund, excluding in each case ordinary course correspondence with the SEC or correspondence otherwise publicly filed within the SEC.

(c) Section 5.26(c) of the Opal Disclosure Letter lists each Opal Transferred Company that is registered as an investment adviser with the SEC pursuant to the Investment Advisers Act (each, an “Investment Adviser”). The Opal RIA Subsidiaries and each Opal Transferred Company has been and is in material compliance with the Investment Advisers Act and the rules and regulations promulgated thereunder, and to the extent required to be registered as an investment adviser under the Investment Advisers Act, such registration has been and is in full force and effect and to the Knowledge of Opal Group there is no basis for any disqualification, denial, suspension, or revocation thereof. No Opal Transferred Company that is not an Investment Adviser (i) is or has been an “investment adviser” required to register under the Investment Advisers Act or any other applicable Laws to be licensed or qualified as an investment adviser or (ii) is subject to any material Liability by reason of any failure to be so registered, licensed, or qualified. Any Opal Transferred Company that, in accordance with applicable SEC “no-action” letters, relies upon the registration of an Investment Adviser to satisfy its obligation to register as an investment adviser under the Investment Advisers Act has been and continues to be in material compliance with the conditions set forth in such SEC “no-action” letters for reliance thereon.

(d) The Opal Family (solely to the extent related to the Opal Business) has adopted (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act and (iii) insider trading policies, personal trading policies, and such other policies and procedures as are reasonably required in order to comply with Rule 206(4)-7 under the Investment Advisers Act, and have designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. Such code of ethics and insider trading, personal trading and other policies and procedures are reasonably designed to prevent violation, by the Opal Business and their “supervised persons” (as defined in the Investment Advisers Act), of the Investment Advisers Act and the rules promulgated thereunder. To the Knowledge of Opal Group, since January 1, 2018, there have been no material violations of the code of ethics, insider trading policies, personal trading policies and other material policies of the Opal Family (solely to the extent related to the Opal Business).

(e) Other than as would not result in a breach of applicable Law, none of Opal Group nor any other Opal Transferred Company (other than the Opal Broker-Dealer Subsidiary) nor any Opal Group Employee (i) is a broker, dealer, broker-dealer, bank, trust company, commodity broker-dealer, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent or similar type of entity within the meaning of any applicable Law, or, since January 1, 2018, has acted as such in connection with any offers, sales, or distributions of securities in connection with the Opal Business, nor (ii) is required to be registered, licensed, or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person, or sales person (or in a similar capacity) under the Exchange Act or other applicable Law.

(f) Since January 1, 2018, the Opal RIA Subsidiaries and the Opal Transferred Companies have (i) performed their respective investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the Opal Fund Documentation and Client Contracts applicable to such Clients and (ii) not received any written communication from any Person regarding any actual or alleged failure to perform investment management, advisory, and related duties and responsibilities in compliance with such agreements.

Section 5.27 Opal 40 Act Funds.

(a) Other than the BDCs, (i) none of the Opal Family (solely to the extent related to the Opal Business) or the Opal Funds is a 40 Act Fund, and (ii) no other Person to whom the Opal Family (solely to the extent related to the Opal Business) renders Investment Advisory Services is a 40 Act Fund.

(b) All Investment Advisory Services rendered to a BDC by an Opal Transferred Company have been rendered pursuant to a Client Contract, and such Client Contract has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (subject to the matters set forth on Section 5.27(b) of the Opal Disclosure Letter). Each such Client Contract has since January 1, 2018 been performed by the applicable Opal Transferred Company in accordance in all material respects with all other applicable Laws.

(c) Each of the BDCs has elected pursuant to Section 54(a) of the Investment Company Act to be regulated as a business development company, and at all times since such election has satisfied the definition of business development company in Section 2(a)(48) of the Investment Company Act. Each BDC’s election to be so regulated has not been revoked or withdrawn and is in full force and effect and, to the Knowledge of Opal Group, no action has been taken by the board of directors or equity owners of such BDC to revoke or withdraw such election. Other than the BDCs, as of the date of this Agreement, no Opal Fund has elected to be regulated as a business development company under the Investment Company Act.

(d) Each BDC has, since January 1, 2018, filed all BDC Documents in compliance with the Securities Act, the Investment Company Act, the Securities Exchange Act and other applicable Laws, except as would not (i) reasonably be expected to have a material adverse effect with respect to such BDC or (ii) have an Opal Material Adverse Effect. The registration statement and prospectus for each BDC did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(e) The outstanding shares, units or other interests of each BDC (i) have been issued and sold in compliance with applicable Laws in all material respects, (ii) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required pursuant to applicable Laws in all material respects and (iii) have been duly authorized and validly issued and are fully paid and, to the extent applicable, non-assessable.

(f) Each BDC is governed by a board of directors, a majority of which are not “interested persons” (as defined in the Investment Company Act) of such BDC, that has been established and operated in conformity with the requirements and restrictions of Section 56(a) under the Investment Company Act.

(g) Each BDC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws” (as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act). There have been no “material compliance matters” (as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act) for any BDC.

(h) For all taxable years since it elected to be treated as a business development company, each BDC has either elected or intends to elect to be treated as, and has qualified for taxation as, a regulated investment company taxable under Subchapter M of the Code (a “RIC”), has operated since January 1, 2020, until the date hereof in a manner consistent with the requirements for qualification and taxation as a RIC, and intends to continue to operate in such a manner as to qualify as a RIC for the current taxable year and subsequent taxable years. To the Knowledge of Opal Group, there are no circumstances that would cause any BDC not to qualify for such treatment for its current taxable year, including due to such BDC being a party to any agreement or arrangement that would require such BDC to include in income following the

Closing amounts that would cause such BDC to fail the income test described in Section 851(b)(2) of the Code. Each BDC has timely filed (or caused to be timely filed) all Income Tax Returns and other material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Taxing Authority and has timely paid (or caused to be paid) all material Taxes shown on such Tax Returns and all other material Taxes imposed on such BDC, in each case, other than any such Taxes that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP on such BDC’s financial statements. To the Knowledge of Opal Group, there is no currently pending or proposed in writing audit or examination of such Tax Returns or Taxes. There are no outstanding waivers or comparable consents given by any BDC regarding the application of the statute of limitations with respect to any material Taxes.

Section 5.28 Information Supplied. The information supplied or to be supplied, in each case, in writing, by Opal Group with respect to Opal Group and the Opal Business expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available and (b) (i) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or at the time of the Buyer Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by Opal Group or that are included in such filings and/or mailings), except that, in each case, no warranty or representation is made by Opal Feeder with respect to: (A) statements made or incorporated by reference therein based on information supplied by the Buyer or Nephrite or their respective Affiliates for inclusion in such materials or (B) any projections or forecasts included in such materials.

Section 5.29 Sufficiency of Assets. The Opal Assets, together with the FIC Assets, the rights and benefits provided pursuant to this Agreement and such services and other resources that are generally available, include substantially all the assets and properties used or employed in the business presently conducted by the Opal Business, as of the date hereof, except as would not reasonably be expected to have an Opal Material Adverse Effect. Except as contemplated by Section 10.2, immediately after the consummation of the transactions contemplated by this Agreement to be effected at the Closing, after giving effect to the Opal Reorganization and assuming receipt of all consents necessary for the transfer of the Opal Assets and non-termination of any contract or advisory relationship, the Opal Transferred Companies will continue to (a) have all right, title, and interest in and to, or will have a valid right to use such Opal Assets; and (b) have the assets and rights, of the Opal Business (other than the FIC Assets) immediately after the Closing Date in substantially the same manner as presently conducted by the Opal Family, in each case except as would not reasonably be expected to have an Opal Material Adverse Effect.

Article VI

REPRESENTATIONS AND WARRANTIES OF OPAL FEEDER

As an inducement to Nephrite and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (x) as set forth in the applicable section of the Opal Disclosure Letter and (y) that Opal Feeder makes no representations or warranties under this Article VI with respect to the FIC Assets, Opal Feeder represents and warrants to Nephrite and the Buyer as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date) as follows:

Section 6.1 Organization; Authority; Enforceability. Opal Feeder (a) is an entity validly existing, and in good standing under the Laws of the jurisdiction in which it is formed and (b) is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Opal Feeder’s ability to consummate the transactions contemplated by this Agreement. Opal Feeder has the requisite legal entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Opal Feeder is a party and to consummate the transactions contemplated by this Agreement and thereby. No other limited liability company or other proceedings on the part of Opal Feeder are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Opal Feeder is a party and the consummation of the transactions contemplated by this Agreement and thereby. This Agreement has been duly executed and delivered by Opal Feeder and constitutes the valid and binding agreement of Opal Feeder, enforceable against Opal Feeder in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Opal Feeder is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 6.2 Capitalization. Opal Feeder has good and valid title to all of the issued and outstanding Equity Securities of Opal Group held by it, free and clear of all Liens (other than Permitted Liens).

Section 6.3 No Breach.

(a) Except as required under the HSR Act and as contemplated by Section 10.11(e), no Permit is required to be obtained or made by or with respect to Opal Feeder in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Feeder to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Opal Feeder do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Opal Feeder or any other material assets pursuant to, (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under, or (v) result in any material change in the rights or obligations of any party under any of the following:

(i) the Governing Documents of Opal Feeder;

(ii) any Law to which Opal Feeder is subject; or

(iii) any Contract to which Opal Feeder is subject;

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Nephrite to consummate the transactions contemplated by this Agreement.

Section 6.4 Litigation. There are no (and there have not been any) Proceedings pending or, to the Knowledge of Opal Feeder, threatened against Opal Feeder, at law or in equity, or before or by any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Feeder to consummate the transactions contemplated by this Agreement.

Section 6.5 Brokerage. Except as set forth on Section 6.5 of the Opal Disclosure Letter, Opal Feeder will not be liable for payment of brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Opal Feeder is a party or by which Opal Feeder is bound.

Section 6.6 Investment Intent.

(a) Opal Feeder understands and acknowledges that the acquisition of Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock involves substantial risk. Opal Feeder can bear the economic risk of its investment (which Opal Feeder acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Opal Feeder is capable of evaluating the merits and risks of its investment in Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock.

(b) Opal Feeder is acquiring the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock for its own account and on behalf of its Affiliates, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Blue Owl Holdings Common Units, Blue Owl Carry Common Units or Buyer Capital Stock, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Opal Feeder qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Opal Feeder understands and acknowledges that the issuance, sale or resale of the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Opal Feeder acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Opal Feeder acknowledges that there is no public market for the Blue Owl Holdings Common Units, Blue Owl Carry Common Units and Buyer Capital Stock and that there can be no assurance that a public market will develop.

Section 6.7 Compliance with Laws. Opal Feeder is, and has been since January 1, 2018, in compliance in all material respects with Laws applicable to its ownership of Equity Securities of Opal Group, and no uncured written notices have been received by any Opal from any Governmental Entity or any other Person alleging a material violation of any such Laws as relates to such Equity Securities.

Section 6.8 No Undisclosed Agreements or Arrangements. Other than as set forth in this Agreement and the Ancillary Agreements or as otherwise described in Section 6.8 of the Opal Disclosure Letter, as of the date of this Agreement, there are no material agreements between or among the Opal Family, the Opal Principals or the Opal Business, on the one hand, and the Nephrite Group, the Diamond Principals or the Diamond Business, on the other hand, with respect to the combination of the Diamond Business and the Opal Business or the operation of the combined businesses following the Closing.

Section 6.9 Inspections; the Buyer’s Representations. Opal Feeder is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Diamond Business and the Buyer. Opal Feeder has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Opal Feeder agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Diamond Business and the Buyer and on the accuracy of the representations and warranties set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by Nephrite, the Buyer or their respective Affiliates or representatives, except for those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement. Opal Feeder specifically acknowledges and agrees to Nephrite’s and the Buyer’s disclaimer of any representations or warranties other than those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement, whether made by either Nephrite, the Buyer or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Opal Feeder and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Opal Feeder and its Affiliates or representatives by Nephrite, the Buyer or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement. Opal Feeder specifically acknowledges and agrees that, without limiting the generality of this Section 6.9, neither Nephrite, the Buyer nor any of their respective Affiliates or representatives have made any representation or warranty with respect to any projections or other future forecasts. Opal Feeder specifically acknowledges and agrees that except for the representations and warranties set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement, Nephrite and the Buyer have not made any other express or implied representation or warranty with respect to Nephrite, the Buyer, their respective assets or Liabilities, the Diamond Business, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to Nephrite, Opal Group, Opal Feeder and Opal Partners to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth (i) in the applicable section of the Buyer’s Disclosure Letter and (ii) in any Buyer SEC Filings filed or submitted on or prior to the date of this Agreement (excluding (a) any disclosures in any risk factors that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Buyer SEC Filings will be deemed to modify or qualify the representations or warranties set forth in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.6, Section 7.9, Section 7.12, Section 7.15 or in the Buyer’s Disclosure Letter), the Buyer represents and warrants to Nephrite, Opal Group, Opal Feeder and Opal Partners as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 7.1 Organization; Authorization; Enforceability. The Buyer is a corporation duly incorporated, validly existing and in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation. The Buyer is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Buyer Material Adverse Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Buyer is a party and the transactions contemplated by this Agreement and thereby have been duly approved and authorized by all requisite Buyer Board action on the part of the Buyer, including the Buyer Board’s recommendation that the Buyer Stockholders approve the Proposals (the “Buyer Board

Recommendation”). No other proceedings on the part of the Buyer (including any action by the Buyer Board or the Buyer Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated by this Agreement and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Buyer at Closing will be, duly executed and delivered by the Buyer and constitute valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding. Correct and complete copies of the Governing Documents of the Buyer, as in effect on the date of this Agreement, have been made available to Nephrite and Opal Group. The Buyer is not a Foreign Person and does not permit any Foreign Person to have (w) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Buyer, (x) membership or observer rights on the board of directors of the Buyer or the right to nominate an individual to serve on the board of directors of the Buyer, (y) any involvement, other than through the voting of shares, in the substantive decision-making of the Buyer, or (z) “control” (as defined in the DPA) of the Buyer.

Section 7.2 Capitalization.

(a) As of the date hereof, the authorized share capital of Buyer consists of (i) 500,000,000 shares of Buyer Class A Common Stock, (ii) 50,000,000 shares of Buyer Class B Common Stock, and (iii) 5,000,000 preference shares, par value $0.0001 per share (“Existing Buyer Preferred Shares”). As of the date hereof, (1) 27,500,000 shares of Buyer Class A Common Stock are and will be issued and outstanding, (2) 6,875,000 shares of Buyer Class B Common Stock are and will be issued and outstanding, (3) no Buyer Preferred Shares are and will be issued and outstanding, and (4) 14,166,666 warrants of Buyer are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 7.2(a) of the Buyer’s Disclosure Letter. The exercise price of each Buyer Public Warrant has not been reduced to an amount less than $11.50 per Buyer Public Warrant. The Equity Securities set forth in this Section 7.2(a) comprise all of the Equity Securities of the Buyer that are issued and outstanding (without giving effect to the Buyer Share Redemptions, the Domestication, or the PIPE Financing).

(b) Except as (x) set forth on Section 7.2(b) of the Buyer’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 7.2(a)), the Ancillary Agreements or the Governing Documents of the Buyer:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which the Buyer is a party or which are binding upon the Buyer providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Securities;

(ii) the Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities;

(iii) the Buyer is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Securities;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Securities of the Buyer; and

(v) the Buyer has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Buyer is a party in connection with the offer, sale or issuance of any of its Equity Securities.

(c) All of the issued and outstanding Equity Securities of the Buyer, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Except as set forth on Section 7.2(d) of the Buyer’s Disclosure Letter, the Buyer does not own, directly or indirectly, any Equity Securities, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) Upon issuance and delivery of the shares of the Buyer Capital Stock to Sellers at the Closing, such Buyer Capital Stock will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or any Contract and (iv) be issued to Sellers with good and valid title, free and clear of any Liens other than Securities Liens, and the Buyer Class B Shares, Buyer Class C Shares, Buyer D Shares, Buyer E Shares and Buyer Class F Shares issued under this Agreement at the Closing, in each case, will represent the only Buyer Class B Shares, Buyer Class C Shares, Buyer D Shares, Buyer E Shares or Buyer Class F Shares, respectively, issued or outstanding.

(f) Other than up to $2,000,000 of working capital loans convertible into Existing Buyer Public Warrants at $1.50 per warrant that may be incurred during the Pre-Closing Period, the Buyer has no Liability with respect to indebtedness for borrowed money.

Section 7.3 Brokerage. Except as set forth on Section 7.3 of the Buyer’s Disclosure Letter, the Buyer has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated by this Agreement or thereby, that would result in the obligation of Nephrite, Opal Group, Opal Feeder, Opal Partners or the Buyer to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 7.4 Trust Account. As of the date of this Agreement, the Buyer has at least $275,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the Buyer Stockholders who shall have exercised their rights to participate in the Buyer Share Redemptions, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) the Buyer with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 7.5 The Buyer SEC Documents; Controls.

(a) The Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Buyer, as of the date of this Agreement, (i) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Buyer SEC Documents.

(b) Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein. Each of the financial statements of the Buyer included in the Buyer SEC Documents were derived from the books and records of the Buyer, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c) No notice of any SEC review or investigation of the Buyer or the Buyer SEC Documents has been received by the Buyer. Since the consummation of its initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(d) Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any of the Buyer SEC Documents. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC Filings. As used in this Section 7.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) The Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 7.6 Information Supplied; Registration Statement. The information supplied or to be supplied by the Buyer for inclusion in the Registration Statement and the Proxy Statement/Prospectus, the Additional Buyer Filings, any other the Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) (i) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or at the time of the Buyer Stockholder Meeting and (c) the Closing (in each case, subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings), except that no warranty or representation is made by the Buyer with respect to statements made or incorporated by reference therein based on information supplied by Nephrite, Opal Group or their Affiliates for inclusion therein. The Registration Statement, the Proxy Statement/Prospectus, the Additional Buyer Filings and any other Buyer SEC Filing will comply in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act (as applicable) and the rules and regulations thereunder.

Section 7.7 Litigation. Except as set forth on Section 7.7 of the Buyer’s Disclosure Letter, as of the date of this Agreement, (a) there are no (and since August 20, 2020, there have not been any) Proceedings (i) seeking to revoke, reconsider the grant of, cancel, suspend or modify, or declare any of the Permits necessary for the operation of the Buyer invalid, (ii) pending or, to the Knowledge of the Buyer, threatened against the Buyer at law or in equity, or before or by any Governmental Entity, including any Proceedings that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements or (iii) any material Orders from any Governmental Entity with respect to the Buyer and the Buyer has not been notified by any Governmental Entity in writing to the effect that such Governmental Entity is contemplating issuing or requesting any such material Order, in each case, except as has not had or would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 7.8 Listing. Since October 27, 2020, the Buyer has complied, and is currently in compliance, with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”), in each case, in all material respects. The issued and outstanding Existing Buyer Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “ATACU”. The issued and outstanding Existing Buyer Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE under the symbol “ATAC”. The issued and outstanding Existing Buyer Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “ATACW”. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer by NYSE or the SEC with respect to any intention by such entity to deregister the Existing Buyer Public Securities or prohibit or terminate the listing of the Existing Buyer Public Securities on NYSE. The Buyer has not received any written or, to the Knowledge of Buyer, oral deficiency notice from NYSE relating to the continued listing requirements of the Existing Buyer Public Securities. None of the Buyer or any of its Affiliates has taken any action that is designed to terminate the registration of the Existing Buyer Public Securities under the Securities Exchange Act.

Section 7.9 Investment Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act. The Buyer constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 7.10 Authorization; No Breach.

(a) Except as set forth in Section 7.10(a) of the Buyer’s Disclosure Letter, the execution, delivery and performance of this Agreement does not require the Buyer to obtain the Consent, waiver or approval of, or make any filing, notification or registration with, any third party or Governmental Entity.

(b) Except as required under the HSR Act, no Permit is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(c) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Buyer is a party, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by the Buyer do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer or any other material assets pursuant to, (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under, or (v) result in any material change in the rights or obligations of any party under any of the following:

(i) the Governing Documents of the Buyer;

(ii) any Law to which the Buyer is subject; or

(iii) any material Contract of the Buyer.

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.

Section 7.11 Business Activities.

(a) Since its organization, other than as described in the Buyer SEC Documents, the Buyer has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer.

(b) Except for this Agreement and the transactions contemplated by this Agreement, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) The Buyer has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of the Buyer as of September 1, 2020 (the “Buyer Balance Sheet”); (ii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Buyer of its obligations under this Agreement or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated by this Agreement.

(d) Certain Subsidiaries. Each of Blue Owl Holdings, Blue Owl Carry, Blue Owl GP, Merger Sub 1 and Merger Sub 2:

(i) has been or will be formed solely for the purpose of executing and delivering this Agreement and/or the Ancillary Agreements and consummating the transactions contemplated by this Agreement or thereby (as applicable);

(ii) is, or when formed will be, and at all times prior to the Closing will be, directly or indirectly, wholly-owned by the Buyer;

(iii) has not engaged, and prior to the Closing will not engage, in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement and/or the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement or thereby (as applicable);

(iv) other than its Governing Documents, this Agreement and any Ancillary Agreement (as applicable) such Person is not, and at all times prior to the Closing will not be, party to or bound by any Contract, commitment or Order;

(v) other than the performance of its obligations under its Governing Documents, this Agreement and/or any Ancillary Agreement (as applicable), such Person, has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP.

Section 7.12 Acquisition Intent.

(a) The Buyer understands and acknowledges that the acquisition of economic units in Blue Owl Holdings and Blue Owl Carry and the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry involves substantial risk. The Buyer can bear the economic risk of its acquisition (which the Buyer acknowledges may be for an indefinite period) and has such Knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of its acquisition of economic units in Blue Owl Holdings and Blue Owl Carry and the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry.

(b) The Buyer is acquiring the economic units in Blue Owl Holdings and Blue Owl Carry and the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry for its own account, for the purpose of engaging, through its Subsidiaries, in the business of such Subsidiaries only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any economic units in Blue Owl Holdings and Blue Owl Carry or economic general partnership interests in Blue Owl Holdings and Blue Owl Carry, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) The Buyer understands and acknowledges that the economic units in Blue Owl Holdings and Blue Owl Carry and the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the economic units in Blue Owl Holdings and Blue Owl Carry or the economic general partnership interests in Blue Owl Holdings and Blue Owl Carry and that there can be no assurance that a public market will develop.

Section 7.13 Tax Matters. Except as set forth on Section 7.13 of the Buyer’s Disclosure Letter:

(a) The Buyer has filed all Income Tax Returns and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Buyer are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by the Buyer (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) The Buyer has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) The Buyer has not received any written claim made by a Taxing Authority in a jurisdiction where the Buyer does not file a particular type of Tax Return, or pay a particular type of Tax, that the Buyer is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

(d) The Buyer is not currently and has not been within the past five years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to the Buyer, no such Tax Proceeding is pending, and, to the Knowledge of the Buyer, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. The Buyer has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against the Buyer have been paid, settled or withdrawn, and, to the Knowledge of the Buyer, no such deficiency has been threatened or proposed in writing against the Buyer.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Buyer or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Buyer is not the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity.

(f) The Buyer will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(g) The Buyer has not deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Buyer has properly complied with all requirements for obtaining for all material credits that the Buyer has claimed under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(h) There is no Lien for Taxes on any of the assets of the Buyer, other than Permitted Liens.

(i) The Buyer has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). The Buyer is not party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement.

(j) The unpaid Taxes of the Buyer do not materially exceed reserves for Tax Liabilities as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Buyer in filing its Tax Returns.

(k) Since the date of its formation, the Buyer has been classified as a corporation for U.S. federal, state and local income Tax purposes.

(l) To the Knowledge of the Buyer, the Buyer has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 7.14 Compliance with Laws. The Buyer is, and has been since August 20, 2020, in compliance in all material respects with all Laws applicable to the conduct of the business of the Buyer, and no uncured written notices have been received by the Buyer from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 7.15 Inspections; Nephrite and Opal Representations. The Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Diamond Business and Opal Business. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Buyer agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Diamond Business and the Opal Business and on the accuracy of the representations and warranties set forth in Article III, Article IV, Article V, Article VI, Article VIII and any Ancillary Agreement or certificate delivered by Nephrite or Opal Group pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Nephrite Group, Opal Family or their respective Affiliates or representatives, except for those set forth in Article III, Article IV, Article V, Article VI, Article VIII and in any Ancillary Agreement or certificate delivered by Nephrite or Opal pursuant to this Agreement.

Section 7.16 Subscription Agreements.

(a) The Buyer has delivered to Nephrite and Opal Group true, correct and complete copies of each of the Subscription Agreements entered into by the Buyer, Nephrite and Opal Group with the applicable Equity Financing Sources named therein on or prior to the date of this Agreement, pursuant to which certain Equity Financing Sources have committed to provide equity financing to the Buyer solely for purposes of consummating the transactions contemplated by this Agreement in the aggregate amount of $1,500,000,000 (the “PIPE Investment Amount”). With respect to each such Equity Financing Source, the Subscription Agreement with such Equity

Financing Source is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Buyer. Each Subscription Agreement is a legal, valid and binding obligation of the Buyer and, to the Knowledge of the Buyer, each Equity Financing Source, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. Each such Subscription Agreement provides that Nephrite and Opal Group is a party thereto and is entitled to enforce such agreements against the Equity Financing Source. There are no other agreements, side letters, or arrangements between the Buyer and any Equity Financing Source relating to any such Subscription Agreement that would reasonably be expected to affect the obligation of such Equity Financing Sources to contribute to the Buyer the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such Equity Financing Sources, and, as of the date of this Agreement, to the knowledge of the Buyer, there are no facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to the Buyer, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any material term or condition of any such Subscription Agreement and, as of the date of this Agreement, the Buyer has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent to the obligations of the Equity Financing Sources to contribute to the Buyer the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by the Buyer or any of its Subsidiaries to any Equity Financing Source, except as set forth in the Subscription Agreements.

Section 7.17 Employee Matters. The Buyer has never had any employees, and other than reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by the Buyer outside of the Trust Account, the Buyer does not have any unsatisfied material Liability with respect to any employee thereof. The Buyer does not sponsor, maintain, contribute to, have any obligation to contribute to, or have any direct or indirect Liability under any Employee Benefit Plan.

Section 7.18 Assets; Title to Assets. Other than this Agreement, general working capital and the Trust Agreement and the applicable rights and interests in and to the Trust Account as set forth therein, the Buyer does not own any assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, the Buyer owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by the Buyer in the operation of its business and which are material to the Buyer, in each case, free and clear of any Liens (other than Permitted Liens).

Section 7.19 Related Person Transaction. Except as set forth in Section 7.19 of the Buyer’s Disclosure Letter, and other than the private placement of securities in connection with the Buyer’s initial public offering, there are no transactions or Contracts, or series of related transactions or Contracts (each, a “Sponsor Related Party Transaction”), between Sponsor or its Related Persons, on the one hand, and the Buyer, any officer, director, manager or Affiliate of the Buyer or, to the Knowledge of the Buyer, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by the Buyer in the Buyer SEC Reports pursuant to Item 404 of Regulation S-K. The Buyer has made available to Nephrite and Opal Group true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) as of the date of this Agreement with respect to any Sponsor Related Party Transaction.

Section 7.20 No Undisclosed Agreements or Arrangements. Other than as set forth in this Agreement and the Ancillary Agreements or as otherwise described in Section 7.20 of the Buyer Disclosure Letter, as of the date of this Agreement, there are no material agreements between or among the Opal Family, the Opal Principals, the Opal Business, the Nephrite Group, the Diamond Principals or the Diamond Business, on the one hand, and Buyer or any of its Affiliates, on the other hand, with respect to the combination of the Diamond Business and the Opal Business or the operation of the combined businesses following the Closing.

Article VIII

REPRESENTATIONS AND WARRANTIES OF OPAL PARTNERS

As an inducement to Nephrite and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (x) as set forth in the applicable section of the Opal Disclosure Letter and (y) that Opal Partners makes no representations or warranties under this Article VIII with respect to the FIC Assets, Opal Partners represents and warrants to Nephrite and the Buyer as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date) as follows:

Section 8.1 Organization; Authority; Enforceability. Opal Partners (a) is an entity validly existing, and in good standing under the Laws of the jurisdiction in which it is formed and (b) is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Opal Partners’ ability to consummate the transactions contemplated by this Agreement. Opal Partners has the requisite legal entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Opal Partners is a party and to consummate the transactions contemplated by this Agreement and thereby. No other limited partnership or other proceedings on the part of Opal Partners are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Opal Partners is a party and the consummation of the transactions contemplated by this Agreement and thereby. This Agreement has been duly executed and delivered by Opal Partners and constitutes the valid and binding agreement of Opal Partners, enforceable against Opal Partners in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Opal Partners is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 8.2 No Breach.

(a) Except as required under the HSR Act and as contemplated by Section 10.11(e), no Permit is required to be obtained or made by or with respect to Opal Partners in connection with the execution, delivery, and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and thereby, other than the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Partners to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated by this Agreement and thereby and the fulfillment of and compliance with the respective terms of this Agreement and thereof by Opal Partners do not and shall not (i) materially conflict with or result in a material breach or material violation of, (ii) constitute or result in a termination (or right of termination) or a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Opal Partners or any other material assets pursuant to, (iv) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) under, or (v) result in any material change in the rights or obligations of any party under any of the following:

(i) the Governing Documents of Opal Partners;

(ii) any Law to which Opal Partners is subject; or

(iii) any Contract to which Opal Partners is subject;

other than, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Partners to consummate the transactions contemplated by this Agreement.

Section 8.3 Litigation. There are no (and there have not been any) Proceedings pending or, to the Knowledge of Opal Partners, threatened against Opal Partners, at law or in equity, or before or by any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Opal Partners to consummate the transactions contemplated by this Agreement.

Section 8.4 Brokerage. Except as set forth on Section 8.4 of the Opal Disclosure Letter, Opal Partners will not be liable for payment of brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Opal Partners is a party or by which Opal Partners is bound.

Section 8.5 Inspections; Buyer’s Representations. Opal Partners is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Diamond Business and the Buyer. Opal Partners has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Opal Partners agrees to engage in the transactions contemplated by this Agreement based upon, and has relied solely on, its own inspection and examination of the Diamond Business and the Buyer and on the accuracy of the representations and warranties set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by Nephrite, the Buyer or their respective Affiliates or representatives, except for those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement. Opal Partners specifically acknowledges and agrees to Nephrite’s and the Buyer’s disclaimer of any representations or warranties other than those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement, whether made by either Nephrite, the Buyer or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Opal Partners and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Opal Partners and its Affiliates or representatives by Nephrite, the Buyer or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement. Opal Partners specifically acknowledges and agrees that, without limiting the generality of this Section 8.5, neither Nephrite, the Buyer nor any of their respective Affiliates or representatives have made any representation or warranty with respect to any projections or other future forecasts. Opal Partners specifically acknowledges and agrees that except for the representations and warranties set forth in Article III, Article IV, Article VII and in any Ancillary Agreement or certificate delivered by Nephrite or the Buyer pursuant to this Agreement, Nephrite and the Buyer have not made any other express or implied representation or warranty with respect to Nephrite, the Buyer, their respective assets or Liabilities, the Diamond Business, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article IX

INTERIM OPERATING COVENANTS

Section 9.1 Interim Operating Covenants of Nephrite.

(a) From the date of this Agreement until the earlier of: (1) the date this Agreement is terminated in accordance with Article XIII and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the Buyer and Opal Group shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Diamond Reorganization and the transactions contemplated by Section 10.15) or as required by applicable Laws, (y) as set forth on Section 9.1(a) of the Diamond Disclosure Letter or (z) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v), (ix), (x), (xii), (xiv), (xvi), (xviii), (xix), (xx), (xxi) or (xxiii) in respect of the foregoing to the extent that any action is reasonably required to be taken or omitted to be taken in response to or related to the actual or anticipated effect on the Diamond Business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, Nephrite shall

(i) cause the Diamond Business to be conducted and operated in all material respects in the Ordinary Course of Business and (ii) use its commercially reasonable efforts to (A) preserve the Diamond Business and its relationships (including relationships with Clients of the Diamond Business) in all material respects (for the avoidance of doubt, subject to Nephrite’s compliance with its obligations under Section 10.1, the failure to obtain any consent from any Client of the Diamond Business shall not constitute a breach of this clause (ii)(A)) and (B) keep available the service of the Diamond Business Employees who remain employed in the Diamond Business or who do not resign for any reason (provided that none of Nephrite or its Affiliates shall be required to incur any cost or expense to do so in excess of the compensation paid to the Diamond Business Employees in the Ordinary Course of Business), and Nephrite Group (solely to the extent related to the Diamond Business (and excluding with respect to the Excluded Diamond Assets)) shall not, and shall cause the Diamond Transferred Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any Diamond Transferred Company in any manner that would be adverse in any material respect to any other Party to this Agreement, except as otherwise required by Law or consented to by such other Party;

(ii) make any material changes to the accounting policies, methods or practices of the Diamond Business, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(iii) sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of any Diamond Transferred Company or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Diamond Transferred Company to issue, deliver or sell any Equity Securities of any Diamond Transferred Company;

(iv) declare, make or pay any non-cash dividend or other non-cash distribution by a Diamond Transferred Company to any equityholder of any Diamond Transferred Company, other than to another Diamond Transferred Company;

(v) adjust, split, combine or reclassify any Equity Securities of a Diamond Transferred Company;

(vi) (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities, (B) capital leases entered into in the Ordinary Course of Business, and (C) Indebtedness that will be accounted for in the Diamond Indebtedness Amount), (y) make any advances or capital contributions to, or investments in, any Person, other than a Diamond Transferred Company or a Diamond Fund (or any of its Subsidiaries) or otherwise in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness;

(vii) with respect to the Diamond Business, commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments to make such capital expenditures), other than capital expenditures in an amount not to exceed $5,000,000, excluding for this purpose, capital commitments to Diamond Funds raised prior to the Closing or increases of capital commitments to existing Diamond Funds;

(viii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) or waive compliance with any material term of any Diamond Material Contract or enter into any Contract that if entered into prior to the date hereof would be a Diamond Material Contract (excluding, for these purposes, a Client Contract), in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not reasonably be expected to materially and adversely impact the Diamond Business, taken as a whole;

(ix) other than assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Securities of another Person (other than in respect of a general partner commitment of a Diamond Fund), except, in each case, for acquisitions for which consideration in an aggregate amount (for all such acquisitions) is not greater than $5,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of Nephrite’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(x) adopt or effect any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Diamond Transferred Company or otherwise in respect of the Diamond Business, except for (w) Permitted Liens, (x) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 9.1(a)(vi), (y) liquidations or dissolutions in the Ordinary Course of Business and (z) as required or contemplated by this Agreement;

(xi) compromise, commence or settle any pending or threatened Proceeding (u) that includes the admission of wrongdoing with respect to the Diamond Business, (v) that does not include a full release of claims, (w) involving payments (exclusive of attorney’s fees) by the Diamond Business not covered by insurance in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against the Diamond Business, (y) which imposes any material restrictions, after the Closing, on the operations of the Diamond Business or (z) by any third party Person which relates to the transactions contemplated by this Agreement;

(xii) except as required under applicable Law, the terms of any Diamond Employee Benefit Plan existing as of the date of this Agreement or in the Ordinary Course of Business (A) materially increase or decrease in any manner (including in respect of the terms and conditions related thereto) the compensation, benefits, bonus, severance or termination pay of any current or former Diamond Business Employee or any director or individual service provider of the Diamond Business, other than annual merit increases of no more than 10% to any such individuals in the Ordinary Course of Business and consistent with past practice (it being acknowledged and agreed that any merit increases previously awarded but not effective until January 1, 2021 and any bonuses accrued for 2020 but not yet paid are permitted under this Section 9.1), (B) (other than in connection with any newly hired employees with annual base compensation (or annual base wages or fees) less than $300,000 who were hired to fill vacant positions in the Ordinary Course of Business), become a party to, establish, adopt, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits; provided that such annual renewal does not materially increase the expense of maintaining such plan), commence participation in, or terminate any Diamond Employee Benefit Plan (excluding any Diamond Affiliate Employee Benefit Plan that does not provide compensation or benefits to any current or former Diamond Business Employee or any director or individual service provider of the Diamond Business), (C) accelerate the vesting or lapsing of restrictions with respect to any equity or equity-based compensation or other long-term incentive compensation under any Diamond Employee Benefit Plan, (D) grant any new awards under any Diamond Employee Benefit Plan, (E) amend or modify any outstanding award under any Diamond Employee Benefit Plan, (F) enter into, amend or terminate any CBA, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any Diamond Business Employees, (G) forgive any loans, or issue any loans (other than advances issued in the Ordinary Course of Business) to any Diamond Business Employee or any director or individual consultants of the Diamond Business, (H) hire or engage any new employee or consultant who would be a Diamond Business Employee or consultant of the Diamond Business or terminate the employment or engagement, other than for “cause,” of any employee or consultant if such new employee or consultant is expected to receive annual base compensation (or annual base wages or fees) in excess of $300,000, (I) terminate, modify, amend or waive any restrictive covenants agreement or any term thereof in order to make such agreement or term less restrictive, (J) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under the WARN Act, or (K) transfer, or change the employment duties of, any individual who, as of the date of this Agreement (x) is a Diamond Business Employee, such that the individual is no longer a Diamond Business Employee, or (y) is not a Diamond Business Employee, such that the individual becomes a Diamond Business Employee;

(xiii) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), in or on, any material rights or assets owned by, or leased or licensed to, the Diamond Business, other than (y) in the Ordinary Course of Business, (z) assets with an aggregate fair market value less than $5,000,000;

(xiv) disclose any trade secrets and any other material confidential information relating to the Diamond Business (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv) fail to take any action required to maintain (in all material respects) any material insurance policies of the Nephrite Group (solely as they relate to the Diamond Business) in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or in application, (iii) actions in the Ordinary Course of Business, or (iv) actions set forth on Section 9.1(a)(xv) of the Diamond Disclosure Letter);

(xvi) enter into a new line of business within the Diamond Business;

(xvii) amend or otherwise modify in any material respect any existing material risk management procedures or material compliance procedures or policies as they relate to the Diamond Business in a manner that would loosen restrictions on monitoring such business, other than in the Ordinary Course of Business to ease administrative burdens or as required by Law;

(xviii) accelerate or take any action for the purpose of accelerating the payment or receipt of any management fees, Promote Distributions or other amounts payable by a Diamond Fund to Nephrite or its Affiliates;

(xix) enter into any agreement that materially limits, curtails or restricts the kinds of businesses which the Diamond Business may conduct or the Persons with whom the Diamond Business can compete;

(xx) terminate any Client Contract of the Diamond Business;

(xxi) enter into, renew or modify any Diamond Prohibited Affiliate Transaction;

(xxii) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes other than in the Ordinary Course of Business, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, other than in the Ordinary Course of Business, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 9.1(a)(xxii) of the Diamond Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxiii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Buyer or Opal Group, Opal Feeder or Opal Partners, directly or indirectly, the right to control or direct Nephrite, any Diamond Transferred Company, any Diamond Fund (or any of its Subsidiaries) or any operations of the Diamond Business prior to the Closing. Prior to the Closing, Nephrite and the Diamond Transferred Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 9.2 Interim Operating Covenants of Opal.

(a) From the date of this Agreement through the Pre-Closing Period, unless the Buyer and Nephrite shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Opal Reorganization and the transactions contemplated by Section 10.15) or as required by applicable Laws, (y) as set forth on Section 9.2(a) of the Opal Disclosure Letter or (z) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v), (ix), (x), (xii), (xiv), (xvi), (xviii), (xix), (xx), (xxi) or (xxiii) in respect of the foregoing to the extent that any action is reasonably required to be taken or omitted to be taken in response to or related to the actual or anticipated effect on the Opal Business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, Opal Feeder and Opal Group shall, (i) cause the Opal Business to be conducted and operated in all material respects in the Ordinary Course of Business and (ii) use its commercially reasonable efforts to (A) preserve the Opal Business and its relationships (including relationships with Clients of the Opal Business) in all material respects (for the avoidance of doubt, subject to Nephrite’s compliance with its obligations under Section 10.2, the failure to obtain any consent from any Client of the Opal Business shall not constitute a breach of this clause (ii)(A)) and (B) keep available the service of the Opal Group Employees who remain employed in the Opal Business or who do not resign for any reason (provided that none of Opal Group or its Affiliates shall be required to incur any cost or expense to do so in excess of the compensation paid to the Opal Group Employees in the Ordinary Course of Business), and Opal Feeder and Opal Group (solely to the extent related to the Opal Business (and excluding with respect to the FIC Assets)) shall not, and shall cause the Opal Transferred Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any Opal Transferred Company in any manner that would be adverse in any material respect to any other Party to this Agreement, except as otherwise required by Law or consented to by such other Party;

(ii) make any material changes to the accounting policies, methods or practices of the Opal Business, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(iii) sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of any Opal Transferred Company or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Opal Transferred Company to issue, deliver or sell any Equity Securities of any Opal Transferred Company;

(iv) declare, make or pay any non-cash dividend or other non-cash distribution by an Opal Transferred Company to any equityholder of any Opal Transferred Company, other than to another Opal Transferred Company;

(v) adjust, split, combine or reclassify any Equity Securities of an Opal Transferred Company;

(vi) (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities, (B) capital leases entered into in the Ordinary Course of Business, and (C) Indebtedness that will be accounted for in the Opal Indebtedness Amount), (y) make any advances or capital contributions to, or investments in, any Person, other than an Opal Transferred Company or an Opal Fund (or any of its Subsidiaries) or otherwise in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness;

(vii) with respect to the Opal Business, commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments to make such capital expenditures), other than capital expenditures in an amount not to exceed $5,000,000, excluding for this purpose, capital commitments to Opal Funds raised prior to the Closing or increases of capital commitments to existing Opal Funds;

(viii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) or waive compliance with any material term of any Opal Material Contract or enter into any Contract that if entered into prior to the date of this Agreement would be an Opal Material Contract (including, for these purposes, a Client Contract), in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not reasonably be expected to materially and adversely impact the Opal Business, taken as a whole;

(ix) other than assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Securities of another Person (other than in respect of a general partner commitment of a Diamond Fund), except, in each case, for acquisitions for which consideration in an aggregate amount (for all such acquisitions) is not greater than $5,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of Opal Group’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(x) adopt or effect any merger, plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Opal Transferred Company or otherwise in respect of the Opal Business, except for (w) Permitted Liens, (x) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 9.2(a)(vi), (y) liquidations or dissolutions in the Ordinary Course of Business and (z) as required or contemplated by this Agreement;

(xi) compromise, commence or settle any pending or threatened Proceeding (u) that includes the admission of wrongdoing with respect to the Opal Business, (v) that does not include a full release of claims, (w) involving payments (exclusive of attorney’s fees) by the Opal Business not covered by insurance in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against the Opal Business, (y) which imposes any material restrictions, after the Closing, on the operations of the Opal Business or (z) by any third party Person which relates to the transactions contemplated by this Agreement;

(xii) except as required under applicable Law, the terms of any Opal Employee Benefit Plan existing as of the date of this Agreement or in the Ordinary Course of Business (A) materially increase or decrease in any manner (including in respect of the terms and conditions related thereto) the compensation, benefits, bonus, severance or termination pay of any current or former Opal Group Employee or any director or individual service provider of the Opal Business, other than annual merit increases of no more than 10% to any such individuals in the Ordinary Course of Business and consistent with past practice (it being acknowledged and agreed that any merit increases previously awarded but not effective until January 1, 2021 and any bonuses accrued for 2020 but not yet paid are permitted under this Section 9.2), (B) other than in connection with any newly hired employees with annual base compensation (or annual base wages or fees) less than $300,000 who were hired to fill vacant positions in the Ordinary Course of Business, become a party to, establish, adopt, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits; provided that such annual renewal does not materially increase the expense of maintaining such plan), commence participation in, or terminate any Opal Employee Benefit Plan (e, (C) accelerate the vesting or lapsing of restrictions with respect to any equity or equity-based compensation or other long-term incentive compensation under any Opal Employee Benefit Plan, (D) grant any new awards under any Opal Employee Benefit Plan, (E) amend or modify any outstanding award under any Opal Employee Benefit Plan, (F) enter into, amend or terminate any CBA, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any Opal Group Employees, (G) forgive any loans, or issue any loans (other than advances issued in the Ordinary Course of Business) to any Opal Group Employee or any director or individual consultants of the Opal Business, (H) hire or engage any new employee or consultant or terminate the employment or engagement, other than for “cause,” of any employee or consultant if such new employee or consultant is expected to receive annual base compensation (or annual base wages or fees) in excess of $300,000, (I) terminate, modify, amend or waive any restrictive covenant agreement or any term thereof in order to make such agreement or term less restrictive or (J) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under the WARN Act;

(xiii) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), in or on, any material rights or assets owned by, or leased or licensed to, the Opal Business, other than (x) in the Ordinary Course of Business, (y) assets with an aggregate fair market value less than $5,000,000;

(xiv) disclose any trade secrets and any other material confidential information relating to the Opal Business (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv) fail to take any action required to maintain (in all material respects) any material insurance policies of the Opal Family (solely as they relate to the Opal Business) in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or in application, (iii) actions in the Ordinary Course of Business, or (iv) actions set forth on Section 9.2(a)(xv) of the Opal Disclosure Letter);

(xvi) enter into a new line of business within the Opal Business;

(xvii) amend or otherwise modify in any material respect any existing material risk management procedures or material compliance procedures or policies as they relate to the Opal Business in a manner that would loosen restrictions on monitoring such business, other than in the Ordinary Course of Business or as required by Law;

(xviii) accelerate or take any action for the purpose of accelerating the payment or receipt of any management fees, Promote Distributions or other amounts payable by an Opal Fund to Opal or its Affiliates;

(xix) enter into any agreement that materially limits, curtails or restricts the kinds of businesses which any Opal Business may conduct or the Persons with whom the Opal Business can compete;

(xx) terminate any Client Contract of the Opal Business;

(xxi) enter into, renew or modify any Opal Prohibited Affiliate Transaction;

(xxii) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes, other than in the Ordinary Course of Business, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes other than in the Ordinary Course of Business, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 9.2(a)(xxii) of the Opal Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) file any amended material Tax Return, (5) fail to timely file

(taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxiii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Buyer or Nephrite, directly or indirectly, the right to control or direct Opal Group, Opal Feeder, Opal Partners or any operations of the Opal Business prior to the Closing. Prior to the Closing, Opal Group, Opal Feeder, Opal Partners and the Opal Transferred Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 9.3 Interim Operating Covenants of the Buyer.

(a) During the Pre-Closing Period, unless Nephrite and Opal Group shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 9.3(a) of the Buyer’s Disclosure Letter or as required by applicable Laws, the Buyer shall not:

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) amend or otherwise modify the Trust Agreement; the Underwriting Agreement, dated as of October 22, 2020, by and between the Buyer and Goldman Sachs & Co. LLC, as representative of the underwriters; the Private Placement Warrants Purchase Agreement, dated as of October 22, 2020, by and between the Buyer and the Sponsor; the Warrant Agreement, dated as of October 22, 2020, by and between the Buyer and Continental Stock Transfer & Trust Company, as warrant agent; the Registration and Shareholder Rights Agreement, dated as of October 22, 2020, by and among the Buyer, the Sponsor and certain equityholders of the Buyer; the Letter Agreement, dated as of October 22, 2020, by and among the Buyer, the Sponsor and each executive officer and director of the Buyer; the Administrative Services Agreement, dated as of October 22, 2020, by and between the Buyer and the Sponsor; or the Buyer Governing Documents in any material respect;

(iii) withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iv) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(v) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 9.3(a)(v) of the Buyer’s Disclosure Letter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi) other than in connection with the Required Vote, the Buyer Share Redemption or a PIPE Financing, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (w) any of its Equity Securities, or (x) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Buyer or Sponsor to issue, deliver or sell any Equity Securities of the Buyer;

(vii) other than the Buyer Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(viii) adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of Existing Buyer Class B Common Stock into shares of Existing Buyer Class A Common Stock pursuant to the Buyer Governing Documents) any of its Equity Securities;

(ix) reduce the exercise price of any Existing Buyer Public Warrant;

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xi) enter into any material Contract, other than as contemplated by this Agreement;

(xii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by the Buyer not covered by insurance in excess of $1,000,000 or in excess of $5,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against the Buyer (y) which imposes any material restrictions on the operations of businesses of the Buyer or (z) by the public stockholders or any other third party Person which relates to the transactions contemplated by this Agreement; or

(xiii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give Nephrite, Opal Group, the Diamond Transferred Companies or the Opal Transferred Companies, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

Article X

PRE-CLOSING AND OTHER COVENANTS

Section 10.1 Diamond Client Consents.

(a) The Parties will use commercially reasonable efforts to (i) cause the assignment of any Diamond Client Contracts to a registered investment adviser of Opal Group or, if agreed by Opal Group and Nephrite, to cause a Diamond Transferred Company to obtain registration with the SEC as a registered investment adviser under the Investment Advisers Act and (ii) to register a Diamond Transferred Company with the CFTC as a commodity pool operator or, if determined by the Parties in good faith that such registration is no longer necessary, to deregister any Diamond Funds for which Nephrite or an Affiliate serves as a registered commodity pool operator, in each case effective at or prior to the Closing.

(b) With respect to each Diamond Fund, Nephrite shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Diamond Fund to the “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement in the manner required by the terms of such Client Contract and/or applicable Law (such consents required for each Diamond Fund, the “Requisite Diamond Fund Approval”). Subject to the review rights set forth in Section 10.1(c), in furtherance of the foregoing, Nephrite shall send, as promptly as reasonably practicable following the date hereof, a written notice (“Diamond Transaction Notice”) informing such investors of such Diamond Funds of the transactions contemplated by this Agreement and requesting the written consent of such investors to such “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation. The parties hereto agree that a Diamond Fund shall be deemed to have so consented for all purposes under this Agreement and the Requisite Diamond Fund Approvals shall have been obtained (and have not been withdrawn or superseded) if the following requirements shall have been satisfied prior to Closing:

(i) For each Diamond Fund, (A) the written consent of limited partners, shareholders or other investors of such Diamond Fund representing more than 50% of the total capital commitments of such Diamond Fund (or such higher percentage of total capital commitments as may be required for investors or limited partners to provide consents under the applicable Governing Documents or Client Contracts for such Diamond Fund) has been obtained (and has not been withdrawn or superseded), (B) to the extent expressly permitted under the applicable Governing Documents for such Diamond Fund, the written consent of the limited partner advisory committee or other advisory board of such Diamond Fund in a manner prescribed by such Governing Documents or (C) if any such Diamond Fund has a board of directors or other governing body, the majority of the members of which are not employed by any member of the Nephrite Group, upon receipt of such consent of such board, committee or body.

(c) Opal Group and the Buyer shall reasonably cooperate with Nephrite and its Affiliates in connection with the obtaining of consents under this Section 10.1. Without limiting the generality of the foregoing, upon the request of Nephrite, Opal Group and the Buyer shall each use their commercially reasonable efforts in connection with the obtaining of consents under this Section 10.1, including, if reasonably requested by Nephrite, participating with Nephrite in calls and meetings with any Diamond Fund, its advisory committee, or material investor therein. Nephrite shall take reasonable steps to keep Opal Group and the Buyer reasonably informed of the status of Nephrite’s efforts to obtain the consents in a timely manner, including by providing copies of any material formal written communications with any Diamond Fund (including the directors and limited partners thereof) with respect to transactions contemplated by this Agreement, its anticipated effect on the operation of the business following Closing and the consent process, in each case, materially and adversely affecting the Client consents referred to in this Section 10.1. For the avoidance of doubt and without limiting the generality of the foregoing, Opal Group and the Buyer shall each have the right and reasonable opportunity to review drafts of any substantive consent solicitation materials in advance of dissemination of such materials to the applicable recipients thereof (other than, for the avoidance of doubt, ordinary course communications with Diamond Funds which do not refer or relate to Opal Group or the Buyer or their respective Affiliates (as applicable) or the transactions contemplated by this Agreement or the operation of the business following the Closing), including any materials that incorporate information regarding the transactions contemplated by this Agreement or such other Party hereto or its Affiliates, in each case, other than materials that are substantively similar to prior materials already provided to Opal Group or the Buyer (as applicable). Opal Group and the Buyer shall each have the right to provide comments on such material, which Nephrite shall reasonably consider in good faith.

(d) Prior to Closing, without the prior written consent of Nephrite, none of Opal Group or the Buyer or their respective Affiliates, employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Diamond Fund, any investor in a Diamond Fund, any Affiliate of a Diamond Fund or any consultant or similar Person regarding the transactions contemplated by this Agreement and the Ancillary Agreements, other than with respect to any such Person that is a Client of Opal Family. For the avoidance of doubt, nothing contained herein shall restrict any contact or communication by Opal Group or the Buyer or their respective Affiliates in the Ordinary Course of Business and not in connection with the transactions contemplated by this Agreement or as otherwise expressly required by this Agreement. None of Opal Group or the Buyer or their respective Affiliates shall take any action for the purpose of adversely affecting Nephrite’s ability to obtain the consent of any Client.

(e) Without the prior written consent of Opal Group and the Buyer, neither Nephrite nor any of its Affiliates shall offer or enter into any, or amend any existing, fee waiver, fee reduction, fee modification, expense waiver or similar arrangement with respect to a Diamond Fund in connection with the consent process under this Section 10.1 or otherwise offer or make any payment or concession with respect to a Diamond Fund to obtain any consent under this Section 10.1.

Section 10.2 Opal Fund Consents.

(a) Private Funds. With respect to each Opal Private Fund, Opal Group shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Opal Private Fund to the “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement in the manner required by the terms of such Client Contract and/or applicable Law (such consents required for each Opal Private Fund, the “Requisite Opal Fund Approval”). Subject to the review rights set forth in Section 10.2(e), in furtherance of the foregoing, Opal Group shall send, as promptly as reasonably practicable following the date hereof, a written notice (“Opal Transaction Notice”) informing such investors of such Opal Funds of the transactions contemplated by this Agreement and requesting the written consent of such investors to such “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation. The parties hereto agree that an Opal Private Fund shall be deemed to have so consented for all purposes under this Agreement and the Requisite Opal Fund Approvals shall have been obtained (and have not been withdrawn or superseded) if the following requirements shall have been satisfied prior to Closing:

(i) For each Opal Private Fund, (A) (1) the written consent of limited partners, shareholders or other investors of such Opal Private Fund representing more than 50% of the total net asset value of such Opal Private Fund (or such higher percentage of total capital commitments as may be required for investors or limited partners to provide consents under the applicable Governing Documents or Client Contracts for such Opal Private Fund) has been obtained (and has not been withdrawn or superseded) or (2) if permitted by the applicable Governing Documents or Client Contracts and not prohibited by applicable Law, if no such written consent is obtained, if written notice has been sent to the limited partners, shareholders or other investors of such Opal Private Fund describing the proposed transactions hereunder, requesting such consent and explaining that each limited partner, shareholder or other investor that does not object to the assignment of the applicable Client Contract within 45 days following delivery of such notice will be deemed to have consented to such assignment (provided, that such notice must be sent at least 45 days prior to the Closing Date); provided that no consent shall be deemed to have been given for any purpose under this clause (2) in respect of an Opal Private Fund if at any time prior to the Closing limited partners, shareholders or other investors of the applicable Opal Private Fund who, in the aggregate, represent over 50% of the net asset value of the applicable Opal Private Fund notify the Buyer in writing that such limited partners, shareholders or other investors have not so consented (and such notice is not withdrawn in writing), (B) to the extent expressly permitted under the applicable Governing Documents for such Opal Private Fund, the written consent of the limited partner advisory committee or other advisory board of such Opal Private Fund in a manner prescribed by such Governing Documents or (C) if any such Opal Private Fund has a board of directors or other governing body, the majority of the members of which are not employed by any member of the Opal Family, upon receipt of such consent of such board, committee or body.

(b) BDCs. Opal Feeder and Opal Group shall and shall cause each of its Subsidiaries to use its commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, the approval of the applicable BDC Board and the shareholders of each BDC, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of a new Client Contract for each BDC to be effective as of the Closing with such agreement containing substantially the same economic terms, and such other terms, taken as a whole, that are substantially similar to such other terms of the existing Client Contract such BDC and the applicable Investment Adviser, with the exception of its effective and termination dates. Without limiting the foregoing, subject in each case to the requirements of applicable Law:

(i) With respect to each BDC and the BDC Board thereof, Opal Feeder and Opal Group shall and shall cause each of its Subsidiaries to use its commercially reasonable efforts: (A) to request, as promptly as practicable following the date of this Agreement, such BDC Board to approve (and to recommend that the shareholders of such BDC approve) a new Client Contract as described in the first sentence of Section 10.2(b); (B) to request, as promptly as practicable following receipt of the approval and recommendation described in clause (A) above, such BDC Board to call a meeting of the shareholders of such BDC to be held as promptly as reasonably practicable for the purpose of voting upon a proposal to approve such new Client Contract; (C) to prepare and to file (or to cause to be prepared and filed) with the SEC and all other applicable Governmental Entities, as promptly as practicable following receipt of the approval and recommendation described in clause (A) above, all proxy solicitation materials required to be distributed to the shareholders of such BDC with respect to the actions recommended for shareholder approval by such BDC Board and to mail (or to cause to be mailed) such proxy solicitation materials as promptly as practicable after clearance thereof by the SEC (if applicable); (D) as promptly as practicable clear all SEC comments; and (E) to request such BDC Board to submit, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such BDC for a vote at a shareholders meeting the proposal described in clause (B) above.

(ii) The parties hereto agree that a BDC shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated by this Agreement and the continued management of such BDC by the applicable Investment Adviser following the Closing if a new Client Contract has been approved by the BDC Board thereof and shareholders of such BDC in the manner contemplated by clause (i) of this subsection (b), unless at any time prior to the Closing the respective BDC Board notifies any Opal Transferred Company in writing that such BDC has terminated (or it intends to terminate) its Client Contract prior to or immediately following the Closing (and such notice is not withdrawn).

(c) Opal Family agrees that the information provided by it or any other Subsidiary (or on their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any BDC (other than information that is or will be provided by or on behalf of the Buyer, Nephrite or their respective Affiliates or any other third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Nephrite and the Buyer agrees that the information provided by it or its Affiliates (or on their behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any BDC will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Entity in connection with the approvals contemplated by this Section 10.2(c).

(d) Separate Account Clients. With respect to any Opal SMA Client, Opal Group and its Affiliates shall use their commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Opal SMA Client to the “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation of its Client Contract resulting from the consummation of the transactions contemplated by this Agreement in the manner required by the terms of such Client Contract and/or applicable Law (such consents required for each Opal SMA Client, the “Requisite Opal SMA Approval”). Subject to the review rights set forth in Section 10.2(e), in furtherance of the foregoing, Opal Group shall send, as promptly as practicable following the date of this Agreement, an Opal Transaction Notice informing such Opal SMA Client of the transactions contemplated by this Agreement and requesting the written consent of such Opal SMA Client to such “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation. The parties hereto agree that an Opal SMA Client shall be deemed to have so consented for all purposes under this Agreement if prior to Closing:

(i) (A) if written consent for the “assignment” (as defined in the Investment Advisers Act), actual legal assignment or continuation of the Client Contract with such Opal SMA Client resulting from the consummation of the transactions contemplated by this Agreement, is expressly required under the respective Client Contract, upon receipt of the written consent requested in the Opal Transaction Notice or (B) if consent other than written consent is not prohibited under applicable Law or the respective Client Contract, (1) upon receipt of a written consent requested in the Opal Transaction Notice or (2) if no such written consent is received, if 45 days shall have passed since the sending of written notice (“Opal Negative Consent Notice”) to such Opal SMA Client (which Opal Negative Consent Notice may be included in the Opal Transaction Notice, and which notice must be sent at least 45 days prior to the Closing Date) informing such Opal SMA Client: (I) of the intention to complete the transactions contemplated by this Agreement, which will result in an “assignment” (as defined in the Investment Advisers Act) of such Opal SMA Client’s Client Contract; (II) of the intention to continue to provide the advisory services pursuant to the existing Client Contract with such Opal SMA Client after the Closing if such Opal SMA Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Opal SMA Client will be deemed to have been granted if such Opal SMA Client continues to accept such advisory services for a period of at least 45 days after the sending of the Opal Negative Consent Notice without termination or (C) if the applicable Client Contract terminates at Closing, the Opal SMA Client has (1) waived such termination in writing or (2) entered into a new Client Contract (or amended its existing Client Contract) that will not terminate at the Closing with such agreement containing terms and conditions that are the same in all material respects as the existing Client Contract; provided that, in any case under clause (A), (B) or (C), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Opal SMA Client notifies Opal Group in writing that such Opal SMA Client has not so consented or has terminated, or intends to terminate, its Client Contract (and such notice is not withdrawn).

(e) Nephrite and the Buyer shall reasonably cooperate with Opal Group and its Affiliates in connection with the obtaining of consents under this Section 10.2. Without limiting the generality of the foregoing, upon the request of Opal Group, Nephrite and the Buyer shall each use their commercially reasonable efforts in connection with the obtaining of consents under this Section 10.2, including, if reasonably requested by Opal Group, participating with Opal Family in calls and meetings with any Opal Fund, its advisory committee, or material investor therein. Opal Group and its Affiliates shall take reasonable steps to keep Nephrite and the Buyer reasonably informed of the status of Opal Group’s and its Affiliates’ efforts to obtain the Opal Fund consents in a timely manner, including by providing copies of any material formal written communications with any Opal Fund (including the directors, limited partners and shareholders thereof) with respect to transactions contemplated by this Agreement, its anticipated effect on the operation of the business following Closing and the Opal Fund consent process, in each case, materially and adversely affecting the Client consents referred to in this Section 10.2. For the avoidance of doubt and without limiting the generality of the foregoing, Nephrite and the Buyer shall each have the right and reasonable opportunity to review drafts of any proxy solicitation (and any material amendment and supplement thereof) and any other substantive consent solicitation materials in advance of dissemination of such materials to the applicable recipients thereof (and any formal proxy solicitation or other formal consent solicitation materials (other than, for the avoidance of doubt, ordinary course communications with Opal Funds which do not refer or relate to Nephrite or the Buyer or their respective Affiliates (as applicable) or the transactions contemplated by this Agreement or the operation of the business following the Closing), including any materials that incorporate information regarding the transactions contemplated by this Agreement or Nephrite or the Buyer or their respective Affiliates), in each case, other than materials that are substantively similar to prior materials already provided to Nephrite and the Buyer (as applicable). Nephrite and the Buyer shall each have the right to provide comments on such material, which Opal Group shall reasonably consider in good faith.

(f) Prior to Closing, without the prior written consent of Opal Group, none of Nephrite or the Buyer or their respective Affiliates, employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Opal SMA Client, Opal Fund, any investor in an Opal Fund, any Affiliate of an Opal Fund (including any member of any BDC Board) or any consultant or similar Person regarding the transactions contemplated by this Agreement and the Ancillary Agreements, other than with respect to any such Person that is a Client of the Nephrite Group. For the avoidance of doubt, nothing contained herein shall restrict any contact or communication by Nephrite or the Buyer or their respective Affiliates in the Ordinary Course of Business and not in connection with the transactions contemplated by this Agreement or as otherwise expressly required by this Agreement. None of Nephrite or the Buyer or their respective Affiliates shall take any action for the purpose of adversely affecting Opal Family’s ability to obtain the consent of any Client.

(g) Without the prior written consent of Nephrite and the Buyer, neither Opal Family nor any of its Affiliates shall offer or enter into any, or amend any existing, fee waiver, fee reduction, fee modification, expense waiver or similar arrangement with respect to an Opal Fund in connection with the consent process under this Section 10.2 or otherwise offer or make any payment or concession with respect to an Opal Fund to obtain any consent under this Section 10.2.

Section 10.3 Section 15(f). The Buyer acknowledges that Opal Group is entering into this Agreement and the Ancillary Agreements in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In this regard, (a) prior to the Closing Date, Opal Group shall and shall cause each of its Subsidiaries to use its commercially reasonable efforts to ensure that as of the Closing Date, at least 75% of the members of the BDC Board of each BDC are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the respective BDC, and (b) from and after the Closing Date, the Buyer shall, and shall cause each of its respective Affiliates to, to the extent within its control, conduct their businesses so as to ensure that: (i) for a period of not less than three years after the Closing Date, at least 75% of the members of the BDC Board of each BDC are not (x) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of such BDC after the Closing Date or (y) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of such BDC immediately prior to the Closing Date; and (ii) for a period of not less than two years after the Closing Date, there shall not be imposed on any BDC an “unfair burden” (as that term is defined in Section 15(f) of the Investment Company Act and interpreted by the SEC) as a result of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section 10.3 are intended only for the benefit of such parties and for no other Person.

Section 10.4 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Nephrite and Opal Group shall each use their commercially reasonable efforts, and the Buyer shall cooperate in all reasonable respects with Nephrite and Opal Group, to solicit and obtain the Consents as agreed by the Parties, prior to the Closing, of the Persons who are parties to the Contracts specified (x) in Section 3.3(b)(iii) of the Diamond Disclosure Letter and from whom Opal elects to seek Consent and (y) in Section 5.3(b)(iii) of the Opal Disclosure Letter and from whom Nephrite elects to seek Consent; provided that receipt of such Consents shall not be a condition to the Closing under this Agreement except as otherwise expressly set forth herein; provided, further, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such Consent or as otherwise expressly set forth herein). Any payment pursuant to the foregoing proviso shall be a Transaction Expense.

Section 10.5 Trust and Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.9 and Section 2.10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (x) all amounts payable to the Buyer Stockholders who shall have validly elected to redeem their shares of Existing Buyer Class A Common Stock pursuant to the Buyer Amended and Restated Memorandum and Articles of Association and (y) pay all amounts payable pursuant to Section 2.7.

Section 10.6 Listing. During the Pre-Closing Period, the Buyer shall use commercially reasonable efforts to remain listed as a public company on, and shall use commercially reasonable efforts to ensure that the Existing Buyer Public Securities remain (and all Buyer Class A Common Stock being issued in connection with the PIPE Financing and otherwise pursuant hereto become) listed on and tradable over, the NYSE.

Section 10.7 LTIP. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Stockholders, adopt, an omnibus incentive equity plan, substantially in the form attached to this Agreement as Exhibit I, to be effective upon and following the Closing (the “LTIP”). Nothing contained in this Section 10.7 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 10.8 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreements to which it is a party as if such provisions were set forth in this Agreement, and such provisions are incorporated in this Agreement by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives are aware (or upon receipt of any material nonpublic information of any other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential Equity Financing Sources), while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 10.9 Access to Information.

(a) Diamond Information. During the Pre-Closing Period, upon reasonable prior written notice, Nephrite shall afford the representatives of Opal Group and the Buyer reasonable access, during normal business hours, to the properties, books and records of the Diamond Transferred Companies and the Diamond Business and furnish to the representatives of Opal Group and the Buyer such additional financial and operating data and other information regarding the Diamond Transferred Companies and the Diamond Business as Opal Group, the Buyer or their respective representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that

Nephrite may do so without violating any obligations to any third party and to the extent that Nephrite has the authority to grant such access without breaching any restrictions binding on it or its Affiliates (and provided that Opal Group and the Buyer shall abide by the terms of the applicable Confidentiality Agreements). The Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Nephrite Group as a result of providing such access (which shall be treated as a Transaction Expense under this Agreement).

(b) Opal Information. During the Pre-Closing Period, upon reasonable prior written notice, Opal Group shall afford the representatives of Nephrite and the Buyer reasonable access, during normal business hours, to the properties, books and records of the Opal Transferred Companies and the Opal Business and furnish to the representatives of Nephrite and the Buyer such additional financial and operating data and other information regarding the Opal Transferred Companies and the Opal Business as Nephrite, the Buyer or their respective representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that Opal Group may do so without violating any obligations to any third party and to the extent that Opal Group has the authority to grant such access without breaching any restrictions binding on it or its Affiliates (and provided that Nephrite and the Buyer shall abide by the terms of the applicable Confidentiality Agreements). The Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Opal Family as a result of providing such access (which shall be treated as a Transaction Expense under this Agreement).

(c) Each of the Buyer, the Opal Family and the Nephrite Group shall coordinate its access rights with the Nephrite Group and/or the Opal Family and their respective Affiliates, as applicable, to reasonably minimize any inconvenience to, or interruption of, the conduct of the Diamond Business or the Opal Business, as applicable.

(d) Notwithstanding anything to the contrary in this Section 10.9, none of Nephrite, Opal Group or any of their respective Affiliates or its or their representatives shall be required to disclose any information to any other Party to this Agreement during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the Diamond Transferred Companies, the Diamond Business, Opal Transferred Companies or the Opal Business (as applicable) or of third parties, (iii) cause a violation of any Diamond Transferred Company’s or Opal Transferred Company’s (as applicable) obligations with respect to confidentiality, or violate any Diamond Privacy and Security Policy or Opal Privacy and Security Policy, as applicable, or (iv) contravene any applicable Contracts or Laws; provided that Nephrite, Opal and any of their respective Affiliates and it’s or their representatives (as applicable) shall use commercially reasonable efforts to cooperate with each other in connection with providing reasonable access to such other Party, the Buyer and their respective Affiliates or representatives, in a manner that does not result in any of the foregoing.

(e) Except as otherwise expressly set forth in this Agreement, prior to the Closing, without the prior written consent of Nephrite, which may be withheld for any reason, none of Opal Group or the Buyer or their respective Affiliates or their respective Representatives, shall contact any employees, service providers, lenders or other material business relationships of, any Diamond Transferred Company or the Diamond Business in relation to the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Agreement, prior to the Closing, without the prior written consent of Opal Group, which may be withheld for any reason, none of Nephrite or the Buyer or their respective Affiliates or their respective Representatives, shall contact any employees, service providers, lenders or other material business relationships of, any Opal Transferred Company or the Opal Business in relation to the transactions contemplated by this Agreement. For the avoidance of doubt, the foregoing shall not restrict any contact or communication by Opal Group, Nephrite or the Buyer or their respective Affiliates in the Ordinary Course of Business and not in connection with the transactions contemplated by this Agreement.

Section 10.10 Notification of Certain Matters.

(a) During the Pre-Closing Period, Nephrite shall disclose to the Buyer and Opal Group in writing any development, fact or circumstance of which it has Knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Entity), arising before or after the date of this Agreement, that would cause or would reasonably be expected to result in the failure of any of the conditions set forth in Section 2.9, Section 2.10 or Section 2.12 to be satisfied; provided that such disclosure shall not (x) cure any breach of Nephrite’s representations and warranties set forth in Article III and Article IV or failure of Nephrite to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by Nephrite regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b) During the Pre-Closing Period, Opal Group shall disclose to the Buyer and Nephrite in writing any development, fact or circumstance of which it has Knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Entity), arising before or after the date of this Agreement, that would cause or would reasonably be expected to result in a breach of Opal Group’s or Opal Feeder’s representations and warranties set forth in Article V or Article VI or the failure of any of the conditions set forth in Section 2.9, Section 2.10 or Section 2.11 to be satisfied; provided that such disclosure shall not (x) cure any breach of Opal Group’s or Opal Feeder’s representations and warranties set forth in Article V and Article VI or failure of Opal Group, Opal Feeder or Opal Partners to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by Opal Group, Opal Feeder or Opal Partners regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(c) During the Pre-Closing Period, the Buyer shall disclose to Opal Group and Nephrite in writing any development, fact or circumstance of which the Buyer has Knowledge or of which it receives a written notice or other written communication from a third party (including any Governmental Entity), arising before or after the date of this Agreement, that would cause or would reasonably be expected to result in the failure of any of the conditions set forth in Section 2.9, Section 2.11 or Section 2.12 to be satisfied; provided, that such disclosure shall not (x) cure any breach of the Buyer’s representations and warranties set forth in Article VII or failure of the

Buyer to comply with or perform any of its covenants or obligations set forth in this Agreement or (y) be deemed to be an acknowledgement or admission by the Buyer regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 10.11 Regulatory Approvals; Efforts.

(a) Each Party shall use commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement to be filed as promptly as practicable after the execution of this Agreement (and in any event within 15 Business Days following the execution of this Agreement), (ii) request early termination of the waiting period relating to such HSR Act filings, if early termination is being granted at the time of such filing, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the applicable filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be treated as Transaction Expenses.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Parties and their counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Parties in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 10.11(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) The Buyer shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e) Opal Partners shall, in consultation with the Buyer and Nephrite, prepare and, not later than 30 days after the date hereof, file with FINRA and request FINRA “Fast Track” treatment for, the continuing membership agreement covering the change in ownership of the Opal Broker-Dealer Subsidiary in connection with the transactions contemplated by this Agreement (together, the “CMAs”) together with all documents and information required in connection with obtaining FINRA approval on a “Fast Track” basis of the CMAs. Each of the Parties shall assist Opal Partners and provide all necessary information to counsel for Opal Partners to enable the Opal Broker-Dealer Subsidiary to make and submit such filing, as promptly as practical after the execution of this Agreement, in form and substance reasonably satisfactory to Opal Partners, to obtain FINRA approval of the change in ownership of the Opal Broker-Dealer Subsidiary. Each of the Parties shall use commercially reasonable efforts to have the CMAs approved by FINRA on a “Fast Track” basis or, if such “Fast Track” basis is not granted, as promptly as practicable (such approval, the “Opal Broker-Dealer FINRA Approval”). The Parties shall reasonably cooperate with each other and the Opal Broker-Dealer Subsidiary in the preparation and submission of the CMAs, and in responding to any requests by FINRA with respect to the CMAs or any requests by FINRA for any amendment or supplement thereto or for additional information. Without limiting the generality of the foregoing, the Parties shall, to the extent required by FINRA, provide the Opal Broker-Dealer Subsidiary and its counsel for filing with FINRA, the requisite anti-money laundering, OFAC and disqualifying event certifications as well as formation and other organization documents of such Party required to be included in the CMAs. To the extent that the Opal Broker-Dealer FINRA Approval is not obtained as of the Closing, Opal Partners shall cause the Opal Broker-Dealer Subsidiary to continue to provide services to the Opal Business and, to the extent authorized under applicable regulation (including FINRA rules and requirements), to the Diamond Business, in each case, on substantially the same terms as the Opal Broker-Dealer Subsidiary is providing services to the Opal Business as of the Closing until the Opal Broker-Dealer FINRA Approval is obtained. Upon obtaining the Opal Broker-Dealer FINRA Approval (if obtained following Closing), Opal Partners shall, as soon as is reasonably practicable and for no additional consideration, cause all of the issued and outstanding Equity Securities of Opal Broker-Dealer Subsidiary to be contributed to Opal Group, such that Opal Broker-Dealer Subsidiary would be a Subsidiary of Opal Group. If at any time following the Closing, Opal Partners or any of its then-Affiliates (not including, for the avoidance of doubt, Buyer, the Blue

Owl Companies, Opal or any of their respective Subsidiaries) directly or indirectly receives from the Opal Broker-Dealer Subsidiary a dividend or distribution or receives net proceeds of any consolidation, merger, recapitalization, sale, exchange, conveyance, redemption or other disposition transaction of or by the Opal Broker-Dealer Subsidiary or a portion thereof (any such amount, an “Opal Broker-Dealer Realized Amount”), then Opal Partners or such Affiliate shall, promptly upon receipt thereof by Opal Partners or such Affiliate, contribute or cause to be contributed such Opal Broker-Dealer Realized Amount to Opal.

(f) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 10.8, nothing in this Section 10.11 shall require the Buyer, Sponsor, Nephrite Group, Opal Group or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to the Buyer and Sponsor, the Buyer’s Subsidiaries, with respect to the Opal Family, the Opal Business and, with respect to the Nephrite Group, the Diamond Business), any of their respective affiliated investment funds, including the Diamond Funds, the Opal Funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Buyer, Sponsor, Nephrite Group, Opal Group or their respective Affiliates (other than, with respect to the Buyer and Sponsor, the Buyer’s Subsidiaries, with respect to the Opal Family, the Opal Business and, with respect to the Nephrite Group, the Diamond Business), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Buyer, Sponsor, Nephrite or their respective Affiliates (other than, with respect to the Buyer and Sponsor, the Buyer’s Subsidiaries, with respect to the Opal Family, the Opal Business and, with respect to the Nephrite Group, the Diamond Business), any of their respective affiliated investment funds, including the Diamond Funds and the Opal Funds, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Buyer, Sponsor, Nephrite, Opal or their respective Affiliates (other than, with respect to the Opal Family, the Opal Business and, with respect to the Nephrite Group, the Diamond Business), or any interests therein. Notwithstanding anything to the contrary in this Section 10.11, none of the Parties or any of their respective Affiliates shall be required to take any action, or commit to take any action, or agree to any condition or limitation pursuant to this Section 10.11 that is not conditioned on the Closing.

Section 10.12 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued by any of the Parties or their respective Affiliates without the prior written consent of each of the Buyer, Nephrite and Opal Group, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Registration Statement, Signing Form 8-K and Closing

Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 10.12, the foregoing shall not prohibit any Party from communicating on a confidential basis with third parties to the extent necessary for the purpose of seeking any third-party Consent in accordance with this Agreement.

(b) As promptly as practicable following the date of this Agreement, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). The Buyer shall provide Nephrite and Opal Group with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. The Buyer shall not file any such documents with the SEC without the prior written consent of Nephrite and Opal Group (such consent not to be unreasonably withheld, conditioned or delayed).

(c) As promptly as reasonably practicable after the date of this Agreement, but in any event within 15 Business Days following delivery of any information required to be delivered by Nephrite or Opal Group pursuant to this Section 10.12, (i) the Buyer, Nephrite and Opal Group shall prepare and the Buyer shall file with the SEC a Registration Statement and the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the Buyer Stockholders relating to the Buyer Stockholder Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Securities Exchange Act (as applicable) and the rules and regulations promulgated thereunder, for the purpose of (A) providing the Buyer Stockholders with the opportunity to participate in the Buyer Share Redemption and (B) soliciting proxies from the Buyer Stockholders to vote at the Buyer Stockholder Meeting in favor of the Buyer Stockholder Voting Matters. The Buyer shall file with the SEC, as promptly as practicable after the date of this Agreement, the Registration Statement, which shall include the Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the offer and sale of the shares of Buyer Capital Stock to be issued in connection with the transactions contemplated by this Agreement. Each of the Buyer, Nephrite and Opal Group will use their respective commercially reasonable efforts to (i) cause the Registration Statement, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement, (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the transactions contemplated by this Agreement. The Buyer shall, as promptly as reasonably practicable after the date of this Agreement, set a record date (the “Buyer Record Date”) for determining the Buyer Stockholders entitled to attend the Buyer Stockholder Meeting and will cause the Proxy Statement/Prospectus to be mailed to each Buyer Stockholder as of the Buyer Record Date as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Buyer shall promptly (and in no event later than the second Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Securities Exchange Act.

(d) No filing of, or amendment or supplement to, the Registration Statement, or response to SEC comments with respect thereto, will be made by the Buyer without the prior written consent of Nephrite and Opal Group (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Parties a reasonable opportunity to review and comment thereon.

(e) The Buyer will promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, and will, as promptly as practicable after receipt thereof, provide the other Parties with copies of all material correspondence between it and its representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement received from the SEC and advise the other Parties on any oral comments with respect to the Registration Statement received from the SEC. The Buyer will advise the other Parties, promptly after the Buyer receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto, and the Buyer, Nephrite and Opal Group will use their respective commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(f) The Buyer, Nephrite and Opal Group will also use their respective commercially reasonable efforts to take any other action required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the transactions contemplated by this Agreement. The Buyer, Nephrite and Opal Group shall ensure that none of the information supplied by it or them or on its or their behalf, respectively, for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the Buyer Stockholders and at the time of the Buyer Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing (including prior to the Buyer Stockholder Meeting) any information relating to the Buyer, Nephrite and Opal Group or any of their respective Affiliates, officers or directors, is discovered by the Buyer, Nephrite and Opal Group which is required to be set forth in an amendment or supplement to the Registration Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Parties and each of the Buyer, Nephrite and Opal Group shall cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminating such information to the Buyer Stockholders.

(g) The Parties acknowledge that a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by the Buyer under the Securities Exchange Act in order for the Registration Statement to be deemed effective by the SEC (collectively, “Additional Buyer Filings”) shall include disclosure regarding the Diamond

Business and the Opal Business and their respective management, operations and financial condition. Accordingly, Nephrite and Opal Group agree to, and agree to cause the Diamond Transferred Companies and Opal Transferred Companies, as applicable, to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Diamond Business and Opal Business, and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Registration Statement and/or Additional Buyer Filings to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. Nephrite and Opal Group shall make available, and shall cause the Diamond Transferred Companies and Opal Transferred Companies to make available, their directors, officers, managers and employees, in each case during normal business hours and upon reasonable advanced notice, to the Buyer and its counsel, auditors and other representatives, in connection with the drafting of the Registration Statement and Additional Buyer Filings, as reasonably requested by the Buyer, and responding in a timely manner to comments thereto from the SEC. The Buyer shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, and Nephrite and Opal Group shall reasonably cooperate in connection therewith.

(h) At least five days prior to Closing, the Buyer shall begin preparing, and Nephrite Group and Opal Family will reasonably cooperate in preparing, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). The Buyer shall provide Nephrite and Opal Group with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). The Buyer shall not file any such documents with the SEC without the prior written consent of Nephrite and Opal Group (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(i) Nephrite and Opal Group shall each, individually, use commercially reasonable efforts to provide to the Buyer as promptly as reasonably practicable after the date of this Agreement, (i) all audited and unaudited financial statements (other than the Diamond Financial Statements and the Opal Financial Statements) of the Diamond Business and the Opal Business, respectively, and any company or business units acquired by the Diamond Transferred Companies or the Diamond Business and the Opal Transferred Companies and the Opal Business, respectively, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement and/or the Closing Form 8-K (including pro forma financial information), (ii) all selected financial data of the Diamond Transferred Companies and the Diamond Business and the Opal Transferred Companies and the Opal Business, respectively, required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement and Closing Form 8-K and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Diamond Transferred Companies and the Diamond Business and the Opal Transferred Companies and the Opal Business were subject thereto) with respect to the periods described in clause (i) above, as necessary for inclusion in the Registration Statement and Closing Form 8-K.

(j) Buyer Stockholder Meeting.

(i) The Buyer shall convene and hold the Buyer Stockholder Meeting, prior to or as promptly as practicable after the Buyer Record Date (which date shall be mutually agreed with Nephrite and Opal Partners). The Buyer shall use its commercially reasonable efforts to take all actions necessary to obtain the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting, including as such Buyer Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Buyer Stockholder Voting Matters. The Buyer shall include the Buyer Board Recommendation in the Proxy Statement/Prospectus. The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation.

(ii) The Buyer agrees that its obligation to establish the Buyer Record Date, duly call, give notice of, convene and hold the Buyer Stockholder Meeting for the purpose of seeking approval of the Buyer Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and the Buyer agrees to establish the Buyer Record Date, duly call, give notice of, convene and hold the Buyer Stockholder Meeting and submit for the approval of the Buyer Stockholders the Buyer Stockholder Voting Matters, in each case as contemplated by this Section 10.12(j), regardless of whether there shall have occurred any intervening event or circumstance.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of Nephrite and Opal Group, shall) postpone or adjourn the Buyer Stockholder Meeting for a period of no longer than 15 Business Days: (i) after consultation with Nephrite and Opal Group, to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the Buyer Board has determined in good faith is required by applicable Law is disclosed to the Buyer Stockholders and for such supplement or amendment to be promptly disseminated to the Buyer Stockholders prior to the Buyer Stockholder Meeting; (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of outstanding capital stock of the Buyer represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholder Meeting; (iii) to seek withdrawals of redemption requests from the Buyer Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Buyer Stockholder Voting Matters; provided that, in the event of any such postponement or adjournment, the Buyer Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(k) Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates expressly for inclusion in the Registration Statement, the Additional Buyer Filings, any other the Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, (iii) the time of the Buyer Stockholder Meeting or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

Section 10.13 Expenses. Except as otherwise provided in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations under this Agreement and thereunder and the consummation of the transactions contemplated by this Agreement and thereby; provided, that if the Closing occurs, at and in connection therewith, Buyer shall pay or reimburse each Party for all Transaction Expenses, which shall be paid: (i) first, from the cash released from the Trust Account; and (ii) second, thereafter, if such cash is not sufficient to cover all Transaction Expenses, from other cash available to the Buyer. From and after the Closing, Buyer shall, or shall cause its Subsidiaries to, promptly pay or reimburse each Party for all Transaction Expenses to the extent not previously paid.

Section 10.14 D&O Indemnification and Insurance.

(a) Beginning on the Closing Date and continuing until the sixth anniversary of the Closing Date, the Buyer (i) shall cause each of the Diamond Transferred Companies and Opal Transferred Companies to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such Diamond Transferred Company or Opal Transferred Company (as applicable), or in any indemnification agreement or arrangement, in each case, in effect as of the date of this Agreement (the “D&O Provisions”) in favor of any current or former director, officer, member, manager, employee, agent or representative (in each case, or their functional equivalent) of any Diamond Transferred Company and Opal Transferred Company (collectively, with such Person’s heirs, executors or administrators, the “Transferred Companies Indemnified Persons”), in each case relating to acts, omissions, circumstances or events existing or occurring at or prior to Closing, and the Buyer shall, and shall cause each of the Diamond Transferred Companies and Opal Transferred Companies to perform and discharge such Diamond Transferred Company’s or Opal Transferred Company’s respective obligations to provide such indemnification, advancement of expenses, exculpation and other limitations of Liability from and after the Closing for a period of the later of six years or until the settlement or final adjudication of any Proceeding commenced during such period, and (ii) shall not, and shall not permit any Diamond Transferred Company or Opal Transferred Company to amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Transferred Companies

Indemnified Person, in each case relating to acts, omissions, circumstances or events existing or occurring at or prior to Closing, without the written consent of such affected Transferred Companies Indemnified Person (it being agreed that each Transferred Companies Indemnified Person shall be a third-party beneficiary of this Section 10.14). After the Closing, in the event that any Diamond Transferred Company or Opal Transferred Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Buyer shall cause proper provision to be made so that the successors of the Diamond Transferred Company and Opal Transferred Company or transferees of such Persons’ assets or properties (as applicable) shall succeed to and be bound by the obligations set forth in this Section 10.14.

(b) Without limiting the foregoing, following the Closing, Buyer shall, and shall cause each of the Diamond Transferred Companies and Opal Transferred Companies to: (i) indemnify, defend and hold harmless, and advance expenses to, the Transferred Companies Indemnified Persons with respect to all acts or omissions by them in their capacities as such at any time prior to and including the Closing (including any matters arising in connection with this Agreement or the transactions contemplated by this Agreement), to the fullest extent that Buyer and each of the Diamond Transferred Companies and Opal Transferred Companies would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any actual or threatened Proceeding against any Transferred Companies Indemnified Person the expenses (including reasonable attorneys’ fees) of any Transferred Companies Indemnified Person upon receipt, if required by applicable Laws, the Governing Documents of such Diamond Transferred Company or Opal Transferred Company, as applicable, or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such Transferred Companies Indemnified Person is not entitled to be indemnified by applicable Laws. Notwithstanding anything to the contrary contained in this Section 10.14 or elsewhere in this Agreement, following the Closing, the Buyer shall not, and shall not permit any Diamond Transferred Company or Opal Transferred Company to settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Transferred Companies Indemnified Persons covered by or that may be covered by the Proceeding (if any) from all Liability arising out of such Proceeding. The Buyer acknowledges and agrees that certain Transferred Companies Indemnified Persons may have rights to indemnification and advancement of expenses provided by a Seller or its respective Affiliates (each, a “Former Seller Indemnitor”), and that (i) the Buyer and the Blue Owl Companies are the indemnitor of first resort with respect to the Transferred Companies Indemnified Persons and (ii) the Buyer and the Blue Owl Companies shall be required to provide such indemnification and advance the full amount of expenses incurred by the Transferred Companies Indemnified Persons, without regard to any rights the Transferred Companies Indemnified Persons may have against any Former Seller Indemnitors and (iii) to the fullest extent permitted by Law, Buyer irrevocably waives, relinquishes and releases (on behalf of itself and the Blue Owl Companies) the Former Seller Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(c) Tail Policy.

(i) At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability, fiduciary, professional liability and employment practices liability insurance covering those Persons who are covered as of the Closing Date under the Opal Family’s then existing respective policies (solely as they relate to the Opal Business) and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any of Opal Family’s then existing respective policies (solely as they relate to the Opal Business) as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date.

(ii) At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability insurance covering those Persons who are covered as of the Closing Date under the Nephrite Group’s then existing respective policies (solely as they relate to the Diamond Business) and with other terms, conditions and retentions that are no less advantageous than the coverage provided under any of the Nephrite Group’s then existing respective policies (solely as they relate to the Diamond Business) as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date.

(iii) At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six years thereafter, pre-paid, non-cancellable “run-off” directors and officers liability insurance covering those Persons who are covered as of the Closing Date under the Buyer’s then existing respective policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any of the Buyer’s then existing respective policies as of the Closing Date, with respect to acts, omissions, circumstances or events existing or occurring at or prior to the Closing Date.

Section 10.15 Employee Matters.

(a) Nephrite and Diamond shall use their reasonable efforts to cause all Automatic Transfer Employees who remain in employment to be employed by a Diamond Transferred Company effective no later than the Closing.

(b) Opal Group shall cause all current Opal Group Employees to be employed by an Opal Transferred Company effective no later than the Closing.

(c) The Parties acknowledge and agree that the Transfer Regulations will apply to transfer the employment of each Automatic Transfer Employee on or in connection with the transactions contemplated by this Agreement including Section 10.15(a) or 10.15(b). The Parties agree to comply with their respective obligations under the Transfer Regulations, including any obligation to inform and consult with the Automatic Transfer Employees or their representatives, and to cooperate in good faith to ensure that each Party and its applicable Affiliates comply with their respective obligations under the Transfer Regulations. Specifically, the Parties shall use their reasonable efforts to procure that each of their Affiliates shall reasonably cooperate with each other in connection with any notification of, provision of information to, and any consultation required with, Automatic Transfer Employees and Opal Group Employees who might be affected by the transactions contemplated by this agreement, and applicable employee representatives or any labor boards and relevant government agencies, whether required by law (including the Transfer Regulations) or pursuant to any collective agreement. Such reasonable cooperation shall include specifically:

(i) the Buyer and Opal (as applicable) providing their response to a request for any information relating to their plans for the Automatic Transfer Employees and Opal Group Employees as soon as reasonably practicable following receipt of a request in writing from the Sellers; and

(ii) the Sellers making necessary and appropriate arrangements to inform and consult, or to procure that their relevant Affiliates inform and consult, with the Automatic Transfer Employees and/or Opal Group Employees and/or any employee representatives of such employees to the extent required by and in accordance with applicable law or under any applicable collective agreement.

(d) For any Diamond Business Employee whose employment will not transfer to the Buyer or one of its Subsidiaries pursuant to the Transfer Regulations, the Buyer or one of its Subsidiaries shall not less than ten days prior to the Closing, offer employment to each such Diamond Business Employee effective at 12:00 a.m., local time on the Closing Date. Offers pursuant to this Section 10.15(d) shall be for a position commensurate with the skills and experience of such Diamond Business Employee, on terms and conditions sufficient not to trigger severance obligations, and may contain restrictive covenant obligations (including non-competition, non-solicitation, confidentiality and non-disparagement covenants) that are no more restrictive than the more restrictive of (x) the restrictive covenants that such Diamond Business Employee was bound by with Nephrite or any of its Affiliates immediately prior to the Close, or (y) the restrictive covenants of similarly situated Opal Group Employees. The Parties shall cooperate, in good faith, to ensure that each such Diamond Business Employee accepts the offer or employment with the Buyer or one of its Subsidiaries. With respect to each Diamond Business Employee who is not an Automatic Transfer Employee and is not actively employed due to a leave of absence, including short-term disability, long-term disability or workers’ compensation leave, as of immediately prior to the Closing Date (each, an “Inactive Employee”), the Buyer or one of its Subsidiaries shall make an offer of employment pursuant to this Section 10.15(d), which shall be effective upon the date on which such Inactive Employee is able to return to work; provided, that if such Inactive Employee is not able to return to work prior to the twelve-month anniversary of the Closing Date, the Buyer, Opal and their Affiliates shall have no obligation to employ such Inactive Employee. Nephrite shall retain the employment of any such Inactive Employee and be solely responsible for the provision of benefits and compensation to and all other costs and Liabilities incurred in respect of such Inactive Employee until such Inactive Employee becomes an employee of the Buyer or any of its Affiliates. No Inactive Employee shall constitute an employee of the Buyer or its Affiliate until such time that such employee commences employment with the Buyer or its Affiliate. Each Diamond Business Employee who accepts such offer of employment and actually commences employment with the Buyer or one of its Subsidiaries in accordance with this Section 10.15(d) shall be considered an “Offer Transferred Employee” (together with the Automatic Transfer Employees, the “Transferred Employees”). Nephrite shall cause each Transferred Employee to be permanently released, effective upon the Closing, from any non-competition, exclusive dealing or non-solicitation obligations in favor of Nephrite or any of its Affiliates to the extent such obligations would prevent the Transferred Employees from commencing employment with, or providing services to, the Buyer or one of its Subsidiaries in respect of any of its business lines as of the Closing or in the future (including any future lines of business). For the avoidance of doubt, the immediately preceding sentence does not require Transferred Employees to be released from the standard Nephrite Group covenants relating to restrictions on solicitation of employees and to noninterference with client relationships, to the extent that such restrictions (x) would not prohibit or impair the hiring of other Diamond Business Employees and (y) would be limited solely to a restriction on a Transferred Employee not intentionally encouraging any existing client of a Nephrite Group fund to take any action under its existing contractual relationship with such Nephrite Group fund that would have (or reasonably be expected to have) an adverse effect on such Nephrite Group fund, and which, in no event, would otherwise prohibit or impair the ability of any Transferred Employee to solicit (and raise capital from), on behalf of the Diamond Business and the Opal Business, any client or prospective client of the Nephrite Group or any Nephrite Group funds.

(e) Diamond Employee Benefit Plans. Except as set forth on Section 10.15(e) of the Diamond Disclosure Letter, from and after the Closing, Nephrite and its Affiliates (other than any Diamond Transferred Company) shall assume and retain the sponsorship of any and all Liabilities at any time arising under, pursuant to or in connection with any Diamond Employee Benefit Plan or any Diamond Affiliate Employee Benefit Plan and any Liabilities arising thereunder. From and after the Closing, Buyer or any of its Affiliates shall assume, retain, and be solely responsible for all other Liabilities relating to the employment of current or former Diamond Business Employees.

(f) 401(k) Plan Matters. Prior to the Closing Date, Nephrite and Diamond shall take all actions necessary or appropriate to cause all Transferred Employees who participate in the NB Dyal 401(k) Plan (the “Diamond 401(k) Plan”) to be fully vested in their account balances under the Diamond 401(k) Plan, and Nephrite shall make to the Diamond 401(k) Plan all employer contributions that would have been made on behalf of such employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

(g) COBRA. Nephrite shall be solely responsible for compliance with the requirements of and all Liabilities arising under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, including provision of continuation coverage (within the meaning of COBRA), with respect to all “M&A qualified beneficiaries” as that term is defined in Treasury Regulation Section 54.4980B-9.

(h) Between the date of this Agreement and the Closing Date, the Parties will cooperate and take such actions as necessary to continue the participation of or to establish participation of each Diamond Business Employee and each Opal Group Employee in appropriate benefit plans effective as of the Closing Date. Nothing contained in this Section 10.15 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

(i) The Buyer or one of its Subsidiaries shall recognize and assume the Liability with respect to accrued but unused vacation time or paid time off (or paid annual leave, however so described) for all Transferred Employees and Opal Group Employees where such recognition is permitted by applicable Law.

(j) Section 280G Matters. To the extent applicable, Nephrite will, prior to the Closing, (i) prior to the vote described in clause (ii) of this sentence, use its commercially reasonable efforts to obtain waivers of any excess parachute payment (as described below) from each Person who has or may have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that could be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code) such that the vote described in clause (ii) shall establish such Person’s right to such payment or other compensation; and (ii) use its commercially reasonable efforts to obtain the requisite stockholder vote in a manner intended to comply with Section 280G(b)(5)(A)(iii) and Section 280G(b)(5)(B) of the Code, and the regulations promulgated thereunder, including Q&A 7 of Section 1.280G-1 of such regulations, of all payments and/or benefits (including payments and benefits waived pursuant to the foregoing clause (i)) that could, as a result of, or in connection with, the transactions contemplated by this Agreement, be deemed to constitute “excess parachute payments” under Section 280G of the Code. Before the vote is submitted to stockholders, Nephrite shall provide adequate disclosure to the requisite stockholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. At least 15 Business Days prior to the vote, Opal Group, the Buyer and their respective counsel shall have the right to review and comment on all documents to be delivered to the stockholders in connection with such vote and any required disqualified individual waivers or consents, and Nephrite shall reflect all reasonable comments of Opal Group and the Buyer thereon. Prior to the Closing, Nephrite shall deliver to Opal Group and the Buyer reasonably satisfactory evidence that stockholder approval of the parachute payments was obtained in conformance with the applicable requirements under Section 280G of the Code, or that such stockholder approval was not obtained. Prior to the Closing Date, Nephrite shall provide Opal Group and the Buyer and their respective counsel with copies of all documents executed by the stockholders and disqualified individuals in connection with the vote provided under this Section 10.15(j). Opal Group also agrees to take the foregoing actions to the extent applicable prior to the Closing, with such terms applying mutatis mutandis to Opal Group.

(k) To the extent required in order for any Diamond Business Employees to, as Transferred Employees upon the Closing, continue to perform the scope of their duties, services and responsibilities as previously conducted for the Diamond Business, the Parties shall reasonably cooperate between the date hereof and the Closing to obtain on behalf of any Diamond Transferred Company or the Opal Family any license, qualification or other approval required in connection therewith under applicable Law.

Nothing in this Agreement shall be construed as the establishment of or amendment or termination of any benefit or compensation plan, program, contract, policy, agreement or arrangement. This Section 10.15 is intended solely for the benefit of the Parties and shall not confer any rights or remedies (including any third-party beneficiary rights) on any other Person. This Section 10.15 shall not be construed to limit the ability of the Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, contract, policy, agreement or arrangement, or to terminate the employment or service of any Person at any time and for any or no reason, or to confer on any Person any right to employment or service or any particular term or condition of employment or service.

Section 10.16 Employee Non-Solicit.

(a) the Buyer agrees that, for the period commencing from the date of this Agreement and for a period of five years after Closing, neither it nor any of its controlled Affiliates shall, directly or indirectly: (i) solicit, recruit or otherwise encourage any Nephrite Restricted Personnel to terminate their employment relationship with Nephrite or any of its Affiliates; or (ii) hire or engage any Nephrite Restricted Personnel while employed by Nephrite or any of its Affiliates or within one year of the termination of such Nephrite Restricted Personnel’s employment with Nephrite or its Affiliates, unless such employment was terminated by Nephrite or its Affiliates without cause.

(b) Nephrite agrees that, for the period commencing from the date of this Agreement and for a period of five years after Closing, neither it nor any of its controlled Affiliates shall, directly or indirectly: (i) solicit, recruit or otherwise encourage any Buyer Restricted Personnel to terminate their employment relationship with the Buyer or any of its controlled Affiliates; or (ii) hire or engage any Buyer Restricted Personnel while employed by the Buyer or any of its controlled Affiliates or within one year of the termination of such Buyer Restricted Personnel’s employment with the Buyer or its controlled Affiliates, unless such employment was terminated by the Buyer or its controlled Affiliates without cause.

Section 10.17 Equity Financing; Cooperation.

(a) During the Pre-Closing Period, the Buyer may effectuate the sale of the Buyer Class A Common Stock pursuant to one or more Subscription Agreements (in form and substance reasonably acceptable to the Buyer), Nephrite and Opal Group with Equity Financing Sources that would constitute a PIPE Financing.

(b) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1, Nephrite and Opal Group agree, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Financing, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of the Buyer (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations (which, at the request of Nephrite and Opal Group, may be virtual) and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Diamond Business and the Opal Business, respectively, readily available to Nephrite or Opal Group as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to Nephrite and Opal Group, (iv) taking all corporate actions that are necessary or customary to obtain PIPE Financing and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in the Buyer’s efforts to obtain PIPE Financing and market the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing in this

Section 10.17(b) shall require any such cooperation or assistance to the extent that it could result in Nephrite or Opal Group or any of their respective Affiliates being required to (i) agree to pay any commitment or other similar fee, bear any cost or expense, incur any other Liability or give any indemnities or guarantees to any third party or otherwise commit to take any similar action in connection with any PIPE Financing prior to the Closing Date (unless such commitment or other similar fee, cost or expense shall be reimbursed), (ii) take any actions to the extent such actions would, in Nephrite’s and Opal Group’s reasonable judgment, (A) unreasonably interfere with the business of Nephrite or Opal Group or any of their respective Affiliates or otherwise interfere with the prompt and timely discharge by any employee of Nephrite or Opal Group or any of their Affiliates of their normal duties, (B) subject any director, manager, officer, employee or other representative of Nephrite or Opal Group to any actual or potential personal Liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Governing Documents of Nephrite or Opal Group or any of their respective Affiliates, any applicable Law or Order or any Contract to which Nephrite or Opal Group is a party or by which any of their respective properties or assets is bound, (D) require any director, manager, officer, employee or other representative of Nephrite, Opal Group or their Affiliates to execute any document agreement, certificate or instrument that would be effective prior to the Closing, (E) require any such entity to change any fiscal period or (F) reasonably be expected to cause (x) any representation or warranty set forth in Article III, Article IV or Article V to be inaccurate or breached, (y) the failure of any closing condition set forth in Article II of this Agreement to be satisfied or any delay in the satisfaction of any such condition or (z) any other breach of this Agreement, (iii) waive or amend any terms of this Agreement or any other Ancillary Agreement, (iv) commit to take any action under any Contract, certificate, document or instrument that is not contingent upon the Closing, (v) provide access to or disclose information that Nephrite and Opal Group reasonably determine would jeopardize any attorney work product protection or attorney client privilege of, or conflict with any confidentiality requirements applicable to, Nephrite or Opal Group or any of their respective Affiliates, (vi) cause any director, manager or equivalent of Nephrite, Opal Group or any of their respective Affiliates to pass resolutions to approve any PIPE Financing or authorize the creation of any Contracts, documents or actions in connection therewith or (vii) deliver or cause to be delivered any legal opinion or negative assurance letter. In no event shall any Transferred Companies Indemnified Person and any current or former director, officer, member, manager, employee, agent or representative (in each case, or their functional equivalent) of (x) Nephrite or any of its Affiliates (collectively, with such Person’s heirs, executors or administrators, the “Nephrite Indemnified Persons”) or (y) Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates (collectively, with such Person’s heirs, executors or administrators, the “Opal Indemnified Persons” and, together with the Nephrite Indemnified Persons and the Transferred Companies Indemnified Persons, the “Financing Indemnified Persons”) be required to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other Liability in connection with any PIPE Financing. From and after the Closing, the Buyer shall, or shall cause its Subsidiaries to, promptly, upon request by any Financing Indemnified Person, reimburse such Financing Indemnified Person for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Financing Indemnified Person in connection with such PIPE Financing, including the cooperation of Nephrite and Opal Group and their respective Affiliates contemplated by this Section 10.17(b), and shall indemnify and hold harmless the Financing Indemnified Person from and against any and all losses suffered or incurred, whether before, at or after the Closing, by any of them arising out of or relating to the arrangement of such PIPE Financing and any information used in connection therewith.

(c) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1, the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, in each case, on the terms and conditions described therein, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) cause all conditions to have been satisfied in all material respects on a timely basis or waived all conditions and covenants applicable to the Buyer in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that the Buyer or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Subscription Agreements at or prior to Closing, including enforcing its rights under the Subscription Agreements to cause any such investors to the Subscription Agreements to pay to (or as directed by) the Buyer the applicable purchase price under each such investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, the Buyer shall give Nephrite and Opal Group prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to the Buyer; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if the Buyer does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the Equity Financing Sources contemplated by the Subscription Agreements. The Buyer shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the Equity Financing Sources to consummate the transactions contemplated by the Subscription Agreements concurrently with the Closing.

Section 10.18 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither the Nephrite Group nor the Opal Family, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 10.19 The Buyer Certificate of Incorporation and the Buyer Bylaws. Subject to receipt of the Required Vote, immediately prior to the Closing, the Buyer shall (a) file the Buyer Certificate of Incorporation substantially in the form attached to this Agreement as Exhibit A, in accordance with the provisions of this Agreement and the DGCL and (b) adopt the Buyer Bylaws substantially in the form attached to this Agreement as Exhibit B as its bylaws until thereafter amended in accordance with the provisions thereof, the Buyer Certificate of Incorporation and the DGCL.

Section 10.20 Name Change. In connection with the Closing, the Buyer will complete the Name Change.

Section 10.21 Exclusivity.

(a) From the date of this Agreement, until the earlier of the Closing or the termination of this Agreement in accordance with Section 13.1, neither the Nephrite Group (solely to the extent related to the Diamond Business), nor the Opal Family (solely to the extent related to the Opal Business) shall, directly or indirectly (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to the Nephrite Group (solely to the extent related to the Diamond Business) or the Opal Family (solely to the extent related to the Opal Business) (as applicable), or afford access to the assets, business, properties, books or records relating to the Nephrite Group (solely to the extent related to the Diamond Business) or the Opal Family (solely to the extent related to the Opal Business) (as applicable) to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) From the date of this Agreement, until the earlier of the Closing or the termination of this Agreement in accordance with Section 13.1, the Buyer shall not directly or indirectly (including by or through the Sponsor), (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Sellers (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Buyer Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Buyer Competing Transaction; (iii) furnish (including through any virtual data room) any non-public information relating to the Buyer or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Buyer to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (iv) approve, endorse or recommend any Buyer Competing Transaction; or (v) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 10.22 Diamond Transition Services. Between the date of this Agreement and the Closing Date, (a) Nephrite, Opal Group and the Buyer shall cooperate in good faith to prepare and mutually agree on a customary form of transition services agreement (including schedules thereto) to be executed as of the Closing Date and covering transition services as mutually agreed to be provided by Nephrite to the Diamond Business and (b) Nephrite shall use commercially reasonable efforts to take such steps as are necessary to prepare to provide the services that would be provided pursuant to the transition services agreement in accordance with all applicable Laws. From and after the Closing until the 10th anniversary of the Closing Date (notwithstanding the termination of any such transition services agreement prior to such time), during regular business hours and upon reasonable prior written request, (i) Nephrite Group shall afford the Buyer and the Blue Owl Companies (and their respective representatives) with reasonable access to the books and records of the Diamond Transferred Companies and the Diamond Business in the control of any member of the Nephrite Group for purposes of complying with applicable Law and/or regulation (including the right to copy at the Buyer’s and the Blue Owl Companies’ sole expense) and (ii) Nephrite Group shall (and shall cause its compliance, regulatory and similar personnel to) reasonably cooperate with the Buyer and the Blue Owl Companies from and after the Closing in connection with investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by the Buyer or the Blue Owl Companies or their respective Affiliates arising under this Agreement), or preparing reports to Governmental Entities, with respect to the Diamond Transferred Companies and/or the Diamond Business relating to or encompassing any time prior to the Closing; provided, that notwithstanding anything in this Section 10.22 to the contrary, Nephrite Group shall not be required to provide any access or information or cooperation which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law; provided, further, that Nephrite Group shall use commercially reasonable efforts to cooperate in connection with providing reasonable access, information or cooperation that does not cause a loss of such privilege or a violation of such obligations. Notwithstanding the foregoing, but without limiting any of the foregoing, the transition services agreement shall not include compliance, legal or regulatory services. This Section 10.22 shall not apply to Taxes or Tax matters, which are the subject of Article XII.

Section 10.23 Treatment of Certain Assets and Liabilities.

(a) If, after the Closing Date, any member of the Nephrite Group is found to have retained any interests, assets, property or rights of the Diamond Business constituting a Diamond Asset (the “Other Diamond Assets”) that, in accordance with the terms of this Agreement, should have been transferred as a result of the Diamond Reorganization or otherwise to the Buyer or any of the Blue Owl Companies at the Closing, Nephrite shall, or shall cause one of its Affiliates to, notify the Buyer and remit or transfer any such Other Diamond Assets promptly to the Buyer or an entity designated by the Buyer. Without limitation of the foregoing, if, after the Closing Date, any member of the Nephrite Group receives payment in respect of the Diamond Business, the Diamond Assets and/or the Diamond Transferred Companies (including payment to an account maintained by a member of the Nephrite Group prior to the Closing for purposes of conducting the Diamond Business) that constitutes a Diamond Asset, Nephrite shall deliver such payments to an account designated by the Buyer in writing by wire transfer of immediately available funds. If, after the Closing Date, the Buyer or its controlled Affiliates (including Blue Owl Holdings or Blue Owl Carry) is found to have received any interests, assets, property or rights of the Excluded Diamond Assets or any other interests, assets, property or rights of Nephrite Group that do not constitute Diamond Assets that should have been retained (the “Misplaced Diamond Assets”), the Buyer shall, or shall cause one of its Affiliates to, notify Nephrite and remit or transfer any such Misplaced Diamond Assets promptly to Nephrite or an entity designated by Nephrite. Without limitation of the foregoing, if, after the Closing Date, any Diamond Transferred Company receives payment in respect of the Excluded Diamond Assets or any other interests, assets, property or rights of Nephrite Group that do not constitute Diamond Assets, the Diamond Transferred Companies shall deliver such payments to an account designated by Nephrite in writing by wire transfer of immediately available funds. Without limiting the generality of the foregoing, with respect to any Other Diamond Asset or Misplaced Diamond Asset, the Parties shall, and shall cause their respective Affiliates to, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring, assigning and conveying such Other Diamond Asset or Misplaced Diamond Asset (or part thereof), as applicable, or the relevant interests in them to the other Party, (ii) use commercially reasonable efforts to obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Other Diamond Asset or Misplaced Diamond Asset (or part thereof), as applicable, or the relevant interests in them to the other Party, (iii) complete all such further acts or things as the other Party may reasonably direct in order to transfer, assign, and convey such Other Diamond Asset or Misplaced Diamond Asset (or parts thereof), as applicable, or the relevant interests in them to the other Party, (iv) hold such Other Diamond Asset or Misplaced Diamond Asset (or part thereof), as applicable, in trust for the other Party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the Other Diamond Asset or Misplaced Diamond Asset, as applicable, to the other Party, and (v) until such time as such Other Diamond Asset or Misplaced Diamond Asset, as applicable, is transferred to the appropriate Party, comply with all applicable covenants and obligations with respect to any such Other Diamond Asset or Misplaced Diamond Asset held by it, including the payment of any costs and expenses in connection therewith, which shall be performed by such Party or its applicable Affiliate for the other Party’s account and such other Party shall promptly reimburse such party for any such out-of-pocket costs, expenses or payments.

(b) If, after the Closing Date, Opal Partners, Opal Feeder or any of their respective Affiliates that is not an Opal Transferred Company is found to have retained any interests, assets, property or rights of the Opal Business constituting an Opal Asset (the “Other Opal Assets”) that, in accordance with the terms of this Agreement, should have been transferred as a result of the Opal Reorganization or otherwise to the Buyer or any of the Blue Owl Companies at the Closing, Opal Feeder shall, or shall cause one of its Affiliates to, notify the Buyer and remit or transfer any such Other Opal Assets promptly to the Buyer or an entity designated by the Buyer. Without limitation of the foregoing, if, after the Closing Date, any member of the Opal Group receives payment in respect of the Opal Business, the Opal Assets and/or the Opal Transferred Companies (including payment to an account maintained by a member of the Opal Group prior to the Closing for purposes of conducting the Opal Business) that constitutes an Opal Asset, Opal Feeder shall deliver such payments to an account designated by the Buyer in writing by wire transfer of immediately available funds. If, after the Closing Date, the Buyer or its controlled Affiliates (including Blue Owl Holdings or Blue Owl Carry) is found to have received any interests, assets, property or rights of the Retained Opal Business or any other interests, assets, property or rights of the Opal Family that do not constitute Opal Assets that should have been retained (the “Misplaced Opal Assets”), the Buyer shall, or shall cause one of its Affiliates to, notify Opal Feeder and remit or transfer any such Misplaced Opal Assets promptly to Opal Feeder or an entity designated by Opal Feeder. Without limitation of the foregoing, if, after the Closing Date, any Opal Transferred Company receives payment in respect of the Retained Opal Business or any other interests, assets, property or rights of Opal Family that do not constitute Opal Assets, the Opal Transferred Companies shall deliver such payments to an account designated by Opal Feeder in writing by wire transfer of immediately available funds. Without limiting the generality of the foregoing, with respect to any Other Opal Asset or Misplaced Opal Asset, the Parties shall, and shall cause their respective Affiliates to, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring, assigning and conveying such Other Opal Asset or Misplaced Opal Asset (or part thereof), as applicable, or the relevant interests in them to the other Party, (ii) use commercially reasonable efforts to obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Other Opal Asset or Misplaced Opal Asset (or part thereof), as applicable, or the relevant interests in them to the other Party, (iii) complete all such further acts or things as the other Party may reasonably direct in order to transfer, assign, and convey such Other Opal Asset or Misplaced Opal Asset (or parts thereof), as applicable, or the relevant interests in them to the other Party, (iv) hold such Other Opal Asset or Misplaced Opal Asset (or part thereof), as applicable, in trust for the other Party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the Other Opal Asset or Misplaced Opal Asset, as applicable, to the other Party, and (v) until such time as such Other Opal Asset or Misplaced Opal Asset, as applicable, is transferred to the appropriate Party, comply with all applicable covenants and obligations with respect to any such Other Opal Asset or Misplaced Opal Asset held by it, including the payment of any costs and expenses in connection therewith, which shall be performed by such Party or its applicable Affiliate for the other Party’s account and such other Party shall promptly reimburse such party for any such out-of-pocket costs, expenses or payments.

Section 10.24 Net Capital Requirements. The Opal Broker-Dealer Subsidiary will maintain “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act.

Section 10.25 Mixed-Use Contracts.

(a) Any Diamond Asset which is a Contract that is only partially intended to be assigned (because it is primarily, but not exclusively, related to the Diamond Business) as part of the Diamond Reorganization (each such Contract, a “Shared Diamond Reorganization Contract”) shall be assigned only with respect to (and preserving the meaning of) those parts that are intended to be assigned to the applicable Diamond Transferred Company, if so assignable or appropriately amended, so that the intended Diamond Transferred Company will be (i) entitled to the rights and benefits of those parts of the Shared Diamond Reorganization Contract that are intended to be assigned and (ii) be responsible for the liabilities contemplated to be assumed by such intended Diamond Transferred Company with respect to such Diamond Asset. If any Shared Diamond Reorganization Contract cannot be assigned by its terms or otherwise, or cannot be amended, without any Consent, and such Consent cannot be obtained or if it is otherwise not practical to assign a Shared Diamond Reorganization Contract in part, then, until the earlier of such time as such Consent has been obtained or a renegotiation of such Shared Diamond Reorganization Contract and execution of new Contracts with the related counterparties shall have been concluded (or until such Contract expires), Nephrite shall, and shall cause its Affiliates to, use commercially reasonable efforts to establish an alternative agency-type arrangement pursuant to which, to the fullest extent practicable, (A) the economic and other claims, rights and benefits of such Shared Diamond Reorganization Contract intended to be provided to an intended Diamond Transferred Company are provided to such intended Diamond Transferred Company and such intended Diamond Transferred Company bears all costs and liabilities contemplated to be borne by such intended Diamond Transferred Company with respect to such Shared Diamond Reorganization

Contract and (B) all other rights and liabilities under such Shared Diamond Reorganization Contract are retained by Nephrite and its Affiliates (other than the Diamond Transferred Companies). For the avoidance of doubt, (i) any Liabilities described in clause (A) of the preceding sentence shall constitute Diamond Liabilities and (ii) any Liabilities described in clause (B) of the preceding sentence shall constitute Retained Diamond Liabilities.

(b) If any Consent required for the assignment, conveyance or transfer of a Diamond Asset contemplated to be assigned, conveyed or transferred as part of the Diamond Reorganization cannot be obtained in accordance with Section 10.4, then the Parties will use commercially reasonable efforts to cooperate on the implementation of an alternative agency-type arrangement pursuant to which, to the fullest extent practicable, the economic and other claims, rights and benefits of such Diamond Asset are provided to the intended Diamond Transferred Company of such Diamond Asset and such intended Diamond Transferred Company bears all costs and liabilities contemplated to be borne by such intended Diamond Transferred Company with respect to such Diamond Asset and arrangement. For the avoidance of doubt, any Liabilities under such Diamond Asset or otherwise arising out of any such arrangement shall constitute a Diamond Liability. Notwithstanding any other provision of this Agreement, this Agreement shall not constitute an agreement to, directly or indirectly, assign, convey or transfer any Diamond Asset, if such assignment, transfer or conveyance, without the Consent of any Person or otherwise, (i) would constitute a breach or other contravention of the rights of such Person or (ii) would be ineffective under, or contravene, applicable Law.

(c) For the avoidance of doubt, this Section 10.25, shall not apply to any Client Contracts (which are governed by Section 10.1).

Section 10.26 Specified Matters. Without breach of any representation, warranty, covenant or agreement herein (including for purposes of any certificate delivered hereunder), Opal Feeder may take such actions as it reasonably determines in good faith in order to provide, in resolution of the Opal Special Liabilities, for the issuance of shares of Buyer at or after Closing, and Buyer shall take such actions within its control to cause the issuance of such shares; provided, however, that, in all cases, any such issuance or other economic impact of such actions shall be included in the reduction to the Opal Equity Consideration. Opal Feeder shall keep Buyer and Nephrite reasonably informed regarding the status of the matters described in this Section 10.26.

Section 10.27 FIC Dissolution. Reasonably promptly following the Closing, the Buyer shall cause Opal Group FIC Holdings to be dissolved.

Section 10.28 Placement Agreement. With respect to the marketing and distribution of interests in Diamond Capital Partners V, during the Pre-Closing Period the Parties will use commercially reasonable efforts to enter into a placement agreement with Neuberger Berman BD LLC under which Neuberger Berman BD LLC shall provide customary placement agency services following the Closing to the Diamond Business in respect of the marketing and distribution of interest in Diamond Capital Partners V for no fee (other than disbursements to third parties for placement fees specifically approved by the Diamond Business). With respect to any successor fund thereto, Nephrite or its Affiliate may, if and to the extent agreed to by the parties, provide, on mutually agreeable terms, placement agency services to the Diamond Business in respect of the marketing and distribution of interest of such funds.

Section 10.29 Participation Agreement. To provide for the agreed 85% / 15% split of the Promote Distributions, during the Pre-Closing Period, the appropriate Parties shall enter into an agreement or arrangement with respect to the revenue associated with the incentive fee attributable to the Diamond Finance Fund. In addition, the appropriate parties shall enter into an agreement or arrangement to document Nephrite’s right to allocate rights and obligations associated with 34% of Promote Distributions (net of Specified Equity) arising from the first successor fund to follow Diamond Fund V and 22 2/3% of the Promote Distributions (net of Specified Equity) arising from the second successor fund to follow Diamond Fund V, it being understood, for the avoidance of doubt, that such allocations shall be made out of the 85% of Promote Distributions that are not Diamond Assets.

Section 10.30 Net Working Capital; Indebtedness. Each of Opal Feeder, Opal Partners, Opal Group and Nephrite shall take such reasonable actions within its control, including in the case of Opal Group by reducing quarterly distributions after the date hereof and in the case of Nephrite by delivering cash to the extent necessary as part of the Diamond Assets, such that the Opal Closing Adjustment Amount and the Diamond Closing Adjustment Amount, as the case may be, shall be $0. Subject only to the foregoing, nothing herein shall limit Opal Group from making cash distributions consistent with past practice or require Nephrite to deliver cash as a Diamond Asset.

Section 10.31 Aggregator Formation. As promptly as practicable after the date hereof, the Parties will, without reducing the rights of Nephrite or any Permitted Transferee under the Investor Rights Agreement, negotiate in good faith an agreement on the rights of the NB Aggregator and NB Aggregator Subject Members under the Investor Rights Agreement, the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement and the other Ancillary Agreements and what rights of Nephrite remain applicable notwithstanding such dispersed ownership and attempt to reflect such agreement in revised versions (with such references to each such agreement in this Agreement, thereafter being updated to include such agreed amendments) including how ownership of Equity Securities by NB Aggregator and the NB Aggregator Subject Members (as opposed to Nephrite) count towards governance rights of Nephrite and any ownership thresholds applicable thereto (including as to which of Nephrite’s rights under Article II of the Investor Rights Agreement remain in effect notwithstanding such Transfers), how to provide for orderly transfer of shares by NB Aggregator and NB Aggregator Subject Matters under the Investor Rights Agreement, the Exchange Agreement or any other Ancillary Agreement given dispersed ownership, and methods to provide for communication and coordination through Nephrite and NB Aggregator with respect to the exercise of any rights or obligations of any NB Aggregator Subject Member under the Investor Rights Agreement, the Exchange Agreement or any other Ancillary Agreement. If such agreement has not been entered into among the Parties as of the Closing and no subsequent agreement has been reached prior to the expiration of the Initial Period, the NB Aggregator Subject Members shall be deemed not to be a Permitted Transferee of Nephrite for purposes of determining the NB First Ownership Threshold solely with respect to the Fall-Away Rights, and if as a result thereof, the NB First Ownership Threshold would not be satisfied as of the expiration of the Initial Period without inclusion of such NB Aggregator Subject Members, upon the expiration of the Initial Period, then the rights of Nephrite pursuant to Sections 2.3(a)(ii), 2.3(a)(v), 2.3(a)(vi) and 2.3(a)(viii) of the Investor Rights Agreement (collectively, the “Fall-Away Rights”) (and, for the avoidance of doubt (but without limiting any other termination or expiration (e.g., pursuant to Section 2.3(a)(ix) of the Investor Rights Agreement or because the NB First Ownership Threshold was otherwise not satisfied), only such rights) shall expire and be of no further force or effect from and after the expiration of the Initial Period. For the avoidance of doubt, the NB Aggregator Subject Members shall, subject to Section 3.16(b) of the Investor Rights Agreement, (i) from and after the Closing Date, be counted as a Permitted Transferee for purposes of determining the applicable thresholds for any purpose under the Investor Rights Agreement, and (ii) continue to be so counted after the expiration of the Initial Period for any purpose under the Investor Rights Agreement other than the Fall-Away Rights. Capitalized terms used in this Section 10.31 but not otherwise defined therein shall have the meanings ascribed thereto in the Investors Rights Agreement. For the avoidance of doubt, nothing in this Section 10.31 is intended to apply to Dyal SLP, the Dyal Principals, any Dyal SLP Aggregator or any Dyal SLP Aggregator Subject Members (each as defined in the Investor Rights Agreement), and no amendments or modifications to the Investor Rights Agreement or any applicable Ancillary Agreements contemplated by this Section 10.31 shall reduce, limit or restrict any of the rights of Dyal SLP, the Dyal Principals, any Dyal SLP Aggregtor or any Dyal SLP Aggregator Subject Members.

Article XI

ADDITIONAL AGREEMENTS

Section 11.1 Access to Books and Records.

(a) From and after the Closing, (i) the Buyer and its Subsidiaries shall make or cause to be made available to Nephrite (including the right to copy at Nephrite’s sole expense) all books, records and documents (including in electronic form) relating to periods prior to the Closing Date of any Diamond Transferred Company (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by Nephrite or its Subsidiaries arising under this Agreement), (y) preparing reports to Governmental Entities or (z) any other reasonable business purpose; and (ii) the Buyer and its Subsidiaries shall make or cause to be made available to Opal Feeder and Opal Partners (including the right to copy at their respective sole expense) all books, records and documents (including in electronic form) relating to periods prior to the Closing Date of any Opal Transferred Company (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by Opal Feeder, Opal Partners or their respective Affiliates arising under this Agreement), (y) preparing reports to Governmental Entities or (z) any other reasonable business purpose.

(b) From and after the Closing, each of the Nephrite Group (solely to the extent related to the Diamond Business) and the Opal Business (solely to the extent related to the Opal Business) shall make or cause to be made available to the Buyer (including the right to copy at the Buyer’s sole expense) all books, records and documents (including in electronic form) relating to periods prior to the Closing Date of the Diamond Business (including the Diamond Related Business Records) or the Opal Business (to the extent not transferred at Closing), as applicable (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding brought or threatened to be brought by the Buyer or its Affiliates arising under this Agreement), (y) preparing reports to Governmental Entities or (z) any other reasonable business purpose.

(c) The Buyer shall cause (at its sole expense) (i) each Diamond Transferred Company to maintain and preserve all such books, records and other documents in the possession of the Diamond Transferred Companies as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended; and (ii) each Opal Transferred Company to maintain and preserve all such books, records and other documents in the possession of the Opal Transferred Companies as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything in this Section 11.1 to the contrary, the Parties shall not be required to provide any access or information to any other Party which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law; provided that the Parties shall use commercially reasonable efforts to cooperate in connection with providing reasonable access in a manner that does not cause a loss of such privilege or a violation of such obligation. This Section 11.1 shall not apply to Taxes or Tax matters, which are the subject of Article XII.

(d) In connection with the Closing, the Parties will cooperate for the transfer of any Diamond Related Business Records that are primarily but not exclusively related to the Diamond Assets and the Diamond Funds to the extent reasonably necessary for the continuing operation of the Diamond Business.

(e) Notwithstanding anything to the contrary in Section 3.11(b) or this Section 11.1 (except for the following sentence), the Buyer acknowledges and agrees that (i) Nephrite is entitled to retain (x) copies of (1) the Diamond Acquired Business Records, including the Diamond Track Record and (2) the Diamond Related Business Records, and (y) all books, records and documents supporting (1) the Diamond Acquired Business Records and (2) the Diamond Related Business Records, in each case relating to periods prior to the Closing Date and (ii) following the Closing, the Nephrite Group may solely use such copies solely to the extent the Nephrite Group determines in good faith (upon advice of counsel) that such use is necessary for (w) regulatory or compliance purposes, (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (y) preparing reports to Governmental Entities as required by applicable Law or (z) in preparation of, in connection with, or in response to, an exam, by a Governmental Entity (and, in each case, in such event solely for the foregoing purposes). For the avoidance of doubt, following the Closing, the Nephrite Group shall not use the Diamond Acquired Business Records for any purpose other than as expressly contemplated by the foregoing sentence.

Section 11.2 Nephrite Name.

(a) The Buyer acknowledges and agrees that (i) the Buyer is not acquiring, and the Diamond Business is not retaining, any right, title or interest in or to, or right to use, any Nephrite Marks and (ii) following the Closing, the Buyer and its Subsidiaries shall not have any right, title or interest in or to, or right to use, and the Buyer covenants that the Buyer and its Subsidiaries will not from and after the date of this Agreement adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any names or trademarks consisting of, incorporating or confusingly similar to any Nephrite Marks, except as expressly set forth in Section 11.2(b).

(b) The Buyer and its Subsidiaries may utilize materials and assets (including stationery, forms, business cards and other similar items) that bear the Nephrite Marks as of the Closing Date for up to ninety (90) calendar days following the Closing Date. As soon as practicable, but in no event later than ninety (90) calendar days following the Closing Date, the Buyer shall, and shall cause its Subsidiaries to, remove, strike over, or otherwise obliterate all Nephrite Marks from all assets and materials owned or used by the Buyer and its Subsidiaries. Any use by the Buyer and its Subsidiaries under this Section 11.2(b) of any materials and assets that bear the Nephrite Marks is subject to the Buyer and its Subsidiaries’ use of such materials and assets in a form and manner, and with standards of quality, as in effect for such materials, assets and Nephrite Marks as of the Closing Date. The Buyer and its Subsidiaries shall not use the Nephrite Marks in a manner that may reflect negatively on such marks or on the Nephrite Group. Nephrite may terminate the foregoing license, effective immediately, if the Buyer and its Subsidiaries fails to comply with the foregoing terms and conditions. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit use of the Nephrite Marks by the Buyer and its Subsidiaries in a manner that would constitute “fair use” under applicable Law, including to refer factually to the former ownership by the Nephrite Group of the Diamond Business; provided that such references do not use any logo or stylized font associated with the Nephrite Group.

Section 11.3 Buyer Name. Promptly following the Closing, Buyer will cease all use of the name “Altimar Acquisition Corporation” (the “Buyer Name”), including as part of its corporate name, provided that the foregoing shall not prohibit Buyer and its Affiliates from using the Buyer Name in a neutral, non-trademark manner to describe Buyer’s history. Buyer further agrees that to the extent that it owns any rights, title or interest in or to the Buyer Name, whether by operation of law or otherwise, from and after the Closing it irrevocably transfers and assigns any and all such rights to Sponsor.

Article XII

TAX MATTERS

Section 12.1 Tax Returns.

(a) The Applicable Representative shall prepare and file, or cause to be prepared and filed (and, if applicable, the Buyer shall cooperate in filing), at the cost and expense of the Blue Owl Companies all applicable Income Tax Returns of each Blue Owl Flow-Thru Company for any taxable period ending on or prior to the Closing Date and that are due after the Closing Date (collectively, the “Sellers Prepared Returns”). Each Sellers Prepared Return shall be prepared in a manner consistent with the applicable Transferred Company’s past practices except as otherwise required by applicable Law. Each Sellers Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Buyer and the Other Representative for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Applicable Representative shall consider in good faith all reasonable comments received from the Buyer and the Other Representative in writing no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions), and shall not file any such Tax Return without the consent of the Buyer and the Other Representative, such consent not to be unreasonably withheld, conditioned, or delayed. No filed Sellers Prepared Return may be amended after the Closing without the prior written consent of the Buyer, the Applicable Representative, and the Other Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall prepare and file, or cause to be prepared and filed, at the cost and expense of the Blue Owl Companies, all Tax Returns of the Blue Owl Companies (other than Sellers Prepared Returns) for any taxable period ending on or before the Closing Date or for any Straddle Period, in each case that are due after the Closing Date (taking into account applicable extensions) (the “Buyer Prepared Returns”). Each

Buyer Prepared Return shall be prepared in a manner consistent with the Transferred Companies’ past practices except as otherwise required by applicable Law. Each Buyer Prepared Return that is an Income Tax Return or that could give rise to an indemnification obligation under this Agreement shall be submitted to the Applicable Representative and the Other Representative no later than the 30th day prior to the due date for filing such Tax Return (taking into account applicable extensions). The Buyer shall consider in good faith all reasonable comments received from the Applicable Representative and the Other Representative in writing no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions), and shall not file any such Tax Return without the consent of the Applicable Representative and the Other Representative, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return for any Blue Owl Company (including the Transferred Companies) for a taxable period that includes the Closing Date (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of the Closing Date), (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election (if not already in effect from a prior period, which election shall not be revoked) and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Blue Owl Companies resulting from, attributable to or accelerated by the payment of the Transaction Expenses in connection with the transactions contemplated by this Agreement are reported by the Blue Owl Companies and allocated to the taxable period (or portion thereof) beginning after the Closing Date to the maximum extent permitted by applicable Law (and the parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by applicable Law). For the avoidance of doubt, all Tax Returns of each Blue Owl Company (other than Sellers Prepared Returns and the Buyer Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the A&R Blue Owl Holdings LP Agreement or the A&R Blue Owl Carry LP Agreement, as applicable.

(b) After the Closing, without the prior written consent of the Applicable Representative (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyer shall not (and shall neither cause nor permit any Blue Owl Company to) take any of the following actions: (A) file (except for Sellers Prepared Returns and the Buyer Prepared Returns as permitted under and in accordance with Section 12.1(a)), amend, re-file or otherwise modify any Tax Return relating in whole or part to any Blue Owl Company with respect to any Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement, (B) enter into an agreement to extend the statute of limitations with respect to Tax Returns relating in whole or part to any Blue Owl Company with respect to any Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement, (C) make any Tax election or take any position on any Tax Return with respect to any Blue Owl Company that would have retroactive effect to a Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement, or (D) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any Blue Owl Company for any Pre-Closing Tax Period or that could give rise to an indemnification obligation under this Agreement.

(c) Notwithstanding the deadlines set forth in Section 12.1(a) with respect to any Tax Return described therein, the Applicable Representative, the Other Representative, the Buyer, and the Blue Owl Companies, as applicable, shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

Section 12.2 Cooperation. Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Sellers and Tax Returns pursuant to Section 12.1, including the Buyer signing and filing or causing to be signed and filed Sellers Prepared Returns that have been prepared in accordance with Section 12.1(a) on behalf of a Blue Owl Company, the preparation of the Allocation and the Tax Basis Balance Sheet, and any Tax Proceeding with respect to Taxes or Tax Returns of any Blue Owl Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax-related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, the Buyer, the Blue Owl Companies, and the other Parties (to the extent such Parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Blue Owl Companies relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Parties shall (and shall cause their respective Affiliates (other than the Blue Owl Companies after the Closing) to) provide any information reasonably requested to allow the Buyer or any Blue Owl Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Notwithstanding the foregoing, nothing shall require any member of the Nephrite Group or any member of the Opal Family to provide any other party any Tax Returns filed by or on behalf of any such member or any Seller or its Affiliates (other than the Blue Owl Companies).

Section 12.3 Tax Proceedings. Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding (x) that is with respect to Taxes or Tax Returns of any Blue Owl Company relating to any Pre-Closing Tax Period or (y) that is with respect to Taxes which are the subject of indemnification under this Agreement (each, an “Applicable Tax Proceeding”). Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. In connection with any Tax Proceeding:

(a) The Applicable Representative shall have the right to control, at the cost and expense of the Blue Owl Companies, any Applicable Tax Proceeding in respect of any Blue Owl Company that is with respect to Income Tax matters for any taxable period that ends on or before the Closing Date; provided, however, that (A) the Buyer (at the cost and expense of the Blue Owl Companies) and the Other Representative (at its own expense) shall have the right to participate in any such Tax Proceeding, (B) the Applicable Representative shall use its commercially reasonable efforts to keep the Buyer and the Other Representative reasonably informed with respect to such Tax Proceeding, (C) the Applicable Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyer and the Other Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise, or abandonment would reasonably be expected to adversely affect the Tax Liability (including by increasing or affecting any Taxes that are the subject of indemnification pursuant to this Agreement) or Tax position of the Buyer or the Blue Owl Companies or the Other Representative (or the Sellers represented by such Other Representative), as applicable, and (D) the Applicable Representative shall conduct the control of such Tax Proceeding diligently and in good faith.

(b) The Buyer, at the cost and expense of the Blue Owl Companies, may control any Tax Proceeding that the Applicable Representative would otherwise have the right to control under Section 12.3(a) if the Applicable Representative elects in writing not to control such Tax Proceeding; provided, however, that if the Buyer exercises its right to control any such Tax Proceeding under this Section 12.3(b), the Applicable Representative and the Other Representative (in each case at their sole cost and expense) shall have the right to participate in any such Tax Proceeding and the Buyer shall (x) use its commercially reasonable efforts to keep the Applicable Representative and the Other Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Applicable Representative and the Other Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax Liability (including by increasing or affecting any Taxes that are the subject of indemnification pursuant to this Agreement) or Tax position of the Applicable Representative or the Other Representative (or the Sellers represented by either of them), as applicable, and (z) conduct the control of such Tax Proceeding diligently and in good faith.

(c) If any Party (the “Affected Party”) receives notice of any Applicable Tax Proceeding that is not described in Section 12.3(a), then: (A) such Affected Party (at its sole cost and expense) shall have the right to participate in (but not control) any such Tax Proceeding, (B) the Party (or its Affiliate) controlling such Tax Proceeding shall use its commercially reasonable efforts to keep the Affected Party reasonably informed with respect to such Tax Proceeding, (C) the Party (or its Affiliate) controlling such Tax Proceeding shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Affected Party, which consent shall not be unreasonably withheld, conditioned or delayed, but only to the extent such settlement, compromise, or abandonment would reasonably be expected to adversely affect the Tax Liability (including by increasing or affecting any Taxes that are the subject of indemnification pursuant to this Agreement) or Tax position of the Affected Party or its applicable Affiliates under this Agreement, and (D) the Party (or its Affiliate) controlling such Tax Proceeding shall conduct the control of such Tax Proceeding diligently and in good faith; provided that, each of the foregoing clauses (A) through (D) shall only apply to the extent such Tax Proceeding relates to (or could reasonably be expected to increase or otherwise affect) any Taxes subject to indemnification by the Affected Party pursuant to this Agreement.

Section 12.4 Transfer Taxes. Nephrite shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all Transfer Taxes relating to respect to transfers of the Diamond Business or Diamond Transferred Companies under this Agreement, and Opal Partners shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all Transfer Taxes relating to respect to transfers of the Opal Business or Opal Transferred Companies under this Agreement. If required by applicable Law, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Nephrite or Opal Partners, as applicable, shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

Section 12.5 Intended Tax Treatment. The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) income Tax purposes, they intend that:

(a) Pursuant to the Opal Group Merger, (A) under Section 2.3(a)(iv), the holders of Opal Group FIC Units shall be treated as selling such Opal Group FIC Units to Blue Owl GP in a taxable transaction governed by Code Section 741 in exchange for cash and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement; (B) under Section 2.3(a)(v) and Section 2.3(a)(vi), with respect to holders of Opal Group Class A Units and Opal Group Sponsor B Units (other than Electing Opal Units), such holders shall be treated as selling such Opal Group Class A Units and Opal Group Sponsor B Units to Blue Owl GP in taxable transaction governed by Code Section 741 in exchange for cash, Buyer Class A Shares (or Buyer Class B Shares, as applicable), Buyer Class E Shares, and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement; (C) under Section 2.3(b)(iv), with respect to holders of Opal Carry Units (other than Electing Opal Units), such holders shall be treated as selling such Opal Carry Units to Blue Owl GP in taxable transaction governed by Code Section 741 in exchange for cash, Buyer Class A Shares (or Buyer Class B Shares, as applicable) and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement;

(b) Any Opal Group Blocker Merger pursuant to Section 2.3(c)(i) shall be treated as a taxable purchase by Blue Owl GP of the Equity Securities in the applicable Opal Group Blocker from the equityholder(s) of such Opal Group Blocker pursuant to Code Section 1001 in exchange for in exchange for Buyer Class A Shares, Buyer Class E Shares, and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement;

(c) Under Section 2.3(c)(ii) and Section 2.3(c)(iii), with respect to the Electing Opal Units of holders of Opal Group Class A Units or Opal Group Sponsor B Units, such holders shall be treated as selling a portion of such Opal Group Class A Units or Opal Group Sponsor B Units, as applicable, to Blue Owl GP in taxable transaction governed by Code Section 741, to the extent of any cash consideration and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement; and

(d) Pursuant to Section 2.6(a)(iii), each Diamond Seller shall be treated as selling partnership interests to Blue Owl GP in a taxable transaction governed by Code Section 741 in exchange for cash and the right to receive certain payments to be made by Blue Owl GP under the Tax Receivable Agreement (such treatment described in this Section 12.5, the “Intended Tax Treatment”).

Section 12.6 Allocation. Within 180 days following the final determination of the Diamond Final Adjustment Amount and the Opal Final Adjustment Amount, the Buyer will prepare, and deliver (or cause to be prepared and delivered) to the Applicable Representative and the Other Representative, (i) an allocation statement allocating amounts treated as consideration for U.S. federal income Tax purposes among the assets of the Blue Owl Companies (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Blue Owl Companies on the Closing Date and the amount of the Liabilities of the Blue Owl Companies on the Closing Date (the “Tax Basis Balance Sheet”); provided that, prior to the delivery of the Allocation pursuant to this sentence, each of the Applicable Representative and the Other Representative shall be entitled to provide the Buyer with its proposed allocation of consideration in respect of assets treated as “unrealized receivables” or “inventory items” under Section 751 of the Code with respect to the assets of each applicable Blue Owl Company, and the Allocation prepared and delivered by the Buyer pursuant to this sentence shall reflect any such proposed allocation delivered by the Applicable Representative or the Other Representative. The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 704(c), 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within 45 days after the receipt of the Tax Basis Balance Sheet and Allocation, each of the Applicable Representative and the Other Representative will provide the Buyer with any proposed changes thereto or will indicate its concurrence therewith. If the Buyer, the Applicable Representative and the Other Representative do not agree with the Tax Basis Balance Sheet or Allocation, then the Buyer, the Applicable Representative and the Other Representative shall attempt in good faith to reach agreement on the Tax Basis Balance Sheet or the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If the Buyer, the Applicable Representative and the Other Representative cannot reach agreement on the Tax Basis Balance Sheet or the Allocation within 15 days after the Buyer’s receipt of the Applicable Representative’s or the Other Representative’s proposed changes, then the Buyer, the Applicable Representative and the Other Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer, the Applicable Representative and the Other Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (x) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party, (y) the Tax Accounting Firm shall be bound by the Applicable Representative’s and the Other Representative’s proposed allocation of consideration in respect of assets treated as “unrealized receivables” or “inventory items” under Section 751 of the Code unless the Tax Accounting Firm determines that such allocation was objectively unreasonable, and (z) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated to the Blue Owl Companies. The Tax Basis Balance Sheet and the Allocation, as agreed to by the Buyer, the Applicable Representative and the Other Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively). Within 30 days following the Closing Date, the Buyer shall deliver a notification under Section 743 of the Code to each of Blue Owl Holdings, Blue Owl Carry, the Applicable Representative, and the Other Representative in accordance with Treasury Regulation Section 1.743-1(k)(2).

Section 12.7 Tax Positions. The Parties shall, and shall cause each of their respective applicable Affiliates to, in each case except as required by applicable Law: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (5) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding.

Section 12.8 Partnership Tax Audit. Without the prior written consent of the Buyer, the other Parties shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Transferred Company. To the extent permitted by applicable Law and within the scope of its authority, each Applicable Representative shall cause itself, or a Person that the Applicable Representative reasonably believes will act at the Applicable Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable period ending on or before the Closing Date for any Transferred Company treated as a partnership for U.S. federal income Tax purposes. With respect to any Tax Proceeding of any Blue Owl Company treated as a partnership for U.S. federal income Tax purposes for any Pre-Closing Tax Period or any Straddle Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available (such election a “Section 6226 Election”), Blue Owl Holdings and Blue Owl Carry shall (and the Buyer shall cause the Blue Owl Holdings and Blue Owl Carry to), and the applicable “partnership representative” shall cause their respective eligible Subsidiaries to, timely make such Section 6226 Election in accordance with applicable Laws with respect to any “imputed underpayment” under Section 6225 of the Code that arises or is assessed in connection with any such Tax Proceeding (and the Parties expressly consent to, and shall reasonably cooperate to the extent requested by the Buyer or any Applicable Representative in, the making of all such available elections).

Section 12.9 Tax Refunds. If any Party or any Blue Owl Company (or any of their respective Affiliates) (x) receives any refund of Tax or (y) applies any overpayment of Tax to reduce Taxes otherwise payable (each, a “Tax Refund”), then such Party or Blue Owl Company shall pay (or cause to be paid), within twenty (20) days of receipt or application thereof, the entire amount of such Tax Refund (net of any Tax (including withholding Tax) payable with respect to the receipt of such Tax Refund and net of all reasonable out-of-pocket costs associated with collecting or applying such Tax Refund) to such other Party or Blue Owl Company in accordance with the following provisions of this Section 12.9:

(a) Any Tax Refund of or with respect to Taxes that are (A) Nephrite Indemnified Taxes or (B) otherwise the subject of indemnification by Nephrite pursuant to Section 14.3 shall be paid to Nephrite.

(b) Any Tax Refund of or with respect to Taxes that are (A) Opal Indemnified Taxes or (B) otherwise the subject of indemnification by Opal Feeder or the Opal Group Class A Members (solely and exclusively from the Escrow Fund) pursuant to Section 14.4(b) shall be paid to Opal Feeder or the Opal Group Class A Members, in each case in accordance with their respective Opal Pro Rata Portions. Any Tax Refund of or with respect to Taxes that are the subject of indemnification by Opal Partners pursuant to Section 14.4(a) shall be paid to Opal Partners.

(c) Any Tax Refund of or with respect to Taxes that are the subject of indemnification by the Buyer or the Blue Owl Companies (or their Subsidiaries) pursuant to Section 14.1 or Section 14.2 shall be paid to the Buyer or the Blue Owl Companies, as applicable.

Article XIII

TERMINATION

Section 13.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of Nephrite, Opal Group, Opal Feeder, Opal Partners and the Buyer;

(b) by Nephrite, Opal Group, Opal Feeder, Opal Partners or the Buyer by written notice to such other Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement is the primary cause of or has resulted in such final, non-appealable Order or other action;

(c) by Nephrite, Opal Group, Opal Feeder, Opal Partners, or the Buyer by written notice to such other Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before September 23, 2021 (the “Outside Date”); provided that if (A) any Proceeding by Nephrite or Opal Group, Opal Feeder or Opal Partners against the Buyer for a material uncured breach of this Agreement is commenced or pending on or before the Outside Date (as may be extended in accordance with the other provisos set forth in this Section 13.1(c)), then the Outside Date shall be automatically extended without any further action by any Party until the earlier of (1) the date that is 30 days following the date on which a final, non-appealable Order has been entered with respect to such Proceeding and (2) the date which is the twelve month anniversary of the date of this Agreement, and in each case the Outside Date shall be deemed to be such later date for all purposes of this Agreement; or (B) the Buyer Stockholder Meeting is adjourned or postponed to September 23, 2021 or a date thereafter, then the Outside Date (as may be extended in accordance with the other provisos set forth in this Section 13.1(c)) shall be automatically extended without any further action by any Party until the date that is three Business Days following the date on which the Buyer Stockholder Meeting has been held (including any adjournment or postponement thereof) (any such extended outside date determined in accordance with this Section 13.1(c), the “Extended Outside Date”); provided, further, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before the Outside Date;

(d) by Nephrite, Opal Group, Opal Feeder, Opal Partners or the Buyer if the Required Vote shall not have been obtained at the Buyer Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the Buyer Stockholder Voting Matters was taken;

(e) by Nephrite, if Opal Group, Opal Feeder, Opal Partners or the Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of any condition precedent to Nephrite’s obligations to consummate the transactions set forth in Section 2.9 or Section 2.11 of this Agreement, and (ii) after the giving of written notice of such breach or failure to perform to Opal Group, Opal Feeder, Opal Partners or the Buyer, as applicable, by Nephrite, cannot be cured or has not been cured by the later of (A) the day prior to the Outside Date or the Extended Outside Date, as applicable, and (B) thirty (30) Business Days after receipt of such written notice (in the case of clause (B), the Outside Date or Extended Outside Date, as applicable, shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and Nephrite has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 13.1(e) shall not be available to Nephrite if Nephrite is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to a failure of any condition precedent to Opal Group’s or the Buyer’s obligations to consummate the transactions set forth in Section 2.9, Section 2.10 or Section 2.12;

(f) by Opal Group, Opal Feeder or Opal Partners, if Nephrite or the Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of any condition precedent to Opal Group’s, Opal Feeder’s and Opal Partners’ obligations to consummate the transactions set forth in Section 2.9 or Section 2.12 of this Agreement, and (ii) after the giving of written notice of such breach or failure to perform to Nephrite or the Buyer, as applicable, by Opal Group, Opal Feeder or Opal Partners, as applicable, cannot be cured or has not been cured by the later of (A) the day prior to the Outside Date or the Extended Outside Date, as applicable, and (B) 30 Business Days after receipt of such written notice (in the case of clause (B), the Outside Date or Extended Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and Opal Group, Opal Feeder or Opal Partners, as applicable, has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 13.1(f) shall not be available to Opal Group, Opal Feeder or Opal Partners, as applicable, if Opal Group, Opal Feeder or Opal Partners, as applicable, is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to a failure of any condition precedent to Nephrite’s or the Buyer’s obligations to consummate the transactions set forth in Section 2.9, Section 2.10 or Section 2.11;

(g) by the Buyer, if Nephrite or Opal Group, Opal Feeder or Opal Partners, as applicable, breaches in any material respect any of their representations or warranties contained in this Agreement or Nephrite or Opal Group, Opal Feeder or Opal Partners, as applicable, breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of any condition precedent to the Buyer’s obligations to consummate the transactions set forth in Section 2.9 or Section 2.10 of this Agreement, and (ii) after the giving of written notice of such breach or failure to perform to Nephrite or Opal Group, Opal Feeder or Opal Partners, as applicable, by the Buyer, cannot be cured or has not been cured by the later of (A) the day prior to the Outside Date or Extended Outside Date, as applicable, and (B) 30 Business Days after the delivery of such written notice (in the case of clause (B), the Outside Date or the Extended Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 13.1(g) shall not be available to the Buyer if the Buyer is then in breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would give rise to a failure of any condition precedent to Nephrite’s, Opal Group’s, Opal Feeder’s, or Opal Partners’ obligations to consummate the transactions set forth in Section 2.9, Section 2.11 or Section 2.12; and

Section 13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreements and the agreements contained in Section 10.12(a), Section 10.13, this Section 13.2 and Article XV of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article XIV

INDEMNIFICATION

Section 14.1 Indemnification of Nephrite by the Buyer. Following the Closing, the Buyer shall, and shall cause its Subsidiaries to, indemnify, defend, hold harmless and reimburse Nephrite and Nephrite’s Affiliates (excluding, for the avoidance of doubt, the Buyer and any of its controlled Affiliates) and each of their respective directors, officers, employees, successors and permitted assigns, in their capacity as such (collectively, the “Nephrite Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by any Nephrite Indemnified Party arising out of or relating to any Diamond Liabilities, including any Third-Party Claim that would, if resolved in favor of the claimant, constitute a Diamond Liability except to the extent addressed by Section 14.3.

Section 14.2 Indemnification of Opal by the Buyer. Following the Closing, the Buyer shall, and shall cause its Subsidiaries to, indemnify, defend, hold harmless and reimburse Opal Partners, Opal Feeder and their respective Affiliates (excluding, for the avoidance of doubt, the Buyer and any of its controlled Affiliates) and each of their respective directors, officers, employees, successors and permitted assigns, in their capacity as such (collectively, the “Opal Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by any Opal Indemnified Party arising out of or relating to any Opal Liabilities, including any Third-Party Claim that would, if resolved in favor of the claimant, constitute an Opal Liability except to the extent addressed by Section 14.4.

Section 14.3 Indemnification by Nephrite. Following the Closing, Nephrite shall indemnify, defend, hold harmless and reimburse the Buyer and the Buyer’s controlled Affiliates and each of their respective directors, officers, employees, successors and permitted assigns, in their capacity as such (collectively, the “Buyer Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by any Buyer Indemnified Party arising out of or relating to (a) any Retained Diamond Liabilities, including any Third-Party Claim that would, if resolved in favor of the claimant, constitute a Retained Diamond Liability, (b) any Diamond Final Deficit, and (c) the Nephrite Indemnified Taxes.

Section 14.4 Indemnification by Opal.

(a) Following the Closing, Opal Partners shall indemnify, defend, hold harmless and reimburse the Buyer Indemnified Parties for, from and against all Losses imposed on, incurred or suffered by any Buyer Indemnified Party arising out of or relating to any Retained Opal Liabilities, including any Third-Party Claim that would, if resolved in favor of the claimant, constitute a Retained Opal Liability.

(b) Following the Closing, the Buyer Indemnified Parties shall be indemnified, defended, held harmless and reimbursed, severally in accordance with their respective Opal Pro Rata Portions, and not jointly, (x) 50.1% by Opal Feeder (in its capacity as the holder prior to Closing of the Opal Group Sponsor B Units), and (y) 49.9% solely and exclusively from the Escrow Fund, by the Opal Group Class A Members (in their respective capacity as the same) from and against all Losses imposed on, incurred or suffered by any Buyer Indemnified Party arising out of or relating to (i) any Opal Final Deficit or (ii) the Opal Indemnified Taxes.

Section 14.5 Claim Procedures.

(a) In order for a Nephrite Indemnified Party, Opal Indemnified Party or Buyer Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 14.1, Section 14.2, Section 14.3 or Section 14.4, the Indemnified Party must promptly, but, in no event later than 60 days from the date that the Indemnified Party first becomes aware of such claim, provide written notice to the Buyer (for claims made by a Nephrite Indemnified Party or an Opal Indemnified Party) or Nephrite or Opal Partners or Opal Feeder, as applicable (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 14.1, Section 14.2, Section 14.3 or Section 14.4 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Proceeding asserted or threatened against the Indemnified Party by a third party (a “Third-Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth Business Day following the Indemnified Party’s receipt of the Third-Party Claim, and in any event not later than the tenth Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(ii) During the period ending on the earlier of the thirtieth (30th) calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth (5th) calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third-Party Claim, unless (i) the Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party, (ii) the Third-Party Claim arises in connection with any criminal matter, (iii) there is a reasonable probability that the Third-Party Claim may adversely affect in any material respect the Indemnified Party or its Affiliates other than as a result of monetary damages, or (iv) the Third-Party Claim is with respect to Taxes or Tax matters, in which case it shall be governed by Section 12.3 rather than this Section 14.5(b).

(1) In the event that the Indemnifying Party duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article XIV for, from and against the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose on its account; provided that, if in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the reasonable fees and expenses of one external law firm to the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that, if (i) the Indemnified Party and Indemnifying Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to pursue a Third-Party Claim it has assumed in a reasonably diligent manner, as provided in the first sentence of Section 14.5(b)(ii)(2), the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Parties arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third-Party Claim if such settlement, compromise or cessation would result in (i) any monetary Liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (ii) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (iii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates which are not indemnifiable under this Agreement; or (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(2) If the Indemnifying Party (i) does not duly and timely make such election, or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third-Party Claim within 10 Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 14.5(b)(ii)(1); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third-Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no Liability with respect to a Third-Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).

(iii) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third-Party Claims. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Person controlling the defense of a Third-Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(iv) Notwithstanding the foregoing, in the case of indemnification under Section 14.3 or Section 14.4, as applicable, each of Opal Partners and Nephrite, as applicable, may require Buyer or its applicable Subsidiary to seek indemnification by written notice to Buyer in which case the independent directors of Buyer shall oversee such indemnification proceedings on behalf of Buyer.

Section 14.6 Loss and Recoveries.

(a) Notwithstanding anything to the contrary contained in this Agreement, except to the extent awarded by a court to a third party pursuant to a Third-Party Claim, (i) no Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed pursuant to this Article XIV in respect of, and Losses shall not include, any punitive, special or exemplary damages, loss of profit or loss of opportunity, loss of reputation, consequential losses or any other indirect damages that were not reasonably foreseeable as of the date of this Agreement.

(b) In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice shall be deducted. The Indemnified Party shall use commercially reasonable efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification under this Agreement.

(c) If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article XIV, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss indemnifiable pursuant to this Agreement.

Section 14.7 Payments.

(a) In the event the Buyer or Opal Partners is the Indemnifying Party, then such Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable under this Agreement, in immediately available funds, to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice.

(b) In the event Nephrite is the Indemnifying Party, then such Loss shall be paid by Nephrite to the Indemnified Party the amount of such Loss, in immediately available funds, to the account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice. Notwithstanding anything to the contrary herein, Losses in excess of $20,040,000 (the “Nephrite Indemnity Cap”) for which Nephrite is obligated to indemnify Buyer Indemnified Parties in the aggregate under clauses (b) and (c) of Section 14.3 shall be limited to 50.1% of such excess Losses, and from and after the 12-month anniversary of the Closing Date, the Nephrite Indemnity Cap shall be reduced to $0; provided that the original Nephrite Indemnity Cap shall continue to apply to bona fide indemnity claims properly asserted by any Buyer Indemnified Parties but not yet resolved as of such date.

(c) In the event the Opal Sellers are the Indemnifying Parties, the terms of this Section 14.7(c) shall apply.

(i) Satisfaction of Losses. Any Loss for which the Opal Sellers are liable as the Indemnifying Party under this Agreement shall be satisfied as follows:

(1) first, such Loss shall be retained from any Opal Final Excess; and

(2) second, thereafter: (A) Opal Feeder shall pay its Opal Pro Rata Portion of the amount of such Loss not satisfied by the preceding clause (1) by wire transfer of immediately available funds to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice; and (B) Opal Partners shall cause the Opal Group Class A Members’ Opal Pro Rata Portion of the amount of such Loss not satisfied by the preceding clause (1) to be paid by release of funds from the Escrow Fund by the Escrow Agent, to an account specified by the Indemnified Party, with such release to be made concurrently with the payment by Opal Feeder pursuant to the preceding clause (A); provided, however, that to the extent the then-remaining Escrow Fund (if any) is less than the Opal Group Class A Members’ Opal Pro Rata Portion then the entirety of the then-remaining Escrow Fund shall be released to the Indemnified Party. For the avoidance of doubt, all indemnification payments under Section 14.4(b) shall be made only in accordance with the respective Opal Pro Rata Portions of Opal Feeder and the Opal Group Class A Members.

(ii) Joint Written Instructions. Upon the Final Determination of any amounts to be paid from the Escrow Fund pursuant to this Section 14.7(c), Opal Partners and Buyer shall execute a joint written instruction to the Escrow Agent, instructing the Escrow Agent to disburse the Escrow Fund in accordance with this Section 14.7(c).

(iii) Release of Escrow Funds. On the twelve month anniversary of the Closing Date, the Escrow Agent shall release all of the then-remaining Escrow Fund to or for the account of the Opal Group Class A Members less (and the Escrow Agent shall retain in the Escrow Fund) the aggregate amount of bona fide claims for indemnification properly asserted against the Escrow Fund by any Buyer Indemnified Party or Nephrite Indemnified Party under this Section 14.7(c), but not yet resolved (such unresolved claims and any subsequent claims that remain unresolved, the “Unresolved Indemnification Claims”) as of the twelve month anniversary of the Closing Date. To the extent applicable, the amount of the Escrow Fund retained for the Unresolved Indemnification Claims shall be released by the Escrow Agent in accordance with the terms of the Escrow Agreement to or for the account of the Opal Group Class A Members (to the extent not utilized to pay any Buyer Indemnified Party under this Section 14.7(c) for any such claims resolved in favor of such Indemnified Parties) promptly following the resolution of such claims in accordance with this Article XIV. In connection with the release of all or any portion of the Escrow Fund by the Escrow Agent to or for the account of the Opal Group Class A Members in accordance with this Section 14.7(c) and the Escrow Agreement, each Opal Group Class A Member shall receive its pro rata share of such released funds, as determined by the number of Opal Group Class A Units held by such Opal Group Class A Member as of immediately prior to the Opal Group Merger, relative to the number of all Opal Group Class A Units issued and outstanding as of immediately prior to the Opal Group Merger.

(iv) Limited Recourse Against Opal Group Class A Members. Notwithstanding anything to the contrary herein, in no event shall any Buyer Indemnified Party or Nephrite Indemnified Party be entitled to make any claim, demand or otherwise seek any remedy or recovery directly from or against any Opal Group Class A Member (in their capacity as such) under or related to this Agreement or the transactions contemplated by this Agreement; rather, any and all such claims, demands, remedies or recoveries from or against any Opal Group Class A Member (in their capacity as such) shall be pursuant to, and recourse solely against, first, any Opal Final Excess, and second, the Escrow Fund.

(d) All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 14.1, Section 14.2, Section 14.3 or Section 14.4 shall be treated as adjustments to the consideration paid pursuant to the transactions contemplated by this Agreement for Tax purposes to the extent permitted under applicable Law.

(e) With respect to any Opal Final Excess remaining on the twelve month anniversary of the Closing Date, each Opal Seller shall receive from the Buyer or the Buyer’s designee its relative portion (based on their respective fully diluted ownership of Opal Group as of immediately prior to the Closing) of any remaining Opal Final Excess by wire transfer of immediately available funds to an account designated by such Opal Seller in writing.

Section 14.8 Exclusive Remedies. Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Proceeding, relating to this Agreement, the transactions contemplated by this Agreement or any document or instrument delivered in connection with this Agreement or therewith, other than (i) claims pursuant to and in accordance with Article XII and this Article XIV, (ii) claims that a Party committed Fraud, (iii) claims for specific enforcement or injunction pursuant to Section 15.11 and (iv) claims in respect of any covenant or agreement that by its terms contemplates performance after the Closing or pursuant to the terms of any Ancillary Agreement. Following the Closing, the claims specified in clauses (i) through (iv) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement and the transactions contemplated by this Agreement and any document or instrument delivered in connection with this Agreement or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission).

Article XV

MISCELLANEOUS

Section 15.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, Nephrite, Opal Group, Opal Feeder and Opal Partners. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced (if such party is the Buyer after the Closing, with the approval of the independent directors of the Buyer). No waiver by any Party of any default, breach of representation or warranty or breach of covenant under this Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting.

Section 15.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud, (ii) as set forth in Section 13.2, Article XII or Article XIV or (iii) claims in respect of the performance of the covenants required to be performed in whole or in part after the Closing (but only in respect of performance after the Closing), neither the Nephrite Parties nor the Opal Parties shall have any Liability to the Buyer, the Sponsor or their Affiliates and its or their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Buyer Parties”) for any and all losses that are sustained or incurred by any of the Buyer Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Nephrite’s, Opal Group’s, Opal Feeder’s or Opal Partners’ representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 13.2, Article XII or Article XIV or (iii) claims in respect of the performance of the covenants required to be performed in whole or in part after the Closing (but only in respect of performance after the Closing), neither the Buyer Parties nor the Opal Parties shall have any Liability to Nephrite or its Affiliates and its and their successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Nephrite Parties”) for any and all losses that are sustained or incurred by any of the Nephrite Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Buyer’s or Opal Group’s, Opal Feeder’s or Opal Partners’ representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 13.2, Article XII or Article XIV or (iii) claims in respect of the performance of the covenants required to be performed in whole or in part after the Closing (but only in respect of performance after the Closing), neither the Buyer Parties nor the Nephrite Parties shall have any Liability to Opal Partners, Opal Feeder or their Affiliates and its and their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Opal Parties”) for any and all losses that are sustained or incurred by any of the Opal Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Buyer’s or Nephrite’s representations or warranties in, or breach of any covenant to the extent providing for performance prior to or at the Closing contained in, this Agreement or any certificate delivered in connection with this Agreement.

(b) The representations and warranties of the Parties set forth in Article III, Article IV, Article V, Article VI and Article VII and all covenants of any of the Parties that are to be fully performed prior to or at the Closing, shall not survive the Closing.

Section 15.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 15.3, notices, demands and other communications to Nephrite, Opal Group, Opal Feeder, Opal Partners and the Buyer shall be sent to the addresses indicated below:

Notices to Nephrite:

Neuberger Berman Group LLC

1290 Avenue of the Americas

New York, NY 10104

Attention: Head of Corporate Development

Email: jacques.lilly@nb.com; linda.sharaby@nb.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:     Paul T. Schnell

Email:          paul.schnell@skadden.com

Attention: Joseph A. Coco

Email: joseph.coco@skadden.com

Attention:     Peter D. Serating

Email:           peter.serating@skadden.com

Notices to Opal Group, Opal Feeder or Opal Partners

c/o Owl Rock Capital Partners

399 Park Avenue, 38th Floor

New York, New York 10022

Attention:     Alan Kirshenbaum

Email:           alan@owlrock.com

Attention:     Neena Reddy

Email:           neena@owlrock.com

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:     Richard J. Campbell

Email:           richard.campbell@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     Rob Blaustein; Aaron Schlaphoff; Christopher Gandia

Email:           rblaustein@kirkland.com; aaron.schlaphoff@kirkland.com;

         christopher.gandia@kirkland.com

Kirkland & Ellis LLP

1601 Elm Street

Dallas, Texas 75201

Attention:     Thomas K. Laughlin

Email:           thomas.laughlin@kirkland.com

Notices to the Buyer, the Sponsor, and following the Closing, a Blue Owl Company:

c/o HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Attention:     Tom Wasserman

Email:           tom. wasserman@hpspartners.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:     Ariel Deckelbaum

Email:           ajdeckelbaum@paulweiss.com

Attention:     Ellen Ching

Email:           Eching@paulweiss.com

Section 15.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the Buyer (other than the Domestication)) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 15.4 shall be null and void.

Section 15.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 15.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached to this Agreement or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” in this Agreement shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References in this Agreement to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References in this Agreement to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 15.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References in this Agreement to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References in this Agreement to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer, Nephrite and Opal Group, if such information or materials have been (i) uploaded to the electronic data room maintained by Nephrite and Opal Group, as applicable, and their respective financial advisors on the Merrill DataSite online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”), (ii) filed by a Party with the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, or (iii) or otherwise provided to the Buyer’s, Nephrite’s or Opal Group’s representatives (including counsel) via electronic mail, in each case, prior to the date of this Agreement. Notwithstanding the foregoing sentence, each of the Parties acknowledges and agrees that confidential information and/or information regarding personnel that is marked with an asterisk (“*”) on the Diamond Disclosure Letter or the Opal Disclosure Letter, as applicable, may not have been shared among the Parties in its entirety but instead may have been shared in summary form or discussed between one or more of the Knowledge individuals for the Opal Family, one or more of the Knowledge individuals for the Nephrite Group, or one or more members of the Buyer’s senior management team or board of directors, as applicable. In no event shall Buyer or its Subsidiaries be deemed to be an Affiliate of Nephrite or any of its Affiliates for purposes of this Agreement.

Section 15.7 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreements contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the non-binding letter of intent among Nephrite, Opal Group, the Buyer and Sponsor dated as of November 27, 2020), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement or any Ancillary Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement or any Ancillary Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 15.7, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Securities or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement, (y) the Confidentiality Agreements and (z) in the event this Agreement is terminated pursuant to Section 13.1, in which case only as set forth in Section 13.2), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 15.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 15.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES TO THIS AGREEMENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court (the “Delaware Courts”) and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 15.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 15.10 Trust Account Waiver. Each of Nephrite and Opal Group, Opal Feeder and Opal Partners acknowledges that the Buyer has established the Trust Account for the benefit of its public the Buyer Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, each of Nephrite and Opal Group, Opal Feeder and Opal Partners, for itself and the Affiliates it has the authority to bind, agrees it does not now and shall not at any time from and after the Date of this Agreement have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public the Buyer Stockholders upon the redemption of their shares and (ii) the underwriters of the Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) among the Buyer, Nephrite and Opal Group, Opal Feeder and Opal Partners and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of Nephrite and Opal Group, Opal Feeder and Opal Partners agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer to induce the Buyer to enter in this Agreement, and Nephrite and Opal Group, Opal Feeder and Opal Partners further intend and understand such waiver to be valid, binding and enforceable against Nephrite and Opal Group, Opal Feeder and Opal Partners and each of their respective Affiliates that they have the authority to bind under applicable Law. To the extent Nephrite and Opal Group, Opal Feeder and Opal Partners or any of their respective Affiliates that Nephrite and Opal Group, Opal Feeder and Opal Partners, as applicable, has the authority to bind commences any action or proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against the Buyer, its Affiliates or its representatives, each of Nephrite and Opal Group, Opal Feeder and Opal Partners acknowledge and agree that Nephrite and Opal Group, Opal Feeder and Opal Partners and such Affiliates’ sole remedy shall be against assets of the Buyer or such Affiliate or representatives not in the Trust Account and that such claim shall not permit Nephrite, Opal Group, Opal Feeder and Opal Partners or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 15.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding (subject to Section 15.9), in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15.11 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting Nephrite’s and Opal Group’s respective rights under any Subscription Agreement to which Nephrite and Opal Group are a party, with respect to any Subscription Agreement to which Nephrite and Opal Group are not a party, Nephrite and Opal Group shall be entitled, upon written notice to the Buyer, to (I) require the Buyer to enforce its rights under such Subscription Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Subscription Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Subscription Agreement) in the event the counterparty under such Subscription Agreement is in breach of its obligations thereunder, (II) have approval rights over the Buyer’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (III) select a separate counsel, which may be or include Skadden and/or Kirkland & Ellis LLP, to participate alongside the Buyer’s counsel in any such litigation (at the expense of Nephrite and Opal Group, respectively), (IV) fund any such litigation, and (V) require the Buyer to promptly execute, and the Buyer by this Agreement agrees to promptly execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

Section 15.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (i) as set forth in Article XII, (ii) in respect of Opal Group Class A Members, Nephrite Indemnified Parties, Opal Indemnified Parties, the Buyer Indemnified Parties, Transferred Companies Indemnified Persons, Financing Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder) or (iii) in the case of Section 11.3 in respect of which the Sponsor is an express third-party beneficiary hereunder.

Section 15.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each by this Agreement incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter relating to the respective representations and warranties of a Party shall be deemed disclosed in each other Section relating to the respective representations and warranties of such Party of the applicable Disclosure Letter to which such fact or item may apply, so long as (i) such other Section is referenced by applicable cross-reference or (ii) other than as it relates to Section 3.6 and Section 5.6, it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein, and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential in accordance with Section 10.8 by the Parties, and no third party may rely on any information disclosed or set forth therein.

Section 15.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have (and this Section 15.14 shall no way amend, alter, limit or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith, at or prior to the Closing, or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. For purposes of this Section 15.14 only, the term “Affiliate” shall be read disregarding the last sentence of the definition thereof. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 15.14.

Section 15.15 Legal Representation and Privilege.

(a) Nephrite.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Skadden (or any successor thereto) may represent Nephrite and/or any Diamond Transferred Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Nephrite Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Nephrite Group in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Nephrite Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Skadden provides legal services to any member of the Nephrite Group after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Skadden (or any other counsel that represented the Nephrite Group), the Nephrite Group (including the Diamond Transferred Companies) and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Nephrite Group (but in all cases, for the avoidance of doubt, excluding the Diamond Transferred Companies, Buyer or any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer (including the Diamond Transferred Companies) or any other Party or Waiving Party, other than Nephrite. From and after the Closing, each Party (other than Nephrite) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Nephrite), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Skadden (or any other counsel that represented the Nephrite Group), any member of the Nephrite Group (including the Diamond Transferred Companies) and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Nephrite Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Nephrite.

(b) Opal Family.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (or any successor thereto) may represent Opal Partners, Opal Feeder, Opal Group and/or any Opal Transferred Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Opal Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Opal Family in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Opal Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland & Ellis LLP provides legal services to any member of the Opal Family after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland & Ellis LLP (or any other counsel that represented the Opal Family), the Opal Family (including the Opal Transferred Companies) and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to the applicable member of the Opal Family (but in all cases, for the avoidance of doubt, excluding the Opal Transferred Companies, Buyer or any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer (including the Opal Transferred Companies) or any other Party or Waiving Party, other than the applicable member of the Opal Family. From and after the Closing, each Party (other than Opal Feeder or Opal Partners, as applicable) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Opal Feeder and Opal Partners), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland & Ellis LLP (or any other counsel that represented the Opal Family), any member of the Opal Family (including the Opal Transferred Companies) and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Opal Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Opal Feeder or Opal Partners.

(c) Buyer.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Paul Weiss (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Paul Weiss provides legal services to Buyer after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Paul Weiss (or any other counsel that represented the Buyer), the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to Buyer and is exclusively controlled by such member, and shall not pass to or be claimed by any other Party or Waiving Party, other than Buyer. From and after the Closing, each Party (other than Buyer) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Buyer), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Paul Weiss (or any other counsel that represented the Buyer), Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Buyer.

Section 15.16 Acknowledgements.

(a) Nephrite. Nephrite specifically acknowledges and agrees to the Buyer’s, Opal Group’s, Opal Feeder’s and Opal Partners’ disclaimers of any representations or warranties other than those set forth in Article V, Article VI, Article VII, Article VIII and any Ancillary Agreement or certificate delivered by the Buyer, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement, whether made by the Buyer, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nephrite, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nephrite, its Affiliates or representatives by either the Buyer, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives), other than those set forth in Article V, Article VI, Article VII, Article VIII and any Ancillary Agreement or certificate delivered by the Buyer or Opal pursuant to this Agreement. Nephrite specifically acknowledges and agrees that, without limiting the generality of this Section 15.16, none of the Buyer, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and Nephrite has not relied on, or been induced by any such representation or warranty or other statement of the Buyer, Opal Group, Opal Feeder or Opal Partners in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement. Nephrite (i) specifically acknowledges and agrees that except for the representations and warranties set forth in Article V, Article VI, Article VII, Article VIII and any Ancillary Agreement or certificate delivered by the Buyer, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement, neither the Buyer, Opal Group, Opal Feeder nor Opal Partners (nor any of their respective Affiliates or Representatives) has made, any other express or implied representation or warranty with respect to the Buyer, the Opal Family, their assets or Liabilities, the Opal Business or the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (iii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against the Buyer and the Opal Family in connection with the accuracy, completeness or materiality of any projection. Without limiting the foregoing, Nephrite expressly acknowledges and agrees that neither Opal Group, Opal Feeder nor Opal Partners is making any express or implied representations or warranties under this Agreement with respect to the FIC Assets, and further acknowledges and agrees that except as otherwise expressly affirmatively provided in this Agreement (i.e. an action is expressly contemplated to be taken specifically with respect to the FIC Assets), the covenants of the Opal Group do not apply to the FIC Assets.

(b) Opal. Each of Opal Group, Opal Feeder and Opal Partners specifically acknowledges and agrees to the Buyer’s and Nephrite’s disclaimer of any representations or warranties other than those set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by the Buyer or Nephrite pursuant to this Agreement, whether made by the Buyer or Nephrite or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Opal Group, Opal Feeder,

Opal Partners or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Opal Group, Opal Feeder, Opal Partners or their respective Affiliates or representatives by either the Buyer or Nephrite or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by the Buyer or Nephrite pursuant to this Agreement. Each of Opal Group, Opal Feeder and Opal Partners specifically acknowledges and agrees that, without limiting the generality of this Section 15.16, none of the Buyer, Nephrite or any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and each of Opal Group, Opal Feeder and Opal Partners has not relied on, or been induced by any such representation or warranty or other statement of the Buyer or Nephrite in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement. Each of Opal Group, Opal Feeder and Opal Partners (i) specifically acknowledges and agrees that except for the representations and warranties set forth in Article III, Article IV, Article VII and any Ancillary Agreement or certificate delivered by the Buyer or Nephrite pursuant to this Agreement, neither the Buyer nor Nephrite (nor any of their respective Affiliates or Representatives) has made, any other express or implied representation or warranty with respect to the Buyer, the Nephrite Group, their assets or Liabilities, the Diamond Business or the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (iii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against the Buyer and the Nephrite Group in connection with the accuracy, completeness or materiality of any projection. Without limiting the foregoing, Opal Group, Opal Feeder and Opal Partners expressly acknowledge and agree that Nephrite is not making any express or implied representations or warranties under this Agreement with respect to the Excluded Diamond Assets, and further acknowledges and agrees that except as otherwise expressly affirmatively provided in this Agreement (i.e. an action is expressly contemplated to be taken specifically with respect to the Excluded Diamond Assets), the covenants of the Nephrite Group do not apply to the Excluded Diamond Assets.

(c) Buyer. The Buyer specifically acknowledges and agrees to Nephrite’s, Opal Group’s, Opal Feeder’s and Opal Partners’ disclaimer of any representations or warranties other than those set forth in Article III, Article IV, Article V, Article VI and any Ancillary Agreement or certificate delivered by Nephrite, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement, whether made by Nephrite, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer, the Sponsor, their Affiliates or representatives by either Nephrite, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV, Article V, Article VI and any Ancillary Agreement or certificate delivered by Nephrite, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement. The

Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 15.16, none of Nephrite, Opal Group, Opal Feeder or Opal Partners or any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts, and the Buyer has not relied on, or been induced by any such representation or warranty or other statement of Nephrite, Opal Group, Opal Feeder or Opal Partners in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement. The Buyer (i) specifically acknowledges and agrees that, except for the representations and warranties set forth in Article III, Article IV, Article V, Article VI and any Ancillary Agreement or certificate delivered by Nephrite, Opal Group, Opal Feeder or Opal Partners pursuant to this Agreement, neither Nephrite, Opal Group, Opal Feeder nor Opal Partners (nor any of their respective Affiliates or Representatives) has made, any other express or implied representation or warranty with respect to the Nephrite Group, the Opal Family, their assets or Liabilities, the Diamond Business, the Opal Business or the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty and (iii) irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against the Nephrite Group and the Opal Family in connection with the accuracy, completeness or materiality of any projection. Without limiting the foregoing, the Buyer expressly acknowledges and agrees that neither Opal Group, Opal Feeder nor Opal Partners is making any express or implied representations or warranties under this Agreement with respect to the FIC Assets, and further acknowledges and agrees that except as otherwise expressly affirmatively provided in this Agreement (i.e. an action is expressly contemplated to be taken specifically with respect to the FIC Assets), the covenants of the Opal Group do not apply to the FIC Assets. Without limiting the foregoing, Buyer expressly acknowledges and agrees that Nephrite is not making any express or implied representations or warranties under this Agreement with respect to the Excluded Diamond Assets, and further acknowledges and agrees that except as otherwise expressly affirmatively provided in this Agreement (i.e. an action is expressly contemplated to be taken specifically with respect to the Excluded Diamond Assets), the covenants of the Nephrite Group do not apply to the Excluded Diamond Assets.

Section 15.17 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of the Buyer Capital Stock shall have been changed into a different number of shares or a different class, with the prior written consent of Nephrite and Opal Group to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Buyer Capital Stock will be appropriately adjusted to provide to Sellers and the Buyer Stockholders the same economic effect as contemplated by this Agreement prior to such event. The foregoing notwithstanding, no such adjustment shall result from (x) the automatic conversion of Buyer Class B ordinary shares into shares of Buyer Class A Common Stock as a result of the Closing and the Domestication, and (y) the matters addressed in the Forfeiture and Support Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

NEUBERGER BERMAN GROUP LLC

By:	/s/ George Walker
Name:	George Walker
Title:	Chief Executive Officer

By:	/s/ William Arnold
Name:	William Arnold
Title:	Chief Financial Officer

[Signature Page to the Business Combination Agreement]

OWL ROCK CAPITAL PARTNERS LP

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer and
Chief Financial Officer

OWL ROCK CAPITAL GROUP LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer and
Chief Financial Officer

OWL ROCK CAPITAL FEEDER LLC

By: Owl Rock Capital Partners LP its Managing Member

By: Owl Rock Capital Partners (GP) LLC its General Partner

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer and
Chief Financial Officer

[Signature Page to the Business Combination Agreement]

BUYER

ALTIMAR ACQUISITION CORPORATION

By:	/s/ Tom Wasserman
Name:	Tom Wasserman
Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

BLUE OWL CAPITAL INC.

Blue Owl Capital Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

ARTICLE I

NAME

Section 1.1 Name. The name of the Corporation is Blue Owl Capital Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is 1209 N Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Altimar Acquisition Corp., a Cayman Islands exempted company (“Altimar Cayman”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation and the Certificate of Corporate Domestication of Altimar Cayman are being filed simultaneously with the Secretary of State of the State of Delaware.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock; Rights and Options.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is 4,806,875,000 shares, consisting of: (i) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 2,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) 350,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”); (iv) 1,500,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”); (v) 350,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D Common Stock”); (vi) 100,000,000 shares of Class E common stock, par value $0.0001 per share (“Class E Common Stock”), which shall consist of two series: (A) 50,000,000 shares of “Series E-1 Common Stock” and (B) 50,000,000 shares of “Series E-2 Common Stock”; and (vii) 6,875,000 shares of Class F common stock, par value $0.0001 per share (“Class F Common Stock” and together with the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock, the “Common Stock”). Upon the effectiveness of the Domestication and this Certificate of Incorporation (A) each Class A ordinary share, par value $0.0001 per share (a “Class A Cayman Share”), of Altimar Cayman that is outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof, (B) each Class B ordinary share, par value $0.0001 per share (a “Class B Cayman Share”), of Altimar Cayman that is outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class F Common Stock, without any action required on the part of the Corporation or the holders thereof, and (C) any stock certificate that, immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation, represented Class A Cayman Shares or Class B Cayman Shares will, from and after the effectiveness of the Domestication and this Certificate of Incorporation, automatically and without the necessity of presenting the same for exchange, represent an identical number of shares of Class A Common Stock or Class F Common Stock (respectively) of the Corporation.

(b) The number of authorized shares of any of the Preferred Stock, Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Class E Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, Class A Common Stock, the Class B Common Stock, Class C Common Stock, Class D Common Stock or Class E Common Stock shall be required therefor, except as otherwise expressly provided in this Certificate of Incorporation (including pursuant to any certificate of designation relating to any series of Preferred Stock).

(c) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”). The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 4.2 Preferred Stock.

(a) The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

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(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series).

Section 4.3 Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock, the Class E Common Stock and the Class F Common Stock are as follows:

(a) Voting Rights.

(i) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote.

(ii) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class B Common Stock, as such, shall, prior to the Sunset Time, be entitled to the B/D Voting Power for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally, including the election or removal of directors, or holders of Class B Common Stock as a separate class are entitled to vote.

(iii) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class C Common Stock, as such, shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class C Common Stock as a separate class are entitled to vote.

(iv) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class D Common Stock, as such, shall, prior to the Sunset Time, be entitled to the B/D Voting Power for each share of Class D Common Stock held of record by such holder on all matters on which stockholders generally, including the election or removal of directors, or holders of Class D Common Stock as a separate class are entitled to vote.

(v) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, no holder of record of Class E Common Stock, as such, shall be entitled to any vote on which stockholders generally, including the election or removal of directors, are entitled to vote.

(vi) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class F Common Stock, as such, shall be entitled to one (1) vote for each share of Class F Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class F Common Stock as a separate class are entitled to vote.

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(vii) Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law and without limiting the rights of any party to the Investor Rights Agreement, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(viii) Notwithstanding the foregoing provisions of this Section 4.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (viii) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.

(b) Dividends and Distributions.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Class B Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class B Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class B Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(iii) Class C Common Stock. Dividends and other distributions shall not be declared or paid on the Class C Common Stock.

(iv) Class D Common Stock. Dividends and other distributions shall not be declared or paid on the Class D Common Stock.

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(v) Class E Common Stock.

(A) Dividends and other distributions shall not be declared or paid on the Class E Common Stock, except as provided in this Section 4.3(b)(v) or in Section 4.3(c)(iii).

(B) If, at any time the Board declares a dividend or other distribution on the outstanding shares of Class A Common Stock, and any shares of Class E Common Stock remain issued and outstanding, then, the Board shall at such time declare a dividend on the outstanding shares of Class E Common Stock in the form of the right to receive an amount per share equal to the per share amount of the dividend declared by the Board in respect of Class A Common Stock (the “Class E Dividend Amount”). In declaring any such dividend, the Corporation shall fix the same record date for determining holders of Class A Common Stock and Class E Common Stock entitled to receive such dividend (each, a “Specified Record Date”) and the same payment date therefor (each, a “Specified Payment Date”). If, as of the applicable Specified Payment Date, shares of Class E Common Stock that were outstanding as of the applicable Specified Record Date have been converted into shares of Class A Common Stock in accordance with the terms of this Certificate of Incorporation, then the Corporation shall pay the Class E Dividend Amount on the Specified Payment Date to the holders of such shares of Class E Common Stock as of the Specified Record Date. With respect to any shares of Class E Common Stock that remain outstanding as of the applicable Specified Payment Date, the Corporation shall, in lieu of paying the Class E Dividend Amount directly to the holders of such shares of Class E Common Stock, set aside or reserve for payment an amount equal to such Class E Dividend Amount in respect of each such outstanding share of Class E Common Stock (the “Reserve Amount”), which Reserve Amount shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event with respect to such shares (as determined pursuant to the definition of “Triggering Event”); provided, however, that if a Triggering Event does not occur with respect to any shares of Class E Common Stock prior to the Earnout Termination Date, any amounts in the Reserve Amount with respect to such shares shall automatically be released to the Corporation, the right to receive the Class E Dividend Amount in respect of any share of Class E Common Stock for which a Triggering Event has not occurred as of such time shall be deemed to have expired, and the holders of Class E Common Stock for which a Triggering Event has not occurred as of such time shall have no entitlement to receive the Class E Dividend Amount.

(vi) Class F Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class F Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class F Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

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(vii) Notwithstanding anything to the contrary in the preceding subsections (i)-(vi), dividends may be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.

(c) Liquidation, Dissolution or Winding Up.

(i) Subject to Section 4.3(c)(iii), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (A) the holders of shares of the Class C Common Stock shall be entitled to receive the par value of such shares of Class C Common Stock and (B) the holders of shares of the Class D Common Stock shall be entitled to receive the par value of such shares of Class D Common Stock, in each case Ratably on a per share basis with the Participating Shares. Other than as set forth in the preceding sentence, the holders of shares of the Class C Common Stock and Class D Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iii) If, as of the date of determining the stockholders of the Corporation entitled to participate in a distribution of the remaining assets of the Corporation in connection with a liquidation, dissolution or winding up contemplated by this Section 4.3(c) any shares of Class E Common Stock remain issued and outstanding, then the holders of such shares of Class E Common Stock shall only be entitled to receive the par value of such shares, unless the amount of the distribution in connection with or following such liquidation, dissolution or winding up that would be payable in respect of a share of Class A Common Stock would cause a Triggering Event for such share of Class E Common Stock. To the extent that any remaining assets of the Corporation are to be distributed to the holders of Class E Common Stock pursuant to this Section 4.3(c)(iii), then such amounts shall be distributed Ratably to the Participating Shares and the shares of Class E Common Stock (assuming that, notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the shares of each series of Class E Common Stock then outstanding are treated as Participating Shares and tested separately on a series-by-series basis to determine whether a Triggering Event has occurred with respect to such series, and without duplication of any amounts that would otherwise be payable in respect of the shares of Class A Common Stock into which such shares of Class E Common Stock would otherwise be convertible in connection with a Triggering Event).

(d) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.

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(e) No Preemptive or Subscription Rights. Without limiting the rights of any party to the Investor Rights Agreement, no holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(f) Conversion of Class B Common Stock and Class D Common Stock.

(i) Each share of Class B Common Stock that is Disqualified Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted at the Determination Time into one fully paid and nonassessable share of Class A Common Stock, and each share of Class D Common Stock that is Disqualified Stock shall automatically and without further action on the part of the Corporation or any holder of Class D Common Stock be converted at the Determination Time into one fully paid and nonassessable share of Class C Common Stock.

(ii) Upon the Sunset Time, (x) each share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted at such time into one fully paid and nonassessable share of Class A Common Stock; and (y) each share of Class D Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class D Common Stock be converted at such time into one fully paid and nonassessable share of Class C Common Stock.

(iii) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock or Class D Common Stock (as applicable) subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock or Class C Common Stock (as applicable), without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock or Class D Common Stock (as applicable) have been converted into shares of Class A Common Stock or Class C Common Stock (as applicable) as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock or Class D Common Stock (as applicable, if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock or Class C Common Stock (as applicable) into which such holder’s shares of Class B Common Stock or Class D Common Stock (as applicable) were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(g) Conversion of Class E Common Stock. In the event that there has been a Triggering Event with respect to shares of Class E Common Stock (as determined pursuant to the definition of “Triggering Event”) prior to the Earnout Termination Date, such shares of Class E Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class E Common Stock be converted on the applicable Class E Conversion Date into an equal number of fully paid and nonassessable shares of Class A Common Stock. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class E Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class E Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class E Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class E Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

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(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and the shares of Class E Common Stock into shares of Class A Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect conversion of all outstanding shares of Class B Common Stock and of all outstanding shares of Class E Common Stock into shares of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of effecting the conversion of the shares of Class D Common Stock into Class C Common Stock, such number of shares of Class C Common Stock as will from time to time be sufficient to effect conversion of all outstanding shares of Class D Common Stock into shares of Class C Common Stock.

(i) Cancellation of Class E Common Stock. In the event that there has not been a Triggering Event with respect to any share of Class E Common Stock as of the Earnout Termination Date, such share of Class E Common Stock shall, automatically and without further action on the part of the Corporation or any holder of Class E Common Stock, be transferred to the Corporation and cancelled for no consideration, on and effective as of 5:00 p.m. New York City time on the Earnout Termination Date, and thereafter the Corporation shall take all necessary action to retire such shares of Class E Common Stock that are reacquired by the Corporation and shall not be disposed of out of treasury or otherwise reissued. Any certificates that, prior to the Earnout Termination Date, represented shares of Class E Common Stock (to the extent representing shares of Class E Common Stock that were not converted) shall, if presented to the Corporation on or after the Earnout Termination Date, be cancelled.

(j) Conversion of Class F Common Stock.

(i) Shares of Class F Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”): (A) at any time and from time to time at the option of the holder thereof; or (B) automatically and without further action by the Corporation or the holder thereof on the day of the closing of a Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all outstanding shares of Class F Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of a Business Combination at such ratio (unless the holders of a majority of the outstanding shares of Class F Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) that results in the number of shares of Class A Common Stock issuable upon conversion of all outstanding shares of Class F Common Stock be equal to, in the aggregate, 20% of the sum of all shares of Class A Common Stock and Class F Common Stock outstanding upon completion of the IPO plus all shares of Class A Common Stock and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination.

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(iii) Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the outstanding shares of Class F Common Stock consenting or agreeing separately as a separate class.

(iv) The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalizations of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the Effective Date without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class F Common Stock.

(v) Each share of Class F Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(j). The pro rata share for each holder of shares of Class F Common Stock will be determined as follows: each share of Class F Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class F Common Stock into which all of the outstanding shares of Class F Common Stock in issue shall be converted pursuant to this Section 4.3(j) and the denominator of which shall be the total number of outstanding shares of Class F Common Stock at the time of conversion.

(vi) Notwithstanding anything to the contrary in this Section 4.3(j), in no event may any share of Class F Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

(vii) As used in this Section 4.3(j):

(1) “converted”, “conversion” or “exchange” shall have its ordinary meaning under Delaware law, and thereby shall have the same effect as a compulsory redemption without notice of shares of Class F Common Stock of any stockholder and, on behalf of such stockholders, automatic application of such redemption proceeds in paying for such new shares of Class A Common Stock into which the shares of Class F Common Stock have been converted or exchanged at a price per share of Class F Common Stock necessary to give effect to a conversion or exchange calculated on the basis that the shares of Class A Common Stock to be issued as part of the conversion or exchange will be issued at par. The shares of Class A Common Stock to be issued on an exchange or conversion shall be registered in the name of such stockholder or in such name as the stockholder may direct;

(2) “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with a Business Combination, including, but not limited to, a private placement of equity or debt; and

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(3) “Trust Account” means the trust account established by Altimar Cayman upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, have been deposited.

(k) Shares of Class F Common Stock converted into shares of Class A Common Stock pursuant to Section 4.3(j) shall be cancelled by the Corporation and may not be reissued. At any time after consummation of a Business Combination, when there are no longer any shares of Class F Common Stock outstanding, the Corporation shall take all necessary action to retire and eliminate the Class F Common Stock, and shall amend this Certificate of Incorporation to eliminate references thereto.

(l) Nothing in Sections 4.3(j)-(k) of this Certificate of Incorporation shall limit or amend any obligation or agreement of any party to the Forfeiture Agreement. To the extent of any conflict or inconsistency between the terms and provisions of the Forfeiture Agreement and the terms and provisions of this Certificate of Incorporation, including (without limitation) Section 4.3(j) and (k) hereof, the terms and provisions of the Forfeiture Agreement shall control.

ARTICLE V

CERTAIN MATTERS RELATING TO TRANSFERS

Section 5.1 Exchanges.

(a) The Corporation, Blue Owl Holdings, Blue Owl Carry, and the other Persons party thereto are parties to the Exchange Agreement.

(b) Subject to (and in accordance with the terms of) the Exchange Agreement:

(i) To the extent that an Exchanging Partner (as defined in the Exchange Agreement) is exchanging Blue Owl Holdings Common Units and Blue Owl Carry Common Units with respect to which there are shares of Class C Common Stock associated, the Corporation shall (unless and to the extent Blue Owl Holdings or Blue Owl Carry has elected in accordance with the terms and provisions of the Exchange Agreement to pay cash in lieu of shares of Class A Common Stock) issue jointly to Blue Owl Holdings and Blue Owl Carry a number of shares of Class A Common Stock, as requested jointly by Blue Owl Holdings and Blue Owl Carry, in exchange for an equal number of (x) Blue Owl Holdings Common Units and (y) Blue Owl Carry Common Units, provided that the aggregate number of shares of Class A Common Stock issued shall not exceed the number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units surrendered to each of Blue Owl Holdings and Blue Owl Carry by the exchanging partner thereof. For the avoidance of doubt, the foregoing exchange is intended to be (x) one share of Class A Common Stock in exchange for (y) one Blue Owl Holdings Common Unit and one Blue Owl Carry Common Unit. Notwithstanding the foregoing, if the Corporation elects to consummate a Direct Exchange (as defined in the Exchange Agreement), in lieu of issuing such shares of Class A Common Stock to Blue Owl Holdings and Blue Owl Carry as provided in the first sentence of this paragraph, the Corporation shall instead issue such shares directly to the applicable exchanging partner(s). Concurrently with the issuance of such shares of Class A Common Stock, whether to Blue Owl Holdings and Blue Owl Carry or directly to the exchanging partner(s) (as applicable), an equivalent number of shares of Class C Common Stock held of record by the applicable exchanging partner(s) shall, automatically and without further action on the part of the Corporation or any holder of Class C Common Stock, be transferred to the Corporation and retired for no consideration.

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(ii) To the extent that an Exchanging Partner (as defined in the Exchange Agreement) is exchanging Blue Owl Holdings Common Units and Blue Owl Carry Common Units with respect to which there are shares of Class D Common Stock associated, the Corporation shall (unless and to the extent Blue Owl Holdings or Blue Owl Carry has elected in accordance with the terms and provisions of the Exchange Agreement to pay cash in lieu of shares of Class B Common Stock) issue jointly to Blue Owl Holdings and Blue Owl Carry a number of shares of Class B Common Stock, as requested jointly by Blue Owl Holdings and Blue Owl Carry, in exchange for an equal number of (x) Blue Owl Holdings Common Units and (y) Blue Owl Carry Common Units, provided that the aggregate number of shares of Class B Common Stock issued shall not exceed the number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units surrendered to each of Blue Owl Holdings and Blue Owl Carry by the exchanging partner thereof. For the avoidance of doubt, the foregoing exchange is intended to be (x) one share of Class B Common Stock in exchange for (y) one Blue Owl Holdings Common Unit and one Blue Owl Carry Common Unit. Notwithstanding the foregoing, if the Corporation elects to consummate a Direct Exchange (as defined in the Exchange Agreement), in lieu of issuing such shares of Class B Common Stock to Blue Owl Holdings and Blue Owl Carry as provided in the first sentence of this paragraph, the Corporation shall instead issue such shares directly to the applicable exchanging partner(s). Concurrently with the issuance of such shares of Class B Common Stock, whether to Blue Owl Holdings and Blue Owl Carry or directly to the exchanging partner(s) (as applicable), an equivalent number of shares of Class D Common Stock held of record by the applicable exchanging partner(s) shall, automatically and without further action on the part of the Corporation or any holder of Class D Common Stock, be transferred to the Corporation and retired for no consideration.

(iii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, a sufficient number of shares of Class A Common Stock and Class B Common Stock to permit Blue Owl Holdings and Blue Owl Carry to satisfy their respective obligations under the Exchange Agreement.

Section 5.2 Additional Issuances. Subject to the DGCL and the other terms of this Certificate of Incorporation and without limitation of the rights of any party to the Investor Rights Agreement, on or following the Effective Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Certificate of Incorporation. The Corporation shall not issue additional shares of Class B Common Stock, except as provided in this Certificate of Incorporation. In addition to any approval otherwise required by the DGCL and this Certificate of Incorporation, the immediately preceding sentence may only be amended by the affirmative vote of the holders of shares of issued and outstanding Class A Common Stock and Class C Common Stock, voting together as a single class. The Corporation shall not issue additional shares of Class C Common Stock or Class D Common Stock, except in connection with the valid issuance of Blue Owl Holdings Common Units in accordance with the Blue Owl Holdings A&R LPA and Blue Owl Carry Common Units in accordance with the Blue Owl Carry A&R LPA, or except as provided in this Certificate of Incorporation; provided, that upon a Unit Triggering Event with respect to a Blue Owl Seller Earnout Unit (determined pursuant to the Blue Owl A&R LPAs), the Corporation shall issue to the holder of such Blue Owl Seller Earnout Unit (x) one share of Class C Common Stock, if such holder is not a Qualified Stockholder, or (y) one share of Class D Common Stock, if such holder is a Qualified Stockholder. Following the Effective Date, the Corporation shall not issue additional shares of Class E

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Common Stock or shares of Class F Common Stock. In addition to any approval otherwise required by the DGCL and this Certificate of Incorporation, the immediately preceding sentence may only be amended by the affirmative vote of the holders of shares of issued and outstanding Class A Common Stock and Class C Common Stock, voting together as a single class.

Section 5.3 Cancellation.

(a) Shares of Class C Common Stock and Class D Common Stock that are reacquired by the Corporation shall not be disposed of out of treasury or otherwise reissued. Any certificates that, prior to the cancelation of such shares of Class C Common Stock or Class D Common Stock, as the case may be, represented shares of Class C Common Stock or Class D Common Stock so cancelled shall, if presented to the Corporation on or after the date of cancellation of such shares, be cancelled.

(b) Shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class B Common Stock, except for a Qualified Transfer. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(c) Shares of Class D Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class D Common Stock be converted into an equal number of fully paid and nonassessable shares of Class C Common Stock upon any Transfer of such shares of Class D Common Stock, except for a Qualified Transfer. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class D Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class C Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class D Common Stock have been converted into shares of Class C Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class D Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class C Common Stock into which such holder’s shares of Class D Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(d) If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock or shares of Class D Common Stock into Class C Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a

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conversion of such shares of Class B Common Stock into Class A Common Stock or shares of Class D Common Stock into Class C Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock or shares of Class D Common Stock, as applicable, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock or shares of Class C Common Stock, as applicable, as of the date of the Transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under the DGCL or this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

Section 5.4 Certain Restrictions on Transfer.

(a) Without the prior written consent of the Corporation, and without limiting the rights of any party to the Investor Rights Agreement, neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Seller (or any Permitted Transferee that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) may be made during the Lock-Up Period applicable to such Lock-Up Shares. During the Lock-Up Period applicable to any Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer), any purported Transfer of Lock-Up Shares by such Non-Electing Seller (or such Permitted Transferee) other than in accordance with this Certificate of Incorporation shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

(b) No Transfer of any shares of Common Stock or shares of Preferred Stock may be made, except in compliance with applicable federal and state securities laws.

(c) No Transfer of shares of Class C Common Stock or Class D Common Stock may be made, unless such Transferor also Transfers an equal number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units (as applicable) to the applicable Transferee in accordance with the terms and conditions of the Blue Owl Holdings A&R LPA and Blue Owl Carry A&R LPA, as applicable.

(d) The Corporation may place customary restrictive legends on the certificates or book entries representing the shares of Common Stock and, if applicable, the shares of Preferred Stock subject to this Section 5.4 and remove such restrictive legends at the time the applicable restrictions under this Section 5.4 are no longer applicable to the shares of Common Stock or shares of Preferred Stock represented by such certificates or book entries. To the extent shares of Common Stock and, if applicable, shares of Preferred Stock subject to this Section 5.4 are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 5.4 in accordance with the DGCL.

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ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, but without limiting the rights of any party to the Investor Rights Agreement, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Election and Term.

(i) Without limiting the rights of any party to the Investor Rights Agreement, or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii) Without limiting the rights of any party to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be, such directors (“Preferred Stock Directors”)) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed (other than in respect of any Preferred Stock Directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding

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in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Without limiting the rights of any party to the Investor Rights Agreement, the Board is authorized to assign members of the Board already in office at the Effective Date to their respective class.

(iii) Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv) Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

Section 7.2 Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 7.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Without limiting the rights of any party to the Investor Rights Agreement, any or all of the directors (other than any Preferred Stock Director) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Without limiting the rights of any party to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 7.2.

Section 7.4 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 7.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 7.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7.5 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

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ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

Section 8.1 Consent of Stockholders in Lieu of Meeting. At any time any shares of Class B Common Stock or shares of Class D Common Stock are outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Bylaws and applicable law. At any time when there are not any shares of Class B Common Stock or Class D Common Stock outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock or any class of Common Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock or in this Certificate of Incorporation with respect to such class of Common Stock.

Section 8.2 Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article IX shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 9.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer,

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employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, member, manager, officer, employee or agent, or in any other capacity while serving as a director, member, manager, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 9.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e) The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

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ARTICLE X

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

CORPORATE OPPORTUNITIES

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Corporation or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Corporation or any of its Subsidiaries, with no obligation to offer the Corporation or any of its Subsidiaries the right to participate therein. Nothing in this Certificate of Incorporation, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which an Indemnitee may be a party or the rights of any other party thereto restricting such Indemnitee’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, neither the Corporation nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Indemnitee that are not Excluded Opportunities, and the Corporation hereby waives and renounces any interest or expectancy therein.

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Indemnitee may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) the engagement in competitive activities by any Indemnitee in accordance with the provisions of this Article XI is hereby deemed approved by the Corporation, all stockholders and all Persons acquiring an interest in the stock of the Corporation, (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if an Indemnitee engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Indemnitee shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Indemnitee or an Affiliate of Indemnitee (other than the Corporation or any of its Subsidiaries) over which such Indemnitee has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Indemnitee may be party with the Corporation or any of its Subsidiaries, no Indemnitee shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Corporation or any of its Subsidiaries or (y) be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

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For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Indemnitees, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Indemnitee may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Certificate of Incorporation, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

SEVERABILITY

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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ARTICLE XIV

AMENDMENTS

Except as otherwise expressly provided in this Certificate of Incorporation and without limiting the rights of any party to the Investor Rights Agreement, in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XV

DEFINITIONS

Section 15.1 Definitions. As used in this Certificate of Incorporation, the following terms have the following meanings, unless clearly indicated to the contrary:

(a) “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).

(b) “Affiliate” has the meaning given to such term in the Investor Rights Agreement.

(c) “B/D Voting Power” means, at the time of determination (but in any event, prior to the Sunset Time), (i) solely with respect to any matter on which holders of Class B Common Stock are voting separately as a class as required by this Certificate of Incorporation or the DGCL, one vote, (ii) solely with respect to each matter on which holders of Class D Common Stock are voting separately as a class as required by this Certificate of Incorporation or the DGCL, one vote, and (iii) with respect to each matter on which stockholders of the Corporation are voting generally or any matter in which the Class B Common Stock and Class D Common Stock are voting together as a single class, a number of votes per share equal to the Total B/D Voting Number divided by the total number of shares of Class B Common Stock and Class D Common Stock issued and outstanding. For purposes hereof, the “Total B/D Voting Number” shall mean a number equal to (A) the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A Common Stock and Class C Common Stock issued and outstanding and (y) the total voting power of all shares of Preferred Stock issued and outstanding by (2) 10%; multiplied by (B) 90%.

(d) “BCA” means that certain Business Combination Agreement, dated as of December 23, 2020, by and among the Corporation, Blue Owl Holdings, Blue Owl Carry and other Persons party thereto, as the same may be amended, restated, supplemented or waived from time to time.

(e) “BCA Transaction” means the business combination transactions contemplated by the BCA.

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(f) “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. When used in the context of Economic Shares, Beneficially Owns assumes the Exchange of all Blue Owl Carry Common Units and Blue Owl Holdings Common Units.

(g) “Blue Owl A&R LPAs” means the Blue Owl Carry A&R LPA and the Blue Owl Holdings A&R LPA, collectively.

(h) “Blue Owl Carry” means Blue Owl Capital Carry LP, a Delaware limited partnership.

(i) “Blue Owl Carry A&R LPA” means the Amended and Restated Limited Partnership Agreement of Blue Owl Carry, dated on or about the Effective Date (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(j) “Blue Owl Carry Common Unit” means one Common Unit as defined in the Blue Owl Carry A&R LPA.

(k) “Blue Owl Carry Seller Earnout Unit” means a Seller Earnout Unit as defined in the Blue Owl Carry A&R LPA.

(l) “Blue Owl Holdings” means Blue Owl Capital Holdings LP, a Delaware limited partnership.

(m) “Blue Owl Holdings A&R LPA” means the Amended and Restated Limited Partnership Agreement of Blue Owl Holdings, dated on or about the Effective Date (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(n) “Blue Owl Holdings Common Unit” means one Common Unit as defined in the Blue Owl Holdings A&R LPA.

(o) “Blue Owl Holdings Seller Earnout Unit” means a Seller Earnout Unit as defined in the Blue Owl Carry A&R LPA.

(p) “Blue Owl Seller Earnout Unit” means one Blue Owl Carry Seller Earnout Unit and one Blue Owl Holdings Seller Earnout Units, collectively.

(q) “Blue Owl Unit” has the meaning given to such term in the BCA.

(r) “Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (A) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into such Business Combination; and (B) must not be effectuated with another blank check company or a similar company with nominal operations. For the avoidance of doubt, the BCA Transaction constitutes a Business Combination as such term is used in this Certificate of Incorporation.

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(s) “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

(t) “Class E Conversion Date” means, with respect to (i) any share of Class E-1 Common Stock, the date upon which a Triggering Event with respect to such share of Class E-1 Common Stock shall have occurred (as determined pursuant to the definition of “Triggering Event”) and (ii) any share of Class E-2 Common Stock, the date upon which a Triggering Event with respect to such share of Class E-2 Common Stock shall have occurred (as determined pursuant to the definition of “Triggering Event”).

(u) “Determination Time” means 5:00 p.m. New York City time on such date as the disinterested members of the Executive Committee (or, if no Executive Committee is then constituted, the disinterested members of the Board) determine that any shares of Class B Common Stock or Class D Common Stock are shares of Disqualified Stock.

(v) “Disqualified Individual” means a Qualified Individual that (1) has been removed from the Executive Committee for Cause (as defined in the Investor Rights Agreement, and as applicable), (2) is found by either the Board or a final non-appealable judgement of a court of competent jurisdiction to have breached (and not cured, if curable) a non-competition covenant agreement with the Corporation or any of its Subsidiaries or (3) is deceased.

(w) “Disqualified Stock” means shares of Class B Common Stock or Class D Common Stock (i) of the Qualified Individual as to which such shares were initially issued (beneficially or of record) who has become a Disqualified Individual or (ii) which have been Transferred to a Person other than a Qualified Transferee; provided, that no shares of Class B Common Stock or Class D Common Stock Beneficially Owned by Owl Rock Capital Feeder, LLC (“ORC Feeder”), Owl Rock Capital Partners, LP (“ORC Partners”), Dyal Capital SLP LP or any other Dyal SLP Aggregator (as such term is defined in the Investor Rights Agreement) or any Person that is a Qualified Stockholder (whether or not a Disqualified Individual or its Qualified Transferees are direct or indirect equityholders thereof, as long as Voting Control of such Person is held, directly or indirectly, by Qualified Individuals other than such Disqualified Individuals and its Qualified Transferees) (each person referenced in this provision an “Included Person” and collectively the “Included Persons”) shall be considered Disqualified Stock, unless unanimously determined by the Executive Committee (other than a Disqualified Individual) (or, if no Executive Committee is then constituted, unanimously determined by the Board).

(x) “Earnout Termination Date” means the date that is the fifth anniversary of the Effective Date.

(y) “Economic Shares” has the meaning given to such term in the Investor Rights Agreement.

(z) “Effective Date” means the date of the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

(aa) “Exchange” has the meaning given to such term in the Exchange Agreement.

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(bb) “Exchange Agreement” means the Exchange Agreement, dated on or about the Effective Date, by and among the Corporation, Blue Owl Holdings, Blue Owl Carry and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(cc) “Executive Committee” means the Executive Committee of the Corporation or other management committee exercising day-to-day management of the Corporation in accordance with the Bylaws and the Investor Rights Agreement.

(dd) “Family Member” has the meaning given to such term in the Investor Rights Agreement.

(ee) “Forfeiture Agreement” means that certain Forfeiture Agreement referred to in the BCA pursuant to which, among other things, Altimar Sponsor LLC acknowledged and agreed (1) effective upon the closing of the transactions contemplated by the BCA, (x) as holder of a majority of the Class B Cayman Shares prior to the Domestication and a majority of the shares of Class F Common Stock at the Effective Date to waive certain anti-dilution adjustments set forth in Section 17.3 of Altimar Cayman’s Memorandum and Articles of Association and Section 4.3(j) of this Certificate of Incorporation in connection with the transactions contemplated by the BCA and (y) to forfeit 2,289,375 of the shares of Class A Common Stock received upon the automatic conversion of its shares of Class F Common Stock upon the closing of the transactions contemplated by the BCA for no consideration; and (2) to the conversion of Class F Common Stock into Class A Common Stock automatically upon consummation the BCA Transaction.

(ff) “Initial Qualified Stockholder” means (1) ORC Feeder, and (2) Dyal Capital SLP LP, in each case with respect to the shares held by such Person for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity.

(gg) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

(hh) “Investor Rights Agreements” means the Investor Rights Agreement, dated on or about the Effective Date, by and among the Corporation and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(ii) “IPO” means the initial public offering of Altimar Cayman.

(jj) “Lock-Up Period” means:

(A) with respect to any shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock held by a Non-Electing Seller or a Permitted Transferee thereof, the period commencing on the Effective Date and continuing until the date that is six months following the Effective Date; and

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(B) with respect to any Class E Common Stock held by a Non-Electing Seller or a Permitted Transferee thereof, the period commencing upon the Effective Date and continuing until the later of (1) the occurrence of a Triggering Event for such Class E Common Stock (as determined pursuant to the definition of “Triggering Event”), at which time, such Class E Common Stock shall be converted to Class A Common Stock on the applicable Class E Conversion Date as provided in this Certificate of Incorporation, and (2) the date that is six months following the Effective Date.

(kk) “Lock-Up Shares” means shares of Class A Common Stock, shares of Class B Common Stock, shares of Class C Common Stock, shares of Class D Common Stock and shares of Class E Common Stock held by a Non-Electing Seller or Permitted Transferee thereof. For the avoidance of doubt, shares of Class A Common Stock, which prior to the Domestication were Class A ordinary shares, as well as any and all other shares of Common Stock held by any Person other than a Non-Electing Seller or a Permitted Transferee thereof, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under this Certificate of Incorporation.

(ll) “Non-Electing Seller” means any Person that, in accordance with Article II of the BCA, (i) received Lock-Up Shares (as opposed to Blue Owl Holdings Common Units and Blue Owl Carry Common Units) as consideration thereunder and (ii) did not execute a counterpart to the Investor Rights Agreement agreeing to be party thereto.

(mm) “Participating Shares” means (i) shares of Class A Common Stock, Class B Common Stock, and, solely prior to the automatic conversion thereof upon and as a result of the BCA Transaction, Class F Common Stock and (ii) shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms thereof, such shares are entitled to participate with Class A Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, shares of Class C Common Stock and shares of Class D Common Stock, and shares of Class E Common Stock shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the corporation, to the extent provided in Section 4.3(c)(ii) or (iii) as applicable.

(nn) “Permitted Transfer” means any Transfer that is (i) made to a Permitted Transferee of the transferor upon prior written notice to the Corporation and any other Person to whom notice is required to be given under the Investor Rights Agreement, (ii) a transfer of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock to the Corporation in accordance with Section 5.1(b), (iii) a transfer of shares of Class E Common Stock to the Corporation in accordance with Section 4.3(i), (iv) made in accordance with the Forfeiture Agreement, (v) made in accordance with Article III of the Investor Rights Agreement (but without limiting the Lock-Up Period), (vi) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the BCA Transaction which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property or (vii) a Transfer that otherwise constitutes a Permitted Transfer under the Investor Rights Agreement.

(oo) “Permitted Transferee” means: (A) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person, or (iv) if such Person is a natural person, (a) by virtue of laws of descent and distribution upon death of such individual or (b) in accordance with a qualified domestic relations order; and (B) with respect to any Qualified Stockholder, (i) the Persons referred to in clause (A) with respect to such Qualified Stockholder and (ii) any Qualified Transferee of such Qualified Stockholder.

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(pp) “Person” has the meaning given to such term in the Investor Rights Agreement.

(qq) “Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust solely for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; provided, that with respect to the shares held by such Qualified Trust only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more Qualified Individuals have Voting Control over the shares directly or indirectly held by such Qualified Trust; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; provided, that with respect to the shares held by such Person only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity; (c) any Charitable Trust validly created by a Qualified Stockholder; provided, that with respect to the shares held by such Charitable Trust only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such Charitable Trust; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; provided, that with respect to the shares held by revocable living trust which trust is itself both a Qualified Trust and a Qualified Stockholder, only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such Qualified Trust; (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable, (f) in the case of ORC Feeder, ORC Partners, in each case, with respect to the shares held by such Person only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity, and (g) in the case of Dyal Capital SLP LP, any Dyal SLP Aggregator (as such term is defined in the Investor Rights Agreement), in each case, with respect to the shares held by such Person for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity.

(rr) “Qualified Individual” means any of Doug Ostrover, Marc Lipschultz, Craig Packer, Alan Kirshenbaum, Michael Rees, Sean Ward or Andrew Laurino.

(ss) “Qualified Stockholder” means (i) any Initial Qualified Stockholder, (ii) any Qualified Individual, or (iii) a Qualified Transferee of the foregoing.

(tt) “Qualified Transfer” means any Transfer of a share of Common Stock:

(i) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder;

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(ii) by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or

(iii) by a Qualified Stockholder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class B Common Stock or Class D Common Stock is Transferred to it, that such share of Class B Common Stock or Class D Common Stock shall automatically be converted into Class A Common Stock or Class C Common Stock, respectively, upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

(uu) “Qualified Transferee” means a transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.

(vv) “Qualified Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

(ww) “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Certificate of Incorporation or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

(xx) “Restricted Transfer” means any Transfer other than a Permitted Transfer.

(yy) “Subsidiary” has the meaning given to such term in the Investor Rights Agreement.

(zz) “Sunset Time” means 5:00 p.m. New York City time on the first date on which (x) the number of Economic Shares directly or indirectly Beneficially Owned by Qualified Individuals (including through one or more Qualified Transferees or Included Persons) who are none of a Disqualified Individual, a Transferee of a Disqualified Individual nor an Included Person is less than (y) 25% of the Economic Shares directly or indirectly Beneficially Owned by Initial Qualified Stockholders as of the Effective Date (assuming, in each case, (i) that immediately prior to such determination an Exchange of all then-outstanding Blue Owl Holdings Common Units and Blue Owl Carry Common Units by Qualified Stockholders was consummated and (ii) the share counts referenced in the immediately preceding clauses (x) and (y) are equitably adjusted for any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise affecting the Economic Shares occurring after the Effective Date; provided, that, for the avoidance of doubt, the foregoing shall be calculated without regard to any outstanding Blue Owl Carry Seller Earnout Units or Blue Owl Holdings Seller Earnout Units, unless and until such units are earned in accordance with the terms of the BCA, the

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Blue Owl Holdings A&R LPA and the Blue Owl Carry A&R LPA). Notwithstanding the foregoing, any determination made pursuant to the preceding sentence shall not take into account, and shall exclude from consideration, 40% of the Economic Shares issued to ORC Feeder upon closing of the BCA Transaction (such shares being attributable to a party other than a Qualified Individual).

(aaa) “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(bbb) “Transfer” has the meaning given to such term in the Investor Rights Agreement. Notwithstanding the preceding sentence, for purposes of this Certification of Incorporation, no Exchange of Blue Owl Holdings Common Units or Blue Owl Carry Common Units for any shares of Common Stock of the Corporation not prohibited by the Blue Owl Holdings A&R LPA, the Blue Owl Carry A&R LPA, the Exchange Agreement or the Investor Rights Agreement or the conversion of any shares of any class or series of capital stock of the Corporation into another class or series of capital stock of the Corporation shall constitute a “Transfer” hereunder.

(ccc) “Triggering Event” means:

(A) with respect to any share of Series E-1 Common Stock, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(1) the Volume Weighted Average Share Price of a share of Class A Common Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Effective Date; and

(2) if the Corporation is consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets and the consideration payable per share of Class A Common Stock or per Blue Owl Unit (as applicable) in connection therewith equals or exceeds $12.50 per share of Class A Common Stock or per Blue Owl Unit (as applicable);

(B) with respect to any share of Series E-2 Common Stock, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(1) the Volume Weighted Average Share Price of a share of Class A Common Stock equals or exceeds $15.00 per share for any 20 consecutive trading days following the Effective Date; and

(2) if the Corporation is consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets and the consideration payable per share of Class A Common Stock or per Blue Owl Unit (as applicable) in connection therewith equals or exceeds $15.00 per share of Class A Common Stock or per Blue Owl Unit (as applicable); and

(C) with respect to the foregoing clause (A) and (B), if the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, amendment to the Blue Owl A&R LPAs, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leverage recapitalization), each of the applicable per share prices in this definition of “Triggering Event” shall be equitably adjusted by the Corporation in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment to this Certificate of Incorporation, amendment to the Blue Owl A&R LPAs, scheme, arrangement or extraordinary dividend or other applicable transaction.

(ddd) “Unit Triggering Event” means a “Triggering Event,” as defined in the Blue Owl A&R LPAs (or if any difference between them, the Blue Owl Holdings A&R LPA).

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(eee) “Volume Weighted Average Share Price” has the meaning given to such term in the BCA.

(fff) “Voting Control” (x) with respect to a share of Common Stock means the power, directly or indirectly (whether exclusive or, solely among Qualified Individuals, shared), to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.

ARTICLE XVI

INCORPORATOR

The incorporator of the Corporation is [NAME], whose mailing address is [ADDRESS].

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this [•] day of [•], 2021.

/s/ [•]
[•]
Sole Incorporator

EXHIBIT B

AMENDED AND RESTATED

BY-LAWS

OF

BLUE OWL CAPITAL INC.

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of Blue Owl Capital Inc. (the “Corporation”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2 Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), if any, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3 Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than 60, nor less than ten, days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United

States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4 Quorum; Adjournments. The holders of a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice, other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5 Organization of Meetings. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at such meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to such meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 2.6 Proxies.

(a) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period; provided, that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

(b) A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(c) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 2.7 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, the Investor Rights Agreement (as defined in the Certificate of Incorporation), these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, the Investor Rights Agreement, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

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Section 2.8 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.9 Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation and/or the Investor Rights Agreement (as applicable), the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation, the Investor Rights Agreement (as applicable) and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the

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DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail, return receipt requested, or by electronic transmission. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by applicable law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i)

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ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12 Conduct of Meetings

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) as provided in the Investor Rights Agreement, (B) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (C) by or at the direction of the Board or any authorized committee thereof or (D) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (D) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.12(a)(ii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [•] of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws. Notwithstanding anything in this Section 2.12(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all

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of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(iii) Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (III) a representation that the stockholder (aa) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (bb) will be entitled to vote at such meeting and (cc) will appear in person or by proxy at the meeting to propose such business or nomination, (IV) a representation as to whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (aa) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (bb) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (V) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (VI) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the

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foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (I) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (II) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (III) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; provided, that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(A) The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding anything in the second sentence of Section 2.12(a)(iii)(A) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise

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be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof, (ii) as provided in the Investor Rights Agreement or (iii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(ii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c) General.

(i) (A) Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation, the Investor Rights Agreement or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(B) Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of a stockholder, a person must be

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a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii) If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(iii) For purposes of this Section 2.12, “public announcement” shall mean disclosure of the information to the public in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(iv) No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v) Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by applicable law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (D) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (D) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation and/or the Investor Rights Agreement (as applicable).

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(vi) Notwithstanding anything to the contrary contained herein, for as long as the Investor Rights Agreement (as defined in the Certificate of Incorporation) remains in effect with respect to the Parties (as defined in the Certificate of Incorporation) (the “Investor Rights Agreement Parties”), the Investor Rights Agreement Parties (to the extent then subject to the Investor Rights Agreement) shall not be subject to the notice procedures set forth in Section 2.12(a)(ii), Section 2.12(a)(iii) or Section 2.12(b) with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Investor Rights Agreement.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Number; Election; Quorum; Voting. The Board shall consist, subject to the Certificate of Incorporation and the Investor Rights Agreement or any certificate of designation with respect to any series of Preferred Stock, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships, and except as otherwise expressly provided in the Certificate of Incorporation or the Investor Rights Agreement) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Investor Rights Agreement, as applicable. Unless otherwise provided in the Investor Rights Agreement, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws, by the Certificate of Incorporation or by the Investor Rights Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2 Resignation; Removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Subject to the Investor Rights Agreement, directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.3 Vacancies. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise required by the DGCL or Section 3.5, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.

Section 3.4 Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section

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11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director: (a) at least 24 hours before the meeting, if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (b) at least two days before the meeting, if such notice is sent by a nationally recognized overnight delivery service; and (c) at least five days before the meeting, if such notice is sent through the United States mail. If the Secretary of the Corporation shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any regular meeting need not specify the purposes thereof, but notice of any special meeting shall specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 3.5 Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) and the Investor Rights Agreement applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

Section 3.6 Committees. Subject to the Investor Rights Agreement, the Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board (including, but not limited to, an Executive Committee, an Audit Committee and a Compensation Committee), which shall be comprised of such members of the Board, and have such duties and be vested with such powers as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation and the Investor Rights Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member, subject to the Investor Rights Agreement. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, subject to the Investor Rights Agreement, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or

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recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any By-Law of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee or the Investor Rights Agreement. Unless otherwise provided in such a resolution or the Investor Rights Agreement, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum; and all matters shall be determined by a majority affirmative vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution or the Investor Rights Agreement, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 3.7 Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 3.8 Remote Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.7 shall constitute presence in person at such a meeting.

Section 3.9 Compensation. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Section 3.10 Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

OFFICERS

Section 4.1 Officers. The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint

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co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 4.2 Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Subject to the Investor Rights Agreement, any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 4.3 Powers. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by applicable law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.4 Delegation. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office. No delegation to officers of the Corporation or any committee of the Board shall limit, amend or waive any delegation by the Board to the Executive Committee of the Corporation in accordance with the Investor Rights Agreement.

ARTICLE V

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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Section 5.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article V (which shall be governed by Section 5.3) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article V or otherwise.

Section 5.3 Right of Indemnitee to Bring Suit. If a claim under Section 5.1 or Section 5.2 is not paid in full by the Corporation within (a) 60 days after a written claim for indemnification has been received by the Corporation or (b) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4 Non-Exclusivity of Rights. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

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Section 5.5 Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.6 Insurance. The Corporation shall purchase and maintain insurance (or be named on the insurance policy of an affiliate), at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, as the Board shall determine in its sole discretion, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.7 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VI

CORPORATE BOOKS

Section 6.1 Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE VII

CHECKS, NOTES, PROXIES, ETC.

Section 7.1 Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board, or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

ARTICLE VIII

SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 8.2 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

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Section 8.3 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by applicable law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4 Transfer of Stock.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 8.5 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

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ARTICLE IX

FISCAL YEAR

Section 9.1 Fiscal Year. The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

ARTICLE X

CORPORATE SEAL

Section 10.1 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 11.2 Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice to any Director or stockholder of any meeting or any other matter under the Certificate of Incorporation or these By-laws shall be given by the following means:

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and hand delivered, sent by mail, or sent by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally in person, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including without limitation a facsimile telecommunication.

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(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d) Exceptions to Notice Requirements.

(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the Corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 11.3 Headings. Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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Section 11.4 Conflicts. In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE XII

AMENDMENTS

Section 12.1 Amendments. Subject to the terms of the Investor Rights Agreement, these By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

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EXHIBIT C

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [______], is hereby entered into by and among Blue Owl Capital, Inc., a Delaware corporation (“PubCo”), Blue Owl Capital GP LLC, a Delaware limited liability company (the “Corporation”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Manager OP”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Carry OP”), and each of the Partners (as defined herein).

RECITALS

WHEREAS, the Partners hold Exchangeable Units and certain of the Partners have also held partnership interests in Opal Group or Diamond Holdings;

WHEREAS, the Opal Group Blockers hold, or have held, partnership interests in Opal Group;

WHEREAS, the Corporation is a wholly owned subsidiary of PubCo that will file a consolidated return with PubCo, is treated as a corporation for U.S. federal income tax purposes, and is the general partner of Manager OP and Carry OP;

WHEREAS, Exchangeable Units are exchangeable in certain circumstances for Class A shares of the Corporation (the “Class A Shares”), Class B shares of the Corporation (the “Class B Shares”), and/or cash pursuant to the Exchange Agreement;

WHEREAS, pursuant to the transactions described in or contemplated by that certain Business Combination Agreement, dated as of December 23, 2020, by and among PubCo, Owl Rock Capital Group LLC, a Delaware limited liability company, Owl Rock Capital Feeder LLC, a Delaware limited liability company, Owl Rock Capital Partners LP, a Delaware limited partnership, and Neuberger Berman Group LLC, a Delaware limited liability company (such agreement, the “Business Combination Agreement,” and such transactions collectively, the “De-SPAC Transaction”), (a) certain of the Partners will be treated for U.S. federal income tax purposes as selling all or a portion of their partnership interests (including FIC Units) in Opal Group, Diamond Holdings, Manager OP, and/or Carry OP, to the Corporation (the “Initial Sale”); (b) pursuant to one or more Opal Group Blocker Mergers, the Corporation will acquire, directly or indirectly, shares in certain of the Opal Group Blockers (the “Blocker Shareholders”); and (c) the Corporation expects in the future to acquire Exchangeable Units;

WHEREAS, certain Covered Subsidiaries, including Dyal Capital Holdings LLC (“Diamond Holdings”) and Opal Group, have had, or will have, in effect an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) for prior Taxable Years, and will have such an election in effect for the Taxable Year of the De-SPAC Date and for future Taxable Years;

WHEREAS, as a result of such elections and the Opal Group Blocker Mergers, the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Existing Tax Assets;

WHEREAS, such election also has previously resulted, or is intended to result in, an adjustment to the tax basis of the assets owned by the Covered Subsidiaries as a result of the Initial Sale, or at the time of an exchange or redemption by a Partner of Exchangeable Units for Class A Shares, Class B Shares, and/or cash on or after the date hereof (each such exchange, an “Exchange,” such time of Exchange, the “Exchange Date,” and such assets whose tax basis is or was adjusted as a result of the Initial Sale, an Exchange, any FIC Distribution, or any other transaction that generated the Existing Tax Assets, as well as any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Initial Sale, Exchange, FIC Distribution, or other such transaction, and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense, and other Tax items of (i) the Covered Subsidiaries allocable to the Corporation may be affected by the Basis Adjustments or Existing Tax Assets and (ii) the Corporation may be affected by the Imputed Interest;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments, Existing Tax Assets, and Imputed Interest (collectively, the “Tax Attributes”) on the actual liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the undersigned parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“AAA” is defined in Section 7.08 of this Agreement.

“Adjusted Asset” is defined in the recitals of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of (i) the Corporation and (ii) without duplication, any Covered Subsidiary, but only with respect to Taxes imposed on such Covered Subsidiary and allocable to the Corporation for such Taxable Year.

“Advisory Firm” means any “big four” accounting firm or any law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points during any period for which such rate is published in accordance with the definition thereof.

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“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Partner” means any Partner to whom any portion of a Realized Tax Benefit is Attributable hereunder. For purposes of this Agreement, the parties intend that the FIC Unitholders shall be treated as the Applicable Partners with respect to any Realized Tax Benefits arising from any Existing FIC Tax Assets and the Blocker Shareholders shall be treated as the Applicable Partners with respect to any Realized Tax Benefits arising from any Existing Blocker Tax Assets.

“Applicable Partnership” means either Manager OP or Carry OP, as applicable. Manager OP and Carry OP together are referred to as the “Applicable Partnerships”.

“Applicable Partnership Agreement” means either the Manager OP Agreement or the Carry OP Agreement, as applicable. The Manager OP Agreement and the Carry OP Agreement together are referred to as the “Applicable Partnership Agreements”.

“Attributable” means the portion of any Tax Attribute of the Corporation or a Covered Subsidiary that is attributable to a Partner and shall be determined by reference to the Tax Attributes under the following principles:

(i)

Any Basis Adjustments shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the total Basis Adjustments relating to (A) the Exchangeable Units exchanged by such Partner pursuant to an Exchange, or (B) the partnership interests (including partnership interests in Opal Group, Diamond Holdings, Manager OP, and/or Carry OP and including the sale of FIC Units) that were purchased from such Partner pursuant to the Initial Sale.

(ii)

Any Existing FIC Tax Assets shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the total Existing FIC Tax Assets relating to or resulting from all FIC Distributions made to (or made with respect to) such Partner.

(iii)

Any Existing Blocker Tax Assets shall be determined separately with respect to each Partner and are Attributable to each Partner in an amount equal to the Existing Blocker Tax Assets relating to the stock or other equity securities of the applicable Opal Group Blocker acquired from such Partner via the applicable Opal Group Blocker Merger.

(iv)

Any deduction to the Corporation with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Applicable Partner that is required to include the Imputed Interest or other payment in income (without regard to whether such Partner is actually subject to Tax thereon).

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“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset as a result of the application of section 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Applicable Partnership becomes an entity that is disregarded as separate from its owner for tax purposes) or sections 704(c)(1)(B), 707, 734(b), 737(c)(2), 743(b), 754, 755 and 1012 of the Code (including in situations where, following the Initial Sale or any Exchange, the Applicable Partnership remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state, local and non-U.S. Tax laws as a result of the Initial Sale or any Exchange and the payments made pursuant to this Agreement, other than a payment of Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from the Initial Sale or an Exchange shall be determined without regard to any Pre-Exchange Transaction and as if any such Pre-Exchange Transaction had not occurred; provided that this sentence shall not apply to any FIC Distribution or any Existing FIC Tax Assets and any Basis Adjustment shall take FIC Distributions and Existing FIC Tax Assets into account.

“Basis Schedule” is defined in Section 2.01 of this Agreement.

“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Corporation in each U.S. state or local jurisdiction in which the Corporation files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporation Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporation solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than (i) a Saturday or a Sunday and (ii) a day on which banks in the State of Delaware are authorized or obligated by law, governmental decree, or executive order to be closed.

“Carry OP” is defined in the recitals of this Agreement.

“Carry OP Agreement” means the Amended and Restated Agreement of Limited Partnership of Carry OP, as such is from time to time amended or restated.

“Change of Control” means the occurrence of any of the following events:

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(i)

any Person or any group of Persons acting together which would constitute a “group” for purposes of section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding the Permitted Owners or a group consisting primarily (determined based on the ownership of economic interests in PubCo or the Corporation, as applicable, by such Permitted Owners relative to other holders) of Permitted Owners or any of their Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo or the Corporation representing more than fifty percent (50%) of the combined voting power or economic value of PubCo’s or the Corporation’s then outstanding voting securities; or

(ii)

the following individuals cease for any reason to constitute a majority of the number of directors of PubCo then serving: individuals who, on the De-SPAC Date, constitute the members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by PubCo’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the De-SPAC Date or whose appointment, election or nomination for election was previously so approved or recommended by the requisite percentage of directors referred to in this clause (ii); or

(iii)

there is consummated a merger or consolidation of PubCo or the Corporation or any direct or indirect subsidiary of PubCo or the Corporation with any other corporation or other entity, and, immediately after the consummation of such transaction, either (x) the members of the Board immediately prior to the transaction and other Persons approved in accordance with clause (ii) of this definition do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of PubCo immediately prior to such transaction do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the economic interest and combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation;

(iv)

the shareholders of PubCo or the Corporation approve a plan of complete liquidation or dissolution of PubCo or the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, of all or substantially all of PubCo’s or the Corporation’s assets, other than the sale or other disposition of all or substantially all of PubCo’s or the Corporation’s assets to an entity, at least fifty percent (50%) of economic interest and the combined voting power of the voting securities of which are Beneficially Owned by shareholders of PubCo in substantially the same proportions as their Beneficial Ownership of such securities of PubCo immediately prior to such sale.

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Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x), above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of PubCo and the Corporation immediately following such transaction or series of transactions.

“Class A Shares” is defined in the recitals of this Agreement.

“Class B Shares” is defined in the recitals of this Agreement.

“Code” is defined in the recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Corporate Entity” means any direct or indirect Subsidiary of PubCo or the Corporation which is classified as a corporation for U.S. federal income tax purposes.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the U.S. federal Tax Return and/or state and/or local and/or non-U.S. Tax Return, as applicable, of the Corporation or PubCo filed with respect to Taxes of any Taxable Year.

“Covered Subsidiaries” means the Applicable Partnerships and each of their Subsidiaries; provided that, Opal Carry Aggregator and any of its Subsidiaries shall be considered “Subsidiaries” of Carry OP for this purpose.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the Agreed Rate plus 500 basis points.

“Delaware Courts” is defined in Section 7.08(f) of this Agreement.

“De-SPAC Transaction” is defined in the recitals of this Agreement.

“De-SPAC Date” means the Closing Date (as defined in the Business Combination Agreement) of the De-SPAC Transaction or, for purposes of the definition of Change of Control, the date the first board of directors constituting the first board slate of PubCo was approved as part of closing of the De-SPAC Transaction.

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“Determination” has the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, local and non-U.S. tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.08(a) of this Agreement.

“Diamond SLP” has the meaning given to such term in the Business Combination Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) the Agreed Rate.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Exchange” is defined in the recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings. For the avoidance of doubt, except as the context otherwise requires, and without duplication, the term “Exchange” shall include a sale of partnership interests pursuant to the “Initial Sale,” mutatis mutandis.

“Exchange Agreement” shall have the meaning given to such term in the Business Combination Agreement.

“Exchange Date” is defined in the recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Exchangeable Unit” means, collectively, and not separately, (i) one Common Unit in Manager OP, as defined in the Manager OP Agreement, (ii) one Common Unit in Carry OP, as defined in the Carry OP Agreement, and (iii) one Class C Share or Class D Share in PubCo, as defined in the Certificate of Incorporation of PubCo, as such is from time to time amended or restated. For the avoidance of doubt, except as the context otherwise requires, and without duplication, the term “Exchangeable Unit” shall include any partnership interests sold or deemed sold in the Initial Sale.

“Excluded Assets” is defined in Section 7.11(b) of this Agreement.

“Existing Group LLC Agreement” has the meaning given to such term in the Business Combination Agreement.

“Existing Blocker Tax Assets” means any Tax basis in the Adjusted Assets as a result of the application of section 743(b) of the Code that is attributable to any Opal Group Blocker that is acquired pursuant to an Opal Group Blocker Merger. For the avoidance of doubt, Existing Blocker Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in the previous sentence.

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“Existing FIC Tax Assets” means any existing Tax basis in the Adjusted Assets as a result of the application of sections 704(c)(1)(B), 707, 734(b), 737(c)(2), 743(b), 754, 755 and 1012 of the Code attributable to any FIC Distribution. For the avoidance of doubt, Existing Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in the previous sentence.

“Existing Tax Assets” means, collectively, the Existing FIC Tax Assets and the Existing Blocker Tax Assets.

“Expert” is defined in Section 7.09 of this Agreement.

“FIC Distribution” means distributions of cash or other property by Opal Group to any FIC Unitholder in respect of its FIC Units, or in redemption of any FIC Units in connection with the De-SPAC Transaction or prior to the De-SPAC Transaction.

“FIC Unitholder” means any Person that owns, or previously owned, any FIC Units.

“FIC Unit” shall have the meaning given to such term in the Existing Group LLC Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporation and (ii) without duplication, any Covered Subsidiary, but only with respect to U.S. federal income Taxes imposed on such Covered Subsidiary and allocable to the Corporation, in each case calculated using the same methods, elections, conventions and similar practices used on the relevant Corporation Return (and/or the tax return of the Covered Subsidiary, as applicable), but (A) using the Non-Stepped Up Tax Basis instead of the tax basis reflecting the Basis Adjustments, (B) calculated without taking into account the Existing Tax Assets, (C) excluding any deduction or other Tax benefit attributable to Imputed Interest or attributable to making a payment pursuant to this Agreement, and (D) treating as a deduction the Hypothetical Other Tax Liability (rather than any amount for state, local, or non-U.S. tax liabilities).

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (D) thereof) and (ii) the Blended Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” means any interest imputed under section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and non-U.S. tax law with respect to a Corporation’s payment obligations under this Agreement.

“Initial Sale” is defined in the recitals of this Agreement.

“IRS” means the United States Internal Revenue Service.

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“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR ) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof); provided, that at no time shall LIBOR be less than 0%. If the Corporation and each Partner Representative have mutually made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporation and each Partner Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as mutually selected from time to time by the Corporation and each Partner Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended, with the consent of the Corporation and each Partner Representative (which consent shall not be unreasonably withheld or delayed), as necessary or appropriate, in the reasonable judgment of the Corporation and each Partner Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as mutually determined by the Corporation and each Partner Representative.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Shares as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

“Material Objection Notice” is defined in Section 4.02 of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Opal Carry Aggregator” has the meaning given to such term in the Business Combination Agreement.

“Opal Feeder” has the meaning given to such term in the Business Combination Agreement.

“Opal Group” has the meaning given to such term in the Business Combination Agreement.

“Opal Group Blocker” has the meaning given to such term in the Business Combination Agreement.

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“Opal Group Blocker Merger” has the meaning given to such term in the Business Combination Agreement.

“Partners” means (i) each party listed on Schedule I attached hereto (which, for the avoidance of doubt, shall include the Blocker Shareholders, Diamond SLP, Opal Feeder, and the other holders of Exchangeable Units), and (ii) each other Person who executes a joinder to this Agreement in the form attached hereto as Exhibit A pursuant to an assignment under Section 7.06 of this Agreement, and each is referred to herein as a “Partner”.

“Partner Representative” means each of [__] and [__].1

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Owners” means the Partners, the Partners’ family members, and trusts for the benefit of, and entities wholly owned by, a Partner and/or a Partner’s family members.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

“Pre-Exchange Transaction” means (i) any direct or indirect transfer (including upon the death of a Partner) of one or more Exchangeable Units or a distribution with respect to one or more Exchangeable Units (or of or with respect to interests in another partnership, which interests were exchanged for Exchangeable Units, including in connection with the transactions contemplated by the Business Combination Agreement, or interests in any partnership that directly or indirectly owns Exchangeable Units or an interest in any such other partnership) that occurs prior to the Initial Sale or an Exchange of such Exchangeable Units, as applicable, and to which section 734(b) or 743(b) of the Code applies or (ii) any other transaction contemplated by the Business Combination Agreement, including any sale or distribution of assets by Manager OP, Carry OP, any of their subsidiaries, or any of the Sellers (as defined in the Business Combination Agreement) or their affiliates pursuant to the Business Combination Agreement or otherwise in contemplation of the De-SPAC Transaction if section 1001, 704(c)(1)(B), 707, 734(b), 737, or 743(b) of the Code applies to such transaction. For the avoidance of doubt, a transaction that otherwise qualifies as a Pre-Exchange Transaction shall be treated as such with respect to an Applicable Partner even if such Partner did not participate in such transaction (e.g., if a distribution to a Person that is not the Applicable Partner gives rise to an adjustment under section 734(b), the “common basis” allocable to the Applicable Partner may be treated with respect to such Applicable Partners as arising from a Pre-Exchange Transaction).

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

[1]	Note to Draft: Given number of Partners, two Partner Representatives will be appointed for certain matters (e.g., one for the Opal Partners and one for the Diamond Partners).

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“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any Basis Schedule, Tax Benefit Schedule, or Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attribute” is defined in the recitals to this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in section 441(b) of the Code or comparable section of state, local or non-U.S. tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxes” means any and all U.S. federal, state, local, and non-U.S. taxes, assessments, or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, including any interest related to such Tax.

“Taxing Authority” means any U.S., non-U.S., federal, national, state, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

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“Valuation Assumptions” means the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments, Existing Tax Assets, and the Imputed Interest during such Taxable Year, (2) the U.S. federal income tax rates and state, local, and non-U.S. income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the date of the Early Termination Payment and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, (3) any loss carryovers generated by the Basis Adjustments, Existing Tax Assets, or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through (A) the scheduled expiration date of such loss carryovers or (B) if there is no such scheduled expiration, then the five-year anniversary of the date of the Early Termination Schedule, (4) any non-amortizable, non-depreciable assets are deemed to be disposed of on the earlier of the Early Termination Date or the fifteenth (15th) anniversary of the applicable Basis Adjustment or the date of the applicable FIC Distribution with respect to any Existing Tax Assets, as applicable; provided, that, for the avoidance of doubt, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), and (5) if, at the Early Termination Date, there are Exchangeable Units that have not been Exchanged, then each such Exchangeable Unit shall be deemed to be Exchanged for the Volume Weighted Average Share Price of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Schedule. Within 150 calendar days after the filing of the U.S. federal income tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Partner Representative (on behalf of each Applicable Partner) a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Non-Stepped Up Basis of the Adjusted Assets for such Taxable Year as of each applicable Exchange Date (or if applicable, the De-SPAC Date), (ii) the Basis Adjustments and Existing FIC Tax Assets with respect to the Adjusted Assets as a result of the Initial Sale, any Exchanges, and any FIC Distributions effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to the Initial Sale, any Exchanges, and any FIC Distributions by or with respect to the Applicable Partner, (iii) the Existing Blocker Tax Assets, (iv) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable, and (v) the period or periods, if any, over which each Basis Adjustment or Existing Tax Asset is amortizable and/or depreciable (which, for non-amortizable, non-depreciable assets shall be based on the Valuation Assumptions).

Section 2.02 Tax Benefit Schedule. Within 150 calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Partner Representative (on behalf of each Applicable Partner) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.03(a) of this Agreement and may be amended as provided in Section 2.03(b) of this Agreement (subject to the procedures set forth in Section 2.03(a)).

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Section 2.03 Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to a Partner Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Partner Representative schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow the Partner Representative reasonable access (at no cost to the Partner Representative) to the appropriate representatives of the Corporation and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a Partner Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the applicable Actual Tax Liability (i.e., the “with” calculation) and the Hypothetical Tax Liability (i.e., the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. The applicable Schedule shall become final and binding on all parties unless, within thirty (30) calendar days after receiving a Basis Schedule or amendment thereto or within thirty (30) calendar days after receiving a Tax Benefit Schedule or amendment thereto, either Partner Representative provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Objection Notice, the Corporation and the applicable Partner Representative(s) shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Partner Representative or the correction of computational errors set forth in such Schedule, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation shall provide an Amended Schedule to each Partner Representative within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

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ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Within ten (10) business days of a Tax Benefit Schedule delivered to Partner Representative becoming final in accordance with Section 2.03(a), or earlier in the Corporation’s reasonable discretion, the Corporation shall pay to each Applicable Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b) with respect to such Applicable Partner. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Partner previously designated by such Partner to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal or state income tax payments.

(b) A “Tax Benefit Payment” means, with respect to any Applicable Partner, an amount, not less than zero, equal to the sum of the Net Tax Benefit that is Attributable to such Applicable Partner and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to the Interest Amount; provided, however, that, for the avoidance of doubt, no Partner shall be required to make a payment, or return all or any portion of any previously made Tax Benefit Payment (including any portion of any Early Termination Payment). The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Interest Amount” shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.03(a) until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to the Initial Sale, each separate Exchange, and each FIC Distribution.

(c) Applicable Principles. The parties agree that (i) the payments made pursuant to this Agreement in respect of Basis Adjustments (to the extent permitted by applicable law and other than amounts accounted for as Interest Amounts) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the Applicable Partners in connection with the Initial Sale or the applicable Exchange that has the effect of creating additional Basis Adjustments in the Taxable Year of payment, (ii) payments made pursuant to this Agreement in respect of Existing FIC Tax Assets (to the extent permitted by applicable law and other than amounts accounted for as Interest Amounts) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the FIC Unitholders in connection with the sale of FIC Units to the Corporation in connection with the transactions contemplated by the Business Combination Agreement that has the effect of creating additional Basis Adjustments in the Taxable Year of payment, (iii) any additional Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (iv) the Actual Tax Liability for any Taxable Year shall take into account the deduction of the portion of the Tax Benefit Payment that

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must be accounted for as an Interest Amount under applicable law; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability, subject to the adjustments and assumptions set forth in this Agreement and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.03(b).

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Applicable Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.03 Pro Rata Payments. For the avoidance of doubt, to the extent (i) the Corporation’s deductions with respect to any Tax Attributes are limited in a particular Taxable Year (including as a result of the Corporation having insufficient taxable income to fully utilize such Tax Attributes) or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Partner in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this Section 3.03, as applicable.

Section 3.04 Payments Not Ascertainable. The undersigned parties hereby acknowledge and agree that the timing, amounts, and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable. Notwithstanding the previous sentence, with respect to the Initial Sale or any Exchange by or with respect to any Partner, if such Partner notifies the Corporation in writing of a stated maximum selling price, then the amount of the consideration received in connection with the Initial Sale or such Exchange and the aggregate Tax Benefit Payments to such Partner in respect of the Initial Sale or such Exchange, other than amounts accounted for as interest under the Code, shall not exceed such stated maximum selling price.

ARTICLE IV

TERMINATION

Section 4.01 Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement with respect to all Partners at any time by paying to all of the Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Partners, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall not have any further payment obligations under this Agreement in respect of such Partners, other than for any (a) Tax Benefit Payment agreed to by the Corporation and any Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the

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avoidance of doubt, if an Exchange occurs after the Corporation provides the Early Termination Notice, then unless the Corporation withdraws such Early Termination Notice prior to full payment of the Early Termination Payment, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Partners under Section 4.03(a).

(b) In the event of a Change of Control, unless otherwise agreed in writing by both Partner Representatives, all payment obligations hereunder shall be accelerated and calculated as if an Early Termination Notice and an Early Termination Schedule had been delivered on the effective date of the Change of Control, using the Valuation Assumptions and by substituting, in each case, the term “the closing date of a Change of Control” for the term “Early Termination Date.” Such payment obligations shall include, but not be limited to, (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (ii) payment of any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice, and (iii) except to the extent included in the Early Termination Payment or if included as a payment under clause (ii) of this Section 4.01(b), payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. Sections 4.02 and 4.03 shall apply to a Change of Control mutatis mutandis.

(c) In the event that PubCo or the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and does not cure such breach within ninety (90) days of receipt of notice of such breach from such Partner, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that PubCo or the Corporation breaches this Agreement and this Section 4.01(c) applies, the Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2), and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation under this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient funds, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.02 shall apply to such late payment unless the Corporation does not have sufficient funds to make such payment as a result of a limitation imposed by any Senior Obligations, in which case, Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate; provided, further, that such payment obligation shall nonetheless accrue for the benefit of the Partners, and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

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Section 4.02 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless a Partner, within thirty (30) calendar days after receiving the Early Termination Schedule thereto, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Partner delivering the Material Objection Notice shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03 Payment upon Early Termination.

(a) Within three (3) calendar days after the Early Termination Schedule becomes final and binding between a Partner and the Corporation pursuant to Section 4.02 of this Agreement, the Corporation shall pay to the Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Partner.

(b) The “Early Termination Payment” for any Partner, as of the date of the delivery of an Early Termination Schedule, shall equal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Partner beginning on the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to a Partner or to all of the Partners under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent the Corporation incurs, creates or assumes any Senior Obligations after the date hereof, the Corporation shall make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid. The Corporation shall use commercially reasonable efforts not to enter into any agreement if a principal purpose of such agreement is to restrict in any material respect the amounts payable hereunder.

Section 5.02 Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing on the date on which such Exchange Payment was due and payable.

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ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Partner Participation in the Corporation’s and Applicable Partnerships’ Tax Matters. Except as otherwise provided herein or in the Business Combination Agreement or the Applicable Partnership Agreements, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Covered Subsidiaries, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify each Partner Representative of, and keep each Partner Representative reasonably informed with respect to, the portion of any audit of the Corporation and the Covered Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the Partners’ rights and obligations under this Agreement, and shall provide to each Partner Representative reasonable opportunity to provide information and other input to the Corporation, the Covered Subsidiaries, and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and the Covered Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Business Combination Agreement or the Applicable Partnership Agreement; provided, further, that the Corporation shall not settle or fail to contest any issue pertaining to Taxes or Tax matters where such settlement or failure to contest would reasonably be expected to materially adversely affect the Partners’ rights and obligations under this Agreement without the written consent of each Partner Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.02 Consistency. Unless there is a Determination or the opinion of an Advisory Firm that is reasonably acceptable to the Corporation providing otherwise, the Corporation, the Covered Subsidiaries, and the Partners agree to report and cause to be reported for all purposes, including federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustments, the Existing Tax Assets, and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced with another Advisory Firm, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless the Corporation and the Partners agree to the use of other procedures and methodologies.

Section 6.03 Cooperation. The Partners shall each (or each Partner Representative, on behalf of the Partners, shall) (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each Partner (or each Partner Representative, as applicable) for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03. The Corporation shall not, without the prior written consent of each Partner Representative, take any action that has the primary purpose of circumventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this Agreement.

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ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to PubCo or the Corporation, to:

the address and facsimile number set forth for PubCo in the Business Combination Agreement if to the Manager OP, to:

the address and facsimile number set forth for the Manager OP in the Manager OP Agreement if to the Carry OP, to:

the address and facsimile number set forth for the Carry OP in the Carry OP Agreement if to any Partner, to:

the address and facsimile number set forth for such Partner in the records of the Applicable Partnership.

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Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02 Counterparts. This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party to this Agreement shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party to this Agreement forever waives any such defense.

Section 7.03 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Business Combination Agreement, the Exchange Agreement, the Manager OP Agreement and the Carry OP Agreement contain the entire agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. The parties to this Agreement and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Person. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04 Governing Law. The laws of the State of Delaware shall govern (a) all Proceedings (as defined in the Business Combination Agreement), claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 7.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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Section 7.06 Successors; Assignment; Amendments; Waivers.

(a) No Partner may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent that a Partner effectively transfers Exchangeable Units after the date hereof in accordance with the terms of the Applicable Partnership Agreement, and any other agreements the Partners may have entered into with each other, or a Partner may have entered into with the Corporation and/or the Applicable Partnership, the transferring Partner shall assign to the transferee of such Exchangeable Units the transferring Partner’s rights under this Agreement with respect to such transferred Exchangeable Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to become a “Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) once the Initial Sale or any Exchange has occurred, any and all payments that may become payable to a Partner pursuant to this Agreement with respect to such Initial Sale or such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in the form attached hereto as Exhibit A, agreeing to be bound by Section 7.12 and acknowledging specifically Section 7.06(b). For the avoidance of doubt, to the extent a Partner or other Person transfers Exchangeable Units after the date hereof to a Partner as may be permitted by any agreement to which the Applicable Partnership is a party, the Partner receiving such Exchangeable Units shall have all rights under this Agreement with respect to such transferred Exchangeable Units as such Partner has under this Agreement with respect to the other Exchangeable Units held by such Partner.

(b) Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of Section 7.06(a) shall have the right to enforce the provisions of Section 2.03, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of Section 7.06(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation, the Applicable Partnerships, and by Partners who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Partners hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange (or if no Exchange has occurred, the date of the Initial Sale) prior to such amendment (excluding, for purposes of this sentence, all payments made to any Partner pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate adverse effect on the payments certain Partners will or may receive under this Agreement unless (i) such disproportionate effect is a result of tax laws imposed by government authorities in non-U.S. jurisdictions or (ii) all such Partners disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

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Section 7.07 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Submission to Jurisdiction; Dispute Resolution.

(a) Any and all disputes, controversies or claims arising out of or relating to this Agreement which are not governed by Section 7.09 of this Agreement (each a “Dispute”) shall be submitted to mandatory, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 7.08, pursuant to the Federal Arbitration Act, 9 U.S.C., Section 1 et seq. The place of arbitration shall be the State of Delaware.

(b) There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by the respondent of a copy of the demand for arbitration. If the parties do not agree upon an arbitrator within this time limit, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause (including, without limitation, conflicts of interest). Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited partnership matters or tax matters and an experienced arbitrator. Unless otherwise determined by the arbitrator, the costs of the arbitration and the arbitrator shall be borne by the Corporation and each party shall otherwise be responsible for its own costs and expenses (except as provided in clause (c) below or in the next sentence). If the arbitrator entirely adopts the position of the disputing Partner or Partnership Representative (as applicable), the Corporation shall reimburse the Partner or Partnership Representative (as applicable) for any reasonable and documented out-of-pocket costs and expenses in such proceeding, and if the arbitrator entirely adopts the Corporation’s position, whichever Partner or Partnership Representative (as applicable) that disputed the position shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. In rendering an award, the arbitrator shall be required to follow the laws of the State of Delaware.

(c) The arbitration shall be the sole and exclusive forum for resolution of the Dispute, and the award shall be in writing, state the reasons for the award, and be final and binding. Judgment thereon may be entered in any court of competent jurisdiction. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the arbitrators, the AAA, the parties, their legal and professional advisors, and any person necessary for the conduct of the arbitration, except as may be required in judicial proceedings relating to the arbitration, or by law or regulatory or governmental authority.

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(e) Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and, in response to reasonable documents requests, non-privileged documents in the responding party’s possession or custody, not otherwise readily available to the party seeking the documents, and reasonably believed to exist, that may be relevant and material to the outcome of disputed issues and there shall be no depositions.

(f) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect. In any such judicial action: (i) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in the State of Delaware (the “Delaware Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (ii) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Courts; (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid; and (iv) each of the parties hereby irrevocably waives any and all right to trial by jury.

(g) Any claim brought by a Partner must be brought in such party’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding. No Partner shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

Section 7.09 Reconciliation. In the event that the Corporation and an Applicable Partner (or such Applicable Partner’s Partner Representative) are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 4.02, and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm with an emphasis on tax matters (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Applicable Partner (or such Applicable Partner’s Partner Representative) or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto

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within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before the date any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such payment shall be paid on the date such payment would be due and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. The Corporation and each Applicable Partner (or such Applicable Partner’s Partner Representative) shall bear their own costs and expenses of such proceeding, unless the Applicable Partner (or such Applicable Partner’s Partner Representative) has a prevailing position that is more than ten percent (10%) of the payment at issue, in which case the Corporation shall reimburse such Applicable Partner (or such Applicable Partner’s Partner Representative) for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Applicable Partner (or such Applicable Partner’s Partner Representative) and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law; provided, however, that the Corporation shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deductions and withholding payments and shall reasonably cooperate with such payee to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such payee’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Each payee shall promptly provide the Corporation or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of PubCo or the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If PubCo or the Corporation becomes a member of an affiliated, consolidated, combined, or unitary group of corporations that files a consolidated, combined, or unitary income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole. For the avoidance of doubt, as of the date hereof (and for purposes of this Section 7.11(a)), the Corporation shall be a member of the consolidated U.S. federal income Tax group of PubCo for purposes of sections 1501 et seq. of the Code, and PubCo shall not cause or permit the Corporation to be cease to be a member of such group prior to a Change of Control without the consent of both Partner Representatives.

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(b) Notwithstanding any other provision of this Agreement, if PubCo or the Corporation acquires one or more assets that, as of the De-SPAC Date or any Exchange Date, have not been contributed to Manager OP or Carry OP (other than the Corporation’s interests in the Applicable Partnerships) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to Manager OP or Carry OP, as applicable, on the date such assets were first acquired by PubCo or the Corporation, as applicable; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(b), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the Applicable Partnership on the date on which PubCo or the Corporation acquired stock of such corporation.

(c) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated, combined, or unitary tax return pursuant to section 1501 of the Code, or any corresponding provisions of state, local or non-U.S. Tax law, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset (as reasonably determined by the governing body, or the Person responsible for management, of such entity acting in good faith), plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12 [Reserved].

Section 7.13 Applicable Partnership Agreement. To the extent this Agreement imposes obligations upon an Applicable Partnership or a partner thereof, this Agreement shall be treated as part of the Applicable Partnership Agreement as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14 Joinder. The Corporation hereby agrees that, to the extent it acquires a general partner interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as the Applicable Partnerships for all purposes of this Agreement. PubCo and the Corporation hereby agree to cause any Corporate Entity that acquires an interest in an Applicable Partnership (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as PubCo and the Corporation for all purposes of this Agreement. Each Applicable Partnership shall have the power and authority (but not the obligation) to permit any Person who becomes a limited partner in such Applicable Partnership to execute and deliver a joinder to this Agreement promptly upon acquisition of limited partnership interests in such Applicable Partnership by such Person, and such Person shall be treated as a “Partner” for all purposes of this Agreement.

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Section 7.15 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.16 Guarantee. PubCo hereby unconditionally, absolutely and irrevocably guarantees, as a principal and not as a surety, to each of the Partners the prompt and full performance and payment of the Corporation’s obligations, covenants, undertakings, and liabilities pursuant to this Agreement (the “Corporation Obligations”). Each Partner may seek remedies with respect to all Corporation Obligations directly from PubCo without first exhausting its remedies against the Corporation. PubCo waives presentment, demand and any other notice with respect to any of the Corporation Obligations and any defenses that PubCo may have with respect to any of the Corporation Obligations.

[Signature page follows]

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EXHIBIT C

IN WITNESS WHEREOF, PubCo, the Corporation, the Applicable Partnerships, and the Partners have duly executed this Agreement as of the date first written above.

Blue Owl Capital Inc.

By:
Name:
Title:

Blue Owl Capital GP LLC

By:
Name:
Title:

Blue Owl Capital Holdings LP

By:
Name:
Title:

Blue Owl Capital Carry LP

By:
Name:
Title:

[Partners – Duplicate as Necessary]

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

EXHIBIT C

Schedule I

[List Partners]

Sch 1-1

Exhibit A

Form of Joinder

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Tax Receivable Agreement, dated as of [•] (the “Agreement”), by and among Blue Owl Capital, Inc., a Delaware corporation (“PubCo”), Blue Owl Capital GP LLC, a Delaware limited liability company (the “Corporation”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Manager OP”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Carry OP”), and each of the Partners (as defined therein) from time to time party thereto, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

By signing and returning this Joinder Agreement to PubCo, the Corporation, Manager OP and Carry OP, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and a Partner contained in the Agreement, with all attendant rights, duties and obligations of a Partner thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo, the Corporation, Manager OP and Carry OP, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

[Remainder of Page Intentionally Left Blank.]

A-1

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.

[•]

Name:
[Title:]

Address for Notices:
Attention:

EXHIBIT D

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as Amended, this “Agreement”), dated as of [•], 2021 (the “Effective Date”), is made by and among (a) Blue Owl Capital Inc., a Delaware corporation, formerly Altimar Acquisition Corporation, a Cayman Island exempted company (“PubCo”); (b) each of the Persons listed on the signature pages attached to this Agreement under the heading “ORC Sellers” (each, an “ORC Seller,” and collectively, the “ORC Sellers”), including (i) Owl Rock Capital Feeder, LLC, a Delaware limited liability company (“ORC Feeder”), (ii) Owl Rock Capital Partners LP, a Delaware limited partnership (“ORCP”), in its capacity as the ORC Principal Representative under this Agreement, and (iii) each of Doug Ostrover, Marc Lipschultz, Craig Packer and Alan Kirshenbaum (each, an “ORC Principal,” and collectively the “ORC Principals”); (c) each of the Persons listed on the signature pages attached to this Agreement under the heading “Dyal Sellers” (each, a “Dyal Seller,” and collectively, the “Dyal Sellers”), including (i) Neuberger Berman Group LLC, a Delaware limited liability company (“NB”), (ii) Dyal Capital SLP LP, a Delaware limited partnership (“Dyal SLP”), in its capacity as a Dyal Seller and in its capacity as the initial Dyal Principal Representative (as further defined below) under this Agreement, and (iii) each of Michael Rees, Sean Ward and Andrew Laurino (each, a “Dyal Principal,” and collectively the “Dyal Principals”); (d) Altimar Sponsor, LLC, a Delaware limited liability company (the “Sponsor”); and (e) each of Tom Wasserman, Vijay Sondhi, Roma Khanna, Rick Jelinek, Michael Vorhaus, Michael Rubenstein, Kevin Beebe, John Kim and Payne Brown (each, a “Sponsor Individual,” and collectively the “Sponsor Individuals,” and collectively with the Sponsor, each, a “Founder Holder,” and collectively, the “Founder Holders”). Each ORC Seller and each Dyal Seller may be referred to in this Agreement as a “Seller” and collectively as the “Sellers.” Each ORC Principal and each Dyal Principal may be referred to in this Agreement as a “Principal” and collectively as the “Principals.” Each of PubCo, the Sellers and the Founder Holders may be referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the BCA (as defined below).

RECITALS

WHEREAS, reference is made to the Business Combination Agreement, dated as of December 23, 2020, by and among PubCo, Owl Rock Capital Group LLC, a Delaware limited liability company (“ORC Group”), ORC Feeder, ORCP, and NB (as Amended, the “BCA”), in connection with the business combination (the “Business Combination”) set forth in the BCA;

WHEREAS, in accordance with the BCA, at the Closing, (a) the ORC Sellers collectively directly or indirectly (including by way of merger) contributed (i) the Opal Business to Blue Owl Capital Holdings LP, a Delaware limited partnership (“Blue Owl Holdings”) and to Blue Owl Capital Carry LP, a Delaware limited partnership (“Blue Owl Carry”), and received in exchange for such contribution cash, certain Blue Owl Holdings Common Units, certain Blue Owl Carry Common Units and/or certain Common Shares, as applicable, and (b) the Dyal Sellers collectively directly or indirectly (including by way of merger) contributed the Diamond Business to Blue Owl Holdings and Blue Owl Carry and received in exchange for such contribution cash, certain Blue Owl Holdings Common Units, certain Blue Owl Carry Common Units and/or certain Common Shares, as applicable;

WHEREAS, the Seller Earnout Shares and Seller Earnout Units will be earned by Sellers upon the satisfaction of the conditions set forth in the BCA;

WHEREAS, upon the consummation of the Business Combination, PubCo, Blue Owl Capital GP LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (“Blue Owl GP”), the Sellers party thereto, and certain other parties thereto entered into, in each case dated as of the Effective Date, (x) the amended and restated limited partnership agreement of Blue Owl Holdings (as Amended, the “A&R Blue Owl Holdings LP Agreement”) and (y) the amended and restated limited partnership agreement of Blue Owl Carry (as Amended, the “A&R Blue Owl Carry LP Agreement”);

WHEREAS, holders of Blue Owl Holdings Common Units and Blue Owl Carry Common Units have the right to exchange a number of Blue Owl Holdings Common Units and Blue Owl Carry Common Units and cancel an equal number of Class C Shares or Class D Shares, as applicable, for Class A Shares or Class B Shares, as applicable, in the manner set forth in, and pursuant to the terms and conditions of, the Exchange Agreement, by and among PubCo, the Sellers party thereto, Blue Owl Holdings and Blue Owl Carry, dated as of the Effective Date (as Amended, the “Exchange Agreement”);

WHEREAS, in accordance with the Certificate of Incorporation, each outstanding share of Class F Common Stock, par value of $0.0001 per share, automatically converted into Class A Common Stock upon consummation of the Business Combination.

WHEREAS, PubCo, the Sponsor and the Sponsor Individuals entered into that certain Registration Rights Agreement, dated as of October 22, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, PubCo, the Sponsor and the Sponsor Individuals desire to terminate the Original RRA and replace it with this Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“A&R Blue Owl Carry LP Agreement” has the meaning set forth in the Recitals.

“A&R Blue Owl Holdings LP Agreement” has the meaning set forth in the Recitals.

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“Acceptance Notice” has the meaning given to such term in Section 2.3(f)(iii).

“Action” has the meaning given to such term in Section 5.12(a).

“Adverse Disclosure” means any public disclosure of material non-public information, which information PubCo has a bona fide business purpose (including confidentiality obligations) for not making such information public, and which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, and (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Notwithstanding the foregoing, (i) no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Agreement, and (ii) no private fund (or similar vehicle) or business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by any Party or any such Party’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of such Party (it being agreed that this Agreement shall not apply to, or be binding on, any Persons described in this clause (ii)).

“Agreement” has the meaning set forth in the Preamble.

“Allotment” means, as of any time of determination, the aggregate Economic Ownership Percentage of NB and its Permitted Transferees.

“Amended” with respect to any agreement, certificate or other instrument means amended, restated, supplemented, amended and restated, waived or otherwise modified from time to time, directly or indirectly (including, in the case of a certificate of incorporation, bylaws, limited liability company agreement or limited partnership agreement, by way of merger), in accordance with the terms of such agreement, certificate or other instrument. “Amend,” “Amending” and “Amendment” shall have correlative meanings.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blue Owl Carry” has the meaning set forth in the Recitals.

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“Blue Owl Carry Common Units” means Common Units (as defined in the A&R Blue Owl Carry LP Agreement) owned by one or more of the Sellers or any of their Permitted Transferees.

“Blue Owl Holdings” has the meaning set forth in the Recitals.

“Blue Owl Holdings Common Units” means Common Units (as defined in the A&R Blue Owl Holdings LP Agreement) owned by one or more of the Sellers or any of their Permitted Transferees.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Bylaws” means the Buyer Bylaws, as Amended.

“Cause” has the meaning given to such term in Section 2.1(f)(ii) and Section 2.1(f)(iii), as applicable.

“Certificate of Incorporation” means the Buyer Certificate of Incorporation, as Amended.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Shares” means shares of the Class A Common Stock.

“Class B Common Stock” means, the Class B common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class B common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class B common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class B common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class B Shares” means shares of the Class B Common Stock.

“Class C Common Stock” means, the Class C common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class C common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class C common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class C common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class C Shares” means shares of the Class C Common Stock.

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“Class D Common Stock” means, the Class D common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class D common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class D common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class D common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class D Shares” means shares of the Class D Common Stock.

“Class E Common Stock” means, the Class E common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class E common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class E common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class E common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction. When used herein, Class E Common Stock consists of Series E-1 Common Stock and Series E-2 Common Stock.

“Class E Shares” means shares of the Class E Common Stock.

“Common Shares” means shares of Common Stock.

“Common Stock” means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class E Common Stock.

“Confidential Information” has the meaning set forth in Section 2.5(d).

“Controlled Company Eligible” has the meaning set forth in Section 2.1(b).

“Demanding Holders” has the meaning set forth in Section 3.1(d)(i).

“Director” has the meaning set forth in Section 2.1(a).

“Dyal Director” has the meaning set forth in Section 2.1(a).

“Dyal Principal Representative” means Dyal SLP, or such other Person who is identified as the replacement Dyal Principal Representative by the Dyal Principals giving prior written notice to PubCo. Notwithstanding the foregoing, (x) no Person shall be eligible to be the Dyal Principal Representative if such Person has previously committed Cause and (y) if any Person then-serving as the Dyal Principal Representative commits Cause, such Person shall be automatically removed as the Dyal Principal Representative subject to replacement by the Dyal Principals by written notice to PubCo.

“Dyal Principals” has the meaning set forth in the Preamble.

“Dyal Sellers” has the meaning set forth in the Preamble.

“Dyal SLP” has the meaning set forth in the Preamble.

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“Dyal SLP Aggregator” means one or more of the entities by which Registrable Securities (as defined below) are held on behalf of the limited partners of Dyal SLP, including Dyal SLP.

“Dyal SLP Aggregator Subject Members” means the holders of equity interests of any Dyal SLP Aggregator to whom such Dyal SLP Aggregator distributes any Equity Securities of PubCo, and their Permitted Transferees.

“EBITDA” means with respect to any Person, net income of such Person plus to the extent reducing such net income, interest expense, income taxes, depreciation expense and amortization expense, as adjusted for extraordinary or non-recurring items, in each case determined on a consolidated basis. The relevant component parts of EBITDA of PubCo shall be determined from PubCo’s financial statement.

“Economic Ownership Percentage” means, as of any time of determination with respect to any Person, the percentage that the aggregate number of Economic Shares Beneficially Owned by such Person as of such time bears to the fully-diluted aggregate number of Economic Shares then issued and outstanding (assuming for this purpose that immediately prior to such determination an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated). For the avoidance of doubt, the Economic Ownership Percentage shall be calculated without regard to any outstanding Seller Earnout Units unless and until such units are earned in accordance with the terms of the BCA, the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement.

“Economic Shares” means the Class A Shares and the Class B Shares.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting. When used in this Agreement with respect to PubCo, “Equity Securities” shall include the Common Stock, any Preferred Stock, Blue Owl Holdings Common Units and Blue Owl Carry Common Units.

“Exchange” has the meaning given to such term in the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Excluded Matters” has the meaning set forth in Section 2.4(a).

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“Excluded Securities” means any Equity Securities issued by PubCo or any of its Subsidiaries: (a) as a result of any stock split or stock dividend of such Equity Securities; (b) by reason of a dividend or distribution on any Equity Securities; (c) upon the exercise, exchange or conversion of any securities (including options and warrants) exchangeable for (including pursuant to an Exchange) or convertible into any Equity Securities; (d) pursuant to a bona fide underwritten public offering for cash; (e) without limiting Section 2.3(a)(ii), in accordance with any employee equity incentive plan or, without limiting Section 2.3(b), constituting carried interest in or capital commitments to any private fund (or similar vehicle) sponsored by PubCo or any of its Subsidiaries; (f) to a third party that is not a Related Party (or, to the extent the portion issuable to Related Parties in connection with any such issuance because of a bona fide economic participation by such Related Party prior to such acquisition does not exceed 10%, to Related Parties and such Related Parties do not control such third party) as consideration in connection with an arm’s length acquisition of assets or Equity Securities; (g) to banks or other financial institutions that are not Related Parties in connection with any arm’s length debt financing transaction; (h) that are Specified Equity; (i) in the case of Equity Securities of a wholly owned Subsidiary of PubCo, to PubCo or another wholly owned Subsidiary of PubCo; (j) Class C Common Stock or Class D Common Stock issued to a holder of Seller Earnout Units upon the occurrence of a Triggering Event with respect thereto; or (k) restricted units for Class A Shares, and Class A Shares issued in respect thereof, issued in settlement of Opal Special Liabilities.

“Executive Committee” has the meaning set forth in Section 2.4(a).

“Exercise Period” has the meaning set forth in Section 2.3(f)(iii).

“Family Member,” with respect to any Person who is an individual, means;

(a) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”);

(b) any trust, family partnership or estate- or tax-planning vehicle the sole economic beneficiaries of which are such Person or such Person’s relatives;

(c) the trustee, fiduciary, executor or personal representative of such Person with respect to any entity described in the immediately preceding clause (b); or

(d) any limited partnership, limited liability company, corporation or other entity the governing instruments of which provide that such Person (or such Person’s relatives or executor) shall have the power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a)(i).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a)(i).

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“Founder Holder” has the meaning set forth in the Preamble.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Agreement pursuant to Section 5.1.

“Holder Indemnitees” has the meaning set forth in Section 5.12(a).

“Holder Information” has the meaning set forth in Section 3.10(b).

“Indemnified Liabilities” has the meaning set forth in Section 5.12(a).

“Independent Director” has the meaning set forth in Section 2.1(a).

“Issuance Notice” has the meaning set forth in Section 2.3(f)(ii).

“Key Individuals” means Doug Ostrover, Marc Lipschultz and Michael Rees.

“Lock-Up Period” means:

(a) with respect to any Lock-Up Shares held by any Qualified Stockholder:

(i) with respect to any Lock-Up Shares of such Qualified Stockholder that are not Class E Shares, the period commencing on the Effective Date and continuing until the date that is 24 months following the Effective Date; and

(ii) with respect to any Class E Shares of such Qualified Stockholder, the period commencing on the Effective Date and continuing until the later of (A) the occurrence of a Triggering Event for such Class E Shares (at which time such Class E Shares shall automatically be converted into Class A Shares in accordance with the Certificate of Incorporation) and (B) the date that is 24 months following the Effective Date;

(b) with respect to any Lock-Up Shares held by the Founder Holders and any of their respective Permitted Transferees, the period commencing on the Effective Date and continuing until the date that is 12 months following the Effective Date; and

(c) with respect to any Lock-Up Shares held by any Party other than those described in clause (a) or clause (b) above (including, for the avoidance of doubt, NB and its Permitted Transferees):

(i) with respect to any Lock-Up Shares that are not Class E Shares, the period commencing on the Effective Date and continuing until the date that is 6 months following the Effective Date; and

(ii) with respect to any Class E Shares, the period commencing on the Effective Date and continuing until the later of (A) the occurrence of a Triggering Event for such Class E Shares (at which time such Class E Shares shall automatically be converted into Class A Shares in accordance with the Certificate of Incorporation) and (B) the date that is 6 months following the Effective Date.

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Notwithstanding the foregoing, it is acknowledged and agreed that 40% of ORC Feeder is owned by fund entities of the Dyal Capital Partners IV vintage (“Dyal IV”) and it is intended that its indirect ownership interest in the Equity Securities of PubCo is, relative to the restrictions on Transfer hereunder, to be treated in the same manner as the other Lock-Up Shares referenced in this clause (c) and the Lock-Up Period applicable to 40% of the Lock-Up Shares held by ORC Feeder that are attributable to Dyal IV shall be the period described in this clause (c) and no transfer of such Lock-Up Shares in compliance with this clause (c) shall be deemed a violation hereof.

“Lock-Up Shares” means (a) any Common Shares and (b) any other Equity Securities in PubCo held by the Holders, directly or indirectly, as of the Effective Date (or, for the avoidance of doubt, upon the Exchange).

“Major Holder” means, as of any time of determination, any Holder that either (a) has an Economic Ownership Percentage of five percent or more or (b) has a Voting Power Percentage of five percent or more.

“Maximum Number of Securities” has the meaning set forth in Section 3.1(e)(i).

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(d)(iv).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“NB” has the meaning set forth in the recitals.

“NB Aggregator” means one or more entities by which NB holds Registrable Securities on behalf of its partners.

“NB Aggregator Subject Members” means the holders of equity interests of any NB Aggregator to whom such NB Aggregator distributes any Equity Securities of PubCo and their Permitted Transferees.

“NB Director” has the meaning set forth in Section 2.1(a).

“NB First Ownership Threshold” has the meaning set forth in Section 2.1(c).

“NB Retained Percentage” means, as of any time of determination, the percentage that (a) the aggregate number of Class A Shares Beneficially Owned by NB and its Permitted Transferees as of such time (assuming for this purpose that, immediately prior to such determination, an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated) bears to (b) the aggregate number of Class A Shares Beneficially Owned by NB and its Permitted Transferees as of immediately following the Closing (assuming for this purpose

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that, prior to the determination under this clause (b), in connection with the Closing an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated). For the avoidance of doubt, the NB Retained Percentage shall be calculated without regard to any outstanding Seller Earnout Units unless and until such units are earned in accordance with the terms of the BCA, the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement, upon which time such units shall be deemed to have been outstanding as of immediately following the Closing.

“NB Second Ownership Threshold” has the meaning set forth in Section 2.3(b).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Shares, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Non-Reserved Carry” means up to 85% of the carried interest or fees in lieu thereof of any fund established or advised by Blue Owl Holdings or Blue Owl Carry.

“Operating Budget” has the meaning set forth in Section 2.4(c)(iv).

“ORC Director” has the meaning set forth in Section 2.1(a).

“ORC Feeder” has the meaning set forth in the Preamble.

“ORC Group” has the meaning set forth in the Recitals.

“ORC Principal Representative” means ORCP, or such other Person who is identified as the replacement ORC Principal Representative by the ORC Principals by prior written notice to PubCo. Notwithstanding the foregoing, (x) no Person shall be eligible to be the ORC Principal Representative if such Person has previously committed Cause and (y) if any Person then-serving as the ORC Principal Representative commits Cause, such Person shall be automatically removed as the ORC Principal Representative subject to replacement by the ORC Principals by written notice to PubCo.

“ORC Principals” has the meaning set forth in the Preamble.

“ORC Sellers” has the meaning set forth in the Preamble.

“ORCP” has the meaning set forth in the Preamble.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

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“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transfer” means any Transfer that is (a) a transfer of any Common Shares made to a Permitted Transferee of the transferor upon prior written notice to (1) PubCo and (2) (x) if the transferor is an ORC Seller, the Dyal Principal Representative, NB and the Sponsor, (y) if the transferor is a Dyal Seller, the ORC Principal Representative, NB and the Sponsor, or (z) if the transferor is the Sponsor, the ORC Principal Representative, the Dyal Principal Representative and NB, (b) a transfer of shares of Common Shares to the Corporation in accordance with Section 5.1(b) of the Certificate of Incorporation, (c) a transfer of Class E Shares to the Corporation in accordance with Section 4.3(i) of the Certificate of Incorporation (d) pursuant to a Registration Statement in accordance with Article III hereof, but only after expiration of the applicable Lock-Up Period or (e) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the Business Combination which results in all of PubCo’s stockholders exchanging or having the right to exchange their Common Shares for cash, securities or other property.

“Permitted Transferee” means (a) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person, or (iv) if such Person is a natural person, (A) by virtue of laws of descent and distribution upon death of such individual or (B) in accordance with a qualified domestic relations order, and (b) with respect to any Qualified Stockholder, (i) the Persons referred to in clause (a) with respect to such Qualified Stockholder and (ii) any Qualified Transferee of such Qualified Stockholder. Notwithstanding anything to the contrary herein, (x) Permitted Transferees of NB or any NB Aggregator shall be deemed to include NB Aggregator Subject Members and their Permitted Transferees, and (y) Permitted Transferees of Dyal SLP and Dyal SLP Aggregator shall be deemed to include Dyal SLP Aggregator Subject Members and their Permitted Transferees.

“Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 3.2(a)(i).

“Preemptive Securities” means any Equity Securities issued by PubCo or any of its Subsidiaries that are not Excluded Securities.

“Preferred Shares” means any shares of Preferred Stock.

“Preferred Stock” means any series of Preferred Stock of PubCo designated in accordance with Section 4.2(a) of the Certificate of Incorporation.

“Principals” has the meaning set forth in the Preamble.

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“Promote Distributions” means any direct or indirect distributions, payments, allocations or accruals in respect of any carried interest, incentive fees, promoted interest, performance fee or similar rights of participation or profit-sharing (net of any applicable expenses, deductions or withholdings borne pro rata by all recipients of such Promote Distributions, as determined by PubCo and its applicable subsidiaries) with respect to the earnings, increases in net asset value, profits or gains generated in respect of (i) any PubCo Funds or their respective Subsidiaries or (ii) to the extent not constituting management, advisory, closing fees, investment banking fees, placement fees, commitment fees, breakup fees, litigation proceeds from transactions not consummated, monitoring fees, consulting fees, directors’ fees or similar fees to any of the foregoing or proceeds in respect of capital invested by and on behalf of Persons other than PubCo or its Subsidiaries, any other existing and future advisory clients of PubCo and its Subsidiaries, whether private credit strategies, technology strategy and business development companies and excluding, for these purposes, performance-based fees on business development companies (i.e., Part I/A).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all exhibits to and materials incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“PubCo Funds” means any investment fund, limited partnership, limited liability company, corporation or other similar collective vehicle, separately managed account, fund-of-one, co-investment vehicle, acquisition vehicle (including special purpose acquisition vehicles) or similar contractual arrangement, whether in existence as of the date hereof or hereafter, in each case for which PubCo or any of its Subsidiaries, acts, directly or indirectly, as general partner, manager, managing member, or in a similar capacity.

“Qualified Stockholder” has the meaning given to such term in the Certificate of Incorporation.

“Qualified Transferee” has the meaning given to such term in the Certificate of Incorporation.

“Registrable Securities” means at any time (a) any Economic Shares (including Economic Shares issuable upon an Exchange in accordance with the Exchange Agreement), (b) any Warrants or any Economic Shares issued or issuable upon the exercise thereof, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Effective Date. Notwithstanding the foregoing, any Equity Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article III of this Agreement, the Holder thereof, together

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with its, his or her Permitted Transferees, Beneficially Owns less than one percent of the Economic Shares that are outstanding at such time and (ii) such Economic Shares are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such Economic Shares) is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo except with respect to any control determined to be established under this Agreement), as reasonably determined by PubCo, upon the advice of counsel to PubCo. For purposes hereof, other than with respect to options and other equity compensation awards, a Person shall be deemed a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exchange or otherwise), whether or not such acquisition has actually been effected and whether or not presently exercisable. For the avoidance of doubt, holders of Blue Owl Holdings Common Units and Blue Owl Carry Common Units shall be deemed holders of Registrable Securities.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement being declared effective by the SEC.

“Registration Expenses” means the following expenses of a Registration pursuant to the terms of this Agreement (without duplication): (a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA); (b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities); (c) all printing, messenger, telephone and delivery expenses; (d) all fees and disbursements of counsel for PubCo; (e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance; (f) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the majority of the Voting Power Percentages of the Holders participating in such Registration, and one (1) legal counsel selected by NB to the extent participating in such Registration; (g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Special Holders); and (h) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Related Party” means PubCo or any of its Subsidiaries, any Principal, any Major Holder or any Affiliate or Permitted Transferee of the foregoing.

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“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Special Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“Restricted Transfer” means any Transfer other than a Permitted Transfer.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Sellers” has the meaning set forth in the Preamble.

“Shelf” has the meaning set forth in Section 3.1(a)(i).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Special Executive Committee Approval” has the meaning set forth in Section 2.4(c).

“Special Holder” means each of NB (acting on behalf of itself or on behalf of any NB Aggregator and any NB Aggregator Subject Members), the ORC Principals, the Dyal Principals, Dyal SLP and any other Dyal SLP Aggregator (acting on behalf of itself or on behalf of any Dyal Aggregator Subject Members).

“Special Majority Board Approval” has the meaning set forth in Section 2.2.

“Specified Equity” means any Equity Securities issued by (i) any Subsidiary of the Buyer, (ii) any PubCo Fund (as defined in the Investor Rights Agreement) or (iii) any Subsidiary of any Opal Carry Aggregator (or any successors thereto) or any Opal Performance Fee Aggregator (as defined in the Investor Rights Agreement) (or any successors thereto) to any Person (other than, directly or indirectly, to a Key Professional or his Affiliates or (solely in the case of the immediately following clauses (a) and (c)) any employee, manager or officer of the Buyer or any of its Subsidiaries or his or her Affiliates) (a) as a rebate or incentive to a third party investor that is not a Related Party (as defined in the Investor Rights Agreement) making a capital commitment in any fund, business development company or account sponsored or managed by the Buyer or any of its Subsidiaries, including a seed or foundation investor, (b) to new hires or reassigned employees who are primarily dedicated to a new business line not previously engaged in by PubCo or its Subsidiaries (and, with respect to any reassigned employees, for which a replacement hire is made for such Person’s former position within a reasonable period of time), or (c) to a third party that is not a Related Party in connection with a bona fide arm’s length joint venture or bona fide arm’s length arrangement with a third party service provider.

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“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Individual” has the meaning set forth in the Preamble.

“Subject Investment” has the meaning set forth in Section 2.3(a)(v).

“Subject Issuance” has the meaning set forth in Section 2.3(f)(ii).

“Subject Target” has the meaning set forth in Section 2.3(e).

“Subsequent Shelf Registration Statement” has the meaning set forth in Section 3.1(b)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) Beneficially Owns, either directly or indirectly, at least 50% of (i) the total combined economic equity interests of such entity or (ii) the total combined voting power of all classes of voting securities of such entity (including by such Person’s direct or indirect control of the general partner, manager, managing member or similar governing body of such entity, as applicable); or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors, board of managers or similar governing body of such entity, or otherwise control such entity. Notwithstanding the foregoing, for purposes of this Agreement, “Subsidiary” shall not include any private fund (or similar vehicle) or a business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by such first Person or any portfolio companies thereof. The Parties acknowledge and agree that, as of the Closing, Blue Owl Holdings, Blue Owl Carry and their respective Subsidiaries are Subsidiaries of PubCo.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. A Transfer shall be deemed to include any indirect voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition that is effectuated for the purpose of circumventing the restrictions on Transfer set forth in Article IV. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Triggering Event” has the meaning given to such term in the Certificate of Incorporation.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

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“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(d)(i).

“Vote Required Securities” means any Preemptive Securities that would require a vote of all or any of the holders of Common Shares or Preferred Shares in order to be issued by PubCo or any Subsidiary.

“Voting Power Percentage” means, as of any time of determination with respect to any Person, the percentage that the voting power of the Equity Securities of PubCo Beneficially Owned by such Person bears as of such time to the voting power of all of the fully-diluted issued and outstanding Equity Securities of PubCo as of such time. Notwithstanding the foregoing, the “Voting Power Percentage” of any Person with respect to any specific matter to be approved by the owners of Equity Securities of PubCo shall be determined solely in reference to the Equity Securities entitled to vote on the matter in question.

“Warrants” means the “Existing Buyer Public Warrants” as defined in the BCA.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(f).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction;

(b) references in this Agreement to any Law shall be deemed also to refer to such Law as Amended and all rules and regulations promulgated thereunder;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be immediately followed by the words “without limitation;”

(d) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(e) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(f) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction; and

(g) the phrase “to the extent” shall be construed to mean “the degree by which.”

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ARTICLE II

GOVERNANCE

Section 2.1 Board of Directors.1

(a) Initial Composition of the Board. PubCo shall, and each of the Sellers and the Sponsor (severally, and not jointly) agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at Closing of nine directors (each, a “Director”), (v) three of whom have been nominated by the ORC Principal Representative (each, an “ORC Director”), initially Doug Ostrover, Marc Lipschultz and [________], (w) two of whom have been nominated by the Dyal Principal Representative (each, a “Dyal Director”), initially Michael Rees and Sean Ward, (x) one of whom has been nominated by NB, initially [________] (the “NB Director”), and (y) three of whom meet the independence requirements of the New York Stock Exchange and have initially been nominated by majority vote of the Key Individuals (each, an “Independent Director”), initially [________], [________], and [________]; such foregoing Directors to be divided into three classes of Directors, with each class serving for staggered three year-terms as follows:

(i) the “Class I Directors” shall include: one ORC Director (initially [________]), one Dyal Director (initially [________]) and one Independent Director (initially [________]);

(ii) the “Class II Directors” shall include: one ORC Director (initially [________]), one Dyal Director (initially [________]) and one Independent Director (initially [________]); and

(iii) the “Class III Directors” shall include: one ORC Director (initially [________]), one NB Director (initially [________]) and one Independent Director (initially [________]).

The initial term of the Class I Directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which Directors are elected. The initial term of the Class II Directors shall expire immediately following PubCo’s 2023 annual meeting of stockholders at which Directors are elected. The initial term of the Class III Directors shall expire immediately following PubCo’s 2024 annual meeting of stockholders at which Directors are elected.

After the Closing, the total number of Directors and rights to designate individuals for nomination shall be determined in accordance with the Organizational Documents and this Agreement.

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Note to Draft: Open ORC Director position and matter regarding where ORC Directors are on the slate to be determined by Lipschultz and Ostrover. NB Director to be identified by NB, Independent Director to be identified, and slate designation determined by, majority of the Key Individuals.

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(b) Composition of the Board.

(i) For so long as (A) the Principals and their Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), have a Voting Power Percentage in respect of the Equity Securities of PubCo entitled to vote in the election of Directors of greater than 50% and (B) PubCo qualifies as a controlled company under applicable rules of the securities exchange on which PubCo’s Equity Securities are listed (clause (A) together with clause (B), “Controlled Company Eligible”), subject to Section 2.1(b)(ii), PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected, (x) at any annual meeting following which the term of the Class I Directors is expiring, not less than one individual designated by the ORC Representative and not less than one individual designated by the Dyal Representative, (y) at any annual meeting following which the term of the Class II Directors is expiring, not less than one individual designated by the ORC Representative and not less than one individual designated by the Dyal Representative, and (z) at any annual meeting following which the term of the Class III Directors is expiring, not less than one individual designated by the ORC Representative.

(ii) If, for any reason, the ORC Principal Representative is not entitled to designate such number of Directors as determined in accordance with Section 2.1(b), the Dyal Principal Representative is not entitled to designate such number of Directors as determined in accordance with Section 2.1(b), or PubCo is not entitled to nominate such number of Directors so designated by the ORC Principal Representative or the Dyal Principal Representative, as applicable, in each case without violating the applicable rules of the securities exchange on which PubCo’s Equity Securities are listed, the number of Directors that may be designated by the ORC Principal Representative and the Dyal Principal Representative shall be determined as follows:

(A) For as long as PubCo remains Controlled Company Eligible, the total number of Directors that may be designated by the ORC Principal Representative and the Dyal Principal Representative (taken together) and nominated by PubCo shall be the maximum number as may be so designated and nominated by PubCo without causing such violation. To the extent that the total number of Directors determined in accordance with the prior sentence is less than five, (x) such total number shall be apportioned between the ORC Principal Representative and the Dyal Principal Representative proportionately in respect of the voting power of the Equity Securities of PubCo entitled to vote in the election of Directors Beneficially Owned by the ORC Principals (and their Permitted Transferees) and the Dyal Principals (and their Permitted Transferees), respectively, with any ties or rounding being determined in favor of the ORC Principal Representative, (y) the ORC Principal Representative and the Dyal Representatives shall take all Necessary Action to cause the appropriate

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number of ORC Directors or Dyal Directors, as applicable in order to apportion the total number and respective numbers between the ORC Principal Representative and the Dyal Principal Representative determined in accordance with the preceding sentence, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders (which resignation, for the avoidance of doubt, may be made effective as of the last day of the term of such Director), and (z) the ORC Principal Representative and the Dyal Principal Representative shall designate such individuals for nomination to serve as Directors (and PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at the next annual meeting of stockholders) as may be necessary to comply with the foregoing clause (x).

(B) From and after such time as PubCo is no longer Controlled Company Eligible, the total number of Directors that may be designated by the ORC Principal Representative and the Dyal Principal Representative (taken together) and nominated by PubCo shall be a number of individuals that, if elected, will result in the such designated Directors representing as nearly as possible (with the number of designated Directors under this Section 2.1(b)(ii)(B) being rounded up to the nearest whole number) the same proportion of the total members of the Board as the Voting Power Percentage of the Principals and their Permitted Transferees with respect to the election of Directors. If this applies, such total number shall be apportioned between the ORC Principal Representative and the Dyal Principal Representative proportionately in respect of the relative Voting Power Percentages, with any ties or rounding being determined in favor of the ORC Principal Representative, (x) such total number shall be apportioned between the ORC Principal Representative and the Dyal Principal Representative proportionately in respect of the voting power of the Equity Securities of PubCo entitled to vote in the election of Directors Beneficially Owned by the ORC Principals (and their Permitted Transferees) and the Dyal Principals (and their Permitted Transferees), respectively, with any ties or rounding being determined in favor of the ORC Principal Representative, (y) the ORC Principal Representative and the Dyal Representatives shall take all Necessary Action to cause the appropriate number of ORC Directors or Dyal Directors, as applicable in order to apportion the total number and respective numbers between the ORC Principal Representative and the Dyal Principal Representative determined in accordance with the preceding sentence, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders (which resignation, for the avoidance of doubt, may be made effective as of the last day of the term of such Director), and (z) the ORC Principal Representative and the Dyal Principal Representative shall designate such individuals for nomination to serve as Directors (and PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at the next annual meeting of stockholders) as may be necessary to comply with the foregoing clause (x).

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(c) NB Representation. Until the earlier of (i) two (2) years following the first date upon which the NB First Ownership Threshold is no longer satisfied and (ii) the first date upon which the NB Second Ownership Threshold is no longer satisfied, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Class III Directors are to be elected one individual designated by NB. Each of the Dyal Principals and the ORC Principals agrees severally, and not jointly, solely with PubCo, that he shall and shall cause his Permitted Transferees to take all Necessary Action, including casting all votes to which such stockholder is entitled in respect of its shares of Common Stock or otherwise, whether at any annual or special meeting, by written consent or otherwise, so as to ensure that such individual designated by NB is elected to the Board as promptly as practicable. At any time during which NB is entitled to designate an individual for nomination to the Board in accordance with this Section 2.1(c), by written notice to PubCo, in lieu of such Board designee, NB may elect to appoint a non-voting observer to the Board, in which case the Parties will use commercially reasonable efforts to enter into an amendment to this Agreement or separate agreement setting forth the rights and obligations of NB and PubCo in respect of such observer, which shall be on customary terms and conditions (and shall include the right of such observer to receive non-privileged information regarding PubCo and its Affiliates, subject to confidentiality and non-use obligations, that would otherwise be available to a Board designee of NB pursuant to the terms of this Agreement). For purposes of this Agreement, the “NB First Ownership Threshold” will be satisfied if, as of any time of determination, both (x) the Allotment is 10% or more and (y) the NB Retained Percentage is at least 50%.

(d) Key Individual Nominees. For so long as PubCo is Controlled Company Eligible, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected such number of nominees selected by a majority vote of the Key Individuals to fill seats then open for election after giving effect to the nomination rights of the other parties hereto such that after giving effect thereto there are then serving on the Board three (or such greater number of) individuals designated by majority vote of the Key Individuals, each of which such individuals must meet the independence requirements of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed.

(e) Decrease in Directors. Upon any decrease in the number of Directors that the ORC Principal Representative, the Dyal Principal Representative or NB, as applicable, is entitled to designate for nomination to the Board under Section 2.1(b) or Section 2.1(c), as applicable, the ORC Principal Representative, the Dyal Principal Representative or NB, as applicable, shall take all Necessary Action to cause the appropriate number of ORC Directors, Dyal Directors or the NB Director, as applicable, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders (which resignation, for the avoidance of doubt, may be made effective as of the last day of the term of such Director). Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination any Director that has tendered his or her resignation in accordance with this Section 2.1(e).

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(f) Removal; Vacancies.

(i) Each of the ORC Principal Representative, the Dyal Principal Representative or NB, as applicable, shall have the exclusive right to (a) subject to Section 2.1(f)(ii) and Section 2.1(f)(iii), request the removal of their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (b) subject to Section 2.1(e), designate Directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to cause any such vacancies created pursuant to clause (a) or (b) above to be filled by replacement Directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or any committee on which such nominee served).

(ii) Notwithstanding Section 2.1(f)(i), any Director may be removed from the Board (and PubCo shall take all Necessary Action to cause the removal of any such Director) for Cause by majority vote of the other Directors. With respect to removal of a Director, “Cause” means (1) such Person’s indictment, pleading of nolo contendere or conviction by a final, non-appealable court order of a felony or a crime involving embezzlement or conversion of property, (2) such Person’s habitual drunkenness or substance abuse which materially interferes with such Person’s ability to discharge his or her duties, responsibilities and obligations under any agreement between such Person and PubCo or any of its Subsidiaries, (3) the material breach by such Person of any agreement between such Person and PubCo or any of its Subsidiaries or any written policy of PubCo and its Subsidiaries applicable to its Directors or senior employees that results in material harm to PubCo and its Subsidiaries or (4) commission of fraud, embezzlement or misappropriation of funds against PubCo or any of its Subsidiaries. In the case of clauses (2) and (3) above, in order for “Cause” to apply, the applicable Director must be given written notice from the Board of the matter giving rise to “Cause” and fail to cure such matter (to the extent capable of cure) within 30 days following such written notice.

(iii) In the context of termination of membership on the Executive Committee or employment with PubCo and its Subsidiaries, “Cause” means (A) with respect to any Key Individual, as required by a final, non-appealable court order or the conviction of (or plea of no contest to) any felony by such Key Individual and (B) with respect to any Principal that is not a Key Individual following a determination by the Executive Committee in accordance with Section 2.4 that such Principal’s conduct reaches the level of “Cause” in any employment agreement or restrictive covenant agreement between such Principal and PubCo or any of its Subsidiaries, or if no such agreement exists, (1) such Person’s indictment, pleading of nolo contendere or conviction by a final, non-appealable court order of

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a felony or a crime involving embezzlement or conversion of property, (2) such Person’s habitual drunkenness or substance abuse which materially interferes with such Person’s ability to discharge his or her duties, responsibilities and obligations under any agreement between such Person and PubCo or any of its Subsidiaries, (3) the material breach by such Person of any agreement between such Person and PubCo or any of its Subsidiaries or any written policy of PubCo and its Subsidiaries applicable to its senior employees that results in material harm to PubCo and its Subsidiaries or (4) commission of fraud, embezzlement or misappropriation of funds against PubCo or any of its Subsidiaries. In the case of clauses (2) and (3) above, in order for “Cause” to apply, the applicable Principal must be given written notice from the Board of the matter giving rise to “Cause” and fail to cure such matter (to the extent capable of cure) within 30 days following such written notice.

(iv) Notwithstanding anything to the contrary contained in this Section 2.1(f), no Party shall have the right to designate a replacement Director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of Directors nominated or designated by such Party in excess of the number of Directors that such Party is then entitled to nominate for membership on the Board pursuant to this Agreement.

(v) Vacancies created by an increase in the size of the Board, any nominations or appointments for any such vacancy, and any nomination rights with respect to a vacancy for which there is no replacement designation rights shall, in each case, be determined in accordance with the Organizational Documents.

(g) Committees. In accordance with PubCo’s Organizational Documents and in addition to the Executive Committee, (i) the Board shall establish and maintain a committee of the Board for Audit, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined giving effect Section 2.1(i)), (i) for so long as PubCo is Controlled Company Eligible, (A) the ORC Principal Representative and the Dyal Principal Representative, collectively, shall have the right, and PubCo shall take all Necessary Action, to have a majority of the members of each such committee consist of Directors designated by the ORC Principal Representative and the Dyal Principal Representative and (B) each of the ORC Principal Representative and the Dyal Principal Representative shall have the right, and PubCo shall take all Necessary Action, to have at least one member of each such committee be a Director designated by the ORC Principal Representative or the Dyal Principal Representative, as applicable, and (ii) at any time when PubCo is not Controlled Company Eligible, each of the ORC Principal Representative and the Dyal Principal Representative shall have the right, and PubCo shall take all Necessary Action, to have at least one member of each such committee be a Director designated by the ORC Principal Representative or the Dyal Principal Representative, as applicable (to the extent the foregoing have the right as of any time of determination to designate any Directors).

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(h) Independent Directors. PubCo has determined that the initial slate of Directors referenced in Section 2.1(a) includes the requisite number of individuals meeting the applicable independence requirements of the New York Stock Exchange, if any, but in any event no less than three (3) such individuals. From and after such initial slate is constituted, PubCo shall take all Necessary Action to ensure that the Board consists of the requisite number of Directors meeting the independence requirements of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed.

(i) Controlled Company Exception. At all times in which PubCo is Controlled Company Eligible, except to the extent otherwise agreed in writing by the Key Individuals, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by the Key Individuals, for so long as PubCo is Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent Directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of independent Directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed.

(j) Reimbursement of Expenses. PubCo shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses. In addition, the Independent Directors shall be eligible for customary compensation for their service as a Director and on any committees of the Board as established from time to time by the Compensation Committee of the Board.

(k) Indemnification. For so long as any ORC Director, any Dyal Director or any NB Director serves as a Director, (i) PubCo shall provide such Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) PubCo shall not Amend or repeal any right to indemnification or exculpation covering or benefiting any such Director as and to the extent consistent with applicable Law, Article IX of the Certificate of Incorporation, Article V of the Bylaws and any indemnification agreements with Directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such Amendment permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

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(l) D&O Insurance. PubCo shall (i) purchase Directors’ and officers’ liability insurance in an amount and with terms and conditions determined by the Board to be reasonable and customary and (ii) for so long as any ORC Director, any Dyal Director or any NB Director serves as a Director, maintain such Directors’ and officers’ liability insurance coverage with respect to such Director (subject to the limitations of such coverage). Upon the removal or resignation of any ORC Director, any Dyal Director or any NB Director for any reason, PubCo shall take all actions reasonably necessary to continue to maintain such Directors’ and officers’ liability insurance coverage with respect to such Director for a period of not less than six years from any such event in respect of any act or omission of such Director occurring at or prior to such event.

Section 2.2 Certain Board Approvals. Without the approval of a majority of the Directors, including the approval of each of the Key Individuals then-serving as a Director (“Special Majority Board Approval”), PubCo agrees that it shall not, and shall cause each of its Subsidiaries not to:

(a) Amend the Organizational Documents;

(b) issue any Vote Required Securities or any other Equity Securities that would require the approval of the stockholders of PubCo under applicable rules of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed;

(c) create any new employee equity incentive plan or Amend any existing employee equity incentive plan, including by increasing the number of Equity Securities available for issuance under any such employee equity incentive plan (for the avoidance of doubt, this Section 2.2(c) shall not prohibit or otherwise limit PubCo or its applicable Subsidiary’s ability to issue Specified Equity or issue Non-Reserved Carry);

(d) making any dividends or other similar distributions in respect of Equity Securities in each case, other than (i) as solely between PubCo and a Subsidiary of PubCo or solely between Subsidiaries of PubCo, (ii) as required by or in accordance with (to the extent any dividend or other distribution is contemplated by) any definitive agreement to which PubCo or any of its Subsidiaries is party that was entered into prior to the date hereof, any arms’ length agreement with a third party that is not a Related Party or as approved by the Board (including tax distributions and other distributions in accordance with the A&R Blue Owl Holdings LP Agreement or the A&R Blue Owl Carry LP Agreement), (iii) in accordance with a dividend or distribution policy previously approved by the Board, (iv) carried interest or performance fee distributions from Owl Rock Carry Aggregator or Owl Rock Performance Fee Aggregator (or their respective Subsidiaries), or (v) in the case of dividends or distributions from Blue Owl Holdings or Blue Owl Carry on a pro rata basis, or in the case of Subsidiaries of Blue Owl Holdings and Blue Owl Carry, to the extent Blue Owl Holdings or Blue Owl Carry (or a Subsidiary of either of them) receives no less than its pro rata share;

(e) repurchasing Equity Securities of PubCo, Blue Owl GP or (other than in connection with an Exchange) Blue Owl Holdings or Blue Owl Carry;

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(f) effect any acquisition or investment in assets or Equity Securities for aggregate consideration representing more than 5% of the equity market capitalization of PubCo (assuming all Blue Owl Holdings Units and Blue Owl Carry Units were Exchanged), determined as of the execution of the definitive agreement with respect thereto;

(g) amend the Operating Budget for any calendar year once approved by the Executive Committee;

(h) incur or guarantee any indebtedness for borrowed money that would result at the time of incurrence or guarantee in the aggregate indebtedness for borrowed money of PubCo and its Subsidiaries on a consolidated basis exceeding four times the trailing 12-month EBITDA as of immediately preceding the calendar quarter-end for which financial statements have been finalized;

(i) effect any sale of assets of PubCo or any of its Subsidiaries (including Equity Securities in any such Subsidiary) with a value in excess of 5% of the equity market capitalization of PubCo (assuming all Blue Owl Holdings Units and Blue Owl Carry Units were Exchanged); or

(j) effect (a) any merger or consolidation of, or other business combination involving, PubCo or any of its Subsidiaries, as a result of which the Principals would no longer collectively control 50% or more of voting power of the Equity Securities of the surviving or consolidated Person or (b) any sale of all or substantially all of the assets of PubCo and its Subsidiaries (on a consolidated basis).

For the avoidance of doubt, the approval or non-approval of any matter by the Board or by a Special Majority Board Approval shall in no way supersede or otherwise affect the approval rights of NB under Section 2.3.

Section 2.3 Certain Matters Relating to NB.

(a) Until the first date upon which the NB First Ownership Threshold is no longer satisfied, without the prior written consent of NB, PubCo shall not, and shall cause each of its Subsidiaries not to:

(i) Amend the Organizational Documents, the agreement of limited partnership of Blue Owl Holdings or Blue Owl Carry, or organizational documents of any non-fund Subsidiary thereof, in a manner that would have a disproportionate and adverse impact on NB in its capacity as a holder of any Equity Securities in PubCo, Blue Owl Holdings or Blue Owl Carry relative to the other holders of Common Stock or partnership interests of Blue Owl Holdings or Blue Owl Carry (or such Equity Securities of such non-fund Subsidiary);

(ii) create any new employee equity incentive plan or Amend any existing employee equity incentive plan, including by increasing the number of Equity Securities available for issuance under any such employee equity incentive plan (for the avoidance of doubt, this Section 2.3(a)(ii) shall not prohibit or otherwise limit PubCo or its applicable Subsidiary’s ability to issue Specified Equity or issue Non-Reserved Carry);

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(iii) make any dividends or other similar distributions in respect of Equity Securities in each case, other than (i) as solely between PubCo and a Subsidiary of PubCo or solely between Subsidiaries of PubCo, (ii) as required by or in accordance with (to the extent any dividend or other distribution is contemplated by) any definitive agreement to which PubCo or any of its Subsidiaries is party that was entered into prior to the date hereof, any arms’ length agreement with a third party that is not a Related Party or as approved by NB (including tax distributions and other distributions in accordance with the A&R Blue Owl Holdings LP Agreement or the A&R Blue Owl Carry LP Agreement), (iii) in accordance with a dividend or distribution policy previously approved by NB, (iv) carried interest or performance fee distributions from Owl Rock Carry Aggregator or Owl Rock Performance Fee Aggregator (or their respective Subsidiaries), or (v) in the case of dividends or distributions from Blue Owl Holdings or Blue Owl Carry on a pro rata basis, or in the case of Subsidiaries of Blue Owl Holdings and Blue Owl Carry, to the extent Blue Owl Holdings or Blue Owl Carry (or a Subsidiary of either of them) receives no less than its pro rata share;

(iv) repurchase Equity Securities of PubCo, Blue Owl GP or (other than in connection with an Exchange) Blue Owl Holdings or Blue Owl Carry;

(v) subject to Section 2.3(e), effect any acquisition or investments in assets or Equity Securities for aggregate consideration in excess of the greater of (1) $2,000,000,000 and (2) 20% of the equity market capitalization of PubCo (assuming all Blue Owl Holdings Units and Blue Owl Carry Units were Exchanged) (a “Subject Investment”) determined as of the execution of a definitive agreement with respect to such Subject Investment;

(vi) Amend in any manner to make less restrictive the non-competition, non-interference or non-solicitation covenants contained in the employment and restrictive covenant agreement entered into with respect to any Key Individual (and, if any Key Individual no longer occupies a leadership role, any functional replacement who assumes the final decision-making responsibilities of such Key Individual) or waive any such obligations (other than, for the sake of clarity, trade approvals or similar waivers in respect of securities and loan transactions);

(vii) enter into or Amend (i) any material agreement or transaction between PubCo or any of its Subsidiaries, on the one hand, and any Principal or any of their respective Permitted Transferees, on the other hand, other than the exercise of any rights (without Amendment) contemplated by any definitive agreement to which PubCo or any of the Subsidiaries is party that was entered into after the Effective Date and previously approved by NB or set forth on Schedule 2.3(a)(vii), or (ii) any agreement that purports to bind NB or any of its Affiliates;

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(viii) subject to Section 2.3(g), enter into any new business line (A) at any time, that would subject NB or any of its Affiliates to any of the regulatory requirements described on Schedule 2.3(a)(viii) that it is not otherwise subject to or (B) during the three years following the Closing, that would subject NB or any of its Affiliates to new regulatory requirements that NB and its Affiliates would not otherwise be subject to, except, in the case of clause (B), where such obligations (x) are not materially adverse to NB or any of its Affiliates (after giving effect to any reasonable structuring alternatives that PubCo and NB shall cooperate in good faith to attempt to develop), (y) do not require any public disclosure of confidential information of NB (with it being agreed that disclosure to a Governmental Entity that is not disclosed or disclosable to the public (including after request) shall not be considered public disclosure) and (z) do not require NB to increase its regulatory capital to an amount greater than or equal to 1.25 multiplied by its regulatory capital as of immediately prior to the Business Combination provided that, for the avoidance of doubt, any regulatory requirement that becomes applicable to an existing business after PubCo or any of the Subsidiaries has entered into such business line shall not be subject to this Section 2.3(a)(viii); or

(ix) during the three years following the Effective Date, effect (A) any merger or consolidation of, or other business combination or other transaction involving, PubCo or any of its Subsidiaries, as a result of which (1) the Principals would no longer collectively (I) control, directly or indirectly, 50% or more of voting power of the Equity Securities of the surviving or consolidated Person, or (II) hold, directly or indirectly, 50% of the number of Equity Securities (or as represented by the Equity Securities of the surviving entity into which such shares were converted pursuant to such merger or consolidation or other business combination) Beneficially Owned by the Principals as of immediately prior to such merger or consolidation or other business combination, (2) the stockholders of PubCo immediately prior to such merger, consolidation or other business combination or transaction (assuming for this purpose that immediately prior to such merger, consolidation or other business combination or transaction an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated) hold less than 50% of the Equity Securities of the surviving or consolidated Person or (3) NB would hold less than 50% of the number of Equity Securities (or as represented by the Equity Securities of the surviving entity into which such shares were converted pursuant to such merger or consolidation or other business combination) Beneficially Owned by NB as of immediately prior to such merger or consolidation or other business combination; or (B) any sale of all or substantially all of the assets of PubCo and its Subsidiaries (on a consolidated basis), in each case (x) at an aggregate price per Economic Share (assuming for this purpose that immediately prior to such determination an Exchange of all then-outstanding Blue Owl Holdings Units and Blue Owl Carry Units was consummated) (including giving effect to distributions at or promptly after consummation thereof) below $13.50 per share, as equitably adjusted for stock splits, stock dividends, stock combinations and recapitalizations affecting the Economic Shares after the Effective Date, or (y) in which all holders of Equity Securities in PubCo (including, for the avoidance of doubt, Blue Owl Holdings Common Units and Blue Owl Carry Common Units) are not entitled to participate. Notwithstanding the foregoing, this Section 2.3(a)(ix) shall not require the approval of NB to transfer or dispose of any Subsidiary unless required under clause (B) of this Section 2.3(a)(ix).

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(b) Until the first date upon which the NB Second Ownership Threshold is no longer satisfied, without the prior written consent of NB, PubCo shall not and shall cause each of its Subsidiaries not to (i) pay cash compensation in any given calendar year to the Key Individuals (or, if any Key Individual no longer occupies a leadership role, any functional replacement who assumes the final decision-making responsibilities of such Key Individual with respect to overall budget and compensation decisions) in an aggregate amount exceeding four percent of management fee revenue (as determined in accordance with GAAP) of PubCo and its Subsidiaries (determined on a consolidated basis and including incentive fees and performance fees, in each case payable by any business development company) for such calendar year (as reasonably determined by PubCo’s Chief Financial Officer in good faith, based on the information available to such individual) (the “Compensation Cap”); provided that to the extent any Key Individual is receiving severance, garden leave or similar payments at any time prior to the tenth anniversary of the Closing while this provision is in effect (“Tail Payments”), (A) such Tail Payments shall, for the sake of clarity, be counted against the Compensation Cap and (B) the compensation payable to any functional replacement of a departed Key Individual, to the extent such functional replacement was an employee of PubCo or its Subsidiaries prior to commencing such new role, shall only be counted against the Compensation Cap to the extent such compensation exceeds the cash compensation paid by PubCo or its Subsidiaries to such functional replacement in the twelve (12)-month period prior to becoming such functional replacement or (ii) permit Blue Owl Carry’s direct or indirect aggregate share of carried interest in any private equity style fund sponsored by PubCo or any of its Subsidiaries, net of deduction for any rebates or carry participation awarded to bona fide third party investors in any such fund, being less than 15% of the total carried interest in such fund (e.g. if one or more third parties are granted an aggregate of 10% of such carried interest, PubCo’s share of the total carried interest will be not less than 15% of the remaining 90%). For purposes of this Agreement, the “NB Second Ownership Threshold” will be satisfied if, as of any time of determination, both (x) the Allotment is five percent or more and (y) the NB Retained Percentage is at least 25%.

(c) Until the first date upon which the NB Second Ownership Threshold is no longer satisfied, in the event that PubCo or any of its Subsidiaries effects an acquisition of another business (whether directly or through an investment in assets or Equity Securities), that would reasonably be expected to have increased management fee revenue (as determined in accordance with Section 2.3(b)) of PubCo and its Subsidiaries by $1 billion or more if the amount earned by the acquired business had been earned by PubCo or any of its Subsidiaries during the trailing twelve (12)-month period, the management fee revenue resulting from such acquisition will only be included in management fee revenue for purposes of determining the Compensation Cap to the extent a determination is made by a majority of the Independent Directors as to what amount, if any, of such acquired management fee revenue should be included in determining the Compensation Cap.

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(d) During the five years following the Effective Date, without the prior written consent of NB, PubCo shall not, and shall cause each of its Subsidiaries not to, issue any Equity Securities (or other equity-based awards) that are dilutive to PubCo and/or such Subsidiaries to any Key Individual under any employee equity incentive plan, other than as part of (and pursuant to the terms of) a broad-based compensation program generally applicable to employees of PubCo or its Subsidiaries; provided further that the proportion of equity-based awards granted to any Key Individual relative to such Key Individual’s total cash compensation in respect of the relevant year shall not exceed the lesser of (i) the proportion of equity relative to total cash compensation generally applicable to other participants in such broad-based program and (ii) 20% of such cash compensation (assuming the Compensation Cap was fully utilized by the Key Individuals).

(e) If, prior to the time that NB no longer has the right to consent to Subject Investments in accordance with Section 2.3(a) of this Agreement, PubCo or any of its Subsidiaries proposes in good faith to effect a Subject Investment from time to time, it shall inform the officer of NB that NB designates for this purpose from time to time in writing to PubCo of the identity of the target company or companies for such Subject Investment (each, a “Subject Target”). Upon being informed of a Subject Target, NB will promptly implement and maintain appropriate walls, confidentiality protections and conflict procedures such that any NB personnel involved in evaluating such Subject Target for NB’s own account (if any) are unaware of the material terms or progress of PubCo’s (or its applicable Subsidiary’s) proposal with respect to such Subject Target. If NB has expressly withheld its consent in writing or has been deemed to withhold its consent by not providing its consent to any Subject Investment by PubCo or its Subsidiaries within seven days of written notice from PubCo describing the material terms and conditions (including valuation) of the Subject Investment, then NB shall not be, either directly or indirectly, permitted to pursue the applicable Subject Target (and shall not expend any material effort towards evaluating such Subject Target or negotiate in any respects a transaction involving such Subject Target) until the earlier of (x) the date that is nine months following PubCo’s written notice to NB regarding the identity of the Subject Target and (y) the date that PubCo determines (in its sole discretion) not to further proceed with the evaluation or negotiation of the applicable Subject Investment, other than as a result of NB not providing its consent thereof. Notwithstanding the foregoing, if NB consents to any such Subject Investment and any of the material terms of the Subject Investment change in any material respect from the terms of the Subject Investment that formed the basis for NB’s consent thereof in a manner adverse to PubCo (including a higher valuation of the Subject Target), PubCo shall promptly provide written notice to NB of such changed terms, and NB’s consent shall again be required pursuant to Section 2.3(a)(v) and the terms and procedures of this Section 2.3(e) shall apply to such changed terms (and, for the avoidance of doubt, in the event of any such revisions to the proposed terms, NB shall not be deemed to withhold or provide its consent unless and until PubCo provides notice of such revised terms and NB withholds or provides consent to such revised terms, in each case, in accordance with the foregoing procedures). PubCo will use its commercially reasonable efforts to promptly inform NB in writing of (i) any determination in accordance with clause (y) of this Section 2.3(e) and (ii) any revisions in any material respect (including valuation) to the proposed terms of the Subject Investment.

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(f) Preemptive Right.

(i) Subject to the following sentence, PubCo (on its own behalf and on behalf of each of its Subsidiaries) grants to NB the right to purchase up to its Allotment of any Preemptive Securities that PubCo or any of its Subsidiaries may from time to time issue or sell to any Person in a primary issuance or sale. In the event PubCo or a Subsidiary offers or sells Preemptive Securities as a strip of multiple Equity Securities in combination with fixed proportions, the rights granted pursuant to this Section 2.3(f) shall be exercisable only as to the strip of all such Preemptive Securities, and not separately as to any component of such strip of Preemptive Securities.

(ii) PubCo shall give written notice (an “Issuance Notice”) to NB of any proposed issuance or sale of Preemptive Securities within five Business Days following any meeting of the Board or governing body of the applicable Subsidiary at which any such issuance or sale (a “Subject Issuance”) is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance or sale.

(iii) NB shall, for a period of 15 Business Days following the receipt of an Issuance Notice (the “Exercise Period”), have the right to elect to purchase up to its Allotment of the Preemptive Securities set forth in such Issuance Notice on the terms and conditions, including the purchase price, set forth in the Issuance Notice by delivering a written notice to PubCo (a “Acceptance Notice”). The delivery of an Acceptance Notice by NB shall be a binding and irrevocable offer by NB to purchase the Preemptive Securities described in the Acceptance Notice for cash, subject only to the closing of the Subject Issuance actually occurring. The failure of NB to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of NB’s rights under this Section 2.3(f) with respect to the purchase of such Preemptive Securities.

(iv) Following the expiration of the Exercise Period, PubCo or its applicable Subsidiary shall be free to complete the proposed issuance or sale of Preemptive Securities described in the applicable Issuance Notice on terms not materially less favorable to PubCo or its applicable Subsidiary than those set forth in the Issuance Notice. Any such issuance or sale must be closed on or before a deadline (which may be the occurrence of an event or date certain) for closing such issuance or sale set forth in the applicable Issuance Notice, not to exceed 180 days from the date the Issuance Notice was given; and for the avoidance of doubt, the price at which the Preemptive Securities are sold to the prospective purchaser seeking to purchase the applicable Preemptive Securities, or any other purchaser, must be at least equal to or higher than the purchase price described in the applicable Issuance Notice. In the event PubCo or its applicable Subsidiary has not sold such Preemptive Securities at or prior to such deadline, PubCo or its applicable Subsidiary shall not thereafter issue or sell any Preemptive Securities without first again offering such securities to NB in accordance with the procedures set forth in this Section 2.3(f).

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(v) The closing of any purchase of Preemptive Securities by NB under this Section 2.3(f) shall be consummated at such location, date, and time as specified by PubCo. Each of PubCo or the Subsidiary, on the one hand, and NB, on the other hand, shall take all such other actions (including, without limitation, entering into additional agreements) as may be reasonably necessary to consummate the purchase and sale of the Preemptive Securities.

(vi) Notwithstanding the foregoing provisions of this Section 2.3(f), in the event that the issuance by PubCo or any Subsidiary of Preemptive Securities to NB would require a vote of PubCo’s stockholders (whether because of applicable Law or rules of the stock exchange on which the Class A Shares are listed, or otherwise), the foregoing provisions of this Section 2.3(f) will not apply, and instead PubCo and NB will cooperate in good faith to the extent reasonably feasible to provide for the issuance of an alternative security to NB with substantially the same economic terms as the Preemptive Securities proposed to be issued but that would not require any vote of PubCo’s stockholders. Furthermore, in the event the Board determines in good faith there is a reasonable business need to consummate an issuance of Preemptive Securities without first complying with this Section 2.3(f), PubCo or the Subsidiary may issue or sell Preemptive Securities to one or more Persons without first complying with the terms of Section 2.3(f), so long as, as promptly as is reasonably practicable following such sale (and in any event within ten (10) Business Days of such sale), at PubCo’s or the Subsidiary’s election, (A) the purchasers of such Preemptive Securities shall offer to sell to NB the portion of such purchased Preemptive Securities that equals NB’s applicable Allotment or (B) PubCo or the Subsidiary shall offer to issue an incremental amount of Preemptive Securities to NB sufficient to constitute NB’s applicable Allotment had PubCo or the Subsidiary complied with Section 2.3(f) and (C) in each case, at a purchase price no more, and on terms no less favorable to NB, than those applicable to such purchasers, using a process substantially similar to that set forth in this Section 2.3(f).

(vii) The rights of NB under this Section 2.3(f) shall terminate upon the first date that the NB First Ownership Threshold is no longer satisfied.

(g) If PubCo or any of its Subsidiaries proposes to enter into any new business line prior to the date that the NB Second Ownership Threshold is no longer satisfied that would subject NB or any of its Affiliates to new regulatory requirements that NB and its Affiliates would not otherwise be subject to, PubCo and NB shall reasonably cooperate in good faith to reduce any additional regulatory burdens upon NB resulting from PubCo or its applicable Subsidiary entering into such new business line; provided that, for the avoidance of doubt, in no event shall NB or its Affiliates be required to agree to any restrictions on its business or incur any cost (other than de minimis fees and expenses). PubCo and each Holder (including NB) shall, and shall cause their respective controlled Affiliates and Subsidiaries to, cooperate in good faith with PubCo, the other Holders and their respective Subsidiaries (including Blue Owl Holdings and Blue Owl Carry), as applicable, in connection with the preparation of any regulatory filings required to be made by PubCo, such Holder or their respective Affiliates with any Governmental Entity for which information regarding PubCo, such Holder or any of their respective Affiliates is required.

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(h) If at any time PubCo determines in good faith that the NB First Ownership Threshold or the NB Second Ownership Threshold, as applicable, is no longer satisfied, it shall, prior to taking an action that would otherwise require its approval or provide it with rights related to the same under this Agreement, deliver written notice to NB of such determination. If NB delivers a written notice to PubCo disputing such determination within 10 Business Days of its receipt of PubCo’s written notice, NB and PubCo shall endeavor in good faith to mutually determine whether the NB First Ownership Threshold or NB Second Ownership Threshold, as applicable, is no longer satisfied. If NB fails to so deliver a written notice, the NB First Ownership Threshold or NB Second Ownership Threshold, as applicable, will be deemed to be no longer satisfied for all purposes of this Agreement.

Section 2.4 Executive Committee.

(a) Concurrent with the execution and delivery of this Agreement, the Board is establishing an executive committee of PubCo officers responsible for day-to-day management of PubCo and its Subsidiaries (the “Executive Committee”). The Board has delegated to the Executive Committee the oversight over and responsibility for the day-to-day management of PubCo and its Subsidiaries. Notwithstanding the foregoing, reserved from such delegation (to remain subject to the approval of the Board or a committee thereof) are (i) any matters that are required or recommended to be delegated to a committee of the Board under the rules of the New York Stock Exchange, (ii) the matters that require Special Majority Board Approval under Section 2.2, and (iii) the matters that require the approval of NB under Section 2.3(a) or Section 2.3(b) (collectively, the “Excluded Matters”).

(b) The Executive Committee will initially have seven members and be comprised of each of the ORC Principals and each of the Dyal Principals. A member of the Executive Committee that is not a Key Individual may only be removed from the Executive Committee upon the earliest to occur of (x) the applicable Special Executive Committee Approval for removal (whether or not for Cause), (y) the later to occur of (1) the termination of such individual’s employment or consultant relationship with PubCo or its applicable Subsidiary or (2) the date upon which such individual no longer serves as a Director, or (z) such individual’s resignation from the Executive Committee. A member of the Executive Committee that is a Key Individual may only be removed from the Executive Committee upon the earliest to occur of (x) in the case of the commission of Cause by such Key Individual, the Special Executive Committee Approval for removal (determined without regard to the vote of such Key Individual), (y) the later to occur of (1) the termination of such individual’s employment or consultant relationship with PubCo or its applicable Subsidiary or (2) the date upon which such individual no longer serves as a Director, or (z) such individual’s resignation from the Executive Committee. In the event of such a removal, the remaining members of the Executive Committee shall endeavor in good faith to select a replacement for such individual from among the employees of PubCo and its Subsidiaries, and such a replacement shall become a member of the Executive Committee upon Special Executive Committee Approval.

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(c) The Executive Committee’s approval of any matter within its authority shall generally require a majority vote of the members of the Executive Committee. Notwithstanding the foregoing sentence, the Executive Committee may not approve any of the following matters without the vote of each Key Individual then-serving on the Executive Committee (“Special Executive Committee Approval”):

(i) the removal of any member from the Executive Committee and appointment of any new member to the Executive Committee other than removal under the circumstances described in Section 2.4(b);

(ii) without limiting and subject to Section 2.4(b), the hiring, termination and compensation of members of the Executive Committee, officers and other key employees of PubCo or any of its Subsidiaries, including the key terms of any employee equity incentive plan or other incentive compensation plan (including cash bonus plans);

(iii) allocating carried interest with respect to any funds or accounts investing third party funds to investment professionals;

(iv) approving annual operating budgets (each, an “Operating Budget”);

(v) entering any new line of business not included in the Opal Business or the Diamond Business as of the Effective Date;

(vi) commencement or settlement of any material litigation by PubCo or any of its Subsidiaries; and

(vii) any other matter that is not an Excluded Matter and is outside the course of the day-to-day Opal Business or the Diamond Business.

(d) Notwithstanding Section 2.4(c)(iv), if the Executive Committee has not approved an Operating Budget for any calendar year, PubCo and its Subsidiaries will be permitted to continue to operate consistent with the Operating Budget for the prior calendar year, plus a 5% overall increase for each line item included in such Operating Budget.

(e) For the avoidance of doubt, the approval or non-approval of any matter by the Executive Committee shall in no way supersede or otherwise affect the approval rights of NB under Section 2.3.

Section 2.5 Information Rights.

(a) Subject to Section 2.5(c), (i) PubCo shall provide NB such reports and information concerning the business and affairs of PubCo and its Subsidiaries as may reasonably be requested by NB from time to time, to the extent such reports and information are prepared in the ordinary course of business by PubCo or its Subsidiaries,

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and (ii) NB shall have the right, upon reasonable advance written notice to PubCo and at such times as may be mutually agreed, to consult with the chief financial officer of PubCo and other senior management of PubCo as the chief financial officer may designate with respect to the business and affairs of PubCo or its Subsidiaries.

(b) In the event that the Board reasonably determines that any provision of information pursuant to this Section 2.5 would reasonably be expected to violate Law or a material agreement with a third party, or waive any legal privilege applicable to such information, such provision shall not be required; provided the Parties shall use commercially reasonable efforts to permit compliance with this Section 2.5 in a manner that avoids such harm or consequence; provided, further, that PubCo will use commercially reasonable efforts not to enter into agreements prohibiting the sharing of information with NB specifically, and provided, further, that in the event PubCo makes a determination that certain information should be kept confidential pursuant to this Section 2.5(b), PubCo shall, to the extent not prohibited by applicable law or material agreement or cause a waiver of legal privilege, provide NB with a written summary of the nature and substance thereof.

(c) Notwithstanding the foregoing provisions of this Section 2.5, NB’s rights under Section 2.5(a) shall apply only if NB has an Economic Ownership Percentage of five percent or more.

(d) NB agrees not to disclose any information obtained under this Section 2.5 (the “Confidential Information”) and shall use such information solely for purposes of evaluating or protecting its investment in PubCo and the Subsidiaries. NB further agrees to comply with all applicable securities laws with respect to any Confidential Information it obtains. Notwithstanding the foregoing, Confidential Information shall not include information that (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.5 by NB), (b) was available to NB or its Representatives on a non-confidential basis prior to its disclosure by PubCo or its Representatives, (c) is or has been independently developed or conceived by NB or its Representatives without the use of the Confidential Information or (d) is or becomes available to NB or its Representatives from a Person other than PubCo or its Representatives who is not known by NB to be otherwise bound by a confidentiality agreement with PubCo or any of its Representatives in respect of such information; provided, however, that NB may disclose Confidential Information (i) to its Affiliates and its and their Representatives, provided NB informs such Affiliate or Representative that such information is confidential and cause such Person to agree (for the benefit of PubCo) to maintain the confidentiality of such information; (ii) to the extent reasonably necessary in connection with the exercise of its rights under this Agreement; (iii) any prospective purchaser of any Equity Securities of PubCo from NB, if such prospective purchaser agrees to be bound by the provisions of this Section 2.5 or otherwise enters into a confidentiality agreement which is no less restrictive than this Section 2.5 and pursuant to which PubCo is a party or third party beneficiary; (iv) to the extent required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at PubCo or the confidential information obtained from PubCo pursuant to the terms of this Agreement; or (v) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that NB promptly notifies PubCo of such disclosure and takes

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reasonable steps (at PubCo’s sole cost and expense) to minimize the extent of any such required disclosure. PubCo understands and agrees that any NB Director (or observer in lieu thereof) may disclose information about PubCo and its Subsidiaries received by such NB Director (or observer in lieu thereof) to NB and its Affiliates and Representatives (such information being deemed to be “Confidential Information” subject to this Section 2.5), and that such disclosure shall not constitute a breach of or failure to comply with any fiduciary duties of the NB Director (if applicable), or this Agreement, the Certificate of Incorporation, the Bylaws or similar governance documents that are generally applicable to PubCo’s Directors or any other agreement to which NB or its Affiliates, on the one hand, or PubCo or its Affiliates, on the other hand, are party; provided that such director may not disclose any Excluded Opportunity (as defined in the Certificate of Incorporation) or Confidential Information, in each case, in a manner in which it reasonably would be expected to be used competitively by NB.

(e) PubCo understands and acknowledges that (a) NB and its Affiliates may now or in the future engage in any business that may be competitive with the business of PubCo or its Subsidiaries, evaluate, invest in (directly or indirectly, including providing financing to) or do business with, competitors or potential competitors of PubCo or its Subsidiaries, and that the receipt of Confidential Information is not intended to and shall not restrict or preclude such activities, provided that NB does not use any Confidential Information in connection therewith. Further, PubCo understands and acknowledges that NB and its Affiliates may (x) have general knowledge with respect to the industry in which PubCo or its Subsidiaries operate and that additional general industry knowledge may be gained by NB from reviewing Confidential Information that cannot be separated from NB’s overall knowledge and (y) retain certain mental impressions of the Confidential Information (it being understood that a mental impression is what a person retains when such person has not intentionally memorized the information or retained notes or other aids to help retain such memory), and such general knowledge and mental impressions shall be permitted to be used in the ordinary course of NB’s business, including in connection with evaluating investment opportunities, trading securities in the public markets and participating in private investment transactions and is not intended to be limited by this Section 2.5. Accordingly, NB and PubCo will negotiate in good faith to establish procedures to limit the manner of providing information to NB in a manner reasonably intended to prevent competitive harm to PubCo or any of its Subsidiaries or violations of law (e.g., using “clean team” members).

(f) Except as required by law (in which case NB shall be given an opportunity to review and comment on such disclosure), PubCo and its Subsidiaries shall not make any disclosure regarding NB or any of its Affiliates in any regulatory filing or public disclosure (including filings with the SEC) without the prior written consent of NB, which consent shall not be unreasonably withheld, conditioned or delayed, unless such disclosure is substantially consistent with previous public disclosure regarding NB and its Affiliates.

Section 2.6 Carry Entitlements. Without limiting Section 2.3(b), PubCo shall not (and shall cause its Subsidiaries, including Owl Rock Carry GP LLC and Owl Rock Performance Fee GP LLC not to) enter into any agreement or take (or fail to take) any other action, unless approved by majority of PubCo’s Independent Directors, that results in Blue Owl Holdings and/or Blue Owl

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Carry (and PubCo’s proportionate share thereof through its ownership of Blue Owl Holdings and Blue Owl Carry) receiving less than 15% of the Promote Distributions arising in respect of all of the existing and future PubCo Funds (other than the Existing Diamond Flagship Funds (as defined in the BCA), in each case with respect to the Existing Diamond Flagship Funds, including (i) any parallel, subsidiary and feeder vehicles related to such Existing Diamond Flagship Funds, (ii) any co-invest vehicles related to investments made by such Existing Diamond Flagship Funds (including the foregoing clause (i)) where Promote Distributions are earned and (iii) any secondary transaction related vehicles for such Existing Diamond Flagship Funds (including the foregoing clauses (i) and (ii))), in each case, net of any grants of Specified Equity (the “Carry Entitlements”), and for which any such grant of Specified Equity, for the avoidance of doubt, will dilute all holders of any Opal Carry Aggregator (as defined in the BCA) or any successors thereto and any Opal Performance Fee Aggregator (as defined in the BCA) or any successors thereto, as applicable, pro rata and not solely the 15% Carry Entitlement of Blue Owl Holdings and/or Blue Owl Carry. No approval of the Independent Directors is required pursuant to the foregoing sentence (x) in connection with incurrence of third party Indebtedness (or pledges and subsequent foreclosure in connection therewith), or (y) any arm’s length sales, to unaffiliated third parties, of Carry Entitlements for value that is otherwise received by Blue Owl Holdings and/or Blue Owl Carry, in each case, which such third parties do not include the Qualified Stockholders, their Affiliates or respective Permitted Transferees. For the avoidance of doubt, in the event it is determined by PubCo or its applicable Subsidiaries not to charge carried interest, incentive fees, promoted interest, performance fee or similar fees in connection with a co-investment, fund-of-one or other vehicle, no Promote Distributions will be made in respect of such PubCo Funds. For purposes of this Section 2.6 only, the term “Specified Equity” shall be read disregarding clause (b) of the definition thereof and the references in such definition to any Subsidiary of PubCo shall be replaced with references to any Subsidiary of Blue Owl Holdings or Blue Owl Carry.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing.

(i) PubCo shall file, within 45 days of the Effective Date or such other earlier date as it is required in accordance with any Subscription Agreements, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration Statement), each, a “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder.

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(ii) PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Registration Statement, the 90th calendar day following the filing thereof), (B) the tenth 10th Business Day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review, or (C) if the day determined under clause (A) or clause (B) falls on a Saturday, Sunday or other day that the SEC is closed for business, the next Business Day immediately following the day determined under clause (A) or clause (B) on which the SEC is open for business (the date determined under clause (A), (B) and (C), the “Effectiveness Deadline”). PubCo shall maintain a Shelf in accordance with the terms of this Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

(iii) In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration.

(i) If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder whose Registrable Securities are included therein. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

(ii) If a Subsequent Shelf Registration Statement is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit all Holders whose Registrable Securities are included therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding.

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(c) Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms of this Agreement.

(d) Requests for Underwritten Shelf Takedowns.

(i) At any time and from time to time after the Shelf has been declared effective by the SEC, each of the Special Holders (each Special Holder being in such case a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities (or, (x) in the case of NB, Registrable Securities held by NB, the NB Aggregator and/or NB Aggregator Subject Members and (y) in the case of Dyal SLP, Registrable Securities held by Dyal SLP, any other Dyal SLP Aggregator and/or Dyal SLP Aggregator Subject Members) in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”).

(ii) All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Demanding Holders requesting such Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), such Underwriters to be subject to the prior written consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Special Holder or any Transferee thereof be entitled to request an Underwritten Shelf Takedown (and PubCo shall not be obligated to consummate any Underwritten Shelf Takedown with respect to any Special Holder or any Transferee thereof) during the Lock-Up Period applicable to such Person.

(iv) PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. Except as set forth in the preceding sentence (and subject to Section 3.1(d)(iii)), there shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder.

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(e) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other Equity Securities that PubCo desires to sell and all other Common Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows, at all times:

(i) first, the Registrable Securities of the Demanding Holders, the Founder Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder, Founder Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown for itself or, in the case of NB, on behalf of itself, the NB Aggregator or any NB Aggregator Subject Members and in the case of Dyal SLP, on behalf of itself, the Dyal SLP Aggregator or any Dyal SLP Aggregator Subject Members) that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under Section 3.1(e)(i), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(iii) third, to the extent that the Maximum Number of Securities has not been reached under Section 3.1(e)(i) and Section 3.1(e)(ii), the Common Shares or other Equity Securities of any other Holder or any other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the pricing of such Underwritten Shelf Takedown by PubCo. Following the receipt of any Withdrawal Notice,

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PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. If PubCo receives a Withdrawal Notice, a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Notwithstanding anything to the contrary contained in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(f).

(g) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and during such times as no Shelf is effective, each Special Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities, which, in the case of such request, may include with respect to NB, the Registrable Securities held by NB Aggregator and any NB Aggregator Subject Members and with respect to Dyal SLP, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members. PubCo shall file such Registration Statement within 30 days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within 60 days of filing. The provisions of Section 3.1(d), Section 3.1(e) and Section 3.1(f) shall apply to this Section 3.1(g) as if a demand under this Section 3.1(g) were an Underwritten Shelf Takedown.

Section 3.2 Piggyback Registration.

(a) Piggyback Rights.

(i) If PubCo or any Special Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including an Underwritten Shelf Takedown pursuant to Section 3.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into Equity Securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Holders as soon as practicable but not less than four calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within three calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”).

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(ii) Subject to Section 3.2(b), PubCo shall cause all Registrable Securities requested by the Holders to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other Equity Securities that PubCo desires to sell, taken together with (x) the Common Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders under this Agreement and (y) the Common Shares or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration:

(A) first, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders, including NB on behalf of itself, and with respect to any Registrable Securities held by the NB Aggregator and any NB Aggregator Subject Members, and including Dyal SLP on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members, and Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder and Founder Holder has requested be included in such Registration for itself or, in the case of NB, with respect to Registrable Securities held by itself, the NB Aggregator and the NB Aggregator Subject Members and in the case of Dyal SLP, on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members), which can be sold without exceeding the Maximum Number of Securities;

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(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders that are not Special Holders or Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and

(D) fourth, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is initiated and undertaken for the account of a Special Holder, PubCo shall include in any such Registration:

(A) first, the Registrable Securities of Special Holders, including NB on behalf of itself, and with respect to any Registrable Securities held by the NB Aggregator and any NB Aggregator Subject Members, and including Dyal SLP on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members, and Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder and Founder Holder has requested be included in such Registration for itself or, in the case of NB, with respect to Registrable Securities held by itself, the NB Aggregator and the NB Aggregator Subject Members and in the case of Dyal SLP, on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members), which can be sold without exceeding the Maximum Number of Securities;

(B) second, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders that are not Special Holders or Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and

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(D) fourth, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(iii) If the Registration is pursuant to a request by Persons other than the Special Holders, then PubCo shall include in any such Registration:

(A) first, the Common Shares or other Equity Securities, if any, of such requesting Persons, other than the Special Holders, which can be sold without exceeding the Maximum Number of Securities;

(B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders and Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder and Founder Holder has requested be included in such Registration for itself or, in the case of NB, on behalf of itself, the NB Aggregator or any NB Aggregator Subject Members and in the case of Dyal SLP, on behalf of itself, the Dyal SLP Aggregator or any Dyal SLP Aggregator Subject Members) which can be sold without exceeding the Maximum Number of Securities;

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders that are not Special Holders or Founder Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities;

(D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(E) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the Common Shares or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

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Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(e), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the pricing of the relevant offering pursuant to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the pricing of such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Exceptions to Piggyback Rights. Notwithstanding anything in this Agreement to the contrary, this Section 3.2 shall not apply for any Holder, prior to the expiration of the Lock-Up Period in respect of such Holder.

Section 3.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, each Major Holder agrees that it shall not Transfer any Common Shares (other than those included in such offering pursuant to this Agreement) without the prior written consent of PubCo, during the seven calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Major Holder and each of PubCo’s directors and executive officers have executed a lock-up agreement on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

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Section 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in Section 3.4(d)) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and such Special Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and (iii) do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions (notwithstanding the foregoing, PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject);

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(e) notify each participating Holder of Registrable Securities included in such Registration Statement, as soon as practicable after PubCo receives notice thereof, but in any event within one business day of such date, of the time when the Registration Statement has been declared effective and when any post-effective amendments and supplements thereto become effective;

(f) furnish counsel for the Underwriter(s), if any, and, upon written request, for the Special Holders of Registrable Securities included in such Registration Statement with copies of any written comments from the SEC or any written request by the SEC for amendments or supplements to a Registration Statement or Prospectus;

(g) cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(h) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(i) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(j) at least three calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(k) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

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(l) in the event of an Underwritten Offering or a sale of Registrable Securities facilitated by a financial institution pursuant to such Registration, permit Representatives of the Special Holders, the Underwriters or such other financial institutions facilitating such Underwritten Offering or sale, if any, and any attorney, consultant or accountant retained by such Special Holders, or Underwriter or financial institution to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, in each case subject to the agreement by any such Person of confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(m) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering or, if requested in writing in the event of a sale of Registrable Securities by a financial institution pursuant to such Registration, which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or financial institution, as the case may be, may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Special Holders and any Underwriters or financial institution;

(n) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the participating Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, and any financial institution facilitating a sale of Registrable Securities facilitated pursuant to such Registration, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Special Holders, any Underwriters, placement agent, sales agent, or financial institution may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders and any Underwriters, placement agent, sales agent and financial institution;

(o) in the event of any Underwritten Offering or a sale of Registrable Securities facilitated by a financial institution pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter, placement agent, sales agent or financial institution of such offering or sale;

(p) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(q) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

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(r) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the participating Holders, in connection with such Registration.

Section 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. Subject to the minimum thresholds set forth in Section 3.1(d) and Section 3.4(q), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration. Notwithstanding anything to the contrary contained in this Section 3.6, NB, the NB Aggregator, Dyal SLP and the Dyal SLP Aggregator shall not be required to sign any powers of attorney or custody aggreements.

Section 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than twice or an aggregate of 90 days in any 12-month period, determined in good faith by PubCo to be necessary

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for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

Section 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. Any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers. Notwithstanding the foregoing, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred

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in connection with investigating or defending any such claim, loss, damage, liability or action. Notwithstanding the foregoing, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall severally (and not jointly), in proportion to their respective net proceeds received from the sale of Registrable Securities pursuant to such Registration Statement, indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to give prompt notice shall not impair any Person’s right to indemnification under this Agreement to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement only if any sums payable in connection with such settlement are paid in full by the indemnifying party and such settlement (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages.

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(d) The indemnification provided under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to in this Agreement, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. Notwithstanding the foregoing, the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Founder Holders represents and warrants that this Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.

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Section 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Agreement, including for purposes of Section 3.12. Other than the Sellers and the Founder Holders, a Party who does not hold Registrable Securities as of the Effective Date and who acquires Registrable Securities after the Effective Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 3.15 Termination of Original RRA. Upon the Closing, PubCo and each of the Founder Holders agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are terminated in their entirety and shall be of no further force or effect.

Section 3.16 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members (or the members of the Sponsor otherwise hold any Registrable Securities directly), the members of the Sponsor shall be treated as the Sponsor under this Agreement. Notwithstanding the foregoing, such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, the NB Aggregator may distribute all or a portion of its Registrable Securities (or securities exchangeable, convertible or exercisable into Registrable Securities) to the NB Aggregator Subject Members after expiration of the Lock-Up Period applicable thereto and upon such distribution (or if the NB Aggregator Subject Members otherwise hold any Registrable Securities directly), such Registrable Securities held by NB Aggregator Subject Members, NB Aggregator and NB shall (subject to, following the expiration of the Initial Period, Section 10.31 of the Business Combination Agreement) be treated as held by NB, collectively, for purposes of determining the Allotment, NB’s Economic Ownership Percentage, whether the NB First Ownership Threshold or NB Second Ownership Threshold is satisfied and with respect to rights under Article III of this Agreement (including, for purposes of clause (D) of the definition of “Registrable Securities” which shall aggregate any such securities with all those held by NB, NB Aggregator or any other NB Aggregator Subject Member for purposes of making such

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determination), so long as, as to a given NB Aggregator Subject Member, such NB Aggregator Subject Member of the NB Aggregator or its Permitted Transferees is party to a shareholders or similar agreement with NB Aggregator or NB providing (i) for the exercise of rights on behalf of, and communications to, such distributee by NB or NB Aggregator, and (ii) that unless otherwise agreed by PubCo, for a period commencing the Closing Date and ending on the eighth (8th) anniversary of this Agreement (the “Initial Period”), such NB Aggregator Subject Member shall not Transfer any Registrable Securities other than in an offering pursuant to Section 3.1 or Section 3.2 or any other Permitted Transfer, provided, that any such NB Aggregator Subject Member not subject to such shareholders or similar agreement shall nonetheless be a “Holder” hereunder. Notwithstanding anything herein to the contrary, whether or not the ownership of Equity Securities by NB Aggregator and NB Aggregator Subject Members count towards whether any ownership threshold of NB has been satisfied, rights under Article II and Article V of this Agreement may only be exercised by NB.

(c) Notwithstanding anything to the contrary contained in this Agreement, subject to the applicable Lock-Up Period, the Dyal SLP Aggregator may distribute all or a portion of its Registrable Securities to the Dyal SLP Aggregator Subject Members and upon such distribution (or if the Dyal SLP Aggregator Subject Members otherwise hold any Registrable Securities directly), the Dyal SLP Aggregator Subject Members, Dyal SLP Aggregator and Dyal SLP shall be treated as Dyal SLP under this Agreement, collectively. In any event, any rights conferred on Dyal SLP as a Special Holder under this Agreement shall only be exercised by Dyal SLP, on behalf of itself, the Dyal SLP Aggregator and any Dyal SLP Aggregator Subject Members. Notwithstanding the foregoing, such Dyal SLP Aggregator Subject Members, taken as a whole, shall not be entitled to rights in excess of those conferred on the Dyal SLP Aggregator, as if the Dyal SLP Aggregator remained a single entity party to this Agreement.

(d) Notwithstanding the foregoing but subject to Section 4.2, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor, NB or Dyal SLP Aggregator, as applicable.

(e) At any time after expiration of the Lock-Up Period applicable to the Lock-Up Shares held by ORC Feeder that are attributable to Dyal IV (as determined in accordance with the definition of Lock-Up Period) (the “Dyal IV Attributable Shares”), ORC Feeder may distribute, sell or Transfer all or any portion of the Dyal IV Attributable Shares, as long as consideration received in respect thereof is paid exclusively to Dyal IV. At the request of ORC Feeder, PubCo shall cooperate with respect to any such distribution, sale or Transfer, including by cooperating and taking reasonable actions with respect to any Tax planning related thereto.

Section 3.17 Adjustments. If there are any changes in the Equity Securities as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Equity Securities as so changed.

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ARTICLE IV

LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo that it shall not effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by such Party during the Lock-Up Period applicable to such Lock-Up Shares.

(b) During the Lock-Up Period applicable to any Holder, any purported Transfer of Lock-Up Shares by such Holder other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) Notwithstanding anything to the contrary in this Agreement, each Holder acknowledges and agrees that the Blue Owl Holdings Common Units, the Blue Owl Carry Common Units and the Common Shares, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period applicable to such Holder, each Holder may make Permitted Transfers (without the consent of PubCo) of any of such Holder’s Lock-Up Shares. For the avoidance of doubt, in connection with any Permitted Transfer of Lock-Up Shares, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement and complies with the following sentence. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor, other than rights under this Agreement that may not be assigned in accordance with Article V hereof) for all purposes of this Agreement.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Agreement, no Party may assign such Party’s rights or obligations under this Agreement, in whole or in part, other than in compliance with this Section 5.1. Any such assignee may not again assign those rights, other than in accordance with this Section 5.1. Any attempted assignment of rights or obligations in violation of this Section 5.1 shall be null and void.

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(b) Subject to Section 5.1(g), Section 5.1(i) and the following sentence, NB may not assign any of its rights or obligations under this Agreement without the prior written consent of PubCo. Notwithstanding the foregoing sentence, the NB Aggregator and the NB Aggregator Subject Members shall (to the extent any such NB Aggregator Subject Member holds Registrable Securities) each be considered a Holder for purposes of Article III without any further consent of PubCo. Notwithstanding anything to the contrary in this Agreement (including the foregoing sentence), NB’s rights under Section 2.1, Section 2.3 and Section 2.5 are personal to NB and may not be assigned to any Person.

(c) Subject to Section 5.1(g), Section 5.1(h) and Section 5.1(i), the Dyal Principals (and the Dyal Principal Representative) may not assign any of their respective rights or obligations under this Agreement without the prior written consent of each of PubCo, the ORC Principal Representative, and for so long as the NB First Ownership Threshold is satisfied, NB. Notwithstanding the foregoing sentence, the Dyal SLP Aggregator and the Dyal SLP Aggregator Subject Members shall (to the extent any such Dyal SLP Aggregator Subject Member holds Registrable Securities) each be considered a Holder for purposes of Article III without any further consent of PubCo, the ORC Principal Representative or NB.

(d) Subject to Section 5.1(g), Section 5.1(h) and Section 5.1(i), the ORC Principals (and the ORC Principal Representative) may not assign their respective rights or obligations under this Agreement without the prior written consent of each of PubCo, the Dyal Principal Representative, and for so long as the NB First Ownership Threshold is satisfied, NB. Notwithstanding the foregoing sentence, ORC Feeder and its members and ORCP and its partners shall (to the extent any such member or partner, as applicable, holds Registrable Securities) each be considered a Holder for purposes of Article III without any further consent of PubCo, the Dyal Principal Representative or NB.

(e) Other than assignments in connection with a distribution in accordance with Section 3.16 but subject to Section 5.1(i), the Founder Holders may not assign their respective rights or obligations under this Agreement without the prior written consent of each of PubCo, a majority of the Key Individuals, and for so long as the NB First Ownership Threshold is satisfied, NB.

(f) Except as provided in Section 5.1(i), no Seller (other than the Sellers specifically referred to in Section 5.1(b) through Section 5.1(e)) may assign any of its respective rights or obligations under this Agreement without the prior written consent of PubCo.

(g) Notwithstanding anything to the contrary in this Agreement, in no event can any Party assign any of such Party’s rights under Section 2.1 and Section 2.2.

(h) Notwithstanding anything to the contrary in this Agreement, the rights of the Key Individuals (in their capacity as such) under this Agreement are personal and may not be assigned to any Person.

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(i) A Holder, in its capacity as such, may Transfer such Holder’s rights or obligations under this Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to any such Holder’s Permitted Transferees.

(j) Subject to Section 5.1(b) through Section 5.1(h), any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction or in a transaction whereby such Registrable Securities cease to be Registrable Securities) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and PubCo is authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

(k) All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Agreement.

(l) Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary to this Agreement.

Section 5.2 Termination. Except for Section 2.1(j), Section 2.1(k) and Section 2.1(l), Section 2.1 shall terminate automatically (without any action by any Party) as to the ORC Principals (and the ORC Principal Representative), the Dyal Principals (and the Dyal Principal Representative) and NB, as applicable, at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Agreement. Article III of this Agreement shall terminate as set forth in Section 3.13. The remainder of this Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities. Notwithstanding the foregoing, the provisions of Section 3.10 and Section 5.12 shall survive any termination of this Agreement with respect to any Holder.

Section 5.3 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

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(a) This Agreement, together with the Exhibit to this Agreement, the BCA, Certificate of Incorporation, the Bylaws, the A&R Blue Owl Holdings LP Agreement, the A&R Blue Owl Carry LP Agreement, the Exchange Agreement and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b) Subject to Section 5.4(c) and Section 5.4(d), no provision of this Agreement may be Amended in whole or in part at any time without the express written consent of PubCo, Holders with aggregate Voting Power Percentages constituting a majority of the aggregate Voting Power Percentages of all Holders and Holders with aggregate Economic Ownership Percentages constituting a majority of the aggregate Economic Ownership Percentages of all Holders. Notwithstanding anything to the contrary in this Agreement, the rights of PubCo set forth in Section 2.6 (and the definitions used therein) may not be Amended, assigned or waived in whole or in part at any time without the prior written consent of a majority of the Independent Directors.

(c) Notwithstanding Section 5.4(b) but subject to Section 5.4(d), any Amendment of (i) any rights or obligations of any Party that are personal to such Party or specifically refer to such Party by name that would be materially adverse in any respect to such Party, or (ii) any rights or obligations of any Party that would be materially adverse in any respect to such Party in a manner disproportionate to the other Parties, shall require the prior written consent of such Party. Notwithstanding the foregoing, (x) with respect to any Amendment to the rights and obligations of (i) ORC Principals under this Agreement, such Amendment shall only be effective if the prior written consent of Doug Ostrover and Marc Lipschultz is received, (ii) Dyal Principals under this Agreement, such Amendment shall only be effective if the prior written consent of Michael Rees is received, or (iii) NB under this Agreement, such Amendment shall only be effective if the prior written consent of NB is received; and (y) with respect to any Amendment that would be materially adverse in any respect to (1) any Key Individual, such Amendment shall only be effective if the prior written consent of such Key Individual is received or (2) the Founder Holders, such Amendment shall only be effective if the prior written consent of the Sponsor is received.

(d) The Amendment of any provision of this Agreement that has terminated (as determined in accordance with this Agreement) with respect to a Party shall not require the consent of such Party (and any Equity Securities owned by such Party shall be disregarded for purposes of calculating any percentages required in respect of such Amendment).

(e) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided. Notwithstanding the foregoing sentence, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) the ORC Principal Representative, (iii) the Dyal Principal Representative, (iv) NB, (v) the Sponsor, and (vi) a majority-in-voting interest of the Holders.

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Section 5.5 Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated on the signature pages hereto (in the case of PubCo or any other Party executing this Agreement as of the Effective Date) or, with respect to any Transferee executing a joinder following the Effective Date, on such joinder. Any notice, demand or other communication to NB Aggregator or any NB Aggregator Subject Members shall be deemed validly given if given to NB.

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any

58

Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 5.8 Specific Performance. Each Party agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo, Blue Owl Holdings or Blue Owl Carry acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Agreement. Notwithstanding the foregoing, Equity Securities acquired under a Subscription Agreement on or prior to the Effective Date shall not be “Registrable Securities” for purposes of this Agreement. The rights and obligations of the Dyal Principals and the ORC Principals under Article IV of this Agreement shall apply with respect to each Person controlled, directly or indirectly, by such Dyal Principals or ORC Principals, either individually or collectively, and the Equity Securities of the Dyal Principals and ORC Principals in each such Person.

Section 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.11 No Third Party Liabilities. This Agreement may only be enforced against the named parties to this Agreement, and only with respect to obligations of such named parties under this Agreement. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties to this Agreement, as applicable, and only with respect to obligations of such named parties under this Agreement; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party to this Agreement (including any Person negotiating or executing this Agreement on behalf of a Party to

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this Agreement), unless a Party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 5.12 Indemnification; Exculpation.

(a) PubCo will, and PubCo will cause each of its subsidiaries to, jointly and severally indemnify and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them on or after the date of this Agreement (collectively, the “Indemnified Liabilities”), to the extent arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (w) to the extent such Indemnified Liabilities are liabilities of any Holder Indemnitee or its Affiliates pursuant to any indemnification obligation of such Holder Indemnitee or its Affiliates to PubCo or its Affiliates (other than such Holder Indemnitee or its Affiliates), under the BCA and the Ancillary Agreements, (x) to the extent such Indemnified Liabilities arise out of any breach by such Holder Indemnitee or its Affiliates of this Agreement, the BCA (to the extent such Holder Indemnitee or such Affiliate is a party thereto), any agreement referenced or contemplated thereby to which such Holder Indemnitee or any of its Affiliates is a party, or any other agreement between such Holder Indemnitee or any of its Affiliates, on the one hand, and PubCo or any of its subsidiaries, on the other hand, in each case by such Holder Indemnitee or its Affiliates or other related Persons, or the breach of any fiduciary or other duty or obligation (whether arising by Law or contract) of such Holder Indemnitee or its Affiliates to (A) its direct or indirect equity holders, creditors or Affiliates or (B) PubCo, any of its subsidiaries or their respective equity holders, (y) to the extent such control or the ability to control PubCo or any of its subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its subsidiaries, or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s fraud, gross negligence or willful misconduct). Notwithstanding the foregoing, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason (other than by virtue of any exclusions herein), PubCo will, and will cause its subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.12, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent

60

any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its subsidiaries. The rights of any Holder Indemnitee to indemnification under this Agreement will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its subsidiaries.

(b) PubCo will, and will cause each of its subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred by such Holder Indemnitee in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, or any action or proceeding arising therefrom. PubCo or its subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its designated subsidiary and such settlement (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee. No Holder Indemnitee shall settle, compromise or consent to any judgement in connection with any Action for which such Holder Indemnitee seeks indemnification under the terms of this Section 5.12, in each case without the written consent of Pubco.

(c) Notwithstanding the foregoing provisions of this Section 5.12, each Holder agrees that, under the A&R Blue Owl Carry LP Agreement and the A&R Blue Owl Holdings LP Agreement, each of Blue Owl Carry and Blue Owl Holdings is an indemnitor of first resort with respect to indemnification of the Indemnified Liabilities for the Persons indemnified thereunder. Accordingly, each Holder acknowledges and agrees that, if such Holder is entitled to indemnification under the A&R Blue Owl Carry LP Agreement and the A&R Blue Owl Holdings LP Agreement, such indemnification obligations of Blue Owl Carry and Blue Owl Holdings are senior and prior to the obligations of PubCo hereunder.

(d) In no event shall any Holder Indemnitee be liable to PubCo or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute gross negligence, willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

(e) Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 5.12, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders,

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members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer, director or employee of PubCo or any of its subsidiaries in such capacity as officer, director or employee. Such officers, directors and employees are or will be subject to separate indemnification in such capacity through this Agreement and/or the certificate of incorporation or organization, bylaws or limited partnership agreements and other instruments of PubCo and its subsidiaries.

(f) The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.12 will be in addition to any other rights any such Person may have under any other section of this Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of limited partnership, limited partnership agreement, certificate of incorporation or bylaws (or equivalent governing documents) of PubCo or any of its subsidiaries.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.

PUBCO

BLUE OWL CAPITAL INC.

By:
Name:
Title:

Notice: 40 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Tom Wasserman
Email: tom.wasserman@hpspartners.com

[Signature Page to Investor Rights Agreement]

ORC SELLERS:

OWL ROCK CAPITAL FEEDER, LLC

By:
Name:
Title:

Notice: c/o Owl Rock Capital Partners 399 Park Avenue, Suite 3800
New York, NY 10022
Attn: Alan Kirshenbaum; Neena Reddy
Email: alan@owlrock.com; neena@owlrock.com

[Signature Page to Investor Rights Agreement]

OWL ROCK CAPITAL PARTNERS LP, in its capacity as the ORC Principal Representative

By:
Name:
Title:

Notice: c/o Owl Rock Capital Partners 399 Park Avenue, Suite 3800
New York, NY 10022
Attn: Alan Kirshenbaum; Neena Reddy
Email: alan@owlrock.com; neena@owlrock.com

[Signature Page to Investor Rights Agreement]

[•]

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Doug Ostrover

Marc Lipschultz

Craig Packer

Alan Kirshenbaum

Notice: c/o Owl Rock Capital Partners 399 Park Avenue, Suite 3800
New York, NY 10022
Attn: Alan Kirshenbaum; Neena Reddy
Email: alan@owlrock.com; neena@owlrock.com

[Signature Page to Investor Rights Agreement]

DYAL SELLERS:

NEUBERGER BERMAN GROUP LLC

By:
Name:
Title:

Notice: c/o Neuberger Berman Group LLC
1290 Avenue of the Americas
New York, NY 10024
Attn: Head of Corporate Development
Email: jacques.lilly@nb.com; linda.sharaby@nb.com

DYAL CAPITAL SLP LP

By:
Name:
Title:

Notice:

[Signature Page to Investor Rights Agreement]

Michael Rees

Sean Ward

Andrew Laurino

Notice:

[Signature Page to Investor Rights Agreement]

SPONSOR:

ALTIMAR SPONSOR, LLC

By:
Name:
Title:

Notice: c/o HPS Investment Partners, LLC 40 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Tom Wasserman
Email: tom.wasserman@hpspartners.com

[Signature Page to Investor Rights Agreement]

SPONSOR INDIVIDUALS:

Tom Wasserman

Vijay Sondhi

Roma Khanna

Rick Jelinek

Michael Vorhaus

Michael Rubenstein

Kevin Beebe

John Kim

Payne Brown

Notice:

[Signature Page to Investor Rights Agreement]

Exhibit A

Form of Joinder

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Investor Rights Agreement, dated as of [•], 2021 (the “Agreement”), by and among Blue Owl Capital Inc., a Delaware corporation (“PubCo”), the ORC Sellers (as defined therein), the Dyal Sellers (as defined therein), Altimar Sponsor, LLC, a Delaware limited liability company, and the other parties thereto from time to time, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired Lock-Up Shares or Registrable Securities (as applicable). By signing and returning this Joinder Agreement to PubCo, the undersigned accepts and agrees to be bound by and subject to the terms and conditions of the Agreement, with all attendant rights, duties and obligations thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

[Remainder of Page Intentionally Left Blank.]

[Exhibit A to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.

[•]

Name:
[Title:]

Address for Notices:
Attention:

[Exhibit A to Investor Rights Agreement]

EXHIBIT G

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BLUE OWL CAPITAL HOLDINGS LP

a Delaware limited partnership

Dated as of [•]

THE SECURITIES EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

i

ii

Schedule I: Equity Ownership

Exhibit A: Capital Contributions

Exhibit B: Consent by Spouse

Exhibit C: Anti-Money Laundering Representations and Undertakings

iii

AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF BLUE OWL CAPITAL HOLDINGS LP

This Amended and Restated Agreement of Limited Partnership of Blue Owl Capital Holdings LP (the “Partnership”), dated as of [•] (the “Effective Date”), is entered into by and among [[•], a [•] (in its capacity as such, the “Predecessor General Partner”)], Blue Owl Capital Inc., a Delaware corporation (“PubCo”), and Blue Owl Capital GP LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (in its capacity as the General Partner, the “General Partner”), and the Limited Partners (as defined in this Agreement).

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), by the filing of a Certificate of Limited Partnership of the Partnership in the Office of the Secretary of State of the State of Delaware on [•] (the “Formation Date”);

[WHEREAS, the Predecessor General Partner and initial Limited Partners named therein entered into the Agreement of Limited Partnership of the Partnership, dated as of [•] (the “Original Agreement”);]

WHEREAS, in connection with a series of transactions effected pursuant to the Business Combination Agreement, dated as of December 23, by and among, PubCo, and the other parties thereto (as may be amended, restated, amended and restated, modified, supplemented or waived from time to time in accordance with its terms, the “BCA”) (i) the General Partner was admitted to the Partnership as the “General Partner” and (ii) the Predecessor General Partner withdrew from the Partnership as general partner; and

WHEREAS, the General Partner (in its capacity as the General Partner) and the other parties to this Agreement now desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to the Act and Section 11.2, who is shown as such on the books and records of the Partnership, and who has not ceased to be a Limited Partner in accordance with the Act and under this Agreement.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Partner’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Partner is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Partnership Minimum Gain and Partner Minimum Gain; and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” has the meaning given to such term in the Investor Rights Agreement, provided, however, that notwithstanding clause (i) of such definition in the Investor Rights Agreement, the General Partner shall be deemed an Affiliate of PubCo for purposes of this Agreement.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Blue Owl Capital Holdings LP, together with the Schedules and Exhibits to this Agreement, as now or hereafter amended, restated, modified, supplemented or replaced.

“Allocation Percentage” has the meaning given to such term in the Exchange Agreement.

“Assets” means any assets and property of the Partnership, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Partnership Interest has been Transferred, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 10.5.

“Assumed Tax Liability” means, with respect to a Partner for a taxable period to which an applicable Tax Distribution under Section 4.2 relates, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the General Partner reasonably estimates would be payable by such Partner with respect to such taxable period, (i) assuming such Partner earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Partner by the Partnership for such taxable period, (ii) assuming that such Partner is subject to tax at the Assumed Tax Rate, and (iii) computed without regard to any increases to the tax basis in the Partnership pursuant to Code Sections 734(b) or 743(b). In the case of PubCo, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which PubCo is required to make payments under the Tax Receivable Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned (or that would be treated as earned based on an interim closing of the books) by the Partnership prior to the Closing shall be disregarded for purposes of calculating any Partner’s Assumed Tax Liability.

“Assumed Tax Rate” means the highest combined maximum marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Code Section 1411 and the self-employment taxes set forth in Code Section 1401, as applicable, (x) not taking into account any deduction under Code Section 199A or any similar state or local Law, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary

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income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes to the extent applicable), applicable to (A) an individual residing in New York City or (B) a corporation doing business in New York City (whichever results in the application of a higher state and local income rate) during each applicable Fiscal Quarter with respect to such taxable income as determined by the General Partner in good faith.

“Available Cash” means cash of the Partnership and its subsidiaries minus reasonable reserves for non-discretionary liabilities, costs, and expenses plus amounts that the Partnership or its subsidiaries may borrow on commercially reasonably terms. The General Partner shall use its reasonable best efforts to ensure that the Partnership has sufficient Available Cash to make the full amount of distributions described in Section 4.2 (determined without regard to the limitations in clauses (i), (ii), and (iii) of the first sentence thereof).

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the term “Bankrupt” has a meanings correlative to the foregoing.

“BBA Rules” means Code Sections 6221 through 6241, together with Regulations and any guidance issued thereunder or successor provisions and any similar provision of state or local tax Laws.

“Blue Owl Carry” means Blue Owl Capital Carry LP, a Delaware limited partnership and Affiliate of the Partnership.

“Blue Owl Unit” has the meaning given to such term in the BCA.

“Board” means the Board of Directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Capital Account” means, with respect to any Partner, the capital account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with Section 3.6.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Partner contributes to the Partnership or is deemed to contribute pursuant to Article III. Each Partner that is receiving GP Units or Common Units pursuant to the BCA shall be deemed to have made Capital Contributions to the Partnership equal to (a) the Partnership’s Allocation Percentages as of the Effective Date multiplied by (b) the number of Partnership Units issued to such Partner under the BCA, multiplied by (c) $10. Exhibit A to this Agreement shall be updated to reflect the preceding sentence, and set forth the Capital Contributions of each Partner as the “Closing Date Capital Account Balance” of such Partner, to be set forth next to such Partner’s name thereon.

“Carry GP Units” means a “GP Unit” as defined in the Carry LPA.

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“Carry LPA” means the Amended and Restated Limited Partnership Agreement of Blue Owl Carry, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Carry Units” means a “Common Unit” as defined in the Carry LPA.

“Certificate” means the Certificate of Limited Partnership executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Class A Share” means a share of “Class A Common Stock” as defined in the PubCo Charter.

“Class B Share” means a share of “Class B Common Stock” as defined in the PubCo Charter.

“Class C Share” means a share of “Class C Common Stock” as defined in the PubCo Charter.

“Class D Share” means a share of “Class D Common Stock” as defined in the PubCo Charter.

“Class E Share” means a share of “Class E Common Stock” as defined in the PubCo Charter.

“Closing” has the meaning given to such term in the BCA.

“Closing Date” has the meaning given to such term in the BCA.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto.

“Common Unit” means a fractional share of the Partnership Interests of all Limited Partners issued pursuant to Sections 3.1 and 3.2.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract or otherwise.

“De Minimis” means an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as reasonably determined in good faith by the General Partner.

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“Debt” means, as to any Person, as of any date of determination: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) obligations of such Person as lessee under capital leases.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing sentence, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Diamond Business” has the meaning given to such term in the BCA.

“Diamond Partner” means Dyal Capital SLP LP, and any Permitted Transferee of such Person(s) who is Transferred Partnership Interests.

“Direct Exchange” has the meaning given to such term in the Exchange Agreement.

“Earnout Termination Date” means the date that is the fifth anniversary of the Effective Date.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Tax Advance” has the meaning set forth in Section 9.4(a).

“Exchange” means an Exchange as defined in, and effected in accordance with, the Exchange Agreement.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated on or about the Effective Date, by and among PubCo, the Partnership, Blue Owl Carry and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“Exchanged Securities” has the meaning given to such term in the Exchange Agreement.

“Exchanging Partner” has the meaning given to such term in the Exchange Agreement.

“Executive Committee” has the meaning given to such term in the Investor Rights Agreement.

“FIC Distribution” has the meaning given to such term in the Tax Receivable Agreement.

“Fiscal Year” has the meaning set forth in Section 15.4.

“General Partner” means Blue Owl Capital GP LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo, and/or any additional or successor General Partner(s) designated as such pursuant to the Act and this Agreement, and, in each case, that has not ceased to be a general partner pursuant to the Act and this Agreement, in such Person’s capacity as a general partner or Partner (as the context requires) of the Partnership.

“GP Unit” means a unit representing a general partner interest in the Partnership and designated in the Register as a GP Unit, as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed (or deemed contributed) by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner using such reasonable method of valuation as it may adopt.

(ii) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described below (x) may, except in the case of subsection (ii)(3) and subsection (ii)(6), if determined by the General Partner that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, and (y) shall, in the case of subsection (ii)(3) and subsection (ii)(6), be adjusted to equal their respective gross fair market values (taking Code section 7701(g) into account), using such reasonable method of valuation as it may adopt, as of the following times:

(1) the acquisition of an additional interest in the Partnership (including acquisitions pursuant to Section 3.2 or contributions or deemed contributions by the General Partner pursuant to Section 3.2) by a new or existing Partner in exchange for more than a De Minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

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(2) the distribution by the Partnership to a Partner of more than a De Minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(3) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(4) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a non-compensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2. If any non-compensatory options are outstanding upon the occurrence of an event described in this subsection (ii) (other than, if applicable, non-compensatory options being exercised that give rise to the occurrence of such event), the Partnership shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6) immediately after the closing of the transactions contemplated by the BCA on the Closing Date.

(iii) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner using such reasonable method of valuation as it may adopt.

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m). Notwithstanding the foregoing, Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v) If the Gross Asset Value of a Partnership asset has been adjusted pursuant to subsection (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Partner or (b) an Assignee that owns a Partnership Unit.

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“Incapacity” means, (a) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (b) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (e) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” means, (a) with respect to each current or former Partner (including the Limited Partners and the General Partner): (i) such Partner, in its capacity as a Partner and (ii) each of such Partner’s Affiliates and such Partner’s or its Affiliates’ direct and indirect officers, directors, liquidators, partners, shareholders, equityholders, members, managers, fiduciaries, controlling Persons and employees, in their capacity as such; (b) each current or former employee, officer or member of any management or advisory board or committee of the Partnership, in their capacity as such; (c) each current or former member of the Board and of the board of directors of the General Partner (as applicable), in such Person’s capacity as such (or as a member of a committee thereof); (d) each current or former Partnership Representative, each current or former “designated individual” of the Partnership for purposes of the BBA Rules, the Original Limited Partner Representative and the NB Partner Representative, in their respective capacities as such; and (e) any other third party who the General Partner, reasonably and in good faith, designates as an Indemnitee in a written resolution.

“Independent Director” has the meaning given to such term in the Investor Rights Agreement.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the Effective Date, by and among PubCo and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“Law” has the meaning given to such term in the BCA.

“Limited Partner” means each of the Original Limited Partners and any other Person that is, from time to time, admitted to the Partnership as a limited partner pursuant to the Act and this Agreement, and any Substituted Limited Partner or Additional Limited Partner, each shown as such in the books and records of the Partnership, in each case, that has not ceased to be a limited partner of the Partnership pursuant to the Act and this Agreement, in such Person’s capacity as a limited partner of the Partnership.

“Lock-Up Period” means:

(a) with respect to any Common Unit held by any Qualified Unitholder:

(i) with respect to any Common Units held by such Qualified Unitholder that are not Seller Earnout Units, the period commencing on the Closing Date and continuing until the date that is 24 months following the Closing Date; and

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(ii) with respect to any Seller Earnout Units held by such Qualified Unitholder, the period commencing upon the Closing Date and continuing until the later of (A) the occurrence of a Triggering Event for such Seller Earnout Units and (B) the date that is 24 months following the Closing Date;

(b) with respect to any Common Units held as of Closing by any Seller (or any Permitted Transferee of any Seller) other than a Qualified Unitholder (including, for the avoidance of doubt, NB Partners and their respective Permitted Transferees who are not Permitted Transferees of a Qualified Unitholder):

(i) with respect to any Common Units held by such Seller, except with respect to any Seller Earnout Units, the period commencing on the Closing Date and continuing until the date that is six months following the Closing Date; and

(ii) with respect to any Seller Earnout Units held by such Seller, the period commencing upon the Closing Date and continuing until the later of (A) the occurrence of a Triggering Event for such Seller Earnout Units and (B) the date that is six months following the Closing Date;

“Majority in Interest of the Limited Partners” means, as of any time of determination, (a) Limited Partners holding Class C Shares and Class D Shares representing 50% or more of the voting interest in PubCo held by the Limited Partners in respect of Class C Shares and Class D Shares (excluding, for the avoidance of doubt, any voting interest held by any Limited Partner in respect of any Class A Shares or Class B Shares held by such Limited Partner), (b) Limited Partners holding a majority of the Common Units held by all Limited Partners, and (c) the Original Limited Partner Representative.

“Midco Indebtedness” means indebtedness incurred by Opal Capital Holdings LLC pursuant to a Credit and Guaranty Agreement, dated as of October 25, 2019, between Opal Capital Holdings LLC and Diamond Finance Investors (US Unlevered) LP (among others), as may be amended, restated or refinanced from time to time.

“NB” has the meaning given to such term in the Investor Rights Agreement.

“NB Aggregator Subject Members” has the meaning given to such term in the Investor Rights Agreement.

“NB First Ownership Threshold” has the meaning given to such term in the Investor Rights Agreement.

“NB Partner Representative” means Neuberger Berman Group LLC.

“NB Partners” means Blue Investments LLC, Blue Trust LLC and Neuberger Berman Group LLC, collectively, and any Permitted Transferee of such Person who is Transferred Partnership Interests.

“NB Relevant Audit” has the meaning set forth in Section 9.3(d).

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“NB Second Ownership Threshold” has the meaning given to such term in the Investor Rights Agreement.

“Net Income” or “Net Loss” means, for each Fiscal Year or other taxable period of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year or other taxable period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Partnership asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 5.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

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“Non-Participating Seller Earnout Units” means, as of the time of determination, Seller Earnout Units that are not Participating Seller Earnout Units.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Opal Business” has the meaning given to such term in the BCA.

“ORC Partner” means Opal Capital Feeder LLC, a Delaware limited liability company, and any Permitted Transferee of such Person(s) who is Transferred Partnership Interests.

“Original Limited Partner” means any Person that is a Limited Partner as of the Closing and any of their respective Permitted Transferees that become Limited Partners from time to time in accordance with this Agreement, but does not include any other Assignee or other transferee of any Partnership Interest of any Original Limited Partner succeeding to all or any part of such Partnership Interest.

“Original Limited Partner Representative” means the ORC Partner or such other Person as may be appointed from time to time by a Majority in Interest of the Limited Partners.

“Participating Seller Earnout Units” means, as of the time of determination, Seller Earnout Units for which a Triggering Event has occurred at or prior to such time. For the avoidance of doubt: (i) a Series E-1 Seller Earnout Unit shall be a Participating Seller Earnout Unit upon and following a Triggering Event described in clause (a) of the definition of Triggering Event and (ii) a Series E-2 Seller Earnout Unit shall be a Participating Seller Earnout Unit upon and following a Triggering Event described in clause (b) of the definition of Triggering Event.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners (collectively).

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2).

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“Partnership” means Blue Owl Capital Holdings LP, the limited partnership formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Employee” means an employee of the Partnership or an employee of a Subsidiary of the Partnership, if any.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Common Units, GP Units or other Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2) and is computed in accordance with Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a record date fixed for the determination of Partners entitled to receive any distribution, shall (unless otherwise determined by the General Partner) be the same as the record date established by PubCo for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Representative” means the “partnership representative” for purposes of the BBA, or similar role under the provisions of state, local and non-U.S. tax law.

“Partnership Unit” means a Common Unit, a GP Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3.

“Percentage Interest” means, with respect to each Partner, as to any class or series of Partnership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of such class or series held by such Partner and the denominator of which is the total number of Partnership Units of such class or series held by all Partners. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units and GP Units, treated as a single class for such purpose.

“Permitted Transfer” means any Transfer that is: (a) a transfer of any Partnership Interest made to a Permitted Transferee of the transferor upon prior written notice to (i) the Partnership and (ii) (x) if the transferor is the ORC Partner, the Diamond Partner and the NB Partner Representative or (y) if the transferor is an NB Partner or the Diamond Partner, the ORC Partner; or (b) made pursuant to any liquidation, merger, stock exchange or other similar transaction following the Effective Date which results in all of the Partnership’s Partners exchange or having the right to exchange their Partnership Interests for cash, securities or other property. Notwithstanding the foregoing, a “Permitted Transfer” shall be deemed to have not occurred for purposes of this Agreement, if there occurs any act or circumstance subsequent to such Transfer that causes such transfer to not be a Permitted Transfer, or the transferee not to be a Permitted Transferee.

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“Permitted Transferee” has the meaning given such term in the Investor Rights Agreement (with references to “Qualified Stockholder” replaced with “Qualified Unitholder” and with references to “NB Aggregators” replaced with “NB Partners”).

“Person” has the meaning given to such term in the Investor Rights Agreement.

“Proceedings” has the meaning given to such term in the BCA.

“Protected Partner” means each Person listed on Schedule II, and any Person who acquired Protected Units from another Protected Partner in a transaction in which such Person’s adjusted basis in such Protected Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the other Protected Partner in such Protected Units.

“Protected Units” means the Partnership Units held, directly or indirectly, by the Protected Partner.

“PubCo Bylaws” means the Bylaws of PubCo, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“PubCo Charter” means the Amended and Restated Certificate of Incorporation of PubCo, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Qualified Unitholder” means any Limited Partner that is a Qualified Stockholder (as defined in the PubCo Charter).

“Regulations” means one or more United States Treasury Regulations promulgated under Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Replacement Indebtedness” means any liability that is treated as a liability of the Partnership for U.S. federal income tax purposes that replaces or refinances either (i) the Midco Indebtedness or (ii) the Revolver Indebtedness, and with respect to which all of the following requirements are met: (a) the assets of the Opal Business (but not the Diamond Business) are subject to such liability (as determined for U.S. federal income tax purposes) within the meaning of Regulations Section 1.752-3(a)(2), and (b) such liability is not treated, in whole or in part, as a “recourse liability” (as defined in Regulations Section 1.752-1(a)(1)) of the Partnership for U.S. federal income tax purposes.

“Reserve Amount” has the meaning set forth in Section 4.7.

“Revolver Indebtedness” means indebtedness incurred by Owl Rock Capital Advisors LLC or Owl Rock Technology Advisors LLC, pursuant to one or more Loan and Security Agreements, with East West Bank as lender, including the Amended and Restated Loan and Security Agreement, dated as of February 20, 2020, the Loan and Security Agreement, dated as of February 22, 2019, as each may be amended, restated or refinanced from time to time.

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“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning given to such term in the BCA.

“Seller Earnout Units” means the “Seller Earnout Units,” as defined in and issued pursuant to Section 2.17 of the BCA, of which (a) [•] are hereby designated as “Series E-1 Seller Earnout Units” and (b) [•] are hereby designated as “Series E-2 Seller Earnout Units”. The Seller Earnout Units (including the number of Series E-1 Seller Earnout Units and of Series E-2 Seller Earnout Units) issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Schedule I attached to this Agreement.

“Series E-1 Seller Earnout Units” has the meaning set forth in the definition of “Seller Earnout Units”.

“Series E-2 Seller Earnout Units” has the meaning set forth in the definition of “Seller Earnout Units”.

“Subject Liability” means (a) the Midco Indebtedness and the Revolver Indebtedness and (b) any Replacement Indebtedness.

“Subsidiary” has the meaning given to such term in the Investor Rights Agreement. For the avoidance of doubt, the “Diamond Funds” and the “Opal Funds” (as each is defined in the BCA) shall not be “Subsidiaries” of the Partnership for purposes of this Agreement.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.4.

“Tax Distribution” has the meaning set forth in Section 4.2.

“Tax Distribution Date” means, with respect to each calendar year, (a) April 10, June 10, September 10, and December 10 of such calendar year, which shall be adjusted by the General Partner as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law, and (b) in the event that the General Partner determines (which determination shall be made prior to the date specified in this clause (b)) that the Tax Distributions made in respect of estimated taxes as described in clause (a) were insufficient to pay each Holder’s Assumed Tax Liability for the entirety of such year, April 10 of the following year (for purposes of making a Tax Distribution of the shortfall).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Effective Date, by and among PubCo, the Partnership, Blue Owl Carry and the other parties thereto, as the same may be amended, modified, supplemented or waived from time to time.

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“Transfer” has the meaning given to such term in the Investor Rights Agreement. Notwithstanding the foregoing: (a) any Exchange of Common Units, or acquisition of Exchanged Securities by PubCo pursuant to the Exchange Agreement shall not constitute a “Transfer” for purposes of this Agreement; (b) any transfer of Seller Earnout Units to the Partnership pursuant to Section 3.1(c) shall not constitute a “Transfer” for purposes of this Agreement; and (c) the pledge (in and of itself) of Partnership Interest by a Partner that creates a mere security interest in such Partnership Interest pursuant to a bona fide loan or indebtedness transaction for so long as such Partner continues to exercise control over such pledged Partnership Interest shall not be considered a “Transfer” for purposes of this Agreement, but a foreclosure on such Partnership Interest or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a Permitted Transfer at such time.

“Triggering Event” means:

(a) with respect to any Series E-1 Seller Earnout Unit, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(i) the Volume Weighted Average Share Price of a Class A Share equals or exceeds $12.50 per share for any 20 consecutive trading days following the Effective Date; and

(ii) if the Partnership or PubCo is consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets and the consideration payable per Class A Share or per Blue Owl Unit (as applicable) in connection therewith equals or exceeds $12.50 per Class A Share or per Blue Owl Unit (as applicable); and

(b) with respect to any Series E-2 Seller Earnout Unit, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(i) the Volume Weighted Average Share Price of a share of Class A Common Stock equals or exceeds $15.00 per share for any 20 consecutive trading days following the Effective Date; and

(ii) if the Partnership or PubCo is consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets and the consideration payable per share of Class A Common Stock or per Blue Owl Unit (as applicable) in connection therewith equals or exceeds $15.00 per Class A Share or per Blue Owl Unit (as applicable).

Notwithstanding the foregoing, and without limitation of Section 3.8 of this Agreement, if PubCo or the Partnership at any time combines or subdivides (by any equity split, dividend, recapitalization, reorganization, merger, amendment of the PubCo Charter, amendment to this Agreement, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), each of the applicable per share prices in the foregoing definition of “Triggering Event” shall be equitably adjusted to take into account such equity split, dividend, recapitalization, reorganization, merger, amendment of the PubCo Charter, amendment of this Agreement, scheme, arrangement or extraordinary dividend or other applicable transaction.

“Volume Weighted Average Share Price” has the meaning given to such term in the BCA.

“Warrants” has the meaning given to such term in the Investor Rights Agreement.

Section 1.2 Interpretation. In this Agreement and in the Schedules and Exhibits to this Agreement, except to the extent that the context otherwise requires:

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(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g) the word “or” is not exclusive, and has the meaning represented by the phrase “and/or,” unless the context clearly prohibits that construction;

(h) references to “dollar” or “$” refer to United States dollars;

(i) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(j) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation. The Partnership is a limited partnership previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Certificate, and all actions taken or to be taken by any person who executed and filed or who executes and files, after the Effective Date, the Certificate are adopted and ratified, or authorized, as the case may be.

Section 2.2 Name. The name of the Partnership is “Blue Owl Capital Holdings LP”. The Partnership may also conduct business at the same time and from time to time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable Law.

Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Partnership is located at 399 Park Avenue, 38th floor, New York, New York 10022, or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

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Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Partnership shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Partnership in the State of Delaware. As of the Effective Date, the address of the registered office of the Partnership in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Partnership’s registered agent for service of process at such address is The Corporation Trust Company.

Section 2.5 Term. The term of the Partnership commenced on the Formation Date and such term shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Partnership, the existence of the Partnership shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No Concerted Action. Each Partner acknowledges and agrees that, except as expressly provided in this Agreement, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Partner. Other than in respect of the Partnership, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Partner or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 2.7 Business Purpose. The Partnership may carry on any lawful business, purpose or activity in which a limited partnership may be engaged under applicable Law (including the Act).

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Partnership, in the Office of the Secretary of State of the State of Delaware as required by the Act. The General Partner may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the Laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

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Section 2.10 Representations and Warranties by the Partners.

(a) Each Partner that is an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that: (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other Law to which such Partner is subject; and (ii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner that is not an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that: (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required; (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other Law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject; and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that it is an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling at any particular time or under any predetermined circumstances, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law. Each Partner further represents and warrants that: (i) it is aware of and understands that the Partnership Units held by such Partner are not registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law and may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom; (ii) that the Partnership shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act; (iii) there is no established market for the Partnership Units and no market (public or otherwise) for the Partnership Units will develop in the foreseeable future; (iv) such Partner has no rights to require that the Partnership Units be registered under the Securities Act or the securities Laws of

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various states, and the Partner will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act; and (v) such Partner is aware that the acquisition of Partnership Interests involves substantial risk, and that it can bear the economic risk in its investment (which such Partner acknowledges may be for an indefinite period) and such Partner has such knowledge and experience in financial or business matters that such Partner is capable of evaluating the merits and risks of its investment in Partnership Interests.

(d) The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

(e) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Notwithstanding the foregoing, the General Partner may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) as applicable to any Partner that is not an Original Limited Partner (including any Additional Limited Partner or Substituted Limited Partner or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Partnership and the General Partner.

Section 2.11 References to Certain Equity Securities. Each reference to a Class A Share, Class B Share, Class C Share, Class D Share, Class E Share, Common Unit, GP Unit, other Partnership Unit, other Partnership Interest, Carry GP Unit or Carry Unit shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend or other distribution. For the avoidance of doubt, restrictions applicable to the Common Units (as set forth in this Agreement) or Carry Units (as set forth in the Carry LPA) and Class C Shares and Class D Shares (as set forth in the PubCo Charter) shall not apply to Class A Shares or Class B Shares received in respect thereof in connection with an Exchange (or Direct Exchange).

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ARTICLE III

CLASSES OF PARTNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

Section 3.1 Classes of Partnership Interests; Capital Contributions of the Partners.

(a) Each Partner’s relative rights, privileges, preferences, restrictions and obligations with respect to the Partnership are represented by such Partner’s Partnership Interests. There shall initially be two classes of Partnership Interests: Common Units, which shall be issued to and held by the Limited Partners, and GP Units, which shall be issued to and held by the General Partner only. An unlimited number of Common Units are authorized for issuance, and an unlimited number of GP Units are authorized for issuance. Schedule I to this Agreement shall be updated after the Closing to reflect the transactions consummated on the Closing Date, and the Partnership Interests held by the Partners as of such time.

(b) Each Original Limited Partner and the General Partner has heretofore and concurrently with the consummation of the transactions contemplated by the BCA is making or is deemed to make Capital Contributions to the Partnership. Except as provided by Law or in Section 3.2, Section 3.3 or Section 9.4, the Partners shall have no obligation or, except with the prior written consent of the General Partner, right to make any other Capital Contributions or any loans to the Partnership. The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number of Partnership Units of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges (including Exchanges and Direct Exchanges) or other Transfers, or any redemptions, issuances or similar events involving Partnership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as then in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized under this Agreement in respect of the Register without any need to obtain the consent of any other Partner. No action of any Limited Partner shall be required to amend or update the Register. Except as required by applicable Law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

(c) Notwithstanding anything to the contrary in this Agreement, in the event there has not been a Triggering Event with respect to any Seller Earnout Unit as of the Earnout Termination Date, each such Seller Earnout Unit shall, automatically and without further action on the part of the Partnership of any Holder of Partnership Interests, be transferred to the Partnership and cancelled for no consideration, effective as of the Earnout Termination Date.

Section 3.2 Issuances of Additional Partnership Interests. On the terms and subject to the conditions of this Agreement (including Section 3.4 and Section 3.7):

(a) General. The General Partner is authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and subject to such conditions as shall be established by the General Partner, without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Partnership, or (v) upon the contribution of property or assets to the

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Partnership. A Partnership Interest of any class or series other than a Common Unit or a GP Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Partnership Interest, the General Partner shall amend the Register and the books and records of the Partnership as appropriate to reflect such issuance.

(b) No Preemptive Rights. Except as expressly provided in this Agreement (including Section 3.7), no Person, including any Holder, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 3.3 Additional Funds and Capital Contributions.

(a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Partnership Units, for the payment of Tax Distributions or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 3.3 without the approval of any Limited Partner or any other Person.

(b) Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than, except as contemplated in Section 3.3(c), the General Partner or PubCo or any other Subsidiary of PubCo that is not the Partnership or any of its Subsidiaries or Blue Owl Carry or any of its Subsidiaries) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units. The Partnership shall not incur any such Debt if any Partner (other than the General Partner in its capacity as such) would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(c) General Partner and PubCo Loans. At any time prior to the Partnership becoming a wholly owned subsidiary of PubCo, the net proceeds of any Debt incurred by or on behalf of the General Partner, PubCo or any other Subsidiary of PubCo (other than the Partnership and its Subsidiaries or Blue Owl Carry and its Subsidiaries) shall be loaned to the Partnership and Blue Owl Carry in accordance with their respective Allocation Percentages, to the extent not prohibited by Law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as such Debt. The Partnership shall not incur any such Debt if any Partner (other than the General Partner in its capacity as such) would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

Section 3.4 Issuances; Repurchases and Redemptions; Recapitalizations.

(a) Issuances by PubCo.

(i) Subject to Section 3.4(a)(ii), Article XIV, the Exchange Agreement and the Investor Rights Agreement, if, at any time after the Closing Date, PubCo sells or issues Class A Shares, Class B Shares or any other Equity Securities of PubCo (other than Class C Shares or Class D Shares (it being understood and agreed that no Class E Shares shall be issued after the Closing Date)):

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(A) the Partnership shall concurrently issue to the General Partner an equal number of GP Units (if PubCo issues Class A Shares or Class B Shares), or an equal number of such other Equity Security of the Partnership corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Shares or Class B Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued (adjusted for any taxes owed by PubCo on the receipt of such distribution);

(B) the General Partner will cause Blue Owl Carry to concurrently issue to the General Partner an equal number of Carry GP Units (if PubCo issues Class A Shares or Class B Shares), or an equal number of such other Equity Security of Blue Owl Carry corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Shares or Class B Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued (adjusted for any taxes owed by PubCo on the receipt of such distribution), pursuant to and in accordance with Section 3.4(a) of the Carry LPA; and

(C) PubCo shall concurrently contribute to the General Partner, which shall concurrently contribute to (x) the Partnership, its Allocation Percentage of, and (y) Blue Owl Carry, its Allocation Percentage of, the net proceeds or other property received by PubCo, if any, for such Class A Share, Class B Share or other Equity Security.

(ii) Notwithstanding anything to the contrary contained in Section 3.4(a)(i) or Section 3.4(a)(iii), this Section 3.4(a) shall not apply to: (x) the issuance and distribution to holders of Class A Shares, Class B Shares or other Equity Securities of PubCo of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Shares or Class B Shares, such Class A Shares or Class B Shares will be issued together with a corresponding right under such plan); or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in Section 3.4(a)(iii) below, as applicable).

(iii) In the event any outstanding Equity Security of PubCo is exercised or otherwise converted or subject to vesting and, as a result, any Class A Shares, Class B Shares or other Equity Securities of PubCo are issued (including as a result of the exercise of Warrants):

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(A) the corresponding Equity Security outstanding at the Partnership and at Blue Owl Carry, if any, shall be similarly exercised or otherwise converted or subject to vesting, if applicable;

(B) an equivalent number of (x) GP Units or equivalent Equity Securities of the Partnership and (y) Carry GP Units or equivalent Equity Securities of Blue Owl Carry shall be issued to the General Partner as required by Section 3.4(a)(i); and

(C) PubCo shall concurrently contribute to the General Partner, which shall concurrently contribute to (x) the Partnership, its Allocation Percentage of, and (y) Blue Owl Carry, its Allocation Percentage of, the net proceeds (if any) received by PubCo from any such exercise or conversion.

(b) New Partnership Issuances. Except pursuant to the Exchange Agreement:

(i) the Partnership may not issue any additional GP Units or other Partnership Units to PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) unless substantially simultaneously therewith (A) Blue Owl Carry issues an equal number of Carry GP Units or Carry Units (as applicable) to PubCo or such Subsidiary and (B) PubCo or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares or Class B Shares of PubCo (or relevant Equity Security of such Subsidiary) to another Person or Persons and PubCo or such Subsidiary contributes such proceeds to the Partnership and Blue Owl Carry (in accordance with their respective Allocation Percentages);

(ii) the Partnership may not issue any other Equity Securities of the Partnership to PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) unless substantially simultaneously therewith (A) Blue Owl Carry issues an equal number of Equity Securities (with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership) to PubCo or such Subsidiary and (B) PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership and PubCo or such Subsidiary contributes such proceeds to the Partnership and Blue Owl Carry (in accordance with their respective Allocation Percentages); and

(iii) the Partnership may not issue any Equity Securities of the Partnership to any Person other than PubCo or any of its Subsidiaries unless substantially simultaneously therewith Blue Owl Carry issues an equal number of Equity Securities (with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership) to such Person.

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(c) Repurchases and Redemptions.

(i) Neither PubCo nor any of its Subsidiaries (including the General Partner, but other than the Partnership, Blue Owl Carry and their respective Subsidiaries) may redeem, repurchase or otherwise acquire:

(A) Class A Shares or Class B Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith (x) the Partnership redeems, repurchases or otherwise acquires from the General Partner an equal number of GP Units for a price per GP Unit equal to the Partnership’s Allocation Percentage of the price per Class A Share or Class B Share (if any, and as applicable); and (y) Blue Owl Carry redeems, repurchases or otherwise acquires from the General Partner an equal number of Carry GP Units for a price per Carry GP Unit equal to Blue Owl Carry’s Allocation Percentage of the price per Class A Share or Class B Share (if any, and as applicable); or

(B) any other Equity Securities of PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith (x) the Partnership redeems, repurchases or otherwise acquires from the General Partner an equal number of the corresponding class or series of Equity Securities of the Partnership with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for a price per Equity Security of the Partnership equal to the Partnership’s Allocation Percentage of the price per Equity Security of PubCo or such Subsidiary (if any); and (y) Blue Owl Carry redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of Blue Owl Carry with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for a price per Equity Security of Blue Owl Carry equal to Blue Owl Carry’s Allocation Percentage of the price per Equity Security of PubCo or such Subsidiary (if any).

(ii) The Partnership may not redeem, repurchase or otherwise acquire:

(A) any GP Units from PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) unless: (I) substantially simultaneously therewith (x) Blue Owl Carry redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Carry GP Units

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from PubCo or such Subsidiary, and (y) PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Shares or Class B Shares; and (II) the price per GP Unit and the price per Carry GP Unit shall be the Partnership’s and Blue Owl Carry’s respective Allocation Percentage of the price per Class A Share or Class B Share (as applicable); or

(B) any other Partnership Units of the Partnership from PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) unless: (I) substantially simultaneously therewith (x) Blue Owl Carry redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of other Equity Securities of Blue Owl Carry from PubCo or such Subsidiary of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary and (y) PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Equity Securities of PubCo or such Subsidiary of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Partnership Units of PubCo or such Subsidiary; and (II) the price per other Partnership Units of the Partnership and the price per other Equity Security of Blue Owl Carry shall be the Partnership’s and Blue Owl Carry’s respective Allocation Percentage of the price per other Equity Security of PubCo or such Subsidiary.

(d) Equity Subdivisions and Combinations. Except in accordance with the Exchange Agreement:

(i) The Partnership shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Partnership Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding (A) related class or series of Equity Security of PubCo (which, in the case of the GP Units, shall be the Class A Shares) and (B) related class or series of Equity Security of Blue Owl Carry, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Partnership, Blue Owl Carry and PubCo.

(ii) (A) PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Security of PubCo, and (B) the General Partner will cause Blue Owl Carry not to in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or

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otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Security of Blue Owl Carry, in each case, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Partnership Units or other related class or series of Equity Security of the Partnership (which, in the case of the Class A Shares, shall be the GP Units), with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Partnership, Blue Owl Carry and PubCo.

(e) General Authority. For the avoidance of doubt, but subject to Section 3.1, Section 3.2, Section 6.7 and this Section 3.4, the Partnership, Blue Owl Carry, PubCo and the General Partner shall be permitted, without the consent of any other Partner, to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units and GP Units as the General Partner reasonably determines in good faith is necessary to maintain at all times a one-to-one-to-one ratio among: (i) on the one hand, (A) the number of GP Units owned by PubCo, directly or indirectly (including through the General Partner), (B) the number of outstanding Class A Shares and Class B Shares, and (C) the number of outstanding Carry GP Units owned by PubCo, directly or indirectly (including through the General Partner); and (ii) on the other hand, (A) the number of outstanding Class C Shares and Class D Shares held by any Person, (B) the number of Common Units held by such Person and (C) the number of outstanding Carry Units held by such Person disregarding, for purposes of maintaining the one-to-one-to-one ratios in clause (i), (x) warrants, options, stock appreciation rights, restricted stock, restricted stock units, performance based awards or other rights to acquire Equity Securities of PubCo issued under any employee benefit plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares or Class B Shares, (y) treasury stock, or (z) preferred stock or other debt or Equity Securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Shares or Class B Shares (but in each case, prior to such conversion, exercise or exchange, and shall, for the avoidance of doubt, apply to the issuance of Equity Securities of PubCo in connection with the exercise, vesting or settlement of such preferred stock, other debt or Equity Securities) (except to the extent the net proceeds from any such convertible preferred securities or any other Equity Securities entitled to distributions, dividends or other payments prior to conversion, including any purchase price payable upon conversion thereof, has been contributed by PubCo to the equity capital of the Partnership).

Section 3.5 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided in this Agreement or by applicable Law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 3.6 Capital Accounts.

(a) A Capital Account shall be maintained by the General Partner for each Partner in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Regulations, the other provisions of this Agreement. Each Partner’s Capital Account balance as of the Effective Date shall be equal to the amount of its respective “Closing Date Capital Account Balance” set forth opposite such Partner’s name on Exhibit A, which balances shall reflect a revaluation of the Partnership’s assets in accordance with clause (ii)(6) of the definition of Gross Asset Value. Thereafter, each Partner’s Capital Account shall be

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(A) increased by (i) allocations to such Partner of Net Income pursuant to Section 5.1 and any other items of income or gain allocated to such Partner pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Partnership and any Liabilities to which the asset is subject) contributed to the Partnership by such Partner, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (B) decreased by (i) allocations to such Partner of Net Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Partner pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Partner and any Liabilities to which the asset is subject) distributed to such Partner, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

(b) In the event of a Transfer of Partnership Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Partnership Units shall carry over to the Transferee Partner in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

(c) This Section 3.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations.

Section 3.7 Certain Preemptive Rights of the NB Partners. Notwithstanding anything to the contrary in this Article III, but subject to Section 3.7(c):

(a) Exercises of PubCo Preemptive Rights. If NB is issued Equity Securities of PubCo in connection with NB’s exercise of its preemptive rights set forth in Section 2.3(f) of the Investor Rights Agreement, PubCo shall concurrently contribute to the General Partner, which shall concurrently contribute to (x) the Partnership, its Allocation Percentage of, and (y) Blue Owl Carry, its Allocation Percentage of, the net proceeds or other property received by PubCo, if any, for such Equity Securities, in exchange for a corresponding number of related GP Units, Carry GP Units or other Equity Securities, as applicable of the Partnership and Blue Owl Carry as determined in accordance with Section 3.4(a).

(b) Partnership Issuances to Third Parties.

(i) Except as mutually agreed between the NB Partner Representative and the General Partner, until the first date upon which the NB First Ownership Threshold is no longer satisfied, without duplication of the rights of the NB Partners under Section 2.3(f) of the Investor Rights Agreement, the NB Partners shall have preemptive rights with respect to Equity Securities of the Partnership and any Subsidiaries of the Partnership to be issued to any Person other than PubCo or any of its Subsidiaries (other than the Partnership, Blue Owl Carry and its Subsidiaries) which must be exercised with respect to the same number of Equity Securities in the Partnership and Blue Owl Carry with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights, and shall otherwise be the same as the preemptive rights of NB set forth in Section 2.3(f) of the Investor Rights Agreement with respect to Equity Securities of PubCo (including the applicable procedures, exceptions and conditions set forth therein), and such Section 2.3(f) of the Investor Rights Agreement shall apply mutatis mutandis to such Equity Securities of the Partnership (and is incorporated in this Agreement by reference).

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(ii) Substantially simultaneously with any issuance of Equity Securities of the Partnership to the NB Partners pursuant to their exercise of the preemptive rights set forth in Section 3.7(b)(i) (which shall be at the election of the NB Partner Representative): (A) Blue Owl Carry shall issue an equal number of Equity Securities (with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership) to the NB Partners (in the aggregate); and (B) the NB Partners shall collectively contribute to (x) the Partnership, its Allocation Percentage of, and (y) Blue Owl Carry, its Allocation Percentage of, the aggregate consideration payable for such Equity Securities.

(c) Notwithstanding anything in this Section 3.7 to the contrary, the NB Partners shall not have any preemptive rights with respect to, and the foregoing provisions of this Section 3.7 shall not apply to the issuance of, (i) Excluded Securities (as defined in the Investor Rights Agreement) or (ii) Equity Securities of the Partnership issued pursuant to Section 3.4 solely to maintain the one-to-one-to-one ratio contemplated by Section 3.4(e).

(d) Notwithstanding anything in this Agreement to the contrary, the NB Partners’ rights under this Section 3.7 are personal to the NB Partners and may not be assigned to any Person.

Section 3.8 Adjustments. If there are any changes as a result of any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Partnership Units, then appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Partnership Units as so changed.

ARTICLE IV

DISTRIBUTIONS

Section 4.1 Distributions Generally. Subject to Section 4.5 and Section 4.7, the General Partner may cause the Partnership to distribute all or any portion of available cash of the Partnership to the Holders of Partnership Units in accordance with their respective Percentage Interests of Partnership Units on the Partnership Record Date with respect to such distribution.

Section 4.2 Tax Distributions. Prior to making distributions pursuant to Section 4.1, on or prior to each Tax Distribution Date, the Partnership shall be required to, subject only to (i) Section 4.5, (ii) Available Cash and (iii) the terms and conditions of any applicable Debt arrangements (and the General Partner will use commercially reasonable efforts not to enter into Debt arrangements the terms and conditions of which restrict or prohibit the making of customary tax distributions to the Partners), make pro rata distributions of cash to the Holders of Partnership Units (in accordance with their respective Percentage Interests of Partnership Units), including Seller Earnout Units, in an amount sufficient to ensure that each such Holder receives a distribution

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at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates (“Tax Distributions”). Notwithstanding the foregoing, distributions pursuant to this Section 4.2, if any, shall be made to the Partners only to the extent all previous distributions to the Partners pursuant to Section 4.1 with respect to the taxable period are less than the distributions the Partners otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 4.2. For the avoidance of doubt, if for any reason the Partnership on any Tax Distribution Date does not make the full amount of distributions required under this Section 4.2 (determined without regard to the limitations in clauses (i), (ii), and (iii) of the first sentence in this Section 4.2), the amount of Tax Distributions required on the succeeding Tax Distribution Date will be increased by such shortfall until the full amount of required Tax Distributions have been made.

Section 4.3 Distributions in Kind. Subject to of the Exchange Agreement and Article XIV, no Holder may demand to receive property other than cash as provided in this Agreement. The General Partner may cause the Partnership to make a distribution in kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with this Article IV, Article V and Article IX.

Section 4.4 Distributions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article III, the General Partner is authorized to make such revisions to this Article IV and to Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including making preferential distributions in respect of such additional Partnership Units.

Section 4.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate the Act or other applicable Law.

Section 4.6 Use of Distributions. PubCo and its Subsidiaries shall use distributions received from and other cash of the Partnership for payment of taxes, liabilities or expenses of PubCo or such Subsidiary, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Executive Committee and in accordance with the terms and conditions of the Investor Rights Agreement. PubCo or such Subsidiary may not use such distributions or other cash of the Partnership to acquire any Partnership Interests or to buyback shares of PubCo’s capital stock, except in accordance with Section 3.4.

Section 4.7 Seller Earnout Units (Distributions). Notwithstanding anything in this Article IV to the contrary, for all purposes of this Article IV, if, as of any date for distribution with respect to Partnership Units (other than Tax Distributions, which shall be paid to all Seller Earnout Units), any Seller Earnout Units remain issued and outstanding, then (a) the Partnership shall pay a distribution with respect to each Participating Seller Earnout Unit (if any) that is equal to the amount of the distribution paid in respect of a Common Unit on such distribution date and (b) the Partnership shall reserve an amount with respect to each Non-Participating Seller Earnout Unit (if any) that is equal to the amount of the distribution paid in respect of a Common Unit on such distribution date (together with any prior reserved amounts with respect to such Seller Earnout

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Unit, a “Reserve Amount”). If a Triggering Event occurs with respect to a Seller Earnout Unit that has a Reserve Amount at the time of such Triggering Event, the Partnership shall establish a record date for payment of a distribution to the holder of such Seller Earnout Unit with respect to which the Triggering Event has occurred and, subject to Section 4.5, pay a distribution with respect to each such Seller Earnout Unit equal to the cumulative Reserve Amount with respect to such Seller Earnout Unit. If a Triggering Event does not occur with respect to any Seller Earnout Unit prior to the Earnout Termination Date, the cumulative Reserve Amount with respect to such Seller Earnout Unit shall be released back to the Partnership without further liability of the Partnership.

ARTICLE V

ALLOCATIONS

Section 5.1 General Allocations. After giving effect to the allocations under Section 5.2, and subject to Section 5.2 and Section 5.4, Net Income and Net Loss (and, to the extent reasonably determined by the General Partner to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Partners during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Partner, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Partner would receive pursuant to Section 12.3 if all assets of the Partnership on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Partners immediately after making such allocation, minus (b) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets.

Section 5.2 Additional Allocation Provisions

Notwithstanding the foregoing provisions of this Article V:

(a) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 5.1, or any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

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(ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 5.2(a)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt. A Holder’s share of the net decrease in Partner Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to this Section 5.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible. Notwithstanding the foregoing sentence, an allocation pursuant to this Section 5.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.2(a)(iv) were not in the Agreement. It is intended that this Section 5.2(a)(iv) comply with the qualified income offset requirement in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Curative Allocations. The allocations set forth in Sections 5.2(a)(i), 5.2(a)(ii), 5.2(a)(iii) and 5.2(a)(iv), (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Interests so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Interest shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

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(b) Allocation of Excess Nonrecourse Liabilities. Except as provided in Section 9.5, for purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s respective interest in Partnership profits shall be equal to such Holder’s Percentage Interest with respect to Common Units and/or GP Units.

Section 5.3 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 5.3, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1 and Section 5.2.

(b) Section 704(c) Allocations. Notwithstanding Section 5.3(a), Tax Items with respect to an Asset that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under the traditional method as described in Regulations Section 1.704-3(b). In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the traditional method as described in Regulations Section 1.704-3(b). For the avoidance of doubt and without limiting the foregoing, the traditional method as described in Regulations Section 1.704-3(b) shall be applied with respect to each asset contributed (or deemed contributed) or otherwise owned by the Partnership on the Closing Date. If, as a result of an exercise of a non-compensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(a)(i), the General Partner causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

Section 5.4 Other Allocation Rules. With regard to the General Partner’s acquisition of the GP Units pursuant to the BCA, Net Income and Net Loss shall be allocated to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Code Section 706 and the Regulations thereunder. If during any Fiscal Year there is any other change in any Partner’s ownership of Partnership Units in the Partnership, the General Partner shall take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Code Section 706 and the Regulations thereunder. Notwithstanding the foregoing sentence, such allocations may instead be made in another manner that complies with the provisions of Code Section 706 and the Regulations thereunder and that is selected by the General Partner.

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Section 5.5 Seller Earnout Units (Allocations). The parties to this Agreement intend that, for U.S. federal income tax purposes, and for purposes of the tax, allocation, and Capital Account provisions of this Agreement (i) no Partner shall be treated as having taxable income or gain as a result of holding any Seller Earnout Unit at the time a Triggering Event has occurred with respect such Seller Earnout Unit, (ii) prior to the time any Seller Earnout Unit is forfeited to the Partnership in accordance with Section 3.1(c), such Seller Earnout Unit shall be treated as (and shall receive allocations as if they were) outstanding and not subject to forfeiture for U.S. federal income tax purposes, and (iii) if any Seller Earnout Unit is forfeited for failing to achieve a Triggering Event prior to the Earnout Termination Date, the parties to this Agreement intend and agree to treat such forfeiture as an adjustment to the transaction consideration pursuant to the BCA and the Partnership shall (x) make corresponding adjustments to the initial Capital Accounts of the Partners as necessary or appropriate and (y) prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Code Section 1313.

ARTICLE VI

OPERATIONS

Section 6.1 Management. Subject to the terms of this Agreement (including Section 6.7):

(a) The General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Partnership. The General Partner shall have the exclusive power and authority to bind the Partnership, except and to the extent that such power is expressly delegated in writing to any other Person by the General Partner, and such delegation shall not cause the General Partner to cease to be a Partner or the General Partner of the Partnership. The General Partner shall be an agent of the Partnership’s business, and the actions of the General Partner taken in such capacity and in accordance with this Agreement shall bind the Partnership. The General Partner shall at all times be a Partner of the Partnership. The General Partner shall constitute a “general partner” under the Act. No Limited Partner or Assignee (other than in its separate capacity as the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement. The General Partner may not withdraw or be removed from the Partnership except as set forth in Section 10.2.

(b) The determination as to any of the following matters, made by or at the direction of the General Partner consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Partnership and every Limited Partner: (i) the amount of assets at any time available for distribution or the redemption of Common Units and GP Units; (ii) the amount and timing of any distribution (subject to the requirements of Section 4.2 related to

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Tax Distributions); (iii) any determination as to Exchanged Securities that is not inconsistent with the provisions of the Exchange Agreement; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created, or whether or not the foregoing shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Partnership; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Partnership; or (vii) any other matter relating to the business and affairs of the Partnership or required or permitted by applicable Law, this Agreement or otherwise to be determined by the General Partner.

(c) The General Partner may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Partnership as the General Partner deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the General Partner from time to time, provided that in no event shall the General Partner be absolved of its fiduciary duties pursuant to Section 6.5(c) by virtue of any appointment. Each such officer and/or board or committee member shall serve at the pleasure of the General Partner.

(d) Except as otherwise expressly provided in this Agreement (including Section 6.7, as applicable) or required by any non-waivable provision of the Act or other applicable Law, no Partner other than the General Partner shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Partnership. Without limiting the generality of the foregoing, but subject to Section 6.7 (as applicable), the General Partner may cause the Partnership, without the consent or approval of any other Partner, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or Equity Securities (subject to any limitations expressly provided for in this Agreement) or (H) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the General Partner, no Limited Partner or Person other than the General Partner shall be an agent for the Partnership or have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.

(e) Only the General Partner may commence a voluntary case on behalf of, or an involuntary case against, the Partnership under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Partner, to the fullest extent permitted by applicable Law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

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(f) It is anticipated that the General Partner’s primary business activities shall be focused on the operation of the Partnership, Blue Owl Carry and their respective Subsidiaries. Subject to the foregoing, the Partners acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Partnership, the General Partner, or any Affiliate of either of them: (i) any Limited Partner and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others; (ii) neither the Partnership nor any Partner (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and (iii) the pursuit of such activities by any such Partner shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Partner to the Partnership or the other Partners.

(g) Subject to Section 6.1(h), the General Partner shall have the power, without the consent of the Partners or the consent or approval of any Limited Partner, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii) to reflect a change that is of an inconsequential nature, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with applicable Law or with other provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state Law;

(v) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article V or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 4.4 or as contemplated by the Code or the Regulations);

(vi) to reflect the issuance of additional Partnership Interests in accordance with Article III and

(vii) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Partnership Units issued pursuant to Article III.

(viii) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership and which does not violate Section 6.1(h) or Section 6.7, and does not adversely affect any Limited Partner in any material respect.

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(h) Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner adversely affected thereby (if any), if such amendment or action would: (i) convert a Limited Partner into a general partner of the Partnership (except as a result of the Limited Partner becoming the General Partner pursuant to Section 11.1 of this Agreement); (ii) modify the limited liability of a Limited Partner or increase the obligation of a Limited Partner to make a Capital Contribution to the Partnership; (iii) adversely alter the rights of any Partner to receive the distributions to which such Partner is entitled pursuant to Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V (except, in any case, as permitted pursuant to Sections 3.2 and 4.4); (iv) would convert the Partnership into a corporation; or (v) amend Section 6.3(b) or this Section 6.1(h). Notwithstanding the foregoing sentence, with respect to the foregoing clause (iii) and (iv), the consent of any individual Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Limited Partners. Further, no amendment may alter the restrictions on the General Partner’s authority set forth in the preceding sentence of this Section 6.1(h) without the consent so specified in such preceding sentence. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

(i) Notwithstanding anything to the contrary in this Agreement, the rights and authority of the General Partner under this Agreement are derivative of the governance and control rights of PubCo, and the General Partner shall not be permitted under this Agreement to override any rights, protections or requirements of PubCo, the Board, the Executive Committee and any applicable stockholders of PubCo pursuant to the terms and conditions of the PubCo Charter, the Investor Rights Agreement, or any other law, rule regulation or agreement binding upon it.

Section 6.2 Compensation and Advances.

(a) The General Partner shall not receive any fees from the Partnership for its services in administering the Partnership, except as otherwise provided in this Agreement (including the provisions of Articles IV and V regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

(b) From time to time and for so long as PubCo owns no other Person or businesses (other than the General Partner, the Partnership, Blue Owl Carry or any of their Subsidiaries), the Partnership shall be liable for, and shall reimburse the General Partner and PubCo, on a monthly basis, or such other basis as the General Partner may determine, for sums to the extent expended by PubCo or the General Partner (and specifically excluding sums paid directly by the Partnership or any of its Subsidiaries) in connection with the Partnership’s business, including: (i) costs and expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership; (ii) compensation of officers and employees of the General Partner, PubCo or the Partnership; (iii) director fees and expenses; (iv) all costs and expenses of PubCo being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders; and (v) other costs and expenses incidental to their existence or related to the foregoing matters. For the avoidance of doubt, in no event shall the expenses payable pursuant to this Section 6.2(b) include any tax liability of PubCo or the General Partner. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 6.6.

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(c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, if and to the extent any reimbursements to the General Partner, PubCo or any of their respective Affiliates by the Partnership pursuant to this Section 6.2, constitute gross income (as opposed to a repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” to PubCo within the meaning of Code Section 707(c) (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.3 Outside Activities.

(a) Neither the General Partner nor PubCo shall directly or indirectly enter into or conduct any business, other than in connection with and to the extent permitted by this Agreement: (i) the ownership, acquisition and disposition of Partnership Interests, Carry GP Units and Carry Units; (ii) with respect to the General Partner, the management of the business of the Partnership and Blue Owl Carry; (iii) with respect to PubCo, its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act; (iv) with respect to PubCo, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests; (v) financing or refinancing of any type related to the Partnership or Blue Owl Carry or their respective assets or activities; and (vi) such activities as are incidental thereto. Nothing contained in this Agreement shall be deemed to prohibit (x) the General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner or (y) the actions and operations permitted by the Carry LPA with respect to the parties thereto. PubCo and its Subsidiaries (including the General Partner) may, subject to the limitations of this Agreement (including Section 3.4) and the Carry LPA (as applicable) acquire Partnership Interests, Carry Units and Carry GP Units, and shall be entitled to exercise all rights of a Partner relating to such Partnership Interests, Carry Units and Carry GP Units (pursuant to and in accordance with the Carry LPA). At any time prior to the Partnership becoming a wholly-owned Subsidiary of PubCo, (A) PubCo shall own, directly or indirectly, 100% of the Equity Securities of the General Partner and (B) the General Partner shall hold no property or assets other than (x) Equity Securities in the Partnership and Blue Owl Carry, and their respective Subsidiaries, and (y) any property or assets incidental to the business contemplated by the first sentence of this Section 6.3(a).

(b) Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Partnership and its Subsidiaries (an “Excluded Opportunity”), and subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by an Indemnitee with the General Partner, PubCo, the Partnership, Blue Owl Carry or a Subsidiary of the foregoing (including any employment agreement), to the fullest extent permitted by applicable Law, any Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Partnership or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Partnership or any of its Subsidiaries, with no obligation to offer the Partnership or its Subsidiaries the right to participate therein. Nothing in this Agreement, including (without

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limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which any Indemnitee may be a party or the rights of any other party thereto restricting such Indemnitee’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable Law, but subject to the immediately preceding sentence, neither the Partnership nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Indemnitee that are not Excluded Opportunities, and the Partnership waives and renounces any interest or expectancy therein.

(c) Except with respect to Excluded Opportunities, and subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by an Indemnitee with the General Partner, PubCo, the Partnership, Blue Owl Carry or a Subsidiary of the foregoing (including any employment agreement), to the fullest extent permitted by applicable Law: (i) the engagement in competitive activities by an Indemnitee in accordance with the provisions of this Section 6.3 is deemed approved by the Partnership, all Partners and all Persons acquiring any Partnership Interest; (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if an Indemnitee engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Partnership or any of its Subsidiaries; and (iii) no Indemnitee shall be liable to the Partnership, any Partner or any other Person who acquires any Partnership Interest, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Partnership or any of its Subsidiaries.

(d) In addition to and without limiting the foregoing provisions of this Section 6.3, but without limiting any separate agreement entered into by an Indemnitee with the General Partner, PubCo, the Partnership, Blue Owl Carry or a Subsidiary of the foregoing (including any employment agreement), a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Partnership or any of its Subsidiaries if it is a business opportunity that (i) the Partnership and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Partnership and its Subsidiaries or is of no practical advantage to the Partnership and its Subsidiaries, (iii) is one in which the Partnership and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Indemnitee or an Affiliate of Indemnitee (other than the Partnership or any of its Subsidiaries) over which such Indemnitee has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement entered into by an Indemnitee with the General Partner, PubCo, the Partnership, Blue Owl Carry or a Subsidiary of the foregoing (including any employment agreement), no Indemnitee shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Partnership or any of its Subsidiaries or (y) be liable to the Partnership, any Partner or any other Person who acquires any Partnership Interest, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership or any of its Subsidiaries.

(e) For avoidance of doubt, the foregoing paragraphs of this Section 6.3 are intended to renounce with respect to the Indemnitees, to the fullest extent permitted by the Act, any interest or expectancy of the Partnership or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Section 6.3 shall be construed to effect such renunciation to the fullest extent permitted by the Act.

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(f) Any Indemnitee may, directly or indirectly, (i) acquire Partnership Interests, and options, rights, warrants and appreciation rights relating to Partnership Interests and (ii) except as otherwise expressly provided in this Agreement, exercise all rights of a Partner relating to such Partnership Interest, options, rights, warrants and appreciation rights.

(g) To the fullest extent permitted by applicable Law, any Person purchasing or otherwise acquiring any Partnership Interest shall be deemed to have notice of and to have consented to the provisions of this Section 6.3.

Section 6.4 Transactions with Affiliates.

(a) The Partnership may lend funds to PubCo and its Subsidiaries (excluding for this purpose Subsidiaries of the Partnership, Blue Owl Carry and Subsidiaries of Blue Owl Carry), and such Persons may borrow funds from the Partnership, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as reasonably determined by the General Partner in good faith solely for the purpose of acquiring assets that will be contributed to the Partnership for Partnership Units.

(b) Except as provided in Section 6.3, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable Law.

(c) The General Partner and its Affiliates may sell, transfer or convey any property to the Partnership, directly or indirectly, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as reasonably determined by the General Partner in good faith.

(d) The General Partner or PubCo may propose and adopt on behalf of the Partnership Employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, PubCo, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, PubCo, the Partnership or any of the Partnership’s Subsidiaries.

Section 6.5 Liability of Partners; Fiduciary and Other Duties; Indemnification.

(a) Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Partnership, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Partnership, and no Partner (including the General Partner) shall be obligated personally for any such debt, expense, obligation, or liability of the Partnership solely by reason of being a Partner. All Persons dealing with the Partnership shall have recourse solely to the Partnership for the payment of the debts, expenses, obligations or liabilities of the Partnership.

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(b) Subject to the conditions and limitations set forth in this Agreement, to the greatest extent permitted under applicable Law, no Indemnitee shall be liable, in damages or otherwise, to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee, except that such Indemnitee shall not be exculpated from or entitled to indemnification under this Agreement for any such loss, damage or claim incurred by reason of such Indemnitee’s fraud, willful misconduct, or knowing violation of the Law or willful violation of this Agreement by the Indemnitee, in each case, as established by a final judgment of a court of competent jurisdiction.

(c) An Indemnitee acting under this Agreement shall not be liable to the Partnership or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of such Persons otherwise existing at law or in equity, are agreed by the Partners to replace fully and completely such other duties and liabilities of such Persons. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, but subject to the two immediately succeeding sentences, whenever in this Agreement an Indemnitee is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, or if no standard is expressed, in making such decisions, such Person shall be entitled to take into account its own interests so long as it takes into account the interests of the Partners as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards. Notwithstanding the foregoing, with respect to any or all actions, omissions or decisions of the General Partner, the General Partner acknowledges that it will owe to the Limited Partners the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Limited Partners were stockholders of such corporation. For the avoidance of doubt, the fiduciary duties described in the foregoing sentence shall not be limited by the fact that the General Partner shall be permitted to take certain actions in its sole or reasonable discretion pursuant to the terms of this Agreement, the Exchange Agreement or any agreement entered into in connection herewith or therewith (it being expressly agreed by the General Partner that the use of such discretion shall be consistently applied on a non-discriminatory basis to holders of Partnership Interests within any given class or series thereof). No Limited Partner, in its capacity as a Limited Partner, shall owe any duty (including fiduciary duty) to the Partnership or any of its Partners (all such duties being eliminated by this Agreement to the greatest extent possible).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

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Section 6.6 Indemnification.

(a) The Partnership shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Partnership or by reason of the fact that the Indemnitee is or was serving as an officer, director or partner of the Partnership (or other applicable capacity set forth in the definition of “Indemnitee”) if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Partnership, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 6.6), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Partnership, and (iv) such action or inaction did not constitute fraud, gross negligence, willful misconduct, or a knowing violation of the Law or willful violation of this Agreement by the Indemnitee, in each case, as established by a final judgment of a court of competent jurisdiction.

(b) Expenses incurred by an Indemnitee in (i) defending or (ii) appearing as a witness in (when such Indemnitee is not named as a defendant or respondent) any Action, subject to this Section 6.6 shall be advanced by the Partnership prior to the final disposition of such Action upon receipt by the Partnership of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

(c) Any indemnification obligations of the Partnership arising under this Section 6.6 shall be satisfied to the extent of any Partnership assets only and no Limited Partner or Affiliate of any Limited Partner shall have any personal liability on account thereof.

(d) The right to indemnification and advancement of expenses provided by this Agreement shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(e) The Partnership shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to any Indemnitee in respect of Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), as the indemnitor of first resort with respect thereto, pursuant to and in accordance with (as applicable) the terms of (i) this Agreement (ii), any other agreements entered into by an Indemnitee with the Partnership, Blue Owl Carry or a Subsidiary of the foregoing pursuant to which such Indemnitee is indemnified, (iii) applicable Law and/or (iv) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Subsidiary

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of the Partnership ((i) through (iv) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, including PubCo (other than the insurer under and pursuant to an insurance policy of PubCo or any of its Subsidiaries) from whom such Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall the Partnership or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Indemnitee or the obligations of the Partnership or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Partnership shall, and to the extent applicable shall cause its Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Partnership and/or any of its Subsidiaries pursuant to the foregoing clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Partnership and/or any of its Subsidiaries, as applicable, and (z) such Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the parties to this Agreement agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 6.6(c), entitled to enforce this Section 6.6(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Partnership shall cause each of its Subsidiaries to perform the terms and obligations of this Section 6.6(c) as though each such Subsidiary were a party to this Agreement. For purposes of this Section 6.6(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include any Liabilities for which any Indemnitee shall be entitled to indemnification from both (1) the Partnership and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, applicable Law and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand. Notwithstanding the foregoing, to the extent the General Partner reasonably determines in good faith that the they are both reasonably capable of doing so, the Partnership and Blue Owl Carry shall each be responsible for their respective Allocation Percentage of any Jointly Indemnifiable Claim for which the Partnership and Blue Owl Carry both have Liability to an Indemnitee under this Section 6.6 and Section 6.6 of the Carry LPA.

(f) To the fullest extent permitted by applicable Law, the Partnership shall purchase and maintain insurance (or be the named insured on the insurance policy of any Affiliate), to the extent and in such amounts as the General Partner shall deem reasonable, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

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(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and such Indemnitee is entitled to indemnification pursuant to Section 6.6(a).

(h) The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.6 or any provision of this Agreement shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted. Each of the parties to this Agreement agree that each Indemnitee shall be a third-party beneficiary with respect to this Section 6.6, entitled to enforce this Section 6.6 as though each such Indemnitee were a party to this Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 6.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the Laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the Laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

Section 6.7 Certain NB Consent Rights.

(a) Notwithstanding anything to the contrary in this Article VI or elsewhere in this Agreement:

(i) until the first date upon which the NB First Ownership Threshold is no longer satisfied, the Partnership shall not (and the General Partner shall not, and shall cause the Partnership and its Subsidiaries not to) take or omit to take any action for which the consent of NB would be required pursuant to Section 2.3(a) of the Investor Rights Agreement, unless NB gives its consent pursuant thereto; and

(ii) until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the Partnership shall not (and the General Partner shall not, and shall cause the Partnership and its Subsidiaries not to) take or omit to take any action for which the consent of NB would be required pursuant to Section 2.3(b) of the Investor Rights Agreement, unless NB gives its consent pursuant thereto.

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(b) Notwithstanding anything in this Agreement to the contrary, NB’s rights under this Section 6.7 are personal to NB and may not be assigned to any Person (other than to another NB Partner).

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1 Return of Capital. Except pursuant to the rights of Exchange set forth in the Exchange Agreement and Article XIV, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided in this Agreement. Except to the extent provided in Article IV or Article V or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 7.2 Rights of Limited Partners Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by the Act, (the General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of PubCo as soon as practicable after such mailing, unless such Limited Partner is entitled to receive such information pursuant to the Investor Rights Agreement, PubCo Charter or PubCo Bylaws.

(b) Notwithstanding any other provision of this Section 7.2, but subject to Section 7.2(c), the General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the General Partner determines to be reasonable, any information that (i) the General Partner reasonably, and in good faith, believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership, (ii) would jeopardize or waive privilege or work product doctrine or (iii) the Partnership or the General Partner is required by Law or by agreement to keep confidential.

(c) Notwithstanding anything in this Section 7.2 to the contrary, the information rights of NB are governed by the terms and provisions of Section 2.5 of the Investor Rights Agreement. To the extent there is any inconsistency or conflict between the terms and provisions of this Section 7.2, solely with respect to NB, and the terms and provisions of Section 2.5 of the Investor Rights Agreement, the terms and provisions of Section 2.5 of the Investor Rights Agreement shall control.

ARTICLE VIII

BOOKS AND RECORDS

Section 8.1 Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Partnership shall keep at its principal office the following:

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(a) a current list of the full name and the last known street address of each Partner;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 8.2 Inspection. Subject to Section 15.11 Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their respective Partnership Interests, examine and copy (at their own cost and expense) items described in Section 8.1(b) at all reasonable business hours upon reasonable prior notice. The access provided in the foregoing sentence shall not apply to the Register, which shall be subject to Section 3.1(b).

ARTICLE IX

TAX MATTERS

Section 9.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within 90 days of the close of each taxable year, an estimate of the tax information reasonably required by the Holders (including a draft Schedule K-1 or other schedule or statement providing estimated taxable income) for federal and state income tax and any other tax reporting purposes and, by August 15 of each taxable year, such final information (including a final Schedule K-1). In addition, the General Partner shall, at the requesting Holder’s expense for reasonable, incremental out-of-pocket expenses, provide such other information that is reasonably available to it and that any Holder may reasonably request to enable it to determine and comply with its tax paying and reporting obligations, or to obtain refunds of or exemptions from taxes that would otherwise be borne by such Holder with respect to its interests in the Partnership. For the avoidance of doubt, nothing in this Section 9.1 shall require the Partnership to provide information that tracks the interest in the Partnership for a Person who holds a direct or indirect interest in a Holder (it being understood that the reporting in this section shall properly reflect the status of any Holder that is a disregarded entity for applicable tax purposes).

Section 9.2 Tax Elections. The General Partner shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Partnership for the tax year including the Closing Date and shall maintain and keep such election in effect at all times (and, if applicable, the General Partner and the Partnership shall cause any Subsidiary of the Partnership to file and maintain such an election). Except as otherwise provided in this Agreement, the General Partner shall determine whether to make any other available election pursuant to the Code; provided that, the General Partner shall consult in good faith with the NB Partner Representative prior to making, changing, or revoking any material tax election or method of tax accounting or modifying the manner in which Capital Accounts (or allocations thereto) or allocations for tax purposes are determined, in each case if such actions would reasonably be expected to have a material and disproportionate adverse effect on the NB Partners or their direct or indirect owners (not taking into account the tax characteristics or tax attributes of such direct or indirect owners) and their respective Permitted Transferees.

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Section 9.3 Partnership Representative.

(a) The General Partner is designated as the Partnership Representative. In addition, the General Partner is authorized to designate or remove any other Person selected by General Partner as the Partnership Representative. All actions taken by the Partnership Representative pursuant to this Section 9.3 shall be subject to the overall oversight and authority of the Board. For each Fiscal Year in which the Partnership Representative is an entity, the Partnership shall appoint the “designated individual” identified by the Partnership Representative and approved by the Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Partner expressly consents to such designations and agrees to take, and that the General Partner is authorized to take (or cause the Partnership to take), such other actions as may be necessary or advisable pursuant to Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Partner’s consent to such designations.

(b) Subject to this Section 9.3, the Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Partnership funds for professional services and other expenses reasonably incurred in connection therewith. Notwithstanding any provision to the contrary in this Agreement, the Partnership Representative shall be permitted make an election under Section 6226 of the BBA Rules (and any similar provision of state, local and non-U.S. tax Law) with respect to any Audit.

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Limited Partner Representative of the commencement of any Audit of the Partnership or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall: (i) keep the Original Limited Partner Representative reasonably informed of the material developments and status of any such Specified Audit; (ii) permit the Original Limited Partner Representative (or its designees) to participate (including using separate counsel), in each case at the Original Limited Partners’, as applicable, sole cost and expense, in any such Specified Audit; and (iii) promptly notify the Original Limited Partner Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Partnership shall promptly provide the Original Limited Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any governmental authority in connection with such Specified Audit, and shall give the Original Limited Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit

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in a manner that would reasonably be expected to have a disproportionately adverse (compared to the General Partner) or materially adverse effect on the Original Limited Partners without the Original Limited Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(d) The Partnership representative shall give prompt written notice to the NB Partner Representative of the commencement of any material U.S. federal or state tax Audit of the Partnership or any of its Subsidiaries or any Audit of the Partnership or any of its Subsidiaries that would reasonably be expected to have a disproportionate and material adverse effect on the NB Partners (a “NB Relevant Audit”). The Partnership Representative shall keep the NB Partner Representative reasonably informed of the material developments and status of any such NB Specified Audit. The Partnership Representative or the Partnership shall promptly provide the NB Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any governmental authority in connection with such NB Relevant Audit, and shall give the NB Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such NB Relevant Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any NB Relevant Audit in a manner that would reasonably be expected to have a disproportionate and material adverse effect on the NB Partners without the NB Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the rights of the NB Partner Representative under this Section 9.3(d) shall terminate upon the first date the NB Second Ownership Threshold is no longer satisfied.

(e) Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 11.1 of the BCA and this Agreement, Section 11.1 of the BCA shall control. The Partnership, the Partnership Representative, the General Partner, and the Partners acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 11.1 of the BCA.

(f) This Section 9.3 shall be interpreted to apply to Partners and former Partners, and shall survive the Transfer of a Partner’s Partnership Units and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

Section 9.4 Withholding Tax Indemnification

(a) If the Partnership or any other Person in which the Partnership holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner, or the Partnership is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Partnership or to any other Person in which the Partnership holds an interest) by reason of the status of any Partner as such or that is specifically attributable to a Partner (including federal, state, local or foreign withholding or nonresident income taxes, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax

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Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required, and each Partner authorizes the Partnership to do so. For all purposes of this Agreement, such Partner shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, each Tax Advance shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 4.1; provided, that, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Partner exceeds the actual distributions that would have otherwise been made to such Partner pursuant to Section 4.1 following such Tax Advances, then such Partner shall indemnify and hold harmless the Partnership for the entire amount of such excess (which has not offset distributions pursuant to this Section 9.4) (an “Excess Tax Advance”); provided, that any Excess Tax Advance with respect to any Partner shall be required to be repaid by such Partner in full prior to or in connection with any Transfer or Exchange of Partnership Units held by such Partner. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable, and any taxes, penalties and interest payable under the BBA Rules, by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners and shall be treated as a Tax Advance with respect to the Partners such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), in each case as reasonably determined by the General Partner.

(b) This Section 9.4 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer or Exchange of a Partner’s Partnership Units (and shall not burden any such Transferred Partnership Units, any Partnership Units that were the subject of an Exchange or the transferee of such Partnership Units) and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

Section 9.5 Subject Liabilities.

(a) For purposes of determining a Partner’s share of any Subject Liability under Regulations Section 1.752-3, the Partnership shall adopt the “additional method” described in Regulations Section 1.752-3(a)(3) to the maximum extent permitted by law (as reasonably determined by the General Partner), first with respect to each Protected Partner and amount listed on Schedule II.

(b) No Partner, nor any of its Affiliates, nor any Person related to a Partner within the meaning of Regulations Section 1.752-4(b) shall (other than PubCo, Blue Owl Carry, or their respective Affiliates): (i) enter into a guarantee (or any arrangement treated in a similar manner for purposes of Code Section 752 and the Regulations thereunder) all or any portion of any Subject Liability; (ii) acquire an interest in all or any portion Subject Liability (or take any action that would be treated for U.S. federal income tax purposes as an acquisition of an interest in any Subject Liability); or (iii) otherwise take any action which would cause all or any portion of a Subject Liability to be treated as a “recourse liability” (as defined in Treasury Regulation Section 1.752-1(a)(1)) with respect to such Partner.

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Section 9.6 FIC Distribution. The parties to this Agreement agree that the FIC Distribution gave rise to an adjustment to the tax basis of certain property of Opal Capital Group LLC or its successor in interest pursuant to Code Section 734. To the extent such adjustment is allocated to depreciable or amortizable property, then to the extent permitted by law the parties agree to treat such basis adjustment as a separate item of property for purposes of Code Sections 168 and 197, as applicable, that is not “Section 704(c) property” as defined in Regulations Section 1.704-3(a)(3)(i).

Section 9.7 Exchange Agreement. The Exchange Agreement, to the extent it imposes an obligation on the Partnership or defines rights of the Partners with respect to the Partnership, shall be treated as part of the partnership agreement of the Partnership as described in Code Section 761(c) and Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 9.8 Intended Tax Treatment. The parties acknowledge the Intended Tax Treatment (as defined in the BCA) set forth in Section 12.5 of the BCA and the provisions of this Agreement (including allocation and capital account provisions) shall be interpreted and applied consistently with such treatment.

ARTICLE X

PARTNER TRANSFERS AND WITHDRAWALS

Section 10.1 Transfer.

(a) No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article X shall be null and void ab initio.

Section 10.2 Transfer of General Partner’s Partnership Interest. The General Partner may not (i) Transfer any GP Units, (ii) voluntarily withdraw as the general partner of the Partnership, or (iii) be removed from the Partnership, in each case, without the consent of PubCo, a Majority in Interest of the Limited Partners and, until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the NB Partner Representative. Notwithstanding the foregoing sentence, the approval of a Majority in Interest of the Limited Partners, PubCo and the NB Partner Representative shall not be required if the successor General Partner is PubCo or a wholly-owned Subsidiary thereof. In the event of the General Partner’s removal, a Majority in Interest of the Limited Partners may appoint a new general partner to be the General Partner under this Agreement, which shall be PubCo or a wholly-owned Subsidiary thereof unless PubCo provides its prior written consent (including the approval of a majority of the Independent Directors of the Board). Notwithstanding anything to the contrary in this Agreement, the General Partner may only voluntarily withdraw as the general partner of the Partnership, be removed or be replaced as the general partner of the Partnership, or otherwise be removed from the Partnership, in each case, with the prior written consent of PubCo (and if the replacement General Partner is not PubCo or a wholly-owned Subsidiary of PubCo, including the approval of a majority of the Independent Directors of the Board).

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Section 10.3 Limited Partners’ Rights to Transfer.

(a) Transfers; Generally.

(i) Except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, no Limited Partner or Assignee thereof may Transfer (including in accordance with the Exchange Agreement) all or any portion of its Partnership Interests or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Notwithstanding anything to the contrary, in no event may the General Partner waive or modify the Lock-Up Period applicable to any Qualified Unitholder without the prior written consent of (x) a majority of the Independent Directors of the Board and (y) until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the NB Partner Representative. Any such determination in the General Partner’s discretion in respect of Partnership Interests shall be final and binding. Any purported Transfer of Partnership Interests that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.

(ii) Notwithstanding clause (i) above but subject to Section 10.3(c), each Limited Partner may Transfer Common Units in Exchanges pursuant to, and in accordance with, the Exchange Agreement. The General Partner may adopt or promulgate policies from time to time (including policies requiring the use of designated administrators or brokers) applicable to Exchanges without the consent of any Limited Partner that are consistent with the terms of this Agreement or the Exchange Agreement.

(iii) Notwithstanding anything otherwise to the contrary in this Agreement, but subject to Section 10.3(c)(ii) and Section 10.6, a Limited Partner may transfer all or a portion of its Partnership Interests to any of its Permitted Transferees in a transfer that the General Partner determines in good faith complies with the requirements of Regulation. 1.7704-1(e) or otherwise does not create a material risk of the Partnership being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided, that for the avoidance of doubt, any further Transfer by the Permitted Transferee may only be made to another Permitted Transferee of the original transferring Limited Partner and in accordance with this Agreement.

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(b) Further Restrictions.

(i) Notwithstanding any contrary provision in this Agreement, the General Partner may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Partnership Interests that are outstanding as of the Effective Date or are created thereafter, with the written consent of the holder of such Partnership Interests.

(ii) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Partnership Interest be made by any Limited Partner or Assignee if:

(A) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Partnership Interest;

(B) such Transfer would require the registration of any Partnership Interests (including the Partnership Interest so Transferred) under any applicable U.S. federal or state securities Laws (including the Securities Act or the Exchange Act) or other non-U.S. securities Laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities Laws;

(C) such Transfer would cause (A) all or any portion of the assets of the Partnership to (1) constitute “plan assets” (under ERISA, the Code or any applicable similar Law) of any existing or contemplated Limited Partner, or (2) be subject to the provisions of ERISA, Code Section 4975 or any applicable similar Law, or (B) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable similar Law, or otherwise;

(D) to the extent requested by the General Partner, the Partnership does not receive customary legal opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as reasonably determined in good faith by the General Partner;

(E) such Transfer would violate, or cause PubCo, the Partnership or any of their respective Affiliates to violate, any applicable Law of any jurisdiction; or

(F) the General Partner shall reasonably determine in good faith that such Transfer (provided, for this purpose a transaction described in the clause (c) of the final sentence of the definition of “Transfer” will be considered to be a Transfer if the General Partner reasonably determines such transaction could reasonably be expected to be treated as a transfer for U.S. federal income tax purposes) would pose a material risk that the Partnership would be a “publicly traded partnership” as defined in Code Section 7704.

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In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall determine that interests in the Partnership do not meet the requirements of Regulations Section 1.7704-1(h), the General Partner may impose such restrictions on the Transfer (provided, for this purpose a transaction described in the clause (c) of the final sentence of the definition of “Transfer” will be considered to be a Transfer if the General Partner reasonably determines such transaction could reasonably be expected to be treated as a transfer for U.S. federal income tax purposes) of Partnership Interests or other interests in the Partnership as the General Partner may reasonably determine in good faith to be necessary or advisable so that the Partnership is not treated as a publicly traded partnership taxable as a corporation under Code Section 7704.

(c) Seller Transfers.

(i) Notwithstanding anything to the contrary in this Agreement, in no event shall any Limited Partner that is a Seller (or a Permitted Transferee of any Seller) effect any Transfer or make a public announcement of any intention to effect any Transfer of any Partnership Interests (including any Seller Earnout Units) during the Lock-Up Period applicable to such Partnership Interests, in each case other than a Transfer to a Permitted Transferee made in accordance with Section 10.3(a)(iii).

(ii) For the avoidance of doubt, a Seller Earnout Unit is not Transferable (except to a Permitted Transferee and in such event, solely in accordance with Section 10.3(a)(iii)) until a Triggering Event has occurred with respect to such Seller Earnout Unit (as determined in accordance with the definition of “Triggering Event” herein), and any purported Transfer (except to a Permitted Transferee and in such event, solely in accordance with Section 10.3(a)(iii)) of any Seller Earnout Units by any Holder thereof prior to a Triggering Event occurring with respect to such Seller Earnout Units shall be null and void, and the Partnership shall refuse to recognize any such Transfer for any purpose.

Section 10.4 Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a transferee other than a Permitted Transferee as a Limited Partner in its place (and, for the avoidance of doubt, such Permitted Transferee shall be a Substituted Limited Partner under this Agreement). A transferee (other than a Permitted Transferee) of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner in accordance with the previous sentence shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance reasonably satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, the Investor Rights Agreement and the Exchange Agreement, (ii) a counterpart signature page to this Agreement, the Investor Rights Agreement and the Exchange Agreement (or a joinder thereto) executed by such Assignee, (iii) a Consent by Spouse (if applicable) and (iv) such other documents and instruments as the General Partner may reasonably require to effect such Assignee’s admission as a Substituted Limited Partner and (v) the transfer to the applicable Assignee includes a corresponding Transfer of the applicable Limited Partner’s Carry Units.

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(b) Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

(c) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article X shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

Section 10.5 Assignees. If the General Partner’s consent is required for the admission of any transferee in a Transfer made in accordance with Section 10.3 as a Substituted Limited Partner, as described in Section 10.4, and the General Partner withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article X, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in the Exchange Agreement with respect to a Limited Partner that becomes an Exchanging Partner), and shall not be entitled to effect a consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such Assignee desires to make a further assignment of any such Partnership Units, such Assignee shall be subject to all the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 10.6 General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than: (i) as a result of a permitted Transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article X with respect to which the transferee becomes a Substituted Limited Partner; (ii) pursuant to the Exchange (including a Direct Exchange) of all of its Partnership Interest pursuant to the Exchange Agreement and Article XIV; or (iii) as a result of the acquisition of all of such Limited Partner’s Partnership Interest by PubCo or its Subsidiaries, whether or not pursuant to the Exchange Agreement.

(b) Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article X where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect an Exchange of all of its Partnership Units pursuant to the Exchange Agreement and Article XIV or (iii) to PubCo or its Subsidiaries, whether or not pursuant to Article XIV, in each case, shall cease to be a Limited Partner.

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(c) If any Partnership Unit is Transferred in compliance with the provisions of this Article X, or is redeemed or Exchanged by the Partnership or PubCo (including by Direct Exchange) pursuant to the Exchange Agreement, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Exchanging Partner (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Partner, by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, unless otherwise reasonably determined by the General Partner in good faith, each of such items for the calendar quarter in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar quarter in which a Transfer or an Exchange occurs shall be allocated to the transferor Partner, or the Exchanging Partner (as the case may be) if such Transfer occurs on or before the 45th day of the quarter, otherwise such items shall be allocated to the transferor. All distributions attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Partner or the Exchanging Partner (as the case may be) and, in the case of a Transfer other than an Exchange, all distributions thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(d) In addition to any other restrictions on Transfer contained in this Agreement, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Exchange, any acquisition of Partnership Units by PubCo or any other acquisition of Partnership Units by the Partnership) be made (i) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (ii) if the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Partnership would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (iii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or ERISA, each as amended; or (iv) if such Transfer is of one or more Common Units, such transferor also Transfers an equal number of Carry Units and Class C Shares or Class D Shares (as applicable) to the applicable transferee.

(e) Transfers pursuant to this Article X, other than Permitted Transfers (which may be made at any time), may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

(f) In the event any Transfer is permitted pursuant to this Article X, the transferring parties shall demonstrate to the satisfaction of the General Partner either that no withholding is required in connection with such Transfer under applicable U.S. federal, state, local or non-U.S. law (including under Code Sections 1445 or 1446) or that any amounts required to be withheld in connection with such Transfer under applicable U.S. federal, state, local or non-U.S. law (including under Code Section 1446, other than by reason of Code Section 1446(f)(4)) have been so withheld and will be paid over the appropriate governmental authority. The General Partner and the Partnership shall reasonably cooperate upon the reasonable request and at the expense of the Transferor and/or Transferee to provide such certifications or other information that it is legally permitted to provide with respect to the Partnership to the extent necessary to reduce or eliminate any such withholding.

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ARTICLE XI

ADMISSION OF PARTNERS

Section 11.1 Admission of Successor General Partner. A successor to all or a portion of the General Partner’s Partnership Interest pursuant to Section 10.2 who the General Partner has designated to become a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately upon the Transfer of such Partnership Interest to it. Upon any such Transfer and the admission of any such transferee as a successor General Partner in accordance with this Section 11.1, the transferor General Partner shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without any separate consent of the Partners or any Partner. Any such successor General Partner shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the event that the General Partner withdraws from the Partnership, or transfers its entire Partnership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the general partner of the Partnership and a Majority in Interest of the Limited Partners, with, until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the consent of the NB Partner Representative, may elect to continue the Partnership by selecting a successor General Partner.

Section 11.2 Partners; Admission of Additional Limited Partners.

(a) A Person (other than a then-existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, (ii) a counterpart signature page to this Agreement executed by such Person, (iii) a Consent by Spouse (as applicable) and (iv) such other documents or instruments as may be required by the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address, number and type of Partnership Units of such Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 11.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 11.2(a).

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(c) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar quarter in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 10.6(c). All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 11.3 Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to either cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

Section 11.4 Admission. A Person shall be admitted to the Partnership as a Limited Partner of the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Partners irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 12.2 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the Partnership’s assets;

(b) at any time there are no Limited Partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(c) an election to dissolve the Partnership made by the General Partner, with the consent of a Majority in Interest of the Limited Partners and, until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the NB Partner Representative; or

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(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3 Distribution upon Dissolution.

(a) Upon the occurrence of a Liquidating Event, the General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Limited Partners with the consent of PubCo (the General Partner or such other Person being referred to in this Agreement as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership’s property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Liquidator, include shares of stock in PubCo) shall be applied and distributed in the following order:

(i) first, to the satisfaction of all of the Partnership’s debts and liabilities to creditors, including Partners who are creditors (other than with respect to liabilities owed to Partners in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) second, to the satisfaction of all of the Partnership’s liabilities to the Partners in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) the balance, if any, to the Holders in accordance with Section 4.1. The Liquidator shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) No Partner shall be personally liable for a deficit Capital Account balance of that Partner, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Partnership assets. In the sole and absolute discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

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(i) distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities; the assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership. Any such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Partnership Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 12.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.

ARTICLE XIII

AMENDMENTS; MEETINGS

Section 13.1 Amendments.

(a) Except as otherwise required or permitted by this Agreement (including Section 6.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the General Partner and a Majority in Interest of the Limited Partners.

(b) Notwithstanding Section 13.1(a):

(i) no modification, amendment or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations under this Agreement of any Holder of a class or series of Equity Securities of the Partnership, in its capacity as such, without similarly affecting the rights or obligations under this Agreement of all Holders of such class or series of Equity Securities of the Partnership shall be effective against such Holder unless approved in writing by such Holder;

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(ii) any amendment, modification or restatement of Section 10.2, Section 11.1, Section 12.3 and this Section 13.1 shall also require the consent of PubCo;

(iii) any amendment, modification or restatement of Section 3.7, Section 6.7, Section 7.2(c), Section 9.1, Section 9.2, Section 9.3, Section 10.2, Section 10.3, Section 11.1, Section 12.2, this Section 13.1, Section 15.11(h), Section 15.17(b) and Section 15.18, shall also require the consent of the NB Partner Representative, for so long as the NB Partners or the NB Partner Representative has rights thereunder; and

(iv) any amendment of the second sentence of Section 10.2 and the second sentence of Section 10.3(a)(i) shall also require the consent of a majority of the Independent Directors of the Board.

(v) In addition to (and not in limitation of) the foregoing, until the first date upon which the NB First Ownership Threshold is no longer satisfied, no amendment, modification or restatement may be made to this Agreement that is disproportionately adverse to the rights of the NB Partners (in their capacity as holders of PubCo equity securities or Partnership Interests under this Agreement) as compared to the rights of any other Holder, without the consent of the NB Partner Representative.

(c) Upon obtaining any such consent required under Section 13.1(a) or Section 13.1(b), or any other consent required by this Agreement, and without further action or execution by any other Person, including any Limited Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Limited Partners shall be deemed a party to and bound by such amendment of this Agreement. Within 30 days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Partners, the General Partner shall deliver a copy of such amendment to all Partners that did not consent to such amendment.

Section 13.2 Procedures for Meetings and Actions of the Partners.

(a) No meetings of the Limited Partners are required to be held. Meetings of the Partners may be called only by the General Partner. The call of any meeting by the General Partner shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than ten days nor more than 90 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting, in each case, by telephone or video conference call. Unless approval by a different number or proportion of the Partners is required by this Agreement, the affirmative vote of a Majority in Interest of the Limited Partners shall be sufficient to approve any proposal at a meeting of the Partners. Whenever the consent of any Partners is permitted or required under this Agreement, such consent may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 13.2(b).

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(b) Any action requiring the consent of any Partner or a group of Partners pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Partners. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, but not less than 15 days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal. An action shall become effective at such time as requisite consents are received, even if prior to such specified time.

(c) Each Partner entitled to act at a meeting of Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of the Partners, not less than ten days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of PubCo’s stockholders and may be held at the same time as, and as part of, the meetings of PubCo’s stockholders.

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ARTICLE XIV

EXCHANGE RIGHTS

Section 14.1 Exchanges (Generally). Upon an Exchange by any Limited Partner of Common Units for Class A Shares or Class B Shares pursuant to the Exchange Agreement (including in connection with a Direct Exchange), as of the effective date of such Exchange, the Partnership shall comply with the applicable provisions of the Exchange Agreement.

Section 14.2 Lock-Up Periods (Exchanges). Common Units subject to a Lock-Up Period may not be Exchanged (including by way of a Direct Exchange), and in no event shall the Partnership or PubCo effect an Exchange (including a Direct Exchange) of such Common Units, unless and until the expiration of the applicable Lock-Up Period.

Section 14.3 Subject to Exchange Agreement. To the extent of any conflict between this Article XIV and the Exchange Agreement, the terms of the Exchange Agreement shall control and prevail.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Partnership Counsel. THE PARTNERSHIP, THE GENERAL PARTNER, THE ORIGINAL LIMITED PARTNERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE PARTNERSHIP, “PARTNERSHIP COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE PARTNERSHIP MAY ALSO PERFORM SERVICES FOR THE GENERAL PARTNER, THE ORIGINAL LIMITED PARTNERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE GENERAL PARTNER MAY, WITHOUT THE CONSENT OF THE LIMITED PARTNERS, EXECUTE ON BEHALF OF THE PARTNERSHIP ANY CONSENT TO THE REPRESENTATION OF THE PARTNERSHIP THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH PARTNER ACKNOWLEDGES THAT PARTNERSHIP COUNSEL DOES NOT REPRESENT ANY LIMITED PARTNER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH LIMITED PARTNER AND PARTNERSHIP COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT PARTNERSHIP COUNSEL SHALL OWE NO DUTIES TO EACH LIMITED PARTNER. EACH LIMITED PARTNER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT PARTNERSHIP COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH LIMITED PARTNER WITH RESPECT TO OTHER MATTERS, PARTNERSHIP COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY LIMITED PARTNER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2 Appointment of General Partner as Attorney-in-Fact.

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(a) Each Limited Partner, including each Additional Limited Partner and Substituted Limited Partner that are Limited Partners, irrevocably makes, constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices the following documents as may be necessary or appropriate to carry out the provisions of this Agreement in accordance with its terms:

(i) All certificates and other instruments and all amendments thereto, which the General Partner deems appropriate to form, qualify, continue or otherwise operate the Partnership as a limited partnership (or other entity in which the Partners will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Partners, including all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership in accordance with the terms of this Agreement.

(ii) This Agreement and all amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement.

(iii) All conveyances of Partnership assets, and other instruments which the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Agreement.

(b) The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, shall survive the Incapacity of any Person giving such power, and the Transfer or assignment of all or any portion of such Person’s Partnership Interest, and shall not be affected by the subsequent Incapacity of the principal. In the event of the assignment by a Limited Partner of all of its Partnership Interest, the foregoing power of attorney of an assignor Limited Partner shall survive such assignment only until such time as the Assignee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE

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BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties to this Agreement submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 15.3, however, shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by Law or at equity. Each party to this Agreement agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 15.4 Accounting and Fiscal Year. Subject to Code Section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Partnership, the fraction thereof commencing on the Effective Date or ending on the date on which the winding-up of the Partnership is completed, as the case may be, unless otherwise determined by the General Partner and permitted under the Code.

Section 15.5 Entire Agreement. This Agreement, the Carry LPA, the Tax Receivables Agreement, the Investor Rights Agreement, the Exchange Agreement and the BCA (as applicable) constitutes the entire agreement between the parties to this Agreement pertaining to the subject matter of this Agreement, and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter of this Agreement, including the Original Agreement.

Section 15.6 Further Assurances. Each of the parties to this Agreement does covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to use commercially reasonable efforts to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next business day, (b) one business day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 15.7):

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(a) if to the Partnership or the General Partner, to [•]; Attention: [Chief Executive Officer]; Phone: [•]; Fax: [•];

(b) or to such other address as the Partnership may from time to time specify by notice to the Partners; and

(c) if to any Limited Partner, to such Limited Partner at the address set forth in the records of the Partnership.

Section 15.8 Construction. The parties to this Agreement and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 15.9 Binding Effect. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substituted Limited Partners or otherwise.

Section 15.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 15.11 Confidentiality. A Limited Partner’s rights to access or receive any information about the Partnership or its business are conditioned on such Limited Partner’s willingness and ability to assure that the Partnership information will be used solely by such Limited Partner for purposes reasonably related to such Limited Partner’s interest as a Limited Partner, and that, to such Limited Partner’s knowledge, such Partnership information will not become publicly available as a result of such Limited Partner’s rights to access or receive such Partnership information. Each Limited Partner acknowledges that the Partnership creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Partnership and its Subsidiaries. Each Limited Partner further acknowledges and agrees that certain Partnership information may constitute a valuable trade secret (as defined by Law) of the Partnership and agrees to maintain any Partnership information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

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(a) Notwithstanding Article VIII, the General Partner shall have the right to keep confidential from the Limited Partners (and their respective agents and attorneys) for such period of time as the General Partner deems reasonable, any information: (i) that the General Partner believes to be in the nature of trade secrets (on advice of counsel); (ii) the General Partner believes would jeopardize or waive privilege or work product doctrine; or (iii) which the General Partner (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by Law or by agreement with a third party to keep confidential. The General Partner shall make available to a Limited Partner, upon reasonable request, information required by such Limited Partner to comply with applicable Laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Limited Partner (as determined in such Limited Partner’s sole discretion); however, in no event shall the General Partner be required to disclose to any Limited Partner the identity of, or any account details relating to, any other Partner unless it is required to do so by Law applicable to it, as determined by a court of competent jurisdiction.

(b) Except as permitted by this Section 15.11 or as required by applicable Law, each party to this Agreement agrees that the provisions of this Agreement, all of the information and documents described in Article VIII, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, the Partnership or any of its Subsidiaries, any Limited Partners, the General Partner and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party to this Agreement) such matters, unless required by Law.

(c) The confidentiality obligations of the parties under this Section 15.11 shall not apply: (i) to the disclosure by (A) the General Partner of information to the Limited Partners, (B) a Limited Partner of information to the other Limited Partners, or (C) the General Partner or a Limited Partner of information to the General Partner’s or such Limited Partner’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted under this Agreement, financial advisors and other professional advisors (in the case of this clause (C) solely if such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.11 or are otherwise bound by a duty of confidentiality to such Partner) solely on a need-to-know basis, which Persons shall be bound by this Section 15.11 as if they were Limited Partners; (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Limited Partner in breach of this Agreement or any Person acting on behalf of any of the foregoing; (iii) to information received from a source, to the knowledge of the receiving party, not bound by a duty of confidentiality to the Partnership or any of its Subsidiaries, any Partner or any Affiliate of any of the foregoing; (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required or requested by applicable Law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party (including, for the avoidance of doubt, communications initiated by any Limited Partner with any regulatory or supervisory authority regarding good faith concerns about potential violations of law or regulation); (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement; (vi) disclosure of information to the extent necessary for a Limited Partner to prepare and file tax returns, to respond to any

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inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns; or (vii) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies. Prior to disclosing any information under any of the circumstances described in this Section 15.12(c), a party shall, to the extent permitted by applicable Law, notify the General Partner thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall this Section 15.11(c) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion), unless such disclosure is required under applicable Law.

(d) To the extent that a Limited Partner is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Limited Partner acknowledges the General Partner’s and the Partnership’s position that the information intended to be protected by the provisions of Sections 15.11(a) and 15.11(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Limited Partner with the specific understanding that such documents and information will remain confidential; (ii) the General Partner advises each such Limited Partner that the documents and information intended to be protected by the provisions of Sections 15.11(a) and 15.11(b) would not be supplied to such Limited Partner without an understanding that such documents and information will be held and treated by such Limited Partner as confidential information; and (iii) to the extent that such Limited Partner is nevertheless required to disclose any such confidential information, (A) such Limited Partner shall, unless prohibited by Law, give the General Partner prior notice of any such required disclosure and (B) such Limited Partner shall in any event maintain the confidentiality of the Partnership’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Partnership and the General Partner than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Limited Partner invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall this Section 15.11(d) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner, without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless such disclosure is required under applicable Law.

(e) The Partnership and the General Partner shall be entitled to enforce the obligations of each Limited Partner under this Section 15.11 to maintain the confidentiality of the information described in this Agreement. The remedies provided for in this Section 15.11 are in addition to and not in limitation of any other right or remedy of the Partnership or the General Partner provided by Law or equity, this Agreement or any other agreement entered into by or among one or more of the Limited Partners and/or the Partnership. Each Limited Partner expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.11 may be inadequate, and that the Partnership and the General Partner shall be entitled to institute an action for specific performance of a Limited Partner’s obligations under this Agreement. The General Partner shall be entitled to consider the different circumstances of different Limited Partners with respect to the restrictions and obligations imposed on Limited Partners under this

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Agreement to the full extent permitted by Law, and, to the full extent permitted by Law, the General Partner may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Limited Partner without waiving or modifying such restrictions and obligations for other Limited Partners.

(f) In addition, to the full extent permitted by Law, each Limited Partner agrees to indemnify the Partnership and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including reasonable and out-of-pocket attorneys’ fees), judgment and/or liability incurred by or imposed upon the Partnership or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) that is finally determined by such governing body, to which the Partnership or any such Indemnitee may be made a party or otherwise involved or with which the Partnership or any such Indemnitee shall be threatened, by reason of the Limited Partner’s obligations (or breach thereof) set forth in this Section 15.11.

(g) Notwithstanding any other provision of this Agreement (including this Section 15.11), PubCo may disclose any confidential information otherwise subject to the confidentiality obligations of this Section 15.11 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise required by Law. Notwithstanding the foregoing sentence, in no event shall PubCo disclose the identity of, or any account details relating to, any Limited Partner without the prior written consent of such Limited Partner (which may be given or withheld in such Limited Partner’s sole discretion), unless such disclosure is required under applicable Law.

(h) Notwithstanding anything in this Section 15.11 to the contrary, the information rights of NB and the restrictions on disclosure and use related thereto are governed by the terms and provisions of Section 2.5 of the Investor Rights Agreement. To the extent there is any inconsistency or conflict between the terms and provisions of this Section 15.11, solely with respect to NB, and the terms and provisions of Section 2.5 of the Investor Rights Agreement, the terms and provisions of Section 2.5 of the Investor Rights Agreement shall control.

Section 15.12 Consent to Use of Name. Each Partner consents to the use and inclusion of its name in the Partnership’s books and records.

Section 15.13 Consent by Spouse. Each Limited Partner who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit B attached to this Agreement (a “Consent by Spouse”), and at the time of execution of this Agreement. Each such Limited Partner shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Limited Partner. Each Limited Partner agrees and acknowledges that compliance with the requirements of this Section 15.13 by each other Limited Partner constitutes an essential part of the consideration for his or her execution of this Agreement.

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Section 15.14 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy, and all of which shall constitute one agreement, binding on all parties to this Agreement.

Section 15.15 Survival. The provisions of Sections 6.5, 6.6, 9.3, 9.4, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7, 15.8, 15.10, 15.11, 15.12 and 15.13 (and this Section 15.15) (and any other provisions in this Agreement necessary for the effectiveness of the foregoing sections) shall survive the termination of the Partnership and/or the termination of this Agreement.

Section 15.16 Anti-Money Laundering Representations and Undertakings. Each Partner acknowledges that it has read the representations and undertakings contained on Exhibit C attached to this Agreement and confirms they are true and correct.

Section 15.17 Relationship to Blue Owl Carry.

(a) The General Partner shall cause the Partnership to fulfill its obligations, covenants and agreements set forth in the Carry LPA.

(b) Notwithstanding anything to the contrary in this Agreement, upon the earlier of (i) Blue Owl Carry ceasing to be an Affiliate of the Partnership and (ii) the dissolution, winding up or termination of Blue Owl Carry, the General Partner shall have the right and authority (with the consent of the NB Partner Representative and the Original Limited Partner Representative) to amend this Agreement (including Section 3.4) to remove all references to Blue Owl Carry, Carry GP Units, Carry Units and the Carry LPA, and/or to otherwise reasonably reflect the relationship between the Partnership and Blue Owl Carry (if any).

Section 15.18 Distributions in Kind by NB Partners. The provisions of Section 3.16(b) of the Investor Rights Agreement are incorporated herein mutatis-mutandis, except that references in such Section to “NB Aggregators” and “Registrable Securities” shall instead refer to “NB Partners” and “Common Units.”

[Intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

BLUE OWL CAPITAL HOLDINGS LP

Name:
Title:

BLUE OWL CAPITAL GP LLC

Name:
Title:

OPAL CAPITAL FEEDER LLC

Name:
Title:

DIAMOND CAPITAL SLP LP

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Blue Owl Capital Holdings LP

BLUE INVESTMENTS LLC

Name:
Title:

BLUE TRUST LLC

Name:
Title:

NEUBERGER BERMAN GROUP LLC

Name:
Title:

NEUBERGER BERMAN GROUP LLP, in its capacity as the NB PARTNER REPRESENTATIVE

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Blue Owl Capital Holdings LP

[BLOCKER AGGREGATOR]

Name:
Title:

[OTHER ORIGINAL LIMITED PARTNERS]

Name:
Title:

[PREDECESSOR GP]

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Blue Owl Capital Holdings LP

ACCEPTED AND AGREED:

BLUE OWL CAPITAL INC.

Name:
Title:

BLUE OWL CAPITAL CARRY LP

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Blue Owl Capital Holdings LP

SCHEDULE I: OWNERSHIP1

(as of the Closing Date)

Partner	Common Units	GP Units	Percentage Interest
Blue Owl Capital GP LLC	0	[•]	[•]%
[Opal Capital Feeder LLC]	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
[Opal Electing Existing Third Party Investors]	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
[Opal Electing Existing Third Party Investors]	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
Diamond Capital SLP LP	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
Blue Investments LLC Blue Trust LLC	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
Neuberger Berman Group LLC	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
[Blocker Aggregator]	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
[Other Original Limited Partners]	[•]	0	[•]%
TOTAL	[•]	[•]	100.00%

[1]	Note to Draft: To be updated by General Partner.

Schedule I

EXHIBIT A: CAPITAL CONTRIBUTIONS2

Partner	Closing Date Capital Account Balance
Blue Owl Capital GP LLC	$[•]
[Opal Capital Feeder LLC]	$[•]
[Opal Electing Existing Third Party Investors]	$[•]
[Opal Electing Existing Third Party Investors]	$[•]
[Diamond Partner]	$[•]
[NB Partner]	$[•]
[NB Partner Representative]	$[•]
[Blocker Aggregator]	$[•]
Total	$[•]

[2]	Note to Draft: To be updated by General Partner; to track Schedule I.

A-1

EXHIBIT B: CONSENT BY SPOUSE

I acknowledge that I have read the Amended and Restated Agreement of Limited Partnership, effective as of [•] (as may be amended, restated, amended and restated, modified or otherwise supplemented or waived from time to time, the “Partnership Agreement”) of Blue Owl Capital Holdings LP (the “Partnership”) and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Partnership, including any property or other interest that I have or acquire therein, under certain circumstances. I consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Partnership Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Partnership set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Partnership Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Consent by Spouse, shall be governed by and construed in accordance with the laws of the [ ]* without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

NAME:

*	Insert jurisdiction of residence of Partner and Spouse.

B-1

EXHIBIT C: ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Partner makes the following representations, warranties and covenants as of the Effective Date, and for so long as each such Partner holds any Partnership Interest thereafter:

(a) The monies used to fund the Partner’s acquisition of an interest in the Partnership, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Partner’s investment in the Partnership will not be used to finance any Illegal Activities. To the best of the Partner’s knowledge, no contribution or payment, in and of itself, by any Partner to the Partnership will directly or indirectly cause the Partnership or its Affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and financial sanctions and trade embargoes administered or enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or the U.S. Department of State; or applicable anti-money laundering and terrorist financing laws, regulations or government guidance or the economic and financial sanctions and trade embargoes of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Partner’s place of organization or principal place of business.

(b) Neither a Partner nor any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange:

(i) appears on sanctions-related list of designated persons maintained by OFAC (including the Specially Designated Nationals and Blocked Persons List maintained by OFAC), the U.S. Department of State, or any governmental authority of any Relevant Jurisdiction, each as amended from time to time;

(ii) is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation, (c) any territory subject to comprehensive sanctions administered and enforced by OFAC, the U.S. Department of State, or any governmental authority of any Relevant Jurisdiction (at the time of this Agreement, Cuba, Iran, Syria, North Korea, and Crimea);

(iii) is otherwise subject to economic or financial sanctions or trade embargoes administered and enforced by OFAC, the U.S. Department of State, or any governmental authority of any Relevant Jurisdiction;

C-1

(iv) unless disclosed to the Partnership, is a Senior Foreign Political Figure, which is defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v) is a foreign shell bank, defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an Affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c) The Partners understand that the Partnership (and/or its Affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Partnership by the Partners, as well as the Partners’ identity and that of any associated persons. The Partners agree that it will provide such materials as may from time to time be reasonably requested by the Partnership or the General Partner for such purposes. In addition, the Partners agree to provide to the Partnership and its Affiliates any additional information regarding itself and any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Partnership may take such actions as the General Partner may reasonably determine if this information is not provided or on the basis of information that is provided.

(d) All evidence of identity and related information concerning each Partner and any person controlling or controlled by the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, that is provided to the Partnership is and will be true, accurate and complete. Each Partner will promptly notify the Partnership and the General Partner if any of the representations in this section cease to be true and accurate.

(e) The General Partner may segregate and/or redeem a Partner’s investment in the Partnership, prohibit future investments or Capital Contributions, or take other appropriate action if the General Partner determines that the continued participation of any Partner could materially adversely affect the Partnership or if the action is necessary in order for the Partnership to comply with applicable laws, regulations, orders, directives or special measures. The Partners further understand that the Partnership and the General Partner (and any of their Affiliates) may release confidential information about each such Partner and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The General Partner will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

C-2

EXHIBIT H

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BLUE OWL CAPITAL CARRY LP

a Delaware limited partnership

Dated as of [•]

THE SECURITIES EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

i

ii

Schedule I: Equity Ownership

Exhibit A: Capital Contributions

Exhibit B: Consent by Spouse

Exhibit C: Anti-Money Laundering Representations and Undertakings

iii

AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF BLUE OWL CAPITAL CARRY LP

This Amended and Restated Agreement of Limited Partnership of Blue Owl Capital Carry LP (the “Partnership”), dated as of [•] (the “Effective Date”), is entered into by and among [[•], a [•] (in its capacity as such, the “Predecessor General Partner”)], Blue Owl Capital Inc., a Delaware corporation (“PubCo”), and Blue Owl Capital GP LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (in its capacity as the General Partner, the “General Partner”), and the Limited Partners (as defined in this Agreement).

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), by the filing of a Certificate of Limited Partnership of the Partnership in the Office of the Secretary of State of the State of Delaware on [•] (the “Formation Date”);

[WHEREAS, the Predecessor General Partner and initial Limited Partners named therein entered into the Agreement of Limited Partnership of the Partnership, dated as of [•] (the “Original Agreement”);]

WHEREAS, in connection with a series of transactions effected pursuant to the Business Combination Agreement, dated as of December 23, by and among, PubCo, and the other parties thereto (as may be amended, restated, amended and restated, modified, supplemented or waived from time to time in accordance with its terms, the “BCA”) (i) the General Partner was admitted to the Partnership as the “General Partner” and (ii) the Predecessor General Partner withdrew from the Partnership as general partner; and

WHEREAS, the General Partner (in its capacity as the General Partner) and the other parties to this Agreement now desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to the Act and Section 11.2, who is shown as such on the books and records of the Partnership, and who has not ceased to be a Limited Partner in accordance with the Act and under this Agreement.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Partner’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Partner is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Partnership Minimum Gain and Partner Minimum Gain; and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” has the meaning given to such term in the Investor Rights Agreement, provided, however, that notwithstanding clause (i) of such definition in the Investor Rights Agreement, the General Partner shall be deemed an Affiliate of PubCo for purposes of this Agreement.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Blue Owl Capital Carry LP, together with the Schedules and Exhibits to this Agreement, as now or hereafter amended, restated, modified, supplemented or replaced.

“Allocation Percentage” has the meaning given to such term in the Exchange Agreement.

“Assets” means any assets and property of the Partnership, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Partnership Interest has been Transferred, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 10.5.

“Assumed Tax Liability” means, with respect to a Partner for a taxable period to which an applicable Tax Distribution under Section 4.2 relates, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the General Partner reasonably estimates would be payable by such Partner with respect to such taxable period, (i) assuming such Partner earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Partner by the Partnership for such taxable period, (ii) assuming that such Partner is subject to tax at the Assumed Tax Rate, and (iii) computed without regard to any increases to the tax basis in the Partnership pursuant to Code Sections 734(b) or 743(b). In the case of PubCo, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which PubCo is required to make payments under the Tax Receivable Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned (or that would be treated as earned based on an interim closing of the books) by the Partnership prior to the Closing shall be disregarded for purposes of calculating any Partner’s Assumed Tax Liability.

“Assumed Tax Rate” means the highest combined maximum marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Code Section 1411 and the self-employment taxes set forth in Code Section 1401, as applicable, (x) not taking into account any deduction under Code Section 199A or any similar state or local Law, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary

2

income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes to the extent applicable), applicable to (A) an individual residing in New York City or (B) a corporation doing business in New York City (whichever results in the application of a higher state and local income rate) during each applicable Fiscal Quarter with respect to such taxable income as determined by the General Partner in good faith.

“Available Cash” means cash of the Partnership and its subsidiaries minus reasonable reserves for non-discretionary liabilities, costs, and expenses plus amounts that the Partnership or its subsidiaries may borrow on commercially reasonably terms. The General Partner shall use its reasonable best efforts to ensure that the Partnership has sufficient Available Cash to make the full amount of distributions described in Section 4.2 (determined without regard to the limitations in clauses (i), (ii), and (iii) of the first sentence thereof).

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the term “Bankrupt” has a meanings correlative to the foregoing.

“BBA Rules” means Code Sections 6221 through 6241, together with Regulations and any guidance issued thereunder or successor provisions and any similar provision of state or local tax Laws.

“Blue Owl Holdings” means Blue Owl Capital Holdings LP, a Delaware limited partnership and Affiliate of the Partnership.

“Blue Owl Unit” has the meaning given to such term in the BCA.

“Board” means the Board of Directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Capital Account” means, with respect to any Partner, the capital account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with Section 3.6.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Partner contributes to the Partnership or is deemed to contribute pursuant to Article III. Each Partner that is receiving GP Units or Common Units pursuant to the BCA shall be deemed to have made Capital Contributions to the Partnership equal to (a) the Partnership’s Allocation Percentages as of the Effective Date multiplied by (b) the number of Partnership Units issued to such Partner under the BCA, multiplied by (c) $10. Exhibit A to this Agreement shall be updated to reflect the preceding sentence, and set forth the Capital Contributions of each Partner as the “Closing Date Capital Account Balance” of such Partner, to be set forth next to such Partner’s name thereon.

3

“Certificate” means the Certificate of Limited Partnership executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Class A Share” means a share of “Class A Common Stock” as defined in the PubCo Charter.

“Class B Share” means a share of “Class B Common Stock” as defined in the PubCo Charter.

“Class C Share” means a share of “Class C Common Stock” as defined in the PubCo Charter.

“Class D Share” means a share of “Class D Common Stock” as defined in the PubCo Charter.

“Class E Share” means a share of “Class E Common Stock” as defined in the PubCo Charter.

“Closing” has the meaning given to such term in the BCA.

“Closing Date” has the meaning given to such term in the BCA.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto.

“Common Unit” means a fractional share of the Partnership Interests of all Limited Partners issued pursuant to Sections 3.1 and 3.2.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract or otherwise.

“De Minimis” means an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as reasonably determined in good faith by the General Partner.

“Debt” means, as to any Person, as of any date of determination: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) obligations of such Person as lessee under capital leases.

4

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing sentence, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Diamond Business” has the meaning given to such term in the BCA.

“Diamond Partner” means Dyal Capital SLP LP, and any Permitted Transferee of such Person(s) who is Transferred Partnership Interests.

“Direct Exchange” has the meaning given to such term in the Exchange Agreement.

“Earnout Termination Date” means the date that is the fifth anniversary of the Effective Date.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Tax Advance” has the meaning set forth in Section 9.4(a).

“Exchange” means an Exchange as defined in, and effected in accordance with, the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

5

“Exchange Agreement” means the Exchange Agreement, dated on or about the Effective Date, by and among PubCo, the Partnership, Blue Owl Holdings and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“Exchanged Securities” has the meaning given to such term in the Exchange Agreement.

“Exchanging Partner” has the meaning given to such term in the Exchange Agreement.

“Executive Committee” has the meaning given to such term in the Investor Rights Agreement.

“FIC Distribution” has the meaning given to such term in the Tax Receivable Agreement.

“Fiscal Year” has the meaning set forth in Section 15.4.

“General Partner” means Blue Owl Capital GP LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo, and/or any additional or successor General Partner(s) designated as such pursuant to the Act and this Agreement, and, in each case, that has not ceased to be a general partner pursuant to the Act and this Agreement, in such Person’s capacity as a general partner or Partner (as the context requires) of the Partnership.

“GP Unit” means a unit representing a general partner interest in the Partnership and designated in the Register as a GP Unit, as subdivided, reclassified or otherwise modified from time to time in accordance with this Agreement.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed (or deemed contributed) by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner using such reasonable method of valuation as it may adopt.

(ii) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described below (x) may, except in the case of subsection (ii)(3) and subsection (ii)(6), if determined by the General Partner that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, and (y) shall, in the case of subsection (ii)(3) and subsection (ii)(6), be adjusted to equal their respective gross fair market values (taking Code section 7701(g) into account), using such reasonable method of valuation as it may adopt, as of the following times:

(1) the acquisition of an additional interest in the Partnership (including acquisitions pursuant to Section 3.2 or contributions or deemed contributions by the General Partner pursuant to Section 3.2) by a new or existing Partner in exchange for more than a De Minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

6

(2) the distribution by the Partnership to a Partner of more than a De Minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(3) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(4) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a non-compensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2. If any non-compensatory options are outstanding upon the occurrence of an event described in this subsection (ii) (other than, if applicable, non-compensatory options being exercised that give rise to the occurrence of such event), the Partnership shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6) immediately after the closing of the transactions contemplated by the BCA on the Closing Date.

(iii) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner using such reasonable method of valuation as it may adopt.

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m). Notwithstanding the foregoing, Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v) If the Gross Asset Value of a Partnership asset has been adjusted pursuant to subsection (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Partner or (b) an Assignee that owns a Partnership Unit.

“Holdings GP Units” means a “GP Unit” as defined in the Holdings LPA.

“Holdings LPA” means the Amended and Restated Limited Partnership Agreement of Blue Owl Holdings, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

7

“Holdings Units” means a “Common Unit” as defined in the Holdings LPA.

“Incapacity” means, (a) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (b) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (e) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” means, (a) with respect to each current or former Partner (including the Limited Partners and the General Partner): (i) such Partner, in its capacity as a Partner and (ii) each of such Partner’s Affiliates and such Partner’s or its Affiliates’ direct and indirect officers, directors, liquidators, partners, shareholders, equityholders, members, managers, fiduciaries, controlling Persons and employees, in their capacity as such; (b) each current or former employee, officer or member of any management or advisory board or committee of the Partnership, in their capacity as such; (c) each current or former member of the Board and of the board of directors of the General Partner (as applicable), in such Person’s capacity as such (or as a member of a committee thereof); (d) each current or former Partnership Representative, each current or former “designated individual” of the Partnership for purposes of the BBA Rules, the Original Limited Partner Representative and the NB Partner Representative, in their respective capacities as such; and (e) any other third party who the General Partner, reasonably and in good faith, designates as an Indemnitee in a written resolution.

“Independent Director” has the meaning given to such term in the Investor Rights Agreement.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the Effective Date, by and among PubCo and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“Jointly Indemnifiable Claim” shall have the meaning given to such term in the Holdings LPA.

“Law” has the meaning given to such term in the BCA.

“Limited Partner” means each of the Original Limited Partners and any other Person that is, from time to time, admitted to the Partnership as a limited partner pursuant to the Act and this Agreement, and any Substituted Limited Partner or Additional Limited Partner, each shown as such in the books and records of the Partnership, in each case, that has not ceased to be a limited partner of the Partnership pursuant to the Act and this Agreement, in such Person’s capacity as a limited partner of the Partnership.

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“Lock-Up Period” means:

(a) with respect to any Common Unit held by any Qualified Unitholder:

(i) with respect to any Common Units held by such Qualified Unitholder that are not Seller Earnout Units, the period commencing on the Closing Date and continuing until the date that is 24 months following the Closing Date; and

(ii) with respect to any Seller Earnout Units held by such Qualified Unitholder, the period commencing upon the Closing Date and continuing until the later of (A) the occurrence of a Triggering Event for such Seller Earnout Units and (B) the date that is 24 months following the Closing Date;

(b) with respect to any Common Units held as of Closing by any Seller (or any Permitted Transferee of any Seller) other than a Qualified Unitholder (including, for the avoidance of doubt, NB Partners and their respective Permitted Transferees who are not Permitted Transferees of a Qualified Unitholder):

(i) with respect to any Common Units held by such Seller, except with respect to any Seller Earnout Units, the period commencing on the Closing Date and continuing until the date that is six months following the Closing Date; and

(ii) with respect to any Seller Earnout Units held by such Seller, the period commencing upon the Closing Date and continuing until the later of (A) the occurrence of a Triggering Event for such Seller Earnout Units and (B) the date that is six months following the Closing Date;

“Majority in Interest of the Limited Partners” means, as of any time of determination, (a) Limited Partners holding Class C Shares and Class D Shares representing 50% or more of the voting interest in PubCo held by the Limited Partners in respect of Class C Shares and Class D Shares (excluding, for the avoidance of doubt, any voting interest held by any Limited Partner in respect of any Class A Shares or Class B Shares held by such Limited Partner), (b) Limited Partners holding a majority of the Common Units held by all Limited Partners, and (c) the Original Limited Partner Representative.

“Midco Indebtedness” means indebtedness incurred by Opal Capital Holdings LLC pursuant to a Credit and Guaranty Agreement, dated as of October 25, 2019, between Opal Capital Holdings LLC and Diamond Finance Investors (US Unlevered) LP (among others), as may be amended, restated or refinanced from time to time.

“NB” has the meaning given to such term in the Investor Rights Agreement.

“NB Aggregator Subject Members” has the meaning given to such term in the Investor Rights Agreement.

“NB First Ownership Threshold” has the meaning given to such term in the Investor Rights Agreement.

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“NB Partner Representative” means Neuberger Berman Group LLC.

“NB Partners” means Blue Investments LLC, Blue Trust LLC and Neuberger Berman Group LLC, collectively, and any Permitted Transferee of such Person who is Transferred Partnership Interests.

“NB Relevant Audit” has the meaning set forth in Section 9.3(d).

“NB Second Ownership Threshold” has the meaning given to such term in the Investor Rights Agreement.

“Net Income” or “Net Loss” means, for each Fiscal Year or other taxable period of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year or other taxable period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Partnership asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

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Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 5.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Non-Participating Seller Earnout Units” means, as of the time of determination, Seller Earnout Units that are not Participating Seller Earnout Units.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Opal Business” has the meaning given to such term in the BCA.

“ORC Partner” means Opal Capital Feeder LLC, a Delaware limited liability company, and any Permitted Transferee of such Person(s) who is Transferred Partnership Interests.

“Original Limited Partner” means any Person that is a Limited Partner as of the Closing and any of their respective Permitted Transferees that become Limited Partners from time to time in accordance with this Agreement, but does not include any other Assignee or other transferee of any Partnership Interest of any Original Limited Partner succeeding to all or any part of such Partnership Interest.

“Original Limited Partner Representative” means the ORC Partner or such other Person as may be appointed from time to time by a Majority in Interest of the Limited Partners.

“Participating Seller Earnout Units” means, as of the time of determination, Seller Earnout Units for which a Triggering Event has occurred at or prior to such time. For the avoidance of doubt: (i) a Series E-1 Seller Earnout Unit shall be a Participating Seller Earnout Unit upon and following a Triggering Event described in clause (a) of the definition of Triggering Event and (ii) a Series E-2 Seller Earnout Unit shall be a Participating Seller Earnout Unit upon and following a Triggering Event described in clause (b) of the definition of Triggering Event.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners (collectively).

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

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“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership” means Blue Owl Capital Carry LP, the limited partnership formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Employee” means an employee of the Partnership or an employee of a Subsidiary of the Partnership, if any.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Common Units, GP Units or other Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2) and is computed in accordance with Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a record date fixed for the determination of Partners entitled to receive any distribution, shall (unless otherwise determined by the General Partner) be the same as the record date established by PubCo for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Representative” means the “partnership representative” for purposes of the BBA, or similar role under the provisions of state, local and non-U.S. tax law.

“Partnership Unit” means a Common Unit, a GP Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3.

“Percentage Interest” means, with respect to each Partner, as to any class or series of Partnership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of such class or series held by such Partner and the denominator of which is the total number of Partnership Units of such class or series held by all Partners. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units and GP Units, treated as a single class for such purpose.

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“Permitted Transfer” means any Transfer that is: (a) a transfer of any Partnership Interest made to a Permitted Transferee of the transferor upon prior written notice to (i) the Partnership and (ii) (x) if the transferor is the ORC Partner, the Diamond Partner and the NB Partner Representative or (y) if the transferor is an NB Partner or the Diamond Partner, the ORC Partner; or (b) made pursuant to any liquidation, merger, stock exchange or other similar transaction following the Effective Date which results in all of the Partnership’s Partners exchange or having the right to exchange their Partnership Interests for cash, securities or other property. Notwithstanding the foregoing, a “Permitted Transfer” shall be deemed to have not occurred for purposes of this Agreement, if there occurs any act or circumstance subsequent to such Transfer that causes such transfer to not be a Permitted Transfer, or the transferee not to be a Permitted Transferee.

“Permitted Transferee” has the meaning given such term in the Investor Rights Agreement (with references to “Qualified Stockholder” replaced with “Qualified Unitholder” and with references to “NB Aggregators” replaced with “NB Partners”).

“Person” has the meaning given to such term in the Investor Rights Agreement.

“Proceedings” has the meaning given to such term in the BCA.

“Protected Partner” means each Person listed on Schedule II, and any Person who acquired Protected Units from another Protected Partner in a transaction in which such Person’s adjusted basis in such Protected Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the other Protected Partner in such Protected Units.

“Protected Units” means the Partnership Units held, directly or indirectly, by the Protected Partner.

“PubCo Bylaws” means the Bylaws of PubCo, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“PubCo Charter” means the Amended and Restated Certificate of Incorporation of PubCo, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Qualified Unitholder” means any Limited Partner that is a Qualified Stockholder (as defined in the PubCo Charter).

“Regulations” means one or more United States Treasury Regulations promulgated under Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Replacement Indebtedness” means any liability that is treated as a liability of the Partnership for U.S. federal income tax purposes that replaces or refinances either (i) the Midco Indebtedness or (ii) the Revolver Indebtedness, and with respect to which all of the following requirements are met: (a) the assets of the Opal Business (but not the Diamond Business) are subject to such liability (as determined for U.S. federal income tax purposes) within the meaning of Regulations Section 1.752-3(a)(2), and (b) such liability is not treated, in whole or in part, as a “recourse liability” (as defined in Regulations Section 1.752-1(a)(1)) of the Partnership for U.S. federal income tax purposes.

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“Reserve Amount” has the meaning set forth in Section 4.7.

“Revolver Indebtedness” means indebtedness incurred by Owl Rock Capital Advisors LLC or Owl Rock Technology Advisors LLC, pursuant to one or more Loan and Security Agreements, with East West Bank as lender, including the Amended and Restated Loan and Security Agreement, dated as of February 20, 2020, the Loan and Security Agreement, dated as of February 22, 2019, as each may be amended, restated or refinanced from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning given to such term in the BCA.

“Seller Earnout Units” means the “Seller Earnout Units,” as defined in and issued pursuant to Section 2.17 of the BCA, of which (a) [•] are hereby designated as “Series E-1 Seller Earnout Units” and (b) [•] are hereby designated as “Series E-2 Seller Earnout Units”. The Seller Earnout Units (including the number of Series E-1 Seller Earnout Units and of Series E-2 Seller Earnout Units) issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Schedule I attached to this Agreement.

“Series E-1 Seller Earnout Units” has the meaning set forth in the definition of “Seller Earnout Units”.

“Series E-2 Seller Earnout Units” has the meaning set forth in the definition of “Seller Earnout Units”.

“Subject Liability” means (a) the Midco Indebtedness and the Revolver Indebtedness and (b) any Replacement Indebtedness.

“Subsidiary” has the meaning given to such term in the Investor Rights Agreement. For the avoidance of doubt, the “Diamond Funds” and the “Opal Funds” (as each is defined in the BCA) shall not be “Subsidiaries” of the Partnership for purposes of this Agreement.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.4.

“Tax Distribution” has the meaning set forth in Section 4.2.

“Tax Distribution Date” means, with respect to each calendar year, (a) April 10, June 10, September 10, and December 10 of such calendar year, which shall be adjusted by the General Partner as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law, and (b) in the event that the General Partner determines (which determination shall be made prior to the date specified in this clause (b)) that the Tax Distributions made in respect of estimated taxes as described in clause (a) were insufficient to pay each Holder’s Assumed Tax Liability for the entirety of such year, April 10 of the following year (for purposes of making a Tax Distribution of the shortfall).

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“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Effective Date, by and among PubCo, the Partnership, Blue Owl Holdings and the other parties thereto, as the same may be amended, modified, supplemented or waived from time to time.

“Transfer” has the meaning given to such term in the Investor Rights Agreement. Notwithstanding the foregoing: (a) any Exchange of Common Units, or acquisition of Exchanged Securities by PubCo pursuant to the Exchange Agreement shall not constitute a “Transfer” for purposes of this Agreement; (b) any transfer of Seller Earnout Units to the Partnership pursuant to Section 3.1(c) shall not constitute a “Transfer” for purposes of this Agreement; and (c) the pledge (in and of itself) of Partnership Interest by a Partner that creates a mere security interest in such Partnership Interest pursuant to a bona fide loan or indebtedness transaction for so long as such Partner continues to exercise control over such pledged Partnership Interest shall not be considered a “Transfer” for purposes of this Agreement, but a foreclosure on such Partnership Interest or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a Permitted Transfer at such time.

“Triggering Event” means:

(a) with respect to any Series E-1 Seller Earnout Unit, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(i) the Volume Weighted Average Share Price of a Class A Share equals or exceeds $12.50 per share for any 20 consecutive trading days following the Effective Date; and

(ii) if the Partnership or PubCo is consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets and the consideration payable per Class A Share or per Blue Owl Unit (as applicable) in connection therewith equals or exceeds $12.50 per Class A Share or per Blue Owl Unit (as applicable); and

(b) with respect to any Series E-2 Seller Earnout Unit, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(i) the Volume Weighted Average Share Price of a share of Class A Common Stock equals or exceeds $15.00 per share for any 20 consecutive trading days following the Effective Date; and

(ii) if the Partnership or PubCo is consummating a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets and the consideration payable per share of Class A Common Stock or per Blue Owl Unit (as applicable) in connection therewith equals or exceeds $15.00 per Class A Share or per Blue Owl Unit (as applicable).

Notwithstanding the foregoing, and without limitation of Section 3.8 of this Agreement, if PubCo or the Partnership at any time combines or subdivides (by any equity split, dividend, recapitalization, reorganization, merger, amendment of the PubCo Charter, amendment to this Agreement, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), each of the applicable per share prices in the foregoing definition of “Triggering Event” shall be equitably adjusted to take into account such equity split, dividend, recapitalization, reorganization, merger, amendment of the PubCo Charter, amendment of this Agreement, scheme, arrangement or extraordinary dividend or other applicable transaction.

“Volume Weighted Average Share Price” has the meaning given to such term in the BCA.

“Warrants” has the meaning given to such term in the Investor Rights Agreement.

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Section 1.2 Interpretation. In this Agreement and in the Schedules and Exhibits to this Agreement, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g) the word “or” is not exclusive, and has the meaning represented by the phrase “and/or,” unless the context clearly prohibits that construction;

(h) references to “dollar” or “$” refer to United States dollars;

(i) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(j) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation. The Partnership is a limited partnership previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Certificate, and all actions taken or to be taken by any person who executed and filed or who executes and files, after the Effective Date, the Certificate are adopted and ratified, or authorized, as the case may be.

Section 2.2 Name. The name of the Partnership is “Blue Owl Capital Carry LP”. The Partnership may also conduct business at the same time and from time to time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable Law.

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Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Partnership is located at 399 Park Avenue, 38th floor, New York, New York 10022, or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Partnership shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Partnership in the State of Delaware. As of the Effective Date, the address of the registered office of the Partnership in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Partnership’s registered agent for service of process at such address is The Corporation Trust Company.

Section 2.5 Term. The term of the Partnership commenced on the Formation Date and such term shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Partnership, the existence of the Partnership shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No Concerted Action. Each Partner acknowledges and agrees that, except as expressly provided in this Agreement, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Partner. Other than in respect of the Partnership, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Partner or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 2.7 Business Purpose. The Partnership may carry on any lawful business, purpose or activity in which a limited partnership may be engaged under applicable Law (including the Act).

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Partnership, in the Office of the Secretary of State of the State of Delaware as required by the Act. The General Partner may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be

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appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the Laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

Section 2.10 Representations and Warranties by the Partners.

(a) Each Partner that is an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that: (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other Law to which such Partner is subject; and (ii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner that is not an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner that: (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required; (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other Law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject; and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that it is an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling at any particular time or under any predetermined circumstances, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law. Each Partner further represents and warrants that: (i) it is aware of and understands that the Partnership Units held by such Partner are not registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law and may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom; (ii) that the Partnership shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act;

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(iii) there is no established market for the Partnership Units and no market (public or otherwise) for the Partnership Units will develop in the foreseeable future; (iv) such Partner has no rights to require that the Partnership Units be registered under the Securities Act or the securities Laws of various states, and the Partner will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act; and (v) such Partner is aware that the acquisition of Partnership Interests involves substantial risk, and that it can bear the economic risk in its investment (which such Partner acknowledges may be for an indefinite period) and such Partner has such knowledge and experience in financial or business matters that such Partner is capable of evaluating the merits and risks of its investment in Partnership Interests.

(d) The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

(e) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Notwithstanding the foregoing, the General Partner may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) as applicable to any Partner that is not an Original Limited Partner (including any Additional Limited Partner or Substituted Limited Partner or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Partnership and the General Partner.

Section 2.11 References to Certain Equity Securities. Each reference to a Class A Share, Class B Share, Class C Share, Class D Share, Class E Share, Common Unit, GP Unit, other Partnership Unit, other Partnership Interest, Holdings GP Unit or Holdings Unit shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend or other distribution. For the avoidance of doubt, restrictions applicable to the Common Units (as set forth in this Agreement) or Holdings Units (as set forth in the Holdings LPA) and Class C Shares and Class D Shares (as set forth in the PubCo Charter) shall not apply to Class A Shares or Class B Shares received in respect thereof in connection with an Exchange (or Direct Exchange).

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ARTICLE III

CLASSES OF PARTNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

Section 3.1 Classes of Partnership Interests; Capital Contributions of the Partners.

(a) Each Partner’s relative rights, privileges, preferences, restrictions and obligations with respect to the Partnership are represented by such Partner’s Partnership Interests. There shall initially be two classes of Partnership Interests: Common Units, which shall be issued to and held by the Limited Partners, and GP Units, which shall be issued to and held by the General Partner only. An unlimited number of Common Units are authorized for issuance, and an unlimited number of GP Units are authorized for issuance. Schedule I to this Agreement shall be updated after the Closing to reflect the transactions consummated on the Closing Date, and the Partnership Interests held by the Partners as of such time.

(b) Each Original Limited Partner and the General Partner has heretofore and concurrently with the consummation of the transactions contemplated by the BCA is making or is deemed to make Capital Contributions to the Partnership. Except as provided by Law or in Section 3.2, Section 3.3 or Section 9.4, the Partners shall have no obligation or, except with the prior written consent of the General Partner, right to make any other Capital Contributions or any loans to the Partnership. The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number of Partnership Units of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges (including Exchanges and Direct Exchanges) or other Transfers, or any redemptions, issuances or similar events involving Partnership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as then in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized under this Agreement in respect of the Register without any need to obtain the consent of any other Partner. No action of any Limited Partner shall be required to amend or update the Register. Except as required by applicable Law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

(c) Notwithstanding anything to the contrary in this Agreement, in the event there has not been a Triggering Event with respect to any Seller Earnout Unit as of the Earnout Termination Date, each such Seller Earnout Unit shall, automatically and without further action on the part of the Partnership of any Holder of Partnership Interests, be transferred to the Partnership and cancelled for no consideration, effective as of the Earnout Termination Date.

Section 3.2 Issuances of Additional Partnership Interests. On the terms and subject to the conditions of this Agreement (including Section 3.4 and Section 3.7):

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(a) General. The General Partner is authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and subject to such conditions as shall be established by the General Partner, without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Partnership, or (v) upon the contribution of property or assets to the Partnership. A Partnership Interest of any class or series other than a Common Unit or a GP Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Partnership Interest, the General Partner shall amend the Register and the books and records of the Partnership as appropriate to reflect such issuance.

(b) No Preemptive Rights. Except as expressly provided in this Agreement (including Section 3.7), no Person, including any Holder, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 3.3 Additional Funds and Capital Contributions.

(a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Partnership Units, for the payment of Tax Distributions or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 3.3 without the approval of any Limited Partner or any other Person.

(b) Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than, except as contemplated in Section 3.3(c), the General Partner or PubCo or any other Subsidiary of PubCo that is not the Partnership or any of its Subsidiaries or Blue Owl Holdings or any of its Subsidiaries) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units. The Partnership shall not incur any such Debt if any Partner (other than the General Partner in its capacity as such) would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(c) General Partner and PubCo Loans. At any time prior to the Partnership becoming a wholly owned subsidiary of PubCo, the net proceeds of any Debt incurred by or on behalf of the General Partner, PubCo or any other Subsidiary of PubCo (other than the Partnership and its Subsidiaries or Blue Owl Holdings and its Subsidiaries) shall be loaned to the Partnership and Blue Owl Holdings in accordance with their respective Allocation Percentages, to the extent not prohibited by Law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as such Debt. The Partnership shall not incur any such Debt if any Partner (other than the General Partner in its capacity as such) would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

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Section 3.4 Issuances; Repurchases and Redemptions; Recapitalizations.

(a) Issuances by PubCo.

(i) Subject to Section 3.4(a)(ii), Article XIV, the Exchange Agreement and the Investor Rights Agreement, if, at any time after the Closing Date, PubCo sells or issues Class A Shares, Class B Shares or any other Equity Securities of PubCo (other than Class C Shares or Class D Shares (it being understood and agreed that no Class E Shares shall be issued after the Closing Date)):

(A) the Partnership shall concurrently issue to the General Partner an equal number of GP Units (if PubCo issues Class A Shares or Class B Shares), or an equal number of such other Equity Security of the Partnership corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Shares or Class B Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued (adjusted for any taxes owed by PubCo on the receipt of such distribution);

(B) the General Partner will cause Blue Owl Holdings to concurrently issue to the General Partner an equal number of Holdings GP Units (if PubCo issues Class A Shares or Class B Shares), or an equal number of such other Equity Security of Blue Owl Holdings corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Shares or Class B Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued (adjusted for any taxes owed by PubCo on the receipt of such distribution), pursuant to and in accordance with Section 3.4(a) of the Holdings LPA; and

(C) PubCo shall concurrently contribute to the General Partner, which shall concurrently contribute to (x) the Partnership, its Allocation Percentage of, and (y) Blue Owl Holdings, its Allocation Percentage of, the net proceeds or other property received by PubCo, if any, for such Class A Share, Class B Share or other Equity Security.

(ii) Notwithstanding anything to the contrary contained in Section 3.4(a)(i) or Section 3.4(a)(iii), this Section 3.4(a) shall not apply to: (x) the issuance and distribution to holders of Class A Shares, Class B Shares or other Equity Securities of PubCo of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Shares or Class B Shares, such Class A Shares or Class B Shares will be issued together with a corresponding right under such plan); or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in Section 3.4(a)(iii) below, as applicable).

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(iii) In the event any outstanding Equity Security of PubCo is exercised or otherwise converted or subject to vesting and, as a result, any Class A Shares, Class B Shares or other Equity Securities of PubCo are issued (including as a result of the exercise of Warrants):

(A) the corresponding Equity Security outstanding at the Partnership and at Blue Owl Holdings, if any, shall be similarly exercised or otherwise converted or subject to vesting, if applicable;

(B) an equivalent number of (x) GP Units or equivalent Equity Securities of the Partnership and (y) Holdings GP Units or equivalent Equity Securities of Blue Owl Holdings shall be issued to the General Partner as required by Section 3.4(a)(i); and

(C) PubCo shall concurrently contribute to the General Partner, which shall concurrently contribute to (x) the Partnership, its Allocation Percentage of, and (y) Blue Owl Holdings, its Allocation Percentage of, the net proceeds (if any) received by PubCo from any such exercise or conversion.

(b) New Partnership Issuances. Except pursuant to the Exchange Agreement:

(i) the Partnership may not issue any additional GP Units or other Partnership Units to PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) unless substantially simultaneously therewith (A) Blue Owl Holdings issues an equal number of Holdings GP Units or Holdings Units (as applicable) to PubCo or such Subsidiary and (B) PubCo or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares or Class B Shares of PubCo (or relevant Equity Security of such Subsidiary) to another Person or Persons and PubCo or such Subsidiary contributes such proceeds to the Partnership and Blue Owl Holdings (in accordance with their respective Allocation Percentages);

(ii) the Partnership may not issue any other Equity Securities of the Partnership to PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) unless substantially simultaneously therewith (A) Blue Owl Holdings issues an equal number of Equity Securities (with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership) to PubCo or such Subsidiary and (B) PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership and PubCo or such Subsidiary contributes such proceeds to the Partnership and Blue Owl Holdings (in accordance with their respective Allocation Percentages); and

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(iii) the Partnership may not issue any Equity Securities of the Partnership to any Person other than PubCo or any of its Subsidiaries unless substantially simultaneously therewith Blue Owl Holdings issues an equal number of Equity Securities (with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership) to such Person.

(c) Repurchases and Redemptions.

(i) Neither PubCo nor any of its Subsidiaries (including the General Partner, but other than the Partnership, Blue Owl Holdings and their respective Subsidiaries) may redeem, repurchase or otherwise acquire:

(A) Class A Shares or Class B Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith (x) the Partnership redeems, repurchases or otherwise acquires from the General Partner an equal number of GP Units for a price per GP Unit equal to the Partnership’s Allocation Percentage of the price per Class A Share or Class B Share (if any, and as applicable); and (y) Blue Owl Holdings redeems, repurchases or otherwise acquires from the General Partner an equal number of Holdings GP Units for a price per Holdings GP Unit equal to Blue Owl Holdings’ Allocation Percentage of the price per Class A Share or Class B Share (if any, and as applicable); or

(B) any other Equity Securities of PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith (x) the Partnership redeems, repurchases or otherwise acquires from the General Partner an equal number of the corresponding class or series of Equity Securities of the Partnership with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for a price per Equity Security of the Partnership equal to the Partnership’s Allocation Percentage of the price per Equity Security of PubCo or such Subsidiary (if any); and (y) Blue Owl Holdings redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of Blue Owl Holdings with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for a price per Equity Security of Blue Owl Holdings equal to Blue Owl Holdings’ Allocation Percentage of the price per Equity Security of PubCo or such Subsidiary (if any).

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(ii) The Partnership may not redeem, repurchase or otherwise acquire:

(A) any GP Units from PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) unless: (I) substantially simultaneously therewith (x) Blue Owl Holdings redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Holdings GP Units from PubCo or such Subsidiary, and (y) PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Shares or Class B Shares; and (II) the price per GP Unit and the price per Holdings GP Unit shall be the Partnership’s and Blue Owl Holdings’ respective Allocation Percentage of the price per Class A Share or Class B Share (as applicable); or

(B) any other Partnership Units of the Partnership from PubCo or any of its Subsidiaries (including the General Partner, but other than the Partnership and its Subsidiaries) unless: (I) substantially simultaneously therewith (x) Blue Owl Holdings redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of other Equity Securities of Blue Owl Holdings from PubCo or such Subsidiary of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary and (y) PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Equity Securities of PubCo or such Subsidiary of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Partnership Units of PubCo or such Subsidiary; and (II) the price per other Partnership Units of the Partnership and the price per other Equity Security of Blue Owl Holdings shall be the Partnership’s and Blue Owl Holdings’ respective Allocation Percentage of the price per other Equity Security of PubCo or such Subsidiary.

(d) Equity Subdivisions and Combinations. Except in accordance with the Exchange Agreement:

(i) The Partnership shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Partnership Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding (A) related class or series of Equity Security of PubCo (which, in the case of the GP Units, shall be the Class A Shares) and (B) related class or series of Equity Security of Blue Owl Holdings, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Partnership, Blue Owl Holdings and PubCo.

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(ii) (A) PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Security of PubCo, and (B) the General Partner will cause Blue Owl Holdings not to in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Security of Blue Owl Holdings, in each case, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Partnership Units or other related class or series of Equity Security of the Partnership (which, in the case of the Class A Shares, shall be the GP Units), with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Partnership, Blue Owl Holdings and PubCo.

(e) General Authority. For the avoidance of doubt, but subject to Section 3.1, Section 3.2, Section 6.7 and this Section 3.4, the Partnership, Blue Owl Holdings, PubCo and the General Partner shall be permitted, without the consent of any other Partner, to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units and GP Units as the General Partner reasonably determines in good faith is necessary to maintain at all times a one-to-one-to-one ratio among: (i) on the one hand, (A) the number of GP Units owned by PubCo, directly or indirectly (including through the General Partner), (B) the number of outstanding Class A Shares and Class B Shares, and (C) the number of outstanding Holdings GP Units owned by PubCo, directly or indirectly (including through the General Partner); and (ii) on the other hand, (A) the number of outstanding Class C Shares and Class D Shares held by any Person, (B) the number of Common Units held by such Person and (C) the number of outstanding Holdings Units held by such Person disregarding, for purposes of maintaining the one-to-one-to-one ratios in clause (i), (x) warrants, options, stock appreciation rights, restricted stock, restricted stock units, performance based awards or other rights to acquire Equity Securities of PubCo issued under any employee benefit plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares or Class B Shares, (y) treasury stock, or (z) preferred stock or other debt or Equity Securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Shares or Class B Shares (but in each case, prior to such conversion, exercise or exchange, and shall, for the avoidance of doubt, apply to the issuance of Equity Securities of PubCo in connection with the exercise, vesting or settlement of such preferred stock, other debt or Equity Securities) (except to the extent the net proceeds from any such convertible preferred securities or any other Equity Securities entitled to distributions, dividends or other payments prior to conversion, including any purchase price payable upon conversion thereof, has been contributed by PubCo to the equity capital of the Partnership).

Section 3.5 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided in this Agreement or by applicable Law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

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Section 3.6 Capital Accounts.

(a) A Capital Account shall be maintained by the General Partner for each Partner in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Regulations, the other provisions of this Agreement. Each Partner’s Capital Account balance as of the Effective Date shall be equal to the amount of its respective “Closing Date Capital Account Balance” set forth opposite such Partner’s name on Exhibit A, which balances shall reflect a revaluation of the Partnership’s assets in accordance with clause (ii)(6) of the definition of Gross Asset Value. Thereafter, each Partner’s Capital Account shall be (A) increased by (i) allocations to such Partner of Net Income pursuant to Section 5.1 and any other items of income or gain allocated to such Partner pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Partnership and any Liabilities to which the asset is subject) contributed to the Partnership by such Partner, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (B) decreased by (i) allocations to such Partner of Net Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Partner pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Partner and any Liabilities to which the asset is subject) distributed to such Partner, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

(b) In the event of a Transfer of Partnership Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Partnership Units shall carry over to the Transferee Partner in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

(c) This Section 3.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations.

Section 3.7 Certain Preemptive Rights of the NB Partners. Notwithstanding anything to the contrary in this Article III, but subject to Section 3.7(c):

(a) Exercises of PubCo Preemptive Rights. If NB is issued Equity Securities of PubCo in connection with NB’s exercise of its preemptive rights set forth in Section 2.3(f) of the Investor Rights Agreement, PubCo shall concurrently contribute to the General Partner, which shall concurrently contribute to (x) the Partnership, its Allocation Percentage of, and (y) Blue Owl Holdings, its Allocation Percentage of, the net proceeds or other property received by PubCo, if any, for such Equity Securities, in exchange for a corresponding number of related GP Units, Holdings GP Units or other Equity Securities, as applicable of the Partnership and Blue Owl Holdings as determined in accordance with Section 3.4(a).

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(b) Partnership Issuances to Third Parties.

(i) Except as mutually agreed between the NB Partner Representative and the General Partner, until the first date upon which the NB First Ownership Threshold is no longer satisfied, without duplication of the rights of the NB Partners under Section 2.3(f) of the Investor Rights Agreement, the NB Partners shall have preemptive rights with respect to Equity Securities of the Partnership and any Subsidiaries of the Partnership to be issued to any Person other than PubCo or any of its Subsidiaries (other than the Partnership, Blue Owl Holdings and its Subsidiaries) which must be exercised with respect to the same number of Equity Securities in the Partnership and Blue Owl Holdings with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights, and shall otherwise be the same as the preemptive rights of NB set forth in Section 2.3(f) of the Investor Rights Agreement with respect to Equity Securities of PubCo (including the applicable procedures, exceptions and conditions set forth therein), and such Section 2.3(f) of the Investor Rights Agreement shall apply mutatis mutandis to such Equity Securities of the Partnership (and is incorporated in this Agreement by reference).

(ii) Substantially simultaneously with any issuance of Equity Securities of the Partnership to the NB Partners pursuant to their exercise of the preemptive rights set forth in Section 3.7(b)(i) (which shall be at the election of the NB Partner Representative): (A) Blue Owl Holdings shall issue an equal number of Equity Securities (with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership) to the NB Partners (in the aggregate); and (B) the NB Partners shall collectively contribute to (x) the Partnership, its Allocation Percentage of, and (y) Blue Owl Holdings, its Allocation Percentage of, the aggregate consideration payable for such Equity Securities.

(c) Notwithstanding anything in this Section 3.7 to the contrary, the NB Partners shall not have any preemptive rights with respect to, and the foregoing provisions of this Section 3.7 shall not apply to the issuance of, (i) Excluded Securities (as defined in the Investor Rights Agreement) or (ii) Equity Securities of the Partnership issued pursuant to Section 3.4 solely to maintain the one-to-one-to-one ratio contemplated by Section 3.4(e).

(d) Notwithstanding anything in this Agreement to the contrary, the NB Partners’ rights under this Section 3.7 are personal to the NB Partners and may not be assigned to any Person.

Section 3.8 Adjustments. If there are any changes as a result of any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Partnership Units, then appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Partnership Units as so changed.

ARTICLE IV

DISTRIBUTIONS

Section 4.1 Distributions Generally. Subject to Section 4.5 and Section 4.7, the General Partner may cause the Partnership to distribute all or any portion of available cash of the Partnership to the Holders of Partnership Units in accordance with their respective Percentage Interests of Partnership Units on the Partnership Record Date with respect to such distribution.

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Section 4.2 Tax Distributions. Prior to making distributions pursuant to Section 4.1, on or prior to each Tax Distribution Date, the Partnership shall be required to, subject only to (i) Section 4.5, (ii) Available Cash and (iii) the terms and conditions of any applicable Debt arrangements (and the General Partner will use commercially reasonable efforts not to enter into Debt arrangements the terms and conditions of which restrict or prohibit the making of customary tax distributions to the Partners), make pro rata distributions of cash to the Holders of Partnership Units (in accordance with their respective Percentage Interests of Partnership Units), including Seller Earnout Units, in an amount sufficient to ensure that each such Holder receives a distribution at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates (“Tax Distributions”). Notwithstanding the foregoing, distributions pursuant to this Section 4.2, if any, shall be made to the Partners only to the extent all previous distributions to the Partners pursuant to Section 4.1 with respect to the taxable period are less than the distributions the Partners otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 4.2. For the avoidance of doubt, if for any reason the Partnership on any Tax Distribution Date does not make the full amount of distributions required under this Section 4.2 (determined without regard to the limitations in clauses (i), (ii), and (iii) of the first sentence in this Section 4.2), the amount of Tax Distributions required on the succeeding Tax Distribution Date will be increased by such shortfall until the full amount of required Tax Distributions have been made.

Section 4.3 Distributions in Kind. Subject to of the Exchange Agreement and Article XIV, no Holder may demand to receive property other than cash as provided in this Agreement. The General Partner may cause the Partnership to make a distribution in kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with this Article IV, Article V and Article IX.

Section 4.4 Distributions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article III, the General Partner is authorized to make such revisions to this Article IV and to Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including making preferential distributions in respect of such additional Partnership Units.

Section 4.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate the Act or other applicable Law.

Section 4.6 Use of Distributions. PubCo and its Subsidiaries shall use distributions received from and other cash of the Partnership for payment of taxes, liabilities or expenses of PubCo or such Subsidiary, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Executive Committee and in accordance with the terms and conditions of the Investor Rights Agreement. PubCo or such Subsidiary may not use such distributions or other cash of the Partnership to acquire any Partnership Interests or to buyback shares of PubCo’s capital stock, except in accordance with Section 3.4.

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Section 4.7 Seller Earnout Units (Distributions). Notwithstanding anything in this Article IV to the contrary, for all purposes of this Article IV, if, as of any date for distribution with respect to Partnership Units (other than Tax Distributions, which shall be paid to all Seller Earnout Units), any Seller Earnout Units remain issued and outstanding, then (a) the Partnership shall pay a distribution with respect to each Participating Seller Earnout Unit (if any) that is equal to the amount of the distribution paid in respect of a Common Unit on such distribution date and (b) the Partnership shall reserve an amount with respect to each Non-Participating Seller Earnout Unit (if any) that is equal to the amount of the distribution paid in respect of a Common Unit on such distribution date (together with any prior reserved amounts with respect to such Seller Earnout Unit, a “Reserve Amount”). If a Triggering Event occurs with respect to a Seller Earnout Unit that has a Reserve Amount at the time of such Triggering Event, the Partnership shall establish a record date for payment of a distribution to the holder of such Seller Earnout Unit with respect to which the Triggering Event has occurred and, subject to Section 4.5, pay a distribution with respect to each such Seller Earnout Unit equal to the cumulative Reserve Amount with respect to such Seller Earnout Unit. If a Triggering Event does not occur with respect to any Seller Earnout Unit prior to the Earnout Termination Date, the cumulative Reserve Amount with respect to such Seller Earnout Unit shall be released back to the Partnership without further liability of the Partnership.

ARTICLE V

ALLOCATIONS

Section 5.1 General Allocations. After giving effect to the allocations under Section 5.2, and subject to Section 5.2 and Section 5.4, Net Income and Net Loss (and, to the extent reasonably determined by the General Partner to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Partners during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Partner, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Partner would receive pursuant to Section 12.3 if all assets of the Partnership on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Partners immediately after making such allocation, minus (b) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets.

Section 5.2 Additional Allocation Provisions

Notwithstanding the foregoing provisions of this Article V:

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(a) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 5.1, or any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 5.2(a)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt. A Holder’s share of the net decrease in Partner Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to this Section 5.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible. Notwithstanding the foregoing sentence, an allocation pursuant to this Section 5.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.2(a)(iv) were not in the Agreement. It is intended that this Section 5.2(a)(iv) comply with the qualified income offset requirement in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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(v) Curative Allocations. The allocations set forth in Sections 5.2(a)(i), 5.2(a)(ii), 5.2(a)(iii) and 5.2(a)(iv), (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Interests so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Interest shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b) Allocation of Excess Nonrecourse Liabilities. Except as provided in Section 9.5, for purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s respective interest in Partnership profits shall be equal to such Holder’s Percentage Interest with respect to Common Units and/or GP Units.

Section 5.3 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 5.3, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1 and Section 5.2.

(b) Section 704(c) Allocations. Notwithstanding Section 5.3(a), Tax Items with respect to an Asset that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under the traditional method as described in Regulations Section 1.704-3(b). In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the traditional method as described in Regulations Section 1.704-3(b). For the avoidance of doubt and without limiting the foregoing, the traditional method as described in Regulations Section 1.704-3(b) shall be applied with respect to each asset contributed (or deemed contributed) or otherwise owned by the Partnership on the Closing Date. If, as a result of an exercise of a non-compensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(a)(i), the General Partner causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

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Section 5.4 Other Allocation Rules. With regard to the General Partner’s acquisition of the GP Units pursuant to the BCA, Net Income and Net Loss shall be allocated to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Code Section 706 and the Regulations thereunder. If during any Fiscal Year there is any other change in any Partner’s ownership of Partnership Units in the Partnership, the General Partner shall take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Code Section 706 and the Regulations thereunder. Notwithstanding the foregoing sentence, such allocations may instead be made in another manner that complies with the provisions of Code Section 706 and the Regulations thereunder and that is selected by the General Partner.

Section 5.5 Seller Earnout Units (Allocations). The parties to this Agreement intend that, for U.S. federal income tax purposes, and for purposes of the tax, allocation, and Capital Account provisions of this Agreement (i) no Partner shall be treated as having taxable income or gain as a result of holding any Seller Earnout Unit at the time a Triggering Event has occurred with respect such Seller Earnout Unit, (ii) prior to the time any Seller Earnout Unit is forfeited to the Partnership in accordance with Section 3.1(c), such Seller Earnout Unit shall be treated as (and shall receive allocations as if they were) outstanding and not subject to forfeiture for U.S. federal income tax purposes, and (iii) if any Seller Earnout Unit is forfeited for failing to achieve a Triggering Event prior to the Earnout Termination Date, the parties to this Agreement intend and agree to treat such forfeiture as an adjustment to the transaction consideration pursuant to the BCA and the Partnership shall (x) make corresponding adjustments to the initial Capital Accounts of the Partners as necessary or appropriate and (y) prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Code Section 1313.

ARTICLE VI

OPERATIONS

Section 6.1 Management. Subject to the terms of this Agreement (including Section 6.7):

(a) The General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Partnership. The General Partner shall have the exclusive power and authority to bind the Partnership, except and to the extent that such power is expressly delegated in writing to any other Person by the General Partner, and such delegation shall not cause the General Partner to cease to be a Partner or the General Partner of the Partnership. The General Partner shall be an agent of the Partnership’s business, and the actions of the General Partner taken in such capacity and in accordance with this Agreement shall bind the Partnership. The General Partner shall at all times be a Partner of the Partnership. The General Partner shall constitute a “general partner” under the Act. No Limited Partner or Assignee (other than in its separate capacity as the General Partner,

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any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement. The General Partner may not withdraw or be removed from the Partnership except as set forth in Section 10.2.

(b) The determination as to any of the following matters, made by or at the direction of the General Partner consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Partnership and every Limited Partner: (i) the amount of assets at any time available for distribution or the redemption of Common Units and GP Units; (ii) the amount and timing of any distribution (subject to the requirements of Section 4.2 related to Tax Distributions); (iii) any determination as to Exchanged Securities that is not inconsistent with the provisions of the Exchange Agreement; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created, or whether or not the foregoing shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Partnership; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Partnership; or (vii) any other matter relating to the business and affairs of the Partnership or required or permitted by applicable Law, this Agreement or otherwise to be determined by the General Partner.

(c) The General Partner may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Partnership as the General Partner deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the General Partner from time to time, provided that in no event shall the General Partner be absolved of its fiduciary duties pursuant to Section 6.5(c) by virtue of any appointment. Each such officer and/or board or committee member shall serve at the pleasure of the General Partner.

(d) Except as otherwise expressly provided in this Agreement (including Section 6.7, as applicable) or required by any non-waivable provision of the Act or other applicable Law, no Partner other than the General Partner shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Partnership. Without limiting the generality of the foregoing, but subject to Section 6.7 (as applicable), the General Partner may cause the Partnership, without the consent or approval of any other Partner, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or Equity Securities (subject to any limitations expressly provided for in this Agreement) or (H) any incurrence of indebtedness. Except to the extent

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expressly delegated in writing by the General Partner, no Limited Partner or Person other than the General Partner shall be an agent for the Partnership or have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.

(e) Only the General Partner may commence a voluntary case on behalf of, or an involuntary case against, the Partnership under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Partner, to the fullest extent permitted by applicable Law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f) It is anticipated that the General Partner’s primary business activities shall be focused on the operation of the Partnership, Blue Owl Holdings and their respective Subsidiaries. Subject to the foregoing, the Partners acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Partnership, the General Partner, or any Affiliate of either of them: (i) any Limited Partner and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others; (ii) neither the Partnership nor any Partner (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and (iii) the pursuit of such activities by any such Partner shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Partner to the Partnership or the other Partners.

(g) Subject to Section 6.1(h), the General Partner shall have the power, without the consent of the Partners or the consent or approval of any Limited Partner, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii) to reflect a change that is of an inconsequential nature, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with applicable Law or with other provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state Law;

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(v) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article V or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 4.4 or as contemplated by the Code or the Regulations);

(vi) to reflect the issuance of additional Partnership Interests in accordance with Article III and

(vii) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Partnership Units issued pursuant to Article III.

(viii) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership and which does not violate Section 6.1(h) or Section 6.7, and does not adversely affect any Limited Partner in any material respect.

(h) Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner adversely affected thereby (if any), if such amendment or action would: (i) convert a Limited Partner into a general partner of the Partnership (except as a result of the Limited Partner becoming the General Partner pursuant to Section 11.1 of this Agreement); (ii) modify the limited liability of a Limited Partner or increase the obligation of a Limited Partner to make a Capital Contribution to the Partnership; (iii) adversely alter the rights of any Partner to receive the distributions to which such Partner is entitled pursuant to Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V (except, in any case, as permitted pursuant to Sections 3.2 and 4.4); (iv) would convert the Partnership into a corporation; or (v) amend Section 6.3(b) or this Section 6.1(h). Notwithstanding the foregoing sentence, with respect to the foregoing clause (iii) and (iv), the consent of any individual Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Limited Partners. Further, no amendment may alter the restrictions on the General Partner’s authority set forth in the preceding sentence of this Section 6.1(h) without the consent so specified in such preceding sentence. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

(i) Notwithstanding anything to the contrary in this Agreement, the rights and authority of the General Partner under this Agreement are derivative of the governance and control rights of PubCo, and the General Partner shall not be permitted under this Agreement to override any rights, protections or requirements of PubCo, the Board, the Executive Committee and any applicable stockholders of PubCo pursuant to the terms and conditions of the PubCo Charter, the Investor Rights Agreement, or any other law, rule regulation or agreement binding upon it.

Section 6.2 Compensation and Advances.

(a) The General Partner shall not receive any fees from the Partnership for its services in administering the Partnership, except as otherwise provided in this Agreement (including the provisions of Articles IV and V regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

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(b) From time to time and for so long as PubCo owns no other Person or businesses (other than the General Partner, the Partnership, Blue Owl Holdings or any of their Subsidiaries), the Partnership shall be liable for, and shall reimburse the General Partner and PubCo, on a monthly basis, or such other basis as the General Partner may determine, for sums to the extent expended by PubCo or the General Partner (and specifically excluding sums paid directly by the Partnership or any of its Subsidiaries) in connection with the Partnership’s business, including: (i) costs and expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership; (ii) compensation of officers and employees of the General Partner, PubCo or the Partnership; (iii) director fees and expenses; (iv) all costs and expenses of PubCo being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders; and (v) other costs and expenses incidental to their existence or related to the foregoing matters. For the avoidance of doubt, in no event shall the expenses payable pursuant to this Section 6.2(b) include any tax liability of PubCo or the General Partner. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 6.6.

(c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, if and to the extent any reimbursements to the General Partner, PubCo or any of their respective Affiliates by the Partnership pursuant to this Section 6.2, constitute gross income (as opposed to a repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” to PubCo within the meaning of Code Section 707(c) (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.3 Outside Activities.

(a) Neither the General Partner nor PubCo shall directly or indirectly enter into or conduct any business, other than in connection with and to the extent permitted by this Agreement: (i) the ownership, acquisition and disposition of Partnership Interests, Holdings GP Units and Holdings Units; (ii) with respect to the General Partner, the management of the business of the Partnership and Blue Owl Holdings; (iii) with respect to PubCo, its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act; (iv) with respect to PubCo, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests; (v) financing or refinancing of any type related to the Partnership or Blue Owl Holdings or their respective assets or activities; and (vi) such activities as are incidental thereto. Nothing contained in this Agreement shall be deemed to prohibit (x) the General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner or (y) the actions and operations permitted by the Holdings LPA with respect to the parties thereto. PubCo and its Subsidiaries (including the General Partner) may, subject to the limitations of this Agreement (including Section 3.4) and the Holdings LPA (as applicable) acquire Partnership Interests, Holdings Units and Holdings GP Units, and shall be entitled to exercise all rights of a Partner relating to such Partnership Interests, Holdings Units and Holdings GP Units (pursuant to and in accordance with the Holdings LPA). At any time prior to the Partnership becoming a wholly-owned Subsidiary of PubCo, (A) PubCo shall own, directly or indirectly, 100% of the Equity Securities of the General Partner and (B) the General Partner shall hold no property or assets other than (x) Equity Securities in the Partnership and Blue Owl Holdings, and their respective Subsidiaries, and (y) any property or assets incidental to the business contemplated by the first sentence of this Section 6.3(a).

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(b) Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Partnership and its Subsidiaries (an “Excluded Opportunity”), and subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by an Indemnitee with the General Partner, PubCo, the Partnership, Blue Owl Holdings or a Subsidiary of the foregoing (including any employment agreement), to the fullest extent permitted by applicable Law, any Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Partnership or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Partnership or any of its Subsidiaries, with no obligation to offer the Partnership or its Subsidiaries the right to participate therein. Nothing in this Agreement, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which any Indemnitee may be a party or the rights of any other party thereto restricting such Indemnitee’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable Law, but subject to the immediately preceding sentence, neither the Partnership nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Indemnitee that are not Excluded Opportunities, and the Partnership waives and renounces any interest or expectancy therein.

(c) Except with respect to Excluded Opportunities, and subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by an Indemnitee with the General Partner, PubCo, the Partnership, Blue Owl Holdings or a Subsidiary of the foregoing (including any employment agreement), to the fullest extent permitted by applicable Law: (i) the engagement in competitive activities by an Indemnitee in accordance with the provisions of this Section 6.3 is deemed approved by the Partnership, all Partners and all Persons acquiring any Partnership Interest; (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if an Indemnitee engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Partnership or any of its Subsidiaries; and (iii) no Indemnitee shall be liable to the Partnership, any Partner or any other Person who acquires any Partnership Interest, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Partnership or any of its Subsidiaries.

(d) In addition to and without limiting the foregoing provisions of this Section 6.3, but without limiting any separate agreement entered into by an Indemnitee with the General Partner, PubCo, the Partnership, Blue Owl Holdings or a Subsidiary of the foregoing (including any employment agreement), a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Partnership or any of its Subsidiaries if it is a business opportunity that (i) the Partnership and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Partnership and its Subsidiaries or is of no practical advantage to the Partnership and its Subsidiaries, (iii) is one

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in which the Partnership and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Indemnitee or an Affiliate of Indemnitee (other than the Partnership or any of its Subsidiaries) over which such Indemnitee has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement entered into by an Indemnitee with the General Partner, PubCo, the Partnership, Blue Owl Holdings or a Subsidiary of the foregoing (including any employment agreement), no Indemnitee shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Partnership or any of its Subsidiaries or (y) be liable to the Partnership, any Partner or any other Person who acquires any Partnership Interest, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership or any of its Subsidiaries.

(e) For avoidance of doubt, the foregoing paragraphs of this Section 6.3 are intended to renounce with respect to the Indemnitees, to the fullest extent permitted by the Act, any interest or expectancy of the Partnership or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Section 6.3 shall be construed to effect such renunciation to the fullest extent permitted by the Act.

(f) Any Indemnitee may, directly or indirectly, (i) acquire Partnership Interests, and options, rights, warrants and appreciation rights relating to Partnership Interests and (ii) except as otherwise expressly provided in this Agreement, exercise all rights of a Partner relating to such Partnership Interest, options, rights, warrants and appreciation rights.

(g) To the fullest extent permitted by applicable Law, any Person purchasing or otherwise acquiring any Partnership Interest shall be deemed to have notice of and to have consented to the provisions of this Section 6.3.

Section 6.4 Transactions with Affiliates.

(a) The Partnership may lend funds to PubCo and its Subsidiaries (excluding for this purpose Subsidiaries of the Partnership, Blue Owl Holdings and Subsidiaries of Blue Owl Holdings), and such Persons may borrow funds from the Partnership, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as reasonably determined by the General Partner in good faith solely for the purpose of acquiring assets that will be contributed to the Partnership for Partnership Units.

(b) Except as provided in Section 6.3, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable Law.

(c) The General Partner and its Affiliates may sell, transfer or convey any property to the Partnership, directly or indirectly, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as reasonably determined by the General Partner in good faith.

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(d) The General Partner or PubCo may propose and adopt on behalf of the Partnership Employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, PubCo, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, PubCo, the Partnership or any of the Partnership’s Subsidiaries.

Section 6.5 Liability of Partners; Fiduciary and Other Duties; Indemnification.

(a) Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Partnership, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Partnership, and no Partner (including the General Partner) shall be obligated personally for any such debt, expense, obligation, or liability of the Partnership solely by reason of being a Partner. All Persons dealing with the Partnership shall have recourse solely to the Partnership for the payment of the debts, expenses, obligations or liabilities of the Partnership.

(b) Subject to the conditions and limitations set forth in this Agreement, to the greatest extent permitted under applicable Law, no Indemnitee shall be liable, in damages or otherwise, to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee, except that such Indemnitee shall not be exculpated from or entitled to indemnification under this Agreement for any such loss, damage or claim incurred by reason of such Indemnitee’s fraud, willful misconduct, or knowing violation of the Law or willful violation of this Agreement by the Indemnitee, in each case, as established by a final judgment of a court of competent jurisdiction.

(c) An Indemnitee acting under this Agreement shall not be liable to the Partnership or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of such Persons otherwise existing at law or in equity, are agreed by the Partners to replace fully and completely such other duties and liabilities of such Persons. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, but subject to the two immediately succeeding sentences, whenever in this Agreement an Indemnitee is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, or if no standard is expressed, in making such decisions, such Person shall be entitled to take into account its own interests so long as it takes into account the interests of the Partners as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards. Notwithstanding the foregoing, with respect to any or all actions, omissions or decisions of the General Partner, the General Partner acknowledges that it will owe to the Limited Partners the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Limited Partners were stockholders of such corporation. For the avoidance of doubt, the fiduciary duties described in the foregoing sentence shall not be limited by the fact that the General Partner shall be permitted to take certain actions in its sole or reasonable discretion pursuant to the terms of this Agreement, the Exchange Agreement or any agreement entered into in connection herewith or therewith (it being expressly agreed by the General Partner that the use of such discretion shall be consistently applied on a non-discriminatory basis to holders of Partnership Interests within any given class or series thereof). No Limited Partner, in its capacity as a Limited Partner, shall owe any duty (including fiduciary duty) to the Partnership or any of its Partners (all such duties being eliminated by this Agreement to the greatest extent possible).

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(d) The General Partner may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 6.6 Indemnification.

(a) The Partnership shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Partnership or by reason of the fact that the Indemnitee is or was serving as an officer, director or partner of the Partnership (or other applicable capacity set forth in the definition of “Indemnitee”) if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Partnership, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 6.6), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Partnership, and (iv) such action or inaction did not constitute fraud, gross negligence, willful misconduct, or a knowing violation of the Law or willful violation of this Agreement by the Indemnitee, in each case, as established by a final judgment of a court of competent jurisdiction.

(b) Expenses incurred by an Indemnitee in (i) defending or (ii) appearing as a witness in (when such Indemnitee is not named as a defendant or respondent) any Action, subject to this Section 6.6 shall be advanced by the Partnership prior to the final disposition of such Action upon receipt by the Partnership of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

(c) To the extent any Liability for which an Indemnitee is entitled to indemnification pursuant to this Section 6.6 is a Jointly Indemnifiable Claim. Blue Owl Holdings shall be fully and primarily responsible for the payment of such as the indemnitor of first resort, pursuant to and in accordance with the Holdings LPA. Notwithstanding the foregoing to the extent the General Partner reasonably determines in good faith that they both are reasonably capable of

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doing so, the Partnership and Blue Owl Holdings shall each be responsible for their respective Allocation Percentage of any Jointly Indemnifiable Claim for which the Partnership and Blue Owl Holdings both have Liability to an Indemnitee under this Section 6.6 and Section Section 6.6 of the Holdings LPA. Any indemnification obligations of the Partnership arising under this Section 6.6 shall be satisfied to the extent of any Partnership assets only and no Limited Partner or Affiliate of any Limited Partner shall have any personal liability on account thereof.

(d) The right to indemnification and advancement of expenses provided by this Agreement shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(e) To the fullest extent permitted by applicable Law, the Partnership shall purchase and maintain insurance (or be the named insured on the insurance policy of any Affiliate), to the extent and in such amounts as the General Partner shall deem reasonable, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and such Indemnitee is entitled to indemnification pursuant to Section 6.6(a).

(g) The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.6 or any provision of this Agreement shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted. Each of the parties to this Agreement agree that each Indemnitee shall be a third-party beneficiary with respect to this Section 6.6, entitled to enforce this Section 6.6 as though each such Indemnitee were a party to this Agreement.

(h) Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 6.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the Laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the Laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

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Section 6.7 Certain NB Consent Rights.

(a) Notwithstanding anything to the contrary in this Article VI or elsewhere in this Agreement:

(i) until the first date upon which the NB First Ownership Threshold is no longer satisfied, the Partnership shall not (and the General Partner shall not, and shall cause the Partnership and its Subsidiaries not to) take or omit to take any action for which the consent of NB would be required pursuant to Section 2.3(a) of the Investor Rights Agreement, unless NB gives its consent pursuant thereto; and

(ii) until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the Partnership shall not (and the General Partner shall not, and shall cause the Partnership and its Subsidiaries not to) take or omit to take any action for which the consent of NB would be required pursuant to Section 2.3(b) of the Investor Rights Agreement, unless NB gives its consent pursuant thereto.

(b) Notwithstanding anything in this Agreement to the contrary, NB’s rights under this Section 6.7 are personal to NB and may not be assigned to any Person (other than to another NB Partner).

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1 Return of Capital. Except pursuant to the rights of Exchange set forth in the Exchange Agreement and Article XIV, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided in this Agreement. Except to the extent provided in Article IV or Article V or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 7.2 Rights of Limited Partners Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by the Act, (the General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of PubCo as soon as practicable after such mailing, unless such Limited Partner is entitled to receive such information pursuant to the Investor Rights Agreement, PubCo Charter or PubCo Bylaws.

(b) Notwithstanding any other provision of this Section 7.2, but subject to Section 7.2(c), the General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the General Partner determines to be reasonable, any information that (i) the General Partner reasonably, and in good faith, believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership, (ii) would jeopardize or waive privilege or work product doctrine or (iii) the Partnership or the General Partner is required by Law or by agreement to keep confidential.

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(c) Notwithstanding anything in this Section 7.2 to the contrary, the information rights of NB are governed by the terms and provisions of Section 2.5 of the Investor Rights Agreement. To the extent there is any inconsistency or conflict between the terms and provisions of this Section 7.2, solely with respect to NB, and the terms and provisions of Section 2.5 of the Investor Rights Agreement, the terms and provisions of Section 2.5 of the Investor Rights Agreement shall control.

ARTICLE VIII

BOOKS AND RECORDS

Section 8.1 Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Partnership shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Partner;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 8.2 Inspection. Subject to Section 15.11 Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their respective Partnership Interests, examine and copy (at their own cost and expense) items described in Section 8.1(b) at all reasonable business hours upon reasonable prior notice. The access provided in the foregoing sentence shall not apply to the Register, which shall be subject to Section 3.1(b).

ARTICLE IX

TAX MATTERS

Section 9.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within 90 days of the close of each taxable year, an estimate of the tax information reasonably required by the Holders (including a draft Schedule K-1 or other schedule or statement providing estimated taxable income) for federal and state income tax and any other tax reporting purposes and, by August 15 of each taxable year, such final information (including a final Schedule K-1). In addition, the General Partner shall, at the requesting Holder’s expense for reasonable, incremental out-of-pocket expenses, provide such other information that is reasonably available to it and that any Holder may reasonably request to enable it to determine and comply with its tax paying and reporting obligations, or to obtain refunds of or exemptions from taxes that would otherwise be borne by such Holder with respect to its interests in the Partnership. For the avoidance of doubt, nothing in this Section 9.1 shall require the Partnership to provide information that tracks the interest in the Partnership for a Person who holds a direct or indirect interest in a Holder (it being understood that the reporting in this section shall properly reflect the status of any Holder that is a disregarded entity for applicable tax purposes).

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Section 9.2 Tax Elections. The General Partner shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Partnership for the tax year including the Closing Date and shall maintain and keep such election in effect at all times (and, if applicable, the General Partner and the Partnership shall cause any Subsidiary of the Partnership to file and maintain such an election). Except as otherwise provided in this Agreement, the General Partner shall determine whether to make any other available election pursuant to the Code; provided that, the General Partner shall consult in good faith with the NB Partner Representative prior to making, changing, or revoking any material tax election or method of tax accounting or modifying the manner in which Capital Accounts (or allocations thereto) or allocations for tax purposes are determined, in each case if such actions would reasonably be expected to have a material and disproportionate adverse effect on the NB Partners or their direct or indirect owners (not taking into account the tax characteristics or tax attributes of such direct or indirect owners) and their respective Permitted Transferees.

Section 9.3 Partnership Representative.

(a) The General Partner is designated as the Partnership Representative. In addition, the General Partner is authorized to designate or remove any other Person selected by General Partner as the Partnership Representative. All actions taken by the Partnership Representative pursuant to this Section 9.3 shall be subject to the overall oversight and authority of the Board. For each Fiscal Year in which the Partnership Representative is an entity, the Partnership shall appoint the “designated individual” identified by the Partnership Representative and approved by the Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Partner expressly consents to such designations and agrees to take, and that the General Partner is authorized to take (or cause the Partnership to take), such other actions as may be necessary or advisable pursuant to Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Partner’s consent to such designations.

(b) Subject to this Section 9.3, the Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Partnership funds for professional services and other expenses reasonably incurred in connection therewith. Notwithstanding any provision to the contrary in this Agreement, the Partnership Representative shall be permitted make an election under Section 6226 of the BBA Rules (and any similar provision of state, local and non-U.S. tax Law) with respect to any Audit.

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(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Limited Partner Representative of the commencement of any Audit of the Partnership or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall: (i) keep the Original Limited Partner Representative reasonably informed of the material developments and status of any such Specified Audit; (ii) permit the Original Limited Partner Representative (or its designees) to participate (including using separate counsel), in each case at the Original Limited Partners’, as applicable, sole cost and expense, in any such Specified Audit; and (iii) promptly notify the Original Limited Partner Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Partnership shall promptly provide the Original Limited Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any governmental authority in connection with such Specified Audit, and shall give the Original Limited Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionately adverse (compared to the General Partner) or materially adverse effect on the Original Limited Partners without the Original Limited Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(d) The Partnership representative shall give prompt written notice to the NB Partner Representative of the commencement of any material U.S. federal or state tax Audit of the Partnership or any of its Subsidiaries or any Audit of the Partnership or any of its Subsidiaries that would reasonably be expected to have a disproportionate and material adverse effect on the NB Partners (a “NB Relevant Audit”). The Partnership Representative shall keep the NB Partner Representative reasonably informed of the material developments and status of any such NB Specified Audit. The Partnership Representative or the Partnership shall promptly provide the NB Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any governmental authority in connection with such NB Relevant Audit, and shall give the NB Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such NB Relevant Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any NB Relevant Audit in a manner that would reasonably be expected to have a disproportionate and material adverse effect on the NB Partners without the NB Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the rights of the NB Partner Representative under this Section 9.3(d) shall terminate upon the first date the NB Second Ownership Threshold is no longer satisfied.

(e) Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 11.1 of the BCA and this Agreement, Section 11.1 of the BCA shall control. The Partnership, the Partnership Representative, the General Partner, and the Partners acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 11.1 of the BCA.

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(f) This Section 9.3 shall be interpreted to apply to Partners and former Partners, and shall survive the Transfer of a Partner’s Partnership Units and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

Section 9.4 Withholding Tax Indemnification(a) If the Partnership or any other Person in which the Partnership holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner, or the Partnership is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Partnership or to any other Person in which the Partnership holds an interest) by reason of the status of any Partner as such or that is specifically attributable to a Partner (including federal, state, local or foreign withholding or nonresident income taxes, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required, and each Partner authorizes the Partnership to do so. For all purposes of this Agreement, such Partner shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, each Tax Advance shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 4.1; provided, that, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Partner exceeds the actual distributions that would have otherwise been made to such Partner pursuant to Section 4.1 following such Tax Advances, then such Partner shall indemnify and hold harmless the Partnership for the entire amount of such excess (which has not offset distributions pursuant to this Section 9.4) (an “Excess Tax Advance”); provided, that any Excess Tax Advance with respect to any Partner shall be required to be repaid by such Partner in full prior to or in connection with any Transfer or Exchange of Partnership Units held by such Partner. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable, and any taxes, penalties and interest payable under the BBA Rules, by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners and shall be treated as a Tax Advance with respect to the Partners such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), in each case as reasonably determined by the General Partner.

(b) This Section 9.4 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer or Exchange of a Partner’s Partnership Units (and shall not burden any such Transferred Partnership Units, any Partnership Units that were the subject of an Exchange or the transferee of such Partnership Units) and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

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Section 9.5 Subject Liabilities.

(a) For purposes of determining a Partner’s share of any Subject Liability under Regulations Section 1.752-3, the Partnership shall adopt the “additional method” described in Regulations Section 1.752-3(a)(3) to the maximum extent permitted by law (as reasonably determined by the General Partner), first with respect to each Protected Partner and amount listed on Schedule II.

(b) No Partner, nor any of its Affiliates, nor any Person related to a Partner within the meaning of Regulations Section 1.752-4(b) shall (other than PubCo, Blue Owl Holdings, or their respective Affiliates): (i) enter into a guarantee (or any arrangement treated in a similar manner for purposes of Code Section 752 and the Regulations thereunder) all or any portion of any Subject Liability; (ii) acquire an interest in all or any portion Subject Liability (or take any action that would be treated for U.S. federal income tax purposes as an acquisition of an interest in any Subject Liability); or (iii) otherwise take any action which would cause all or any portion of a Subject Liability to be treated as a “recourse liability” (as defined in Treasury Regulation Section 1.752-1(a)(1)) with respect to such Partner.

Section 9.6 FIC Distribution. The parties to this Agreement agree that the FIC Distribution gave rise to an adjustment to the tax basis of certain property of Opal Capital Group LLC or its successor in interest pursuant to Code Section 734. To the extent such adjustment is allocated to depreciable or amortizable property, then to the extent permitted by law the parties agree to treat such basis adjustment as a separate item of property for purposes of Code Sections 168 and 197, as applicable, that is not “Section 704(c) property” as defined in Regulations Section 1.704-3(a)(3)(i).

Section 9.7 Exchange Agreement. The Exchange Agreement, to the extent it imposes an obligation on the Partnership or defines rights of the Partners with respect to the Partnership, shall be treated as part of the partnership agreement of the Partnership as described in Code Section 761(c) and Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 9.8 Intended Tax Treatment. The parties acknowledge the Intended Tax Treatment (as defined in the BCA) set forth in Section 12.5 of the BCA and the provisions of this Agreement (including allocation and capital account provisions) shall be interpreted and applied consistently with such treatment.

ARTICLE X

PARTNER TRANSFERS AND WITHDRAWALS

Section 10.1 Transfer.

(a) No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article X shall be null and void ab initio.

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Section 10.2 Transfer of General Partner’s Partnership Interest. The General Partner may not (i) Transfer any GP Units, (ii) voluntarily withdraw as the general partner of the Partnership, or (iii) be removed from the Partnership, in each case, without the consent of PubCo, a Majority in Interest of the Limited Partners and, until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the NB Partner Representative. Notwithstanding the foregoing sentence, the approval of a Majority in Interest of the Limited Partners, PubCo and the NB Partner Representative shall not be required if the successor General Partner is PubCo or a wholly-owned Subsidiary thereof. In the event of the General Partner’s removal, a Majority in Interest of the Limited Partners may appoint a new general partner to be the General Partner under this Agreement, which shall be PubCo or a wholly-owned Subsidiary thereof unless PubCo provides its prior written consent (including the approval of a majority of the Independent Directors of the Board). Notwithstanding anything to the contrary in this Agreement, the General Partner may only voluntarily withdraw as the general partner of the Partnership, be removed or be replaced as the general partner of the Partnership, or otherwise be removed from the Partnership, in each case, with the prior written consent of PubCo (and if the replacement General Partner is not PubCo or a wholly-owned Subsidiary of PubCo, including the approval of a majority of the Independent Directors of the Board).

Section 10.3 Limited Partners’ Rights to Transfer.

(a) Transfers; Generally.

(i) Except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, no Limited Partner or Assignee thereof may Transfer (including in accordance with the Exchange Agreement) all or any portion of its Partnership Interests or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Notwithstanding anything to the contrary, in no event may the General Partner waive or modify the Lock-Up Period applicable to any Qualified Unitholder without the prior written consent of (x) a majority of the Independent Directors of the Board and (y) until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the NB Partner Representative. Any such determination in the General Partner’s discretion in respect of Partnership Interests shall be final and binding. Any purported Transfer of Partnership Interests that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.

(ii) Notwithstanding clause (i) above but subject to Section 10.3(c), each Limited Partner may Transfer Common Units in Exchanges pursuant to, and in accordance with, the Exchange Agreement. The General Partner may adopt or promulgate policies from time to time (including policies requiring the use of designated administrators or brokers) applicable to Exchanges without the consent of any Limited Partner that are consistent with the terms of this Agreement or the Exchange Agreement.

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(iii) Notwithstanding anything otherwise to the contrary in this Agreement, but subject to Section 10.3(c)(ii) and Section 10.6, a Limited Partner may transfer all or a portion of its Partnership Interests to any of its Permitted Transferees in a transfer that the General Partner determines in good faith complies with the requirements of Regulation. 1.7704-1(e) or otherwise does not create a material risk of the Partnership being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided, that for the avoidance of doubt, any further Transfer by the Permitted Transferee may only be made to another Permitted Transferee of the original transferring Limited Partner and in accordance with this Agreement.

(b) Further Restrictions.

(i) Notwithstanding any contrary provision in this Agreement, the General Partner may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Partnership Interests that are outstanding as of the Effective Date or are created thereafter, with the written consent of the holder of such Partnership Interests.

(ii) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Partnership Interest be made by any Limited Partner or Assignee if:

(A) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Partnership Interest;

(B) such Transfer would require the registration of any Partnership Interests (including the Partnership Interest so Transferred) under any applicable U.S. federal or state securities Laws (including the Securities Act or the Exchange Act) or other non-U.S. securities Laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities Laws;

(C) such Transfer would cause (A) all or any portion of the assets of the Partnership to (1) constitute “plan assets” (under ERISA, the Code or any applicable similar Law) of any existing or contemplated Limited Partner, or (2) be subject to the provisions of ERISA, Code Section 4975 or any applicable similar Law, or (B) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable similar Law, or otherwise;

(D) to the extent requested by the General Partner, the Partnership does not receive customary legal opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as reasonably determined in good faith by the General Partner;

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(E) such Transfer would violate, or cause PubCo, the Partnership or any of their respective Affiliates to violate, any applicable Law of any jurisdiction; or

(F) the General Partner shall reasonably determine in good faith that such Transfer (provided, for this purpose a transaction described in the clause (c) of the final sentence of the definition of “Transfer” will be considered to be a Transfer if the General Partner reasonably determines such transaction could reasonably be expected to be treated as a transfer for U.S. federal income tax purposes) would pose a material risk that the Partnership would be a “publicly traded partnership” as defined in Code Section 7704.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall determine that interests in the Partnership do not meet the requirements of Regulations Section 1.7704-1(h), the General Partner may impose such restrictions on the Transfer (provided, for this purpose a transaction described in the clause (c) of the final sentence of the definition of “Transfer” will be considered to be a Transfer if the General Partner reasonably determines such transaction could reasonably be expected to be treated as a transfer for U.S. federal income tax purposes) of Partnership Interests or other interests in the Partnership as the General Partner may reasonably determine in good faith to be necessary or advisable so that the Partnership is not treated as a publicly traded partnership taxable as a corporation under Code Section 7704.

(c) Seller Transfers.

(i) Notwithstanding anything to the contrary in this Agreement, in no event shall any Limited Partner that is a Seller (or a Permitted Transferee of any Seller) effect any Transfer or make a public announcement of any intention to effect any Transfer of any Partnership Interests (including any Seller Earnout Units) during the Lock-Up Period applicable to such Partnership Interests, in each case other than a Transfer to a Permitted Transferee made in accordance with Section 10.3(a)(iii).

(ii) For the avoidance of doubt, a Seller Earnout Unit is not Transferable (except to a Permitted Transferee and in such event, solely in accordance with Section 10.3(a)(iii)) until a Triggering Event has occurred with respect to such Seller Earnout Unit (as determined in accordance with the definition of “Triggering Event” herein), and any purported Transfer (except to a Permitted Transferee and in such event, solely in accordance with Section 10.3(a)(iii)) of any Seller Earnout Units by any Holder thereof prior to a Triggering Event occurring with respect to such Seller Earnout Units shall be null and void, and the Partnership shall refuse to recognize any such Transfer for any purpose.

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Section 10.4 Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a transferee other than a Permitted Transferee as a Limited Partner in its place (and, for the avoidance of doubt, such Permitted Transferee shall be a Substituted Limited Partner under this Agreement). A transferee (other than a Permitted Transferee) of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner in accordance with the previous sentence shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance reasonably satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, the Investor Rights Agreement and the Exchange Agreement, (ii) a counterpart signature page to this Agreement, the Investor Rights Agreement and the Exchange Agreement (or a joinder thereto) executed by such Assignee, (iii) a Consent by Spouse (if applicable) and (iv) such other documents and instruments as the General Partner may reasonably require to effect such Assignee’s admission as a Substituted Limited Partner and (v) the transfer to the applicable Assignee includes a corresponding Transfer of the applicable Limited Partner’s Holdings Units.

(b) Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

(c) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article X shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

Section 10.5 Assignees. If the General Partner’s consent is required for the admission of any transferee in a Transfer made in accordance with Section 10.3 as a Substituted Limited Partner, as described in Section 10.4, and the General Partner withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article X, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in the Exchange Agreement with respect to a Limited Partner that becomes an Exchanging Partner), and shall not be entitled to effect a consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such Assignee desires to make a further assignment of any such Partnership Units, such Assignee shall be subject to all the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

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Section 10.6 General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than: (i) as a result of a permitted Transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article X with respect to which the transferee becomes a Substituted Limited Partner; (ii) pursuant to the Exchange (including a Direct Exchange) of all of its Partnership Interest pursuant to the Exchange Agreement and Article XIV; or (iii) as a result of the acquisition of all of such Limited Partner’s Partnership Interest by PubCo or its Subsidiaries, whether or not pursuant to the Exchange Agreement.

(b) Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article X where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect an Exchange of all of its Partnership Units pursuant to the Exchange Agreement and Article XIV or (iii) to PubCo or its Subsidiaries, whether or not pursuant to Article XIV, in each case, shall cease to be a Limited Partner.

(c) If any Partnership Unit is Transferred in compliance with the provisions of this Article X, or is redeemed or Exchanged by the Partnership or PubCo (including by Direct Exchange) pursuant to the Exchange Agreement, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Exchanging Partner (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Partner, by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, unless otherwise reasonably determined by the General Partner in good faith, each of such items for the calendar quarter in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar quarter in which a Transfer or an Exchange occurs shall be allocated to the transferor Partner, or the Exchanging Partner (as the case may be) if such Transfer occurs on or before the 45th day of the quarter, otherwise such items shall be allocated to the transferor. All distributions attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Partner or the Exchanging Partner (as the case may be) and, in the case of a Transfer other than an Exchange, all distributions thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(d) In addition to any other restrictions on Transfer contained in this Agreement, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Exchange, any acquisition of Partnership Units by PubCo or any other acquisition of Partnership Units by the Partnership) be made (i) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (ii) if the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Partnership would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (iii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or ERISA, each as amended; or (iv) if such Transfer is of one or more Common Units, such transferor also Transfers an equal number of Holdings Units and Class C Shares or Class D Shares (as applicable) to the applicable transferee.

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(e) Transfers pursuant to this Article X, other than Permitted Transfers (which may be made at any time), may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

(f) In the event any Transfer is permitted pursuant to this Article X, the transferring parties shall demonstrate to the satisfaction of the General Partner either that no withholding is required in connection with such Transfer under applicable U.S. federal, state, local or non-U.S. law (including under Code Sections 1445 or 1446) or that any amounts required to be withheld in connection with such Transfer under applicable U.S. federal, state, local or non-U.S. law (including under Code Section 1446, other than by reason of Code Section 1446(f)(4)) have been so withheld and will be paid over the appropriate governmental authority. The General Partner and the Partnership shall reasonably cooperate upon the reasonable request and at the expense of the Transferor and/or Transferee to provide such certifications or other information that it is legally permitted to provide with respect to the Partnership to the extent necessary to reduce or eliminate any such withholding.

ARTICLE XI

ADMISSION OF PARTNERS

Section 11.1 Admission of Successor General Partner. A successor to all or a portion of the General Partner’s Partnership Interest pursuant to Section 10.2 who the General Partner has designated to become a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately upon the Transfer of such Partnership Interest to it. Upon any such Transfer and the admission of any such transferee as a successor General Partner in accordance with this Section 11.1, the transferor General Partner shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without any separate consent of the Partners or any Partner. Any such successor General Partner shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the event that the General Partner withdraws from the Partnership, or transfers its entire Partnership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the general partner of the Partnership and a Majority in Interest of the Limited Partners, with, until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the consent of the NB Partner Representative, may elect to continue the Partnership by selecting a successor General Partner.

Section 11.2 Partners; Admission of Additional Limited Partners.

(a) A Person (other than a then-existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to

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the General Partner, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, (ii) a counterpart signature page to this Agreement executed by such Person, (iii) a Consent by Spouse (as applicable) and (iv) such other documents or instruments as may be required by the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address, number and type of Partnership Units of such Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 11.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 11.2(a).

(c) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar quarter in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 10.6(c). All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 11.3 Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to either cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

Section 11.4 Admission. A Person shall be admitted to the Partnership as a Limited Partner of the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

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ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Partners irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 12.2 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the Partnership’s assets;

(b) at any time there are no Limited Partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(c) an election to dissolve the Partnership made by the General Partner, with the consent of a Majority in Interest of the Limited Partners and, until the first date upon which the NB Second Ownership Threshold is no longer satisfied, the NB Partner Representative; or

(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3 Distribution upon Dissolution.

(a) Upon the occurrence of a Liquidating Event, the General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Limited Partners with the consent of PubCo (the General Partner or such other Person being referred to in this Agreement as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership’s property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Liquidator, include shares of stock in PubCo) shall be applied and distributed in the following order:

(i) first, to the satisfaction of all of the Partnership’s debts and liabilities to creditors, including Partners who are creditors (other than with respect to liabilities owed to Partners in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) second, to the satisfaction of all of the Partnership’s liabilities to the Partners in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) the balance, if any, to the Holders in accordance with Section 4.1. The Liquidator shall not receive any additional compensation for any services performed pursuant to this Article XII.

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(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) No Partner shall be personally liable for a deficit Capital Account balance of that Partner, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Partnership assets. In the sole and absolute discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities; the assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership. Any such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Partnership Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

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Section 12.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.

ARTICLE XIII

AMENDMENTS; MEETINGS

Section 13.1 Amendments.

(a) Except as otherwise required or permitted by this Agreement (including Section 6.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the General Partner and a Majority in Interest of the Limited Partners.

(b) Notwithstanding Section 13.1(a):

(i) no modification, amendment or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations under this Agreement of any Holder of a class or series of Equity Securities of the Partnership, in its capacity as such, without similarly affecting the rights or obligations under this Agreement of all Holders of such class or series of Equity Securities of the Partnership shall be effective against such Holder unless approved in writing by such Holder;

(ii) any amendment, modification or restatement of Section 10.2, Section 11.1, Section 12.3 and this Section 13.1 shall also require the consent of PubCo;

(iii) any amendment, modification or restatement of Section 3.7, Section 6.7, Section 7.2(c), Section 9.1, Section 9.2, Section 9.3, Section 10.2, Section 10.3, Section 11.1, Section 12.2, this Section 13.1, Section 15.11(h), Section 15.17(b) and Section 15.18, shall also require the consent of the NB Partner Representative, for so long as the NB Partners or the NB Partner Representative has rights thereunder; and

(iv) any amendment of the second sentence of Section 10.2 and the second sentence of Section 10.3(a)(i) shall also require the consent of a majority of the Independent Directors of the Board.

(v) In addition to (and not in limitation of) the foregoing, until the first date upon which the NB First Ownership Threshold is no longer satisfied, no amendment, modification or restatement may be made to this Agreement that is disproportionately adverse to the rights of the NB Partners (in their capacity as holders of PubCo equity securities or Partnership Interests under this Agreement) as compared to the rights of any other Holder, without the consent of the NB Partner Representative.

(c) Upon obtaining any such consent required under Section 13.1(a) or Section 13.1(b), or any other consent required by this Agreement, and without further action or execution by any other Person, including any Limited Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Limited

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Partners shall be deemed a party to and bound by such amendment of this Agreement. Within 30 days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Partners, the General Partner shall deliver a copy of such amendment to all Partners that did not consent to such amendment.

Section 13.2 Procedures for Meetings and Actions of the Partners.

(a) No meetings of the Limited Partners are required to be held. Meetings of the Partners may be called only by the General Partner. The call of any meeting by the General Partner shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than ten days nor more than 90 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting, in each case, by telephone or video conference call. Unless approval by a different number or proportion of the Partners is required by this Agreement, the affirmative vote of a Majority in Interest of the Limited Partners shall be sufficient to approve any proposal at a meeting of the Partners. Whenever the consent of any Partners is permitted or required under this Agreement, such consent may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 13.2(b).

(b) Any action requiring the consent of any Partner or a group of Partners pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Partners. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, but not less than 15 days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal. An action shall become effective at such time as requisite consents are received, even if prior to such specified time.

(c) Each Partner entitled to act at a meeting of Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day

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the record date is fixed and shall be not more than 90 days and, in the case of a meeting of the Partners, not less than ten days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of PubCo’s stockholders and may be held at the same time as, and as part of, the meetings of PubCo’s stockholders.

ARTICLE XIV

EXCHANGE RIGHTS

Section 14.1 Exchanges (Generally). Upon an Exchange by any Limited Partner of Common Units for Class A Shares or Class B Shares pursuant to the Exchange Agreement (including in connection with a Direct Exchange), as of the effective date of such Exchange, the Partnership shall comply with the applicable provisions of the Exchange Agreement.

Section 14.2 Lock-Up Periods (Exchanges). Common Units subject to a Lock-Up Period may not be Exchanged (including by way of a Direct Exchange), and in no event shall the Partnership or PubCo effect an Exchange (including a Direct Exchange) of such Common Units, unless and until the expiration of the applicable Lock-Up Period.

Section 14.3 Subject to Exchange Agreement. To the extent of any conflict between this Article XIV and the Exchange Agreement, the terms of the Exchange Agreement shall control and prevail.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Partnership Counsel. THE PARTNERSHIP, THE GENERAL PARTNER, THE ORIGINAL LIMITED PARTNERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE PARTNERSHIP, “PARTNERSHIP COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE PARTNERSHIP MAY ALSO PERFORM SERVICES FOR THE GENERAL PARTNER, THE ORIGINAL LIMITED PARTNERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE GENERAL PARTNER MAY, WITHOUT THE CONSENT OF THE LIMITED PARTNERS, EXECUTE ON BEHALF OF THE PARTNERSHIP ANY CONSENT TO THE REPRESENTATION OF THE PARTNERSHIP THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF

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PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH PARTNER ACKNOWLEDGES THAT PARTNERSHIP COUNSEL DOES NOT REPRESENT ANY LIMITED PARTNER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH LIMITED PARTNER AND PARTNERSHIP COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT PARTNERSHIP COUNSEL SHALL OWE NO DUTIES TO EACH LIMITED PARTNER. EACH LIMITED PARTNER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT PARTNERSHIP COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH LIMITED PARTNER WITH RESPECT TO OTHER MATTERS, PARTNERSHIP COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY LIMITED PARTNER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2 Appointment of General Partner as Attorney-in-Fact.

(a) Each Limited Partner, including each Additional Limited Partner and Substituted Limited Partner that are Limited Partners, irrevocably makes, constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices the following documents as may be necessary or appropriate to carry out the provisions of this Agreement in accordance with its terms:

(i) All certificates and other instruments and all amendments thereto, which the General Partner deems appropriate to form, qualify, continue or otherwise operate the Partnership as a limited partnership (or other entity in which the Partners will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Partners, including all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership in accordance with the terms of this Agreement.

(ii) This Agreement and all amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement.

(iii) All conveyances of Partnership assets, and other instruments which the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Agreement.

(b) The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, shall survive the Incapacity of any Person giving such power, and the

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Transfer or assignment of all or any portion of such Person’s Partnership Interest, and shall not be affected by the subsequent Incapacity of the principal. In the event of the assignment by a Limited Partner of all of its Partnership Interest, the foregoing power of attorney of an assignor Limited Partner shall survive such assignment only until such time as the Assignee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties to this Agreement submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 15.3, however, shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by Law or at equity. Each party to this Agreement agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 15.4 Accounting and Fiscal Year. Subject to Code Section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Partnership, the fraction thereof commencing on the Effective Date or ending on the date on which the winding-up of the Partnership is completed, as the case may be, unless otherwise determined by the General Partner and permitted under the Code.

Section 15.5 Entire Agreement. This Agreement, the Holdings LPA, the Tax Receivables Agreement, the Investor Rights Agreement, the Exchange Agreement and the BCA (as applicable) constitutes the entire agreement between the parties to this Agreement pertaining to the subject matter of this Agreement, and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter of this Agreement, including the Original Agreement.

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Section 15.6 Further Assurances. Each of the parties to this Agreement does covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to use commercially reasonable efforts to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next business day, (b) one business day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 15.7):

(a) if to the Partnership or the General Partner, to [•]; Attention: [Chief Executive Officer]; Phone: [•]; Fax: [•];

(b) or to such other address as the Partnership may from time to time specify by notice to the Partners; and

(c) if to any Limited Partner, to such Limited Partner at the address set forth in the records of the Partnership.

Section 15.8 Construction. The parties to this Agreement and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 15.9 Binding Effect. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substituted Limited Partners or otherwise.

Section 15.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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Section 15.11 Confidentiality. A Limited Partner’s rights to access or receive any information about the Partnership or its business are conditioned on such Limited Partner’s willingness and ability to assure that the Partnership information will be used solely by such Limited Partner for purposes reasonably related to such Limited Partner’s interest as a Limited Partner, and that, to such Limited Partner’s knowledge, such Partnership information will not become publicly available as a result of such Limited Partner’s rights to access or receive such Partnership information. Each Limited Partner acknowledges that the Partnership creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Partnership and its Subsidiaries. Each Limited Partner further acknowledges and agrees that certain Partnership information may constitute a valuable trade secret (as defined by Law) of the Partnership and agrees to maintain any Partnership information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a) Notwithstanding Article VIII, the General Partner shall have the right to keep confidential from the Limited Partners (and their respective agents and attorneys) for such period of time as the General Partner deems reasonable, any information: (i) that the General Partner believes to be in the nature of trade secrets (on advice of counsel); (ii) the General Partner believes would jeopardize or waive privilege or work product doctrine; or (iii) which the General Partner (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by Law or by agreement with a third party to keep confidential. The General Partner shall make available to a Limited Partner, upon reasonable request, information required by such Limited Partner to comply with applicable Laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Limited Partner (as determined in such Limited Partner’s sole discretion); however, in no event shall the General Partner be required to disclose to any Limited Partner the identity of, or any account details relating to, any other Partner unless it is required to do so by Law applicable to it, as determined by a court of competent jurisdiction.

(b) Except as permitted by this Section 15.11 or as required by applicable Law, each party to this Agreement agrees that the provisions of this Agreement, all of the information and documents described in Article VIII, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, the Partnership or any of its Subsidiaries, any Limited Partners, the General Partner and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party to this Agreement) such matters, unless required by Law.

(c) The confidentiality obligations of the parties under this Section 15.11 shall not apply: (i) to the disclosure by (A) the General Partner of information to the Limited Partners, (B) a Limited Partner of information to the other Limited Partners, or (C) the General Partner or a Limited Partner of information to the General Partner’s or such Limited Partner’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted under this Agreement, financial advisors and other professional advisors (in

64

the case of this clause (C) solely if such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.11 or are otherwise bound by a duty of confidentiality to such Partner) solely on a need-to-know basis, which Persons shall be bound by this Section 15.11 as if they were Limited Partners; (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Limited Partner in breach of this Agreement or any Person acting on behalf of any of the foregoing; (iii) to information received from a source, to the knowledge of the receiving party, not bound by a duty of confidentiality to the Partnership or any of its Subsidiaries, any Partner or any Affiliate of any of the foregoing; (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required or requested by applicable Law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party (including, for the avoidance of doubt, communications initiated by any Limited Partner with any regulatory or supervisory authority regarding good faith concerns about potential violations of law or regulation); (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement; (vi) disclosure of information to the extent necessary for a Limited Partner to prepare and file tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns; or (vii) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies. Prior to disclosing any information under any of the circumstances described in this Section 15.12(c), a party shall, to the extent permitted by applicable Law, notify the General Partner thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall this Section 15.11(c) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion), unless such disclosure is required under applicable Law.

(d) To the extent that a Limited Partner is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Limited Partner acknowledges the General Partner’s and the Partnership’s position that the information intended to be protected by the provisions of Sections 15.11(a) and 15.11(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Limited Partner with the specific understanding that such documents and information will remain confidential; (ii) the General Partner advises each such Limited Partner that the documents and information intended to be protected by the provisions of Sections 15.11(a) and 15.11(b) would not be supplied to such Limited Partner without an understanding that such documents and information will be held and treated by such Limited Partner as confidential information; and (iii) to the extent that such Limited Partner is nevertheless required to disclose any such confidential information, (A) such Limited Partner shall, unless prohibited by Law, give the General Partner prior notice of any such required disclosure and (B) such Limited Partner shall in any event maintain the confidentiality of the Partnership’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Partnership and the General Partner than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Limited Partner invests (whether such vehicles are focused on private investments,

65

public investments or otherwise). Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall this Section 15.11(d) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner, without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless such disclosure is required under applicable Law.

(e) The Partnership and the General Partner shall be entitled to enforce the obligations of each Limited Partner under this Section 15.11 to maintain the confidentiality of the information described in this Agreement. The remedies provided for in this Section 15.11 are in addition to and not in limitation of any other right or remedy of the Partnership or the General Partner provided by Law or equity, this Agreement or any other agreement entered into by or among one or more of the Limited Partners and/or the Partnership. Each Limited Partner expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.11 may be inadequate, and that the Partnership and the General Partner shall be entitled to institute an action for specific performance of a Limited Partner’s obligations under this Agreement. The General Partner shall be entitled to consider the different circumstances of different Limited Partners with respect to the restrictions and obligations imposed on Limited Partners under this Agreement to the full extent permitted by Law, and, to the full extent permitted by Law, the General Partner may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Limited Partner without waiving or modifying such restrictions and obligations for other Limited Partners.

(f) In addition, to the full extent permitted by Law, each Limited Partner agrees to indemnify the Partnership and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including reasonable and out-of-pocket attorneys’ fees), judgment and/or liability incurred by or imposed upon the Partnership or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) that is finally determined by such governing body, to which the Partnership or any such Indemnitee may be made a party or otherwise involved or with which the Partnership or any such Indemnitee shall be threatened, by reason of the Limited Partner’s obligations (or breach thereof) set forth in this Section 15.11.

(g) Notwithstanding any other provision of this Agreement (including this Section 15.11), PubCo may disclose any confidential information otherwise subject to the confidentiality obligations of this Section 15.11 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise required by Law. Notwithstanding the foregoing sentence, in no event shall PubCo disclose the identity of, or any account details relating to, any Limited Partner without the prior written consent of such Limited Partner (which may be given or withheld in such Limited Partner’s sole discretion), unless such disclosure is required under applicable Law.

(h) Notwithstanding anything in this Section 15.11 to the contrary, the information rights of NB and the restrictions on disclosure and use related thereto are governed by the terms and provisions of Section 2.5 of the Investor Rights Agreement. To the extent there is any inconsistency or conflict between the terms and provisions of this Section 15.11, solely with respect to NB, and the terms and provisions of Section 2.5 of the Investor Rights Agreement, the terms and provisions of Section 2.5 of the Investor Rights Agreement shall control.

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Section 15.12 Consent to Use of Name. Each Partner consents to the use and inclusion of its name in the Partnership’s books and records.

Section 15.13 Consent by Spouse. Each Limited Partner who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit B attached to this Agreement (a “Consent by Spouse”), and at the time of execution of this Agreement. Each such Limited Partner shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Limited Partner. Each Limited Partner agrees and acknowledges that compliance with the requirements of this Section 15.13 by each other Limited Partner constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.14 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy, and all of which shall constitute one agreement, binding on all parties to this Agreement.

Section 15.15 Survival. The provisions of Sections 6.5, 6.6, 9.3, 9.4, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7, 15.8, 15.10, 15.11, 15.12 and 15.13 (and this Section 15.15) (and any other provisions in this Agreement necessary for the effectiveness of the foregoing sections) shall survive the termination of the Partnership and/or the termination of this Agreement.

Section 15.16 Anti-Money Laundering Representations and Undertakings. Each Partner acknowledges that it has read the representations and undertakings contained on Exhibit C attached to this Agreement and confirms they are true and correct.

Section 15.17 Relationship to Blue Owl Holdings.

(a) The General Partner shall cause the Partnership to fulfill its obligations, covenants and agreements set forth in the Holdings LPA.

(b) Notwithstanding anything to the contrary in this Agreement, upon the earlier of (i) Blue Owl Holdings ceasing to be an Affiliate of the Partnership and (ii) the dissolution, winding up or termination of Blue Owl Holdings, the General Partner shall have the right and authority (with the consent of the NB Partner Representative and the Original Limited Partner Representative) to amend this Agreement (including Section 3.4) to remove all references to Blue Owl Holdings, Holdings GP Units, Holdings Units and the Holdings LPA, and/or to otherwise reasonably reflect the relationship between the Partnership and Blue Owl Holdings (if any).

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Section 15.18 Distributions in Kind by NB Partners. The provisions of Section 3.16(b) of the Investor Rights Agreement are incorporated herein mutatis-mutandis, except that references in such Section to “NB Aggregators” and “Registrable Securities” shall instead refer to “NB Partners” and “Common Units.”

[Intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

BLUE OWL CAPITAL CARRY LP

Name:
Title:

BLUE OWL CAPITAL GP LLC

Name:
Title:

OPAL CAPITAL FEEDER LLC

Name:
Title:

DIAMOND CAPITAL SLP LP

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Blue Owl Capital Carry LP

BLUE INVESTMENTS LLC

Name:
Title:

BLUE TRUST LLC

Name:
Title:

NEUBERGER BERMAN GROUP LLC

Name:
Title:

NEUBERGER BERMAN GROUP LLP, in its capacity as the NB PARTNER REPRESENTATIVE

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Blue Owl Capital Carry LP

[BLOCKER AGGREGATOR]

Name:
Title:

[OTHER ORIGINAL LIMITED PARTNERS]

Name:
Title:

[PREDECESSOR GP]

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Blue Owl Capital Carry LP

ACCEPTED AND AGREED:

BLUE OWL CAPITAL INC.

Name:
Title:

BLUE OWL CAPITAL HOLDINGS LP

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Blue Owl Capital Carry LP

SCHEDULE I: OWNERSHIP1

(as of the Closing Date)

Partner	Common Units	GP Units	Percentage Interest
Blue Owl Capital GP LLC	0	[•]	[•]%
[Opal Capital Feeder LLC]	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
[Opal Electing Existing Third Party Investors]	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
[Opal Electing Existing Third Party Investors]	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
Diamond Capital SLP LP	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
Blue Investments LLC Blue Trust LLC	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
Neuberger Berman Group LLC	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
[Blocker Aggregator]	[•] , of which: [•] are Series E-1 Seller Earnout Units [•] are Series E-2 Seller Earnout Units	0	[•]%
[Other Original Limited Partners]	[•]	0	[•]%
TOTAL	[•]	[•]	100.00%

[1]	Note to Draft: To be updated by General Partner.

Schedule I

EXHIBIT A: CAPITAL CONTRIBUTIONS2

Partner	Closing Date Capital Account Balance
Blue Owl Capital GP LLC	$[•]
[Opal Capital Feeder LLC]	$[•]
[Opal Electing Existing Third Party Investors]	$[•]
[Opal Electing Existing Third Party Investors]	$[•]
[Diamond Partner]	$[•]
[NB Partner]	$[•]
[NB Partner Representative]	$[•]
[Blocker Aggregator]	$[•]
Total	$[•]

[2]	Note to Draft: To be updated by General Partner; to track Schedule I.

EXHIBIT B: CONSENT BY SPOUSE

I acknowledge that I have read the Amended and Restated Agreement of Limited Partnership, effective as of [•] (as may be amended, restated, amended and restated, modified or otherwise supplemented or waived from time to time, the “Partnership Agreement”) of Blue Owl Capital Carry LP (the “Partnership”) and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Partnership, including any property or other interest that I have or acquire therein, under certain circumstances. I consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Partnership Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Partnership set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Partnership Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Consent by Spouse, shall be governed by and construed in accordance with the laws of the [ ]* without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

NAME:

*	Insert jurisdiction of residence of Partner and Spouse.

B-1

EXHIBIT C: ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Partner makes the following representations, warranties and covenants as of the Effective Date, and for so long as each such Partner holds any Partnership Interest thereafter:

(a) The monies used to fund the Partner’s acquisition of an interest in the Partnership, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Partner’s investment in the Partnership will not be used to finance any Illegal Activities. To the best of the Partner’s knowledge, no contribution or payment, in and of itself, by any Partner to the Partnership will directly or indirectly cause the Partnership or its Affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and financial sanctions and trade embargoes administered or enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or the U.S. Department of State; or applicable anti-money laundering and terrorist financing laws, regulations or government guidance or the economic and financial sanctions and trade embargoes of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Partner’s place of organization or principal place of business.

(b) Neither a Partner nor any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange:

(i) appears on sanctions-related list of designated persons maintained by OFAC (including the Specially Designated Nationals and Blocked Persons List maintained by OFAC), the U.S. Department of State, or any governmental authority of any Relevant Jurisdiction, each as amended from time to time;

(ii) is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation, (c) any territory subject to comprehensive sanctions administered and enforced by OFAC, the U.S. Department of State, or any governmental authority of any Relevant Jurisdiction (at the time of this Agreement, Cuba, Iran, Syria, North Korea, and Crimea);

(iii) is otherwise subject to economic or financial sanctions or trade embargoes administered and enforced by OFAC, the U.S. Department of State, or any governmental authority of any Relevant Jurisdiction;

C-1

(iv) unless disclosed to the Partnership, is a Senior Foreign Political Figure, which is defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v) is a foreign shell bank, defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an Affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c) The Partners understand that the Partnership (and/or its Affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Partnership by the Partners, as well as the Partners’ identity and that of any associated persons. The Partners agree that it will provide such materials as may from time to time be reasonably requested by the Partnership or the General Partner for such purposes. In addition, the Partners agree to provide to the Partnership and its Affiliates any additional information regarding itself and any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Partnership may take such actions as the General Partner may reasonably determine if this information is not provided or on the basis of information that is provided.

(d) All evidence of identity and related information concerning each Partner and any person controlling or controlled by the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, that is provided to the Partnership is and will be true, accurate and complete. Each Partner will promptly notify the Partnership and the General Partner if any of the representations in this section cease to be true and accurate.

(e) The General Partner may segregate and/or redeem a Partner’s investment in the Partnership, prohibit future investments or Capital Contributions, or take other appropriate action if the General Partner determines that the continued participation of any Partner could materially adversely affect the Partnership or if the action is necessary in order for the Partnership to comply with applicable laws, regulations, orders, directives or special measures. The Partners further understand that the Partnership and the General Partner (and any of their Affiliates) may release confidential information about each such Partner and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The General Partner will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

C-2

Exhibit J

FORM OF EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), among Blue Owl Capital Inc., a Delaware corporation, Blue Owl Capital Holdings LP, a Delaware limited partnership (“Blue Owl Holdings”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Blue Owl Carry”), Blue Owl Capital GP LLC, a Delaware limited liability company and wholly owned subsidiary of PubCo (and any successor General Partner of Blue Owl Holdings and Blue Owl Carry designated in accordance with the applicable A&R Blue Owl Operating Agreements (as defined below), the “General Partner”)), and each Blue Owl Limited Partner (as defined below) from time to time party to this Agreement.

WHEREAS, the parties to this Agreement desire to provide for the exchange of certain Blue Owl Units (as defined below), and corresponding surrender for cancellation of Class C Shares (as defined below) or Class D Shares (as defined below), as applicable, for Class A Shares (as defined below) or Class B Shares (as defined below), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the right to exchange Blue Owl Units set forth in Section 2.1 below, once exercised, represents a several, and not a joint and several, obligation of the Blue Owl Operating Group Entities (as defined below), on a pro rata basis, and no Blue Owl Operating Group Entity shall have any obligation or right to acquire Blue Owl Units issued by another Blue Owl Operating Group Entity.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“A&R Blue Owl Carry LP Agreement” means the Amended and Restated Limited Partnership Agreement of Blue Owl Carry, dated on or about the Effective Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“A&R Blue Owl Holdings LP Agreement” means the Amended and Restated Limited Partnership Agreement of Blue Owl Holdings, dated on or about the Effective Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“A&R Blue Owl Operating Agreements” means, collectively, the A&R Blue Owl Holdings LP Agreement and the A&R Blue Owl Carry LP Agreement.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocation Percentage” means, with respect to each of Blue Owl Holdings and Blue Owl Carry, a percentage equal to the (a) fair market value of the net assets and operations of such entity (together with its consolidated Subsidiaries), as applicable, divided by (b) the aggregate fair market value of the net assets and operations of the Blue Owl Holdings and Blue Owl Carry (together with their respective consolidated Subsidiaries), collectively. For purposes of this definition, “fair market value” shall mean the value that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, in each case, as reasonably determined by the General Partner in good faith as of the applicable date of determination. As of the Effective Date, the Allocation Percentage of (i) Blue Owl Holdings is [•]% and (ii) Blue Owl Carry is [•]%.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the General Partner and the relevant Exchanging Partner, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall mean the value that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, and shall be determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Blue Owl Operating Group Entities in accordance with their respective Allocation Percentages.

“BCA” means the Business Combination Agreement, dated as of December 23, 2020, by and among PubCo, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP, Neuberger Berman Group LLC, and the other parties thereto, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Block Exchange Notice” has the meaning set forth in Section 2.1(b).

“Blue Owl Carry” has the meaning set forth in the preamble of this Agreement.

“Blue Owl Carry Common Unit” means a “Common Unit” as defined in, and issued under, the A&R Blue Owl Carry LP Agreement.

“Blue Owl Carry GP Unit” means a “GP Unit” as defined in, and issued under, the A&R Blue Owl Carry LP Agreement.

“Blue Owl Holdings” has the meaning set forth in the preamble of this Agreement.

“Blue Owl Holdings Common Unit” means a “Common Unit” as defined in, and issued under, the A&R Blue Owl Holdings LP Agreement.

“Blue Owl Holdings GP Unit” means a “GP Unit” as defined in, and issued under, the A&R Blue Owl Holdings LP Agreement.

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“Blue Owl Limited Partner” means, subject to the following sentence, each Person that is, as of the date of determination, a limited partner of each of the Blue Owl Operating Group Entities pursuant to the terms of the A&R Blue Owl Operating Agreements (as applicable). Notwithstanding the foregoing, none of PubCo, the General Partner, nor any other direct or indirect subsidiary of PubCo shall be a “Blue Owl Limited Partner” for purposes of this Agreement.

“Blue Owl Operating Group Entities” means, collectively, Blue Owl Holdings and Blue Owl Carry.

“Blue Owl Unit” means, collectively, one Blue Owl Holdings Common Unit and one Blue Owl Carry Common Unit.

“Business Day” has the meaning set forth in the BCA

“Cash Exchange Class A Five Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Trading Day prior to the applicable Exchange Date. By way of example, assuming for purposes of this example that none of the days in the relevant period that are Business Days are not Trading Days, then if the Exchange Date is a Friday, the Cash Exchange Class A Five Day VWAP for such Exchange Date will be the arithmetic average of the VWAP for the five consecutive Trading Day Period beginning on and including the Friday of the previous week and ending on and including the Thursday of the week of such Exchange Date.

“Cash Exchange Payment” means, with respect to a particular Exchange for which the Exchange Committee has elected (on behalf of the Blue Owl Operating Group Entities) to make a Cash Exchange Payment in accordance with Section 2.1(d):

(a) if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares or Class B Shares (as applicable) that would have been received by the Blue Owl Limited Partner in the Exchange for the portion of the Blue Owl Units subject to the Cash Exchange Election if no Cash Exchange Election had been made and (y) the Cash Exchange Class A Five Day VWAP; or

(b) if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares or Class B Shares (as applicable) that would have been received by the Blue Owl Limited Partner in the Exchange for the portion of the Blue Owl Units subject to the Cash Exchange Election if no Cash Exchange Election had been made and (y) the Appraiser FMV of one Class A Share.

“Class A Share” means a share of “Class A Common Stock” as defined in the PubCo Charter.

“Class B Share” means a share of “Class B Common Stock” as defined in the PubCo Charter.

“Class C Share” means a share of “Class C Common Stock” as defined in the PubCo Charter.

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“Class D Share” means a share of “Class D Common Stock” as defined in the PubCo Charter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Direct Exchange” has the meaning set forth in Section 2.1(g).

“Exchange” means the exchange by the Blue Owl Operating Group Entities of one or more Blue Owl Units held by a Blue Owl Limited Partner (together with the surrender for cancellation of Class C Shares or Class D Shares held by such Blue Owl Limited Partner, as applicable) for the Exchange Payment in accordance with this Agreement. Any references to an Exchange in this Agreement, the PubCo Charter, any A&R Blue Owl Operating Agreement, the Tax Receivable Agreement, or any other agreement or document that references an “Exchange” as defined in the Exchange Agreement shall, unless specifically provided otherwise herein or therein, include a Direct Exchange or a Block Exchange where appropriate.

“Exchange Committee” has the meaning given to such term in the Amended and Restated Limited Liability Company Agreement of the General Partner, dated on or about the Effective Date, together with the Schedules and Exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Exchange Date” means any Quarterly Exchange Date or any date of a Block Exchange.

“Exchange Notice” has the meaning set forth in Section 2.1(c).

“Exchange Payment” means, with respect to any Exchange, the Stock Exchange Payment and/or the Cash Exchange Payment, as applicable.

“Exchange Rate” means the number of Class A Shares or Class B Shares (as applicable) for which a Blue Owl Unit, together with a Class C Share or Class D Share (as applicable), is entitled to be exchanged in accordance with this Agreement. On the Effective Date, the Exchange Rate shall be 1-for-1, which Exchange Rate shall be subject to modification only as provided in Section 2.8.

“Exchange Threshold” has the meaning set forth in Section 2.4(a) of this Agreement.

“Exchanged Securities” means, with respect to an Exchange, collectively, (a) the Blue Owl Units being exchanged pursuant to a relevant Exchange Notice, and (b) a number of Class C Shares or Class D Shares (as applicable) being surrendered and cancelled equal to the number of such Blue Owl Units. For the avoidance of doubt, (i) one Blue Owl Unit and (ii) one Class C Share or Class D Share (as applicable) so being exchanged and cancelled shall collectively be an “Exchanged Security.”

“Exchanging Partner” means any Blue Owl Limited Partner holding Blue Owl Units that are subject to an Exchange.

“General Partner” has the meaning set forth in the preamble of this Agreement.

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“HSR Act” has the meaning given to such term in the BCA.

“Insider Trading Policy” means any insider trading policy of PubCo applicable to directors and executive officers, as such insider trading policy may be adopted, amended, supplemented or restated from time to time, in accordance with the PubCo Charter, the Bylaws of PubCo and the Investor Rights Agreement (as applicable).

“Investor Rights Agreement” means the Investor Rights Agreement, dated on or about the Effective Date, by and among PubCo, Blue Owl Holdings, Blue Owl Carry and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“Liens” has the meaning given to such term in the BCA.

“Minimum Exchange Amount” means a number of Blue Owl Units held by an Exchanging Partner equal to the lesser of (x) 10,000 Blue Owl Units and (y) all of the Blue Owl Units then held by the applicable Exchanging Partner.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended.

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Blue Owl Limited Partners entitled to receive any distribution from a Blue Owl Operating Group Entity, which shall (unless otherwise reasonably determined by the General Partner in good faith) be the same as any record date established by PubCo for a distribution to its stockholders of some or all of its portion of such distribution.

“Permitted Transferee” has the meaning set forth in Section 3.1.

“Person” has the meaning given to such term in the BCA.

“Proceeding” has the meaning given to such term in the BCA.

“PubCo” means Blue Owl Capital Inc., a Delaware corporation.

“PubCo Charter” means the Amended and Restated Certificate of Incorporation of PubCo, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of PubCo.

“Quarterly Exchange Date” means, for each Quarter, unless such Quarterly Exchange Date is delayed pursuant to Section 2.2(d), the date that is the latest to occur of: (a) the sixth Business Day after the date on which PubCo makes a public news release of its quarterly earnings for the prior Quarter; (b) the first day of such Quarter on which directors and executive officers of PubCo are permitted to trade under the Insider Trading Policy; or (c) such other date within such Quarter as the General Partner shall determine in its reasonable discretion.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller Earnout Units” has the meaning given to such term in the BCA.

“Stock Exchange Payment” means, with respect to the portion of an Exchange for which (x) a Cash Exchange Notice is not delivered by the Exchange Committee or (y) a Direct Exchange Election Notice electing to effect a Cash Exchange Payment is not delivered by PubCo, a number of Class A Shares or Class B Shares (as applicable) equal to the product of (a) the number of Exchanged Securities so exchanged multiplied by (b) the Exchange Rate. With respect to any Exchanged Security that includes: (i) a Class C Share, the Stock Exchange Payment for such Exchanged Security shall be in the form of Class A Shares; or (ii) a Class D Share, the Stock Exchange Payment for such Exchanged Security shall be in the form of Class B Shares.

“Subsidiary” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs. Notwithstanding the foregoing, for purposes of this Agreement, “Subsidiary” shall not include any private fund (or similar vehicle) or a business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by such first Person. For the avoidance of doubt, the “Diamond Funds” and the “Opal Funds” (as each is defined in the BCA) shall not be “Subsidiaries” of Blue Owl Holdings or Blue Owl Carry for purposes of this Agreement.

“Tax Receivable Agreement” has the meaning set forth in the BCA.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“VWAP” means the volume-weighted average share price of a Class A Share, as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable trading day.

1.2 Interpretation. In this Agreement and in the Exhibits to this Agreement, except to the extent that the context otherwise requires: (a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement; (b) defined terms include the plural as well as the singular and vice versa; (c) words importing gender include all genders; (d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it; (e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

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(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement; (g) the word “or” is not exclusive, and has the meaning represented by the phrase “and/or,” unless the context clearly prohibits that construction; (i) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; (j) the word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

EXCHANGE OF BLUE OWL UNITS

2.1 Exchange Procedures.

(a) On the terms and subject to the provisions of this Agreement, and to the provisions of the A&R Blue Owl Operating Agreements, the Investor Rights Agreement and the PubCo Charter (including any “Lock-Up Period” set forth in any of them), each Blue Owl Limited Partner shall be entitled, on any Quarterly Exchange Date, to surrender Blue Owl Units to the Blue Owl Operating Group Entities in exchange for the delivery by such Blue Owl Operating Group Entities of the Stock Exchange Payment. Any Exchange under this Section 2.1(a) must be with respect to a number of Blue Owl Units at least equal to the Minimum Exchange Amount.

(b) Without limitation of Section 2.1(a), on the terms and subject to the provisions of this Agreement, and to the provisions of the A&R Blue Owl Operating Agreements, the Investor Rights Agreement and the PubCo Charter (including any “Lock-Up Period” set forth in any of them), each Blue Owl Limited Partner shall be entitled, at any time and from time to time from and after the Effective Date, to surrender Blue Owl Units to the Blue Owl Operating Group Entities in exchange for the delivery by such Blue Owl Operating Group Entities of the Stock Exchange Payment so long as the number of Blue Owl Units surrendered by such Blue Owl Limited Partner (and any related persons (within the meaning of Code Sections 267(b) or 707(b)(i)) pursuant to this sentence during any 30 calendar day-period represents, in the aggregate, greater than 2% of total interests in partnership capital or profits in each Blue Owl Operating Group Entity (determined by the General Partner reasonably in good faith, and in a manner consistent with the requirements for a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2)). An Exchange consummated pursuant to this Section 2.1(b) is referred to in this Agreement as a “Block Exchange”. For the avoidance of doubt, a Block Exchange shall not be subject to the Exchange Notice and other requirements of Section 2.1(c) or Section 2.1(f), below, but instead the Blue Owl Limited Partner shall exercise its right to effect a Block Exchange by delivering to the General Partner a written notice (the “Block Exchange Notice”) specifying a future Exchange Date; provided, that, such notice may be contingent (including as to the timing and date of such Block Exchange) upon the consummation of a purchase by another Person of the Class A Shares or Class B Shares (as applicable) for which the Blue Owl Units are exchangeable (whether in a tender or exchange offer, an underwritten offering, or otherwise) or the effectiveness of a registration statement under the Securities Act; provided, further, that an Exchange Date may not be earlier than the fifth Business Day, or later than a date that is ninety (90) days, following

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the delivery of the Block Exchange Notice. In the event any contingency set out in such Block Exchange Notice remains unsatisfied on the ninetieth day after the delivery of the Block Exchange Notice, such Block Exchange Notice shall be deemed to have been withdrawn by the Blue Owl Limited Partner. The exchanging Blue Owl Limited Partner may amend the Block Exchange Notice at any time prior to the Exchange Date by delivery of a written notice of amendment to the General Partner; provided, that, the Exchange Date may not be earlier than on the fifth business day following delivery of such notice of amendment to the General Partner; provided, further, that such amendment notice may not change, as the case may be, the future date or the period for satisfaction of the contingency referred to in this Section 2.1(b) beyond ninety (90) days of the date of the initial Block Exchange Notice. A Blue Owl Limited Partner may withdraw a Block Exchange Notice at any time prior to the Exchange Date by delivery of a written notice to the General Partner, in which event such Exchange Notice shall be null and void. Any Exchange pursuant to this Section 2.1(b) must be with respect to a number of Blue Owl Units at least equal to the Minimum Exchange Amount.

(c) At least 75 calendar days prior to each Quarterly Exchange Date, PubCo will provide notice thereof (which notice may be signed in accordance with the last sentence of Section 3.3) to each Blue Owl Limited Partner eligible to Exchange Blue Owl Units, together with the surrender for cancellation of Class C Shares or Class D Shares (as applicable), for Class A Shares or Class B Shares (as applicable) on such Quarterly Exchange Date. A Blue Owl Limited Partner may exercise the right to exchange Blue Owl Units by providing a written notice of exchange at least 60 calendar days prior to the applicable Quarterly Exchange Date or within such shorter period of time as may be agreed by the General Partner in its sole discretion (the “Exchange Notice”). The Exchange Notice shall be provided to the General Partner (on behalf of the Blue Owl Operating Group Entities) substantially in the form of Exhibit A to this Agreement.

(d) On or prior to the date that is one Business Day prior to an applicable Exchange Date, the Exchange Committee may elect (on behalf of the Blue Owl Operating Group Entities), to the extent PubCo and/or the General Partner have available cash (or shall have available cash immediately prior to the applicable Exchange) from the proceeds of a permanent equity offering, to settle all or a portion of an Exchange in cash in an amount equal to the Cash Exchange Payment (the “Cash Exchange Election”), in lieu of the Stock Exchange Payment, exercisable by the Exchange Committee (or its designee) by giving written notice of such election to the Exchanging Partner on or prior to the date that is one Business Day prior to the applicable Exchange Date (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Blue Owl Units, together with Class C Shares or Class D Shares (as applicable), which will be exchanged or surrendered and cancelled (as applicable) for cash in lieu of Class A Shares or Class B Shares (as applicable). Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment. The Exchange Committee’s election (on behalf of the Blue Owl Operating Group Entities) to settle all or a portion of an Exchange in cash need not be uniform and may be made selectively among Blue Owl Limited Partners, whether or not such Blue Owl Limited Partners are similarly situated.

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(e) The General Partner may adopt reasonable procedures, guidelines, and practices consistent with the terms and conditions of this Agreement for communicating the Quarterly Exchange Date, the implementation of the Exchange provisions set forth in this Article II, including procedures for the giving of an Exchange Notice and for a Block Exchange. None of such procedures shall be adopted with a principal purpose of restricting or otherwise impairing in any material respect the Blue Owl Limited Partners’ rights to consummate Exchanges. Except as expressly provided in Section 2.1(f), a Blue Owl Limited Partner may not revoke an Exchange Notice delivered in accordance with Section 2.1(c), without the consent of the General Partner, which consent may be provided or withheld, or made subject to such conditions, limitations or restrictions, as reasonably determined by the General Partner in good faith.

(f) Notwithstanding anything to the contrary in the foregoing, if the average of the mean between high and low trading prices on the relevant National Securities Exchange for the two Trading Days immediately preceding the fourth Trading Day prior to the Quarterly Exchange Date is at least 15%, or such smaller percentage as the General Partner may determine from time to time, below the average of the mean between the high and low trading prices on the applicable National Securities Exchange for the two Trading Days immediately preceding the date an Exchange Notice is delivered in respect of such Quarterly Exchange Date, the applicable Blue Owl Limited Partner may irrevocably revoke any such notice in writing before the applicable Quarterly Exchange Date. No Blue Owl Limited Partner may make more than one such revocation with respect to any Quarterly Exchange Date that is within a 12-month period of the Quarterly Exchange Date with respect to which such revocation was made, and a Blue Owl Limited Partner that makes any such revocation in respect of a Quarterly Exchange Date may not exercise the right to Exchange Blue Owl Units pursuant to Section 2.1(a) in respect of the following Quarterly Exchange Date.

(g) Notwithstanding anything to the contrary in this Section 2.1, PubCo may, in its sole and absolute discretion, elect to effect an Exchange (subject to the terms of this Article II) through a direct exchange of the Exchanged Securities by the Exchanging Partner to PubCo for the Exchange Payment (a “Direct Exchange”). Any such election shall not relieve the Blue Owl Operating Group Entities of their obligation arising with respect to such applicable Exchange Notice. PubCo may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Notice”) to the General Partner and the Exchanging Partner setting forth its election to exercise its right to consummate a Direct Exchange if, and only if, such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date, as determined by PubCo in good faith. A Direct Exchange Notice may be revoked by PubCo at any time if, and only if, any such revocation does not prejudice the ability of the parties to consummate an Exchange on the Exchange Date, as determined by PubCo in good faith. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Securities that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 2.1(g), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner (including the same form of Exchange Payment) as the relevant Exchange would have been consummated if PubCo had not delivered a Direct Exchange Notice. For the avoidance of doubt, whether or not all or any portion of an Exchange Payment will be in the form of a Cash Exchange Payment shall be determined by the Exchange Committee (on behalf of the Blue Owl Operating Group Entities), and PubCo shall effect a Direct Exchange in the form(s) of Exchange Payment(s) as is consistent with this Agreement and the Exchange Committee’s election (if any); provided, that any Cash Exchange Payment may only be paid with the proceeds of a permanent equity offering.

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(h) Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Liquidating Event (as defined in the A&R Blue Owl Operating Agreements) with respect to any Blue Owl Operating Group Entity, each Blue Owl Limited Partner shall be entitled, on the terms and subject to the conditions of this Agreement, to elect to Exchange Blue Owl Units, together with the surrender for cancellation of Class C Shares or Class D Shares (as applicable), for Class A Shares or Class B Shares (as applicable). Any such Exchange pursuant to this Section 2.1(h) shall be effective immediately prior to the effectiveness of the applicable Liquidating Event (and, for the avoidance of doubt, shall not be effective if such Liquidating Event is not effective).

(i) Each Blue Owl Operating Group Entity shall be responsible for its respective Allocation Percentage of any Exchange Payment, and no Blue Owl Operating Group Entity shall have any obligation to (i) acquire any Blue Owl Units issued by another Blue Owl Operating Group Entity or (ii) make or assume any Exchange Payment owed by another Blue Owl Operating Group Entity.

2.2 Exchange Payment.

(a) Any Exchange shall be consummated on the applicable Exchange Date (to be effective immediately prior to the close of business on such Exchange Date).

(b) On the Exchange Date, in the case of an Exchange that is not a Direct Exchange:

(i) PubCo shall contribute to the General Partner, and the General Partner shall contribute to Blue Owl Holdings and Blue Owl Carry (each, in accordance with their respective Allocation Percentages), for their collective delivery to the Exchanging Partner, (x) the Stock Exchange Payment with respect to any Exchanged Securities not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Securities subject to a Cash Exchange Notice;

(ii) the Exchanging Partner shall transfer and surrender (A) Blue Owl Holdings Common Units being exchanged to Blue Owl Holdings, (B) Blue Owl Carry Common Units being exchanged to Blue Owl Carry and (C) Class C Shares and/or Class D Shares being surrendered to PubCo, and PubCo shall cancel the surrendered Class C Shares and/or Class D Shares (as applicable);

(iii) (A) Blue Owl Holdings shall issue to the General Partner a number of Blue Owl Holdings GP Units equal to the number of Blue Owl Holdings Common Units surrendered pursuant to Section 2.2(b)(ii), and (B) Blue Owl Carry shall issue to the General Partner a number of Blue Owl Carry GP Units equal to the number of Blue Owl Carry Common Units surrendered pursuant to Section 2.2(b)(ii);

(iv) Blue Owl Holdings shall (A) cancel the redeemed Blue Owl Holdings Common Units that were a part of the Exchanged Securities held by the Exchanging Partner and (B) transfer to the Exchanging Partner its Allocation Percentage of the Cash Exchange Payment and/or the Stock Exchange Payment; and

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(v) Blue Owl Carry shall (A) cancel the redeemed Blue Owl Common Carry Units that were a part of the Exchanged Securities held by the Exchanging Partner and (B) transfer to the Exchanging Partner its Allocation Percentage of the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(c) On the applicable Exchange Date, in the case of a Direct Exchange:

(i) PubCo shall contribute to the General Partner, and the General Partner shall deliver to the Exchanging Partner, (x) the Stock Exchange Payment with respect to any Exchanged Securities not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Securities subject to a Cash Exchange Notice;

(ii) the Exchanging Partner shall transfer and surrender (A) Blue Owl Holdings Common Units being exchanged to Blue Owl Holdings, and Blue Owl Holdings shall cancel the surrendered Blue Owl Holdings Common Units, (B) Blue Owl Carry Common Units being exchanged to Blue Owl Carry, and Blue Owl Carry shall cancel the surrendered Blue Owl Carry Common Units, and (C) Class C Shares and/or Class D Shares being surrendered to PubCo, and PubCo shall cancel the surrendered Class C Shares and/or Class D Shares (as applicable); and

(iii) (A) Blue Owl Holdings shall issue to the General Partner a number of Blue Owl Holdings GP Units equal to the number of Blue Owl Holdings Common Units surrendered pursuant to Section 2.2(c)(ii), and (B) Blue Owl Carry shall issue to the General Partner a number of Blue Owl Carry GP Units equal to the number of Blue Owl Carry Common Units surrendered pursuant to Section 2.2(c)(ii).

(d) Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange a filing is required under the HSR Act, then the Exchange Date with respect to all Exchanged Securities shall be delayed until the earlier of such time as (i) the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated and (ii) such filing is no longer required (such earlier time, the “HSR Termination”). Any such such delayed Exchange shall be effected promptly after such HSR Termination. Each of the parties to this Agreement, including PubCo, agree to promptly take or cause to be taken all actions required to make such filing under the HSR Act, and such other filings, notices, consents and/or approvals that may be required by applicable Law to effect such Exchange, and the filing fees for such filings shall be paid by the Blue Owl Group Operating Entities.

2.3 Taxes; Expenses. Except as otherwise provided in this Agreement, the Blue Owl Operating Group Entities, on the one hand, and each Exchanging Partner, on the other hand, shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Blue Owl Operating Group Entities shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any such Exchange.

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2.4 Limitations on Exchanges.

(a) The General Partner may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid: (i) contravention of applicable law, agreements of PubCo, or the Insider Trading Policy and any other written policies related to unlawful or inappropriate trading generally applicable to its directors, board observers, officers or other personnel; (ii) the breach of any debt agreement or other material contract of any Blue Owl Group Operating Entity or PubCo; or (iii) any Blue Owl Operating Group Entity being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. For purposes of Section 7704 of the Code, each Blue Owl Operating Group Entity and the General Partner shall assume that PubCo is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable law. For the avoidance of doubt, the General Partner may, if reasonably necessary to preserve the application of Treasury Regulations Section 1.7704-1(f), limit aggregate Exchanges in any taxable year to 10% of percentage interests in the capital or profits of the Blue Owl Operating Group Entities (disregarding transfers described in Treasury Regulations Section 1.7704-1(e)) (the “Exchange Threshold”). If, in connection with any Exchange pursuant to Section 2.1(a) in which the General Partner has received Exchange Notices from Blue Owl Limited Partners delivered in accordance with Section 2.1(c) covering a number of Blue Owl Units that, together with all other Exchanges in the same taxable year, would exceed the Exchange Threshold for that taxable year and the General Partner intends to impose the limitation on aggregate Exchanges pursuant to the immediately preceding sentence, then the General Partner shall promptly notify the Blue Owl Limited Partners of such fact and the number of Blue Owl Units to be exchanged on the applicable Quarterly Exchange Date shall be allocated proportionately among the Blue Owl Limited Partners that validly delivered Exchange Notices in respect of such Quarterly Exchange Date based on the number of Common Units owned by each such Blue Owl Limited Partner that are not then subject to the Lock-Up Period. Notwithstanding the foregoing, PubCo and the General Partner shall not enter into any agreement if a principal purpose of such agreement is to restrict or otherwise impair in any material respect the Blue Owl Limited Partners’ rights to consummate Exchanges.

(b) No Seller Earnout Unit shall be Exchanged (including by way of a Direct Exchange), and in no event shall the parties to this Agreement effect an Exchange (including a Direct Exchange) of any such Seller Earnout Unit, in each case, unless and until such Seller Earnout Unit has had a Triggering Event (as defined in and determined in accordance with the BCA).

2.5 Class A Shares and Class B Shares to be Issued.

(a) PubCo and the Blue Owl Operating Group Entities covenant that all Class A Shares or Class B Shares (as applicable) issued upon an Exchange will be validly issued, fully paid and non-assessable, and shall be transferred free and clear of any Liens, other than restrictions provided in the PubCo Charter and the Investor Rights Agreement or pursuant to the Securities Act or any applicable foreign or state securities laws. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued Class A Shares and Class B Shares (as applicable), such number of Class A Shares and Class B Shares (as applicable) that shall be issuable upon the Exchange of all outstanding Blue Owl Units. Nothing contained in this Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of Class A Shares or Class B Shares (as applicable) that are held in treasury of PubCo.

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(b) Except as otherwise provided in the Investor Rights Agreement, PubCo and the Blue Owl Operating Group Entities covenant and agree that, if a registration statement under the Securities Act is effective and available for Class A Shares or Class B Shares (as applicable) to be delivered with respect to any Exchange, Class A Shares or Class B Shares (as applicable) that have been registered under the Securities Act shall be delivered in respect of such Exchange. If any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the exchanging Blue Owl Limited Partners requesting such Exchange, PubCo and the Blue Owl Operating Group Entities shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. PubCo shall use commercially reasonable efforts to list the Class A Shares required to be delivered upon Exchange prior to such delivery upon each National Securities Exchange or inter-dealer quotation system upon which the outstanding Class A Shares may be listed or traded at the time of such delivery.

(c) Class A Shares or Class B Shares (as applicable) issued upon an Exchange may contain such legends regarding restrictions under the Securities Act or any applicable state securities laws as PubCo in good faith determines (based on advice of counsel) to be necessary or advisable in order to ensure compliance with such laws.

2.6 Distribution Rights. No Exchange shall impair the right of any Exchanging Partner to receive any distributions payable in respect of (a) the Blue Owl Units exchanged pursuant to any Exchange in respect of a Partnership Record Date that occurs prior to the Exchange Date for such Exchange or (b) the Class A Shares or Class B Shares (as applicable) received in pursuant to any Exchange in respect of a dividend or other distribution record date established by the Board of Directors of PubCo that occurs prior to the Exchange Date for such Exchange, but following the Partnership Record Date referred to in the foregoing clause (a). Notwithstanding the foregoing sentence, no Exchanging Partner shall be entitled to receive, with respect to distributions or dividends made in respect of such Partnership Record Date, distributions or dividends both on Blue Owl Units redeemed by the Blue Owl Operating Group Entities from such Exchanging Partner and on Class A Shares or Class B Shares (as applicable) received by such Exchanging Partner in such Exchange.

2.7 Tax Matters.

(a) In connection with any Exchange, the Exchanging Partner shall, to the extent it is legally entitled to deliver such form, deliver to the General Partner or PubCo (as applicable) a certificate, dated on the applicable Exchange Date, in a form reasonably acceptable to the General Partner or PubCo (as applicable), certifying as to such Exchanging Partner’s taxpayer identification number and that such Exchanging Partner is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Partner is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Partner shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Blue Owl Operating Group Entities shall deliver a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in

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each case setting forth the liabilities of the Blue Owl Operating Group Entities allocated to the Blue Owl Units subject to the Exchange under Section 752 of the Code, and the Blue Owl Operating Group Entities or PubCo, as applicable, shall be permitted to withhold 10% of the amount realized by such Exchanging Partner in respect of such Exchange as provided in Section 1446(f) of the Code and any Treasury Regulations promulgated thereunder (including Proposed Treasury Regulations) and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable. Without limiting the foregoing, Blue Owl Operating Group Entities shall reasonably cooperate upon the reasonable request and at the expense of the Exchanging Partner to provide such certifications or other information that the Blue Owl Operating Group Entities are legally permitted to provide to the extent necessary to reduce or eliminate any withholding with respect to an Exchange (including the certificate described in Treasury Regulations Section 1.1445-11T(d)(2)).

(b) For U.S. federal (and applicable state and local) income tax purposes, each of the Exchanging Partner, the Blue Owl Operating Group Entities, the General Partner and PubCo agree to treat each Exchange (and, for the avoidance of doubt, each Direct Exchange) as a taxable sale under Section 1001 of the Code by the Exchanging Partner of Exchanged Securities to the General Partner for (i) the payment by the General Partner of the Exchange Payment, and (ii) corresponding payments under the Tax Receivable Agreement, and no party shall take a contrary position on any income tax return, amendment thereof, or communication with a taxing authority. Within 30 days following the Exchange Date, the General Partner shall deliver a notification to each Blue Owl Operating Group Entity in accordance with Treasury Regulations Section 1.743-1(k)(2).

(c) To the extent this Agreement imposes an obligation upon a particular Blue Owl Operating Group Entity or defines rights of the Exchanging Partners with respect to a particular Blue Owl Operating Group Entity, this Agreement shall be treated as part of the relevant A&R Blue Owl Operating Agreements as described in Section 761(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

2.8 Splits, Distributions and Reclassifications. The Exchange Rate shall be adjusted accordingly as reasonably determined in good faith by the General Partner if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Blue Owl Units that is not accompanied by an identical subdivision or combination of the Class A Shares and the Class B Shares; or (b) any subdivision (by any stock split, stock distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Shares or Class B Shares that is not accompanied by an identical subdivision or combination of the Blue Owl Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares or the Class B Shares are converted or changed into another security, securities or other property, then upon any Exchange, an Exchanging Partner shall be entitled to receive the amount of such security, securities or other property that such Exchanging Partner would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security,

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securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. This Section 2.8 is intended to preserve the intended economic effect of this Article II and to put each Blue Owl Limited Partner in the same economic position, to the greatest extent possible, with respect to Exchanges (including Direct Exchanges) as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

2.9 Representations and Warranties. In connection with any Exchange, upon the acceptance of the Class A Shares, the Class B Shares or an amount of cash equal to the Cash Exchange Payment (as applicable), the Exchanging Partner shall represent and warrant that: (i) the Exchanging Partner is the record and beneficial owner of the number of Exchanged Securities the Exchanging Partner is electing to Exchange, (ii) the Exchanging Partner has the authority to exchange the Exchanged Securities the Exchanging Partner is electing to Exchange and (iii) such Exchanged Securities are not subject to any Liens or restrictions on transfer (other than restrictions imposed by this Agreement, the PubCo Charter, the Investor Rights Agreement and applicable law, including pursuant to the Securities Act or any applicable foreign or state securities laws). In connection with any Block Exchange, the General Partner shall also be entitled to obtain reasonable and customary representations and warranties from the Exchanging Partner in order to ensure compliance with Treasury Regulations Section 1.7704-1(e)(2).

ARTICLE III

GENERAL PROVISIONS

3.1 Additional Blue Owl Limited Partners. If a Blue Owl Limited Partner validly transfers any or all of such holder’s Blue Owl Units to another Person in a transaction in accordance with, and not in contravention of, the A&R Blue Owl Operating Agreements, the Investor Rights Agreement and any other applicable agreement or agreements with PubCo or any of its Subsidiaries to which a transferring Blue Owl Limited Partner may be party, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B to this Agreement, whereupon such Permitted Transferee shall become a Blue Owl Limited Partner under this Agreement. If the Blue Owl Operating Group Entities issue Blue Owl Units in the future in accordance with, and not in contravention of, the A&R Blue Owl Operating Agreements, the Blue Owl Operating Group Entities shall be entitled, in their sole discretion, to make any holder of such Blue Owl Units a Blue Owl Limited Partner under this Agreement through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B to this Agreement.

3.2 Amendment.

(a) The provisions of this Agreement may be amended by the affirmative vote or written consent of the Blue Owl Operating Group Entities, PubCo, and holders of a Majority in Interest of the Limited Partners (as such term is defined in the A&R Blue Owl Operating Agreements). Notwithstanding the foregoing, in the event that one, but not both, of the Blue Owl Operating Group Entities is dissolved, liquidated or terminated (whether pursuant to its A&R Blue Owl Operating Agreement, by judicial decree or otherwise), the General Partner shall (with the consent of the NB Partner Representative and the Original Limited Partner Representative (as such terms are defined in the A&R Blue Owl Operating Agreements)) amend this Agreement to reflect the same substantive terms with respect to and among the remaining Blue Owl Operating Group Entity and the other parties to this Agreement.

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(b) Each Blue Owl Limited Partner expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or written consent of less than all of the Blue Owl Limited Partners, such action may be so taken upon the concurrence of less than all of the Blue Owl Limited Partners and each Blue Owl Limited Partner shall be bound by the results of such action so long as such action is taken in accordance with, and not in contravention of, the express terms of this Agreement.

3.3 Addresses and Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.3):

(a) if to PubCo, to:

Blue Owl Capital Inc.

[•]

Attention: [•]

Fax: [•]

Electronic Mail: [•]

(b) if to any Blue Owl Group Operating Entity or the General Partner, to:

c/o Blue Owl Capital GP LLC

[•]

Attention: [•]

Fax: [•]

Electronic Mail: [•]

(c) if to any Blue Owl Limited Partner, at the address set forth in the records of the Blue Owl Group Operating Entities.

Notwithstanding the foregoing, any waiver of a Quarterly Exchange Date and other recurring notices may be posted to PubCo’s website as a manner to communicate to the Blue Owl Limited Partners.

3.4 Further Action. The parties to this Agreement shall take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary or appropriate for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other parties to this Agreement in doing, all things necessary to achieve the purposes of this Agreement, in each case, as may be requested by PubCo, the General Partner or any Blue Owl Operating Group Entity.

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3.5 Successors and Assigns. Subject to Section 3.1, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, their respective permitted assigns, heirs and personal representatives, and any estate, trust, partnership or limited liability company or other similar entity of which any such Person is a trustee, partner, member or similar party which is or becomes a party to this Agreement.

3.6 Governing Law; Waiver of Jury Trial; Jurisdiction. The laws of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties to this Agreement submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 3.6, however, shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law or at equity. Each party to this Agreement agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

3.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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3.8 Entire Agreement. This Agreement, the Investor Rights Agreement, the PubCo Charter and the A&R Blue Owl Operating Agreements contain the entire agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and, thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. The parties to this Agreement and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Person.

3.9 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

3.10 Counterparts. This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which shall be an original and all of which together shall constitute a single instrument.

3.11 Independent Nature of Blue Owl Limited Partners’ Rights and Obligations. The obligations of each Blue Owl Limited Partner under this Agreement are several and not joint with the obligations of any other Blue Owl Limited Partner, and no Blue Owl Limited Partner shall be responsible in any way for the performance of the obligations of any other Blue Owl Limited Partner under this Agreement. The decision of each Blue Owl Limited Partner to enter into this Agreement has been made by such Blue Owl Limited Partner independently of any other Blue Owl Limited Partner. Nothing contained in this Agreement, and no action taken by any Blue Owl Limited Partner pursuant this Agreement, shall be deemed to constitute the Blue Owl Limited Partners as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Blue Owl Limited Partners are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement, and PubCo (on behalf of itself and the General Partner) acknowledges that the Blue Owl Limited Partners are not acting in concert or as a group, and PubCo shall not (and shall cause the General Partner not to) assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first set forth above.

BLUE OWL CAPITAL INC.

Name:
Title:

BLUE OWL CAPITAL HOLDINGS LP

Name:
Title:

BLUE OWL CAPITAL CARRY LP

Name:
Title:

BLUE OWL CAPITAL GP LLC

Name:
Title:

Signature Page to Exchange Agreement

[BLUE OWL LIMITED PARTNERS]

Name:
Title:

[BLUE OWL LIMITED PARTNERS]

Name:
Title:

Signature Page to Exchange Agreement

EXHIBIT A

[FORM OF]

NOTICE OF EXCHANGE

Blue Owl Capital Holdings LP

Blue Owl Capital Carry LP

[•]

Attention:

Fax:

Electronic Mail:

Reference is hereby made to the Exchange Agreement, dated as of [•] (the “Exchange Agreement”), by and among Blue Owl Capital Inc., a Delaware corporation, Blue Owl Capital Holdings LP, a Delaware limited partnership, Blue Owl Capital Carry LP, a Delaware limited partnership, and each Blue Owl Limited Partner (as defined in the Exchange Agreement) from time to time party to the Exchange Agreement, as amended from time to time. Capitalized terms used but not defined in this Notice of Exchange shall have the meanings given to them in the Exchange Agreement.

The undersigned Blue Owl Limited Partner desires to exchange the number of Blue Owl Units set forth below in the form of an Exchange to be issued in its name as set forth below.

Legal Name of Blue Owl Limited Partner:

Address:

Number of Blue Owl Units to be exchanged:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Notice of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Notice of Exchange has been duly executed and delivered by the undersigned; (iii) the Blue Owl Units subject to this Notice of Exchange will be transferred to the Blue Owl Operating Group Entities free and clear of any Liens, other than restrictions provided in the A&R Blue Owl Operating Agreements or the Investor Rights Agreement or pursuant to the Securities Act or any applicable foreign or state securities laws; (iv) the tender and surrender of the Blue Owl Units for Exchange as provided herein complies with all conditions and requirements for redemption and exchange of Blue Owl Units set forth in the Exchange Agreement and the A&R Blue Owl Operating Agreements; and (v) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Blue Owl Units subject to this Notice of Exchange is required to be obtained by the undersigned for the transfer of such Blue Owl Units to the Blue Owl Operating Group Entities.

The undersigned hereby irrevocably constitutes and appoints any officer of each Blue Owl Operating Group Entity and the General Partner as the attorney of the undersigned, with full power of substitution and re-substitution in the premises, to do any and all things and to take any and all actions that may be necessary to exchange the Blue Owl Units subject to this Notice of Exchange on the books of the Blue Owl Operating Group Entities for Class A Shares or Class B Shares (as applicable) on the books of PubCo.

*    *    *    *

IN WITNESS WHEREOF, the undersigned have caused this Notice of Exchange to be executed and delivered as of the date first set forth above.

[•]

Name:
Title:

EXHIBIT B

[FORM OF]

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [•], 2020 (the “Agreement”), by and among Blue Owl Capital Inc., a Delaware corporation, Blue Owl Capital Holdings LP, a Delaware limited partnership, Blue Owl Capital Carry LP, a Delaware limited partnership, and each Blue Owl Limited Partner (as defined in the Agreement) from time to time party to the Agreement, as amended from time to time. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-law principles that would cause the application of the laws of another jurisdiction. If there is a conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired Blue Owl Units in the Blue Owl Operating Group Entities. By signing and returning this Joinder Agreement to PubCo, the General Partner and the Blue Owl Operating Group Entities, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Blue Owl Limited Partner contained in the Agreement, with all attendant rights, duties and obligations of a Blue Owl Limited Partner thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo and by the Blue Owl Operating Group Entities, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

[Remainder of Page Intentionally Left Blank.]

B-1

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be executed and delivered as of the date first set forth above.

[•]

Name:
[Title:]

Address for Notices:
Attention:

B-2